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TABLE OF CONTENTS
HMP EQUITY HOLDINGS CORPORATION AND SUBSIDIARIES INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on June 2, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HMP Equity Holdings Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	2800 (Primary Standard Industrial Classification Code Number)	47-0887248 (I.R.S. Employer Identification Number)

500 Huntsman Way
Salt Lake City, UT 84108
(801) 584-5700
(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrants' Principal Executive Offices)

Samuel D. Scruggs, Esq.
Executive Vice President, General Counsel and Secretary
HMP Equity Holdings Corporation
500 Huntsman Way
Salt Lake City, UT 84108
(801) 584-5700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:
Nathan W. Jones, Esq.
Stoel Rives LLP
201 South Main Street, Suite 1100
Salt Lake City, UT 84111
(801) 328-3131

Exact Name of Additional Registrants*	Jurisdiction of Incorporation/Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Alta One Inc.	Delaware	2800	22-3660347

*
Address and telephone number of principal executive office are the same as those of HMP Equity Holdings Corporation.

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this registration statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Note(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

15% Senior Secured Discount Notes due 2008	$875,000,000	39.8035%	$348,280,862	$44,128

Guarantee of 15% Senior Secured Discount Notes due 2008	(2)	(2)	(2)	(2)

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.

(2)
Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantee of the new notes being registered.

        The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Subject to Completion—Dated June 2, 2004

PRELIMINARY PROSPECTUS

HMP Equity Holdings Corporation

Exchange Offer for
$875,000,000 Principal Amount at Maturity of
15% Senior Secured Discount Notes due 2008

This exchange offer will expire at 5:00 p.m., New York City Time,
on                        , 2004, unless extended.

Terms of the exchange offer:

  •
  We will exchange all outstanding 15% Senior Secured Discount Notes due 2008 ("old notes") that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

  •
  You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

  •
  The exchange of old notes will not be a taxable transaction for United States federal income tax purposes.

  •
  The terms of the new 15% Senior Secured Discount Notes due 2008 to be issued in this exchange offer ("new notes" and, collectively with the old notes, "notes") are substantially identical to the terms of the old notes, except for transfer restrictions and registration rights relating to the old notes.

  •
  We will not receive any proceeds from the exchange offer.

  •
  There is no existing market for the new notes, and we have not and will not apply for their listing on any securities exchange.

        See the "Description of New Notes" section on page 173 for more information about the new notes to be issued in this exchange offer.

        This investment involves risks. See the section entitled "Risk Factors" that begins on page 17 for a discussion of the risks that you should consider prior to tendering your old notes for exchange.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2004

TABLE OF CONTENTS

PROSPECTUS SUMMARY
RISK FACTORS
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA FINANCIAL DATA
SELECTED HISTORICAL FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER INDEBTEDNESS AND CERTAIN FINANCING ARRANGEMENTS
DESCRIPTION OF NEW NOTES
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

i

PROSPECTUS SUMMARY

        In this prospectus, "HMP Equity Holdings Corporation," "HMP," the "Company," "we," "us" or "our" refer to HMP Equity Holdings Corporation and its subsidiaries, except where the context makes clear that the reference is only to HMP Equity Holdings Corporation itself and not its subsidiaries. Any references to the "Company," "we," "us" or "our" as of a date prior to August 23, 2002 (the date of our formation) and any references to "Huntsman LLC" or "HLLC" as of a date prior to September 9, 2002 are to Huntsman Corporation, the predecessor of Huntsman LLC. In this prospectus, "Huntsman Holdings" refers to Huntsman Holdings, LLC and, unless the context otherwise requires, its subsidiaries, "HGI" refers to Huntsman Group Inc. and, unless the context otherwise requires, its subsidiaries, "Huntsman LLC" or "HLLC" refers to Huntsman LLC and, unless the context otherwise requires, its subsidiaries, "HIH" refers to Huntsman International Holdings LLC and, unless the context otherwise requires, its subsidiaries, "HI" refers to Huntsman International LLC (a wholly-owned operating subsidiary of HIH) and, unless the context otherwise requires, its subsidiaries, "AdMat" refers to Huntsman Advanced Materials LLC and, unless the context otherwise requires, its subsidiaries, "AdMat Investment" refers to Huntsman Advanced Materials Investment LLC, "AdMat Holdings" refers to Huntsman Advanced Materials Holdings LLC, "Huntsman Polymers" refers to Huntsman Polymers Corporation and, unless the context otherwise requires, its subsidiaries, "Huntsman Specialty" refers to Huntsman Specialty Chemicals Corporation, "HCCA" refers to Huntsman Chemical Company Australia Pty. Ltd. and, unless the context otherwise requires, its subsidiaries, "Vantico" refers to Vantico Group S.A. and, unless the context otherwise requires, its subsidiaries, "MatlinPatterson" refers to MatlinPatterson Global Opportunities Partners, L.P and, unless the context otherwise requires, its affiliates, "Consolidated Press" refers to Consolidated Press Holdings Limited and, unless the context otherwise requires, its subsidiaries, and "ICI" refers to Imperial Chemical Industries PLC and, unless the context otherwise requires, its subsidiaries.

        The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. This prospectus contains information regarding our business and detailed financial information. You should carefully read this entire document.

Our Business

        We are one of the world's largest global manufacturers and marketers of differentiated and commodity chemical products. We sell a broad range of products to diversified consumer and industrial end markets throughout the world through our six principal businesses: Polyurethanes, Advanced Materials, Performance Products, Pigments, Base Chemicals and Polymers. We conduct our business through three primary subsidiaries: HLLC, HIH and AdMat. While each of HLLC, HIH and AdMat have independent financing arrangements, we manage these businesses as one company and benefit from significant vertical integration through our 66 manufacturing facilities located in 23 countries. We believe that our Company is characterized by low-cost operating capabilities; a high degree of technological expertise; a diversity of products, customers, end markets and geographic regions served; significant production integration; and strong growth prospects. We had total pro forma sales and EBITDA (as defined in footnote (b) to the Summary Historical and Pro Forma Financial Data herein) for the year ended December 31, 2003 of $9.3 billion and $663.5 million, respectively.

Our Products

        We produce a wide range of products for a variety of global industries, including the adhesives, agrochemical, appliance, automotive, computer, consumer products, construction, electronics, footwear, furniture, healthcare, packaging, paints and coatings, power generation and transmission, recreation and textile industries. The following table sets forth information regarding the pro forma sales to external customers of our six business segments.

Segment	% of Sales for the Year Ended December 31, 2003
(Pro Forma)
Polyurethanes	25%
Advanced Materials	11%
Performance Products	18%
Pigments	11%
Base Chemicals	22%
Polymers	13%
  •
  Our Polyurethanes business markets a complete line of polyurethane chemicals, including methyl diphenyl isocyanate ("MDI"), toluene diisocyanate ("TDI"), thermoplastic polyurethane ("TPU"), propylene oxide ("PO"), polyols, polyurethane systems and aniline, with an emphasis on MDI-based chemicals. Our customers produce polyurethane products through the combination of an isocyanate, such as MDI or TDI, with polyols, which are derived largely from PO and ethylene oxide. Primary polyurethane end-uses include automotive interiors, refrigeration and appliance insulation, construction products, footwear, furniture cushioning, adhesives and other specialized engineering applications. Our Polyurethanes business has a global presence, with manufacturing facilities in North America, Europe and Asia.

  •
  Our Advanced Materials business is a leading global producer and marketer of technologically advanced specialty chemicals used in a wide variety of industrial and consumer applications. We provide our customers with formulated polymer systems based on epoxy, polyurethane, acrylic and other materials; complex chemicals and additives; and basic and advanced epoxy resin compounds. Our Advanced Materials products are used to address customer-specific application needs and are used in a wide variety of applications, such as adhesives, coating systems, electrical insulating materials, printed circuit boards, tooling and modeling materials and structural composites. Our Advanced Materials business has a global presence with manufacturing facilities in North America, Europe, Asia and South America.

  •
  Our Performance Products business includes surfactants and surfactant intermediates which are used primarily in consumer detergents, toiletries, shampoos and personal care products, as well as in a variety of industrial markets such as agrochemicals, construction and paints and coatings. In addition, we are a leading producer of a wide range of amines, including ethanolamines, ethyleneamines and polyetheramines, and of alkylene carbonates. Our amines primarily use raw materials that we produce internally to make products used in agricultural herbicides, personal care products, polyurethane foams, fuel and lubricant additives and paints and coatings. We are also North America's largest producer of maleic anhydride ("MAn"). MAn is used in a wide variety of industrial uses, the largest of which is unsaturated polyester resins ("UPR") sold to the marine, automotive and construction industries. Our Performance Products business has a global presence, with manufacturing operations in North America, Europe and Australia.

  •
  Our Pigments business, which operates under the trade name "Tioxide," is among the largest producers in the world, with an estimated 13% global market share, according to IBMA in a study we commissioned, and has the largest production capacity for titanium dioxide ("TiO2") in Europe. TiO2 is a white pigment used to impart whiteness, brightness and opacity to products such as paints and coatings, plastics, paper, printing inks, synthetic fibers and ceramics. In addition to its optical properties, TiO2 possesses traits such as stability, durability and non-toxicity, making it superior to other white pigments. According to IBMA, global consumption of TiO2 was approximately 4.1 million tonnes in 2003, growing from 3.0 million tonnes in 1992, representing a 2.8% compound annual growth rate, which trends somewhat below global GDP growth for that period. Our Pigments business has a global presence with manufacturing faciliaties in North America, Europe, Asia and Africa.

  •
  Our Base Chemicals business produces olefins, principally ethylene, propylene and butadiene, and aromatics, principally benzene, and cyclohexane, at our facilities in Port Arthur and Port Neches, Texas, and Wilton and North Tees, U.K. Our Base Chemicals products are largely made from a variety of crude oil and natural gas based feedstocks. Ethylene and propylene are the two most common petrochemical building blocks and are used in a wide variety of applications including packaging film, polyester fiber, plastic containers and polyvinyl chloride ("PVC"), as well as carpets and cleaning compounds. Our aromatics products are used to produce other intermediate chemicals, as well as synthetic fibers, resins and rubber. We use a substantial portion of our Base Chemicals products internally as raw materials which are upgraded into other products and sold to third parties.

  •
  Our Polymers business produces polyethylene, polypropylene, styrene monomer, expandable polystyrene ("EPS"), and amorphous polyalphaolefins ("APAO"). Our polymer products are used to produce a variety of plastic materials and components from a variety of applications. We pursue a niche marketing strategy for certain of our Polymers products by focusing on those customers that require customized polymer formulations and that are willing to pay higher prices for these customized formulations. Our Polymers business is located in North America and Australia.

Our Company

        Our Company is a Delaware corporation and is owned 100% by HGI, subject to warrants which, if exercised, would entitle the holders to up to 12% of our common stock. HGI is owned 100% by Huntsman Holdings. The voting membership interests of Huntsman Holdings are owned by the Huntsman family, MatlinPatterson, Consolidated Press and certain members of our senior management. In addition, Huntsman Holdings has issued certain non-voting preferred units to Huntsman Holdings Preferred Member LLC, which, in turn, is owned by MatlinPatterson (indirectly), Consolidated Press, the Huntsman Cancer Foundation, certain members of our senior management and certain members of the Huntsman family. Huntsman Holdings has issued certain other non-voting preferred units to the Huntsman family, MatlinPatterson and Consolidated Press that track the performance of AdMat. The Huntsman family has board and operational control of our Company.

(1)
The voting membership interests of Huntsman Holdings are owned 50.2% by the Huntsman family, 47.8% by MatlinPatterson, 1.8% by Consolidated Press and 0.2% by senior management. In addition, Huntsman Holdings has issued certain non-voting preferred units to Huntsman Holdings Preferred Member LLC, which, in turn, is owned 93.7%, indirectly, by MatlinPatterson, 3.6% by Consolidated Press, 1.8% by the Huntsman Cancer Foundation, 0.6% by senior management and 0.3% by the Huntsman family. Huntsman Holdings has also issued certain non-voting preferred units to the Huntsman family, MatlinPatterson and Consolidated Press that track the performance of AdMat. See "Security Ownership of Certain Beneficial Owners and Management."

(2)
Subject to warrants which, if exercised, would entitle holders to up to 12% of our common stock. See "Security Ownership of Certain Beneficial Owners and Management—Description of Warrants."

(3)
Substantially all of HMP's common interest in AdMat is subject to preferred equity with a $513.3 million liquidation preference held by HGI. The balance of the common equity is owned by third parties, including affiliates of SISU Capital Limited.

        We operate our business through three principal operating subsidiaries: Huntsman LLC, HIH and AdMat. Each of our principal operating subsidiaries is separately financed, its debt is non-recourse to us and we have no contractual obligations to fund its operations. Moreover, the debt of Huntsman LLC is non-recourse to HIH and AdMat, the debt of HIH is non-recourse to Huntsman LLC and AdMat, and the debt of AdMat is non-recourse to Huntsman LLC and HIH.

        We began operations in 1982 as a polystyrene chemical and packaging company and have grown through a series of significant acquisitions. In 1993, we purchased the linear alkylbenzene ("LAB") and MAn businesses of The Monsanto Company ("Monsanto"). In 1994, we purchased the global chemical business from what was formerly Texaco Inc. ("Texaco"). In 1997, we purchased our PO business from

Texaco. Also in 1997, we acquired Rexene Corporation, significantly increasing the size of our polymers business. In 1999, we formed HIH to hold the polyurethanes, pigments and European petrochemicals businesses that we acquired from ICI. In 2000, we completed the acquisition of the Morton global TPU business from The Rohm and Haas Company ("Rohm and Haas"); in 2001, we completed the acquisition of the global ethyleneamines business of Dow Chemical Company ("Dow Chemical"), and, also in 2001, we completed our acquisition of the Albright & Wilson European surfactants business from Rhodia S.A.("Rhodia"). We have also divested certain non-core businesses, including our packaging subsidiary to a group of private equity investors in 1997 and our global styrenics business to NOVA Chemicals Corporation ("NOVA") in 1998.

        As general economic and business conditions deteriorated during 2000 and 2001 and our financial results declined, we addressed our relatively high level of indebtedness through a debt restructuring at HLLC and through the implementation of major cost saving initiatives across all our businesses. On September 30, 2002, HLLC, the Huntsman family, MatlinPatterson, Consolidated Press and HLLC's bank lenders completed a series of restructuring transactions that included a debt for equity exchange, the acquisition of Consolidated Press' 50% interest in HCCA and the amendment of HLLC's credit facilities (the "Restructuring"). Our Company was formed on August 23, 2002 in connection with the Restructuring to hold, among other things, the equity interests of HLLC.

        Pursuant to the Restructuring, the Huntsman family contributed all of their equity interests in Huntsman LLC and its subsidiaries, including the following minority interests acquired from Consolidated Press to Huntsman Holdings in exchange for equity interests in Huntsman Holdings:

  •
  The remaining 20% interest in JK Holdings Corporation and the remaining 20% interest in Huntsman Surfactants Technology Corporation, both previously accounted for as consolidated subsidiaries;

  •
  The remaining 50% interest in Huntsman Chemical Australia Unit Trust and HCPH Holdings Pty Limited ("HCPH"), formerly accounted for as an investment in unconsolidated affiliates using equity method of accounting; and

  •
  The remaining 19.9% interest in Huntsman Specialty Chemicals Holdings Corporation ("HSCHC").

        Huntsman LLC's acquisition of these minority interests is referred to in this prospectus as the "Minority Interests Acquisition."

        HIH is 60% owned by Huntsman Specialty, our indirect subsidiary. On May 9, 2003, we exercised an option and purchased the ICI subsidiary ICI Alta Inc. (now known as Alta One Inc.), which held ICI's 30% membership interest in HIH. At that time, we also purchased approximately 9% of the HIH membership interests held by institutional investors. Prior to May 9, 2003, we directly owned approximately 1% of the HIH membership interests. As a result, we now own directly, and indirectly through our ownership of Huntsman Specialty and Alta One Inc., 100% of the HIH membership interests. Our acquisition of the HIH membership interests held by ICI and the private institutional investors is referred to in this prospectus as the "HIH Consolidation Transaction." In connection with the HIH Consolidation Transaction, we also completed the purchase of the HIH 8% senior subordinated discount reset notes due 2009 (the "HIH Senior Subordinated Discount Notes") previously held by ICI. To finance the HIH Consolidation Transaction and the purchase of the HIH Senior Subordianted Discount Notes, we issued 875,000 units consisting of $875 million aggregate principal amount at maturity of 15% senior secured discount notes due 2008 (the "HMP Discount Notes") and warrants to purchase approximately 12% of our common stock.

        On June 30, 2003, through a restructuring and business combination, ownership of Vantico was transferred to AdMat in exchange for substantially all of Vantico's issued and outstanding 12% senior secured notes ("Vantico Senior Notes") and approximately $165 million of additional equity provided by MatlinPatterson and other Vantico investors. MatlinPatterson held its approximately 88% ownership interest in AdMat indirectly through AdMat Investment. MatlinPatterson contributed the equity of AdMat Investment to Huntsman Holdings in exchange for the issuance to MatlinPatterson and other members of Huntsman Holdings of additional securities which track the performance of AdMat. Huntsman Holdings contributed the equity of AdMat Investment to HGI, which contributed the common equity of AdMat Investment to us (the "AdMat Transaction"). On March 19, 2004, we, together with SISU, purchased all of the membership units in AdMat Holdings held by Morgan Grenfell Private Equity Limited ("MGPE"). MGPE held 2.3% of the membership units in AdMat Holdings. We acquired 90% of MGPE's units, or 2.1% of the total units in AdMat Holdings. SISU acquired the remaining 10% of MGPE's units, or 0.2% of the total units in AdMat Holdings.

        Our principal executive offices are located at 500 Huntsman Way, Salt Lake City, Utah 84108, and our telephone number is (801) 584-5700.

Our Management

        We manage all of our businesses, including the businesses of Huntsman LLC, HIH and AdMat, as one integrated global chemical company. This allows us to benefit from significant vertical integration, scale in purchasing and shared administrative, overhead and marketing expenses.

Recent Developments

Amendments of HLLC Credit Facilities, Offering of Notes and Redemption of Huntsman Polymers Notes

        On September 12, 2003, Huntsman LLC entered into an amendment to its senior secured credit facilities (the "HLLC Credit Facilities") that, among other things, permitted it to issue 11 5/8% senior secured notes due 2010 (the "HLLC 2003 Secured Notes") and to grant a security interest in connection with the HLLC 2003 Secured Notes. On September 30, 2003, Huntsman LLC sold $380 million aggregate principal amount of the HLLC 2003 Secured Notes at a discount to yield 11 7/8% in a private offering (the "September 2003 Offering"). Huntsman LLC used the proceeds from the September 2003 Offering to repay $65.0 million on its $275 million revolving credit facility (the "HLLC Revolving Facility"), without reducing commitments, and $296.6 million on term loan A ("HLLC Term Loan A") under the term facilities of the HLLC Credit Facilities (the "HLLC Term Facilities"). The repayment on HLLC Term Loan A included a prepayment of $130.0 million of scheduled amortization payments in the direct order of maturity.

        On November 20, 2003, Huntsman LLC entered into an amendment to the HLLC Credit Facilities that, among other things, extended the time during which Huntsman LLC was permitted to issue additional notes from November 28, 2003 to March 31, 2004, and allowed Huntsman LLC to use a portion of the proceeds of such additional issuance to redeem all the outstanding 11 3/4% senior unsecured notes of Huntsman Polymers (the "Huntsman Polymers Notes"). On December 3, 2003, Huntsman LLC sold an additional $75.4 million aggregate principal amount of HLLC 2003 Secured Notes at a discount to yield 11.72% in a private offering (the "December 2003 Offering"). Huntsman LLC used $34.9 million of the net proceeds of the December 2003 Offering to repay a portion of the HLLC Term Loan A and $36.8 million to temporarily reduce borrowings under the HLLC Revolving Facility. On January 28, 2004, Huntsman LLC borrowed $37.5 million (representing principal of $36.8 million plus accrued interest) under the HLLC Revolving Facility and redeemed all the outstanding Huntsman Polymers Notes which were otherwise due in December 2004. The combined total repayment on HLLC Term Loan A included a prepayment of $164.9 million of scheduled amortization payments in the direct order of maturity such that the next scheduled quarterly amortization payment under the HLLC Credit Facilities is due March 2006 in the amount of approximately $14 million, and approximately $30 million per quarter thereafter until final maturity in 2007 when approximately $503 million is due.

        On May 6, 2004, Huntsman LLC amended certain financial covenants in the HLLC Credit Facilities. The amendment applies to both the HLLC Revolving Facility and the HLLC Term Facilities and provides for, among other things, the amendment of certain financial covenants through the fourth quarter 2005. The amendment provided for an increase in the maximum leverage ratio, and a decrease in the minimum interest coverage ratio and the fixed charge coverage ratio. The amendment also amends the mandatory prepayment provisions contained in the HLLC Credit Facilities to permit Huntsman LLC, after certain levels of repayment of the HLLC Term Loan B, to use subordinate debt or equity proceeds to repay a portion of the outstanding indebtedness of certain of its Australian subsidiaries.

Amendment of HI Credit Facilities and Refinancing of HI Term A Loan

        On October 17, 2003, HIH's operating subsidiary, HI, amended its senior secured credit facilities (the "HI Credit Facilities"). The amendment provided, among other things, for changes to certain financial covenants, including an increase in the leverage and interest coverage ratios, a decrease in the annual amount of permitted capital expenditures, and a decrease in the consolidated net worth covenant. With the exception of the changes relating to capital expenditures, these changes to the financial covenants apply to the quarterly periods ended September 30, 2003 through December 31, 2004. The amendment also allowed HI to obtain $205 million of additional term B and term C loans, which HI completed on October 22, 2003. The net proceeds of the additional term B and term C loans were applied to pay down the revolving portion of the HI Credit Facilities ("HI Revolving Facility") by approximately $53 million, and the remainder of the net proceeds were applied to repay, in full, HI's term A loan. As a result of this refinancing, HI has no scheduled term loan maturities in 2004 and scheduled term loan maturities of approximately $12 million in each of 2005 and 2006. The amendment also allows HI to issue additional senior unsecured notes up to a maximum of $800 million.

Chinese MDI Joint Venture

        In January 2003, HI entered into two related joint venture agreements to build MDI production facilities near Shanghai, China. One joint venture, with BASF AG ("BASF") and three Chinese chemical companies (the "Manufacturing JV"), will build three plants to manufacture mono-nitrobenzene ("MNB"), aniline, and crude MDI. HI effectively owns 35% of the Manufacturing JV. The other joint venture, with Shanghai Chlor-Alkali Chemical Company, Ltd. (the "Splitting JV"), will build a plant to manufacture pure MDI, polymeric MDI and MDI variants. HI owns 70% of the Splitting JV. A feasibility study for the project has been approved by the appropriate Chinese authorities, preliminary engineering work has commenced and a business license was issued on March 7, 2003.

        The project will be funded by a combination of equity invested by the joint venture partners and borrowed funds. HI anticipates that its investment in the joint ventures and other related capital costs will be approximately $85 million. On November 13, 2003, the joint venture partners announced their intention to increase the production capacity of the Manufacturing JV from 160,000 to 240,000 metric tons per year. This change increased HI's expected share of the capital cost by approximately $10 million from $75 million to $85 million.

        On September 19, 2003, the joint ventures obtained secured financing for the construction of the production facilities. The Manufacturing JV obtained term loans for the construction of its plant in the maximum principal amount of approximately $218.4 million, a working capital credit line in the amount of approximately $4.5 million, and a facility for funding VAT payments in the amount of approximately $1.5 million. The Splitting JV obtained term loans for the construction of its plant in the maximum principal amount of approximately $82.4 million, a working capital credit line in the amount of approximately $35.1 million, and a facility for funding VAT payments in the amount of approximately $0.6 million. The financing is non-recourse to HI and to our Company, but will be guaranteed during the construction phase by affiliates of the joint venture, including Huntsman Holdings. Huntsman Holdings unconditionally guarantees 35% of any amounts due and unpaid by the Manufacturing JV under the loans described above (except for the VAT facility which is not guaranteed), and 70% of any amounts due and unpaid by the Splitting JV under the loans described above (except for the VAT facility which is not guaranteed). Huntsman Holdings' guarantees remain in effect until the relevant joint venture has (i) commenced production at least 70% of capacity for at least 30 days, and (ii) achieved a debt service cover ratio of at least 1:1.

Construction of HI LDPE Facility

        We believe that the cost position of HI's Wilton, U.K. olefins facility uniquely positions it to be the site of a polyethylene production facility. While HI exports approximately one-third of its ethylene production each year to continental Europe, incurring significant shipping and handling costs, the U.K. annually imports approximately 1.9 billion pounds of polyethylene. We believe this provides an opportunity to capitalize on the low-cost operating environment and extensive petrochemical infrastructure and logistics at Wilton, and HI is engaged in a feasibility study with respect to the possible construction of a world-scale low density polyethylene ("LDPE") facility at its Wilton site. The potential LDPE facility under study would have the capacity to produce approximately 900 million pounds of LDPE annually and is estimated to cost $300 million to construct. HI has had preliminary discussions with governmental authorities concerning potential assistance and other matters in connection with the potential project, and HI may seek the necessary board and other approvals for the project this year. If such approvals are granted this year, the facility could be operational in late 2006.

Acquisition of MGPE's Equity in AdMat Holdings

        On March 19, 2004, we, together with SISU, purchased all of MGPE's membership units in AdMat Holdings. MGPE held 2.3% of the membership units in AdMat Holdings. We acquired 90% of MGPE's units, or 2.1% of the total units in AdMat Holdings. SISU acquired the remaining 10% of MGPE's units, or 0.2% of the total units in AdMat Holdings.

Idling of TiO2 Capacity

        We continuously evaluate the effectiveness of all of our manufacturing facilities in serving our markets. We have been engaged in a detailed review of our Pigments business to improve its competitive position and financial performance. In connection with this review, we announced in April 2004 that we will idle approximately 55,000 tonnes, or about 10% of our total TiO2 production capacity. This action is expected to result in approximately $40 million of annual fixed cost savings, and will involve approximately $100 million of accelerated depreciation and non-cash charges and the payment of cash restructuring costs of approximately $20 million in 2004 and 2005.

The Exchange Offer

Securities Offered	$875,000,000 aggregate principal amount at maturity of new 15% Senior Secured Discount Notes due 2008, all of which have been registered under the Securities Act of 1933, as amended (the "Securities Act"). The terms of the new notes offered in the exchange offer are substantially identical to those of the old notes, except that certain transfer restrictions, registration rights and liquidated damages provisions relating to the old notes do not apply to the new registered notes.
The Exchange Offer
We are offering to issue registered notes in exchange for a like principal amount and like denomination of our old notes. We are offering to issue these registered notes to satisfy our obligations under an exchange and registration rights agreement that we entered into with the initial purchasers of the old notes when we sold them in a transaction that was exempt from the registration requirements of the Securities Act. You may tender your old notes for exchange by following the procedures described under the heading "The Exchange Offer".
Tenders; Expiration Date; Withdrawal
The exchange offer will expire at 5:00 p.m., New York City time, on , 2004, unless we extend it. If you decide to exchange your old notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. You may withdraw any notes that you tender for exchange at any time prior to , 2004. If we decide for any reason not to accept any old notes you have tendered for exchange, those notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See "The Exchange Offer—Terms of the Exchange Offer" and "—Withdrawal Rights" for a more complete description of the tender and withdrawal provisions.
Conditions to the Exchange Offer
The exchange offer is subject to customary conditions and we may terminate or amend the exchange offer if any of these conditions occur prior to the expiration of the exchange offer. These conditions include any change in applicable law or legal interpretation or governmental or regulatory actions that would impair our ability to proceed with the exchange offer, any general suspension or general limitation relating to trading of securities on any national securities exchange or the over-the-counter market or a declaration of war or other hostilities involving the United States. We may waive any of these conditions in our sole discretion.
U.S. Federal Tax Consequences
The exchange of old notes for new notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See "Material United States Federal Income Tax Consequences."

Use of Proceeds
We will not receive any cash proceeds from the exchange offer. We will pay all expenses incident to the exchange offer. See "Use of Proceeds" for a discussion of the use of proceeds from the issuance of the old notes.
Exchange Agent	Wells Fargo Bank, N.A.
Consequences of Failure to Exchange
Old notes that are not tendered or that are tendered but not accepted will continue to be subject to the restrictions on transfer that are described in the legend on those notes. In general, you may offer or sell your old notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We, however, will have no further obligation to register the old notes. If you do not participate in the exchange offer, the liquidity of your notes could be adversely affected.
Consequences of Exchanging Your Old Notes
Based on interpretations of the SEC set forth in certain no-action letters issued to third parties, we believe that you may offer for resale, resell or otherwise transfer the new notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:
• acquire the new notes issued in the exchange offer in the ordinary course of your business;

• are not participating, do not intend to participate, and have no arrangement or understanding with anyone to participate, in the distribution of the new notes issued to you in the exchange offer; and
• are not an "affiliate" of our Company as defined in Rule 405 of the Securities Act.

If any of these conditions are not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur.

Any broker-dealer that acquires new notes in the exchange offer for its own account in exchange for old notes which it acquired through market-making or other trading activities must acknowledge that it will deliver a prospectus when it resells or transfers any new notes. See "Plan of Distribution" for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

The New Notes

        The terms of the new notes and those of the outstanding old notes are identical in all material respects, except:

  (1)
  the new notes will have been registered under the Securities Act;

  (2)
  the new notes will not contain transfer restrictions and registration rights that relate to the old notes; and

  (3)
  the new notes will not contain provisions relating to the payment of liquidated damages to be made to the holders of the old notes under circumstances related to the timing of the exchange offer.

        A brief description of the material terms of the new notes follows:

Issuer	HMP Equity Holdings Corporation.
Notes Offered	$875,000,000 aggregate principal amount at maturity of 15% Senior Secured Discount Notes due 2008.
Maturity	May 15, 2008.
Accreted Value
The new notes will not bear cash interest. The new notes will accrete at a rate of 15% per annum, compounded semiannually, from the approximate accreted value at May 15, 2004 of $560.67 per $1,000 principal amount at maturity to $1,000 principal amount at maturity at May 15, 2008.
Guarantee
The new notes will be guaranteed by our subsidiary Alta One Inc. The new notes will not be guaranteed by any of our other subsidiaries. If we cannot make payments on the notes when they are due, then our guarantor will be required to make payments on our behalf.
Optional Redemption
We will not be able to redeem the notes prior to November 15, 2004. Thereafter we may redeem any or all the notes at the redemption prices set forth in this prospectus under "Description of New Notes—Optional Redemption."
Sinking Fund	None.
Security
The new notes will be secured by a first priority lien on (i) the HIH Senior Secured Discount Notes ($372.1 million accreted value as of March 31, 2004), (ii) our direct and indirect equity interests in HIH (other than any HIH equity interests required to be pledged to the lenders under the HLLC Credit Facilities), (iii) all our common stock owned by Huntsman Holdings, any subsidiary thereof that directly owns 100% of our common stock or any of their respective affiliates, (iv) all the membership interests of Huntsman LLC owned by us or our affiliates, and (v) all the common stock of Alta One Inc. owned by us or our affiliates. See "Description of New Notes—Security."
Ranking	The notes will be:
• general senior obligations of HMP secured by a pledge of the collateral described in the immediately preceding paragraph under the caption "Security."

• equal in right of payment to all existing and future unsecured senior indebtedness of HMP;
• senior in right of payment to any subordinated indebtedness of HMP; and

• structurally subordinated to all indebtedness and other liabilities of our subsidiaries, other than any subsidiary that guarantees the notes, including Huntsman LLC and its subsidiaries, HIH and its subsidiaries and AdMat and its subsidiaries. See "Description of New Notes—The New Notes."
Change of Control Offer
If we undergo a change of control, we will be required to make an offer to purchase new notes at a price equal to 101% of the accreted value to the date of purchase. See "Description of New Notes—Repurchase at the Option of Holders upon a Change of Control."
Covenants	The indenture governing the new notes contains covenants that limit our ability and the ability of certain of our subsidiaries to:
• incur additional indebtedness;
• pay dividends or distributions on, or redeem, repurchase or issue our capital stock;
• make investments;
• engage in transactions with affiliates;
• transfer or sell assets;
• create liens;
• restrict dividend or other payments to us from our subsidiaries;
• issue preferred stock;
• consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries; and
• guarantee indebtedness.
These covenants are subject to important exceptions and qualifications, which are described in "Description of New Notes—Certain Covenants."
Exchange Offer; Registration Rights
Under the registration rights agreement, we have agreed to consummate the exchange offer within 45 days after the effective date of our registration statement. In addition, we have agreed to file a "shelf registration statement" that would allow some or all of the old notes to be offered to the public if we are unable to complete the exchange offer or a change in applicable laws or legal interpretation occurs that would limit the intended effects or availability of the exchange offer.
Liquidated damages on the notes will accrete if we do not comply with our obligations under the registration rights agreement. The accreted value of the notes will be increased accordingly.

Upon consummation of the exchange offer, holders of old notes will no longer have any rights under the exchange and registration rights agreements, except to the extent that we have continuing obligations to file a shelf registration statement.
For additional information, see "Description of New Notes—Registration Rights."
Use of Proceeds
We will not receive any proceeds from the exchange offer. We used the net proceeds from the sale of the old notes to complete the HIH Consolidation Transaction, including the acquisition of approximately 39% of the equity interests of HIH, and to complete the purchase of the HIH Senior Subordinated Discount Notes from ICI. See "Use of Proceeds".
Risk Factors
You should carefully consider all the information set forth in this prospectus and, in particular, should evaluate the specific risk factors set forth under "Risk Factors," beginning on page 18, before participating in this exchange offer.

Failure to Exchange Your Old Notes

        The old notes which you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities. Therefore, you may only transfer or resell them in a transaction registered under or exempt from the Securities Act and all applicable state securities laws. We will issue the new notes in exchange for the old notes under the exchange offer only following the satisfaction of the procedures and conditions described in the caption "The Exchange Offer".

        Because we anticipate that most holders of the old notes will elect to exchange their old notes, we expect that the liquidity of the markets, if any, for any old notes remaining after the completion of the exchange offer will be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount outstanding of the old notes.

Other Debt

        As of March 31, 2004, we had no other debt outstanding other than the old notes. As of March 31, 2004, Huntsman LLC (excluding HIH) had $1,904.1 million of debt outstanding. As of March 31, 2004, HIH had $3,820.3 million of debt outstanding. As of March 31, 2004, AdMat had $350.7 million of debt outstanding. Huntsman LLC, HIH and AdMat are financed separately from us, their debt is non-recourse to us and they are not guarantors of the old notes, nor will they be guarantors of the new notes.

        The indenture governing the notes limits our ability to incur additional debt. Consequently, we would be required to obtain amendments of the agreements and the indenture before we incurred any additional debt, other than the types of debt specifically identified in those documents as permitted. For more information, see "Other Indebtedness and Certain Financing Arrangements" below.

Summary Historical and Pro Forma Financial Data

        The summary historical financial data presents the results of operations of our Company (which, prior to the HIH Consolidation Transaction, included only the results of Huntsman LLC, with HIH accounted for using the equity method of accounting). Effective May 1, 2003, as a result of the HIH Consolidation Transaction, the results of HIH are consolidated into our results of operations. Effective June 30, 2003, as a result of the AdMat Transaction, the results of AdMat are also consolidated into our results of operations. As a consequence, the financial information as of and for the year ended December 31, 2003 and as of and for the three months ended March 31, 2004 are not comparable to the other historical financial data presented herein.

        The summary pro forma statements of operations data for the years ended December 31, 2003 gives effect to the following transactions as if each transaction had occurred on January 1, 2003:

  •
  Issuance of the old notes and the application of the proceeds therefrom;

  •
  Issuance by Huntsman LLC on September 30, 2003 of $380 million aggregate principal amount and on December 3, 2003 of $75.4 million aggregate principal amount of the HLLC 2003 Secured Notes;

  •
  Issuance by HI on April 11, 2003 of $150 million aggregate principal amount of its 9 7/8% Senior Notes due 2009 (the "HI 2003 Senior Notes");

  •
  Completion of the refinancing of a portion of the borrowings under the HI Credit Facilities;

  •
  Completion of the HIH Consolidation Transaction; and

  •
  Completion of the AdMat Transaction.

        The summary financial data set forth below should be read in conjunction with the audited and unaudited consolidated financial statements of HMP, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Financial Data," and "Selected Historical Financial Data" included elsewhere in this prospectus and, in each case, any related notes thereto.

        The unaudited pro forma financial data does not purport to be indicative of the combined financial position or results of operations of future periods or indicative of results that would have occurred had the above transactions been consummated on the dates indicated.

	Summary Historical Financial Data					Pro Forma HMP
	Three Months Ended March 31,		Year Ended December 31,
	2004	2003(a)	2003	2002	2001	2003
	(Dollars in Millions)
Statement of Operations Data:
Revenues	$2,638.8	$831.9	$7,080.9	$2,661.0	$2,757.4	$9,252.4
Cost of goods sold	2,354.2	791.2	6,373.1	2,421.0	2,666.6	8,255.1

Gross profit	284.6	40.7	707.8	240.0	90.8	997.3
Operating expenses	191.0	40.4	493.4	174.7	211.7	704.7
Reorganization costs	—	—	—	—	—	27.5
Restructuring, impairment and plant closing costs	8.7	—	37.9	(1.0)	588.5	55.0

Operating income	84.9	0.3	176.5	66.3	(709.4)	210.1
Interest expense—net	(160.0)	(36.6)	(428.3)	(195.0)	(239.3)	(600.6)
Interest income—affiliate	—	14.3	19.2	13.1	—	—
Loss on accounts receivable securitization program	(3.5)	—	(20.4)	—	(5.9)	(32.4)
Other income (expense)	(1.8)	(0.5)	—	(7.6)	0.6	(2.2)
Equity in income (loss) of unconsolidated affiliates	0.7	(34.6)	(37.5)	(31.4)	(86.8)	1.5

Loss before income taxes, minority interest and cumulative effect of accounting change	(79.7)	(57.1)	(290.5)	(154.6)	(1,040.8)	(423.6)
Income tax benefit (expense)	(4.9)	—	(30.8)	(8.5)	184.9)	(32.8)
Minority interest in subsidiaries (income) loss	(0.2)	—	1.5	(28.8)	13.1	6.8

Loss before cumulative effect of accounting changes	(84.8)	(57.1)	(319.8)	(191.9)	(842.8)	(449.6)
Cumulative effect of accounting changes	—	—	—	169.7	0.1	—

Net loss	$(84.8)	$(57.1)	$(319.8)	$(22.2)	$(842.7)	$(449.6)
Depreciation and amortization	127.7	32.1	353.4	152.7	197.5	479.7
Interest expense, net	160.0	22.3	409.1	181.9	239.3	600.6
Income tax expense (benefit)	4.9	—	30.8	8.5	(184.9)	32.8
Cumulative effect of accounting change	—	—	—	(169.7)	(0.1)	—

EBITDA(b)	$207.8	$(2.7)	$473.5	$151.2	$(590.9)	$663.5

Other Data:
Capital expenditures	$55.8	$12.7	$191.0	$70.2	$76.4	$228.9
Ratio of earnings to fixed charges(c)	—	—	—	—	—	—
Balance Sheet Data (at period end):
Total assets	$8,731.0	$2,806.2	$3,737.4	$2,747.2	$2,357.8
Long-term debt(d)	6,051.3	1,922.6	5,910.1	1,736.1	2,450.5
HGI's interest in preferred stock of consolidated subsidiary	194.4	—	194.4	—	—

(a)
On May 9, 2003, we completed the HIH Consolidation Transaction, and, on June 30, 2003, our affiliates completed the AdMat Transaction. Accordingly, effective May 1, 2003, HIH became a consolidated subsidiary of our Company. As of May 1, 2003, HIH's total assets of $5,187.1 million (including cash of $62.2 million), total liabilities of $4,889.2 million, and minority interest of $1.0 million were consolidated into our Company. AdMat has been included in the consolidated financial statements of the Company as of June 30, 2003. As of June 30, 2003, AdMat's total assets of $923.5 million (including cash of $69.1 million), total liabilities of $702.6 million, and minority interest of $26.3 million were consolidated into our Company. As a consequence, our results for 2003 are not comparable to the results presented for prior years.

(b)
EBITDA is defined as net loss before interest, income taxes, depreciation and amortization and cumulative effect of accounting change. We believe that EBITDA information enhances an investor's understanding of our financial performance and our ability to satisfy principal and interest obligations with respect to our indebtedness. In addition, we refer to EBITDA because certain covenants in our borrowing arrangements are tied to similar measures. However, EBITDA should not be considered in isolation or viewed as a substitute for net income, cash flow from operations or other measures of performance as defined by generally accepted accounting principles in the United States ("GAAP" or "U.S. GAAP"). We understand that while EBITDA is frequently used by security analysts, lenders and others in their evaluation of companies,

  EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the method of calculation. Our management uses EBITDA to assess financial performance and debt service capabilities. In assessing financial performance, our management reviews EBITDA as a general indicator of economic performance compared to prior periods. Because EBITDA excludes interest, income taxes, depreciation and amortization, EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization. Our management believes this type of measurement is useful for comparing general operating performance from period to period and making certain related management decisions. Nevertheless, our management recognizes that there are material limitations associated with the use of EBITDA as compared to net income, which reflects overall financial performance, including the effects of interest, taxes, depreciation and amortization. See "Note 24—Operating Segment Information" to our consolidated financial statements.

Included in EBITDA are the following items of income (expense):

	Historical					Pro Forma
	Three Months Ended March 31,		Year Ended December 31,
						Year Ended December 31, 2003
	2004	2003	2003	2002	2001
Foreign exchange gains—unallocated	$13.5	$2.8	$65.2	$0.4	$—	$115.5
Foreign exchange gains—AdMat	2.7	—	—	—	—	—
Gain (loss) on accounts receivable securitization program	(3.5)	—	20.4	—	(5.9)	(32.4)
Contract termination	—	—	—	—	—	(5.5)
Early extinguishment of debt	(1.9)	—	—	(6.7)	(1.1)	—
Restructuring and reorganization:
Polyurethanes	$(4.8)	$—	$(11.0)	$—	$—	$(28.1)
AdMat	—	—	—	—	—	(27.5)
Performance Products	—	—	(22.1)	—	—	(22.1)
Polymers	—	—	(0.7)	5.7	(527.2)	(0.7)
Pigments	(3.9)	—	(6.5)	—	—	(6.5)
Corporate and other	—	—	2.4	(23.3)	(67.9)	2.4

Total restructuring and reorganization	$(8.7)	$—	$(37.9)	$(17.6)	$(595.1)	$(82.5)

(c)
The ratio of earnings to fixed charges has been calculated by dividing (A) the sum of pretax income (loss) from continuing operations before minority interest and equity income (loss), fixed charges, amortization of capitalized interest, and distributed income of equity investees less interest capitalized, preference security dividend requirements of consolidated subsidiaries, and minority interest in pretax income of subsidiaries that have not incurred fixed charges by (B) fixed charges. Fixed charges are equal to interest expense (including amortization of deferred financing costs) plus the portion of rent expense estimated to represent interest. Earnings for each of the three month periods ended March 31, 2004 and 2003 and for each of the years ended December 31, 2003, 2002 and 2001 were insufficient to cover fixed charges by $79.6, $25.7, $257.7, $130.8 and $974.6, respectively. Pro forma earnings for the year ended December 31, 2003 were insufficient to cover fixed charges by $428.5.

(d)
Long-term debt includes the current portion of long-term debt.

RISK FACTORS

        You should carefully consider the risks described below in addition to all other information provided to you in this prospectus before participating in this exchange offer. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially and adversely affect our business, financial condition or results of operations.

Risks Related to Our Business

We are a holding company, with no revenue generating operations of our own. If our subsidiaries do not make sufficient distributions to us, we will not be able to make payment on any debt, including the notes, that we may incur.

        We are a holding company with no business operations, sources of income or assets of our own other than the HIH Senior Subordinated Discount Notes and our ownership interests in our subsidiaries. Because all our operations are conducted by our subsidiaries, our cash flow and our ability to repay the debt that we may incur at maturity is dependent upon cash dividends and distributions or other transfers from our subsidiaries. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which our subsidiaries operate, and any restrictions imposed by the current and future debt instruments of our subsidiaries. Our subsidiaries have substantial amounts of outstanding debt. As of March 31, 2004, our subsidiaries had total outstanding indebtedness of approximately $6,075.1 million (including the current portion of long-term debt), of which $372.1 million represented the accreted value of the HIH Senior Subordinated Discount Notes. The HIH Senior Subordinated Discount Notes are subordinated to existing senior indebtedness of HIH and structurally subordinated to all indebtedness and other liabilities of HIH's subsidiaries, including HI and its subsidiaries.

        Our subsidiaries, other than Alta One Inc., will not guarantee the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to any debt that we may incur, including the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. The right to receive payment under the notes will be structurally junior to all liabilities of our subsidiaries. Any right that we have to receive any assets of or distributions from any of our subsidiaries upon the bankruptcy, dissolution, liquidation or reorganization of any such subsidiary, and the consequent right of holders of any debt that we may incur to realize proceeds from the sale of their assets, will be junior to the claims of that subsidiary's creditors, including trade creditors and holders of debt or preferred stock issued by that subsidiary.

Our subsidiaries have substantial debt that they may be unable to service and that restricts their activities, which could adversely affect their ability to meet their obligations.

        As of March 31, 2004, our subsidiaries had total outstanding indebtedness of approximately $6,075.1 million (including the current portion of long-term debt), of which $372.1 million represented the accreted value of the HIH Senior Subordinated Discount Notes, and we had a pro forma debt to total capitalization ratio of approximately 98%. Our subsidiaries require substantial capital to finance their operations and continued growth, and they may incur substantial additional debt from time to time for a variety of purposes. However, the senior secured credit facilities of Huntsman LLC, HIH and AdMat and the outstanding high-yield notes of HLLC, HIH, HI and AdMat contain restrictive covenants. Among other things, these covenants restrict our subsidiaries' ability to incur more debt, make prepayments of other debt, pay dividends, redeem stock or make other distributions, issue capital stock, make investments, create liens, enter into transactions with affiliates, enter into sale and leaseback transactions, and merge or consolidate and transfer or sell assets.

        The degree to which our subsidiaries have outstanding debt could have important consequences for our business, including:

  •
  a substantial portion of the cash flow from operations of our subsidiaries must be dedicated to the payment of principal and interest on their indebtedness, thereby reducing the funds available to them for other purposes;

  •
  the ability of our subsidiaries to obtain additional financing may be constrained due to their existing level of debt;

  •
  a high degree of debt will make our subsidiaries more vulnerable to a downturn in their business or the economy in general; and

  •
  part of our subsidiaries' debt is, and any future debt may be, subject to variable interest rates, which makes them vulnerable to increases in interest rates.

        If our subsidiaries are unable to generate sufficient cash flow and are unable to obtain the funds required to meet payments of principal and interest on their indebtedness, or if they otherwise fail to comply with the various covenants in the instruments governing their indebtedness, including those under the senior secured credit facilities and the indentures governing their outstanding notes, our subsidiaries could be in default under the terms of those agreements. In the event of a default, a holder of the indebtedness could elect to declare all the funds borrowed under those agreements to be due and payable together with accrued and unpaid interest, the lenders under the senior secured credit facilities could elect to terminate their commitments thereunder and our subsidiaries could be forced into bankruptcy or liquidation. Any of the foregoing consequences could materially adversely affect our combined results of operations and financial condition.

Demand for some of our products is cyclical and we may experience prolonged depressed market conditions for our products.

        A substantial portion of our revenue is attributable to sales of commodity products, including most of the products of our Base Chemicals, Polymers and Pigments businesses, which generated approximately 46% of our revenue for the year ended December 31, 2003 on a pro forma basis. Historically, the prices for our commodity products have been cyclical and sensitive to relative changes in supply and demand, the availability and price of feedstocks and general economic conditions. Our other products may be subject to these same factors, but, typically, the impact of these factors is greatest on our commodity products.

        Historically, the markets for many of our products, particularly our commodity products, have experienced alternating periods of tight supply, causing prices and profit margins to increase, followed by periods of capacity additions, resulting in oversupply and declining prices and profit margins. Currently, several of our markets are experiencing periods of oversupply, and the pricing of our products in these markets is depressed. We cannot guarantee that future growth in demand for these products will be sufficient to alleviate any existing or future conditions of excess industry capacity or that such conditions will not be sustained or further aggravated by anticipated or unanticipated capacity additions or other events.

Significant price volatility of many of our raw materials may result in increased costs.

        The prices for a large portion of our raw materials are cyclical. While we frequently enter into supply agreements, as is the general practice in our industries, these agreements typically provide for market-based pricing. As a result, our supply agreements provide only limited protection against price volatility. Recently, prices for crude oil and natural gas based feedstocks have fluctuated dramatically. While we attempt to match cost increases with corresponding product price increases, we are not always able to immediately raise product prices, and, ultimately, our ability to pass on underlying cost increases to our customers is greatly dependent upon market conditions. Any underlying cost increase that we are not able to pass on to our customers could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The industries in which we compete are highly competitive and we may not be able to compete effectively with our competitors that are larger and have greater resources.

        The industries in which we operate are highly competitive. Among our competitors are some of the world's largest chemical companies and major integrated petroleum companies that have their own raw material resources. Some of these companies may be able to produce products more economically than we can. In addition, many of our competitors are larger and have greater financial resources, which may enable them to invest significant capital into their businesses, including expenditures for research and development. If any of our current or future competitors develops proprietary technology that enables them to produce products at a significantly lower cost, our technology could be rendered uneconomical or obsolete. Moreover, certain of our businesses use technology that is widely available. Accordingly, barriers to entry, apart from capital availability, are low in certain product segments of our business, and the entrance of new competitors into the industry may reduce our ability to capture improving profit margins in circumstances where capacity utilization in the industry is increasing. Further, petroleum-rich countries have become more significant participants in the petrochemical industry and may expand this role significantly in the future. Any of these developments would have a significant impact on our ability to enjoy higher profit margins during periods of increased demand.

Pending or future litigation or legislative initiatives related to MTBE may subject us or our products to environmental liability or materially adversely affect our sales and costs.

        We produce MTBE, an oxygenate that is blended with gasoline to reduce harmful vehicle emissions and to enhance the octane rating of gasoline, as a co-product of our PO manufacturing process. The use of MTBE is controversial in the United States and elsewhere and may be substantially curtailed or eliminated in the future by legislation or regulatory action. The presence of MTBE in some groundwater supplies in California and other states (primarily due to gasoline leaking from underground storage tanks) and in surface water (primarily from recreational watercraft) has led to public concern about MTBE's potential to contaminate drinking water supplies. Heightened public awareness regarding this issue has resulted in state, federal and foreign initiatives to rescind the federal oxygenate requirements for reformulated gasoline or restrict or prohibit the use of MTBE in particular.

        For example, the California Air Resources Board adopted regulations that prohibit the addition of MTBE to gasoline as of January 1, 2004. Certain other states have also taken actions to restrict or eliminate the current or future use of MTBE. States which have taken action to prohibit or restrict the use of MTBE accounted for over 40% of the U.S. market for MTBE prior to the taking of such action. In connection with its ban, the State of California requested that the EPA waive the federal oxygenated fuels requirements of the federal Clean Air Act for gasoline sold in California. The EPA denied the State's request on June 12, 2001. Certain of the state bans, including California's ban, have been challenged in court as unconstitutional (in light of the Clean Air Act). On June 4, 2003, a federal court of appeals rejected such a challenge to California's ban, ruling that the ban is not pre-empted by the Clean Air Act.

        Bills have been introduced in the U.S. Congress to curtail or eliminate the oxygenated fuels requirements in the Clean Air Act, or curtail MTBE use. To date, no such legislation has become law. However, such legislation is being considered by Congress and if it were to become law it could result in a federal ban on the use of MTBE in gasoline. In addition, on March 20, 2000, the EPA announced its intention, through an advanced notice of proposed rulemaking, to phase out the use of MTBE under authority of the federal Toxic Substances Control Act. In its notice, the EPA also called on the U.S. Congress to restrict the use of MTBE under the Clean Air Act.

        In Europe, the EU issued a final risk assessment report on MTBE on September 20, 2002. While no ban of MTBE was recommended, several risk reduction measures relating to storage and handling of MTBE-containing fuel were recommended. Separate from EU action, Denmark entered into a voluntary agreement with refiners to reduce the sale of MTBE in Denmark. Under the agreement, use of MTBE in 92- and 95-octane gasoline in Denmark ceased by May 1, 2002; however, MTBE is still an additive in a limited amount of 98-octane gasoline sold in about 100 selected service stations in Denmark.

        Any phase-out or other future regulation of MTBE in other states, nationally or internationally may result in a significant reduction in demand for our MTBE and result in a material loss in revenues or material costs or expenditures. In the event that there should be a phase-out of MTBE in the United States, we believe we will be able to export MTBE to Europe or elsewhere or use its co-product TBA to produce saleable products other than MTBE. We believe that our low production costs at the PO/MTBE facility will put us in a favorable position relative to other higher cost sources (primarily, on-purpose manufacturing). If we opt to produce products other than MTBE, necessary modifications to our facilities may require significant capital expenditures and the sale of the other products may produce a materially lower level of cash flow than the sale of MTBE.

        In addition, while we have not been named as a defendant in any litigation concerning the environmental effects of MTBE, we cannot provide assurances that we will not be involved in any such litigation or that such litigation will not have a material adverse effect on our business, financial condition, results of operations or cash flows. In 2003, the U.S. House of Representatives passed a version of an energy bill that contained limited liability protection for producers of MTBE. The Senate's version of the bill did not have liability protection. The issue was one of the reasons that a compromise energy bill was not passed. Whether a compromise will be reached on this legislation in 2004, and whether any compromise will provide liability protection for producers, are unknown. In any event, the liability protection provision in the House bill applied only to defective product claims; it would not preclude other types of lawsuits.

If our suppliers are unable to provide the raw materials necessary in our production, then we may not be able to obtain raw materials from other sources on favorable terms, if at all.

        If any of our suppliers is unable to meet its obligations under present supply agreements, we may be forced to pay higher prices to obtain the necessary raw materials and we may not be able to increase prices for our finished products to recoup the higher raw materials cost. In addition, if any of the raw materials that we use become unavailable within the geographic area from which they are now sourced, then we may not be able to obtain suitable and cost effective substitutes. Any interruption of supply or any price increase of raw materials could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We are subject to many environmental and safety regulations that may result in unanticipated costs or liabilities.

        We are subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, the protection of the environment and the use or cleanup of hazardous substances and wastes. We may incur substantial costs, including fines, damages and criminal or civil sanctions, or experience interruptions in our operations for actual or alleged violations or compliance requirements arising under environmental laws. Our operations could result in violations of environmental laws, including spills or other releases of hazardous substances to the environment. In the event of a catastrophic incident, we could incur material costs as a result of addressing and implementing measures to prevent such incidents.

        Given the nature of our business, violations of environmental laws may result in restrictions imposed on our operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on our business, financial condition, results of operations or cash flows. We know of several pending matters involving alleged violations of environmental law that may result in penalties over $100,000. These matters are discussed in "Business—Environmental Regulation."

        In addition, we could incur significant expenditures in order to comply with existing or future environmental or safety laws. Capital expenditures and, to a lesser extent, costs and operating expenses relating to environmental or safety matters will be subject to evolving regulatory requirements and will depend on the timing of the promulgation and enforcement of specific standards which impose requirements on our operations. Therefore, we cannot assure you that capital expenditures beyond those currently anticipated will not be required under existing or future environmental or safety laws. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Environmental Matters."

        Furthermore, we may be liable for the costs of investigating and cleaning up environmental contamination on or from our properties or at off-site locations where we disposed of or arranged for the disposal or treatment of hazardous materials or from disposal activities that pre-dated the purchase of our businesses. Based on available information and the contractual rights that we possess to seek indemnification from third parties with respect to certain environmental issues, we believe that the costs to investigate and remediate known contamination will not have a material adverse effect on our business, financial condition, results of operations or cash flows. However, if significant previously unknown contamination is discovered, if existing laws or their enforcement change or if our indemnities do not cover the costs of investigation and remediation, then such expenditures could have a material adverse effect on our business, financial condition, results of operations or cash flows. See "Business—Environmental Regulation."

Our business is dependent on our intellectual property. If our patents are declared invalid or our trade secrets become known to our competitors, our ability to compete may be adversely affected.

        Proprietary protection of our processes, apparatuses and other technology is important to our business. Consequently, we may have to rely on judicial enforcement of our patents and other proprietary rights. While a presumption of validity exists with respect to patents issued to us in the United States, there can be no assurance that any of our patents will not be challenged, invalidated, circumvented or rendered unenforceable. Furthermore, if any pending patent application filed by us does not result in an issued patent, or if patents are issued to us, but such patents do not provide meaningful protection of our intellectual property, then the use of any such intellectual property by our competitors could have a material adverse effect on our business, financial condition, results of operations or cash flows. Additionally, our competitors or other third parties may obtain patents that restrict or preclude our ability to lawfully produce or sell our products in a competitive manner, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

        We also rely upon unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position. While it is our policy to enter into confidentiality agreements with our employees and third parties to protect our intellectual property, these confidentiality agreements may be breached, may not provide meaningful protection for our trade secrets or proprietary know-how, or adequate remedies may not be available in the event of an unauthorized use or disclosure of such trade secrets and know-how. In addition, others could obtain knowledge of such trade secrets through independent development or other access by legal means. The failure of our patents or confidentiality agreements to protect our processes, apparatuses, technology, trade secrets or proprietary know-how could have a material adverse effect on our business, financial condition, results of operations or cash flows.

It is likely that we have experienced an "ownership change" (for tax purposes) and that the use of our net operating losses is therefore subject to limitation under the Internal Revenue Code.

        Although we believe that we did not undergo an "ownership change" for purposes of Section 382 of the Internal Revenue Code as a result of the Restructuring, there can be no assurance in this regard. Moreover, even if we did not undergo an "ownership change" in the Restructuring, it is likely that we underwent an "ownership change" as a result of (i) the issuance of warrants to acquire HMP common stock offered as part of the recent HMP financing, or (ii) the AdMat Transaction. Assuming that we have undergone an "ownership change," the future use of our net operating losses to offset income for United States federal income tax purposes will be subject to limitations pursuant to Section 382 of the Internal Revenue Code.

We rely on our key executives to achieve important financial goals.

        Our ability to meet our financial goals depends to a large extent on our senior management team and other key executives. The achievement of our financial goals requires significant management time and, to the extent that members of senior management are unavailable, for any reason, including allocation of management time to other companies, such as HIH and AdMat, that are now or may become part of the Huntsman Holdings organization, our business could be adversely affected. Although we believe that we could replace senior management within a reasonable period of time, the absence of these key personnel could adversely affect our business.

If we are unable to maintain an effective working relationship with MatlinPatterson and SISU, our business could be adversely affected.

        MatlinPatterson and SISU have certain important rights pursuant to the organizational documents and certain related agreements with respect to our Company and certain of our affiliates. These rights include the right to designate directors and managers, approval rights with respect to the taking of certain actions, and, in the case of MatlinPatterson, rights to initiate certain sales of all or substantially all the assets or equity of HGI, our Company, Huntsman LLC or AdMat Investment. MatlinPatterson has the right to designate some, but less than a majority, of the directors or managers, as applicable, of HGI, HMP, Huntsman LLC, and AdMat Investment. SISU has the right to designate one of the managers of AdMat Holdings and AdMat. MatlinPatterson also has the right to designate one manager of HIH, AdMat Holdings and AdMat. In addition, MatlinPatterson and SISU have the right to prevent us from taking certain actions or engaging in certain specified transactions as more fully described in "Security Ownership of Certain Beneficial Owners and Management" below.

        If we are unable to maintain an effective working relationship with MatlinPatterson and SISU, it could become difficult to take actions that require their approval, which could adversely affect our ability to manage our businesses.

Certain events could result in a change of control of our Company, Huntsman LLC, AdMat Investment, or all of them.

        MatlinPatterson has certain rights under the limited liability company agreements of Huntsman Holdings and AdMat Investment, after September 30, 2007, to initiate the sale of all or substantially all of the equity or assets of HGI, our Company, Huntsman LLC or AdMat Investment. The organizational documents of HGI, our Company, Huntsman LLC and AdMat Investment require the directors or managers, as applicable, to take certain actions in order to facilitate any such process. If the directors or managers of HGI, our Company, Huntsman LLC or AdMat Investment fail to take those actions, MatlinPatterson will acquire the right to designate a majority of such directors or managers which could result in a change in control of our Company, Huntsman LLC, AdMat Investment, or all of them, as could the consummation of any sale contemplated by the foregoing process or otherwise.

        A change of control of our Company would be an event of default under the senior credit facilities of AdMat, Huntsman LLC, and HI, and would give the holders of our outstanding notes, and the outstanding notes of AdMat, Huntsman LLC, HIH, and HI the right to require the purchase of their notes at 101% of the aggregate principal amount. There can be no assurance that we would have funds available to complete such purchases.

Terrorist attacks, such as the attacks that occurred on September 11, 2001, the continuing military action in Iraq, general instability in various OPEC member nations and the threat of prolonged military action in Iraq and other attacks or acts of war in the United States and abroad may adversely affect the markets in which we operate, our operations and our profitability.

        The attacks of September 11, 2001 and subsequent events, including the continuing military action in Iraq, have caused instability in the United States and other financial markets and have led, and may continue to lead, to further armed hostilities, prolonged military action in Iraq, or further acts of terrorism in the United States or abroad, which could cause further instability in financial markets. Current regional tensions and conflicts in various OPEC member nations, including the continuing military action in Iraq, have, or may in the future cause, escalated raw material costs, specifically raising the prices of oil and gas, which are used in our operations. In addition, the uncertainty surrounding the continuing military action in Iraq and the threat of further armed hostilities or acts of terrorism may impact any or all of our physical facilities and operations, which are located in North America, Europe, Australia, Asia, Africa, South America and the Middle East, or those of our clients. Furthermore, the terrorist attacks, subsequent events and future developments in any of these areas may result in reduced demand from our clients for our products. These developments will subject our worldwide operations to increased risks and, depending on their magnitude, could have a material adverse effect on our business, financial condition, results of operations or cash flows.

The business of our subsidiaries with international operations may be adversely affected by international business risks and fluctuations in currency exchange rates which could adversely affect the flow of equity distributions to us from these subsidiaries.

        Some of our subsidiaries, including HIH and AdMat, conduct a significant portion of their business outside the United States. These operations outside the United States are subject to risks normally associated with international operations. These risks include the need to convert currencies which may be received for our products into currencies in which our subsidiaries purchase raw materials or pay for services, which could result in a gain or loss depending on fluctuations in exchange rates. Other risks of international operations include trade barriers, tariffs, exchange controls, national and regional labor strikes, social and political risks, general economic risks, required compliance with a variety of foreign laws, including tax laws and the difficulty of enforcing agreements and collecting receivables through foreign legal systems. The occurrence of these risks could adversely affect the business of our international subsidiaries which could significantly affect their ability to make distributions to us on our equity ownership in them.

Risks Related to the Notes

The ability of the trustee to foreclose on the collateral securing the notes may be limited by bankruptcy law.

        Bankruptcy law could prevent the trustee under the indenture governing the notes from foreclosing on the collateral securing the notes upon the occurrence of an event of default if a bankruptcy proceeding is commenced by or against us before the trustee disposes of the collateral. Under bankruptcy law, secured creditors such as the holders of the notes are prohibited from foreclosing on their security from a debtor in a bankruptcy case, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use the collateral so long as the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral. The court may find "adequate protection" if the debtor pays cash or grants additional security for any diminution in the value of the collateral as a result of the stay of disposition or any use of the collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the trustee could dispose of the collateral or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of "adequate protection."

Proceeds from any sale of the collateral upon foreclosure may be insufficient to repay the notes in full.

        Our obligation to make payments on the notes is secured only by the collateral described in this prospectus. We cannot assure you that the net proceeds from a sale of the collateral securing the notes would be sufficient to repay all the notes following a foreclosure upon such collateral or a liquidation of our assets. If the net proceeds received from the sale of the collateral, (after payment of any expenses related to the sale thereof) are insufficient to pay all amounts due with respect to the notes, you would, to the extent of such insufficiency, have only an unsecured claim against our remaining assets.

We may not have the ability to raise the funds to purchase notes upon a change of control as required by the indenture.

        Upon the occurrence of certain change-of-control events, each holder of notes may require us to repurchase all or a portion of its notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest. Our ability to repurchase the notes upon a change of control will be limited by the terms of our subsidiaries' debt and any other debt that we may incur. We cannot assure you that we will be able to raise the funds to purchase the notes upon a change of control. Upon a change of control, we may be required immediately to repay the outstanding principal and any accrued interest.

We are subject to restrictive debt covenants imposed by the indenture governing the notes. Our failure to comply with these restrictions could lead to an acceleration of our indebtedness.

        The indenture relating to the notes contains numerous financial and operating covenants that, among other things, limit our and our subsidiaries' ability to (1) incur additional indebtedness, (2) repurchase or redeem our capital stock, (3) create liens or other encumbrances, (4) make certain payments and investments, including dividend payments, (5) sell or otherwise dispose of assets, (6) merge or consolidate with other entities or (7) engage in certain transactions with subsidiaries and affiliates. Agreements governing future indebtedness could also contain significant financial and operating restrictions. A failure to comply with the obligations contained in our indenture could result in an event of default under the indenture, which could permit acceleration of the notes and acceleration of debt under other instruments that may contain cross-acceleration or cross-default provisions. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments. If not, the notes would likely lose much or all of their value.

There is no established trading market for the new notes, and any market for the new notes may be illiquid.

        The new notes are a new issue of securities with no established trading market. We cannot assure you that a liquid market will develop for the new notes, that you will be able to sell your new notes at a particular time or that the prices that you will receive when you sell will be favorable. We do not intend to apply for listing of the new notes on any U.S. securities exchange or for quotation through an automated dealer quotation system. The liquidity of the trading market in the new notes and the market price quoted for the new notes may be adversely affected by changes in the overall market for high yield securities generally or the interest of securities dealers in making a market in the new notes and by changes in our financial performance or prospects or in the prospects for companies in the chemical industry generally. As a result, you cannot be sure that an active trading market will develop for the new notes. This offer to exchange the new notes for the old notes does not depend upon any minimum amount of old notes being tendered for exchange.

        Unless you are an affiliate of our Company within the meaning of Rule 405 under the Securities Act, you may offer for resale, resell or otherwise transfer new notes without compliance with the registration and prospectus delivery provisions of the Securities Act, so long as you acquired the new notes in the ordinary course of business and have no arrangement or understanding with respect to the distribution of the new notes to be acquired in the exchange offer. If you tender your old notes for the purpose of participating in a distribution of the new notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If you do not exchange your old notes, they may be difficult to resell.

        It may be difficult for you to sell old notes that are not exchanged in this exchange offer, since any old notes not exchanged will remain subject to the restrictions on transfer provided for in Rule 144 under the Securities Act. These restrictions on transfer of your old notes exist because we issued the old notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Generally, the old notes that are not exchanged for new notes in this exchange offer will remain restricted securities and, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in this exchange offer, we do not intend to register the old notes under the Securities Act.

        To the extent any old notes are tendered and accepted in this exchange offer, the trading market, if any, for the old notes that remain outstanding after this exchange offer would be adversely affected due to a reduction in market liquidity.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        All statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may", "will", "except", "intend", "estimate", "anticipate", "believe" or "continue" or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, there can be no assurances that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations are disclosed under "Risk Factors" and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        When we sold the old notes on May 9, 2003, we entered into an exchange and registration rights agreement with the initial purchasers of those notes. Under the exchange and registration rights agreement, we agreed to file the registration statement of which this prospectus forms a part regarding the exchange of the old notes for notes which are registered under the Securities Act. We also agreed to use our reasonable best efforts to cause the registration statement to become effective with the SEC, and to conduct this exchange offer after the registration statement was declared effective. We will use our best efforts to keep the registration statement effective until the exchange offer is completed. The exchange and registration rights agreement provides that we will be required to pay liquidated damages to the holders of the old notes if the exchange offer has not been completed within 45 days after the effective date of the registration statement. A copy of the exchange and registration rights agreement is filed as an exhibit to the registration statement.

Terms of the Exchange Offer

        This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange old notes that are properly tendered on or before the expiration date and are not withdrawn as permitted below. The expiration date for this exchange offer is 5:00 p.m., New York City time, on                        , 2004, or such later date and time to which we, in our sole discretion, extend the exchange offer. The exchange offer, however, will be in effect no longer than 45 days from the date of this prospectus.

        The form and terms of the new notes being issued in the exchange offer are the same as the form and terms of the old notes, except that:

  •
  the new notes will have been registered under the Securities Act;

  •
  the new notes will not bear the restrictive legends restricting their transfer under the Securities Act; and

  •
  the new notes will not contain the registration rights and liquidated damages provisions contained in the old notes.

        Old notes tendered in the exchange offer must be in denominations of the principal amount of $1,000 or any integral multiple thereof.

        We expressly reserve the right, in our sole discretion:

  •
  to extend the expiration date;

  •
  to delay accepting any old notes;

  •
  if any of the conditions set forth below under "—Conditions to the Exchange Offer" have not been satisfied, to terminate the exchange offer and not accept any notes for exchange; and

  •
  to amend the exchange offer in any manner.

        We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        During an extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them promptly after the expiration or termination of the exchange offer.

How to Tender Old Notes for Exchange

        When the holder of old notes tenders, and we accept, notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of old notes who wishes to tender notes for exchange must, on or prior to the expiration date:

  (1)
  transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to Wells Fargo Bank, N.A. (the "exchange agent") at the address set forth below under the heading "—The Exchange Agent"; or

  (2)
  if old notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent's message to the exchange agent at the address set forth below under the heading "—The Exchange Agent".

        In addition:

  (1)
  the exchange agent must receive, on or before the expiration date, the certificates for the old notes and the letter of transmittal; or

  (2)
  the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the old notes being tendered into the exchange agent's account at The Depository Trust Company, the book entry transfer facility, according to the procedure for book-entry described below, along with the letter of transmittal or an agent's message; or

  (3)
  the holder must comply with the guaranteed delivery procedures described below.

        The Depository Trust Company is referred to as DTC in this prospectus.

        The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry transfer (a "book-entry confirmation"), which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

        The method of delivery of the old notes, the letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or old notes should be sent directly to us.

        If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent's account.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

  (1)
  by a holder of old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  (2)
  for the account of an "eligible institution".

        An "eligible institution" is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion

Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

        If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder's signature guaranteed by an eligible institution.

        We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

  (1)
  reject any and all tenders of any old note improperly tendered;

  (2)
  refuse to accept any old note if, in our judgment or the judgment of our counsel, acceptance of the old note may be deemed unlawful; and

  (3)
  waive any defects or irregularities or conditions of tender as to any particular old note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer.

        Our interpretation of the terms and conditions of tender as to any particular old note either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of old notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of us incur any liability for failure to give such notification.

        If a person or persons other than the registered holder or holders of the old notes tendered for exchange signs the letter of transmittal, the tendered notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes.

        If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any old notes or any power of attorney, such persons should so indicate when signing, and you must submit proper evidence satisfactory to us of such person's authority to so act unless we waive this requirement.

        By tendering, each holder will represent to us, among other things, that the person acquiring new notes in this exchange offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the new notes issued in this exchange offer. If any holder or any such other person is an "affiliate", as defined under Rule 405 of the Securities Act, of our Company, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such new notes to be acquired in this exchange offer, such holder or any such other person:

  (1)
  may not rely on the applicable interpretations of the staff of the SEC; and

  (2)
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer who acquired its old notes as a result of market-making activities or other trading activities and thereafter receives new notes issued for its own account in this exchange offer, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes issued in this exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with this exchange offer.

Acceptance of Old Notes for Exchange; Delivery of New Notes

        Upon satisfaction or waiver of all of the conditions to this exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes registered under the Securities Act. For purposes of this exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See "—Conditions to the Exchange Offer" for a discussion of the conditions that must be satisfied before we accept any old notes for exchange.

        For each old note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered old note. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the consummation of this exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid on the old notes, from September 30, 2003. Old notes that we accept for exchange will cease to accrue interest from and after the date of consummation of this exchange offer. Under the exchange and registration rights agreements, we may be required to make additional payments in the form of liquidated damages to the holders of the old notes under circumstances relating to the timing of this exchange offer.

        In all cases, we will issue new notes in this exchange offer for old notes that are accepted for exchange only after the exchange agent timely receives:

  (1)
  certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at the book entry transfer facility;

  (2)
  a properly completed and duly executed letter of transmittal or facsimile thereof, with any required signature guarantees, or an agent's message; and

  (3)
  all other required documents.

        If for any reason set forth in the terms and conditions of this exchange offer we do not accept any tendered old notes, or if a holder submits old notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged notes without cost to the tendering holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC, such non-exchanged old notes will be credited to an account maintained with DTC promptly after the expiration or termination of this exchange offer.

Book Entry Transfers

        The exchange agent will make a request to establish an account at DTC with respect to old notes for purposes of this exchange offer promptly upon receipt of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Such participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered old notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of new notes may be effected through book-entry transfer at DTC, as applicable. However, the letter of transmittal or facsimile thereof, with any required signature guarantees, or an agent's message, and any other required documents, must be transmitted to and received by the exchange agent at the address set forth below under "—The Exchange Agent" on or prior to the expiration date or comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        If a registered holder of old notes desires to tender the old notes, and the old notes are not immediately available, or time will not permit the holder's old notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

  •
  the tender is made through an eligible institution;

  •
  prior to the expiration date, the exchange agent received from an eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery,

  (1)
  stating the name and address of the holder of old notes and the amount of old notes tendered;

  (2)
  stating that the tender is being made; and

  (3)
  guaranteeing that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Withdrawal Rights

        You may withdraw tenders of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at one of the addresses set forth below under "—The Exchange Agent". Any such notice of withdrawal must:

  (1)
  specify the name of the person having tendered the old notes to be withdrawn;

  (2)
  identify the old notes to be withdrawn, including the principal amount of such old notes; and

  (3)
  where certificates for old notes are transmitted, specify the name in which old notes are registered, if different from that of the withdrawing holder.

        If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of this exchange offer. Any old notes tendered for exchange that are not exchanged for any reason will be returned to the holder without cost to such holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC, such old notes will be credited to an account maintained with DTC for the old notes as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. Properly withdrawn old notes may be re-tendered by following one of the procedures described under "—How to Tender Old Notes for Exchange" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provision of this exchange offer, we will not be required to accept for exchange, or to issue new notes in this exchange offer for any old notes, and we may terminate or amend this exchange offer, if at any time before the expiration of this exchange offer:

  (1)
  any federal law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with this exchange offer;

  (2)
  any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

  (3)
  there shall occur a change in the current interpretation by the staff of the SEC which permits the new notes issued in this exchange offer in exchange for the old notes to be offered for resale, resold and otherwise transferred by such holders, other than broker-dealers and any such holder which is an "affiliate" of our Company within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new notes acquired in this exchange offer are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such new notes issued in this exchange offer;

  (4)
  there has occurred any general suspension of or general limitation on prices for, or trading in, securities on any national exchange or in the over-the-counter market;

  (5)
  any governmental agency creates limits that adversely affect our ability to complete this exchange offer; or

  (6)
  there shall occur any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence this exchange offer.

        The non-occurrence of each of the preceding events is a condition to this exchange offer. We expressly reserve the right to amend or terminate this exchange offer upon the occurrence of any of these events. The conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion prior to the expiration of this exchange offer. If we do so, this exchange offer will remain open for at least three (3) business days following any waiver of the preceding conditions and, if we determine that any waiver constitutes a material change to the terms of this exchange offer, this exchange offer will remain open for at least five (5) business days following any such waiver. Our failure at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which we may assert at any time and from time to time, except that all conditions to this exchange offer must be satisfied or waived by us prior to the expiration of this exchange offer. We will give oral or written notice or public announcement of any waiver by us of any condition and any related amendment, termination or extension of this exchange offer. In the case of any extension, such oral or written notice or public announcement will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

The Exchange Agent

        Wells Fargo Bank, N.A. has been appointed as our exchange agent for this exchange offer. All executed letters of transmittal should be directed to our exchange agent at the address set forth below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By registered mail or certified mail:

Wells Fargo Bank, N.A.
Corporate Trust Operations
MAC N9303-121
P.O. Box 1517
Minneapolis, MN 55480
Attn: Huntsman Administrator

By regular mail or overnight courier:

Wells Fargo Bank, N.A.
Corporate Trust Operations
MAC N9303-121
6th Street and Marquette Avenue
Minneapolis, MN 55479
Attn: Huntsman Administrator

By hand before 4:30 p.m.:

Wells Fargo Bank, N.A.
Northstar East Building
608 2nd Avenue South
12th Floor—Corporate Trust Services
Minneapolis, MN 55402
Attn: Huntsman Administrator

For information, call:
(800) 344-5128

By facsimile transmission:
(for eligible institutions only)
(612) 667-4927

Confirm by Telephone:
(612) 667-9764

        Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

        We will not make any payment to brokers, dealers, or others soliciting acceptance of this exchange offer except for reimbursement of mailing expenses.

Accounting Treatment

        We will not recognize any gain or loss for accounting purposes upon the consummation of this exchange offer. We will amortize the expense of this exchange offer over the term of the new notes in accordance with accounting principles generally accepted in the United States of America.

Transfer Taxes

        You will not be obligated to pay any transfer taxes in connection with the tender of your old notes in this exchange offer. If, however, new notes are to be delivered to, or are to be issued in the name of, any person other than the holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with this exchange offer, then you must pay any such transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to you.

Consequences of Failing to Exchange Old Notes

        Holders who desire to tender their old notes in exchange for new notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor our Company is under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange.

        Old notes that are not tendered or are tendered but not accepted will, following the consummation of this exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legend on the old notes and in the offering circular dated April 30, 2003, relating to the old notes. Except in limited circumstances with respect to specific types of holders of old notes, we will have no further obligation to provide for the registration under the Securities Act of such old notes. In general, old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the untendered old notes under the Securities Act or under any state securities laws.

        Upon completion of this exchange offer, holders of the old notes will not be entitled to any further registration rights under the exchange and registration rights agreements, except under limited circumstances.

        Holders of the new notes and any old notes which remain outstanding after consummation of this exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Old Notes

        Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the new notes may be offered for resale, resold or otherwise transferred by holders of such notes, other than by any holder which is a broker-dealer or an "affiliate" of our Company within the meaning of Rule 405 under the Securities Act. The new notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  (1)
  the new notes are acquired in the ordinary course of such holder's business; and

  (2)
  such holder has no arrangement or understanding with any person to participate in the distribution of the new notes.

        However, the SEC has not considered this exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to this exchange offer as in such other circumstances.

        Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

  (1)
  it is not an affiliate of ours;

  (2)
  it is not engaged in, and does not intend to engage in, a distribution of the new notes and has no arrangement or understanding to participate in a distribution of the new notes;

  (3)
  it is acquiring the new notes in the ordinary course of its business; and

  (4)
  it is not acting on behalf of a person who could not make representations (1)-(3).

        Each broker-dealer that receives new notes in this exchange offer for its own account in exchange for old notes must acknowledge that it acquired such old notes as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with this exchange offer.

        In addition, to comply with state securities laws of certain jurisdictions, the new notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the new notes. We have agreed in the exchange and registration rights agreements that, prior to any public offering of transfer restricted securities, we will register or qualify the transfer restricted securities for offer or sale under the securities laws of any jurisdiction requested by a holder. Unless a holder requests, we currently do not intend to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available. "Transfer restricted securities" means each old note until:

  (1)
  the date on which such old note has been exchanged by a person other than a broker-dealer or an affiliate for a new note;

  (2)
  following the exchange by a broker-dealer in this exchange offer of an old note for a new note, the date on which the new note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this prospectus;

  (3)
  the date on which such old note has been effectively registered under the Securities Act and disposed of in accordance with a shelf registration statement that we file in accordance with the exchange and registration rights agreements; or

  (4)
  the date on which such old note is distributed to the public in a transaction under Rule 144 of the Securities Act.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount, which will be cancelled. Accordingly, there will not be any increase in our indebtedness.

        The net proceeds received by us from the sale of the units of which the old notes were a part, after deducting the underwriting discounts and commissions and estimated offering expenses, were used to complete the HIH Consolidation Transaction and the purchase of the HIH Senior Subordinated Discount Notes.

CAPITALIZATION

        The following table sets forth the cash and capitalization of our Company as of March 31, 2004.

Cash(a)	$176.9
Debt(b)
Huntsman LLC Debt, excluding HIH and HI:
Senior secured credit facilities:
Term Loan A due 2007	$606.3
Term Loan B due 2007	459.0
Revolving facility due 2006(a)	85.0
Other debt:
Huntsman LLC senior secured notes due 2007	450.8
Huntsman LLC senior subordinated fixed rate notes due 2007	44.2
Huntsman LLC senior subordinated floating rate notes due 2007	15.1
Huntsman Specialty Chemicals Corporation subordinated note due 2008	100.0
Huntsman Australia Holdings Corporation (HAHC) credit facilities due 2003-2005	44.8
Huntsman Chemical Company Australia (HCCA) credit facilities due 2003-2005	48.2
Subordinated note and accrued interest—affiliate	36.8
Term note payable to a bank	9.5
Other	4.4

Total Huntsman LLC Debt, excluding HIH and HI	1,904.1
HI:
Senior secured credit facilities:
Term B loan due 2007	620.1
Term C loan due 2008	620.1
Revolving facility due 2005(a)	110.0
Other debt:
Senior unsecured notes due 2003-2006	456.8
Senior subordinated notes due 2009	1,154.4
Other long-term debt	37.6

Total HI debt	2,999.0
HIH:
Senior discount notes due 2003-2004	449.2
Senior subordinated discount notes—affiliate	372.1

Total HIH debt	821.3
Total HIH consolidated debt	3,820.3

AdMat:
Senior secured notes due 2010	348.3
Other debt	2.4

Total AdMat debt	350.7
HMP:
HMP Senior Secured Notes (Principal amount $482.0) due 2007	348.3

Total HMP debt	348.3
Elimination of HIH Senior subordinated discount notes owned by HMP	(372.1)

Total long-term debt	$6,051.3

Equity	142.0

Total capitalization	$6,193.3

(a)
The senior secured revolving credit facilities of Huntsman LLC, HIH and AdMat allow borrowing of up to $275 million, $400 million and $60 million, respectively. As of March 31, 2004, Huntsman LLC

  (excluding HIH) had $85.0 million of outstanding borrowings and approximately $16 million of outstanding letters of credit under the $275 million HLLC Revolving Facility, and, at March 31, 2004, Huntsman LLC (excluding HIH) had $33.0 million of cash on its balance sheet. Accordingly, as of March 31, 2004, Huntsman LLC (excluding HIH) had cash and unused borrowing capacity of approximately $207 million, subject to covenants under the HLLC Revolving Facility, including a $70 million minimum revolver availability covenant. As of March 31, 2004, HI had $110.0 million of outstanding borrowings and approximately $7 million of outstanding letters of credit under the HI Revolving Facility, and HI had $80.5 million in cash balances on the balance sheet. HI also maintains $25.0 million of short-term overdraft facilities, of which $12.6 million was available at March 31, 2004. HI's total cash and unused borrowing capacity as of March 31, 2004 was approximately $376 million. As of March 31, 2004, AdMat had no outstanding borrowings under the AdMat Revolving Credit Facility, but it had approximately $16 million of outstanding letters of credit under the facility. As of March 31, 2004, AdMat had approximately $108 million of cash and unused borrowing capacity, including approximately $64 million of cash on its balance sheet and approximately $44 million in undrawn commitments on the AdMat Revolving Credit Facility.

(b)
Excludes $310 million of medium term notes and commercial paper issued by a non-consolidated special purpose entity in connection with HIH's accounts receivable securitization program.

UNAUDITED PRO FORMA FINANCIAL DATA

        The unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 2003, give effect to the following transactions as if each transaction had occurred on January 1, 2003:

  •
  Issuance of the old notes and the application of the proceeds therefrom;

  •
  Issuance by Huntsman LLC on September 30, 2003 of $380 million aggregate principal amount and on December 3, 2003 of $75.4 million aggregate principal amount the HLLC 2003 Secured Notes;

  •
  Issuance by HI on April 11, 2003 of $150 million aggregate principal amount of the HI 2003 Senior Notes;

  •
  Completion of the refinancing of a portion of the borrowings under the HI Credit Facilities;

  •
  Completion of the HIH Consolidation Transaction; and

  •
  Completion of the AdMat Transaction.

        The summary financial data set forth below should be read in conjunction with the audited consolidated financial statements of HMP, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Summary Historical and Pro Forma Financial Data," and "Selected Historical Financial Data" included elsewhere in this prospectus and, in each case, any related notes thereto.

        The unaudited pro forma financial data does not purport to be indicative of the combined financial position or results of operations of future periods or indicative of results that would have occurred had the above transactions been consummated on the dates indicated. The pro forma and other adjustments, as described in the accompanying notes to the pro forma condensed consolidated statements of operations, are based upon available information and certain assumptions that management believes are reasonable. You should read the following unaudited pro forma financial data in conjunction with the audited consolidated financial statements and related notes thereto of HMP included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2003

	Pro Forma Adjustments
	HMP	HIH(i)	AdMat(j)	Other Adjustments		Pro Forma HMP
	(Dollars in Millions)
Revenues	$7,080.9	$1,733.4	$531.8	$(93.7	)(a)	$9,252.4
Cost of goods sold	6,373.1	1,551.9	412.7	(82.6	)(b)	8,255.1

Gross profit	707.8	181.5	119.1	(11.1)		997.3
Expenses:
Operating expenses	493.4	104.6	172.1	(37.9	)(c)	732.2
Restructuring and plant closing costs (credit)	37.9	17.1	—	—		55.0

Total	531.3	121.7	172.1	(37.9)		787.2

Operating income (loss)	176.5	59.8	(53.0)	26.8		210.1
Interest expense	(428.3)	(113.2)	(36.3)	(22.8	)(d)	(606.6)
Interest income—affiliate	19.2	—	—	(19.2	)(e)	—
Loss on accounts receivable securitization program	(20.4)	(12.0)	—	—		(32.4)
Other expense	—	(2.2)	—	—		(2.2)
Equity in income (loss) of investment in unconsolidated affiliates	(37.5)	—	—	39.0	(f)	1.5

Loss before taxes and minority interest	(290.5)	(67.6)	(89.3)	23.8		(423.6)
Income tax benefit (expense)	(30.8)	2.4	11.4	(15.8)	(g)	(32.8)
Minority interest in (income) loss of subsidiaries	1.5	—	—	5.3	(h)	6.8

Net loss	$(319.8)	$(65.2)	$(77.9)	$13.3		$(449.6)

(a)
To eliminate intercompany sales between Huntsman LLC and HIH.

(b)
To reflect the net effect on cost of goods sold as follows (dollars in millions):

Eliminate intercompany cost of goods sold between Huntsman LLC and HIH	$(89.5)
Reflect the net adjustment to depreciation and amortization expense as a result of the Minority Interests Acquisition and the HIH Consolidation Transaction. The expected useful lives of the assets range from 15 to 20 years	6.9

$(82.6)

(c)
To reflect the net effect on operating expenses as follows (dollars in millions):

Eliminate intercompany charges between Huntsman LLC and HIH	$(4.1)
To eliminate the effect of the unrealized exchange gains (losses) arising from the revaluation of non functional currency denominated debt as substantially all of such debt has been repaid in connection with the AdMat Transaction.	(33.8)

$(37.9)

(d)
To reflect the net impact on interest expense as follows decrease (increase) (dollars in millions):

Huntsman Polymers Notes, principal $36.8 million, fixed interest rate of 11.75%	$3.7
Interest on the Huntsman LLC notes, principal $75.4 million and $380 million, respectively, of an estimated effective rate of 11 3/4% and 11 7/8%, respectively, after giving effect to discounts	(42.1)
Interest on HLLC Term Facilities and HLLC Revolving Facility repaid at average rates of 6.84% and 6.55%, respectively	20.5
Amortization of debt issuance costs related to the Huntsman LLC notes over 7 years	(1.5)
Interest on the HMP notes at an effective interest rate of 23.7%, after giving effect to the allocation of the net proceeds to the warrants. The discount from the initial accreted value of the note of $423.5 will be amortized to interest over the term of the HMP notes. The HMP notes have a stated rate of 15%.	(30.8)
Amortization of debt issuance costs related to the HMP notes over 5 years	(0.9)
Interest on the HI 2003 Senior Notes at an estimated effective rate of 8.53%, after giving effect to the premium. The stated interest rate on the HI 2003 Senior Notes is 9.875%	(4.0)
Interest on the HI Credit Facilities repaid at average rate of 6.00%	2.7
Incremental interest expense increase for refinancing between tranches of the HI Credit Facilities	(1.5)
Amortization of debt issuance costs related to the HI 2003 Senior Notes over 7 years	(0.3)
Interest on AdMat fixed rate notes at 11%	(27.5)
Interest on AdMat floating rate note at a rate of 10.5%, after giving effect to the discount	(9.8)
Amortization of AdMat debt issuance cost over the related term of the notes	(2.8)
Interest on other debt and letter of credit fees	(1.6)
Reduction in interest expense from the repayment of the Vantico Credit Facilities as a rate of 4.1%	15.3
Reduction in interest expense from the repayment of the Vantico Senior Notes at a rate of 12%	32.9
Reduction in interest expense from the repayment of the Vantico Bridge Facilities at a rate of 20%	3.8
Reduction in interest expense from the repayment of the short-term debt and certain overdraft facilities at a rate of 4.1%	2.2
Reduction in amortization of Vantico debt issuance costs written off	3.4
Elimination of interest expense on the HIH Senior Subordinated Discount Notes	15.1

$(22.8)

(e)
To eliminate interest income of HMP on the HIH Senior Subordinated Discount Notes.

(f)
To eliminate the equity in income (loss) of HIH.

(g)
To reflect the income tax expenses associated with the AdMat Transaction. No tax benefit was recorded related to the Huntsman LLC pro forma adjustments as Huntsman LLC has a full valuation allowance on its net deferred tax assets. No tax benefit was recorded related to the HIH pro forma adjustments as the adjustments relate income or expense in the U.S.

(h)
To record the minority interest of AdMat Investment.

(i)
Includes the results of operations of HIH for the four months ended April 31, 2003.

(j)
Includes the results of operations of Vantico (predecessor company of AdMat) for the six months ended June 30, 2003.

SELECTED HISTORICAL FINANCIAL DATA

        The selected financial data set forth below presents the historical financial data of HMP as of the dates and for the periods indicated. The selected financial data as of March 31, 2004 and for the three month period ended March 31, 2004 and 2003 have been derived from the unaudited consolidated financial statements of HMP included elsewhere in this prospectus. The selected financial data as of March 31, 2003 has been derived from the unaudited consolidated financial statements of HMP. The selected financial data as of December 31, 2002 and 2003 and for the years ended December 31, 2001, 2002 and 2003 have been derived from the audited consolidated financial statements of HMP included elsewhere in this prospectus. The selected financial data as of December 31, 1999, 2000 and 2001 and for the years ended December 31, 1999 and 2000 have been derived from the audited consolidated financial statements of HMP. You should read the selected financial data in conjunction with "Unaudited Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the audited consolidated financial statements and accompanying notes of HMP included elsewhere in this prospectus.

	Three months ended March 31,		Year ended December 31,
	2004	2003	2003(a)	2002	2001	2000	1999
	(Dollars in Millions)
Statement of Operations Data:
Revenues	$2,638.8	$831.9	$7,080.9	$2,661.0	$2,757.4	$3,325.7	$2,838.8
Gross profit	284.6	40.7	707.8	240.0	90.8	128.7	320.3
Operating income (loss)	84.9	0.3	176.5	66.3	(709.4)	(78.7)	74.8
Loss before cumulative effect of accounting change	(84.8)	(57.1)	(319.8)	(191.9)	(842.8)	(138.6)	(75.6)
Cumulative effect of accounting change	—	—	—	169.7	0.1	—	—
Net loss	$(84.8)	$(57.1)	$(319.8)	$(22.2)	$(842.7)	$(138.6)	$(75.6)
Depreciation and amortization	127.7	32.1	353.4	152.7	197.5	200.3	203.6
Interest expense, net	160.0	22.3	409.1	181.9	239.3	208.6	191.7
Income tax expense (benefit)	4.9	—	30.8	8.5	(184.9)	(81.2)	(36.8)
Cumulative effect of accounting change	—	—	—	(169.7)	(0.1)	—	—

EBITDA(b)	$207.8	$(2.7)	$473.5	$151.2	$(590.9)	$189.1	$282.9

Other Data:
Capital expenditures	$55.8	$12.7	$191.0	$70.2	$76.4	$90.3	$150.2
Ratio of earnings to fixed charges(c)	—	—	—	—	—	—	—
Balance Sheet Data (at period end):
Total assets	$8,731.0	$2,806.7	$8,737.4	$2,747.2	$2,357.8	$3,543.8	$3,565.1
Long-term debt(d)	6,051.3	1,922.6	5,910.1	1,736.1	2,450.5	2,268.6	2,136.2
HGI's interest in preferred stock of consolidated subsidiary	194.4	—	194.4	—	—	—	—

(a)
On May 9, 2003, we completed the HIH Consolidation Transaction, and, on June 30, 2003, our affiliates completed the AdMat Transaction. Accordingly, effective May 1, 2003, HIH became a consolidated subsidiary of our Company. As of May 1, 2003, HIH's total assets of $5,187.1 million (including cash of $62.2 million), total liabilities of $4,889.2 million, and minority interest of $1.0 million were consolidated into our Company. AdMat has been included in the consolidated financial statements of the Company as of June 30, 2003. As of June 30, 2003, AdMat's total assets of $923.5 million (including cash of $69.1 million), total liabilities of $702.6 million, and minority interest of $26.3 million were consolidated into our Company. As a consequence, our results for 2003 are not comparable to the results presented for prior years.

(b)
EBITDA is defined as net loss before interest, income taxes, depreciation and amortization and cumulative effect of accounting change. EBITDA is included in this prospectus because it is a basis on which we assess our financial performance and debt service capabilities, and because certain covenants in our borrowing arrangements are tied to similar measures. However, EBITDA should not be considered in isolation or viewed as a substitute for cash flow from operations, net income or other measures of performance as defined by GAAP or as a measure of a company's profitability or liquidity. We understand that while EBITDA is frequently used by security analysts, lenders and others in their evaluation of companies, EBITDA as used herein is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

(c)
The ratio of earnings to fixed charges has been calculated by dividing (A) the sum of pretax income (loss) from continuing operations before minority interest and equity income (loss), fixed charges, amortization of capitalized interest, and distributed income of equity investees less interest capitalized, preference security dividend requirements of consolidated subsidiaries, and minority interest in pretax income of subsidiaries that have not incurred fixed charges by (B) fixed charges. Fixed charges are equal to interest expense (including amortization of deferred financing costs) plus the portion of rent expense estimated to represent interest. Earnings for each of the three month periods ended March 31, 2004 and 2003 and for the years ended December 31, 2003, 2002, 2001, 2000, and 1999 were insufficient to cover fixed charges by $79.6, $25.7, $257.7, $130.8, $974.6, $283.3 and $156.4, respectively.

(d)
Long-term debt includes the current portion of long-term debt.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the historical financial statements and other financial information appearing elsewhere in the prospectus, including "Prospectus Summary—Summary Historical and Pro Forma Financial Data," "Capitalization" and "Selected Historical Financial Data."

Overview

        We are a global manufacturer and marketer of differentiated and commodity chemicals. We produce a wide range of products for a variety of global industries, including the chemical, plastics, automotive, aviation, footwear, paints and coatings, construction, technology, agriculture, healthcare, consumer products, textile, furniture, appliance and packaging industries. We operate at facilities located in North America, Europe, Asia, Australia, South America and Africa. Our business is organized in six segments, and the major products of each reportable operating segment are as follows:

Segment	Products
Polyurethanes	MDI, TDI, TPU, polyols, aniline, PO and MTBE
Advanced Materials	Epoxy resin compounds, cross-linkers, matting agents, curing agents, epoxy, acrylic and polyurethane-based adhesives and tooling resins and sterolithography tooling resins
Performance Products	Amines, surfactants, linear alkylbenzene, maleic anhydride, other performance chemicals, and glycols
Polymers	Ethylene (produced at the Odessa, Texas facilities primarily for internal use), polyethylene, polypropylene, expandable polystyrene, styrene and other polymers
Pigments	Titanium dioxide
Base Chemicals	Olefins (primarily ethylene and propylene), butadiene, MTBE, benzene, cyclohexane and paraxylene

        Our products are divided into two broad categories—differentiated and commodity chemicals. Our Polyurethanes, Advanced Materials and Performance Products businesses mainly produce differentiated products and our Polymers, Pigments and Base Chemicals businesses mainly produce commodity chemicals. Among our commodity products, our Pigments business, while cyclical, tends to follow different trends and is not influenced by the same factors as our petrochemical-based commodity products. In addition, there are a limited number of significant competitors in our Pigments business, relatively high barriers to entry and strong customer loyalty. Certain products in our Polymers segment also follow different trends than petrochemical commodities as a result of our niche marketing strategy for such products that focuses on supplying customized formulations. Nevertheless, each of our six operating segments is impacted to some degree by economic conditions, prices of raw materials and global supply and demand pressures.

        Historically, the demand for many of our Polyurethanes and Advanced Materials products has been relatively resistant to changes in global economic conditions as industry growth in product demand has been strongly influenced by continuing product substitution, innovation and new product development. The stability of demand has also benefited from the wide variety of end markets for our Polyurethanes and Advanced Materials products. However, in the past year, volatile feedstock pricing has impacted overall margins. Historically, sales volumes of MDI and epoxy-based products have grown at rates in excess of global GDP growth.

        The global PO market is influenced by supply and demand imbalances. PO demand is largely driven by growth in the polyurethane industry, and, as a result, growth rates for PO have generally exceeded GDP growth rates. As a co-product of our PO manufacturing process, we also produce MTBE. MTBE is an oxygenate that is blended with gasoline to reduce harmful vehicle emissions and to enhance the octane rating of gasoline. See "—Liquidity and Capital Resources—Environmental Matters—MTBE Developments" below for more information on the legal and regulatory developments that may curtail or eliminate the use of MTBE in gasoline in the future.

        In comparison to commodity businesses, the demand for many of the products we produce in our Performance Products segment historically has also been relatively resistant to changes in global economic conditions. Like our Polyurethanes and Advanced Materials segments, Performance Products growth in general is strongly influenced by product substitution, innovation and new product development. Also, demand stability benefits from a broad range of end markets. A significant portion of our Performance Products are sold into consumer end use applications including household detergents and personal care products. As such, historically, demand for these products has been relatively stable and tends to be less susceptible to changes in global economic conditions.

        Our Polymers business is comprised of two regionally-focused businesses, one in North America and one in Australia. In North America, we convert internally produced and purchased building block chemicals, such as ethylene and propylene, into polyethylene, polypropylene, expandable polystyrene and amorphous polyalphaolefins ("APAO"). We pursue a niche marketing strategy for certain of our Polymers products by focusing on those customers that require customized polymer formulations and that are willing to pay for customized formulations. Our Australian Polymers business produces styrene, most of which is used internally to produce polystyrene, expandable polystyrene and other associated materials. This business primarily serves the Australian and New Zealand markets.

        Historically, growth in demand for TiO2 pigments has generally been in line with GDP growth rates. Pigment prices have historically reflected industry-wide operating rates but have typically lagged behind movements in these rates by up to twelve months due to the effects of product stocking and destocking by customers and suppliers, contract arrangements and cyclicality. The industry experiences some seasonality in its sales because sales of paints in Europe and North America, the largest end use for TiO2, are generally highest in the spring and summer months in those regions. This results in greater sales volumes in the first half of the year because the proportion of our TiO2 products sold in Europe and North America is greater than that sold in the southern hemisphere.

        Our Base Chemicals business produces olefins (such as ethylene and propylene), butadiene, aromatics (including benzene, cyclohexane and paraxylene) and MTBE. Our Base Chemicals products are largely made from a variety of crude oil and natural gas based feedstocks. Ethylene and propylene are the two most common petrochemical building blocks and are used in a wide variety of applications, including packaging film, polyester fiber, plastic containers and polyvinyl chloride, as well as carpets and cleaning compounds. Our aromatics products are used to produce other intermediate chemicals, as well as in synthetic fibers, resins and rubber. A substantial portion of our Base Chemicals product portfolio is integrated into the supply chain for our Performance Products segment where these building block materials are upgraded into higher value differentiated products and then sold to third parties.

        Many of the markets for Base Chemicals products, particularly ethylene, propylene, paraxylene and cyclohexane, and Polymers products, particularly polyethylene, polypropylene and styrene, are cyclical and sensitive to changes in the balance between supply and demand, the price of raw materials, and the level of general economic activity. Historically, these markets have experienced alternating periods of tight supply and rising prices and profit margins, followed by periods of capacity additions resulting in over-capacity and falling prices and profit margins. Demand for the majority of our commodity chemicals products has generally grown at rates that are approximately equal to or slightly greater than

GDP growth. Market conditions during recent years generally have been characterized by a broad-based weakening in demand, overcapacity, volatile raw material costs and periods of reduced profit margins. We believe that weak economic conditions have resulted in a contraction in production capacity. If this contraction in industry capacity is sustained and if demand growth returns to the rates which have been achieved historically, we believe that industry profitability will improve.

Results of Operations

Three Months Ended March 31, 2004 Compared to Three Months Ended March 31, 2003 (Unaudited) (Dollars in Millions)

	Three months ended March 31,
	2004	2003(2)
Revenues	$2,638.8	$831.9
Cost of goods sold	2,354.2	791.2

Gross profit	284.6	40.7
Expenses of selling, general and administrative, research and development, and other operating income (expense)	191.0	40.4
Restructuring and plant closing costs	8.7	—

Operating income	84.9	0.3
Interest expense, net	(160.0)	(22.3)
Loss on accounts receivable securitization program	(3.5)	—
Equity income on investments in unconsolidated affiliates	0.7	(34.6)
Other expense	(1.8)	(0.5)

Loss before income tax benefit, and Minority interests	(79.7)	(57.1)
Income tax expense	(4.9)	—
Minority interests in subsidiaries' loss	(0.2)	—

Net loss	$(84.8)	$(57.1)

Interest expense, net	160.0	22.3
Income tax (benefit) expense	4.9	—
Depreciation and amortization	127.7	32.1

EBITDA(1)	$207.8	$(2.7)

(1)
EBITDA is defined as net loss before interest, taxes, depreciation and amortization. We believe that EBITDA information enhances an investor's understanding of our financial performance and our ability to satisfy principal and interest obligations with respect to our indebtedness. In addition, we refer to EBITDA because certain covenants in our borrowing arrangements are tied to similar measures. However, EBITDA should not be considered in isolation or viewed as a substitute for net income, cash flow from operations or other measures of performance as defined by generally accepted accounting principles in the United States. We understand that while EBITDA is frequently used by security analysts, lenders and others in their evaluation of companies, EBITDA as used herein is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. Our management uses EBITDA to assess financial performance and debt service capabilities. In assessing financial performance, our management reviews EBITDA as a general indicator of economic performance compared to prior periods. Because EBITDA excludes interest, income taxes, depreciation and amortization, EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization. Our management believes this type of measurement is useful for comparing general operating performance from period to period and making certain related management decisions. Nevertheless, our management recognizes that there are material limitations associated with the use of EBITDA as compared to net income, which reflects overall financial performance, including the effects of interest, taxes, depreciation and amortization.

        Included in EBITDA are the following items of income (expense):

	Three months ended March 31,
	2004	2003
Foreign exchange gains—unallocated	$13.5	$2.8
Foreign exchange gains—AdMat	2.7	—
Gain (loss) on accounts receivable securitization program	(3.5)	—
Early extinguishment of debt	(1.9)	—
Restructuring and reorganization:
Polyurethanes	(4.8)	—
Pigments	(3.9)	—

Total restructuring and reorganization	$(8.7)	$—

(2)
On May 9, 2003, we completed the HIH Consolidation Transaction, and, on June 30, 2003, our affiliates completed the AdMat Transaction. Accordingly, effective May 1, 2003, HIH became a consolidated subsidiary of our Company. As of May 1, 2003, HIH's total assets of $5,187.1 million (including cash of $62.2 million), total liabilities of $4,889.2 million, and minority interest of $1.0 million were consolidated into our Company. AdMat has been included in the consolidated financial statements of the Company as of June 30, 2003. As of June 30, 2003, AdMat's total assets of $923.5 million (including cash of $69.1 million), total liabilities of $702.6 million, and minority interest of $26.3 million were consolidated into our Company. As a consequence, our results for the three months ended March 31, 2004 are not comparable to the results presented for the same period in 2003.

Pro Forma Financial Information

        In order to present data that is useful for comparative purposes, the following has been prepared as if HIH and AdMat were consolidated subsidiaries as of January 1, 2003. HIH became a consolidated subsidiary as of May 1, 2003 and AdMat became a consolidated subsidiary effective June 30, 2003. To complete the pro forma information, we have consolidated the additional operations and elimination entries of related parties for HIH and AdMat for the three months ended March 31, 2004. We believe the use of pro forma results for the periods covered in this report provides a more meaningful comparison of our results between the applicable periods. These results do not necessarily reflect the results that would have been obtained if we had consolidated HIH and AdMat on the dates indicated or that may be expected in the future.

Three Months Ended March 31, 2004 Compared to Three Months Ended March 31, 2003 (Pro Forma) (Unaudited) (Dollars in Millions)

	Three months ended March 31,
	2004	2003
	Historical	Pro forma
Revenues	$2,638.8	$2,332.7
Cost of goods sold	2,354.2	2,096.9

Gross profit	284.6	235.8
Expenses of selling, general and administrative, research and development, and other operating income (expense)	191.0	187.7
Restructuring and plant closing costs	8.7	17.1

Operating income	84.9	31.0
Interest expense, net	(160.0)	(124.1)
Loss on accounts receivable securitization program	(3.5)	(9.2)
Equity income on investments in unconsolidated affiliates	0.7	—
Other expense	(1.8)	(2.6)

Loss before income tax benefit, and Minority interests	(79.7)	(104.9)
Income tax benefit (expense)	(4.9)	4.9
Minority interests in subsidiaries' loss	(0.2)	1.7

Net loss	$(84.8)	$(98.3)

Interest expense, net	160.0	124.1
Income tax (benefit) expense	4.9	(4.9)
Depreciation and amortization	127.7	118.3

EBITDA(1)	$207.8	$139.2

(1)
EBITDA is defined as net loss before interest, taxes, depreciation and amortization. We believe that EBITDA information enhances an investor's understanding of our financial performance and our ability to satisfy principal and interest obligations with respect to our indebtedness. In addition, we refer to EBITDA because certain covenants in our borrowing arrangements are tied to similar measures. However, EBITDA should not be considered in isolation or viewed as a substitute for net income, cash flow from operations or other measures of performance as defined by generally accepted accounting principles in the United States. We understand that while EBITDA is frequently used by security analysts, lenders and others in their evaluation of companies, EBITDA as used herein is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. Our management uses EBITDA to assess financial performance and debt service capabilities. In assessing financial performance, our management reviews EBITDA as a general indicator of economic performance compared to prior periods. Because EBITDA excludes interest, income taxes, depreciation and amortization, EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization. Our management believes this type of measurement is useful for comparing general operating performance from period to period and making certain related management decisions. Nevertheless, our management recognizes that there are material limitations associated with the use of EBITDA as compared to net income, which reflects overall financial performance, including the effects of interest, taxes, depreciation and amortization.

        Included in EBITDA are the following items of income (expense):

	Three months ended March 31,
	2004	2003
Foreign exchange gains—unallocated	$13.5	$17.3
Foreign exchange gains—Admat	2.7	—
Foreign currency effect of predecessor debt structure	—	(10.0)
Gain (loss) on accounts receivable securitization program	(3.5)	(9.2)
Early extinguishment of debt	(1.9)	—
Asset write-down		(2.8)
Restructuring and reorganization:
AdMat	—	(6.0)
Polyurethanes	(4.8)	(17.1)
Pigments	(3.9)	—

Total restructuring and reorganization	$(8.7)	$23.1

Three Months Ended March 31, 2004 Compared to Three Months Ended March 31, 2003 (Pro Forma)

        For the three months ended March 31, 2004, we had a net loss of $84.8 on revenues of $2,638.8 compared to a net loss of $98.3 million on revenues of $2,332.7 million for the same period in 2003. The increase of $13.5 million in net loss was the result of the following items:

  •
  Revenues for the three months ended March 31, 2004 increased by $306.1 million, or 13%, to $2,638.8 million from $2,332.7 million during the same period in 2003. Revenues increased in all segments due to higher average selling prices and due to increased volumes in our Polyurethanes segment. Average selling prices increased primarily due to the effects of underlying raw material and energy prices. Selling prices also increased as a result of the strengthening of the major European currencies versus the U.S. dollar.

  •
  Gross profit for the three months ended March 31, 2004 increased by $48.8 million to $284.6 million from $235.8 million in the same period in 2003. This increase was mainly the result of higher average selling prices which more than offset higher raw material and energy costs in the first quarter of 2004 as compared to the same period in 2003.

  •
  Selling, administrative and research and development ("SG&A") costs for the three months ended March 31, 2004 increased by $3.3 million to $191.0 million from $187.7 million in the same period in 2003. This increase largely resulted from the strength of the major European currencies against the U.S. dollar, partially offset by cost reduction measures at AdMat.

  •
  Restructuring and plant closing costs for the three months ended March 31, 2004 decreased by $8.4 million to $8.7 million from $17.1 million in the same period in 2003. In the current period our Polyurethanes segment recorded restructuring charges of $4.8 million related to workforce reductions at our Rozenberg, Netherlands site and the further restructuring of our Polyurethanes sites across the world as announced in December 2003 and our Pigments segment recorded restructuring charges of $3.9 million related to its global workforce reductions. In the three months ended March 31, 2003, our Polyurethanes segment recorded $17.1 million related to the integration its global flexible products unit into its urethane specialties unit.

  •
  Net interest expense for the three months ended March 31, 2004 increased by $35.9 million to $160.0 million from $124.1 million for the same period in 2003. The increase was primarily due to $18.9 million of non-cash pay interest expense during the 2004 period on the HMP Discount

    Notes not existing in the comparable 2003 period. The increase is also attributable to additional debt and higher interest rates on our borrowings at Huntsman LLC and HIH in the first quarter 2004 as compared to the same period in 2003. In addition, interest expense increased as a result of the compounding of interest on the HIH Senior Subordinated Discount Notes. Until maturity, interest on the HIH Senior Subordinated Discount Notes is paid in kind, not in cash.

  •
  Loss on HI's accounts receivable securitization program decreased $5.7 million to a loss of $3.5 million for the three months ended March 31, 2004 as compared to a loss of $9.2 million for the same period in 2003. Losses on the accounts receivable securitization program include the discount on receivables sold into the program, fees and expenses associated with the program and gains (losses) on foreign currency hedge contracts mandated by the terms of the program to hedge currency exposures on the collateral supporting the off-balance sheet debt issued. This decrease is mainly attributable to reduced losses on foreign currency hedge contracts mandated by HI's accounts receivable securitization program in the current period.

  •
  Income tax expense increased by $9.8 million to an expense of $4.9 million for the three months ended March 31, 2004 as compared to income tax benefit of $4.9 million for the three months ended March 31, 2003. Increased tax expenses were primarily due to the effects of differences in pre-tax income, utilization of tax attributes recorded in connection with the application of purchase accounting to the AdMat Transaction, changes in valuation allowances applied to the net deferred tax assets, and non-U.S. taxes.

        The following table sets forth the sales and EBITDA for each of our operating segments (dollars in millions):

	Three months ended March 31, 2004	Three months ended March 31, 2003
Revenues
Polyurethanes	$639.6	$554.9
Advanced Materials	284.7	268.0
Performance Products	454.9	421.3
Polymers	314.5	288.8
Pigments	254.9	246.1
Base Chemicals	859.1	692.4
Eliminations	(168.9)	(138.8)

Total	$2,638.8	$2,332.7

Segment EBITDA
Polyurethanes	$72.7	$40.2
Advanced Materials	33.9	13.0
Performance Products	35.3	39.1
Polymers	18.9	13.4
Pigments	7.7	28.9
Base Chemicals	53.3	18.3
Corporate and other	(14.0)	(13.7)

Total	$207.8	$139.2

Polyurethanes

        For the three months ended March 31, 2004, Polyurethanes revenues increased by $84.7 million, or 15%, to $639.6 million from $554.9 million for the same period in 2003. MDI sales revenue increased by 27%, due to 9% higher average selling prices supported by 17% higher sales volumes. MDI sales volumes rose by 57%, 2% and 16% in Asia, the Americas and Europe, respectively. Our spot sales to co-producers were flat compared to first quarter 2003. Accordingly, higher MDI volumes reflect significantly improved market demand. A strong rigid polyurethane market, coupled with tight supply, gave rise to strong volume gains in Asia. MDI overall average selling prices increased by 9%, of which 6% was due to the strength of the major European currencies versus the U.S. dollar and 3% was due to our continued efforts to increase selling prices in response to higher raw material and energy costs. Polyol sales revenue increased by 14% as average selling prices increased by 12% and sales volumes increased by 2%. PO sales revenues decreased by 3%, primarily due to the planned turnaround and inspection ("T&I") at our Port Neches, Texas PO facility. MTBE sales revenue decreased by 28% due to a 32% decrease in volumes, resulting primarily from the loss of co-product volume due to the planned T&I at our Port Neches PO facility, partially offset by a 5% increase in average selling prices. Average selling prices for MTBE were higher in response to higher gasoline prices.

        For the three months ended March 31, 2004, Polyurethanes segment EBITDA increased by $32.5 million to $72.7 million from $40.2 million for the same period in 2003. Increased EBITDA resulted mainly from increased volumes and higher average selling prices totaling $54.6 million, partially offset by increased raw material and energy costs of $30.4 million. For the three months ended March 31, 2004, we recorded $4.8 million in restructuring charges in connection with the cost reduction efforts at our Rozenburg, Netherlands site and the further restructuring of our sites across the world as announced in December 2003. Restructuring charges for the three months ended March 31, 2004 were $4.8 million, lower by $12.3 million compared to $17.1 million in the comparable period in 2003. Fixed manufacturing costs increased by $4.3 million, as lower costs of $3.9 million, as measured in local currencies, were offset by a $5.8 million increase that resulted from the strength of the major European currencies versus the U.S. dollar and a $2.4 million increase due to a reduction in the amount of fixed costs absorbed in inventories. SG&A and other operating expenses were relatively flat.

Advanced Materials

        Revenues for the three months ended March 31, 2004 increased by $16.7 million, or 6%, to $284.7 million from $268.0 million for the same period in 2003. The increase in revenues was attributable to a 11% increase in selling prices, partially offset by a volume decrease of 5%. The increase in selling prices is due to the effect of the strength of the major European currencies versus the U.S. dollar, and price increases in selected markets. Revenues increased 9% in North and South America, 6% in Europe and 6% in Asia. Volumes increased 7% in America, and decreased 8% in Europe and 14% in Asia. The decrease in Europe and Asia is due to a shift in product mix as we have de-emphasized certain basic epoxy resin product lines. Surface technologies (formerly coating systems) revenues increased 1%, as an 8% increase in selling prices was primarily driven by currency movements, offset by 7% lower volumes in basic epoxy resins. Structural composites revenues increased 6% as a result of the strength of the major European currencies versus the U.S. dollar and selective prices increases. Volumes for structural composite products decreased 14%, primarily driven by lower sales in the commodity-oriented Asian electronic laminates market, partially offset by strong sales gains in the aerospace market and a further strengthening of sales in the recreational and wind power generation markets. Average selling prices for structural composites products increased 21%, primarily driven by the strength of the major European currencies versus the U.S. dollar, selective price increases and mix effects, following the reduced volume of low margin electronic laminates sales. Electrical insulating materials revenues increased 15% as selling prices increased 10% due to the strength of the major European currencies versus the U.S. dollar and we achieved price increases in selected portions of our markets, while volumes increased by 5%, primarily due to strong demand in Asia. Adhesives revenue increased by 15%, with strong sales achieved in the DVD, aerospace, construction and general bonding markets. Volumes decreased 2%, while average selling prices increased 18% as a result the strength of the major European currencies versus the U.S. dollar and mix effects. Revenue for tooling and modeling materials increased by 10%, as volumes increased 4%, and prices increased 6%, primarily driven by the strength of the major European currencies versus the U.S. dollar.

        For the three months ended March 31, 2004, Advanced Materials segment EBITDA increased by $13.9 million to $33.5 million from $13.3 million on a pro forma basis for the same period in 2003. Increased EBITDA resulted mainly from increased revenues and a stronger margin environment in the current period. Margins were aided by a more favorable product mix, as we strategically reduced the volumes of our structural composite products sold into the Asian electronic laminates market, and increased our sales of higher margin adhesives, electrical insulating materials and other structural composite products. A $5.7 million reduction in SG&A and other operating expenses due to our cost reduction initiatives also contributed positively to the substantial increase in our segment EBITDA.

Performance Products

        For the three months ended March 31, 2004, Performance Products revenues increased by $33.6 million, or 8%, to $454.9 million from $421.3 million for the same period in 2003. Overall, average selling prices increased by 14%, while sales volumes fell by 5%. Ethylene glycol revenues fell by 16% over the same period in 2003. While ethylene glycol average selling prices rose by 18% in response to higher raw material and energy costs and higher industry operating rates, sales volumes decreased by 29% due to reduced feedstock availability in response to the planned T&I at one of our ethylene oxide units located in Port Neches, Texas. MAn revenues increased by 28% compared to the same period in 2003, as volumes rose by 15% and average selling prices increased by 14% due to a greater mix of higher-priced catalyst sales. Surfactants revenues increased by 9% over the same period in 2003, resulting from a 14% increase in average selling prices, partially offset by a decrease of 4% in volumes. Average selling prices for our surfactants in Europe and Australia remained relatively constant in local currencies; however, because of the strength of the major European currencies and the Australian dollar versus the U.S. dollar, average selling prices for surfactants in Europe and Australia increased by 21%. In the U.S., average selling prices for our surfactants rose by 6% in response to higher raw material and energy costs. Surfactants volumes decreased due to a market shift away from nonyl phenol ethoxylates to alternative products, softer European demand, competitive activity and decreased export business as a result of the strength of the major European currencies versus the U.S. dollar. Amine revenues increased by 17% over the same period in 2003, resulting from an 6% increase in average selling prices in response to higher raw material and energy costs and due to an improved product mix, while volumes increased 8% as a result of favorable demand conditions and the expansion of our customer base.

        For the three months ended March 31, 2004, Performance Products segment EBITDA decreased by $3.8 million from $39.1 million for the first quarter 2003 to $35.3 million. Lower EBITDA resulted mainly from the $8.6 million impact of lower sales volumes caused by the planned T&I of one of our Port Neches, Texas ethylene oxide units and weak sales of our surfactants products. The $47.7 million increase in raw material and energy costs was more than offset by a $51.7 million improvement in average selling prices. Manufacturing costs increased by $4.7 million, of which $3.5 million was due to foreign exchange movements, with the remainder due to additional maintenance costs offsetting the impact of cost reduction measures. Overall, SG&A and other operating expenses decreased by $0.8 million, with $2.0 million of foreign exchange movements, offset by cost reductions in our surfactants operations.

Polymers

        For the three months ended March 31, 2004, Polymers revenues increased by $25.7 million, or 9%, to $314.5 million from $288.8 million for the same period in 2003. Overall, sales volumes increased by 4% and average selling prices increased by 5%. Polyethylene revenues decreased by 1%, resulting from a 9% decrease in sales volumes, partially offset by an 8% increase in average selling prices. Lower polyethylene sales volumes were largely the result of weaker demand but were also impacted by our efforts to build inventory in preparation for the planned T&I at our Odessa, Texas facility. Polyethylene prices increased primarily in response to higher underlying raw material and energy costs. Polypropylene revenue increased by 18%, resulting from a 13% increase in average selling prices, primarily as a result of higher raw material and energy costs, and a sales volume increase of 5% on stronger demand. APAO revenues increased by 19%, as sales volumes increase 19%, largely as a result of increased sales in the export market, and in response to an improved product mix. Expandable polystyrene revenue decreased by 6%, resulting from a 14% decrease in sales volumes, primarily due to higher demand in the 2003 period as a result of customer pre-buying in anticipation of price increases expected in the second quarter 2003, partially offset by an 8% increase in average selling prices, primarily in response to higher underlying raw material and energy costs. Australian styrenics revenues increased by 10%, resulting from a 17% increase in average selling prices that was attributable to the strength of the Australian dollar versus the U.S. dollar, partially offset by a 6% decrease in sales volumes.

        For the three months ended March 31, 2004, Polymers segment EBITDA increased by $5.5 million to $18.9 million from $13.4 million for the same period in 2003. The increase in EBITDA is primarily the result of increases in selling prices of $23.9 million, which were offset by increases in raw material and energy costs of $12.9 million. In addition, manufacturing fixed costs were higher by $5.0 million, primarily due to the strength of the Australian dollar versus the U.S. dollar.

Pigments

        For the three months ended March 31, 2004, Pigments revenues increased by $8.8 million, or 4%, to $254.9 million from $246.1 million for the same period of 2003. Average selling prices increased by 4% primarily due to the strength of the major European currencies against the U.S. dollar. Average selling prices as measured in local currency decreased by 8% and 2% in Europe and North America, respectively, due to on-going industry oversupply conditions, and increased by 1% in Asia-Pacific. Sales volumes for the three months ended March 31, 2004 were essentially unchanged from the comparable period in 2003.

        For the three months ended March 31, 2004, Pigments segment EBITDA decreased by $21.2 million, or 73%, to $7.7 million from $28.9 million in the same period in 2003. A $22.0 million increase in revenues due to the strength of the major European currencies versus the U.S. dollar was offset by a $25.3 million increase in manufacturing costs, a $13.1 million reduction in local currency selling prices, and a $4.6 million increase in SG&A and other operating expenses. Manufacturing costs increased by $19.6 million due to the strength of the major European currencies against the U.S. dollar and by $6.5 million due to a reduction in the amount of fixed costs absorbed in inventories as compared to the same period in 2003, offset by a reduction of fixed costs as a result of cost reduction initiatives. SG&A and other operating expenses increased due to restructuring charges of $3.8 million and by $1.6 million due to the strength of the major European currencies against the U.S. dollar.

Base Chemicals

        For the three months ended March 31, 2004, Base Chemicals revenues increased by $166.7 million, or 24%, to $859.1 million from $692.4 million for the same period in 2003. Overall sales volumes increased by 9% and average selling prices increased by 14%. The 9% increase in sales volume is a weighted average of a 15% increase in volumes in Europe and a 3% increase in volumes in the U.S. The European volume increase includes a 10% rise in ethylene volume due in part to increased demand in the PVC and ethylene oxide derivatives markets. Additional European volume increases in paraxylene and benzene of 8% and 7%, respectively, were due to a general increase in demand. While sales volumes in the U.S. remained relatively stable with only a 3% rise, U.S. selling prices increased by 12% from the comparable period in 2003. This increase in average U.S. selling prices is largely in response to higher raw material and energy costs. European sales prices increased 11%, due mainly to the strength of the European currencies versus the U.S. dollar.

        For the three months ended March 31, 2004, Base Chemicals segment EBITDA increased by $35.0 million to $53.3 million from $18.3 million for the same period in 2003. Increased EBITDA resulted mainly from growth in demand, generating stronger revenues comprised of selling price and volume increases of $88.7 million and $9.7 million, respectively. Revenue increases were partially offset by higher raw material and energy costs of $46.2 million and increases in fixed manufacturing costs, SG&A and other operating expenses. Fixed manufacturing costs increased $10.2 million, of which $5.7 million was due to foreign currency movements. SG&A and other operating expenses increased $9.2 million primarily due to higher expenses in Europe, of which $4.2 million was due to foreign currency movements, and as a result of nonrecurring other income in the comparable period in 2003, including a $1.0 million insurance claim recovery and $3.0 million in sales of precious metals previously used as process catalysts.

Corporate and Other

        Corporate and other items includes unallocated corporate overhead, unallocated foreign exchange gains and losses, loss on the sale of accounts receivable, minority interest and other non-operating income and expense. For the three months ended March 31, 2004, EBITDA from unallocated items decreased by $0.3 million to $14.0 million from $13.7 million for the same period in 2003. Decreased EBITDA resulted primarily from reduced losses on our accounts receivable securitization program, which decreased by $5.7 million to a loss of $3.5 million in the three months ended March 31, 2004 as compared to a loss of $9.2 million in the same period of 2003. Losses on the accounts receivable securitization program include the discount on receivables sold into the program, fees and expenses associated with the program and gains (losses) on foreign currency hedge contracts mandated by the terms of the program to hedge currency exposures on the collateral supporting the off-balance sheet debt issued. The decreased loss on the accounts receivable securitization program was primarily due to reduced losses on foreign exchange hedge contracts mandated by our accounts receivable securitization program. EBITDA from corporate and other items also increased as the result of an asset valuation adjustment of $2.8 million in the first quarter of 2003. This decrease was partially offset by a $3.8 million decrease in unallocated foreign currency gains and a $1.9 million loss on early extinguishment of debt. Other items of unallocated corporate overhead remained relatively flat compared with the prior period.

Years Ended December 31, 2003, 2002 and 2001 (Dollars in Millions)

	Years ended December 31,
	2003(2)	2002	2001
Revenues	$7,080.9	$2,661.0	$2,757.4
Cost of goods sold	6,373.1	2,421.0	2,666.6

Gross profit	707.8	240.0	90.8
Expenses of selling, general and administrative, research and development, and other operating income (expense)	493.4	174.7	211.7
Restructuring and plant closing costs (credits) and asset impairment charges	37.9	(1.0)	588.5

Operating income (loss)	176.5	66.3	(709.4)
Interest expense, net	(409.1)	(181.9)	(239.3)
Loss on accounts receivable securitization program	(20.4)	—	(5.9)
Equity loss on investments in unconsolidated affiliates	(37.5)	(31.4)	(86.8)
Other income (expense)	—	(7.6)	0.6

Loss before income tax benefit, minority interests, and cumulative effect of accounting change	(290.5)	(154.6)	(1,040.8)
Income tax benefit (expense)	(30.8)	(8.5)	184.9
Minority interest in subsidaries (income) loss	1.5	(28.8)	13.1
Cumulative effect of accounting change	—	169.7	0.1

Net loss	$(319.8)	$(22.2)	$(842.7)

Interest expense, net	409.1	181.9	239.3
Income tax benefit (expense)	30.8	8.5	(184.9)
Cumulative effect of accounting change	—	(169.7)	(0.1)
Depreciation and amortization	353.4	152.7	197.5

EBITDA(1)	$473.5	$151.2	$(590.9)

(1)
EBITDA is defined as net loss before interest, income taxes, depreciation and amortization and cumulative effect of accounting change. We believe that EBITDA information enhances an investor's understanding of our financial performance and our ability to satisfy principal and interest obligations with respect to our indebtedness. In addition, we refer to EBITDA because certain covenants in our borrowing arrangements are tied to similar measures. However, EBITDA should not be considered in isolation or viewed as a substitute for net income, cash flow from operations or other measures of performance as defined by generally accepted accounting principles in the United States ("GAAP" or "U.S. GAAP"). We understand that while EBITDA is frequently used by security analysts, lenders and others in their evaluation of companies, EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the method of calculation. Our management uses EBITDA to assess financial performance and debt service capabilities. In assessing financial performance, our management reviews EBITDA as a general indicator of economic performance compared to prior periods. Because EBITDA excludes interest, income taxes, depreciation and amortization, EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization. Our management believes this type of measurement is useful for comparing general operating performance from period to period and making certain related management decisions. Nevertheless, our management recognizes that there are material limitations associated with the use of EBITDA as compared to net income, which reflects overall financial performance, including the effects of interest, taxes, depreciation and amortization. See "Note 24—Operating Segment Information" to our consolidated financial statements.

        Included in EBITDA are the following items of income (expense):

	Years ended December 31,
	2003	2002	2001
Foreign exchange gains—unallocated	$65.2	$0.4	$—
Gain (loss) on accounts receivable securitization program	20.4	—	(5.9)
Contract termination	(2.0)	—	—
Early extinguishment of debt	—	(6.7)	(1.1)
Restructuring and reorganization:
Polyurethanes	(11.0)	—	—
Performance Products	(22.1)	—
Polymers	(0.7)	5.7	(527.2)
Pigments	(6.5)	—	—
Corporate and other	2.4	(23.3)	(67.9)

Total restructuring and reorganization	$(37.9)	$(17.6)	$(595.1)

(2)
On May 9, 2003, we completed the HIH Consolidation Transaction, and, on June 30, 2003, our affiliates completed the AdMat Transaction. Accordingly, effective May 1, 2003, HIH became a consolidated subsidiary of our Company. As of May 1, 2003, HIH's total assets of $5,187.1 million (including cash of $62.2 million), total liabilities of $4,889.2 million, and minority interest of $1.0 million were consolidated into our Company. AdMat has been included in the consolidated financial statements of the Company as of June 30, 2003. As of June 30, 2003, AdMat's total assets of $923.5 million (including cash of $69.1 million), total liabilities of $702.6 million, and minority interest of $26.3 million were consolidated into our Company. As a consequence, our results for 2003 are not comparable to the results presented for prior years.

Pro Forma Financial Information

        In order to present data that is useful for comparative purposes, the pro forma statement of operations and the pro forma statement of cash flows have been prepared as if HIH, AdMat and HCCA were consolidated subsidiaries as of January 1, 2002. HCCA became a consolidated subsidiary as of September 30, 2002, HIH became a consolidated subsidiary as of May 1, 2003 and AdMat became a consolidated subsidiary as of June 30, 2003. We believe the use of pro forma results for the periods covered in this report provides a more meaningful comparison of our results between the applicable periods. These results do not necessarily reflect the results that would have been obtained if we had consolidated HIH, AdMat and HCCA on the dates indicated or that may be expected in the future.

Year Ended December 31, 2003 (Pro Forma) Compared to Year Ended December 31, 2002 (Pro Forma) (Dollars in Millions)

	Years ended December 31,
	2003	2002
Revenues	$9,252.4	$8,012.2
Cost of goods sold	8,255.1	6,929.7

Gross profit	997.3	1,082.5
Expenses of selling, general and administrative, research and development, and other operating income (expense)	732.2	831.2
Restructuring, impairment and plant closing costs	55.0	56.0

Operating income	210.1	195.3
Interest expense, net	(546.6)	(543.5)
Loss on accounts receivable securitization program	(32.4)	(5.5)
Equity income on investments in unconsolidated affiliates	1.5	1.6
Other expense	(2.2)	(7.2)

Loss before income tax benefit, minority interests, and cumulative effect of accounting change	(369.6)	(359.3)
Income tax benefit (expense)	(32.8)	10.0
Minority interests in subsidiaries' loss	6.8	15.8
Cumulative effect of accounting change	—	166.7

Net loss	$(395.6)	$(166.8)

Interest expense, net	546.6	543.5
Income tax (benefit) expense	32.8	(10.0)
Cumulative effect of accounting change	—	(166.7)
Depreciation and amortization	479.7	487.7

EBITDA(1)	$663.5	$687.7

(1)
EBITDA is defined as net loss before interest, income taxes, depreciation and amortization and cumulative effect of accounting change. We believe that EBITDA information enhances an investor's understanding of our financial performance and our ability to satisfy principal and interest obligations with respect to our indebtedness. In addition, we refer to EBITDA because certain covenants in our borrowing arrangements are tied to similar measures. However, EBITDA should not be considered in isolation or viewed as a substitute for net income, cash flow from operations or other measures of performance as defined by U.S. GAAP. We understand that while EBITDA is frequently used by security analysts, lenders and others in their evaluation of companies, EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the method of calculation. Our management uses EBITDA to assess financial performance and debt service capabilities. In assessing financial performance, our management reviews EBITDA as a general indicator of economic performance compared to prior periods. Because EBITDA excludes interest, income taxes, depreciation and amortization, EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization. Our management believes this type of measurement is useful for comparing general operating performance from period to period and making certain related management decisions. Nevertheless, our management recognizes that there are material limitations associated with the use of EBITDA as compared to net income, which reflects overall financial performance, including the effects of interest, taxes, depreciation and amortization. See "Note 24—Operating Segment Information" to our consolidated financial statements.

        Included in EBITDA are the following items of income (expense):

	Years ended December 31,
	2003	2002
Foreign exchange gains—unallocated	$115.5	$47.4
Gain (loss) on accounts receivable securitization program	(32.4)	(5.5)
Contract termination	(5.5)	9.0
Early extinguishment of debt	—	(6.7)
Restructuring, impairment and reorganization:
Polyurethanes	(28.1)	—
AdMat	(27.5)	(78.0)
Performance Products	(22.1)	(4.6)
Polymers	(0.7)	5.7
Pigments	(6.5)	(3.1)
Corp other	2.4	(23.3)

Total restructuring and reorganization	$(82.5)	$(103.3)

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002 (Pro Forma)

        For the year ended December 31, 2003, we had a net loss of $395.6 million on revenues of $9,252.4 million, compared to net loss of $166.8 million on revenues of $8,012.2 million for 2002. The decrease of $228.8 million in net income was the result of the following items:

  •
  Revenues for the year ended December 31, 2003 increased by $1,240.2 million, or 15%, to $9,252.4 million from $8,012.2 million during 2002. Revenues increased in all segments period over period. In both our international and domestic businesses, revenue increases resulted primarily from higher average selling prices in response to higher raw materials prices. In our international businesses, average selling prices also increased due to the strength of the major European currencies versus the U.S. dollar.

  •
  Gross profit for the year ended December 31, 2003 decreased by $85.2 million to $997.3 million from $1,082.5 million in 2002. The decrease in gross profit was mainly the result of higher overall raw material prices during 2003 as compared to 2002. Increased raw material prices were only partially offset by increased average selling prices.

  •
  SG&A and other operating costs for the year ended December 31, 2003 decreased by $99.0 million to $732.2 million from $831.2 million in 2002. This decrease was primarily the result of a $54.8 million increase in exchange gains, $48.3 million of which was the result of an increase in foreign exchange gains at HI. AdMat reduced costs by $44.5 million due to cost reduction initiatives and renegotiated third party contracts. Additionally, HLLC decreased its reorganization costs by $18.6 million to zero in 2003.

  •
  During the year ended December 31, 2003, we recorded restructuring plant closing and asset impairment charges of $55.0 million. Our Polyurethanes segment recorded restructuring charges of $28.1 million in 2003 in connection with the integration of our global flexible products unit into our urethane specialties unit and various cost initiatives at our Rozenburg, Netherlands manufacturing site. Our Performance Products segment recorded restructuring charges of $22.1 million in 2003 relating to the closure of certain production units at our Whitehaven, U.K.

    facility, the closure of an administrative office in London, U.K., the rationalization of a surfactants technical center in Oldbury, U.K. and the restructuring of our Barcelona, Spain facility. Our Pigments segment recorded a restructuring charge of $6.5 million relating to workforce reductions across the segment's operations worldwide. All these charges are part of an overall corporate cost reduction program that is expected to be implemented from 2003 to 2005. A net charge of $0.7 million was also recorded in our Polymers segment in 2003 for the shutdown of our specialty EPS business. We also reversed $2.4 million of prior years' restructuring charges accrued in connection with our manufacturing operations at our Jefferson County, Texas facilities to reflect actual cash paid. In our Advanced Materials segment, reorganization costs for the period increased $11.0 million, from $22.0 million in 2002 to $33.0 million in 2003. AdMat also incurred asset impairment charges of $56.0 million during 2002. These increased costs are the result of a number of cost reduction programs, including the cost of severance for headcount reductions and expenses in connection with operational restructuring and the financial restructuring leading up to the AdMat Transaction.

  •
  Net interest expense for the year ended December 31, 2003 increased by $3.1 million to $546.6 million from $543.5 million for 2002. The increase was largely due to a net overall increase of debt as a consequence of the issuance of the HMP Discount Notes in the 2003 period and the Restructuring in the 2002 period, offset by lower average underlying base interest rates. For more information on the Restructuring, see "Note 1—General—Company" to the accompanying consolidated financial statements. Lower interest expense in the 2003 period was partially offset by additional debt issued in the period, a portion of which represents additional fixed rate senior notes issued by us in May 2003, by HI in March 2002 and April 2003 and by Huntsman LLC in September and December 2003.

  •
  Loss on HI's accounts receivable securitization program increased $26.9 million to a loss of $32.4 million for the year ended December 31, 2003 as compared to a loss of $5.5 million for 2002. Losses on the accounts receivable securitization program include the discount on receivables sold into the program, fees and expenses associated with the program and gains (losses) on foreign currency hedge contracts mandated by the terms of the program to hedge currency exposures on the collateral supporting the off-balance sheet debt issued. This increase is mainly attributable to losses on foreign currency hedge contracts mandated by HI's accounts receivable securitization program, and the increase in the size of HI's accounts receivable securitization program effective October 2002.

  •
  Income tax expense increased $42.8 million to an expense of $32.8 million for the year ended December 31, 2003 as compared to a benefit of $10 million for 2002. Increased tax expenses, after taking into account the difference in pre-tax income, were primarily due to differences in the amount of cancellation of indebtedness income, the results of an Internal Revenue Service examination and changes in valuation allowances applied to the net deferred tax assets.

  •
  HMP's minority interest in the losses of AdMat decreased by $9.0 million to $6.8 million for the year ended December 31, 2003 as compared to $15.8 million for 2002. This decrease was due to the decrease in net loss of AdMat.

        The following table sets forth the pro forma sales and segment EBITDA for each of our operating segments:

	Year ended December 31, 2003	Year ended December 31, 2002
Revenues
Polyurethanes	$2,297.5	$2,066.0
Advanced Materials	1,049.6	949.0
Performance Products	1,689.6	1,524.0
Polymers	1,155.5	944.3
Pigments	1,009.9	880.3
Base Chemicals	2,639.9	2,091.3
Eliminations	(589.6)	(442.7)

Total	$9,252.4	$8,012.2

Segment EBITDA
Polyurethanes	$233.4	$365.1
Advanced Materials	48.2	(28.0)
Performance Products	128.3	191.6
Polymers	80.8	81.8
Pigments	105.4	68.2
Base Chemicals	71.7	58.6
Corporate and other	(4.3)	(49.6)

Total	$663.5	$687.7

Polyurethanes

        For the year ended December 31, 2003, Polyurethanes revenues increased by $231.5 million, or 11%, to $2,297.5 million from $2,066.0 million for 2002. MDI sales revenue increased by 11%, due to 11% higher average selling prices and relatively flat volumes. The overall lack of MDI volume growth was largely the result of a reduction in spot sales to co-producers in 2003. MDI sales volumes, excluding spot sales, rose by 6%, with increases of 20%, 6% and 2% in Asia, the Americas and Europe, respectively, driven by the improved rigid polyurethanes market in the fourth quarter 2003. MDI overall average selling prices increased by 11%, 7% of which was attributable to the strength of the major European currencies versus the U.S. dollar and 4% of which was attributable to our continued efforts to increase sales prices as raw material costs increased. Polyol sales revenue increased by 16% as sales volumes increased by 4%, consistent with underlying MDI volumes, and average selling prices increased by 12%, 7% of which was attributable to the strength of the major European currencies versus the U.S. dollar. PO revenue decreased 8%, primarily due to the conversion of certain sales to a tolling arrangement, which affected revenues but only had a minimal impact on gross margin. MTBE sales revenue increased by 14% due to a 7% increase in volumes and a 7% increase in selling prices due to stronger crude oil and gasoline markets.

        For the year ended December 31, 2003, Polyurethanes segment EBITDA decreased by $131.7 million to $233.4 million from $365.1 million for the same period in 2002. Lower EBITDA resulted mainly from a $271.9 million increase in raw material and energy costs, partly offset by a $200.5 million improvement in average selling prices. We also recorded $28.1 million in restructuring charges in connection with the integration of our global flexible products unit into our urethane specialties unit and cost reduction efforts at our Rozenburg, Netherlands site. These charges are part of an overall cost reduction program that is expected to be implemented from 2003 to 2005. We also incurred a $2.5 million charge due to the write-off of an asset formerly used in connection with our

Geismar, Louisiana TDI facility. Fixed production costs increased $33.6 million, primarily due to the $18.9 million impact of the strengthening of the major European currencies versus the U.S. dollar, increased pension costs of $10.1 million and a $7.1 million fixed cost absorption as a result of a reduction in inventory levels. SG&A costs also increased $1.5 million due to a $16.6 million adverse foreign currency exchange impact, partly offset by $15.3 million in cost savings as measured in local currencies.

Advanced Materials

        Advanced Materials revenues for the year ended December 31, 2003 increased by $100.6 million, or 11%, to $1,049.6 million from $949.0 million for 2002. Higher revenues were attributable to a 3% increase in volumes and an 8% increase in average selling prices. The increase in Advanced Materials average selling prices was primarily due to the effect of the strength of the major European currencies versus the U.S. dollar. Volumes in our Advanced Materials segment increased 8% in Asia, 1.5% in Europe and 2.5% in North America. Revenues from our surface technologies (formerly coating systems) products increased 8%, primarily as a result of a 7% increase in average selling prices, driven primarily by favorable currency movements. Structural composites revenues increased 12%, as volumes increased 11%, with strong sales in the wind power generation market and strengthening sales in the aerospace and recreational markets. Average selling prices for structural composites products increased 1%, as favorable currency movements were almost entirely offset by weaker prices in the Asian electronic laminates market. Revenues from our electrical products (formerly electrical insulating materials) increased 10% in response to a 12% increase in average selling prices, driven by currency movements and selected price increases. Electrical products volumes decreased by 2%, primarily due to weak demand in the U.S. and European electrical power generation markets. Adhesives revenues increased by 23%, as volumes increased 16% with strong volume gains in the DVD bonding, consumer and general industrial markets, and average selling prices increased 6% as a result of favorable foreign currency movements. Tooling and modeling materials (formerly pre-production solutions) revenues increased by 9% as volumes increased 3% due to steady growth in sales of SLA products throughout the year and growth in the automotive markets in the fourth quarter 2003. Average selling prices for tooling and modeling materials increased 6%, as a result of a combination of favorable foreign currency movements and an improvement in our product mix.

        For the year ended December 31, 2003, Advanced Materials segment EBITDA increased by $76.2 million to $48.2 million from a loss of $28.0 million for the same period in 2002. Higher EBITDA resulted mainly from a decrease in SG&A and other expenses of $100.4 million to $201.1 million from $307.0 million for 2002. Lower costs in 2003 were the result of our cost reduction initiatives and a $56.0 million impairment charge recorded in 2002. This reduction was partially offset by lower margins of $15.9 million, as average selling price increases failed to keep pace with increases in raw material prices. Prices for the raw materials used as building blocks for many of our formulated polymer systems increased 9% on average in 2003 as compared to 2002, partially due to adverse foreign currency movements. Prices for epichlorohydrin and bisphenol A, the two base components of base resins, each increased 6% in Europe and were flat and increased 2%, respectively, in North America. Reorganization costs for the period increased $5.5 million, from $22.0 million in 2002 to $27.5 million in 2003. These increased costs are the result of a number of cost reduction programs, including the cost of severance for headcount reductions and expenses in connection with operational restructuring and the financial restructuring leading up to the AdMat Transaction.

Performance Products

        For the year ended December 31, 2003, Performance Products revenues increased by $165.6 million, or 11%, to $1,689.6 million from $1,524.0 million in 2002. Overall, segment sales volumes increased by 2% and average selling prices increased by 8%. Ethylene glycol revenues increased by 63% over 2002, resulting from a 45% increase in average selling prices in response to higher raw material costs and higher industry operating rates, and volumes increased 13% due to stronger demand, particularly in Asia. MAn revenues decreased by 18% compared to 2002, as volumes fell by 2% and average selling prices fell by 19%, both due to lower sales of relatively higher-priced catalyst. Surfactants revenues increased by 5% over 2002, resulting from an 8% increase in average selling prices, partially offset by a decrease of 3% in global volumes. Average selling prices in our non-U.S. surfactants markets decreased in local currencies due to intense competition, but average selling prices of our surfactants increased by 19% due to the strength of the major European currencies and the Australian dollar versus the U.S. dollar. In the U.S., surfactants' pricing was relatively flat. Surfactants volumes decreased due to a market shift away from nonyl phenol ethoxylates to alternative products, softer European demand, competitive activity and decreased export business as a result of the strength of the major European currencies versus the U.S. dollar. Amine revenues increased by 12% over 2002, resulting from a 9% increase in average selling prices which was due to higher raw material costs and improved product mix and an increase of 2% in volumes as a result of favorable demand conditions.

        For the year ended December 31, 2003, Performance Products segment EBITDA fell by $63.3 million to $128.3 million from $191.6 million in 2002. Lower EBITDA resulted mainly from a $157.5 million increase in raw material costs, partially offset by a $139.7 million improvement in average selling prices. Fixed production costs increased by $13.2 million, of which $11.0 million was due to adverse foreign exchange movements, and the remainder of which was due to higher maintenance and waste disposal costs. Overall, SG&A and other costs increased by $12.2 million, of which $9.0 million was due to adverse foreign exchange impacts. Restructuring costs in the year ended December 31, 2003 were $17.5 million higher than in 2002 due to the $20.1 million charge taken in connection with the closure of certain units at our Whitehaven, U.K. facility in September 2003 and $2.0 million charged in respect of severance costs arising from the closure of an administrative office in London, U.K., the rationalization of our surfactants technical center in Oldbury, U.K. and the restructuring of our Spanish facility in Barcelona, Spain.

Polymers

        For the year ended December 31, 2003, Polymers revenues increased by $211.2 million, or 22%, to $1,155.5 million from $944.3 million in 2002. Overall sales volumes increased by 9% and average selling prices increased by 13%. Polyethylene revenues increased by 22%, as average selling prices increased 19% primarily in response to higher underlying raw material and energy costs, and sales volumes increased 2%. After giving effect to the shutdown of a manufacturing line in Odessa, Texas, polypropylene revenues increased by 11%, as average selling prices increased by 11% primarily in response to higher raw material and energy costs and increased industry operating rates. APAO revenues increased by 29%, as average selling prices increased 5% due to changes in product mix, and sales volumes increased 24% as the result of increased export sales and increased sales into the roofing market. Expandable polystyrene revenues increased by 10%, as average selling prices increased 16% primarily in response to higher underlying raw material and energy costs, while sales volumes decreased 5% due to import competition. Australian styrenics revenues increased by 25%, resulting from an increase in average selling prices of 18%, 17% of which was attributable to the strength of the Australian dollar versus the U.S. dollar, and an increase in sales volumes of 6%.

        For the year ended December 31, 2003, Polymers segment EBITDA decreased by $1.0 million to $80.8 million from $81.8 million in 2002. The decrease in EBITDA is primarily the result of increases in selling prices of $165.5 million and increases in sales volumes of $8.6 million, which were offset by higher raw material and energy prices of $152.4 million, higher fixed production costs of $18.6 million (primarily in maintenance and employee costs), and lower SG&A costs of $2.2 million. A favorable adjustment of $5.7 million to EBITDA taken in 2002, associated with the partial reversal of a 2001 restructuring charge, also contributed a negative impact to the 2003 over 2002 change.

Pigments

        For the year ended December 31, 2003, Pigments revenues increased by $129.6 million, or 15%, to $1,009.9 million from $880.3 million for the same period in 2002. Average selling prices increased by 13%, of which 9% resulted from the strength of the major European currencies versus the U.S. dollar, and the remainder of which resulted from improved supply and demand conditions. Average selling prices as measured in local currencies increased by 5%, 3% and 6% in Europe, North America and Asia-Pacific ("APAC"), respectively, due to price increases implemented in early 2003 as a result of favorable supply and demand conditions that existed at that time. Sales volumes increased overall by 1%, with North America and APAC both showing an increase of 6%, while Europe was unchanged.

        For the year ended December 31, 2003, Pigments segment EBITDA increased by $37.2 million to $105.4 million from $68.2 million in 2002. The increase in EBITDA is primarily a result of a $114.6 million increase in selling prices and the $5.3 million impact of the 1% increase in sales volume, partially offset by an increase in manufacturing costs of $83.6 million. The manufacturing cost increase was caused mainly by foreign currency movements of $84.3 million, which were partially offset by savings of $4.8 million, as measured in local currencies, from our cost reduction initiatives. SG&A and other operating costs increased by $1.6 million mainly due to an increase in restructuring charges of $3.4 million and a $3.2 million increase in pension costs, partially offset by the release of $2.6 million of surplus environmental provisions recorded in relation to our Tracy, Canada facility which was closed in 2000.

Base Chemicals

        For the year ended December 31, 2003, Base Chemicals revenues increased by $548.6 million, or 26%, to $2,639.9 million from $2,091.3 million in 2002. Overall, sales volumes decreased by 3% and average selling prices increased by 30%. The decrease in sales volumes was primarily the result of a 14% decrease in our U.S. olefins volumes due to the planned maintenance shutdown at our Port Arthur, Texas facility in May 2003 and lower benzene sales volumes in our European markets due to increased internal consumption to produce cyclohexane. Base Chemicals average selling prices were up 24% in response to higher raw material and energy prices and favorable supply and demand conditions and 6% due to the strength of the major European currencies versus the U.S. dollar. Ethylene revenues increased 22%, resulting from a 22% increase in average sales prices while volumes were relatively flat. Propylene revenue increase 6%, resulting from an 18% increase in average selling prices, partially offset by a 10% decrease in volumes. Cyclohexane revenue increase 21%, resulting from an 28% increase in average selling prices, partially offset by 6% lower volumes.

        For the year ended December 31, 2003, Base Chemicals segment EBITDA increased by $13.1 million to $71.7 million from $58.6 million in 2002. The increase in EBITDA is primarily the result of a $633.7 million increase in average selling prices. Higher average selling prices were partially offset by a $571.8 million increase in raw material and energy costs and by $5.3 million in lower sales volumes primarily due to the planned shutdown of our Port Arthur, Texas olefins facility. Fixed production costs increased $49.9 million, of which $16.0 million was due to foreign exchange impacts, $11.0 million was due to costs reclassified from SG&A and $19.9 million was due to higher costs related to a planned maintenance shutdown as well as other personnel and maintenance costs. SG&A and other costs decreased by $7.9 million, which included $11.0 million of costs reclassified as fixed production costs, $2.6 million of insurance claim recoveries and $3.0 million of recoveries from the sale of precious metals used in the manufacturing process. The SG&A cost decreases were partially offset by $2.4 million associated with various terminated capital projects and reduced foreign currency translation gains of $1.9 million, a $1.8 million bad debt adjustment taken in 2003 and a $2.8 million credit adjustment taken in 2002 related to MTBE raw material costs in 2001.

Corporate and Other

        Corporate and other includes corporate overhead, loss on the accounts receivable securitization program, minority interest in earnings of consolidated subsidiaries and unallocated foreign exchange gains and losses. For the year ended December 31, 2003, EBITDA from corporate and other items increased by $45.3 million to $4.3 million from $49.6 million in 2002. This increase was primarily due to decreased unallocated restructuring and reorganization costs of $25.7 million and increased unallocated foreign exchange gains of $54.8 million. This increase was partially offset by an increased loss in HI's accounts receivable securitization program of $26.9 million and decreases in minority interest of $9.0 million (resulting from HMP's minority interest in AdMat losses).

        As noted, unallocated foreign exchange gains were $54.8 million higher, primarily resulting from movements in the foreign exchange rates used to translate the current portion of intercompany balances to the functional currency at the end of the period as well as the translation of foreign currency accounts receivable balances sold into HI's accounts receivable securitization program to U.S. dollars. Losses on HI's accounts receivable securitization program include the discount on receivables sold into the program, fees and expenses associated with the program and gains (losses) on foreign currency hedge contracts mandated by the terms of the program to hedge currency exposures on the collateral supporting the off-balance sheet debt issued. The increased losses on HI's accounts receivable securitization program were primarily due to losses on foreign exchange hedge contracts mandated by HI's accounts receivable securitization program and the increase in the size of the securitization facility effective October 2002.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001 (Historical)

        In 2002 we had a net loss of $22.2 million on revenues of $2,661.0 million, compared to a net loss of $842.7 million on revenues of $2,757.4 million for 2001. The decrease of $820.5 million in net loss was the result of the following items:

  •
  Revenue decreased $96.4 million, or 3%, to $2,661.0 million for 2002 from $2,757.4 million for 2001. The decrease was attributable to reduced revenues in the Performance Products and Base Chemicals segments partially offset by higher revenues for Polymers. The increase in Polymers revenues was primarily due to the inclusion of the fourth quarter results of our Australian styrenics operations. Prior to the fourth quarter of 2002, these results were reported under the equity method of accounting. Lower average selling prices were experienced by all business segments. Lower sales volumes for Polymers were partially offset by higher sales volumes for Base Chemicals and Performance Products. Lower sales volumes in the Polymers business segment were primarily due to the permanent closure of our styrene plant in Odessa, Texas in 2001, which resulted in a $40.8 million decrease in revenues for the year ended December 31, 2002 as compared with the same period in 2001.

  •
  Gross profit increased $149.2 million to $240.0 million for 2002 from $90.8 million for 2001. The increase was attributable to improved gross profit for the Performance Products and Polymers business segments, partially offset by reduced gross profit for the Base Chemicals segment. Performance Products and Polymers margins improved as declining raw material prices outpaced the decline in average selling prices, and fixed costs decreased due to our cost reduction program. In the Base Chemicals segment average selling prices declined more rapidly than raw material prices, but the decline was partially offset by lower fixed costs due to our cost reduction program. In addition, depreciation expense in the 2002 period was lower due to a reduction in depreciable basis as a result of our cost rationalization program and the impairment charges taken in 2001.

  •
  SG&A and research and development expenses decreased $37.0 million to $174.7 million for 2002 compared to $211.7 million for the previous year. This decrease was primarily due to lower information and technology costs, lower legal expenses and savings due to our cost reduction program. This decrease was also due to $8.6 million in additional write-offs of accounts receivable balances in 2001 as compared with 2002.

  •
  During 2001, we incurred restructuring, plant closing and asset impairment charges of $588.5 million as we closed certain manufacturing facilities and eliminated certain operating, sales and administrative positions. These charges were revised downward during 2002 by $5.3 million, and additional charges of $4.3 million were recorded in 2002 in relation to curtailed production at our Port Neches, Texas and Guelph, Canada operations.

  •
  Other expense for 2002 increased by $8.2 million to $7.6 million from income of $0.6 million for 2001. The increase in expense was primarily due to increased loss on extinguishment of long-term debt, loss on sale of non-qualified plan assets and loss on the exchangeable preferred stock, partially offset by income recorded in 2001 that related to insurance settlements and dividends on exchangeable preferred stock held in NOVA Chemicals Corporation.

  •
  Equity in losses of unconsolidated affiliates decreased by $55.4 million to $31.4 million in 2002 from $86.8 million in 2001. This decrease was primarily due to our 60% ownership of HIH, and HIH's improved results in 2002 as compared to 2001.

  •
  Net interest expense for 2002 decreased by $57.4 million to $181.9 million from $239.3 million for 2001. The decrease was primarily due to the restructuring of debt in September 2002, partially offset by an unfavorable impact from adjusting interest rate instruments to fair value.

  •
  Loss on accounts receivable securitization program of $5.9 million was recognized in 2001 resulting from HLLC's domestic accounts receivable securitization program that was discontinued in December of 2001.

  •
  Income tax benefit decreased by $193.4 million to a charge of $8.5 million for the year ended December 31, 2002 as compared to a $184.9 million tax benefit for 2001. No tax benefit has been recorded in 2002 because we have determined not to increase our tax benefit beyond the amount valued at December 31, 2001. The $8.5 million charge that was recorded in the year ended December 31, 2002 was primarily interest expense related to the settlement of federal income taxes for certain prior years.

        The following table sets forth sales and segment EBITDA for each of our operating segments:

	Year Ended December 31, 2002	Year Ended December 31, 2001
Net Sales:
Performance Products	$1,028.2	$1,077.6
Polymers	840.2	816.4
Base Chemicals	996.2	1,051.3
Eliminations	(203.6)	(187.9)

Total	$2,661.0	$2,757.4

Segment EBITDA
Performance Products	$164.4	$127.7
Polymers	74.7	(550.6)
Base Chemicals	44.7	63.1
Corporate and other	(132.6)	(231.1)

Total	$151.2	$(590.9)

Performance Products

        For the year ended December 31, 2002, Performance Products revenues decreased by $49.4 million to $1,028.2 million from $1,077.6 million in 2001. This decrease was primarily the result of lower revenues in our LAB and amines operations. LAB product revenue decreased by 20% due to lower volumes of 12%, coupled with pricing declines of 9%. These decreases were the result of product substitution into lower priced alternatives. Amines chemicals sales revenue decreased by 4% due to an 8% decrease in volumes partially offset by 4% increase in average selling prices. The increase in average selling prices was due primarily to proactive product and customer mix rationalization efforts. MAn sales revenue increased by 9% as compared to the same period in 2001. MAn sales prices increased by 7% due to increased sales of higher priced maleic catalyst.

        For the year ended December 31, 2002, Performance Products segment EBITDA increased by $36.7 million to $164.4 million from $127.7 million for 2001. Increased segment income resulted from lower ethylene-based feedstock costs, higher sales volumes and fixed cost savings resulting from our cost reduction program. The $36.7 million increase in segment EBITDA is net of $33.6 million received in 2001 from business interruption insurance proceeds relating to a loss sustained in connection with the outage of our EO unit in December of 2000.

Polymers

        For the year ended December 31, 2002, Polymers revenues increased by $23.8 million to $840.2 million from $816.4 million in 2001. The major factor contributing to the increase in Polymers revenues was the inclusion of the fourth quarter results of our Australian styrenics operations in 2002 which resulted in an increase of $35.7 million of revenues. Prior to the fourth quarter 2002, these results were reported under the equity method of accounting. Offsetting this increase, we had lower sales revenues due to the permanent closure of our Odessa, Texas styrene plant which resulted in a reduction in sales revenue of $40.8 million. Changes in U.S. sales revenues are as follows: Olefins sales revenue decreased by 19%, with volumes down 12% due primarily to lower propane sales resulting from a change in feedstock mix, while average selling prices decreased by 7% due to declining underlying raw material and energy prices. Polyethylene sales revenue increased by 2%, with volumes up by 10% on stronger demand. Increased polyethylene sales volumes were partially offset by a decrease in average selling prices of 7%. Polypropylene sales revenue increased by 10%, with volumes up 7% due to a tighter supply/demand balance and concentrated buying associated with the discontinuation of certain polypropylene products from our Odessa facility. EPS revenue increased 5%, with volumes up by 10% due to a tighter supply/demand balance, partially offset by a decrease in average selling prices of 3%.

        For the year ended December 31, 2002, Polymers segment EBITDA increased by $625.3 million to $74.7 million from an EBITDA loss of $550.6 million for 2001. The increase in segment EBITDA was primarily due to a $527.0 million restructuring and plant closing charge recorded in the 2001 period and improved market fundamentals in 2002 allowing some margin expansion from earlier trough conditions, coupled with the benefits of our fixed cost reductions and elimination of certain non-competitive assets.

Base Chemicals

        For the year ended December 31, 2002, Base Chemicals revenues decreased $55.1 million to $996.2 million from $1,051.3 million. Olefins sales revenue decreased by 10%, partly due to volume decreases of 1%, but primarily because average selling prices decreased by 10% in line with loosening operating rates in the industry and generally declining raw material costs. Benzene sales revenue decreased by 6% as compared to 2001. Benzene sales volumes decreased by 15% due to a lack of available feedstock. Benzene average selling prices increased by 11%. Cyclohexane sales revenue increased by 45% as compared to 2001. Cyclohexane sales volumes increased by 37% due to tightening market conditions resulting from steady demand. Cyclohexane average selling prices increased by 7%. Butadiene sales volumes increased by 4% due to increased feedstock availability, while average selling prices decreased by 5%. MTBE sales volumes increased by 5% as a result of tightening market conditions due to steady demand, while average selling prices decreased by 7%.

        For the year ended December 31, 2002, Base Chemicals segment EBITDA decreased $18.4 million to $44.7 million from $63.1 million for the same period of 2001. The decrease was primarily due to declines in average selling prices outpacing decreases in raw material prices for most Base Chemical products, partially offset by cost savings resulting from our cost reduction program and increased demand for cyclohexane and MTBE. In the fourth quarter 2002, raw material prices increased significantly as a result of the crude oil shortage caused by the strike in Venezuela and the uncertainty regarding war with Iraq. In addition, higher natural gas prices were experienced in the fourth quarter of 2002 due to the unusually cold start to the winter heating season.

Corporate and Other

        Corporate and other includes corporate overhead, gain (loss) on the accounts receivable securitization program, minority interest in earnings of consolidated subsidiaries and unallocated foreign exchange gains and losses. EBITDA from corporate and other for 2002 increased by $98.5 million to an EBITDA loss of $132.6 million from an EBITDA loss of $231.1 million for 2001. The increase was due to a $61.5 million restructuring charge recorded in the 2001 period, a $41.1 million change in minority interest, a $5.6 million increase in loss on extinguishment of long-term debt, a decrease in equity losses of $54.6 million due to reduced losses of HIH, and reductions in corporate overhead expenses of $22.0 million resulting from our cost reduction program. Additionally, we had $8.6 million in additional write-offs of accounts receivable balances in 2001 as compared with 2002 which resulted in lower corporate and other costs in 2002.

Liquidity and Capital Resources (Pro Forma)

Pro Forma Statement of Cash Flows (Dollars in Millions)—Three Months Ended March 31, 2004 and 2003

	Three months ended March 31,
	2004	2003
	Historical	Pro forma
Cash flows from operating activities:
Net loss	$(84.8)	$(98.3)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	127.7	118.3
Noncash interest expense	40.0	22.9
Gain on foreign currency transactions	(9.1)	(9.2)
Other adjustments to reconcile net loss	3.8	14.2
Net changes in operating assets and liabilities	(162.5)	(232.7)

Net cash used in operating activities	(84.9)	(184.8)

Investing activities:
Capital expenditures	(55.8)	(37.5)
Other investing activities	(16.6)	2.2

Net cash used in investing activities	(72.4)	(35.3)

Financing activities:
Net borrowings under revolving loan and short-term debt facilities	160.0	206.1
Net borrowings on overdraft	4.9	—
Repayment of long term debt	(38.6)	(17.4)
Refund of debt issuance costs	(0.2)	—

Net cash provided by financing activities	126.1	188.7

Effect of exchange rate changes on cash	(0.2)	(8.0)

Increase (decrease) in cash and cash equivalents, including restricted cash	(31.4)	(39.4)
Cash and cash equivalents at beginning of period, including restricted cash	208.3	107.0

Cash and cash equivalents at end of period, including restricted cash	$176.9	$67.6

Cash—Three Months Ended March 31, 2004 and 2003

        Net cash used in operating activities for the three months ended March 31, 2004 decreased to $84.9 million from $184.8 million for the same period in 2003. The variance is primarily attributable to a smaller increase in net working capital in addition to increased operating income in the 2004 period.

        Net cash used in investing activities for the three months ended March 31, 2004 increased to $72.4 million from $35.3 million for the 2003 period. The increase in cash used in the first quarter 2004 was largely attributable to increased capital expenditures related to the planned turnaround and inspections at our PO and ethylenamines facilities and capital expenditures associated with our Chinese MDI joint ventures. In addition, we made an investment of $11.9 million in our Chinese MDI joint venture during the three months ended March 31, 2004.

        Net cash provided by financing activities for the three months ended March 31, 2004 decreased to $126.1 million, as compared to $188.7 million for the same period in 2003. The decrease in cash provided by financing activities is mainly a result of reduced borrowings to fund operating cash requirements as explained above.

Pro Forma Statement of Cash Flows (Dollars in Millions)—Years Ended December 31, 2003 and 2002

	2003	2002
Cash flows from operating activities:
Net loss	$(395.6)	$(166.8)
Adjustments to reconcile net loss to net cash from operating activities:
Cumulative effect of accounting change	—	(169.7)
Depreciation and amortization	479.0	487.6
Noncash interest expense	131.2	88.5
Gain on foreign currency transactions	(68.1)	(47.3)
Other adjustments to reconcile net loss	(13.8)	25.8
Net changes in operating assets and liabilities	(57.1)	3.6

Net cash provided by operating activities	75.6	221.7

Investing activities:
Capital expenditures	(228.9)	(293.3)
Acquistion of HIH minority interest	(286.0)	(5.0)
Acquisition of AdMat, including cash acquired	(287.3)	—
Other investing activities	(9.3)	(1.9)

Net cash used in investing activities	(811.5)	(300.2)

Financing activities:
Net borrowings under revolving loan facilities	(59.2)	(11.5)
Net borrowings on overdraft	7.5	—
Repayment of long term debt	(726.0)	(417.6)
Proceeds from long-term debt	1,446.5	386.0
Shares of subsidiaries issued to minorities for cash	2.7	34.0
Cash received for warrants	130.0	—
Cash paid for repurchase of warrants for treasury	(1.3)	—
(Distribution to) capital contribution from parent	(2.2)	5.2
Debt issuance costs	(62.5)	(26.9)

Net cash provided by (used in) financing activities	735.5	(30.8)

Effect of exchange rate changes on cash	57.7	28.4

Increase (decrease) in cash and cash equivalents, including restricted cash	57.3	(80.9)
Cash and cash equivalents at beginning of period, including restricted cash	151.0	231.9

Cash and cash equivalents at end of period, including restricted cash	$208.3	$151.0

For more information, see "—Results of Operations—Pro Forma Financial Information" above.

Cash—Years Ended December 31, 2003 and 2002

        On a pro forma basis, net cash provided by operating activities for the year ended December 31, 2003 decreased to $75.6 million from $221.7 million provided by operating activities in 2002. The variance is mainly attributable to increased net losses in 2003 as explained above and an increased investment in net working capital in 2003.

        On a pro forma basis, net cash used in investing activities for the year ended December 31, 2003 increased to $811.5 million from $300.2 million for 2002. During the year ended December 31, 2003, we invested $286.0 million and repaid $108.9 million in notes payable to ICI to complete the HIH Consolidation Transaction, including the purchase of approximately 39% of the membership interests of HIH, and to purchase the HIH Senior Subordinated Discount Notes. In addition, on June 30, 2003, MatlinPatterson, HGI, Huntsman Holdings and certain other Vantico Investors completed a restructuring and business combination whereby ownership of the equity of Vantico was transferred to AdMat in exchange for the Vantico Senior Notes and $165 million of additional equity.

        On a pro forma basis, capital expenditures for the year ended December 31, 2003 decreased to $228.9 million from $293.3 million for 2002. Capital expenditures for HIH for the year ended December 31, 2003 were $127.4 million as compared to $190.5 million for 2002. This decrease in capital spending at HIH during 2003 was largely attributable to increased spending in 2002 in connection with the ICON modernization and the expansion of our titanium dioxide manufacturing facility at Greatham, U.K. and the SAP project within our Pigments segment, both of which were completed in 2002. Capital expenditures for AdMat for the year ended December 31, 2003 decreased to $11.8 million from $24.0 million in 2002 primarily due to liquidity management efforts largely attributable to concerns that existed prior to the AdMat Transaction. Capital expenditures for Huntsman LLC (excluding HIH) for the year ended December 31, 2003 were $89.7 million as compared to $78.8 million for 2002. The increase was largely attributable to increased expenditures in connection with the scheduled turnaround and inspection of our Port Arthur, Texas olefins unit, spending on our North American SAP system and higher capital expenditures in line with normalized levels.

        On a pro forma basis, net cash provided by financing activities for the year ended December 31, 2003 increased to $735.5 million from $30.8 million used in financing activities for 2002. During the year ended December 31, 2003, we issued the HMP Discount Notes and warrants for cash proceeds of $415.0 million ($130 million of which has been allocated to the warrants) and repaid our notes payable (including accrued interest) to ICI of $108.9 million. In addition, on June 30, 2003, in connection with the AdMat Transaction, AdMat issued $350 million aggregate principal amount of senior secured notes, including $250 million of fixed rate notes and $100 million of variable rate notes that were issued with an original issue discount of 2%, or for $98 million. Also, as part of the AdMat Transaction, additional equity of approximately $165 million was contributed.

        During 2003, Huntsman LLC sold $455.4 million aggregate principal amount of senior secured notes. The proceeds from the offerings were used to repay $65.0 million on the HLLC Revolving Facility, without reducing commitments, and $331.8 million on the HLLC Term Loan A. Additionally, Huntsman LLC used $36.8 million of the net cash proceeds from offering to temporarily reduce borrowings under the HLLC Revolving Facility which on January 28, 2004 were used to redeem, in full, the Huntsman Polymers Notes. Also, during 2003, Huntsman International sold $150 million in senior unsecured notes, the net proceeds of which were used to repay part of the revolving portion of the HI Credit Facilities and to prepay a portion of scheduled amortization due under the term portion of the HI Credit Facilities. In addition, Huntsman International issued $205 million of additional term B and term C loans, the net proceeds of which were applied to pay down HI's revolving loan facility by approximately $53 million, and the remainder of the net proceeds were applied to repay, in full, Huntsman International's term A loan.

        Apart from the above, net cash provided by financing activities in 2003 is also a result of increased net borrowings to fund operating cash needs.

Debt and Liquidity

  Company

        On May 9, 2003, in connection with the HIH Consolidation Transaction, we issued 875,000 units consisting of the HMP Discount Notes and warrants to purchase approximately 12% of our common stock (the "Warrants"). Cash proceeds from the offering were $415 million, resulting from an issuance price of $423.5 million net of a 2% discount, or $8.5 million. We have recorded the HMP Discount Notes at an original carrying value of $285.0 million, and we have recorded the warrants at an original carrying value of $130.0 million. As of March 31, 2004 and December 31, 2003, the HMP Discount Notes had a book value of $348.3 million and $329.4 million, respectively. The HMP Discount Notes are secured by a first priority lien on the HIH Senior Subordinated Discount Notes (as defined below), the 10% direct and 30% indirect equity interests we hold in HIH, our common stock outstanding as of May 9, 2003, and the equity interests we hold in Huntsman LLC. The HMP Discount Notes are redeemable beginning November 15, 2004 at stipulated redemption prices declining from 107.5% to 100% of accreted value by May 15, 2007. The HMP Discount Notes contain certain restrictions including limits on the incurrence of debt, restricted payments, liens, transactions with affiliates, and merger and sales of assets. Management believes we are in compliance with the covenants of the HMP Discount Notes as of March 31, 2004.

  Subsidiary Debt and Liquidity

        Each of our three principal operating subsidiaries is separately financed, their debt is non-recourse to us and we have no contractual obligations to fund their respective operations. Moreover, notwithstanding that HIH is consolidated with HLLC for financial accounting purposes, HLLC is financed separately from HIH, HIH's debt is non-recourse to HLLC and HLLC has no contractual obligation to fund HIH's operations. AdMat is also financed separately from Huntsman LLC and HIH, Huntsman LLC and HIH's debt is non-recourse to AdMat and AdMat has no contractual obligation to fund Huntsman LLC or HIH's operations. We have included separate information with respect to our separately financed operating subsidiaries because we believe it provides investors with material and meaningful information with respect to our liquidity position and debt obligations. The following is a discussion of the debt and liquidity of our three primary subsidiaries.

  Huntsman LLC (excluding HIH)

        The HLLC Credit Facilities consist of the HLLC Revolving Facility of up to $275 million that matures on June 30, 2006, the term loan A facility of $606.3 million as of March 31, 2004 and December 31, 2003 ("HLLC Term Loan A") and the term loan B facility of $459.0 million as of March 31, 2004 and December 31, 2003 ("HLLC Term Loan B"). As of March 31, 2004, Huntsman LLC had outstanding variable rate borrowings of approximately $1.3 billion. The weighted average interest rate of these borrowings was 7.2%. As of December 31, 2003, Huntsman LLC (excluding HIH) had outstanding variable rate borrowings of approximately $1.2 billion. The weighted average interest rate of these borrowings was 7.3%. The weighted average rate does not consider the effects of interest rate hedging activities. With respect to HLLC Term Loan A, as of March 3, 2004 and December 31, 2003 the interest rate margin was 4.75% for eurocurrency loans. With respect to HLLC Term Loan B, the interest rate margin for eurocurrency loans was 7.75% on December 31, 2003 and increased 50 basis points on January 1, 2004 to 8.25%. On April 1, 2004 the interest rate margin for eurocurrency loans increased by an additional 75 basis points to 9.00%. On July 1, 2004, the interest rate margin will increase by 75 basis points to 9.75%. The next scheduled quarterly amortization payment under the HLLC Credit Facilities is due March 2006.

        Huntsman LLC depends upon the HLLC Revolving Facility to provide liquidity for its operations and working capital needs. As of March 31, 2004, Huntsman LLC had $85.0 million of outstanding borrowings and approximately $16 million of outstanding letters of credit under its $275 million HLLC Revolving Facility, and, at Huntsman LLC, we had $33.0 million of cash on its balance sheet. Accordingly, as of March 31, 2004, Huntsman LLC had cash and unused borrowing capacity of approximately $207 million.

        As of December 31, 2003, Huntsman LLC (excluding HIH) had $12.2 million of outstanding borrowings and approximately $15 million of outstanding letters of credit under the $275 million HLLC Revolving Facility, and, at December 31, 2003, Huntsman LLC (excluding HIH) had $30.0 million of cash on its balance sheet. Accordingly, as of December 31, 2003, Huntsman LLC (excluding HIH) had cash and unused borrowing capacity of approximately $278 million (or approximately $240 million pro forma for the redemption of the Huntsman Polymers Notes completed on January 28, 2004).

        The HLLC Credit Facilities contain financial covenants, including a minimum interest coverage ratio, a minimum fixed charge ratio and a maximum debt to EBITDA ratio, as defined therein, and limits on capital expenditures, in addition to restrictive covenants customary to financings of this type, including limitations on liens, debt and the sale of assets. On May 6, 2004, Huntsman LLC amended certain financial covenants in the HLLC Credit Facilities. The amendment applies to both the HLLC Revolving Facility and the HLLC Term Facilities and provides for, among other things, the amendment of certain financial covenants through the fourth quarter 2005. The amendment provided for an increase in the maximum leverage ratio, and a decrease in the minimum interest coverage ratio and the fixed charge coverage ratio. The amendment also amends the mandatory prepayment provisions contained in the HLLC Credit Facilities to permit Huntsman LLC, after certain levels of repayment of the HLLC Term Loan B, to use subordinate debt or equity proceeds to repay a portion of the outstanding indebtedness of certain of its Australian subsidiaries.

        On September 30, 2003, Huntsman LLC sold $380 million aggregate principal amount of the HLLC 2003 Secured Notes at a discount to yield 11.875% in a private offering. The proceeds from the offering were used to repay $65.0 million on the HLLC Revolving Facility, without reducing commitments, and $296.6 million on HLLC Term Loan A. On December 3, 2003, Huntsman LLC sold an additional $75.4 million aggregate principal amount of the HLLC 2003 Secured Notes at a discount to yield 11.72%. The proceeds of this offering were used to repay $35.2 million on HLLC Term Loan A. The combined total repayment on HLLC Term Loan A included a prepayment of $165.2 million of scheduled amortization payments in the direct order of maturity such that the next scheduled quarterly amortization payment under the HLLC Credit Facilities is due March 2006. The remaining proceeds of the December 2003 offering were temporarily applied to reduce outstanding borrowings under the HLLC Revolving Facility, and Huntsman LLC, on January 28, 2004, used $37.5 million of the net cash proceeds to redeem the Huntsman Polymers Notes (representing principal of $36.8 million plus accrued interest). The Huntsman Polymers Notes would have been due in December 2004 and were redeemed at 100% of their aggregate principal amount.

        On May 6, 2004, Huntsman LLC amended certain financial covenants in the HLLC Credit Facilities. The amendment applies to both the HLLC Revolving Facility and the HLLC Term Facilities and provides for, among other things, the amendment of certain financial covenants through the fourth quarter 2005. The amendment provided for an increase in the maximum leverage ratio, and a decrease in the minimum interest coverage ratio and the fixed charge coverage ratio. The amendment also amends the mandatory prepayment provisions contained in the HLLC Credit Facilities to permit Huntsman LLC, after certain levels of repayment of HLLC Term Loan B, to use subordinate debt or equity proceeds to repay a portion of the outstanding indebtedness of certain of its Australian subsidiaries.

        Certain of Huntsman LLC's Australian subsidiaries maintain credit facilities that are non-recourse to Huntsman LLC. Huntsman LLC's Australian subsidiaries are currently not in compliance with covenants contained in these credit facilities. The outstanding debt balances of the Australian subsidiaries have been classified in current portion of long-term debt. HCCA, Huntsman LLC's subsidiary that holds its Australian styrenics assets, maintains a facility consisting of a term facility and a working capital facility (collectively, the "HCCA Facilities"). As of March 31, 2004, there were no financial covenants in place. Such covenants are currently being negotiated. HCCA failed to make its semiannual scheduled amortization payments of A$5 million (approximately $3.7 million) each due in July 2003 and January 2004 under its term facility. An A$1 million payment was made by HCCA on the term facility during the three months ended March 31, 2004. Short term cash flows generated by HCCA will likely not be sufficient to bring current its missed payments, as well as meet its next scheduled amortization payment of A$5 million (approximately $3.7 million) due in July 2004. Management of HCCA continues its efforts to renegotiate the terms of the HCCA Facilities. Huntsman LLC has reached an agreement in principle with the lender under the HCCA Facilities that will provide for a period of time during which HCCA and the lender will evaluate various alternatives for restructuring the HCCA Facilities.

        HAHC and certain of its subsidiaries that hold Huntsman LLC's Australian surfactants assets are parties to credit facilities established in December 1998 (the "HAHC Facilities"). The HAHC Facilities are subject to financial covenants, including leverage ratio, interest coverage ratio and limits on capital expenditures, in addition to restrictive covenants customary to financings of this type, including limitations on liens, debt and the sale of assets. As of March 31, 2004, HAHC was not in compliance with certain provisions of the HAHC Facilities agreements. Management of HAHC believes that HAHC will be able to renegotiate the terms of the HAHC Facilities.

        We believe the current liquidity of Huntsman LLC, together with funds generated by its businesses, is sufficient to meet the short-term and long-term needs of the businesses, including funding operations, making capital expenditures and servicing its debt obligations in the ordinary course. Except as noted above regarding Huntsman LLC's non-recourse Australian credit facilities, we believe that Huntsman LLC is currently in compliance with the covenants contained in the agreements governing all of its other debt obligations. Huntsman LLC reviews its financial covenants on a regular basis and will seek amendments to such covenants if necessary.

  HIH and HI

        HI's senior secured credit facilities (the "HI Credit Facilities") consist of a revolving loan facility of up to $400 million that matures on June 30, 2005 (the "HI Revolving Facility"), a term B loan facility of $620.1 million as of March 31, 2004 and December 31, 2003 and that matures on June 30, 2007, and a term C loan facility of $620.1 million as of March 31, 2004 and December 31, 2003 that matures on June 30, 2008. HI's obligations under the HI Credit Facilities are supported by guarantees of HIH and HI's domestic and certain foreign subsidiaries (collectively, the "HI Guarantors"), as well as pledges of substantially all their assets, including 65% of the voting stock of certain non-U.S. subsidiaries. As of March 31, 2004, HI had outstanding variable rate borrowings of approximately $1.3 billion and the weighted average interest rate of these borrowings was approximately 5.2%. As of December 31, 2003, HIH had outstanding variable rate borrowings of approximately $1.3 billion and the weighted average interest rate of these borrowings was approximately 5.6%. The weighted average rate does not consider the effects of interest rate hedging activities.

        HI depends upon the $400 million HI Revolving Facility to provide liquidity for its operations and working capital needs. As of March 31, 2004, HI had $110.0 million of outstanding borrowings and approximately $7 million of outstanding letters of credit under the HI Revolving Facility, and HI had $80.5 million in cash. As of December 31, 2003, HI had $22.0 million of outstanding borrowings and approximately $7 million of outstanding letters of credit under the HI Revolving Facility, and HI had

$97.8 million in cash balances on the balance sheet. HI also maintains $25.0 million of short-term overdraft facilities, of which $12.6 million and $17.5 million was available at March 31, 2004 and December 31, 2003, respectively. Total cash and unused borrowing capacity as of March 31, 2004 and December 31, 2003 was approximately $376 million and $486 million, respectively. The HI Revolving Facility matures in June 2005. HI has commenced discussions with financial institutions for the renewal or replacement of the HI Revolving Facility and expects to address the pending maturity within the next three months.

        In March 2002, HI issued $300 million aggregate principal amount of its 9 7/8% senior notes due 2009 (collectively with the senior notes discussed in the following sentence, the "HI Senior Notes"). On April 11, 2003, HI sold an additional $150 million in aggregate principal amount of HI Senior Notes. The HI Senior Notes are unsecured and are fully and unconditionally guaranteed on a joint and several basis by the HI Guarantors. HI also has outstanding $600 million and €450 million 10 1/8% senior subordinated notes due 2009 (the "HI Subordinated Notes"). The HI Subordinated Notes are unsecured and are fully and unconditionally guaranteed on a joint and several basis by the HI Guarantors.

        HI also depends upon an accounts receivable securitization program arranged by JP Morgan, under which interests in certain of its trade receivables are transferred to a qualified off-balance sheet entity (the "Receivables Trust"). The Receivables Trust is not an affiliate of HI or our Company. The acquisitions of these receivables by the Receivables Trust are financed through the issuance of commercial paper and/or medium term notes. The debt associated with the commercial paper and medium term notes is not reflected on our balance sheet. The accounts receivable securitization program is an important source of liquidity to HI.

        A portion of the medium term notes (€90.5 million) is denominated in euros and is subject to fluctuation in currency rates against the U.S. dollar. The total outstanding balance of medium term notes is approximately $195 million and $198 million in U.S. dollar equivalents as of March 31, 2004 and December 31, 2003, respectively. In addition to medium term notes, the Receivables Trust also maintains a commitment with a third party to issue commercial paper for an amount up to $125 million. As of March 31, 2004 and December 31, 2003, the total outstanding balance of such commercial paper was approximately $115 million and $100 million, respectively. On April 16, 2004 HI amended the commercial paper facility. Pursuant to the amendment, the maturity of the commercial paper facility was extended to March 31, 2007. In addition, the amendment permits the issuance of euro-denominated commercial paper.

        Subject to the annual seasonality of its accounts receivable, HI estimates that the total liquidity resources from the accounts receivable securitization program may range between $270 million to $310 million at certain periods during a calendar year. As of March 31, 2004, the Receivables Trust had approximately $464 million of total assets (consisting of cash and accounts receivable), and $195 million of medium term notes and $115 million of commercial paper outstanding. The weighted average interest rates on the medium term notes and commercial paper was approximately 2.1% as of March 31, 2004. Losses on the accounts receivable securitization program in the three months ended March 31, 2004 were $3.5 million. As of December 31, 2003, the Receivables Trust had approximately $432 million of total assets (consisting of cash and accounts receivable), and $198 million of medium term notes and $100 million of commercial paper outstanding. The weighted average interest rates on the medium term notes and commercial paper was approximately 2.1% as of December 31, 2003. However, losses on the accounts receivable securitization program in 2003 were $32.4 million. Losses on the accounts receivable securitization program include the discount on receivables sold into the program, fees and expenses associated with the program and gains (losses) on foreign currency hedge contracts mandated by the terms of the program to hedge currency exposures on the collateral supporting the off-balance sheet debt issued. For the three months ended March 31, 2004, losses on the accounts receivable securitization program include losses of $1.4 million on foreign currency hedge contracts mandated by the accounts receivable securitization program. For the year ended December 31, 2003, losses on the accounts receivable securitization program included losses of $24.6 million on foreign currency hedge contracts mandated by the accounts receivable securitization program. HI believes that the multicurrency commercial paper facility discussed above will enable it to better naturally hedge the off-balance sheet debt to the underlying collateral supporting such debt and thereby reduce the impact on, and need for, foreign currency hedges as experienced in prior periods under the accounts receivable securitization program.

        The HI Credit Facilities require a mandatory prepayment to the extent that the proceeds from the securitization program exceed $310 million. While HI does not anticipate it, if at any time it was unable to sell sufficient receivables into the program to support the volume of commercial paper and medium term notes issued under the program, HI would be required to inject cash into the program as collateral. Under such circumstance, and depending on the timing of such circumstance, the requirement to provide cash collateral to the program could have a negative effect on HI's liquidity.

        On June 30, 1999, HIH issued senior discount notes ("HIH Senior Discount Notes") and the HIH Senior Subordinated Discount Notes (collectively with the HIH Senior Discount Notes, the "HIH Discount Notes") to ICI with initial stated values of $242.7 million and $265.3 million, respectively. The HIH Discount Notes are due December 31, 2009. Interest on the HIH Discount Notes is paid in kind. Interest on the HIH Senior Discount Notes accrues at 13 3/8% per annum. The HIH Senior Subordinated Discount Notes have a stated rate of 8% that originally was to reset to a market rate in June 2002 and can be redeemed at 100% of accreted value at any time until June 30, 2004. On December 21, 2001, the terms of the HIH Senior Subordinated Discount Notes were modified, including deferring the reset date until September 2004, at which time the interest rate will reset to a market rate. The HIH Discount Notes contain limits on the incurrence of debt, restricted payments, liens, transactions with affiliates, and merger and sales of assets. Management believes that HIH is in compliance with the covenants of the HIH Discount Notes as of March 31, 2004.

        As of March 31, 2004 and December 31, 2003, the HIH Senior Discount Notes included $206.4 million and $191.9 million of accrued interest, respectively. As of March 31, 2004 and December 31, 2003, the HIH Senior Subordinated Discount Notes included $119.9 million and $112.3 million of accrued interest, respectively, and $13.0 million and $19.2 million of discount, respectively.

        In connection with the Restructuring, MatlinPatterson contributed its interest in the HIH Senior Subordinated Discount Notes to us. On May 9, 2003, we completed the purchase of the HIH Senior Subordinated Discount Notes from ICI. As of March 31, 2004, the HIH Senior Subordinated Discount Notes are held by us.

        In January 2003, HI entered into two related joint venture agreements to build MDI production facilities near Shanghai, China. HI owns 70% (a consolidating interest) of one of the joint ventures, Huntsman Polyurethanes Shanghai Ltd. ("HPS"), with Shanghai Chlor-Alkali Chemical Company, Ltd. On September 19, 2003, HPS obtained secured financing for the construction of the production facilities. HPS obtained term loans for the construction of its plant in the maximum principal amount of approximately $82.4 million, a working capital credit line in the amount of approximately $35.1 million, and a facility for funding VAT payments in the amount of approximately $0.6 million. As of March 31, 2004, there were $4.0 million outstanding in U.S. dollar borrowings and 10.0 million in RMB borrowings ($1.2 million U.S. dollar equivalents) under these facilities. The interest rate on these facilities is LIBOR plus 0.48% for U.S. dollar borrowings and 90% of the Peoples Bank of China rate for RMB borrowings. As of March 31, 2004, the interest rate for U.S. dollar borrowings was 1.7% and 5.2% for RMB borrowings. The loans are secured by substantially all the assets of HPS and will be repaid in 16 semi-annual installments, beginning no later than June 30, 2007. The financing is non-recourse to HI, but is guaranteed during the construction phase by affiliates of HPS, including

Huntsman Holdings. Huntsman Holdings unconditionally guarantees 70% of any amounts due and unpaid by HPS under the loans described above (except for the VAT facility which is not guaranteed). Huntsman Holdings' guarantees remain in effect until HPS has (i) commenced production at at least 70% of capacity for at least 30 days, and (ii) achieved a debt service cover ratio of at least 1:1.

        We believe HIH's current liquidity, together with funds generated by its operations, is sufficient to meet the short-term and long-term needs of its businesses, including funding operations, making capital expenditures and servicing its debt obligations in the ordinary course. We believe that HIH is currently in compliance with the covenants contained in the agreements governing its debt obligations.

  AdMat

        On June 30, 2003, in connection with the AdMat Transaction, AdMat issued $250 million aggregate principal amount of its 11% senior secured notes due 2010 (the "AdMat Fixed Rate Notes") and $100 million aggregate principal amount of its senior secured floating rate notes due 2008 at a discount of 2%, or for $98 million (the "AdMat Floating Rate Notes" and, collectively with the AdMat Fixed Rate Notes, the "AdMat Senior Secured Notes"). As of March 31, 2004 and December 31, 2003, the interest rate on the AdMat Floating Rate Notes was 10.0%. Also on June 30, 2003, AdMat entered into a $60 million revolving credit facility with a maturity of June 30, 2007 (the "AdMat Revolving Credit Facility"). As of March 31, 2004 and December 31, 2003, AdMat had no outstanding revolving borrowings under the AdMat Revolving Credit Facility, but it did have approximately $16 million of outstanding letters of credit issued under such facility.

        As of March 31, 2004, AdMat had approximately $108 million of cash and unused borrowing capacity, including $63.9 million of cash and approximately $44 million in undrawn commitments on the AdMat Revolving Credit Facility. As of December 31, 2003, AdMat had approximately $117 million of total liquidity, including approximately $73 million of cash on its balance sheet and approximately $44 million in undrawn commitments on the AdMat Revolving Credit Facility. We believe AdMat's current available liquidity, together with funds generated by its businesses, will be sufficient to meet the short-term and long-term needs of AdMat's businesses, including the funding of its operations and capital expenditures and the servicing of its debt obligations in the ordinary course. There are no scheduled debt amortization payments on either the AdMat Revolving Credit Facility or on the AdMat Senior Secured Notes until their respective maturity dates.

        As of March 31, 2004, we believe that AdMat is in compliance with the covenants contained in the agreements governing all of its debt obligations.

Short-Term and Long-Term Liquidity

        We believe our current liquidity, together with funds generated by our businesses, is sufficient to meet the short-term and long-term needs of our businesses, including funding operations, making capital expenditures and servicing our debt obligations in the ordinary course. Except as noted above regarding our non-recourse Australian credit facilities, we believe that we are currently in compliance with the covenants contained in the agreements governing all of our other debt obligations. We review our financial covenants on a regular basis and will seek amendments to such covenants if necessary.

Certain Credit Support Issues

        Our subsidiaries HIH and HI have not guaranteed or provided any other credit support to Huntsman LLC's obligations under the HLLC Credit Facilities or its outstanding notes, and Huntsman LLC has not guaranteed or provided any other credit support to the obligations of HI under the HI Credit Facilities, or to the obligations of HI and HIH under their outstanding notes. Because of restrictions contained in the financing arrangements of HIH and HI, these subsidiaries are presently unable to make any "restricted payments" to Huntsman LLC, including dividends, distributions or other payments in respect of equity interests or payments to purchase, redeem or otherwise acquire or retire for value any of their equity interests, subject to exceptions contained in such financing arrangements. Events of default under the HI Credit Facilities, or under the outstanding notes of HIH and HI or the exercise of any remedy by the lenders thereunder will not cause any cross-defaults or cross-accelerations under the HLLC Credit Facilities or Huntsman LLC's outstanding notes. Additionally, any events of default under the HLLC Credit Facilities or Huntsman LLC's outstanding notes or the exercise of any remedy by the lenders thereunder will not cause any cross-defaults or cross-accelerations under the outstanding notes of HIH or HI or the HI Credit Facilities, except insofar as foreclosure on the stock of HSCHC, the stock of Huntsman Specialty or the HIH Membership Interests pledged to secure our obligations under the HLLC Credit Facilities or the HLLC 2003 Secured Notes, would constitute a "change of control" and an event of default under the HI Credit Facilities and would give certain put rights to the holders of the high-yield notes of HI or HIH. AdMat is also financed separately from Huntsman LLC and HIH, Huntsman LLC and HIH's debt is non-recourse to AdMat and AdMat has no contractual obligation to fund Huntsman LLC or HIH's operations.

        On May 9, 2003, we issued the HMP Discount Notes. The HMP Discount Notes are secured by a first priority lien on the HIH Senior Subordinated Discount Notes, our 10% direct and 30% indirect equity interests in HIH, our common stock outstanding as of May 9, 2003, and our 100% equity interest in Huntsman LLC. A payment default under the HMP Discount Notes or any other default that would permit the holders to accelerate the unpaid balance thereunder would also constitute a default under the HLLC Credit Facilities. Foreclosure on our stock or the equity interest in Huntsman LLC would constitute a "change of control" and an event of default under the HLLC Credit Facilities and the HI Credit Facilities, and would give certain put rights to the holders of the outstanding notes of Huntsman LLC, HIH and HI. Foreclosure on our stock would also constitute a "change of control" and an event of default under the AdMat Revolving Credit Facility, and would give certain put rights to the holders of the outstanding notes of AdMat.

Contractual Obligations and Commercial Commitments

        Our obligations under long-term debt, lease agreements and other contractual commitments as of December 31, 2003 are summarized below (in millions):

	2004	2005-2007	2008-2009	After 2009	Total
Long-term debt	$135.1	$1,816.8	$3,209.1	$732.6	$5,893.6
Capital lease obligations	2.1	4.6	4.9	4.9	16.5
Operating leases	44.4	95.2	40.8	92.0	272.4
Purchase commitments(1)	1,069.4	1,956.6	300.4	356.4	3,682.8

Total	$1,251.0	$3,873.2	$3,555.2	$1,185.9	$9,865.3

(1)
We have various purchase commitments extending through 2017 for materials, supplies and services entered into in the ordinary course of business. Included in the purchase commitments table above are contracts which require minimum volume purchases that extend beyond one year or are renewable annually and have been renewed for 2004. Certain contracts allow for changes in minimum required purchase volumes in the event of a temporary or permanent shutdown of a facility. To the extent the contract requires a minimum notice period, such notice period has been included in the above table. The contractual purchase price for substantially all of these contracts is variable based upon market prices, subject to annual negotiations. We have estimated our contractual obligations by using the terms of our 2002 pricing for each contract. We also have a limited number of contracts which require a minimum payment, even if no volume is purchased. These contracts approximate $35 million annually through 2005, declining to approximately

  $16 million after 2011, and are included in the table above. We believe that all of our purchase obligations will be utilized in our normal operations.

Restructuring and Plant Closing Costs

        As of March 31, 2004 and December 31, 2003, we had reserves for restructuring and plant closing costs of $66.8 million and $76.8 million, respectively. During the three months ended March 31, 2004, we, on a consolidated basis, recorded additional reserves of $8.7 million, including reserves for workforce reductions. During the 2004 period, we made cash payments against these reserves of $18.7 million.

        As of March 31, 2004, accrued restructuring and plant closing costs by type of cost consist of the following (dollars in millions):

	Workforce reductions	Demolition and decommissioning	Non-cancelable lease costs	Other	Total
Accrued liability as of December 31, 2003	$66.4	$4.1	$0.2	$6.1	$76.8
Charges	8.7	—	—	—	8.7
Payments	(17.8)	(0.2)	(0.2)	(0.5)	(18.7)

Accrued liability as of March 31, 2004	$57.3	$3.9	$—	$5.6	$66.8

        Detail of these reserves by segment are as follows (dollars in millions):

	Polyurethanes	Performance Products	Pigments	Polymers	AdMat	Total
Accrued liability as of December 31, 2003	$15.8	$2.4	$4.3	$2.8	$51.5	$76.8
Charges	4.8	—	3.9	—	—	8.7
Payments	(6.5)	(0.1)	(3.2)	(0.4)	(8.5)	(18.7)

Accrued liability as of March 31, 2004	$14.1	$2.3	$5.0	$2.4	$43.0	$66.8

        As of March 31, 2004 and December 31, 2003, our Polyurethanes segment reserve consisted of $9.7 million and $8.2 million, respectively, related to restructuring activities at our Rozenberg, Netherlands site announced in 2003, $2.2 million and $5.2 million, respectively, related to the workforce reductions throughout our Polyurethanes segment announced in 2003, and $1.9 million and $2.4 million, respectively, related to the closure of our Shepton Mallet, U.K. site announced in 2002. During the three months ended March 31, 2004, our Polyurethanes segment recorded additional restructuring charges of $4.8 million and made cash payments of $6.5 million related to these restructuring activities. Additional charges of approximately $7.7 million related to these restructuring activities are expected to be recorded through 2005, resulting from additional workforce reductions of approximately 36 employees.

        As of December 31, 2003, our Performance Products segment reserve consisted of $2.4 million related to the closure of a number of plants at our Whitehaven, U.K. facility, the closure of an administrative office in London, U.K., the rationalization of our surfactants technical center in Oldbury, U.K., and the restructuring of our facility in Barcelona, Spain. During the three months ended March 31, 2004, our Performance Products segment made cash payments of $0.1 million related to these restructuring activities. There are no material additional charges expected related to these restructuring activities.

        As of December 31, 2003, our Polymers segment reserve consisted of $2.8 million related to the demolition and decommissioning of our Odessa, Texas styrene manufacturing facility and noncancelable lease costs. During the three months ended March 31, 2004, our Polymers segment made cash payments of $0.4 million related to these restructuring activities.

        As of December 31, 2003, our Pigments segment reserve consisted of $4.3 million related to global workforce reductions. During the three months ended March 31, 2004, our Pigments segment recorded additional restructuring charges of $3.9 million and made cash payments of $3.2 million related to these restructuring activities. Additional charges of approximately $13 million related to these restructuring activities are expected to be recorded through 2005, resulting from additional workforce reductions of approximately 150 employees.

        In connection with the AdMat Transaction, we are implementing a substantial cost reduction program. The program includes reductions in costs of our global supply chain, reductions in general and administrative costs across our business and the centralization of operations where efficiencies may be achieved. The cost reduction program is expected to be implemented from June 2003 to June 2005 and is estimated to involve $60.8 million in total restructuring costs. As part of the program, we expect to incur approximately $53.2 million to reduce headcount and to incur approximately $7.6 million to close plants and discontinue certain service contracts worldwide. We reduced 188 staff in the six months ended December 31, 2003 and 61 in the three months ended March 31, 2004. Payments of restructuring and plant closing costs were recorded against reserves established in connection with recording the AdMat Transaction as a purchase business combination. At March 31, 2004, $43.0 million remained in the reserve for restructuring and plant closing costs related to the cost reduction program. We expect to finalize our restructuring plans by June 30, 2004. Accordingly, the reserve for restructuring and plant closing costs are subject to revision based on final assessment.

        We continuously evaluate the effectiveness of all of our manufacturing facilities in serving our markets. We have been engaged in a detailed review of our Pigments business to improve our competitive position and financial performance. In connection with this review, we announced in April 2004 that we will idle approximately 55,000 tonnes, or about 10% of our total TiO2 production capacity. This action is expected to result in approximately $40 million of annual fixed cost savings, and will involve approximately $100 million of accelerated depreciation and non-cash charges and the payment of cash restructuring costs of approximately $20 million in 2004 and 2005.

  2003, 2002 and 2001 Restructuring Charges

        We incurred restructuring and plant closing costs totaling $37.9 million, $4.3 million and $588.5 million (which included asset impairment charges) for the years ended December 31, 2003, 2002 and 2001, respectively. Charges for 2001 were revised downward during 2002 by $5.3 million.

  2003 Restructuring Charges

        On March 11, 2003 (before HIH was consolidated into the Company), the Polyurethanes segment announced that it would integrate its global flexible products unit into its urethane specialties unit, and recorded a restructuring charge of $19.2 million for workforce reductions of approximately 118 employees. During the remainder of the year, charges of $8.9 million were taken for workforce reductions relating to this restructuring at the Rozenberg, Netherlands site.

        In June 2003, the Company announced that its Performance Products segment would close a number of plants at its Whitehaven, U.K. facility and recorded a charge of $20.1 million in the second quarter 2003. This charge represents $11.4 million relating to an impairment of assets at Whitehaven (in connection with the plant shutdowns) and $8.7 million of workforce reduction costs. The Company also recorded a $2.0 million charge in respect of severance costs arising from the closure of an administrative office in London, U.K., the rationalization of our surfactants technical center in Oldbury,

U.K., and the restructuring of our facility in Barcelona, Spain. These charges are part of an overall cost reduction program for this segment that is expected to be implemented from 2003 to 2005.

        In August 2003, the Company recorded a restructuring charge of $6.5 million related to workforce reductions of approximately 63 employees across its global Pigments operations. The overall cost reduction program to be completed from 2003 to 2005 for the Pigments segment will involve 250 employees and is estimated to cost an additional $16.5 million. At December 31, 2003, $4.3 million remains in the reserve for restructuring and plant closing costs related to these restructuring activities.

        In connection with the AdMat Transaction, the Company is implementing a substantial cost reduction program. The program will include reductions in costs of the Company's global supply chain, reductions in general and administrative costs across the business and the centralization of operations where efficiencies may be achieved. The cost reduction program is expected to be implemented from June 2003 to June 2005 and is estimated to involve $60.8 million in total restructuring costs. As part of the program, the Company expects to incur approximately $53 million to reduce headcount and to incur approximately $8 million to close plants and discontinue certain service contracts worldwide. The Company reduced 188 staff in the six months ended December 31, 2003. Payments of restructuring and plant closing costs were recorded against reserves established in connection with recording the AdMat Transaction as a purchase business combination. At December 31, 2003, $51.5 million remains in the reserve for restructuring and plant closing costs related to the cost reduction program. The Company expects to finalize its restructuring plans by June 30, 2004. Accordingly, the reserve for restructuring and plant closing costs are subject to revision based on final assessment.

  2002 Restructuring Charges

        During 2002, the Company announced that it would be closing certain units at its Jefferson County and Canadian plants, primarily in the Performance Products business. As a result, the Company recorded accrued severance and shutdown costs of $4.3 million, which are not reflected in the table below, substantially all of which had not been paid at December 31, 2002. The net effect of the 2002 unit closing costs and the reversal of restructuring charges discussed in "—2001 Restructuring Activities" below is to reflect $1.0 million in income in 2002 and to reflect a $7.8 million accrual at December 31, 2002.

  2001 Restructuring Charges

        During 2001, we initiated a restructuring plan closing certain manufacturing units and eliminating sales and administrative positions. In addition, we recorded an asset impairment charge related to fixed assets and goodwill. The restructuring charge, which was recorded in several phases during the year, included the closure of a styrene production unit located in Odessa, Texas, the closure of the polypropylene Line 1 unit located in Odessa, Texas (which represents approximately 30% of the Odessa facility's current total capacity), the write off of the flexible polyolefins unit located in Odessa, Texas which was under evaluation for alternative product use and the write off of the manufacturing facility in Austin, Texas. The total write off of property, plant and equipment as a result of the closures was $102.6 million. In connection with the closures, we recorded accruals for decommissioning costs, non-cancelable lease charges and provided for the write off of unusable material and supplies inventory. We also wrote off $33.8 million of goodwill related to the closures. As a result of the plant closings and the elimination of redundant costs in the maintenance, technical services and overhead cost structure, approximately $44.2 million was accrued for severance, fringe benefits and outplacement costs. The program resulted in a workforce reduction of approximately 800 manufacturing, sales, general and administrative and technical employees. The restructuring plan was substantially completed by the second quarter of 2002.

        Under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," companies must review the carrying amount of long-lived assets and certain intangibles, including related goodwill, whenever events or changes in circumstances indicate that the carrying amount of an asset or a group of assets may not be recoverable. We recorded an asset impairment charge of $385.4 million in the fourth quarter of 2001 related to its property, plant and equipment of the Polymers segment. During 2001, the Polymers segment experienced significant declines in sales prices and operating cash flow. The declining results were primarily due to lower sales prices, coupled with difficulty in passing on raw material and energy costs to customers. The lower sales prices were primarily due to decreased demand in industrial and consumer related applications, which resulted in increased competition and reduced operating rates. In early October 2001, as a result of the above factors and as part of our restructuring efforts, we performed a review of our remaining polyethylene, polypropylene and amorphous polyalphaolefin businesses. During this time, we engaged a financial advisor and investment banker to assist us and our domestic subsidiaries in identifying and exploring strategic alternatives, including developing out of court or court sanctioned financial restructuring plans. In February 2002, the financial advisor provided a valuation report to our management, which indicated an impairment of Polymers' assets. As a result, in the fourth quarter of 2001 it became necessary to assess Polymers' fixed assets for impairment as required under SFAS No. 121.

        We performed an evaluation of the recoverability of all the assets of Polymers' business as described in SFAS No. 121. Management concluded from the results of this evaluation that a significant impairment of long-lived assets had occurred. An impairment charge was required because the estimated fair value of these assets was less than their carrying value. The fair value of Polymers' net assets was determined by discounting estimated future cash flows using a discount rate commensurate with the risks involved. Fair value estimates, by their very nature, rely upon considerable management judgment; accordingly, actual results may vary significantly from our estimates.

        We revised restructuring costs and impairment charges have been recorded against the following accounts: $488.0 million against property, plant and equipment; $33.8 million against goodwill; $6.4 million against inventories; and $55.0 million against cash and accrued liabilities.

        As of December 31, 2002, accrued restructuring and plant closing costs consist of the following (dollars in millions):

	2001 Total Charge	2002 Restructuring charges (revisions)	Total Revised Charge	Non-cash Charges	Total Cash Payments	Restructuring liabilities December 31, 2002
Work force reduction	$44.2	$1.6	$45.8	$—	$41.9	$3.9
Plant decomissioning and demolition	2.8	3.7	6.5	—	3.2	3.3
Non-cancelable lease costs	6.9	(4.6)	2.3	—	1.7	0.6
Property and equipment	488.0	—	488.0	488.0	—	—
Goodwill	33.8	—	33.8	33.8	—	—
Inventories	12.0	(1.7)	10.3	6.4	3.9	—
Other charges	0.8	—	0.8	—	0.8	—

Total restructuring costs	$588.5	$(1.0)	$587.5	$528.2	$51.5	$7.8

        As of December 31, 2003, accrued restructuring and plant closing costs consist of the following (dollars in millions):

	Accrued liabilities as of December 31, 2002	HIH charges prior to May 1, 2003(1)	AdMat charges as of June 30, 2003(2)	2003 charge	Non-cash portion	Cash payments	Accrued liabilities as of December 31, 2003
Huntsman International
Property, plant and equipment	$—	$—	$—	$11.4	$(11.4)	$—	$—
Workforce reductions	—	24.2	—	28.2	—	(29.9)	22.5

	—	24.2	—	39.6	(11.4)	(29.9)	22.5
Huntsman LLC
Property, plant and equipment	—	—	—	0.9	(0.9)	—	—
Plant decommisioning and demolition	3.3	—	—	(0.3)	—	(0.4)	2.6
Non-cancelable lease costs	0.6	—	—	(0.2)		(0.2)	0.2
Workforce reductions	3.9	—	—	(2.1)	—	(1.8)	—
Other	—	—	—	—	—	—	—

	7.8	—	—	(1.7)	(0.9)	(2.4)	2.8

AdMat
Property, plant and equipment	—	—	1.5				1.5
Workforce reductions	—	—	53.2			(9.3)	43.9
Other	—	—	6.1	—		—	6.1

	—	—	60.8	—	—	(9.3)	51.5

Total	$7.8	$24.2	$60.8	$37.9	$(12.3)	$(41.6)	$76.8

(1)
Prior to May 1, 2003, Huntsman LLC's investment in HIH was recorded on the equity method. Effective May 1, 2003, HIH is recorded as a consolidated subsidiary. Workforce reductions include a $7.1 million liability at December 31, 2002 related to a prior period and a $19.1 million charge recorded in the first quarter of 2003 offset by $2.0 million in cash payments through May 1, 2003.

(2)
Prior to June 30, 2003, AdMat's restructuring liabilities were recorded on its opening balance sheet.

Securitization of Accounts Receivable

        On December 21, 2000, HI initiated an accounts receivable securitization program under which it grants an undivided interest in certain of its trade receivables to a qualified off-balance sheet entity (the "Receivables Trust") at a discount. This undivided interest serves as security for the issuance of commercial paper and medium term notes by the Receivables Trust. At March 31, 2004, the Receivables Trust had outstanding approximately $195 million in U.S. dollar equivalents in medium term notes and approximately $115 million in commercial paper. Under the terms of the agreements, HI and its subsidiaries continue to service the receivables in exchange for a 1% fee of the outstanding receivables, and HI is subject to recourse provisions.

        HI's retained interest in receivables (including servicing assets) subject to the program was approximately $148.7 and $154.4 million as of March 31, 2004 and December 31, 2003, respectively. The value of the retained interest is subject to credit and interest rate risk. For the three months ended March 31, 2004 and 2003, new sales of accounts receivable sold into the program totaled approximately $1,095.6 million and $1,002.0 million, respectively, and cash collections from receivables sold into the program that were reinvested totaled approximately $1,086.8 million and $990.6 million, respectively. Servicing fees received during the three months ended March 31, 2004 and 2003 were approximately $1.2 million and $1.2 million, respectively.

        HI incurs losses on the accounts receivable securitization program for the discount on receivables sold into the program and fees and expenses associated with the program. HI also retains responsibility for the economic gains and losses on forward contracts mandated by the terms of the program to hedge the currency exposures on the collateral supporting the off-balance sheet debt issued. Gains and losses on forward contracts included as a component of the loss on accounts receivable securitization program are a loss of $1.4 million and a loss of $7.6 million for the three months ended March 31, 2004 and 2003, respectively. As of March 31, 2004 and December 31, 2003, the fair value of the open forward currency contracts is $0.9 million and $6.8 million, respectively, which is included as a component of the residual interest reflected on HI's balance sheet. On April 16, 2004, HI amended the commercial paper facility. Pursuant to the amendment, the maturity of the commercial paper facility was extended to March 31, 2007. In addition, the amendment permits the issuance of euro-denominated commercial paper.

        The key economic assumptions used in valuing the residual interest at March 31, 2004 are presented below:

Weighted average life (in months)	3
Credit losses (annual rate)	Less than 1%
Discount rate (annual rate)	2%

        A 10% and 20% adverse change in any of the key economic assumptions would not have a material impact on the fair value of the retained interest. Total receivables over 60 days past due as of March 31, 2004 and December 31, 2003 were $9.8 million and $15.6 million, respectively.

Investing Activities

        Capital expenditures for the three months ended March 31, 2004 were $55.8 million, an increase of approximately $18.3 million as compared to $37.5 million for the same period in 2003. The increase was largely attributable to increased capital expenditures related to the planned T&Is at our PO and ethlyeneamines facilities and increased capital expenditures associated with our Chinese MDI joint venture. In addition, we made an investment of $11.9 million in our Chinese MDI joint venture during the three months ended March 31, 2004. We expect to spend approximately $290 million during 2004 on capital projects, which would include any expenditures for the proposed LDPE facility at Wilton, U.K. in the event board and other approvals are sought and obtained in connection with this project. In addition, we expect to spend approximately $25 million (approximately $13 million of which will be recorded as capital expenditures and approximately $12 million of which has been recorded as an investment) during 2004 to fund our Chinese MDI joint ventures. We expect to fund up to a total of approximately $85 million to the Chinese MDI joint venture over the next several years (approximately $35 million to be recorded as capital expenditures and approximately $50 million to be recorded as investments).

        We believe that the cost position of our Wilton, U.K. olefins facility uniquely positions it to be the site of a polyethylene production facility. While we export approximately one-third of our ethylene production each year to continental Europe, incurring significant shipping and handling costs, the U.K. annually imports approximately 1.9 billion pounds of polyethylene. We believe this provides an opportunity to capitalize on the low-cost operating environment and extensive petrochemical infrastructure and logistics at Wilton, and we are engaged in a feasibility study with respect to the possible construction of a world-scale LDPE facility at our Wilton site. The potential LDPE facility under study would have the capacity to produce approximately 900 million pounds of LDPE annually and is estimated to cost $300 million to construct. We have had preliminary discussions with governmental authorities concerning potential assistance and other matters in connection with the potential project, and we may seek the necessary board and other approvals for the project this year. If such approvals are granted this year, the facility could be operational in late 2006.

        In connection with our agreements with our Rubicon and Louisiana Pigment joint ventures, we are obligated to fund our proportionate share of capital expenditures. During the three months ended

March 31, 2004 and 2003, we invested $0.6 million and $0.7 million, respectively, in Rubicon. With respect to Louisiana Pigment, during the three months ended March 31, 2004 and 2003, we received $1.8 million and invested $1.3 million, respectively.

        On a pro forma basis, capital expenditures for the year ended December 31, 2003 decreased to $228.9 million from $293.3 million for 2002. Capital expenditures for HIH for the year ended December 31, 2003 were $127.4 million as compared to $190.5 million for 2002. This decrease in capital spending at HIH during 2003 was largely attributable to increased spending in 2002 in connection with the ICON modernization and the expansion of our titanium dioxide manufacturing facility at Greatham, U.K. and the SAP project within our Pigments segment, both of which were completed in 2002. Capital expenditures for AdMat for the year ended December 31, 2003 decreased to $11.8 million from $24.0 million in 2002 primarily due to liquidity management efforts largely attributable to concerns that existed prior to the AdMat Transaction. Capital expenditures for Huntsman LLC (excluding HIH) for the year ended December 31, 2003 were $89.7 million as compared to $78.8 million for 2002. The increase was largely attributable to increased expenditures in connection with the scheduled turnaround and inspection of our Port Arthur, Texas olefins unit, spending on our North American SAP system and higher capital expenditures in line with normalized levels.

        Capital expenditures for Huntsman LLC (excluding HIH) for the year ended December 31, 2003 were $89.7 million as compared to $78.8 million for 2002. The increase was largely attributable to increased expenditures in connection with the scheduled turnaround and inspection of our Port Arthur, Texas olefins unit, spending on our North American SAP system and higher capital expenditures in line with normalized levels.

        Capital expenditures for HIH for the year ended December 31, 2003 were $127.4 million as compared to $190.5 million for 2002. This decrease in capital spending at HIH during 2003 was largely attributable to increased spending in 2002 in connection with the ICON2 modernization and the expansion of our titanium dioxide manufacturing facility at Greatham, U.K. and the SAP project within our Pigments segment, both of which were completed in 2002.

        Capital expenditures for AdMat for the year ended December 31, 2003 were $11.8 million on a pro forma basis, a decrease of $12.2 million as compared to the same period in 2002. The decrease was largely attributable to reduced capital spending in 2003 primarily due to liquidity management efforts mainly due to concerns that existed prior to the AdMat Transaction.

Environmental Matters

General

        We are subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, we are subject to frequent environmental inspections and monitoring by governmental enforcement authorities. In addition, our production facilities require operating permits that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of environmental laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial fines and civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict joint and several liability. Moreover, changes in environmental regulations could inhibit or interrupt our operations, or require us to change our equipment or operations, and any such changes could have a material adverse effect on our business, financial condition, results of operations or cash flows. Accordingly, environmental or regulatory matters may cause our Company to incur significant unanticipated losses, costs or liabilities.

Environmental Capital Expenditures and Accruals

        We may incur future costs for capital improvements and general compliance under environmental and safety laws, including costs to acquire, maintain and repair pollution control equipment. We estimate that, on a consolidated basis, capital expenditures for environmental and safety matters during 2004 will be approximately $69.1 million. However, since capital expenditures for these matters are subject to evolving regulatory requirements and depend, in part, on the timing, promulgation and enforcement of specific requirements, we cannot provide assurance that material capital expenditures beyond those currently anticipated will not be required under environmental and safety laws.

        We have established financial reserves relating to anticipated environmental restoration and remediation programs, as well as certain other anticipated environmental liabilities. Management believes these reserves are sufficient for known requirements. Liabilities are recorded when potential liabilities are either known or considered probable and can be reasonably estimated. Our liability estimates are based upon available facts, existing technology and past experience. On a consolidated basis, a total of approximately $34.0 million has been accrued related to environmental related liabilities as of March 31, 2004. However, no assurance can be given that all potential liabilities arising out of our present or past operations have been identified or fully assessed or that future environmental liabilities will not be material to our Company.

Potential Liabilities

        Given the nature of our business, violations of environmental laws may result in restrictions imposed on our operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on our business, financial condition, results of operations or cash flows. We are aware of the following matters and believe (1) the reserves related to these matters to be sufficient for known requirements, and (2) the ultimate resolution of these matters will not have a material impact on our results of operations or financial position:

        On October 1, 2003, the U.S. Environmental Protection Agency ("EPA") sent us an information request under section 114 of the federal Clean Air Act. The request seeks information regarding all upset releases of air contaminants from the Port Arthur plant for the period from August 1999 to August 2003. Four other companies with plants located in Port Arthur also received similar requests. We responded in a timely manner to the request. Whether this request will result in an enforcement action being initiated against us is unknown at this time.

        On June 27, 2003, we received a Notice of Enforcement from the Texas Commission on Environmental Quality (the "TCEQ," formerly the Texas Natural Resource Conservation Commission or TNRCC) with respect to our aromatics and olefins plant in Port Arthur, Texas for alleged violations identified by the agency during an April 2003 air quality inspection. No penalty demand has yet been made by the TCEQ, although a penalty is possible.

        On June 25, 2003, a group of more than 500 plaintiffs filed a lawsuit in state district court in Beaumont, Texas against six local chemical plants and refineries, including our Company. The lawsuit alleges that the refineries and chemical plants discharge chemicals that cause health problems for area residents. The claim does not specify a dollar amount, but seeks damages for heath impacts as well as property value losses. The suit is based on emissions data from reports that these plants filed with the TCEQ.

        On October 6, 2002, a leak of sulphuric acid from two tanks located near our Whitehaven, U.K. plant was discovered. About 342 to 347 tonnes of acid were released onto the ground and into the soil near the tanks. Although we took immediate steps to contain the spillage and recover acid, a quantity of acid reached a nearby beach via a geological fault. We believe that we did not own the tanks from which the acid leaked; however, we did own the acid in the tanks. The U.K. Health and Safety Executive has issued three Improvement Notices requiring corrective action with which we are complying. The U.K. Environment Agency ("EA") on or about April 27, 2004, served a summons providing notice to Huntsman Surface Sciences UK Limited that a criminal prosecution is being initiated against us as a result of the spill based on alleged violations of the Water Resources Act and Environmental Protection Act. Although we can give no assurances, based on currently available information and our understanding of similar investigations and penalties in the past, we believe that if we are ultimately found to be legally responsible for the spill, the probable penalties or the cost of any additional corrective action would not be material to our business, financial position, results of operations or cash flows.

        By letter dated February 27, 2004, the U.S. Forest Service provided notice to us that we are considered to be a potentially responsible party ("PRP") under the federal Superfund law for the release of hazardous substances at the North Maybe Mine, located about 13 miles northeast of Soda Springs, Idaho. The mining site includes an inactive open pit phosphorus mine, associated overburden piles and affected downstream lands. We have been identified as a PRP because Huntsman Polymers is viewed by the Forest Service as the successor to El Paso Products Company, which is alleged to have leased the site from 1964-1972 and mined the site from 1965-1967. In its letter, the Forest Service requests that we "participate in the development and funding of a Site Investigation (SI) and Engineering Evaluation/Cost Analysis (EE/CA) under an Administrative Order of Consent (AOC)." We have communicated with the U.S. Forest Service, we are in the process of investigating the matter and we are continuing to evaluate our options.

        By letter of March 8, 2004, Kraft Foods Inc. ("Kraft") notified us that "Rexene Polyolefins, a Division of Dart Industries, Inc." had been included among about 90 corporate defendants in a private lawsuit seeking damages from former users of the Malone Services hazardous waste disposal facility in Texas City, Texas. The plaintiffs are the current owners of the site; they purchased the site out of bankruptcy in 1999 to operate it as a hazardous waste site. They complain that they are now unable to do so because it has been declared a Superfund site. Kraft is the successor in interest to Dart Industries, Inc. ("Dart"). Dart was a joint venturer with El Paso Products Company in Rexene Polyolefins ("Rexene") which, for a period of years, operated a plant in Bayport, Texas. That plant was sold to Lyondell Chemical Company in 1990. From a preliminary review of EPA records, Kraft indicates that Rexene shipped waste to the Malone Services site from September 1976 to November 1980; EPA estimates Rexene's volumetric percentage for waste shipped to the site as 0.37893%. Kraft is seeking a joint cost-sharing arrangement with us regarding this case. We already have a 50/50 cost-sharing arrangement with Kraft regarding the Turtle Bayou Superfund site. Waste shipped prior to August 31, 1979, is potentially subject to a 50/50 arrangement with Kraft. We are evaluating the documentary evidence and will provide a formal response to Kraft's letter in due course. It is currently unclear what the potential liability for our Company might be in this matter.

        We have been named as a "premises defendant" in a number of asbestos exposure lawsuits. These suits often involve multiple plaintiffs and multiple defendants, and, generally, the complaint in the action does not indicate which plaintiffs are making claims against a specific defendant, where the alleged injuries were incurred or what injuries each plaintiff claims. These facts must be learned through discovery. There are currently 43 asbestos exposure cases pending against us. Among the cases currently pending, management is aware of one claim of mesothelioma. We do not have sufficient information at the present time to estimate any liability in these cases. Although we cannot provide specific assurances, based on our understanding of similar cases, our management believes that our ultimate liability in these cases will not be material to our financial position or results of operations.

        We have incurred, and may in the future incur, liability to investigate and clean up waste or contamination at our current or former facilities or facilities operated by third parties at which we may have disposed of waste or other materials. Similarly, we may incur costs for the cleanup of wastes that were disposed of prior to the purchase of our businesses. Under some environmental laws, we may be jointly and severally liable for the costs of environmental contamination on or from our properties and at off-site locations where we disposed of or arranged for the disposal or treatment of hazardous wastes and may incur liability for damages to natural resources. For example, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and similar state laws, a current owner or operator of real property may be liable for such costs regardless of whether the owner or operator owned or operated the real property at the time of the release of the hazardous substances and regardless of whether the release or disposal was in compliance with law at the time it occurred. In addition, under the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and similar state laws, as the holder of permits to treat or store hazardous wastes, we may, under some circumstances, be required to remediate contamination at or from our properties regardless of when the contamination occurred. For example, our Odessa, Port Arthur, and Port Neches facilities in Texas are the subject of ongoing RCRA remediation. Based on current information and past costs relating to these matters, we do not believe such matters will have a material adverse effect. There can be no assurance, however, that any such matters will not have a material adverse effect on us.

        Some of our recently acquired AdMat manufacturing sites have an extended history of industrial chemical manufacturing and use, including on-site waste disposal. With respect to the AdMat business, we are aware of soil, groundwater and surface water contamination from past operations at some of its sites, and it may find contamination at other sites in the future. For example, we are aware that there is significant contamination, largely related to a landfill and lagoons, at AdMat's McIntosh, Alabama plant site. Further, soil and groundwater contamination have been identified at its plants in Duxford, UK and Monthey, Switzerland. The contamination at Duxford affects groundwater which is part of a major aquifer used as a source of process and drinking water on site. Pursuant to certain agreements executed in connection with the 2000 LBO, we expect that Ciba will have primary financial responsibility for such matters, although AdMat may be required to contribute to the costs of remediation in certain instances. Based on available information and the indemnification rights we believe are likely to be available, we believe that the costs to investigate and remediate known contamination will not have a material adverse effect on AdMat's business, financial condition, results of operations or cash flows; however, if such indemnities are unavailable or do not fully cover the costs of investigation and remediation or AdMat is required to contribute to such costs, and if such costs are material, then such expenditures may have a material adverse effect on its business, financial condition, results of operations or cash flows.

        In addition to our AdMat business, we are aware that there is or may be soil or groundwater contamination at some of our other facilities resulting from past operations. Based on available information and the indemnification rights (including indemnities provided by ICI, The Rohm and Haas Company, Rhodia S.A. and Dow Chemical, for the facilities that each of them transferred to us), we believe that the costs to investigate and remediate known contamination will not have a material adverse effect on our financial condition, results of operations or cash flows; however, we cannot give any assurance that such indemnities will fully cover the costs of investigation and remediation, that we will not be required to contribute to such costs or that such costs will not be material.

        In addition, we have been notified by third parties of claims against us or our subsidiaries for cleanup liabilities at certain former facilities and other third party sites, including Belpre, Ohio (a former facility); Georgetown Canyon, Idaho (an alleged former property); Aerex Refinery, Bloomfield, New Mexico (an alleged former property); Turtle Bayou Superfund Site, Texas (an alleged off-site disposal location); the Martin Aaron Superfund Site, Camden, New Jersey (an off-site disposal and reconditioning facility); the Gulf Nuclear Sites in Odessa and near Houston, Texas (off-site waste handling sites); Fort Gratiot Sanitary Landfill near Marysville, Michigan (an off-site disposal location); Star Lake Superfund Site, Texas (located near the Port Neches facility); and the San Angelo Electric Service Company Site, San Angelo, Texas (an alleged OCB-handling site). With respect to the first five matters, which are under investigation, we are unable to determine whether such liabilities may be material to us because we do not have information sufficient to evaluate these claims. With respect to the final four matters, based on current information and our past experience, we do not believe such matters will have a material adverse effect on us.

        Based upon currently available information, we do not anticipate that any of the potential liabilities referenced above will materially adversely affect our financial position or results of operations.

Regulatory Developments

        In a March 30, 2004 Federal Register, the EPA announced that it will designate the Beaumont-Port Arthur area as in "serious" non-attainment with the one-hour ozone national ambient air quality standard. This change may, but is not likely to, require additional controls and/or work practices to meet the yet undefined regulatory requirements for nitrogen oxides and volatile organic compounds. Although no assurance can be given, we believe that any additional capital required to comply with the new rules based on this area reclassification, above the existing operating plans of our plants in Port Arthur and Port Neches, Texas, will not be material.

        Under the European Union ("EU") Integrated Pollution Prevention and Control Directive ("IPPC"), EU member governments are to adopt rules and implement a cross-media (air, water, waste) environmental permitting program for individual facilities. The U.K. was the first EU member government to request IPPC permit applications from us. In the U.K., we have submitted several applications and, very recently, negotiated and received our first IPPC permits. Based upon the terms of these permits, we do not anticipate that we will have to make material capital expenditures to comply. Other IPPC permits are under review by the U.K. Environment Agency. We are not yet in a position to know with certainty what the other U.K. IPPC permits will require, and it is possible that the costs of compliance could be material; however, we believe, based upon our experience to date, that the costs of compliance with IPPC permitting in the U.K. will not be material to our financial condition or results of operations. Additionally, the IPPC directive has recently been implemented in France, and similar to our operations in the U.K., we do not anticipate having to make material capital expenditures to comply.

        With respect to our facilities in EU jurisdictions other than the U.K and France, IPPC implementing legislation is not yet in effect, or we have not yet been required to seek IPPC permits. Accordingly, while we expect to incur additional future costs for capital improvements and general compliance under IPPC requirements in these jurisdictions, at the present time we are unable to determine whether or not these costs will be material. Accordingly, we cannot provide assurance that material capital expenditures and compliance costs will not be required in connection with IPPC requirements.

        On October 29, 2003, the European Commission adopted a proposal for a new EU regulatory framework for chemicals. Under this proposed new system called "REACH" (Registration, Evaluation and Authorisation of CHemicals), enterprises that manufacture or import more than one ton of a chemical substance per year would be required to register such manufacture or import in a central database. The REACH initiative, as proposed, would require risk assessment of chemicals, preparations (e.g., soaps and paints) and articles (e.g., consumer products) before those materials could be manufactured or imported into EU countries. Where warranted by a risk assessment, hazardous substances would require authorizations for their use. This regulation could impose risk control strategies that would require capital expenditures by our Company. As proposed, REACH would take effect in three primary stages over the eleven years following the final effective date (assuming final approval). The impacts of REACH on the chemical industry and on us are unclear at this time because the parameters of the program are still being actively debated. Nevertheless, it is possible that REACH, if implemented, would be costly to us.

MTBE Developments

        The use of MTBE is controversial in the United States and elsewhere and may be substantially curtailed or eliminated in the future by legislation or regulatory action. The presence of MTBE in some groundwater supplies in California and other states (primarily due to gasoline leaking from underground storage tanks) and in surface water (primarily from recreational watercraft) has led to public concern about MTBE's potential to contaminate drinking water supplies. Heightened public awareness regarding this issue has resulted in state, federal and foreign initiatives to rescind the federal oxygenate requirements for reformulated gasoline or restrict or prohibit the use of MTBE in particular.

        For example, the California Air Resources Board adopted regulations that prohibit the addition of MTBE to gasoline as of January 1, 2004. Certain other states have also taken actions to restrict or eliminate the current or future use of MTBE. States which have taken action to prohibit or restrict the use of MTBE accounted for over 40% of the U.S. market for MTBE prior to the taking of such action. In connection with its ban, the State of California requested that the EPA waive the federal oxygenated fuels requirements of the federal Clean Air Act for gasoline sold in California. The EPA denied the State's request on June 12, 2001. Certain of the state bans, including California's ban, have been challenged in court as unconstitutional (in light of the Clean Air Act). On June 4, 2003, a federal court of appeals rejected such a challenge to California's ban, ruling that the ban is not pre-empted by the Clean Air Act.

        Bills have been introduced in the U.S. Congress to curtail or eliminate the oxygenated fuels requirements in the Clean Air Act, or curtail MTBE use. To date, no such legislation has become law. However, such legislation is being considered by Congress and if it were to become law it could result in a federal ban on the use of MTBE in gasoline. In addition, on March 20, 2000, the EPA announced its intention, through an advanced notice of proposed rulemaking, to phase out the use of MTBE under authority of the federal Toxic Substances Control Act. In its notice, the EPA also called on the U.S. Congress to restrict the use of MTBE under the Clean Air Act.

        In Europe, the EU issued a final risk assessment report on MTBE on September 20, 2002. While no ban of MTBE was recommended, several risk reduction measures relating to storage and handling of MTBE-containing fuel were recommended. Separate from EU action, Denmark entered into a voluntary agreement with refiners to reduce the sale of MTBE in Denmark. Under the agreement, use of MTBE in 92- and 95-octane gasoline in Denmark ceased by May 1, 2002; however, MTBE is still an additive in a limited amount of 98-octane gasoline sold in about 100 selected service stations in Denmark.

        Any phase-out or other future regulation of MTBE in other states, nationally or internationally may result in a significant reduction in demand for our MTBE and result in a material loss in revenues or material costs or expenditures. In the event that there should be a phase-out of MTBE in the United States, we believe we will be able to export MTBE to Europe or elsewhere or use its co-product TBA to produce saleable products other than MTBE. We believe that our low production costs at the PO/MTBE facility will put us in a favorable position relative to other higher cost sources (primarily, on-purpose manufacturing). If we opt to produce products other than MTBE, necessary modifications to our facilities may require significant capital expenditures and the sale of the other products may produce a materially lower level of cash flow than the sale of MTBE.

        In addition, while we have not been named as a defendant in any litigation concerning the environmental effects of MTBE, we cannot provide assurances that we will not be involved in any such litigation or that such litigation will not have a material adverse effect on our business, financial condition, results of operations or cash flows. In 2003, the U.S. House of Representatives passed a version of an energy bill that contained limited liability protection for producers of MTBE. The Senate's version of the bill did not have liability protection. The issue was one of the reasons that a compromise energy bill was not passed. Whether a compromise will be reached on this legislation in

2004, and whether any compromise will provide liability protection for producers, are unknown. In any event, the liability protection provision in the House bill applied only to defective product claims; it would not preclude other types of lawsuits.

Other Matters

        The TCEQ and our Company settled outstanding allegations of environmental regulatory violations at our Port Neches, Texas, facilities on May 29, 2003. The settlement imposes penalties totaling $352,250 and requires enhanced air monitoring around our C4 plant, an air compliance audit performed by an outside consultant at that plant, and application for an air emissions permit for the joint wastewater treatment plant that services all of the Port Neches facilities. Although management does not anticipate it, it is possible that the terms of a joint wastewater treatment plant air permit, which will likely be issued as a result of the settlement, may cause us to incur costs that could be material.

        The State of Texas settled an air enforcement case with us relating to our Port Arthur plant on May 13, 2003. Under the settlement, we are required to pay a civil penalty of $7.5 million over more than four years, undertake environmental monitoring projects totaling about $1.5 million in costs, and pay $375,000 in attorney's fees to the Texas Attorney General. We have paid $1.8 million toward the penalty and $375,000 for the attorney's fees; the monitoring projects are underway and on schedule. It is not anticipated that this settlement will have a material adverse effect on our financial position.

Changes in Financial Condition

        The following information summarizes our working capital position as of March 31, 2004 and December 31, 2003 (dollars in millions):

	March 31, 2004	December 31, 2003	Difference
Current assets:
Cash and cash equivalents	$176.9	$208.3	$(31.4)
Accounts and notes receivables	1,278.7	1,102.7	176.0
Inventories	973.5	1,039.3	(65.8)
Prepaid expenses	35.3	39.6	(4.3)
Deferred income taxes	14.0	14.7	(0.7)
Other current assets	101.3	108.3	(7.0)

Total current assets	2,579.7	2,512.9	66.8

Current liabilities:
Accounts payable	870.0	832.1	37.9
Accrued liabilities	604.3	702.0	(97.7)
Deferred income taxes	14.5	15.1	(0.6)
Current portion of long-term debt	98.5	137.1	(38.6)

Total current liabilities	1,587.3	1,686.3	(99.0)

Working capital	$992.4	$826.6	$165.8

        As of March 31, 2004, our working capital increased by $165.8 million as a result of the net impact of the following significant changes:

  •
  The decrease in cash balances of $31.4 million results from the matters identified in the Consolidated Statement of Cash Flows set out in our consolidated financial statements;

  •
  The increase in accounts receivable of $176.0 million is primarily due to higher average selling prices in response to higher raw material and energy costs, and higher sales volumes in certain markets;

  •
  The decrease in inventories of $65.8 million is mainly due to reduced inventory volumes, partially offset by increases in raw material and energy costs.

  •
  Accounts payable increased by $37.9 million primarily as a result of increased raw material and energy costs.

  •
  The decrease in accrued liabilities of $97.7 million resulted primarily from reductions in accrued interest of $38.9 million, rebate accruals of $22.3 million, and taxes (other than income taxes) of $9.0 million, primarily resulting from timing of payments. In addition, restructuring accruals decreased $9.7 million and income taxes payable decreased by $27.8 million.

  •
  The decrease in current portion of long-term debt of $38.6 million is primarily due to repayment of Huntsman Polymers Notes of $36.8 million during the first quarter.

Recent Financial Accounting Standards

        On January 1, 2002, we adopted Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and SFAS No. 142, "Goodwill And Other Intangible Assets." SFAS No. 141 requires, among other things, that the purchase method be used for business combinations after June 30, 2001. SFAS No. 142 changes the accounting for goodwill and intangible assets with indefinite lives from an amortization method to an impairment-only approach. Upon adoption of SFAS No. 142, we are required to reassess the useful lives of all acquired intangible assets and perform an impairment test on goodwill. In the first quarter 2002, we completed the assessment of useful lives and concluded that no adjustments to the amortization period of intangible assets were necessary. We also completed our initial assessment of goodwill impairment and concluded that there is no indication of impairment. We have elected to test goodwill for impairment annually as of April 1, as required by SFAS No. 142. The annual assessment has been completed as of April 1, 2003 and 2002 and we have concluded that there is no indication of impairment. The initial adoption of SFAS No. 142 had no impact on our financial statements for the year ended December 31, 2002. The pro forma net loss, assuming the change in accounting principle was applied retroactively to January 1, 2001, would not have been materially different for the year ended December 31, 2001.

        The initial adoption of SFAS No. 141 increased net income by $169.7 million for the year ended December 31, 2002. This increase resulted from increasing the carrying value of our investment in HIH to reflect the proportionate share of the underlying assets as required by SFAS No. 141. Effective June 30, 1999, Huntsman Specialty, our consolidated subsidiary, transferred its propylene oxide business to HIH. The transfer of our propylene oxide business was recorded at the net book value of the assets and liabilities transferred. The carrying value of our investment in HIH was less than our proportionate share of the underlying net assets of HIH at December 31, 2001 by approximately $176.1 million. Such difference was being accreted to income over a 20 year period.

        In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible, long-lived assets and the associated asset retirement costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred by capitalizing it as part of the carrying amount of the long-lived assets. As required by SFAS No. 143, we adopted this new accounting standard on January 1, 2003. This statement had no impact since the timing of any ultimate obligation is indefinite.

        On January 1, 2002, the Company adopted SFAS No. 144, "Accounting for The Impairment or Disposal of Long-Lived Assets." This statement establishes a single accounting model for the impairment or disposal of long-lived assets. The impact of adopting this pronouncement was not material.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Other Technical Corrections." In addition to amending or rescinding pronouncements to make various technical corrections, clarify meanings or describe applicability, SFAS No. 145 precludes companies from recording gains or losses from extinguishment of debt as an extraordinary item. We were required to adopt this statement as of January 1, 2003. The adoption of SFAS No. 145 resulted in a $6.7 million reclassification of losses from extinguishment of debt from extraordinary items to other income and expense in the year ended December 31, 2002.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated With Exit or Disposal Activities." SFAS No. 146 requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit or disposal costs were accrued upon management's commitment to an exit or disposal plan, which is generally before an actual liability has been incurred. We adopted this pronouncement in the first quarter of 2003. The adoption of SFAS No. 146 did not have a material effect on our consolidated financial statements.

        In January 2003, the FASB issued Financial Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others." FIN No. 45 requires recognition of a liability for the obligation undertaken upon issuing a guarantee. This liability would be recorded at the inception date of the guarantee and would be measured at fair value. The disclosure provisions of the interpretation are effective for the financial statements as of December 31, 2002. The liability recognition provisions apply prospectively to any guarantees issued or modified after December 31, 2002. The adoption of FIN No. 45 did not have a material effect on our consolidated financial statements.

        In January 2003, the Financial Accounting Standards Board ("FASB") issued Financial Interpretation No. ("FIN") 46, "Consolidation of Variable Interest Entities." FIN 46 addresses the requirements for business enterprises to consolidate related entities, for which they do not have controlling interests through voting or other rights, if they are determined to be the primary beneficiary as a result of variable economic interests. Transfers to a qualifying special purpose entity are not subject to this interpretation. In December 2003, the FASB issued a complete replacement of FIN 46 (FIN 46R), to clarify certain complexities. We are required to adopt this financial interpretation on January 1, 2005 and are currently evaluating its impact. While our evaluation of this interpretation is ongoing, it is possible that its implementation may require the de-consolidation of the results of operations of AdMat Investment and its wholly-owned subsidiaries, including AdMat, and accounting for the results of this investment on the equity method.

        In May 2003, FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments and hedging activities under SFAS No. 133. This statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003, with this guidance applied prospectively. This statement had no impact on our results of operations or financial position at December 31, 2003 and we do not expect this statement to have a material impact on our consolidated financial statements.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. SFAS No. 150 is effective for all financial instruments created or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on our financial statements.

        Other accounting pronouncements that have been issued subsequent to December 31, 2003 and become effective in the years after December 31, 2003 are not expected to have any significant effect on our financial position or results of operations.

Critical Accounting Policies

        The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, estimates and assumptions that affect the reported amounts in the consolidated financial statements. Our significant accounting policies are summarized in "Note 2—Summary of Significant Accounting Policies" to the consolidated financial statements of HLLC and subsidiaries. Summarized below are our critical accounting policies:

Long-Lived Assets

        The most critical policy that impacts our operating assets is the determination of useful lives of our property, plant and equipment. Such lives are estimated based upon our historical experience, engineering estimates and industry information and are reviewed when economic events indicate that we may not be able to recover the carrying value of the assets. Until January 1, 2003, approximately $1.3 billion of plant and equipment was depreciated using the straight-line method on a group basis with depreciation primarily based on a 4.7% composite rate. When capital assets representing complete groups of property were disposed of, the difference between the disposal proceeds and net book value was recorded to income. When individual assets recorded on the group basis were disposed of, the difference between historical cost and the disposal proceeds was recorded to accumulated depreciation. Effective January 1, 2003, we changed our method of accounting for depreciation for the assets mentioned in the first sentence of this paragraph from the group composite method to the component method. Specifically, the net book value of all assets on January 1, 2003 were allocated to individual components and will be depreciated over their remaining useful lives and gains or losses are recognized when a component is retired. This change decreased depreciation expense for the six months ended June 30, 2003 by approximately $19 million. Our management believes the component method represents a more accurate matching of revenues and expenses. The estimated lives of our property range from 3 to 25 years and depreciation is recorded on the straight-line method. Inherent in our estimates of useful lives is the assumption that periodic maintenance and an appropriate level of annual capital expenditures will be performed. Without on-going capital improvements and maintenance, the productivity and cost efficiency declines and the useful lives of our assets would be shorter.

        We are required to evaluate our plant assets whenever events indicate that the carrying value may not be recoverable in the future or when management's plans change regarding those assets, such as idling or closing a plant. We evaluate impairment by comparing undiscounted cash flows of the related property to the carrying value. Key assumptions in determining the future cash flows include the useful life, technology, competitive pressures, raw material pricing and regulations.

Employee Benefit Programs

        We sponsor several contributory and non-contributory defined benefit plans primarily covering employees in the U.S., U.K., Netherlands, Belgium, Canada and a number of other countries. We fund the material plans through trust arrangements (or local equivalents) where the assets are held separately from the employer. We also sponsor unfunded post-retirement plans which provide medical and life insurance benefits covering certain employees in the U.S. and Canada. Amounts recorded in the consolidated financial statements are recorded based upon actuarial valuations performed by various independent actuaries. Inherent in these valuations are numerous assumptions regarding expected return on assets, discount rates, compensation increases, mortality rates and health care costs trends. These assumptions are disclosed in the notes to the consolidated financial statements.

        During 2002, we revised several of our key assumptions as a result of current economic conditions based upon discussions with our actuaries, the historical long-term returns of our pension assets, recent market information related to interest rates and equity performance. Specifically, we reduced our average expected long-term rate of return assumption from 9% to 8.25% and discount rate from 7.25% to 6.75%. We do not expect a significant increase in cash funding of the plans will be required in 2003.

Environmental Reserves

        Environmental remediation costs for our facilities are accrued when it is probable that a liability has been incurred and the amount can be reasonably estimated. Estimates of environmental reserves require evaluating government regulation, available technology, site-specific information and remediation alternatives. We accrue an amount equal to our best estimate of the costs to remediate based upon the available information. Adjustments to our estimates are made periodically based upon additional information received as remediation progresses. For further information see "Note 12—Environmental Matters" to the unaudited consolidated financial statements of HLLC and subsidiaries.

Restructuring and Plant Closing Costs

        We have recorded restructuring charges in connection with closing certain plant locations, workforce reductions and other cost savings programs. These charges are recorded when management has committed to a plan and reflect management's best estimates of all the costs necessary to exit the activity. Estimates for plant closing include the write off of the carrying value of the plant, any necessary environmental and/or regulatory costs, contract termination and demolition costs. Estimates for work force reductions and other cost savings are recorded based upon estimates of the number of positions to be terminated, termination benefits to be provided and other information as necessary. Generally, the restructuring plans are expected to be substantially complete within 12 months of the plan. Management evaluates the estimates on a quarterly basis and adjusts the reserve when information indicates that the estimate is above or below the initial estimate. Due to the relatively short-term nature of the restructuring plans, significant adjustments to the restructuring reserves have not been recorded.

Quantitative and Qualitative Disclosures About Market Risk

        We are exposed to market risk, including changes in interest rates, currency exchange rates and certain commodity prices. Our exposure to foreign currency market risk is somewhat limited since our sales prices are typically denominated in euros or U.S. dollars. From time to time, we may enter into foreign currency derivative instruments to minimize the short-term impact of movements in foreign currency rates. Our exposure to changing commodity prices is somewhat limited since the majority of our raw materials are acquired at posted or market related prices, and sales prices for finished products are generally at market related prices which are set on a quarterly basis in line with industry practice. To manage the volatility relating to these exposures, from time to time, we enter into various derivative transactions. We hold and issue derivative financial instruments for economic hedging purposes only.

        Our cash flows and earnings are subject to fluctuations due to exchange rate variation. Short-term exposures to changing foreign currency exchange rates at certain foreign subsidiaries are generally first netted with exposures of other subsidiaries and the remaining exposures then, from time to time, may be managed through financial market transactions, principally through the purchase of forward foreign exchange contracts (with maturities of nine months or less) with various financial institutions, to reflect the currency denomination of our cash flows. We do not hedge our currency exposures in a manner that would entirely eliminate the effect of changes in exchange rates on our cash flows and earnings. As of March 31, 2004 and December 31, 2003, we had no outstanding forward foreign exchange contracts.

Our hedging activity from time to time comprises selling forward surpluses of non-dollar receivables for U.S. dollars.

        Under the terms of the HLLC Credit Facilities and the HI Credit Facilities, we are required to hedge a significant portion of our floating rate debt. As of March 31, 2004 and December 31, 2003, HI had entered into approximately $361.0 million and $362.7 million notional amount, respectively, of interest rate swap, cap and collar transactions, which have remaining terms ranging from approximately three to six months. The majority of these transactions hedge against movements in U.S. dollar interest rates. The U.S. dollar swap transactions obligate us to pay fixed amounts ranging from approximately 5.84% to approximately 6.91%. The U.S. dollar collar transactions carry floors ranging from 5.0% to 6.25% and caps ranging from 6.75% to 7.25%. We have also entered into a euro-denominated swap transaction that obligates us to pay a fixed rate of approximately 4.32%.

        As of March 31, 2004 and December 31, 2003, Huntsman LLC (excluding HIH) had entered into approximately $234.6 million and $234.8 million notional amount, respectively, of interest rate swap, cap and collar transactions, which have remaining terms ranging from approximately one to thirty-nine months. The majority of these transactions hedge against movements in U.S. dollar interest rates. The U.S. dollar swap transactions obligate us to pay fixed amounts ranging from approximately 3.78% to approximately 6.55%. We do not hedge our interest rate exposure in a manner that would eliminate the effects of changes in market interest rates on our cash flow and earnings.

        Assuming a 1.0% (100 basis point) increase in interest rates, without giving effect to interest rate hedges, the effect on the annual interest expense would be an increase of approximately $26 million (approximately $13 million pertaining to each of HIH and Huntsman LLC (excluding HIH) and $1 million in AdMat). This increase would be reduced by approximately $6 million, on an annualized basis (approximately $4 million and $2 million pertaining to HIH and Huntsman LLC (excluding HIH), respectively), as a result of the effects of the interest rate swap, cap and collar transactions described above.

        In order to reduce overall raw material cost volatility, from time to time we enter into various commodity contracts to hedge our purchase of commodity products. We do not hedge our commodity exposure in a manner that would eliminate the effects of changes in commodity prices on our cash flows and earnings. At March 31, 2004, we had forward purchase contracts for 35,000 tonnes of naphtha and 20,000 tonnes of other hydrocarbons, which do not qualify for hedge accounting. Assuming a 10% increase or a 10% decrease in the price per tonne of naphtha, the impact on the forward purchase contracts would result in losses and gains of approximately $0.3 million, respectively. At December 31, 2003, we had forward purchase contracts for 15,000 tonnes of naphtha and 12,000 tonnes of other hydrocarbons, which do not qualify for hedge accounting.

Legal Proceedings

        We are a party to various proceedings instituted by private plaintiffs, governmental authorities and others arising under provisions of applicable laws, including various environmental, products liability and other laws. Except as otherwise disclosed in this report, and based in part on the indemnities provided to us in connection with the transfer of businesses to us and our insurance coverage, we do not believe that the outcome of any of these matters will have a material adverse effect on our financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Environmental Matters" for a discussion of environmental proceedings.

BUSINESS

        We are one of the world's largest global manufacturers and marketers of differentiated and commodity chemical products. We sell a broad range of products to diversified consumer and industrial end markets throughout the world through our six principal businesses: Polyurethanes, AdMat, Performance Products, Pigments, Base Chemicals and Polymers. We conduct our business through three primary wholly-owned subsidiaries: HLLC, HIH and AdMat. While each of HLLC, HIH and AdMat have independent financing arrangements, we manage these businesses as one company and benefit from significant vertical integration through our 66 manufacturing facilities located in 23 countries. We believe that our Company is characterized by low-cost operating capabilities; a high degree of technological expertise; a diversity of products, customers, end markets and geographic regions served; significant production integration; and strong growth prospects. We had total pro forma sales and EBITDA (as defined in footnote (b) to the Summary Historical and Pro Forma Financial Data herein) for the year ended December 31, 2003 of $9.3 billion and $663.5 million, respectively.

Industry and Market Data

        This prospectus includes information with respect to market share, industry conditions and forecasts that we obtained from internal industry research, publicly available information (including industry publications and surveys), and surveys and market research provided by consultants (including Nexant ChemSystems, an international consulting and research firm, Chemical Market Associates, Inc. ("CMAI"), an international consulting and research firm, and International Business Management Associates ("IBMA"), an industry research and consulting firm). The publicly available information and the reports, forecasts and other research provided by consultants generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy and completeness of such information. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, our internal research and forecasts are based upon our management's understanding of industry conditions, and such information has not been verified by any independent sources. As is noted, certain statements in this prospectus are based on information provided by consultants that we commissioned to provide us with the referenced information.

Our Products

        We produce a wide range of products for a variety of global industries, including the adhesives, agrochemical, appliance, automotive, computer, consumer products, construction, electronics, footwear, furniture, healthcare, packaging, paints and coatings, power generation and transmission, recreation and textile industries. The following table sets forth information regarding the pro forma sales to external customers of our six business segments.

Segment	% of Sales for the Year Ended December 31, 2003
(Pro Forma)
Polyurethanes	25%
Advanced Materials	11%
Performance Products	18%
Pigments	11%
Base Chemicals	22%
Polymers	13%
  •
  Our Polyurethanes business markets a complete line of polyurethane chemicals, including MDI, TDI, TPU, propylene oxide ("PO"), polyols, polyurethane systems and aniline, with an emphasis on MDI-based chemicals. Our customers produce polyurethane products through the combination of an isocyanate, such as MDI or TDI, with polyols, which are derived largely from PO and ethylene oxide. Primary polyurethane end-uses include automotive interiors, refrigeration and appliance insulation, construction products, footwear, furniture cushioning, adhesives and other specialized engineering applications. Our Polyurethanes business has a global presence, with manufacturing facilities in North America, Europe and Asia.

  •
  Our Advanced Materials business is a leading global producer and marketer of technologically advanced specialty chemicals used in a wide variety of industrial and consumer applications. We provide our customers with formulated polymer systems based on epoxy, polyurethane, acrylic and other materials; complex chemicals and additives; and basic and advanced epoxy resin compounds. Our Advanced Materials products are used to address customer-specific application needs and are used in a wide variety of applications, such as adhesives, coating systems, electrical insulating materials, printed circuit boards, tooling and modeling materials and structural composites. Our Advanced Materials business has a global presence with manufacturing facilities in North America, Europe, Asia and South America.

  •
  Our Performance Products business includes surfactants and surfactant intermediates which are used primarily in consumer detergents, toiletries, shampoos and personal care products, as well as in a variety of industrial markets such as agrochemicals, construction and paints and coatings. In addition, we are a leading producer of a wide range of amines, including ethanolamines, ethyleneamines and polyetheramines, and of alkylene carbonates. Our amines primarily use raw materials that we produce internally to make products used in agricultural herbicides, personal care products, polyurethane foams, fuel and lubricant additives and paints and coatings. We are also North America's largest producer of MAn. MAn is used in a wide variety of industrial uses, the largest of which is UPR sold to the marine, automotive and construction industries. Our Performance Products business has a global presence, with manufacturing operations in North America, Europe and Australia.

  •
  Our Pigments business, which operates under the trade name "Tioxide," is among the largest producers in the world, with an estimated 13% global market share, according to IBMA in a study we commissioned, and has the largest production capacity for TiO2 in Europe. TiO2 is a white pigment used to impart whiteness, brightness and opacity to products such as paints and coatings, plastics, paper, printing inks, synthetic fibers and ceramics. In addition to its optical properties, TiO2 possesses traits such as stability, durability and non-toxicity, making it superior to other white pigments. According to IBMA, global consumption of TiO2 was approximately 4.1 million tonnes in 2003, growing from 3.0 million tonnes in 1992, representing a 2.8% compound annual growth rate, which trends somewhat below global GDP growth for that period. Our Pigments business has a global presence with manufacturing faciliaties in North America, Europe, Asia and Africa.

  •
  Our Base Chemicals business produces olefins, principally ethylene, propylene and butadiene, and aromatics, principally benzene, and cyclohexane, at our facilities in Port Arthur and Port Neches, Texas, and Wilton and North Tees, U.K. Our Base Chemicals products are largely made from a variety of crude oil and natural gas based feedstocks. Ethylene and propylene are the two most common petrochemical building blocks and are used in a wide variety of applications including packaging film, polyester fiber, plastic containers and polyvinyl chloride ("PVC"), as well as carpets and cleaning compounds. Our aromatics products are used to produce other intermediate chemicals, as well as synthetic fibers, resins and rubber. We use a substantial portion of our Base Chemicals products internally as raw materials which are upgraded into other products and sold to third parties.

  •
  Our Polymers business produces polyethylene, polypropylene, styrene monomer, EPS, and APAO. Our polymer products are used to produce a variety of plastic materials and components from a variety of applications. We pursue a niche marketing strategy for certain of our Polymers products by focusing on those customers that require customized polymer formulations and that are willing to pay higher prices for these customized formulations. Our Polymers business is located in North America and Australia. We intend to expand our Polymers business into Europe through the construction of a low-cost, world-scale low-density polyethylene plant in Wilton, U.K., which is expected to be completed in 2006.

Polyurethanes

General

        We market a complete line of polyurethane chemicals, including MDI, TDI, TPU, polyols, polyurethane systems and aniline, with an emphasis on MDI-based chemicals. Our customers produce polyurethane products through the combination of an isocyanate, such as MDI or TDI, with polyols, which are derived largely from PO and ethylene oxide. Primary polyurethane end-uses include automotive interiors, refrigeration and appliance insulation, construction products, footwear, furniture cushioning, adhesives and other specialized engineering applications.

        Our Polyurethanes business is widely recognized as an industry leader in utilizing state-of-the-art application technology to develop new polyurethane chemical products and applications. Approximately 25% of our 2003 Polyurethanes sales were generated from products and applications introduced in the previous three years. Our rapid rate of new product and application development has led to a high rate of product substitution, which in turn has led to strong MDI sales volume growth. Largely as a result of our technological expertise and history of product innovation, we have enjoyed long-term relationships with users of our products, including BMW, Weyerhaeuser, Nike, Louisiana Pacific, DaimlerChrysler, Whirlpool, and Electrolux.

        According to Nexant ChemSystems, in a study we commissioned, we own the world's two largest MDI production facilities in terms of capacity, located in Geismar, Louisiana and Rozenburg, Netherlands. Aniline is a primary material used in the production of MDI. These facilities receive aniline from our own facilities located in Geismar, Louisiana and Wilton, U.K., which in terms of production capacity are the world's two largest aniline facilities. We believe that this vertical integration provides a significant competitive advantage over non-integrated producers. In addition to reducing transportation costs for our raw materials, vertical integration helps reduce our exposure to cyclical prices. According to Nexant ChemSystems, in a study we commissioned, we are among the lowest cost MDI producers in the world, largely due to the scale of our operations, our modern facilities and our integration with our suppliers of the products' primary raw materials.

        We are a leading producer of PO. Our customers process PO into derivative products such as polyols for polyurethane products, propylene glycol ("PG"), and various other chemical products. End uses for these derivative products include applications in the home furnishings, construction, appliance, packaging, automotive and transportation, food, paints and coatings and cleaning products industries. We are also, according to Nexant ChemSystems in a study we commissioned, a leading U.S. marketer of PG, which is used primarily to produce UPR for bath and shower enclosures and boat hulls, and to produce heat transfer fluids and solvents. As a co-product of our PO manufacturing process, we also produce MTBE. MTBE is an oxygenate that is blended with gasoline to reduce harmful vehicle emissions and to enhance the octane rating of gasoline. See "—MTBE Developments" for a further discussion of legal and regulatory developments that may curtail or eliminate the use of MTBE in gasoline in the future.

        We use our proprietary technology to manufacture PO and MTBE at our state-of-the-art facility in Port Neches, Texas. This facility, which is the most recently built PO manufacturing facility in North America, was designed and built under the supervision of Texaco and began commercial operations in August 1994. According to Nexant ChemSystems, in a study we commissioned, we are among the lowest cost PO producers in North America largely due to our manufacturing process. Since acquiring the facility in 1997, we have increased its PO capacity by approximately 30% through a series of low-cost process improvement projects. The current capacity of our PO facility is approximately 525 million pounds of PO per year. We have the capacity to produce 145 million pounds of PG per year at a facility in Port Neches, Texas.

        In August 2000, we completed our acquisition of Rohm and Haas' TPU business. The acquired TPU business added production capacity in Osnabrück, Germany and Ringwood, Illinois, complementing our existing footwear-based TPU business.

Industry Overview

        The polyurethane chemicals industry is estimated to be a $30 billion global market, consisting primarily of the manufacture and marketing of MDI, TDI and polyols, according to Nexant ChemSystems.

        In 2003, according to Nexant ChemSystems, MDI, TDI, polyols and other products, such as specialized additives and catalysts, accounted for 29%, 14%, 33% and 24% of industry-wide polyurethane chemicals sales, respectively. MDI is used primarily in rigid foam; conversely, TDI is used primarily in flexible foam applications that are generally sold as commodities. Polyols, including polyether and polyester polyols, are used in conjunction with MDI and TDI in rigid foam, flexible foam and other non-foam applications. TPU is used in flexible elastomers and other specialty non-foam applications. PO, one of the principal raw materials for polyurethane chemicals, is primarily used in consumer durables. The following chart illustrates the range of product types and end uses for polyurethane chemicals:

        Polyurethane products are created through the reaction of MDI or TDI with a polyol. Polyurethane chemicals are sold to customers who react the chemicals to produce polyurethane products. Depending on their needs, customers will use either commodity polyurethane chemicals produced for mass sales or specialty polyurethane chemicals tailored for their specific requirements. By varying the blend, additives and specifications of the polyurethane chemicals, manufacturers are able to produce and develop a breadth and variety of polyurethane products. The following table sets forth information regarding the three principal polyurethane chemicals markets:

Source: Nexant ChemSystems

MDI

        As reflected in the chart above, MDI has a substantially larger market size and a higher growth rate than TDI primarily because MDI can be used to make polyurethanes with a broader range of properties and can therefore be used in a wider range of applications than TDI. Nexant ChemSystems reports that future growth of MDI is expected to be driven by the continued substitution of MDI-based polyurethane for fiberglass and other materials currently used in insulation foam for construction. Other markets, such as binders for reconstituted wood board products, are expected to further contribute to the continued growth of MDI.

        According to Nexant ChemSystems, global consumption of MDI was approximately 6.4 billion pounds in 2003, growing from 2.9 billion pounds in 1992, which represents a 7.5% compound annual growth rate. This growth rate is the result of the broad end-uses for MDI and its superior performance characteristics relative to other polymers. The U.S. and European markets consume the largest quantities of MDI. With the recovery of the Asian economies, the Asian markets are becoming an increasingly important market for MDI and we currently believe that demand for MDI in Asia will continue to increase as its less developed economies continue to mature.

        There are four major producers of MDI: Bayer AG ("Bayer"), our Company, BASF and Dow Chemical, which, according to Nexant ChemSystems, in research we commissioned, had global market shares of 26%, 23%, 18% and 18%, respectively, in 2003. We believe it is unlikely that any new major producers of MDI will emerge due to the substantial requirements for entry such as the limited availability of licenses for MDI technology and the substantial capital commitment that is required to develop both the necessary technology and the infrastructure to manufacture and market MDI.

        The price of MDI tends to vary by region and by product type. In the Americas, the margin between MDI prices and raw material costs has historically remained relatively stable, however, recent high prices for benzene, a primary raw material for MDI, have squeezed MDI margins globally. In Europe over the past ten years, these margins have tended to be higher on average but with slightly greater volatility due to occasional supply and demand imbalances. The volatility in margins has been highest in Asia, primarily due to the region's status as a net importer of MDI. As a result, Asia has excess supply in times of surplus in the Americas and Europe and shortage in times of strong global demand. Historically, oversupply of MDI has been rapidly absorbed due to the high growth rate of MDI consumption.

TDI

        The TDI market generally grows at a rate consistent with GDP. The four largest TDI producers supply approximately 60% of global TDI demand, according to Nexant ChemSystems. The consumers of TDI consist primarily of numerous manufacturers of flexible foam blocks sold for use as furniture cushions and mattresses. Flexible foam is typically the first polyurethane market to become established in developing countries, and, as a result, development of TDI demand typically precedes MDI demand.

TPU

        TPU is a high quality material with unique qualities such as durability, flexibility, strength, abrasion-resistance, shock absorbency and chemical resistance. We can tailor the performance characteristics of TPU to meet the specific requirements of our customers, such as for use in injection molding and components for the automotive and footwear industries. It is also extruded into films and profiles and finds a wide variety of applications in the coatings, adhesives, sealants, and elastomers ("CASE") markets.

Polyols

        Polyols are reacted with isocyanates, primarily MDI and TDI, to produce finished polyurethane products. In the United States, approximately 77% of all polyols produced are used in polyurethane applications, according to Nexant ChemSystems. Approximately two-thirds of the polyols used in polyurethane applications are processed with TDI to produce flexible foam blocks and the remaining one-third is processed in various applications that meet the specific needs of individual customers. The creation of a broad spectrum of polyurethane products is made possible through the different combinations of the various polyols with MDI, TDI and other isocyanates. The market for specialty polyols that are reacted with MDI has been growing at approximately the same rate at which MDI consumption has been growing. We believe that the growth of commodity polyols demand has paralleled the growth of global GDP.

Aniline

        Aniline is an intermediate chemical used primarily as a raw material to manufacture MDI. Approximately 80% of all aniline produced is consumed by MDI producers, while the remaining 20% is consumed by synthetic rubber and dye producers. According to Nexant ChemSystems, global capacity for aniline was approximately 7.1 billion pounds per year in 2003. Generally, most aniline produced is either consumed downstream by the producers of the aniline or is sold to third parties under long-term supply contracts. The lack of a significant spot market for aniline means that in order to remain competitive, MDI manufacturers must either be integrated with an aniline manufacturing facility or have a long-term cost-competitive aniline supply contract.

PO

        Demand for PO depends largely on overall economic demand, especially that of consumer durables. Consumption of PO in the United States represents approximately one third of global consumption. According to Nexant ChemSystems, U.S. consumption of PO was approximately 4.0 billion pounds in 2003, growing from 2.5 billion pounds in 1990, which represents a 3.7% compound annual growth rate. According to Nexant ChemSystems, the following chart illustrates the primary end markets and applications for PO, and their respective percentages of total PO consumption:

        Two U.S. producers, Lyondell Chemical Company ("Lyondell") and Dow Chemical, account for approximately 90% of North American PO production. We believe that Dow Chemical consumes approximately 70% of their North American PO production in their North American downstream operations, and that approximately 50% of Lyondell's North American PO production is consumed internally or sold to Bayer, which acquired Lyondell's polyols business.

MTBE

        We currently use our entire production of tertiary butyl alcohol ("TBA"), a co-product of our PO production process, to produce MTBE. MTBE is an oxygenate that is blended with gasoline to reduce harmful vehicle emissions and to enhance the octane rating of gasoline. Historically, the refining industry utilized tetra ethyl lead as the primary additive to increase the octane rating of gasoline until health concerns resulted in the removal of tetra ethyl lead from gasoline. This led to the increasing use of MTBE as a component in gasoline during the 1980s. U.S. consumption of MTBE grew at a compound annual rate of 15.2% in the 1990s due primarily to the implementation of the Clean Air Act Amendments of 1990 (the "Clean Air Act") which mandated the use of oxygenates to improve gasoline quality and thereby reduce carbon monoxide and hydrocarbon emissions from automobile engines. Some regions of the United States have adopted this oxygenate requirement to improve air quality even though they may not be mandated to do so by the Clean Air Act. While this trend has further increased MTBE consumption, the use of MTBE is controversial in the United States and may be substantially curtailed or eliminated in the future by legislation or regulatory action. See "—MTBE Developments" below.

Sales and Marketing

        We manage a global sales force at 40 locations with a presence in 30 countries, which sells our polyurethanes products to over 2,000 customers in 94 countries. Our sales and technical resources are organized to support major regional markets, as well as key end-use markets which require a more global approach. These key end-use markets include the appliance, automotive, footwear, furniture and CASE industries.

        Approximately 50% of our polyurethane chemicals sales are in the form of "systems" in which we provide the total isocyanate and polyol formulation to our customers in a ready-to-use form. Our ability to supply polyurethane systems is a critical factor in our overall strategy to offer comprehensive product solutions to our customers. We have strategically located our polyol blending facilities, commonly referred to in the chemicals industry as "systems houses," close to our customers, enabling us to focus on customer support and technical service. We believe this customer support and technical service system contributes to customer retention and also provides opportunities for identifying further product and service needs of customers.

        We believe that the extensive market knowledge and industry experience of our sales executives and technical experts, in combination with our strong emphasis on customer relationships, have facilitated our ability to establish and maintain long-term customer contracts. Due to the specialized nature of our markets, our sales force must possess technical knowledge of our products and their applications. Our strategy is to continue to increase sales to existing customers and to attract new customers by providing quality products, reliable supply, competitive prices and superior customer service at the lowest cost.

        Based on current production levels, we have entered into long-term contracts to sell 45% of our PO to a customer through 2007. The balance of our PO is used internally and by our affiliates or sold to a number of industrial accounts. Other contracts provide for the sale of our MTBE production to Chevron Texaco Corp. ("ChevronTexaco") and BP p.l.c. ("BP"). More than 70% of our annual MTBE production of our Port Neches, Texas, PO/MTBE plant is committed to ChevronTexaco and BP, with our contract with ChevronTexaco expiring in 2007. In addition, over 40% of our current annual PG production is sold pursuant to long-term contracts.

Manufacturing and Operations

        Our primary polyurethanes facilities are located at Geismar, Louisiana, Port Neches, Texas, Rozenburg, Netherlands and Wilton, U.K. The following chart provides information regarding the annual capacities of some of our key facilities:

	MDI	TDI	Polyols	TPU	Aniline		Nitrobenzene		PO	PG	MTBE
	(pounds in millions)										(gallons in millions)
Geismar, Louisiana(1)	860	90	160		830	(2)	1,200	(2)
Osnabrück, Germany			20	30
Port Neches, Texas									525	130	260
Ringwood, Illinois				20
Rozenburg, Netherlands	660		120
Wilton, U.K.					660		810

Total	1,520	90	300	50	1,490		2,010		525	130	260

(1)
The Geismar facility is owned as follows: we own 100% of the MDI, TDI and polyol facilities, and Rubicon, LLC, a manufacturing joint venture with Crompton Corp. in which we own a 50% interest, owns the aniline and nitrobenzene facilities. Rubicon, LLC is a separate legal entity that operates both the assets that we own jointly with Crompton Corp. and our wholly-owned assets at Geismar.

(2)
We have the right to approximately 80% of this capacity under the joint venture arrangements with Rubicon, LLC

        Since 1996, over $600 million has been invested to improve and expand our MDI production capabilities through the rationalization of older, less efficient facilities and the modernization of newer facilities. We expect to pursue future plant expansions and capacity modification projects when justified by market conditions.

        In addition to MDI, we produce TDI and polyols at our Geismar facility and polyols and polyol blends at our Rozenburg facility. We manufacture TDI and polyols primarily to support our MDI customers' requirements.

        We use a proprietary manufacturing process to manufacture PO. We own or license all technology, know-how and patents developed and utilized at our PO facility. Our process reacts isobutane and oxygen in proprietary oxidation (peroxidation) reactors, thereby forming tertiary butyl hydroperoxide ("TBHP") and TBA which are further processed into PO and MTBE, respectively. Because our PO production process is less expensive relative to other technologies and allows all of our PO co-products to be processed into saleable or useable materials, we believe that our PO production technology possesses several distinct advantages over its alternatives.

Rubicon Joint Venture

        We are a 50% joint venture owner, along with Crompton Corp. ("Crompton"), of Rubicon, LLC ("Rubicon"), which owns aniline, nitrobenzene and diphenylamine ("DPA") manufacturing facilities in Geismar, Louisiana. In addition to operating our 100% owned MDI, TDI and polyol facilities at Geismar, Rubicon also operates the joint venture's owned aniline, nitrobenzene and DPA facilities and is responsible for providing other auxiliary services to the entire Geismar complex. We are entitled to approximately 80% of the nitrobenzene and aniline production capacity of Rubicon, and Crompton Corp. is entitled to 100% of the DPA production. As a result of this joint venture, we are able to achieve greater scale and lower costs for our products than we would otherwise have been able to obtain.

Chinese MDI Joint Venture

        In January 2003, we entered into two related joint venture agreements to build MDI production facilities near Shanghai, China. The Manufacturing JV with BASF and three Chinese chemical companies will build three plants to manufacture MNB, aniline, and crude MDI. We own 35% of the Manufacturing JV. The Splitting JV with Shanghai Chlor-Alkali Chemical Company, Ltd. will build a plant to manufacture pure MDI, polymeric MDI and MDI variants. We own 70% of the Splitting JV. A feasibility study for the project has been approved by the appropriate Chinese authorities, preliminary engineering work has commenced and a business license was issued on March 7, 2003.

        The project will be funded by a combination of equity invested by the joint venture partners and borrowed funds. We anticipate that our investment in the joint ventures and other related capital costs will be approximately $85 million. On November 13, 2003, the joint venture partners announced their intention to increase the production capacity of the Manufacturing JV from 160,000 to 240,000 metric tons per year. This change increased our expected share of the capital cost by approximately $10 million, from $75 million to $85 million.

        On September 19, 2003, the joint ventures obtained secured financing for the construction of the production facilities. The Manufacturing JV obtained term loans for the construction of its plant in the maximum principal amount of approximately $218.4 million, a working capital credit line in the amount of approximately $4.5 million, and a facility for funding VAT payments in the amount of approximately $1.5 million. The Splitting JV obtained term loans for the construction of its plant in the maximum principal amount of approximately $82.4 million, a working capital credit line in the amount of approximately $35.1 million, and a facility for funding VAT payments in the amount of approximately $0.6 million. The financing is non-recourse to our Company, but will be guaranteed during the construction phase by affiliates of the joint venture, including Huntsman Holdings. Huntsman Holdings unconditionally guarantees 35% of any amounts due and unpaid by the Manufacturing JV under the loans described above (except for the VAT facility which is not guaranteed), and 70% of any amounts due and unpaid by the Splitting JV under the loans described above (except for the VAT facility which is not guaranteed). Huntsman Holdings' guarantees remain in effect until the relevant joint venture has (i) commenced production at least 70% of capacity for at least 30 days, and (ii) achieved a debt service cover ratio of at least 1:1.

Raw Materials

        The primary raw materials for polyurethane chemicals are benzene and PO. Benzene is a widely available commodity that is the primary feedstock for the production of MDI. Approximately one-third of the raw material costs of MDI is attributable to the cost of benzene. Our integration with our supply of benzene produced in our Base Chemicals business, nitrobenzene and aniline provides us with a competitively priced supply of feedstocks and reduces our exposure to supply interruption.

        A major cost in the production of polyols is attributable to the costs of PO. We believe that the integration of our PO business with our polyurethane chemicals business gives us access to a competitively priced, strategic source of PO and the opportunity to further expand into the polyol market. The primary raw materials used in our PO production process are butane/isobutane, propylene, methanol and oxygen, which accounted for 56%, 24%, 17% and 2%, respectively, of total raw material costs in 2003. We purchase our raw materials primarily under long-term contracts. While most of these feedstocks are commodity materials generally available to us from a wide variety of suppliers at competitive prices in the spot market, all the propylene used in the production of our PO is produced by Huntsman LLC and delivered through pipeline connected to our PO facility.

Competition

        Competitors in the polyurethane chemicals business include leading worldwide chemical companies such as BASF, Bayer, Dow Chemical and Lyondell. While these competitors produce various types and quantities of polyurethane chemicals, we focus on MDI and MDI-based polyurethane systems. We compete based on technological innovation, technical assistance, customer service, product reliability and price. In addition, our polyurethane chemicals business also differentiates itself from its competition in the MDI market in two ways: (1) where price is the dominant element of competition, our polyurethane chemicals business differentiates itself by its high level of customer support including cooperation on technical and safety matters; and (2) elsewhere, we compete on the basis of product performance and our ability to react to customer needs, with the specific aim of obtaining new business through the solution of customer problems. Nearly all the North American PO production capacity is located in the U.S. and controlled by three producers, Lyondell, Dow Chemical and us. We compete based on price, product performance and service.

MTBE Developments

        The use of MTBE is controversial in the United States and elsewhere and may be substantially curtailed or eliminated in the future by legislation or regulatory action. The presence of MTBE in some groundwater supplies in California and other states (primarily due to gasoline leaking from underground storage tanks) and in surface water (primarily from recreational watercraft) has led to public concern about MTBE's potential to contaminate drinking water supplies. Heightened public awareness regarding this issue has resulted in state, federal and foreign initiatives to rescind the federal oxygenate requirements for reformulated gasoline or restrict or prohibit the use of MTBE in particular.

        For example, the California Air Resources Board adopted regulations that prohibit the addition of MTBE to gasoline as of January 1, 2004. Certain other states have also taken actions to restrict or eliminate the current or future use of MTBE. States which have taken action to prohibit or restrict the use of MTBE accounted for over 40% of the U.S. market for MTBE prior to the taking of such action. In connection with its ban, the State of California requested that the EPA waive the federal oxygenated fuels requirements of the federal Clean Air Act for gasoline sold in California. The EPA denied the

State's request on June 12, 2001. Certain of the state bans, including California's ban, have been challenged in court as unconstitutional (in light of the Clean Air Act). On June 4, 2003, a federal court of appeals rejected such a challenge to California's ban, ruling that the ban is not pre-empted by the Clean Air Act.

        Bills have been introduced in the U.S. Congress to curtail or eliminate the oxygenated fuels requirements in the Clean Air Act, or curtail MTBE use. To date, no such legislation has become law. However, such legislation is being considered by Congress and if it were to become law it could result in a federal ban on the use of MTBE in gasoline. In addition, on March 20, 2000, the EPA announced its intention, through an advanced notice of proposed rulemaking, to phase out the use of MTBE under authority of the federal Toxic Substances Control Act. In its notice, the EPA also called on the U.S. Congress to restrict the use of MTBE under the Clean Air Act.

        In Europe, the EU issued a final risk assessment report on MTBE on September 20, 2002. While no ban of MTBE was recommended, several risk reduction measures relating to storage and handling of MTBE-containing fuel were recommended. Separate from EU action, Denmark entered into a voluntary agreement with refiners to reduce the sale of MTBE in Denmark. Under the agreement, use of MTBE in 92- and 95-octane gasoline in Denmark ceased by May 1, 2002; however, MTBE is still an additive in a limited amount of 98-octane gasoline sold in about 100 selected service stations in Denmark.

        Any phase-out or other future regulation of MTBE in other states, nationally or internationally may result in a significant reduction in demand for our MTBE and result in a material loss in revenues or material costs or expenditures. In the event that there should be a phase-out of MTBE in the United States, we believe we will be able to export MTBE to Europe or elsewhere or use its co-product TBA to produce saleable products other than MTBE. We believe that our low production costs at the PO/MTBE facility will put us in a favorable position relative to other higher cost sources (primarily, on-purpose manufacturing). If we opt to produce products other than MTBE, necessary modifications to our facilities may require significant capital expenditures and the sale of the other products may produce a materially lower level of cash flow than the sale of MTBE.

        In addition, while we have not been named as a defendant in any litigation concerning the environmental effects of MTBE, we cannot provide assurances that we will not be involved in any such litigation or that such litigation will not have a material adverse effect on our business, financial condition, results of operations or cash flows. In 2003, the U.S. House of Representatives passed a version of an energy bill that contained limited liability protection for producers of MTBE. The Senate's version of the bill did not have liability protection. The issue was one of the reasons that a compromise energy bill was not passed. Whether a compromise will be reached on this legislation in 2004, and whether any compromise will provide liability protection for producers, are unknown. In any event, the liability protection provision in the House bill applied only to defective product claims; it would not preclude other types of lawsuits.

Advanced Materials

General

        Our AdMat business is a leading global producer and marketer of technologically advanced specialty chemicals used in a wide variety of industrial and consumer applications. Our business is characterized by the breadth of our product offering, our expertise in complex chemistry, our long-standing relationships with our customers and our ability to develop and adapt our technology and our applications expertise for new markets and new applications. Our AdMat business operates 15 manufacturing facilities worldwide, with facilities in North America, Europe, Asia and South America. We provide our customers with the following:

  •
  Formulated polymer systems based on epoxy, polyurethane, acrylic and other materials,

  •
  Complex chemicals and additives, and

  •
  Basic and advanced epoxy resin compounds.

        Within our AdMat business, we derived approximately 37% of our revenues for the year ended December 31, 2003 from the sale of formulated polymer systems, 32% from complex chemicals and additives, 8% from advanced epoxy resin compounds and 23% from basic epoxy resin compounds. Our AdMat business is a global business serving customers in Europe, Africa and the Middle East ("EAME"); North, Central and South America (the "Americas"); and Asia, with sales in those regions constituting 55%, 23% and 22% of our total revenues, respectively, for the year ended December 31, 2003. Our AdMat business revenues, net loss and pro forma EBITDA were $1,049.6 million, $56.9 million and $48.2 million, respectively, for the year ended December 31, 2003.

        Our products are used to address customer-specific application needs in a wide variety of applications, including adhesives, electrical materials, electronics materials, structural composites, surface technologies and tooling and modeling materials. Information with respect to revenues and specific end-markets is set forth in the following table. In many cases, our products are used either as replacements for traditional materials such as metals, wood, clay, glass, stone and ceramics, or where traditional materials do not meet demanding engineering specifications. We sell our products to over 6,000 customers in over 20 end-markets.

	Year ended December 31, 2003
Applications	Revenues	% of Revenues	End-Markets
Adhesives	$121.2 million	12%	aerospace, consumer/do-it-yourself ("DIY"), DVD, general industrial bonding, liquified natural gas ("LNG") transport, wind power generation
Electrical Materials	$141.4 million	13%	consumer and industrial electronics, electrical power generation and transmission
Electronics Materials	$49.8 million	5%	printed circuit boards
Structural Composites	$202.3 million	19%	aerospace, electronic laminates, recreational sports equipment, wind power generation
Surface Technologies	$444.5 million	42%	automotive, civil engineering, domestic appliance, food and beverage packaging, shipbuilding and marine maintenance
Tooling and Modeling Materials	$90.4 million	9%	aerospace, automotive, industrial

Adhesives

        We produce innovative formulated polymer systems used as industrial and high-performance consumer adhesives based upon epoxy, polyurethane, acrylic and other materials, primarily marketed under the Araldite® brand name. Our adhesives are used to bond materials such as steel, aluminum, engineering plastics and structural composites. The sales of our adhesive systems have experienced rapid growth due to the continued substitution of adhesives for traditional joining techniques, such as welding and soldering, and the use of metal fasteners and clamps. We sell our adhesive products into industry-specific markets, the general industrial bonding market and the consumer DIY market. Our primary industry-specific markets are the aerospace, DVD, wind power generation and liquefied natural gas transport markets.

Electrical Materials

        We produce formulated polymer systems based on epoxy and polyurethane resins which are used to insulate, protect or shield both the environment from electrical current and electrical devices from the environment. We primarily sell our electrical products to customers in the electric power generation, transmission and distribution, consumer and industrial electronics, automotive and appliance markets. We believe we have a leading market position globally in epoxy-based electrical insulating materials.

Electronics Materials

        We produce liquid formulated polymer systems used in the manufacture of soldermasks and inner layer resists for printed circuit boards. Soldermasks are permanent coatings, resistant to heat, chemicals and the environment, that allow various components and circuitry to be soldered to the surface of a printed circuit board. Inner layer resists are temporary photo-imageable materials that enable the generation of circuitry on the inner layers of printed circuit boards.

Structural Composites

        We produce formulated polymer systems, complex chemicals and additives and basic and advanced epoxy resin compounds which are used to manufacture a variety of fiber-reinforced materials with enhanced structural properties, known as structural composites. Structural composites are lightweight, high-strength, rigid materials with high resistance to chemicals, moisture and high temperatures. We primarily sell our products to customers in the aerospace, automotive, wind power generation, recreational sports equipment and electronic laminates markets.

Surface Technologies

        We produce formulated polymer systems, complex chemicals and additives and basic and advanced epoxy resin compounds to provide structural stability and broad application functionality, combined with overall economic efficiency, for a broad range of consumer and industrial coatings applications. These products are used to make coatings for the protection of steel and concrete substrates, such as floorings, metal furniture and appliances, buildings, the linings of storage tanks, food and beverage packaging, and the primer coat of automobile bodies and ships, among other applications. We are the world's third largest producer of basic liquid-epoxy resin ("BLR"), and its basic derivatives, the building blocks for epoxy-based products in coating applications. In addition, we are a leading manufacturer of complex chemicals and additives, such as curing agents, matting agents, accelerators, cross-linkers, and thermoplastic polyamides, which are used in combination with epoxy resins to impart properties such as chemical and abrasion resistance and improved surface appearance.

Tooling and Modeling Materials

        We produce epoxy, polyurethane and acrylic-based formulated polymer systems used in the production of models, prototypes, patterns and molds and a variety of related products for design, prototyping and short-run manufacture. Our products are used in the automotive, aerospace and industrial markets as productivity tools to quickly and efficiently create accurate prototypes and develop experimental models, primarily using computer-aided-design techniques. These products are valued for their resilience, heat resistance, dimensional stability, low shrinkage, ease of curing and ability to simulate the look and feel of a variety of materials. These characteristics have allowed our tooling and modeling materials to replace other materials traditionally used in these applications, such as wood, clay and engineering thermoplastics. Our products include photopolymers used in stereolithography ("SLA"), a process that combines computer-aided-design, laser technology and chemistry to permit a complex three-dimensional design to be rapidly replicated in finely-finished solid form.

Industry Overview

Adhesives

        The high-growth structural adhesives market requires high-strength "engineering" adhesives for use in the manufacture and repair of items to bond various engineering substrates. Our business focus is on engineering adhesives based on epoxy, polyurethane, acrylic and other technologies which are used to bond materials such as steel, aluminum, engineering plastics and composites in substitution of traditional joining techniques. Our Araldite® brand name has considerable value in the industrial and consumer adhesives markets. In many countries, Araldite® is synonymous with high-performance adhesives and we generally believe that this is the value-added segment of the market where recognition of our long-standing Araldite® brand is a key competitive advantage. We also believe that products marketed under the Araldite® name are generally less price-sensitive than the brands of our competitors. Packaging is a key characteristic of our adhesives products. Our range of adhesives is sold in a variety of packs and sizes, specifically targeted to three specific end-markets and sold through specifically targeted routes to market:

  •
  Industry specific. We sell our adhesive products into industry specific markets, which include the aerospace, DVD, wind power generation and LNG transport markets. Our industry specific markets are our chosen market segments where we believe it is worthwhile to utilize our highly-trained direct sales force and applications experts to tailor products and services to suit the needs and performance specifications of the specific market segments. Our industry specific customer base is diverse and global. We often provide a turnkey solution and the customer often commits to an investment in capital equipment to use the materials provided.

  •
  General industrial bonding. We sell a broad range of advanced formulated adhesives to a broad base of small to medium-sized customers, including specialist distributors, who generally require relatively small quantities of easy-to-use products and a moderate level of instruction and support.

  •
  Consumer/DIY. We package and sell a narrow range of epoxy-based adhesives through strategic distribution arrangements with a number of the major marketers of consumer/DIY adhesives, such as Bostik and Shelleys. These products are sold globally through a number of major retail outlets, often under the Araldite® brand name.

        Our key customers for our adhesives products include Boeing, Bostik, Daewoo, GE, Gray & Adams, Hexcel, Idemitsu, Johnson Electric, Optical Disc Service, Pratt & Whitney, Samsung, Technicolor, Toray, Vestas and Warner Music.

        We have observed the following significant trends emerging in the markets for our products used in adhesives applications:

  •
  Increased usage of non-metal and non-ferrous substrates for lighter weight and lower total cost construction is expected to drive continued high growth for advanced formulated adhesives.

  •
  End-users of adhesives, including the aerospace, road transport, marine, rail, electronics/ communication, sports and leisure and energy industries are continuing to substitute new substrates with low weight and cost-efficient characteristics on developing applications.

  •
  Steel and wood substrates are expected to be replaced with aluminum, engineering plastics and composites, driving continued high growth demand for high-performance adhesives to replace traditional metal joining techniques.

  •
  There is increasing emphasis in high growth markets on offering the "total" engineering solution to customer needs with increasing need for adhesive bonding to form part of that solution.

  •
  Skill and know-how of personnel is becoming a key competitive advantage in sales, research and development and application technology.

        We face substantial competition for the sale of our products for adhesives applications. The bases for competition in the industry-specific market segments are the need to provide highly reliable and tailored engineering solutions, applications expertise and ease of use with the customer's processing equipment. Accordingly, an understanding of the relevant industry sector, together with an ability to establish specification and to provide qualified or approved products, is a key competitive factor. Competition in the consumer market segment is based on branding, packaging and making widely available, easy-to-use products on which our customers can rely. We believe that our competitive strengths are our focus on defined market needs, provision of a high level of service and recognition as a quality supplier in the chosen sectors, all as underpinned by the strong Araldite® brand name. The principal participants in the structural adhesives market include Henkel/Loctite, ITW, National Starch, Sika, 3M and many other regional or industry-specific competitors. Our competitors remain numerous, despite ongoing consolidation.

Electrical Materials

        Our electrical materials are formulated polymer systems which comprise the insulation materials used in equipment for the generation, transmission and distribution of electrical power, such as transformers, switch gears, ignition coils, sensors, motors, and magnets, and for the protection of electrical and electronic devices and components. The purpose of these products is to insulate, protect or shield either the environment from electrical current or electrical devices from the environment, such as temperature or humidity. Our electrical insulating materials target two key market segments, the heavy electrical equipment market and the light electrical equipment market.

        Products for the heavy electrical equipment market segment are used in power plant components, devices for power grids and insulating parts and components. In addition, there are numerous devices, such as motors and magnetic coils used in trains and medical equipment, which are manufactured using epoxy and related technologies. Products for the light electrical equipment market segment are used in applications such as industrial automation and control, consumer electronics, car electronics and electrical components. The end-customers in the electrical insulating materials market encompass the relevant original equipment manufacturer as well as numerous manufacturers of components used in the final products.

        Our electrical materials business is a long-standing, certified global supplier to major manufacturers of electrical equipment such as ABB, Alstom, Bosch, Philips, Samsung, Schneider Electric, Shunde, Siemens and Sony.

        We have observed the following significant trends emerging in the markets for our products used for electronic insulating materials:

        Heavy electrical:

  •
  Increased demand for energy in the rapidly developing countries of Asia requiring construction of local infrastructure and increasing demand for our products in the region.

  •
  Deregulation and privatization of mainly European public utilities has resulted in a shake-up of the market having positive effects, such as increased capital investment in equipment using our products, and negative effects, such as increased pricing pressure.

  •
  Concentration among power plant manufacturers is increasing.

        Light electrical:

  •
  End-user industries, particularly automotive and electronics, are applying pricing pressures on their suppliers.

  •
  Rapid change in the electronics industry is driving innovation of light electrical equipment.

  •
  Non-traditional formulation competitors are becoming increasingly active.

        The bases for competition for electrical insulating materials applications are technology, know-how, applications expertise, formulations expertise, reliability, performance and price. Manufacturers of heavy electrical equipment place more importance on reliability and level of support, while manufacturers of light electrical equipment choose materials offering the lowest cost, but also the required quality and performance. As a result, epoxy products, which offer a combination of price and performance superior to competing polyurethane and polyester products, are widely used in heavy electrical equipment, and both epoxy and cheaper polyurethane products are used in light electrical equipment.

        We believe that our competitive strengths are our long-standing customer relationships, product reliability and technical performance. Our key products used in heavy electrical and light electrical applications, such as resins, hardeners and auxiliaries, are tested and certified according to industry standards established by Underwriter Laboratories, International Electrotechnical Commission or Cenelec and also to customer-specific requirements. Our main competitors in the electrical insulating materials market segment include Altana, Bakelite, Bayer, Cray Valley, Schenectady, Wuxi, as well as Dow Chemical and Resolution Performance Products (both of whom operate in the bulk commodity end of the market), Dexter-Hysol, Hitachi Chemical, Nagase Chemtex, Toshiba Chemical and Vagnone & Boeri.

Electronics Materials

        We develop, manufacture and market materials used in the production of printed circuit boards. Our products are ultimately used in industries ranging from telecommunications and personal computer mother board manufacture to automotive electronic systems manufacture. Our printed circuit board technologies business has three product lines:

  •
  soldermasks, which are permanent, heat, chemical and environmentally resistant coatings that allow various components and circuitry to be soldered to the surface of printed circuit boards;

  •
  liquid inner layer resists, which are temporary, photo-imageable materials which enable the generation of circuitry on the inner layers of printed circuit boards; and

  •
  dielectric materials, which are materials with electrical insulation properties that constitute an insulating layer in high-density, multi-layer printed circuit boards.

        Soldermasks are our most important product line in the printed circuit board technologies business, particularly in Europe. Sales are made mainly under the Probimer®, Probimage®, and Probelec® trademarks. Probimer is a widely recognized brand name for soldermasks. Our key customers for our optronics products into the printed wiring board market include Adiboard, AT&S, Circatex, Compeq, Coretec, Elec & Eltek, Hitachi, Kansai Paint, NanYa BCB Co., Nippon Paint, Photocircuits NY, Ruwel, Sanmina, Via Systems, Wuerth Elektronic and Zincocelere.

        Changing specifications and product criteria characterize the printed wiring board materials industry. Additionally, there is an ongoing shift of production underway in the industry, with manufacturing of printed wiring boards being focused in China. These dynamics stem from the need for printed wiring boards with ever-improving performance, in reducing sizes and at cheaper prices. Given these dynamics, printed wiring board designs also have relatively short life spans of 12 to 18 months.

        The bases for competition in the printed wiring board materials business are price, technological innovation and the ability to provide process expertise and customer support. Consolidation among our customers has led to increased pricing pressure. We believe that our competitive strengths are our fully developed technology, our application technology centers in Basel, Los Angeles and our planned technology center in China, our global presence and long-standing relationships with key customers and OEMs, and the approval of our products by global original equipment manufacturers. Major competitors of our soldermask business include Coates, Enthone (Cookson), Goo, Peters (Atotec), Taiyo Ink, and Tamura. Major competitors for our liquid resist business include Chung Yu, Eternal and Shipley.

Structural Composites

        A structural composite is made by combining two or more different materials such as fibers, resins and other specialty additives to create a product with enhanced structural properties. Specifically, structural composites are lightweight, high-strength, rigid materials with high resistance to chemicals, moisture and high temperatures. Our product range comprises basic and advanced epoxy resins, curing agents, other advanced chemicals and additives and formulated polymer systems utilizing a variety of these products used in reinforced structures. The four key target markets for our structural composites are: (i) aerospace, (ii) industrial (mainly windmill blades for wind power generation), (iii) recreational (mainly sports equipment such as skis and tennis racquets) and (iv) electronic laminates used to manufacture printed circuit boards. Structural composites continue to be substituted for traditional materials, such as metals and wood, in a wide variety of applications due to their light weight, strength and durability. A key industry trend is the increased emphasis on customer collaboration, especially in the aerospace industry, where consistent quality of products is essential. Customers are increasingly seeking higher performance characteristics (such as improved temperature resistance). Our key customers for our structural composites products include Advanced Composites, Atomic, Bonus Energy, Cytec, Dow Automotive, Dynastar, GE Wind Energy, Guangdon Shengyi, Hexcel, Loctite, Polyclad and Rossignol.

        We have observed the following significant trends emerging in the markets for our products used in structural composite applications:

        Electronic laminates:

  •
  Growth of telecommunications and computing is driving demand, however, recent weakness in these markets has had a negative impact on demand growth.

  •
  Reduction in size of boards and components is leading to higher operating temperatures, favoring our high-performance systems.

  •
  Demand for base materials with higher insulation properties is being driven by the demand for faster components.

  •
  The electronic laminates industry is migrating to Asia.

  •
  Consolidation of manufacturers is increasing in Asia although there are new small entrants.

        Aerospace:

  •
  Composites as a percentage of total aircraft weight are expected to reach their highest level in history with the expected 2005 introduction of the Airbus A380. Orders for commercial aircraft are expected to decrease during 2003 and 2004, followed by a recovery in 2005.

  •
  Military aerospace spending on composite materials per plane is expected to increase with programs including the F-22 advanced tactical fighter, the C-17 cargo plane, the Eurofighter and the F-35 Joint Strike fighter.

  •
  Increased demand for advanced composites is expected in the satellite market with more than 1,000 satellites forecast to be launched in the next 10 years.

        Industrial and recreational:

  •
  Increased use of composites for lighter and more durable industrial and recreational products is expected to increase demand for epoxy composites.

  •
  The reduction of overall costs for finished products is expected to increase the demand for epoxy composites.

  •
  Wind energy generation is a rapidly developing market which we project to grow at over 25% per annum.

        The basis for competition in structural composites applications varies but is primarily driven by technology, know-how, applications expertise, formulations expertise, product performance, customer service and customer certification. We believe that our competitive strengths are our strong technology base, broad range of value-added products, leading market positions, diverse customer base and reputation for customer service. Pricing dynamics differ greatly among the various end-markets, largely due to their differing structures. Pricing in the aerospace market very much reflects the advanced technology and applications know-how which we provide to customers. Pricing is typically more competitive in the industrial and recreational markets due to the more standardized requirements of the end-user market and higher volumes compared to those of the aerospace business. Competition in the electrical laminates industry is largely price-driven due to the standard nature of the products supplied, the highly price-sensitive nature of the electronics industry and the ability of customers to source globally. Our competitors in the structural composites business include Bakelite, DIC, Dow Chemical, Mitsui, Resolution Performance Products and Sumitomo.

Surface Technologies

        Our surface technologies products are used for the protection of steel and concrete substrates, such as floorings, metal furniture and appliances, buildings, linings of storage tanks and food and beverage cans, and the primer coat of automobile bodies and ships, among other applications. Epoxy-based surface coatings are among the most widely used industrial coatings, due to their structural stability and broad application functionality combined with overall economic efficiency. We focus our efforts in coating systems applications in utilizing our applications expertise and broad product range to provide formulated polymer systems to our customers. We believe our range of curing agents, matting agents, accelerators, cross-linkers, reactive diluents and thermoplastic polyamides, together with our basic and advanced epoxy resin compounds, distinguish us in the various end markets for coating systems. Our key customers for our coatings products include Akzo Nobel, Ameron, Asian Paint Industrial, BASF, DuPont, Rohm & Haas, Rinol, Sherwin Williams, Sigma Coatings, Sika and Valspar.

        Trends in the markets for our various coating systems applications generally are being driven to a great extent by regulation, including the imposition of tougher environmental regulations regarding volatile organic compounds. These regulations have caused coatings manufacturers to seek to replace solvent-based coatings with aqueous-based, high solids, powder and ultraviolet curable coatings. In our major markets for coating systems, we have identified the following significant trends:

        Civil engineering:

  •
  Infrastructure projects and renovation are expected to underpin growth.

  •
  Demand for easy-to-use products is supporting our sales of new curing agents.

        Powder coatings:

  •
  Regulatory pressure to switch from paints containing solvent to powder coatings is driving increased demand for our solid epoxy resins, cross-linkers and matting agents.

  •
  New application segments like wood, paper, plastic and top coats for car bodies are emerging markets, whereas traditional applications such as domestic appliances and metal furniture are reaching maturity.

  •
  Consolidation among powder coatings manufacturers is increasing.

        Marine and maintenance:

  •
  Substantial growth for "green" systems is supporting sales of aqueous-based and powder-based systems and we are seeing decreased demand for solvent-based systems.

  •
  Concentration among manufacturers is increasing.

        Food and beverage can coatings:

  •
  Demand for epoxy technology in packaging is decreasing as there is a trend away from metal cans toward plastic and glass packaging.

        Competition in coating systems is primarily driven by product performance, service and customer certification. However, price pressure is more of a factor in certain product groups such as basic liquid and solid epoxy resins. We believe that the competitive strengths of our coating systems business are our strong technology base, broad range of value-added products, leading market positions, diverse customer base and reputation for customer service. Our major competitors for formulated polymer systems and complex chemicals and additives used in coatings systems are Air Products, Arizona, Bakelite, Cognis and Degussa. In addition to us, there are two major manufacturers of basic epoxy resins used in industrial protective coatings, Dow Chemical and Resolution Performance Products (formerly Shell Chemical Company). Other participants in this market include Air Products, BASF, Kukdo, Leuna and NanYa. Competition in coating systems is increasingly becoming more global, with trends toward industry consolidation and the emergence of new competitors in Asia. Our competitors are considerably more fragmented in Asia than in Europe and North America.

Tooling and modeling materials

        We produce epoxy and polyurethane-based formulated polymer systems used in the production of models, prototypes, patterns, molds and a variety of related products for design, prototyping and short-run manufacture. Our products are used extensively in the automotive, aerospace and industrial markets as productivity tools to quickly and efficiently create accurate prototypes and develop experimental models, and to lower the cost of manufacturing items in limited quantities primarily using computer-aided-design techniques. Their strength, resilience, high temperature resistance and dimensional stability coupled with low shrinkage and ease of cure, make epoxies widely used plastic pre-production solutions materials. In applications where ease and speed of processing, size of finished product and low abrasion are more important, polyurethane resins are gaining increasing recognition. We separate the overall pre-production solutions market into two distinct groups: standard and advanced pre-production solutions. The distinction is primarily process technology driven.

        Standard pre-production solutions are products for tool manufacture. The products are polymer-based materials used by craftsmen to make the traditional patterns, molds, models, jigs and fixtures required by the foundry, automotive, ceramics and other such industries. Advanced pre-production solutions have evolved with computer-aided-design and modern engineering processes. Customers wishing to produce a model of a design require a rapid method of producing such a model. We provide consumables to be used in high technology machinery made by manufacturers to produce these models.

In developing these solutions, we have worked closely with consumers to meet their demands. This is a rapidly growing segment where we are well-placed to drive the development of the market through our strong leadership position and wide breadth of application expertise.

        Our advanced pre-production solutions group produces photopolymers used in stereolithography, a technology used to accurately produce physical three-dimensional models directly from computer-aided-design data without cutting, machining or tooling. The models are produced by selectively curing a light-sensitive liquid resin with a low-power ultraviolet laser beam. Stereolithography is the most accurate technology commercially available for producing three-dimensional models. Models produced using this technology have a high-quality finish with fine detail. Stereolithography can be used for a variety of applications, including the production of concept models, master models, prototypes used for functional testing, tools and for short-run production parts. We sell our stereolithography products to customers in the medical, automotive, appliance, electronics, consumer and aerospace markets.

        Our key customers for our pre-production solutions products include Arrk, BMW, Boeing, Daimler Chrysler, Elenics, Ford, Freeman, GMC, Honda, Incs, Lego, Mattel, Motorola, MS Composites, Pratt & Whitney, Toyota and Vestas.

        We have observed the following significant trends emerging in the markets for our products used in pre-production solutions applications:

  •
  New computer-aided design applications are eliminating traditional prototyping processes. Computer-aided-design leads to faster and ultimately cheaper production prototyping and tooling.

  •
  New high-end pre-production solutions applications are allowing improved quality with cheaper and faster processing opening entirely new fields of activity (e.g. injection molding).

  •
  Frequent product design changes are driving the demand for more diverse pre-production solutions products.

  •
  Metal tools are being replaced with polymer tools in standard pre-production solutions.

  •
  Pre-production solutions can be used as materials for short production series.

        The principal bases for competition in standard pre-production solutions are quality of service, technical solutions, range, competitive prices and prompt supply, including 24-hour delivery if required. This market segment is generally characterized by pricing pressure and intense competition. The basis for competition in advanced pre-production solutions is the requirement for innovative solutions. We believe that our competitive strength is our broad range of products, which we make available on a global basis, covering all of the needs of both the standard and advanced pre-production solutions. A few large global manufacturers, as well as many small, local manufacturers provide a limited product range to local regions in the plastic pre-production solutions market but none have our breadth of product offering.

Sales and Marketing

        We maintain multiple routes to market to service our diverse customer base. These routes to market range from using our own direct sales force to targeted, technically-oriented distribution to mass general distribution. Our direct sales force targets sales and specifications to engineering solutions decision-makers at major customers who purchase significant amounts of products from us. We use technically-oriented specialist distributors to augment our sales effort in niche markets and applications where we do not believe it is appropriate to develop direct sales resources. We use mass general distribution channels to sell our products into a wide-range of general applications where technical expertise is less important to the user of the products to reduce our overall selling expenses. We believe our use of multiple routes to market enables us to reach a broader customer base at an efficient cost.

        We conduct the sales activities for our products for coating systems, electrical insulation materials and structural composites applications through separate dedicated regional sales forces in North America, EAME and Asia. In South America, we maintain a sales force which sells products into all three of these product applications. Our global customers for these product applications are covered by key account managers who are familiar with the specific requirements of their clients. The management of long-standing customer relationships, some of which are 20 to 30 years old, is at the heart of the sales and marketing process. In North America, sales of our coating systems products are supported by a strong network of distributors.

        The sales and marketing effort for our products for adhesives, pre-production solutions and optronics applications centers around providing formulated polymer systems to engineers and manufacturing managers, and encouraging them to change their manufacturing processes to use our products due to the benefits they offer. Our products are formulated and packaged to cater to the requirements of a differentiated customer spectrum, ranging from the few large customers in the industrial-customer category to many small customers. In many market segments of these application areas, an integrated service, including application equipment and process know-how are required. These businesses have a highly fragmented customer base. Large volume buyers, which consist mainly of industrial customers, are serviced through a dedicated sales force. Small volume customers are primarily serviced through our distributor partners. The deployment of sales and marketing personnel on a regional basis is also determined by the nature of the customer base. In our principal geographic markets, for example, dedicated adhesives, pre-production solutions or optronics specialists manage key buyer/OEM relationships. In smaller geographic markets, however, marketing and sales personnel are involved in selling the entire range of products. In the adhesives, pre-production solutions and optronics markets, we distribute more than 5,000 product/pack variations to more than 4,000 customers.

        For our consumer adhesives, we have entered into exclusive branding and distribution arrangements with, for example, Bostik in Europe and Shelleys in Australia. Under these arrangements, our distribution partners fund advertising and sales promotions, negotiate and sell to major retail chains, own inventories and provide store deliveries (and sometimes shelf merchandising) in exchange for a reliable, high-quality supply of Araldite® branded, ready-to-sell packaged products.

Manufacturing and Operations

        We maintain 15 AdMat manufacturing facilities worldwide to serve our customers.

Raw Materials

        The principal raw materials we purchase for the manufacture of basic and advanced epoxy resins are epichlorohydrin, bisphenol A, tetrabromobisphenol A and BLR. We also purchase amines, polyols, isocyanates, acrylic materials, hardeners and fillers for the production of our formulated polymer systems and complex chemicals and additives. Raw material costs constitute a sizeable percentage of sales for certain applications, particularly coating systems. We have supply contracts with a number of suppliers, including, for example, Dow Chemical. The terms of our supply contracts vary. In general, these contracts contain provisions that set forth the quantities of product to be supplied and purchased and formula-based pricing. Some of our supply contracts contain "take or pay" provisions under which we are required to pay for a minimum amount of material whether or not we purchase it.

        Additionally, we produce some of our most important raw materials, such as BLR and its basic derivatives, which are the basic building blocks of many of our products. We are the third largest producer of BLR in the world. Approximately 50% of the BLR we produce is consumed in the production of our formulated polymer systems. The balance of our BLR is sold to our strategic customers in the merchant market, allowing us to increase the utilization of our production plants and lower our overall BLR production cost and support important customer relationships. We believe that manufacturing a substantial proportion of our principal raw material gives us a competitive advantage over other epoxy-based polymer systems formulators, most of whom must buy BLR from third party suppliers. This position helps protect us from pricing pressure from BLR suppliers and aids in providing us a stable supply of BLR in difficult market conditions.

Performance Products

General

        Our Performance Products include surfactants and amines.

        We have the capacity to produce approximately 1.6 billion pounds of surfactant products annually at our six facilities located in Europe. Our surfactants business is a leading global manufacturer of nonionic, anionic, cationic and amphotenic surfactants products and is characterized by its breadth of product offering and market coverage. Our surfactant products are primarily used in consumer detergent and industrial cleaning applications. In addition, we manufacture and market a diversified range of mild surfactants and specialty formulations for use in shampoos and other personal care applications. We are also a leading European producer of powder and liquid laundry detergents and other cleaners. In addition, we offer a wide range of surfactants and formulated specialty products for use in various industrial applications, such as leather and textile treatments, foundry and construction products, agrochemicals, polymers and coatings.

        We are North America's second largest producer of LAB, with capacity of 400 million pounds per year at our plant in Chocolate Bayou, Texas. LAB is a surfactant intermediate which is converted into linear alkylbenzene sulfonate ("LAS"), a major anionic surfactant used worldwide for the production of consumer, industrial and institutional laundry detergents.

        We have the capacity to produce approximately 1 billion pounds of a wide variety of amines, including ethanolamines, ethyleneamines, polyetheramines and carbonates. These products are manufactured at our Port Neches, Conroe and Freeport, Texas facilities and at our facilities in Llanelli, U.K. and Petfurdo, Hungary. We are using internally produced ethylene, EO, EG and PO in the manufacture of many of our amines. Our amines are used in a wide variety of consumer and industrial applications, including personal care products, polyurethane foam, fuel and lubricant additives, paints and coatings, solvents and catalysts.

        We are North America's largest producer of MAn and have the capacity to produce approximately 240 million pounds annually at our Pensacola, Florida facility. MAn is the building block for UPRs, which are mainly used in the production of fiberglass reinforced resins for marine, automotive and construction products.

        We also generate revenues by licensing our proprietary manufacturing technology and selling catalyst for the manufacture of MAn. We have been awarded six of the last seven licenses available worldwide. Revenue from licensing and catalyst sales comes from new plant commissioning, as well as current plant maintenance overhaul schedules. We supply our catalysts to these licensees and to worldwide merchant customers, including supplying catalyst to two of the three U.S. MAn producers.

Industry Overview

Ethylene Oxide and Ethylene Glycol

        EO is produced by the direct oxidation of ethylene and is a major and essential intermediate in the production of other chemicals. According to Nexant ChemSystems, approximately 55% of EO produced in the United States is consumed in the manufacture of monoethylene glycol ("MEG"), with the balance consumed in the manufacture of surfactants, ethanolamines and ethers. According to Nexant ChemSystems, total demand for EO in the United States in 2003 was 8.0 billion pounds and demand had grown at a rate of 2.4% since 1992.

        By reacting EO with water, three types of EG are produced: MEG, diethylene glycol ("DEG") and triethylene glycol ("TEG"). According to Nexant ChemSystems, total demand for MEG in North America in 2003 was 6.0 billion pounds, with demand growing at a compound growth rate of 2.2% since 1992. MEG is consumed primarily in the polyester (fiber and bottle resin) and antifreeze end markets, which, together, according to Nexant ChemSystems, comprised approximately 58% and 31% of MEG demand, respectively, in 2003. EG is also used in a wide variety of industrial applications including synthetic lubricants, plasticizers, solvents and emulsifiers.

        The EG market in North America is fairly tight, with average industry operating rates of approximately 87%. Due to continued strong demand for polyester fibers, particularly in Asia, margins are expected to continue to exhibit characteristic cyclicality. New capacity in Asia and the Middle East will come on line by 2006, alleviating the current tightness in supply.

Surfactants

        Surfactants or "surface active agents" are substances which combine a water-soluble component with a water insoluble component in the same molecule. While surfactants are most commonly used for their detergency in cleaning applications, they are also valued for their emulsification, foaming, dispersing, penetrating and wetting properties in a variety of industries. While growth in demand for surfactants is highly correlated with GDP due to its strong links with the household cleaning and general industrial markets, certain segments of the surfactants market, including personal care, are expected to grow faster than GDP.

        The table below identifies the major surfactant product groups that we produce and some common applications.

Product Group	Application
Alkoxylates	household detergents
agricultural adjuvants for herbicides
industrial cleaners
anti-fog chemicals for glass
petroleum production
asphalt emulsions
shampoos
polymerization additives
de-inking of newsprint
Sulfonates/Sulfates	powdered detergents liquid detergents dishwashing liquids industrial cleaners emulsion polymerization concrete superplasticizers gypsum wallboard agricultural adjuvants for herbicides
Esters and Derivatives	shampoo body wash other personal care products textile and leather treatment

Nitrogen Derivatives	bleach thickeners baby shampoo fabric conditioners other personal care products and applications
Formulated Blends	household detergents agricultural adjuvants for herbicides textile and leather treatment personal care products and applications foundry catalysts concrete additives pharmaceutical intermediates
EO/PO Block Co-Polymers	automatic dishwasher detergents de-emulsifiers for petroleum production

        According to Nexant ChemSystems, global demand in 2003 for surfactants was approximately 24 billion pounds. Demand growth for surfactants is viewed as being relatively stable and exhibits little cyclicality. The main consumer product applications for surfactants can demand new formulations with unproved performance characteristics which may require further development, and as a result life cycles for these consumer end products can often be quite short. This affords considerable opportunity for innovative surfactants manufacturers like us to provide surfactants and blends with differentiated specifications and properties. For basic surfactants, pricing tends to have a strong relationship to underlying raw material prices and usually lags petrochemical price movements.

Linear Alkyl Benzene

        LAB is a surfactant intermediate which is produced through the reaction of benzene with either normal paraffins or linear alpha olefins. Nearly all the LAB produced globally is converted into LAS, a major anionic surfactant used worldwide for the production of consumer, industrial and institutional laundry detergents.

        Four major manufacturers lead the traditional detergency market for LAB in North America: Proctor & Gamble, Dial, Unilever and Colgate Palmolive. These four largest detergent manufacturers consume approximately 700 million pounds of LAB annually in North America. Worldwide, there are some 22 producers of LAB, but 70% of capacity lies in the hands of seven producers, with two or three major players in each of the three regional markets. Total global capacity for LAB is estimated at 6.5 billion pounds, of which approximately 1.9 billion pounds are installed in the Americas. The North American market for LAB is mature while the Latin American market is expected to grow as significant amounts of LAB replace less environmentally friendly branched chain alkylbenzenes, and as detergent demand grows at a faster rate than in more developed countries. Any excess LAB capacity in North America is expected to be sold into the growing Latin American markets.

        For several years through 2002, our LAB business benefited from a market environment where the supply/demand balance for LAB in the Americas was favorable for producers and prices for alternate products had not been very competitive. From a competition perspective, compounds derived from alcohol and its derivatives can be used in place of LAB in certain detergent formulations. In the past year, a significant amount of new alcohol production capacity has come on stream resulting in lower prices for these alcohol-based compounds. As a result LAB has become less attractive to buyers who have the option to formulate their products with either of these two raw materials and as a result, margins for LAB producers have come under pressure.

Amines

        Amines broadly refer to the family of intermediate chemicals that are produced by reacting ammonia with various ethylene and propylene derivatives. Generally, amines are valued for their properties such as reactivity, emulsification, dispersancy, detergency, and as solvents or corrosion inhibiting agents. Similar to surfactants, growth in demand for amines is highly correlated with GDP due to its strong links to general industrial and consumer products markets. However, certain segments of the amines market, including polyetheramines and carbonates, have grown at rates well in excess of GDP due to new product development, technical innovation, and substitution and replacement of competing products.

        As amines are generally sold based upon the performance characteristics that they provide to customer-specific end use applications, pricing for amines tends to be stable and does not generally fluctuate with movements in underlying raw materials.

        Our amines business manufactures and markets over 250 products consisting of highly specialized products which are tailored to meet specific customers' needs. Customers use these products in a wide variety of applications as shown below.

Product Group	Application
Morpholines/DGA and Gas Treating	hydrocarbon processing construction chemicals synthetic rubber water treating electronics applications gas treating and agricultural treatment
Specialty Amines	liquid soaps, personal care lube and fuel additives polyurethane foams fabric softeners paints and coatings refinery processing water treating
Polyols and Polyetheramines	polyurethane foams and insulation construction and flooring paints and coatings fuel additives adhesives
Carbonates	lube additives agricultural use electronics applications textile treatment

Ethyleneamines	lube oil additives epoxy hardeners wet strength resins chelating agents fungicides
Ethanolamines	agricultural herbicides detergents and personal care

Maleic Anhydride

        MAn is a chemical intermediate that is produced by oxidizing either benzene or normal butane through the use of a catalyst.

        The largest use of MAn in the United States is in the production of UPRs, which account for approximately 57% of U.S. MAn demand. Other uses are as follows:

Maleic Anhydride—End Uses

Source: Management estimates

        UPR is the main ingredient in fiberglass reinforced resins, which are used for marine and automotive applications and commercial and residential construction products.

        Total U.S. demand for MAn is approximately 525 million pounds. Over time, demand for MAn has generally grown at rates that slightly exceed GDP. However, given its dependence on the UPR market that is heavily influenced by construction end markets, demand can be cyclical.

        Pricing for MAn in North American over the past several years has been stable. Generally, changes in price have resulted from changes in industry capacity utilization as opposed to changes in underlying raw material costs. Revenue from licensing and catalyst comes from new plant commissioning, as well as current plant maintenance overhaul schedules.

Manufacturing and Operations

Surfactants and Surfactant Intermediates

        We have the global capacity to produce approximately 2.5 billion pounds of surfactant intermediates and 2.8 billion pounds of surfactants annually at 11 manufacturing locations in North America, Europe and Australia.

        These production capacities are as follows:

		Current capacity
Product Area	Product	North America	Europe	Australia	Total
		(Pounds in Millions)
Surfactant Intermediates	EO	1,000	—	100	1,100
	EG	890	—	55	945
	LAB	400	—	—	400
Surfactants	Alkoxylation	650	285	90	1,025
	Sulfonation	—	400	—	400
	Other	310	1,065	10	1,385

        Our surfactants facilities are located globally, with broad capabilities in conversion, sulfonation and ethoxylation. These facilities have a competitive cost base and use modern manufacturing units that allow for flexibility in production capabilities and technical innovation.

Raw Materials

        As part of our vertical integration strategy, we have historically used nearly one-half of the ethylene we produce at our Port Arthur and Port Neches, Texas facilities to manufacture EO, and then consume substantially all our EO internally to produce EG, surfactants and amines. Additional primary raw materials for our surfactant business include synthetic alcohols, caustic soda, fatty acids, paraffin and nonyl phenol. All these raw materials are widely available in the merchant market at competitive prices.

Amines

        We have the capacity to manufacture approximately 1 billion pounds per year of amines at our Port Neches, Freeport and Conroe, Texas facilities as well as our plants in Llanelli, U.K. and Petfurdo, Hungary.

Product	Location	Current capacity
		(Pounds in Millions)
Ethanolamines	Port Neches, TX	340
Ethyleneamines	Freeport, TX Ternuzen, Netherlands(1)	160
Morpholines and Glycolamines	Port Neches, TX Llanelli, U.K.	80
Alkylalkanolamines	Conroe, TX	60
Other specialty amines	Conroe, TX Llanelli, U.K. Petfurdo, Hungary	350

(1)
Available production capacity by way of a long-term tolling arrangement with Dow Chemical.

Raw Materials

        Our amines consume, among other raw materials, internally produced ethylene, EO, propylene, PO and DEG. The primary raw materials for ethyleneamines are ethylene dichloride and caustic soda. We have entered into long-term arrangements for the supply of ethylene dichloride and caustic soda from Dow Chemical, which produces these raw materials at facilities that are in close proximity to our Freeport, Texas manufacturing facility.

MAn

        We are the world's largest producer of refined MAn and our production facility in Pensacola, Florida is the world's largest, with an annual capacity of 240 million pounds per year. The MAn plant is located within a larger Solutia, Inc. manufacturing site and is operated by Solutia under a long-term operating agreement. We produce MAn via proprietary technology by oxidizing normal butane through the use of our proprietary catalyst. We believe our Pensacola plant is the lowest cost MAn producer in North America. We expect to maintain this position through the continued development and improvement of our process technology and catalysts.

        We are the only U.S. producer to produce briquettes (solid MAn) which we produce at our St. Louis, Missouri facility, for sale to smaller customers, which allows us to service smaller customers and then secure their molten MAn requirements when their businesses grow.

Raw Materials

        MAn is produced by the reaction of n-butane with oxygen using a proprietary catalyst. The principal raw material is n-butane which is purchased pursuant to long-term contracts and delivered to the site by barge. Our MAn catalyst is toll converted by Engelhard under a long-term contract according to our proprietary methods.

Competition

        There are numerous surfactants and surfactant intermediates producers in Europe and worldwide. Our main competitors include worldwide leading chemical companies such as Sasol Limited, BASF, Shell Chemical Company ("Shell Chemical"), he Cognis Group, Clariant Ltd, AKZO Nobel N.V. ("AKZO Nobel"), Dow Chemical, Petresa and Equistar, as well as various smaller or more local competitors. We compete on the basis of price with respect to our basic surfactant product offering and, in addition to price, on the basis of performance and service with respect to our specialty and blended surfactant products.

        Generally, there are few competitors for our amines due to the considerable customization and the relatively high research and development costs involved. Our research laboratories located in Austin, Texas have extensive new product development capabilities. Our main competitors in amines include BASF, Dow Chemical, Air Products and AKZO Nobel. In MAn, our competitors include Bayer, Ashland, BP Amoco, Lonza and BASF.

Sales and Marketing

        We sell over 3,000 products to over 2,000 customers globally through a commercial organization which has extensive market knowledge, lengthy industry experience and long-standing customer relationships. Our sales force is organized into specialized teams tailored to each market segment's specific needs, thereby enhancing customer service.

        We also provide extensive pre-and post-sales technical service support to our customers. Our technical service professionals bring sophisticated skills to our customers and are well regarded within their field of expertise. Moreover, these professionals help tailor application of our products to meet our customers' unique needs and interact closely with our cross functional business teams.

        In addition to direct sales efforts, we also sell some of our products through a network of distributors. In most cases, sales through these distributors have a higher profit margin than direct sales to end users. Distributors typically promote our products to smaller end use customers who cannot cost-effectively be served by our direct sales force.

Pigments

General

        Our Pigments business, which operates under the trade name "Tioxide," is among the largest producers of TiO2 in the world, with an estimated 12% global market share, according to IBMA in research we commissioned, and has the largest production capacity for TiO2 in Europe. TiO2 is a white pigment used to impart whiteness, brightness and opacity to products such as paints, plastics, paper, printing inks, synthetic fibers and ceramics. In addition to its optical properties, TiO2 possesses traits such as stability, durability and non-toxicity, making it superior to other white pigments. According to IBMA, global consumption of TiO2 was approximately 4.1 million tonnes in 2003, growing from 3.0 million tonnes in 1992, representing a 2.8% compound annual growth rate.

        We offer an extensive range of products that are sold worldwide to over 3,000 customers in all major TiO2 end markets and geographic regions. The geographic diversity of our manufacturing facilities allows our Pigments business to service local customers, as well as global customers that require delivery to more than one location. Our Pigments business has an aggregate annual nameplate capacity of approximately 596,000 tonnes at our eight production facilities. Five of our TiO2 manufacturing plants are located in Europe, one is in North America, one is in Asia, and one is in South Africa. Our North American operation consists of a 50% interest in a manufacturing joint venture with a subsidiary of NL Industries, Inc. ("NL Industries"), Kronos Worldwide, Inc. ("Kronos Worldwide").

        We are focused on cost control and productivity, and we believe our cost position makes us an effective competitor in the global TiO2 market. Between 1996 and 2000, we completed a comprehensive cost reduction program that eliminated approximately $120 million of annualized costs. In late 2002, we commissioned a new TiO2 manufacturing plant at our Greatham, U.K. facility. This new plant allowed us to close an older, higher cost plant located at Greatham and increased our annual production capacity of the facility to 100,000 tonnes of chloride-based TiO2.

        We continuously evaluate the effectiveness of all of our manufacturing facilities in serving our markets. We have been engaged in a detailed review of our Pigments business to improve our competitive position and financial performance. In connection with this review, we will idle approximately 55,000 tonnes, or about 10% of our total TiO2 production capacity. These actions are expected to result in approximately $40 million of annual fixed cost savings, involve an approximately $100 million non-cash charge for the write-down of the assets in our Pigments segment and involve the payment of cash restructuring costs of approximately $15-20 million in 2004 and 2005.

        Our Pigments business accounted for 19% of our net sales in each of 2003, 2002 and 2001.

Industry Overview

        Global consumption of TiO2 was 4.1 million tonnes in 2003 according to IBMA. Although short-term influences such as customer and producer stocking and de-stocking activities in response to changes in capacity utilization and price may distort this trend, over the long-term, GDP growth is the primary underlying factor influencing growth in TiO2 demand. The TiO2 industry experiences some seasonality in its sales because paint sales generally peak during the spring and summer months in the northern hemisphere, resulting in greater sales volumes during the first half of the year.

        The global TiO2 market is characterized by a small number of large global producers. The TiO2 industry currently has five major producers (E.I. duPont deNemours and Company ("DuPont"), Millennium Chemicals, Inc. ("Millennium Chemicals"), our Company, Kerr-McGee Corporation ("Kerr-McGee") and NL Industries), which account for approximately 80% of the global market share, according to IBMA in a study we commissioned. No producer has announced greenfield TiO2 capacity in the last few years. Based upon current price levels and the long lead times for planning, governmental approvals and construction, additional greenfield capacity is not expected in the near future. According to IBMA, prices of TiO2 are expected to be positively affected by limited investment in new capacity.

        There are two manufacturing processes for the production of TiO2, the sulfate process and the chloride process. Most recent capacity additions have employed the chloride process technology and, currently, the chloride process accounts for approximately 64% of global production capacity according to IBMA. However, the global distribution of sulfate and chloride-based TiO2 capacity varies by region, with the sulfate process being predominant in Europe, our primary market. The chloride process is the predominant process used in North America and both processes are used in Asia. While most end-use applications can use pigments produced by either process, market preferences typically favor products that are locally available.

Sales and Marketing

        Approximately 85% of our TiO2 sales are made through our direct sales and technical services network, enabling us to cooperate more closely with our customers and to respond to our increasingly global customer base. Our concentrated sales effort and local manufacturing presence have allowed us to achieve leading market shares in a number of the countries where we manufacture TiO2.

        In addition, we have focused on marketing products to higher growth industries. For example, we believe that our Pigments business is well-positioned to benefit from the projected growth in the plastics sector, which, according to IBMA, is expected to grow faster than the overall TiO2 market over the next several years. The table below summarizes the major end markets for our Pigments products:

End Markets	% of 2003 Sales Volume
Paints and Coatings	59%
Plastics	31%
Inks	5%
Other	5%

Manufacturing and Operations

        Our Pigments business has eight manufacturing sites in seven countries with a total nameplate capacity of 596,000 tonnes per year. Approximately 73% of our TiO2 capacity is located in Western Europe. The following table presents information regarding our TiO2 facilities:

Region	Site	Annual Capacity		Process
		(tonnes)
Western Europe	Calais, France	100,000		Sulfate
	Greatham, U.K.	100,000		Chloride
	Grimsby, U.K.	80,000		Sulfate
	Huelva, Spain	80,000		Sulfate
	Scarlino, Italy	80,000		Sulfate
North America	Lake Charles, Louisiana(1)	60,000		Chloride
Asia	Teluk Kalung, Malaysia	56,000		Sulfate
Southern Africa	Umbogintwini, South Africa(2)	40,000		Sulfate

		596,000	(3)

(1)
This facility is owned and operated by Louisiana Pigment Company, L.P., a manufacturing joint venture that is owned 50% by us and 50% by Kronos Louisiana, Inc., a subsidiary of Kronos Worldwide. The capacity shown reflects our 50% interest in Louisiana Pigment Company.

(2)
In June 2002, we acquired the remaining 40% minority interest in Tioxide Southern Africa (Pty.) Ltd. that was held by AECI Limited. Tioxide Southern Africa (Pty.) Ltd. is now an indirect, wholly-owned subsidiary of our Company.

(3)
We continuously evaluate the effectiveness of all of our manufacturing facilities in serving our markets. We have been engaged in a detailed review of our Pigments business to improve our competitive position and financial performance. In connection with this review, we announced in April 2004 that we will idle approximately 55,000 tonnes, or about 10% of our total TiO2 production capacity. These actions are expected to result in approximately $40 million of annual fixed cost savings, and will involve approximately $100 million of accelerated depreciation and non-cash charges and the payment of cash restructuring costs of approximately $20 million in 2004 and 2005.

Joint Ventures

        We own a 50% interest in a manufacturing joint venture located in Lake Charles, Louisiana. The remaining 50% interest is held by our joint venture partner Kronos Louisiana, Inc., a subsidiary of NL Industries, Inc. We share production offtake and operating costs of the plant equally with Kronos, though we market our share of the production independently. The operations of the joint venture are under the direction of a supervisory committee on which each partner has equal representation.

Raw Materials

        The primary raw materials used to produce TiO2 are titanium-bearing ores. There are a limited number of ore suppliers and we purchase ore under long-term supply contracts. The cost of titanium-bearing ores has been relatively stable in comparison to TiO2 prices. Titanium-bearing ore represents approximately 40% of TiO2 pigment production costs.

        TiO2 producers extract titanium from ores and process it into pigmentary TiO2 using either the chloride or sulfate process. Once an intermediate TiO2 pigment has been produced, it is "finished" into a product with specific performance characteristics for particular end-use applications. The finishing process is common to both the sulfate and chloride processes and is a major determinant of the final product's performance characteristics.

        The sulfate process generally uses less-refined ores that are cheaper to purchase but produce more co-product than the chloride process. Co-products from both processes require treatment prior to disposal in order to comply with environmental regulations. In order to reduce our disposal costs and to increase our cost competitiveness, we have developed and marketed the co-products of our Pigments business. We now sell over 50% of the co-products generated by our business.

        We continuously evaluate the effectiveness of all of our manufacturing facilities in serving our markets. We have been engaged in a detailed review of our Pigments business to improve its competitive position and financial performance. In connection with this review, we announced in April 2004 that we will idle approximately 55,000 tonnes, or about 10% of our total TiO2 production capacity. This action is expected to result in approximately $40 million of annual fixed cost savings, and will involve approximately $100 million of accelerated depreciation and non-cash charges and the payment of cash restructuring costs of approximately $20 million in 2004 and 2005.

Competition

        The global markets in which our Pigments business operates are highly competitive. The primary factors of competition are price, product quality and service. The major global producers against whom we compete are DuPont, Millennium Chemicals, Kerr-McGee and Kronos Worldwide. We believe that our competitive production costs, combined with our presence in numerous local markets, makes us an effective competitor in the global market, particularly with respect to those global customers demanding presence in the various regions in which they conduct business.

Base Chemicals

General

        We are a highly integrated North American and European olefins and aromatics producer. Olefins, principally ethylene and propylene, are the largest volume basic petrochemicals and are the key building blocks from which many other chemicals are made. For example, olefins are used to manufacture most plastics, resins, adhesives, synthetic rubber and surfactants that are used in a variety of end-use applications. Aromatics, including paraxylene, cyclohexane and benzene, are basic petrochemicals used in the manufacture of polyurethane chemicals, nylon, polyester fibers, synthetic rubber and a variety of plastics.

Olefin Production

        In the United States, we produce ethylene and propylene at our Port Arthur and Port Neches, Texas olefins manufacturing facilities. The Port Arthur steam cracker has the capacity to produce approximately 1.4 billion pounds of ethylene and approximately 600 million pounds of propylene per year and has the capability to process both light and heavy feedstock, giving us the opportunity to optimize the cost of our raw materials. The Port Neches facility has the capacity to produce approximately 400 million pounds of ethylene and approximately 500 million pounds of propylene per year and has the capability to process ethane and propane and to recover ethylene and propylene from refinery off-gas. The Port Neches facility is currently not in operation; however, we are in the process of restarting the facility and expect the facility to return to production in the third quarter of 2004.

        Our olefins facility at Wilton, U.K. is one of Europe's largest single-site and lowest cost olefins facilities, according to Nexant ChemSystems in a study we commissioned. Our Wilton facility has the capacity to produce approximately 1.9 billion pounds of ethylene, 880 million pounds of propylene and 225 million pounds of butadiene per year. The Wilton olefins facility benefits from its feedstock flexibility and superior logistics, which allows for processing of naphthas, condensates and natural gas liquids ("NGLs").

        We are the second largest U.S. producer of butadiene with annual production of approximately 900 million pounds. All the butadiene we produce is sold to several large consumers to be further processed into products such as synthetic rubber for tires, fiber for nylon carpet and foam for carpet backing. The majority of our butadiene customers are among the largest and most established consumers of butadiene in the industry, including Goodyear Tire and Rubber Co., Inc., Bayer Corp., E.I. du Pont de Nemours and Company, Bridgestone/Firestone, Inc. and Ameripol Synpol Corp. Our butadiene production facility is the only such facility in close proximity to these end-user plants, and we are connected to all five of these facilities by our proprietary pipelines, giving us a distinct competitive advantage.

Aromatics

        We are the second largest U.S. producer of cyclohexane and have the capacity to produce approximately 565 million pounds of cyclohexane annually at our Port Arthur, Texas facility. Virtually all cyclohexane is converted to other intermediate chemicals used to produce Nylon 6 and Nylon 6,6 synthetic fibers and resins. The nylon fibers are used to manufacture products such as hosiery, upholstery, carpet and tire cord, and the resins are used in engineered plastic applications.

        We also have the capacity to produce approximately 1.0 billion pounds of MTBE annually at our Port Neches, Texas facility. MTBE is blended into gasoline as an octane enhancer and as an oxygenate which reduces carbon monoxide and other harmful motor vehicle emissions. See "Business—Polyurethanes—MTBE Developments."

        We produce aromatics in Europe at our two integrated manufacturing facilities located in Wilton, U.K. and North Tees, U.K. According to Nexant ChemSystems in a study we commissioned, we are a leading European producer of cyclohexane with 725 million pounds of annual capacity, a leading producer of paraxylene with 800 million pounds of annual capacity and are among Europe's larger producers of benzene with 1,150 million pounds of annual capacity. We use most of the benzene produced by our aromatics business internally in the production of nitrobenzene for our Polyurethanes business and for the production of cyclohexane. The balance of our aromatics products are sold to several key customers.

Industry Overview

        Petrochemical markets are essentially global commodity markets. However, the olefins market is subject to some regional price differences due to the more limited inter-regional trade resulting from the high costs of product transportation. The global petrochemicals market is cyclical and is subject to pricing swings due to supply and demand imbalances, feedstock prices (primarily driven by crude oil prices) and general economic conditions.

        According to Nexant ChemSystems, the petrochemical industry is at or near its cyclical trough following a period of oversupply in the last few years and supply and demand characteristics are currently expected to improve in coming years, which should result in improved performance.

        As shown in the following table, ethylene is the largest petrochemicals market and paraxylene has been the fastest growing:

Product	2003 Global Market size	Historic Growth, (1992-2003)	Markets	Applications
	(Billions of Pounds)
Ethylene	246	5.7%	polyethylene, ethylene oxide, polyvinyl chloride, alpha olefins, styrene	packaging materials, plastics, housewares, beverage containers, personal care
Propylene	125	5.1%	polypropylene, propylene oxide, acrylonitrile, isopropanol	clothing fibers, plastics, automotive parts, foams for bedding and furniture
Butadiene	20	3.3%	SBR rubber, polybutadiene, SB latex	automotive, carpet
Benzene	69	3.0%	polyurethanes, polystyrene cyclohexane, cumene	appliances, automotive components, detergents, personal care, packaging materials, carpet
Paraxylene	44	8.5%	polyester, purified terephthalic acid ("PTA")	fibers, textiles, beverage containers
Cyclohexane	8.8	2.5%	nylon 6, nylon 6,6	fibers, resins

Source: Nexant ChemSystems

        The olefins markets in Western Europe are supplied by numerous producers, none of whom has a dominant position in terms of its share of production capacity. Global ethylene consumption in 2003 was 246 billion pounds, according to Nexant ChemSystems, representing an average industry operating rate of 86%. Global propylene consumption in 2003 is estimated at 125 billion pounds, representing an average industry operating rate of 81%. The top three Western European producers of ethylene are AtoFina, Dow Chemical and EniChem.

        Like the olefins market, the aromatics market, which is primarily comprised of cyclohexane, benzene and paraxylene, is characterized by several major producers, including, according to Nexant ChemSystems, Dow Chemical, AtoFina (the chemicals branch of TotalFina Elf S.A.) ("AtoFina"), Shell Chemical, EniChem, ExxonMobil Corporation ("ExxonMobil"), BASF and ChevronPhillips Chemical Company LP ("ChevronPhillips").

        The benzene market is currently in a period of overcapacity. The increasing restrictions imposed by regulatory authorities on the aromatics content of gasoline in general, and the benzene content in particular, have led to an increase in supply of aromatics in recent years. In 2003, global paraxylene demand grew by 7.7%, and after being nearly flat in 2000-2002, global capacity rose by 9.1%. As a result of these dynamics, according to Nexant ChemSystems, margins in the aromatics industry, particularly those in paraxylene, are currently expected to continue to exhibit characteristic cyclicality and recover from recently depressed cyclical lows in the next few years as polyester growth drives a rebalancing of supply and demand.

Sales and Marketing

        In recent years, our sales and marketing efforts have focused on developing long-term contracts with customers to minimize our selling expenses and administration costs. In 2003, over 97% and 80% of our primary petrochemicals sales volume in North America and Europe, respectively, was made under long-term contracts. In addition, we delivered over 99% and 65% of our petrochemical products volume in North America and Europe, respectively, in 2003 by pipeline.

Manufacturing and Operations

        We produce olefins at our facilities in Port Arthur and Port Neches, Texas and in Wilton, U.K. In addition, we own and operate integrated aromatics manufacturing facilities at Port Neches, Texas and at North Tees, U.K. Information regarding these facilities is set forth below:

Location	Product	Annual Capacity
(Millions of Pounds)
Port Arthur, Texas	Ethylene Propylene Cyclohexane	1,400 600 565
Port Neches, Texas	Ethylene(1) Propylene(1) Butadiene	400 500 900
Wilton, U.K.	Ethylene Propylene Butadiene Paraxylene	1,900 880 225 800
North Tees, U.K.	Benzene Cyclohexane	1,150 725

(1)
Our Port Neches, Texas ethylene plant has been idled since 2001; however, we have begun to take the requisite action to re-start the facility, and we expect the facility to be operational in the third quarter of 2004.

        The olefins plants in Port Arthur and Port Neches have the ability to process a wide variety of feedstocks, including refinery off-gas, NGLs and naphtha, to produce ethylene, propylene, and derivative products. Our Port Arthur steam cracker has the capability to process both light and heavy feedstocks, giving us the ability to optimize the cost of our raw materials. The Port Neches steam cracker uses lighter feedstocks, such as NGLs. In addition, this facility is able to recover both ethylene and propylene from refinery production. This recovery process enables us to purchase refinery off-gas streams, which the refineries otherwise use only for fuel value, and to upgrade these streams into high-margin marketable products. The Port Arthur and Port Neches olefins facilities are located within six miles of each other, and share several common services and product streams.

        The Wilton olefins facility's flexible feedstock capability, which permits it to process naphtha, condensates and NGL feedstocks, allows us to take advantage of favorable feedstock prices arising from seasonal fluctuations or local availability. According to Nexant ChemSystems, the Wilton olefins facility is one of Europe's most cost efficient olefins manufacturing facilities on a cash cost of production basis. In addition to our manufacturing operations, we also operate an extensive logistics operations infrastructure in North Tees, U.K. This infrastructure includes both above and below ground storage facilities, jetties and logistics services on the River Tees. These operations reduce our raw material costs by providing greater access and flexibility for obtaining feedstocks.

        Crude butadiene is produced both as a by-product of ethylene cracking and to a much lesser extent from on-purpose dehydrogenation. Due to our ability to process a wide variety of crude butadiene streams, we are able to reduce our overall raw material cost by obtaining lower-cost streams that are not suitable for processing in many of our competitors' plants. Cyclohexane is produced by reacting benzene with hydrogen. We use our internally produced hydrogen and benzene along with purchased hydrogen and benzene to produce cyclohexane.

        In North America, we benefit from our extensive 682-mile pipeline system that we use to transport feedstocks and intermediate and finished products. Our finished product pipelines allow us to ship ethylene, propylene and butadiene directly to our customers. We believe that the wide coverage of our pipeline system, coupled with the proximity of both customers and suppliers, gives us a competitive advantage both in receiving raw materials and in delivering ethylene and propylene to our customers.

        We believe that the cost position of our Wilton, U.K. olefins facility uniquely positions it to be the site of a polyethylene production facility. While we export approximately one-third of our ethylene production each year to continental Europe, incurring significant shipping and handling costs, the U.K. annually imports approximately 1.9 billion pounds of polyethylene. We believe this provides an opportunity to capitalize on the low-cost operating environment and extensive petrochemical infrastructure and logistics at Wilton, and we are engaged in a feasibility study with respect to the possible construction of a world-scale LDPE facility at our Wilton site. The potential LDPE facility under study would have the capacity to produce approximately 900 million pounds of LDPE annually and is estimated to cost $275 million to $300 million to construct. We have had preliminary discussions with governmental authorities concerning potential assistance and other matters in connection with the potential project, and we may seek the necessary board and other approvals for the project this year. If such approvals are granted this year, the facility could be operational in late 2006.

Raw Materials

        In the United States, pipelines allow us to transport liquid hydrocarbon feedstocks from Mont Belvieu, Texas, the hub of the Gulf Coast petrochemical industry, to our Port Arthur and Port Neches facilities. We are tied into the extensive industry pipeline grid for receipt of natural gases and NGLs, and have dock and tank facilities for receipt of feedstocks by tanker and barge.

        Our North Tees facility, situated on the northeast coast of England, is near a substantial supply of oil, gas and chemical feedstocks. Due to our location at North Tees, we have the option to purchase feedstocks from a variety of sources. However, we have elected to procure the majority of our naphtha, condensates and NGLs from local producers as they have been the most economical sources. In order to secure the optimal mix of the required quality and type of feedstock for our petrochemical operations at fully competitive prices, we regularly engage in the purchase and sale of feedstocks and hedging activities.

Competition

        The markets in which our Base Chemicals business operates are highly competitive. Our competitors in the olefins and aromatics business are frequently some of the world's largest chemical companies such as BP, Dow Chemical, ExxonMobil, Equistar and Shell Company. The primary factors for competition in this business are price, service and reliability of supply. The technology used in these businesses is widely available and licensed.

Polymers

General

        Our polymer products are polyethylene, polypropylene, expandable polystyrene ("EPS"), and APAO. We have the capacity to produce approximately 430 million pounds of high pressure low density polyethylene ("HPLDPE"), 250 millions pounds of linear low density polyethylene ("LLDPE"), and 75 million pounds of APAO annually at our Odessa, Texas facility. The Odessa, Texas facility has the capacity to produce approximately 800 million pounds of ethylene per year and approximately 300 million pounds of propylene per year. We currently consume substantially all of the ethylene production of our Odessa facility internally in the production of certain of our polymer products which are manufactured in Odessa.

        We have the capacity to produce approximately 1 billion pounds of polypropylene annually at three production facilities: Longview, Texas with a capacity of approximately 700 million pounds per year; Marysville, Michigan with a capacity of approximately 180 million pounds per year; and Odessa, Texas with a capacity of approximately 120 million pounds annually.

        We have the capacity to produce approximately 230 million pounds of EPS annually at our plants in Peru, Illinois and Mansonville, Canada.

Polyethylene

        Polyethylene represents by volume the most widely produced thermoplastic resin in the world. There are two basic grades of polyethylene resin, high density and low density. Within low density, there is a further differentiation between HPLDPE and LLDPE. HPLDPE is used in a wide variety of applications, including film packaging, molded furniture, toys, wire and cable insulation. According to CMAI, during 2003, 27.4 billion pounds of polyethylene were produced in the United States. The different grades, volumes and percentages of resins produced include HPLDPE, 7.1 billion pounds or 26%; LLDPE, 7.6 billion pounds or 28%; and high density polyethylene ("HDPE"), 12.7 billion pounds or 46%.

        We produce a variety of grades of HPLDPE using both the tubular and autoclave processes. Many of the resins are designed to meet specific requirements of particular end users. Various types of conversion equipment, including extension coating, blown and cast film extrusion, injection and blow molding, and other proprietary methods of extrusion, use these differentiated polyethylene resins to provide high clarity, durability, sealability and low gel performance characteristics. Liner grade (general-purpose) polyethylene ordinarily competes principally on the basis of price, while more differentiated polyethylene competes principally on the basis of product quality, performance specifications and, to a lesser extent, price. We participate in both market areas, but concentrate our efforts primarily in more differentiated areas.

        LLDPE and low density polyethylene ("LDPE") are used in a wide variety of industrial and consumer applications, the largest of which is the film market. Flexible films are used in food and consumer packaging, medical applications and coated paper.

Polypropylene

        Polypropylene is one of the most versatile and among the fastest growing of the major polymers. Polypropylene is used in a wide variety of applications including toys, housewares, bottle caps, outdoor furniture, utensils and packaging film. Although polypropylene comes in many formulations, there are three basic grades: homopolymers, derived from the polymerization of propylene, random copolymers derived from the polymerization of propylene and a small amount of ethylene, and impact copolymers derived by first polymerizing propylene and then adding a small amount of polymerized ethylene. We produce all three basic types of polypropylene. Polypropylene represents an economical alternative to other higher cost polymers due to its overall product performance and its relatively low cost of production.

        Polypropylene is rising in popularity among polymer users due to its wide range of existing and potential uses and applications. Different polypropylene formulations are custom manufactured with a variety of characteristics to accommodate end users. These characteristics include high stiffness, dimensional stability, low moisture absorption, good electrical insulation and optical properties and resistance to acids, alkalis and solvents. New applications have accounted for significant growth in the past decade in areas such as polypropylene film and automotive parts for the replacement of heavier, more expensive materials.

APAO

        We have the capacity to produce approximately 75 million pounds per year of APAO at our Odessa facility, and we are one of only two U.S. on-purpose producers of APAO. APAO is a special purpose, high quality polymer used primarily in the production of adhesives and sealants, modified bitumen roofing materials, lamination, wire and cable coating. We are the only domestic producer of butene copolymer APAO, a high value product used in hot melt adhesive applications. APAO competes with an atactic polypropylene for some less performance driven uses.

EPS

        We are North America's second largest EPS producer with annual production capacity of 230 million pounds. EPS serves two primary end markets: the "block" EPS market and the "shape" EPS market. Block EPS is used largely by the construction industry and shape EPS is used largely in packaging applications.

        Historically, EPS has not been traded as an international commodity. As a result, management believes EPS prices have generally been significantly less volatile than those of other petrochemicals. Producers typically maintain strong links to the approximate 400 domestic molders, leading to product differentiation and customization for clients. Molders are typically small, privately held companies that rely on strong supplier relationships.

Industry Overview

        Polymers markets are essentially global commodity markets. Demand for polymers tends to be less susceptible to economic cycles than some of our Base Chemicals, as the products are generally sold into the packaging and consumer markets. Demand for LLDPE, which represents the growth segment of the polyethylene sector, and polypropylene has grown at rates well in excess of GDP growth as these products have replaced other polymers and materials (including wood, paper, glass and aluminum) due to their superior performance characteristics. Our Polymers are subject to some of the same fluctuations in price as a result of supply and demand imbalances and feedstock price movements.

        The basis for competition is price, product performance, product quality, product deliverability and customer service. Polymers profitability is affected by the worldwide level of demand for polymers, along with vigorous price competition which may intensify due to, among other things, new domestic and foreign industry capacity. In general, demand is a function of economic growth in the United States, Europe and elsewhere in the world, which fluctuates.

Product	2003 U.S. market size	Historic Growth, (1992-2003)		Markets	Applications
	(Billions of Pounds)
LLDPE HPLDPE	8.5 5.8	5.0 10.9	% %	film; injection molding; extrusion coating	film packaging (food and medical), molded furniture, toys, wire and cable insulation
Polypropylene	13.8	6.1%		injection molding; fibers & filaments; film	toys, house-wares, bottle caps, outdoor furniture, utensils, packaging film, and clothing
EPS	1.0	2.7%		block; shape	construction; packaging

Source: CMAI

Manufacturing and Operations

        We have the capacity to produce approximately 2 billion pounds of polymers at our five plants located in North America.

        Information regarding these facilities is set forth in the following chart:

Location	Product	Annual Capacity
		(Millions of Pounds)
Odessa, Texas	Ethylene Propylene LDPE LLDPE Polyproplene APAO	800 300 430 250 120 75
Longview, Texas	Polypropylene	700
Marysville, Michigan	Polypropylene	180
Peru, Illinois	EPS	185
Mansonville, Quebec	EPS	40

        Our Longview, Texas facility is among the newest, most technologically advanced and lowest cost facilities in North America. Incorporating the UNIPOL® gas phase production technology, this state-of-the-art facility has the capability to produce a broad range of polypropylene grades. This facility is connected by pipeline to the Mont Belvieu, Texas propylene supply grid and has recently added railcar-loading infrastructure, giving it maximum raw material supply flexibility.

        Our Marysville, Michigan facility's technology is ideally suited to produce special grades of co-polymer polypropylene. This technology will allow the plant to produce higher value thermoplastic olefins ("TPO"), which are used extensively in high-value specialty automotive applications.

        Our Odessa, Texas facility has an annual polypropylene production capacity of approximately 120 million pounds. Our Odessa facility produces grades of polypropylene utilized for medical applications, electrical capacitor film and electronics packaging. These niche applications have allowed us to realize substantial premium prices over commodity polypropylene.

        Our Peru, Illinois EPS facility is one of the world's largest EPS production facilities, with the capacity to produce 185 million pounds per year in five reactors. The use of our proprietary one-step EPS production technology keeps production costs at the Peru facility among the lowest in the industry. The fifth reactor was installed in the first quarter of 1998. This expansion increased capacity from 145 million pounds per year to 185 million pounds.

Raw Materials

        Our Odessa, Texas olefins plant produces both ethylene and propylene. Ethylene is transferred to LDPE and LLDPE for polymerization, and is also utilized in polypropylene and APAO copolymer production. Ethylene capacity is greater than current polymer capacity. To maximize ethylene production, we produce cryogenic ethylene and sell it via tank car to customers without pipeline access. There are only two significant sellers of liquid ethylene, Sunoco and ourselves. This product is sold at a significant premium to market pricing.

        The primary raw material in the production of EPS is styrene. We purchase styrene for our Peru, Illinois and Mansonville, Quebec facilities at market price from unaffiliated third parties.

Competition

        In 2003, there were approximately 10 domestic producers of LDPE resins, either as HPLDPE or as LLDPE. In 2003, these producers had an estimated combined annual rated production capacity of approximately 18 billion pounds. The largest manufacturer of LDPE is ExxonMobil. In 2002, the five largest domestic producers of both LDPE and LLDPE were ExxonMobil, Dow Chemical, Equistar Chemicals LP ("Equistar"), Westlake Polymers and ChevronPhillips.

        There are currently 14 U.S. producers of polypropylene, operating 24 plants with approximately 18.3 billion pounds of annual capacity. The largest producer and marketer is Basell, followed by BP, ATOFINA, ExxonMobil and Sonoco. We are the eighth largest U.S. producer of polypropylene.

        We are the second largest producer of EPS in North America. Other EPS producers are BASF, NOVA Chemicals and Styrochem.

Research and Development

        On a proforma basis, for the fiscal years 2003 and 2002, we spent $94.4 million and $104.4 million, respectively, on research and development of our products. On a historical basis, for the fiscal years 2003, 2002 and 2001, we spent $65.6 million, $23.8 million, $32.7 million, respectively, on research and development of our products.

        We support our business with a major commitment to R&D, technical services and process engineering improvement. Our R&D centers are located in Austin, Texas and Everberg, Belgium. Other regional development/technical service centers are located in Odessa, Texas (Polymers); Billingham, England (Pigments); Auburn Hills, Michigan (Polymers and Polyurethanes for the automotive industry); West Deptford, New Jersey, North Andover, Massachusetts, Shanghai, China, Deggendorf, Germany and Ternate, Italy (Polyurethanes); Ascot Vale, Australia (Surfactants) and Port Neches, Texas and Wilton, U.K. for process engineering support.

        We have leading technology positions, which contribute to our status as a low cost producer. Coordinated research, engineering and manufacturing activities across production and R&D locations facilitate these low cost positions.

Joint Ventures

HCPH Pty Ltd.

        We and Consolidated Press or its subsidiary each own a 50% interest in HCPH Pty Ltd. ("HCPH"), which is Australia's only producer of styrene, phenol, acetone and EPS. HCPH also produces polystyrene, ABS/SAN plastic and polyester resin at its manufacturing facility located near Melbourne, Australia. HCPH also owns an EPS molding business and a synthetic resins distribution business. HCPH is one of the Consolidated Press affiliates with respect to which Consolidated Press or its subsidiary has agreed to sell its interest to Mr. Jon M. Huntsman pursuant to certain agreements between Mr. Jon Huntsman, Consolidated Press and MatlinPatterson (the "Consolidated Press Transactions Agreements"). Mr. Huntsman transferred the rights to acquire the interests of Consolidated Press or its subsidiary pursuant to the Consolidated Press Transactions Agreements to HF II Australia Holdings Company LLC, which became a wholly-owned subsidiary of HLLC as part of the Restructuring of HLLC. No further consideration for the transfer remains to be paid, and the acquisition can be finalized upon the granting of lender consent under the credit facilities of Huntsman Chemical Company Australia (Holdings) Pty Ltd. (a subsidiary of HCPH).

Huntsman Verwaltungs GmbH (Germany)

        Through Huntsman Verwaltungs GmbH, we own a 50% interest in a joint venture with Sasol Chemical Holdings GmbH & Co., KG. The joint venture owns a MAn plant in Germany with an annual capacity of 125 million pounds.

Saudi MAn Joint Venture

        On April 14, 2002, Huntsman MA Investments (Netherlands) CV, Saudi International Petrochemical Company and three other shareholders formed Gulf Advanced Chemical Industries Company Limited, a Saudi Arabian limited liability company, for the purpose of manufacturing MAn and butanediol in Saudi Arabia. Huntsman MA Investments (Netherlands) CV owns a 4% interest in Gulf Advanced Chemical Industries Company Limited.

Chinese MDI Joint Venture

        In January 2003, HI entered into two related joint venture agreements to build MDI production facilities near Shanghai, China. HI owns 70% (a consolidating interest) of one of the joint ventures, Huntsman Polyurethanes Shanghai Ltd. ("HPS"), with Shanghai Chlor-Alkali Chemical Company, Ltd. On September 19, 2003, HPS obtained secured financing for the construction of the production facilities. HPS obtained term loans for the construction of its plant in the maximum principal amount of approximately $82.4 million, a working capital credit line in the amount of approximately $35.1 million, and a facility for funding VAT payments in the amount of approximately $0.6 million. As of March 31, 2004, there were $4.0 million outstanding in U.S. dollar borrowings and 10.0 million in RMB borrowings ($1.2 million U.S. dollar equivalents) under these facilities. The interest rate on these facilities is LIBOR plus 0.48% for U.S. dollar borrowings and 90% of the Peoples Bank of China rate for RMB borrowings. As of March 31, 2004, the interest rate for U.S. dollar borrowings was 1.7% and 5.2% for RMB borrowings. The loans are secured by substantially all the assets of HPS and will be repaid in 16 semi-annual installments, beginning no later than June 30, 2007. The financing is non-recourse to HI, but is guaranteed during the construction phase by affiliates of HPS, including Huntsman Holdings. Huntsman Holdings unconditionally guarantees 70% of any amounts due and unpaid by HPS under the loans described above (except for the VAT facility which is not guaranteed). Huntsman Holdings' guarantees remain in effect until HPS has (i) commenced production at at least 70% of capacity for at least 30 days, and (ii) achieved a debt service cover ratio of at least 1:1.

Intellectual Property Rights

        Proprietary protection of our processes, apparatuses, and other technology and inventions is important to our businesses. We own approximately 420 unexpired U.S. patents, approximately 130 patent applications (including provisionals) currently pending at the United States Patent and Trademark Office, and approximately 2730 foreign counterparts, including both issued patents and pending patent applications. While a presumption of validity exists with respect to issued U.S. patents, we cannot assure that any of our patents will not be challenged, invalidated, circumvented or rendered unenforceable. Furthermore, we cannot assure the issuance of any pending patent application, or that if patents do issue, that these patents will provide meaningful protection against competitors or against competitive technologies. Additionally, our competitors or other third parties may obtain patents that restrict or preclude our ability to lawfully produce or sell our products in a competitive manner.

        We also rely upon unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position. There can be no assurance, however, that confidentiality agreements into which we enter and have entered will not be breached, that they will provide meaningful protection for our trade secrets or proprietary know-how, or that adequate remedies will be available in the event of an unauthorized use or disclosure of such trade secrets and know-how. In addition, there can be no assurance that others will not obtain knowledge of these trade secrets through independent development or other access by legal means.

        In addition to our own patents and patent applications and proprietary trade secrets and know-how, we are a party to certain licensing arrangements and other agreements authorizing us to use trade secrets, know-how and related technology and/or operate within the scope of certain patents owned by other entities. We also have licensed or sub-licensed intellectual property rights to third parties.

        We have associated brand names with a number of our products, and own approximately 70 U.S. trademark registrations, approximately 12 applications for registration currently pending at the United States Patent and Trademark Office, and approximately 2640 foreign counterparts, including both registrations and applications for registration. However, there can be no assurance that the trademark registrations will provide meaningful protection against the use of similar trademarks by competitors, or that the value of our trademarks will not be diluted.

Employees

        As of March 31, 2004, we employed approximately 12,000 people in our operations around the world. Approximately 3,300 of these employees are located in the United States, while approximately 8,700 are located in foreign countries. In the ordinary course of business, we use the services of independent contractors. We believe that our relations with our employees are good.

Properties

        We own or lease chemical manufacturing and research facilities in the locations indicated in the list below which we currently believe are adequate for our short-term and anticipated long-term needs. We own or lease office space and storage facilities throughout the United States and many foreign countries. Our principal executive offices are located at 500 Huntsman Way, Salt Lake City, Utah 84108. The following is a list of our material owned or leased properties where manufacturing, research and main office facilities are located.

Manufacturing/Plants

Location	Business Segment	Description of Facility
Salt Lake City, Utah	—	Corporate Headquarters
Houston, Texas(1)	—	Regional Headquarters
Port Arthur, Texas	Base Chemicals	Aromatics and Olefins Manufacturing Plant
Port Neches, Texas(2)	Base Chemicals and Performance Products	C4s and Butadiene Manufacturing Plant and Administrative Building
Wilton, U.K.	Base Chemicals	Olefins and Aromatics Manufacturing Facilities, Base Chemicals Headquarters
North Tees, U.K.(1)	Base Chemicals	Aromatics Manufacturing Facility and Logistics/Storage Facility
Middlesborough, U.K.	Base Chemicals	Base Chemicals Plant
Redcar, U.K.(1)	Base Chemicals	Logistic Storage Facility
Austin, Texas	Performance Products	Research Facility
Conroe, Texas	Performance Products	Amines Manufacturing Plant
Dayton, Texas	Performance Products	Surfactant Manufacturing Plant
Chocolate Bayou, Texas(1)(5)	Performance Products	LAB Manufacturing Plant
Pensacola, Florida(1)(5)	Performance Products	MAn Processing Facility
St Louis, Missouri(1)(5)	Performance Products	MAn Procsessing Facility
Petfurdo, Hungary	Performance Products	Amines Manufacturing Plant
Botany, Australia	Performance Products	Surfactant Manufacturing Plant
Llanelli, U.K.	Performance Products	Amines Manufacturing Plant
Guelph, Ontario	Performance Products	Surfactant Manufacturing Plant
St Mihiel, France	Performance Products	Surfactant Manufacturing Facility
Lavera, France	Performance Products	Surfactant Manufacturing Facility
Castiglione, Italy	Performance Products	Surfactant Manufacturing Facility
Patrica/Frosinane, Italy	Performance Products	Surfactant Manufacturing Facility
Barcelona, Spain	Performance Products	Surfactant Manufacturing Facility
Freeport, Texas(1)	Performance Products	Amines Manufacturing Facility
Grimsby, U.K.	Pigments	TiO2 Manufacturing Facility
Calais, France	Pigments	TiO2 Manufacturing Facility
Huelva, Spain	Pigments	TiO2 Manufacturing Facility
Scarlino, Italy	Pigments	TiO2 Manufacturing Facility
Teluk Kalung, Malaysia	Pigments	TiO2 Manufacturing Facility
Westlake, Louisiana(3)	Pigments	TiO2 Manufacturing Facility
Umbogintwini, South Africa	Pigments	TiO2 Manufacturing Facility
Billingham, U.K.	Pigments	TiO2 Research and Technical Facility, and Pigments Headquarters
Warrenville, Illinois(1)	Pigments and Polyurethanes	TiO2 and Polyurethanes Office Space and Research Facility
Peru, Illinois	Polymers	EPS Manufacturing Plant
Marysville, Michigan	Polymers	Polypropylene Manufacturing Plant
Longview, Texas(1)	Polymers	Polypropylene Manufacturing Plant
Odessa, Texas	Polymers	Polyethylene Manufacturing Plant
Mansonville, Quebec	Polymers	EPS Manufacturing Plant
West Footscray, Australia	Polymers	Polymers Manufacturing Plant
Geismar, Louisiana(4)	Polyurethanes	MDI, TDI, Nitrobenzene(4), Aniline(4) and Polyols Manufacturing Facilities

Rozenburg, Netherlands(1)	Polyurethanes	MDI Manufacturing Facility, Polyols Manufacturing Facilities and Systems House
Wilton, U.K.	Polyurethanes	Aniline and Nitrobenzene Manufacturing Facilities
West Deptford, New Jersey	Polyurethanes	Polyurethane Systems House, Research Facility and U.S. Regional Headquarters
Auburn Hills, Michigan(1)	Polyurethanes	Polyurethane Regional Office and Research Facility
Deerpark, Australia	Polyurethanes	Polyurethane Systems House
Cartagena, Colombia	Polyurethanes	Polyurethane Systems House
Deggendorf, Germany	Polyurethanes	Polyurethane Systems House
Ternate, Italy	Polyurethanes	Polyurethane Systems House
Shanghai, China(1)	Polyurethanes	Polyurethane Systems House
Thane (Maharashtra), India(1)	Polyurethanes	Polyurethane Systems House
Seoul, Korea(1)	Polyurethanes	Polyurethane Systems House
Samuprakam, Thailand(1)	Polyurethanes	Polyurethane Systems House
Kuan Yin, Taiwan(1)	Polyurethanes	Polyurethane Systems House
Tlalnepantla, Mexico	Polyurethanes	Polyurethane Systems House
Mississauga, Ontario(1)	Polyurethanes	Polyurethane Systems House
Everberg, Belgium	Polyurethanes	Polyurethane Research Facility, Global Headquarters and European Headquarters
Gateway West, Singapore(1)	Polyurethanes	Polyurethane Regional Headquarters
North Andover, Massachusetts(1)	Polyurethanes	TPU Research Facility
Ringwood, Illinois(1)	Polyurethanes	TPU Manufacturing Facility
Osnabrück, Germany	Polyurethanes	TPU Manufacturing Facility
Port Neches, Texas	Polyurethanes	PO Manufacturing Facility and MTBE Manufacturing Facility
Sour Lake, Texas	Polyurethanes	Various finished raw materials pipelines and storage facilities
Bergkamen, Germany(6)	AdMat	AdMat Resins & Synthesis Facility
Monthey, Switzerland	AdMat	AdMat Resins & Synthesis Facility
Pamplona, Spain	AdMat	AdMat Resins & Synthesis Facility
McIntosh, United States	AdMat	AdMat Resins & Synthesis Facility
Chennai, India(7)	AdMat	AdMat Resins & Synthesis Facility
Bad Saeckingen, Germany(1)	AdMat	AdMat, Formulating Facility
Duxford, United Kingdom	AdMat	AdMat, Formulating Facility
Sadat City, Egypt	AdMat	AdMat, Formulating Facility
Tabao da Serra, Brazil	AdMat	AdMat, Formulating Facility
Kaohsiung, Taiwan	AdMat	AdMat, Formulating Facility
Panyu, China(1)(8)	AdMat	AdMat, Formulating Facility
Thomastown, Australia(10)	AdMat	AdMat, Formulating Facility
East Lansing, United States(10)	AdMat	AdMat, Formulating Facility
Quillan, France(9)	AdMat	AdMat, Formulating Facility
Istanbul, Turkey(1)	AdMat	AdMat, Formulating Facility
Los Angeles, United States	AdMat	AdMat, Formulating Facility

(1)
Leased land and/or building.

(2)
The Port Neches ethylene plant has been idle since 2001; however, we have begun to take the requisite action to re-start the facility, and we expect the facility to be operational in the third quarter of 2004.

(3)
50% owned manufacturing joint venture with Kronos Louisiana, Inc., a subsidiary of NL Industries, Inc.

(4)
The Geismar facility is owned as follows: we own 100% of the MDI, TDI and polyol facilities, and Rubicon, LLC, a manufacturing joint venture with Crompton Corp. in which we own a 50% interest, owns the aniline and nitrobenzene facilities. Rubicon, LLC is a separate legal entity that operates both the assets that we own jointly with Crompton Corp. and our wholly-owned assets at Geismar.

(5)
These plants are operated by Solutia under long-term operating agreements. Solutia and certain of its affiliates have filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. We expect that Solutia will continue to operate these plants, although no assurance can be given at this time. During the course of the bankruptcy proceeding, it is possible that Solutia may reject any of the agreements under which it operates the plants. It is also possible that Solutia's reorganization under Chapter 11 may fail and that it would proceed to a liquidation under Chapter 7. If Solutia were to discontinue operation of any of these plants, it may be difficult to arrange for uninterrupted operation.

(6)
We closed our Singapore plant used by our polymer specialties unit in January 2002 and production was transferred to Bergkamen, Germany.

(7)
76% owned manufacturing joint venture with Tamilnadu Petroproducts Limited.

(8)
We closed a plant in Singapore, used by our Optronics business, during 2001 and its capacity transferred to our Panyu plant in China, a 95% manufacturing joint venture with Guangdong Panyu Shilou Town Economic Development Co. Ltd.

(9)
The Quillan, France plant has been closed in the second quarter of 2004. Production has been transferred to the Bad Saeckingen, Germany and Duxford, U.K. facilities.

(10)
Slated for closure in 2004.

Environmental Regulation

General

        We are subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, we are subject to frequent environmental inspections and monitoring by governmental enforcement authorities. In addition, our production facilities require operating permits that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of environmental laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial fines and civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict joint and several liability. Moreover, changes in environmental regulations could inhibit or interrupt our operations, or require us to change our equipment or operations, and any such changes could have a material adverse effect on our business, financial condition, results of operations or cash flows. Accordingly, environmental or regulatory matters may cause our Company to incur significant unanticipated losses, costs or liabilities.

Environmental Capital Expenditures and Accruals

        We may incur future costs for capital improvements and general compliance under environmental and safety laws, including costs to acquire, maintain and repair pollution control equipment. We estimate that, on a consolidated basis, capital expenditures for environmental and safety matters during 2004 will be approximately $69.1 million. However, since capital expenditures for these matters are subject to evolving regulatory requirements and depend, in part, on the timing, promulgation and enforcement of specific requirements, we cannot provide assurance that material capital expenditures beyond those currently anticipated will not be required under environmental and safety laws.

        We have established financial reserves relating to anticipated environmental restoration and remediation programs, as well as certain other anticipated environmental liabilities. Management believes these reserves are sufficient for known requirements. Liabilities are recorded when potential liabilities are either known or considered probable and can be reasonably estimated. Our liability estimates are based upon available facts, existing technology and past experience. On a consolidated basis, a total of approximately $34.0 million has been accrued related to environmental related liabilities as of March 31, 2004. However, no assurance can be given that all potential liabilities arising out of our present or past operations have been identified or fully assessed or that future environmental liabilities will not be material to our Company.

Potential Liabilities

        Given the nature of our business, violations of environmental laws may result in restrictions imposed on our operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on our business, financial condition, results of operations or cash flows. We are aware of the following matters and believe (1) the reserves related to these matters to be sufficient for known requirements, and (2) the ultimate resolution of these matters will not have a material impact on our results of operations or financial position:

        On October 1, 2003, the U.S. Environmental Protection Agency ("EPA") sent us an information request under section 114 of the federal Clean Air Act. The request seeks information regarding all upset releases of air contaminants from the Port Arthur plant for the period from August 1999 to August 2003. Four other companies with plants located in Port Arthur also received similar requests. We responded in a timely manner to the request. Whether this request will result in an enforcement action being initiated against us is unknown at this time.

        On June 27, 2003, we received a Notice of Enforcement from the Texas Commission on Environmental Quality (the "TCEQ," formerly the Texas Natural Resource Conservation Commission or TNRCC) with respect to our aromatics and olefins plant in Port Arthur, Texas for alleged violations identified by the agency during an April 2003 air quality inspection. No penalty demand has yet been made by the TCEQ, although a penalty is possible.

        On June 25, 2003, a group of more than 500 plaintiffs filed a lawsuit in state district court in Beaumont, Texas against six local chemical plants and refineries, including our Company. The lawsuit alleges that the refineries and chemical plants discharge chemicals that cause health problems for area residents. The claim does not specify a dollar amount, but seeks damages for heath impacts as well as property value losses. The suit is based on emissions data from reports that these plants filed with the TCEQ.

        On October 6, 2002, a leak of sulphuric acid from two tanks located near our Whitehaven, U.K. plant was discovered. About 342 to 347 tonnes of acid were released onto the ground and into the soil near the tanks. Although we took immediate steps to contain the spillage and recover acid, a quantity of acid reached a nearby beach via a geological fault. We believe that we did not own the tanks from which the acid leaked; however, we did own the acid in the tanks. The U.K. Health and Safety

Executive has issued three Improvement Notices requiring corrective action with which we are complying. The U.K. Environment Agency ("EA") on or about April 27, 2004, served a summons providing notice to Huntsman Surface Sciences UK Limited that a criminal prosecution is being initiated against us as a result of the spill based on alleged violations of the Water Resources Act and Environmental Protection Act. Although we can give no assurances, based on currently available information and our understanding of similar investigations and penalties in the past, we believe that if we are ultimately found to be legally responsible for the spill, the probable penalties or the cost of any additional corrective action would not be material to our business, financial position, results of operations or cash flows.

        By letter dated February 27, 2004, the U.S. Forest Service provided notice to us that we are considered to be a potentially responsible party ("PRP") under the federal Superfund law for the release of hazardous substances at the North Maybe Mine, located about 13 miles northeast of Soda Springs, Idaho. The mining site includes an inactive open pit phosphorus mine, associated overburden piles and affected downstream lands. We have been identified as a PRP because Huntsman Polymers is viewed by the Forest Service as the successor to El Paso Products Company, which is alleged to have leased the site from 1964-1972 and mined the site from 1965-1967. In its letter, the Forest Service requests that we "participate in the development and funding of a Site Investigation (SI) and Engineering Evaluation/Cost Analysis (EE/CA) under an Administrative Order of Consent (AOC)." We have communicated with the U.S. Forest Service, we are in the process of investigating the matter and we are continuing to evaluate our options.

        By letter of March 8, 2004, Kraft Foods Inc. ("Kraft") notified us that "Rexene Polyolefins, a Division of Dart Industries, Inc." had been included among about 90 corporate defendants in a private lawsuit seeking damages from former users of the Malone Services hazardous waste disposal facility in Texas City, Texas. The plaintiffs are the current owners of the site; they purchased the site out of bankruptcy in 1999 to operate it as a hazardous waste site. They complain that they are now unable to do so because it has been declared a Superfund site. Kraft is the successor in interest to Dart Industries, Inc. ("Dart"). Dart was a joint venturer with El Paso Products Company in Rexene Polyolefins ("Rexene") which, for a period of years, operated a plant in Bayport, Texas. That plant was sold to Lyondell Chemical Company in 1990. From a preliminary review of EPA records, Kraft indicates that Rexene shipped waste to the Malone Services site from September 1976 to November 1980; EPA estimates Rexene's volumetric percentage for waste shipped to the site as 0.37893%. Kraft is seeking a joint cost-sharing arrangement with us regarding this case. We already have a 50/50 cost-sharing arrangement with Kraft regarding the Turtle Bayou Superfund site. Waste shipped prior to August 31, 1979, is potentially subject to a 50/50 arrangement with Kraft. We are evaluating the documentary evidence and will provide a formal response to Kraft's letter in due course. It is currently unclear what the potential liability for our Company might be in this matter.

        We have been named as a "premises defendant" in a number of asbestos exposure lawsuits. These suits often involve multiple plaintiffs and multiple defendants, and, generally, the complaint in the action does not indicate which plaintiffs are making claims against a specific defendant, where the alleged injuries were incurred or what injuries each plaintiff claims. These facts must be learned through discovery. There are currently 43 asbestos exposure cases pending against us. Among the cases currently pending, management is aware of one claim of mesothelioma. We do not have sufficient information at the present time to estimate any liability in these cases. Although we cannot provide specific assurances, based on our understanding of similar cases, our management believes that our ultimate liability in these cases will not be material to our financial position or results of operations.

        We have incurred, and may in the future incur, liability to investigate and clean up waste or contamination at our current or former facilities or facilities operated by third parties at which we may have disposed of waste or other materials. Similarly, we may incur costs for the cleanup of wastes that were disposed of prior to the purchase of our businesses. Under some environmental laws, we may be jointly and severally liable for the costs of environmental contamination on or from our properties and at off-site locations where we disposed of or arranged for the disposal or treatment of hazardous wastes and may incur liability for damages to natural resources. For example, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and similar state laws, a current owner or operator of real property may be liable for such costs regardless of whether the owner or operator owned or operated the real property at the time of the release of the hazardous substances and regardless of whether the release or disposal was in compliance with law at the time it occurred. In addition, under the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and similar state laws, as the holder of permits to treat or store hazardous wastes, we may, under some circumstances, be required to remediate contamination at or from our properties regardless of when the contamination occurred. For example, our Odessa, Port Arthur, and Port Neches facilities in Texas are the subject of ongoing RCRA remediation. Based on current information and past costs relating to these matters, we do not believe such matters will have a material adverse effect. There can be no assurance, however, that any such matters will not have a material adverse effect on us.

        Some of our recently acquired AdMat manufacturing sites have an extended history of industrial chemical manufacturing and use, including on-site waste disposal. With respect to the AdMat business, we are aware of soil, groundwater and surface water contamination from past operations at some of its sites, and it may find contamination at other sites in the future. For example, we are aware that there is significant contamination, largely related to a landfill and lagoons, at AdMat's McIntosh, Alabama plant site. Further, soil and groundwater contamination have been identified at its plants in Duxford, UK and Monthey, Switzerland. The contamination at Duxford affects groundwater which is part of a major aquifer used as a source of process and drinking water on site. Pursuant to certain agreements executed in connection with the 2000 LBO, we expect that Ciba will have primary financial responsibility for such matters, although AdMat may be required to contribute to the costs of remediation in certain instances. Based on available information and the indemnification rights we believe are likely to be available, we believe that the costs to investigate and remediate known contamination will not have a material adverse effect on AdMat's business, financial condition, results of operations or cash flows; however, if such indemnities are unavailable or do not fully cover the costs of investigation and remediation or AdMat is required to contribute to such costs, and if such costs are material, then such expenditures may have a material adverse effect on its business, financial condition, results of operations or cash flows.

        In addition to our AdMat business, we are aware that there is or may be soil or groundwater contamination at some of our other facilities resulting from past operations. Based on available information and the indemnification rights (including indemnities provided by ICI, The Rohm and Haas Company, Rhodia S.A. and Dow Chemical, for the facilities that each of them transferred to us), we believe that the costs to investigate and remediate known contamination will not have a material adverse effect on our financial condition, results of operations or cash flows; however, we cannot give any assurance that such indemnities will fully cover the costs of investigation and remediation, that we will not be required to contribute to such costs or that such costs will not be material.

        In addition, we have been notified by third parties of claims against us or our subsidiaries for cleanup liabilities at certain former facilities and other third party sites, including Belpre, Ohio (a former facility); Georgetown Canyon, Idaho (an alleged former property); Aerex Refinery, Bloomfield, New Mexico (an alleged former property); Turtle Bayou Superfund Site, Texas (an alleged off-site disposal location); the Martin Aaron Superfund Site, Camden, New Jersey (an off-site disposal and reconditioning facility); the Gulf Nuclear Sites in Odessa and near Houston, Texas (off-site waste handling sites); Fort Gratiot Sanitary Landfill near Marysville, Michigan (an off-site disposal location); Star Lake Superfund Site, Texas (located near the Port Neches facility); and the San Angelo Electric Service Company Site, San Angelo, Texas (an alleged OCB-handling site). With respect to the first five matters, which are under investigation, we are unable to determine whether such liabilities may be material to us because we do not have information sufficient to evaluate these claims. With respect to the final four matters, based on current information and our past experience, we do not believe such matters will have a material adverse effect on us.

        Based upon currently available information, we do not anticipate that any of the potential liabilities referenced above will materially adversely affect our financial position or results of operations.

Regulatory Developments

        In a March 30, 2004 Federal Register, the EPA announced that it will designate the Beaumont-Port Arthur area as in "serious" non-attainment with the one-hour ozone national ambient air quality standard. This change may, but is not likely to, require additional controls and/or work practices to meet the yet undefined regulatory requirements for nitrogen oxides and volatile organic compounds. Although no assurance can be given, we believe that any additional capital required to comply with the new rules based on this area reclassification, above the existing operating plans of our plants in Port Arthur and Port Neches, Texas, will not be material.

        Under the European Union ("EU") Integrated Pollution Prevention and Control Directive ("IPPC"), EU member governments are to adopt rules and implement a cross-media (air, water, waste) environmental permitting program for individual facilities. The U.K. was the first EU member government to request IPPC permit applications from us. In the U.K., we have submitted several applications and, very recently, negotiated and received our first IPPC permits. Based upon the terms of these permits, we do not anticipate that we will have to make material capital expenditures to comply. Other IPPC permits are under review by the U.K. Environment Agency. We are not yet in a position to know with certainty what the other U.K. IPPC permits will require, and it is possible that the costs of compliance could be material; however, we believe, based upon our experience to date, that the costs of compliance with IPPC permitting in the U.K. will not be material to our financial condition or results of operations. Additionally, the IPPC directive has recently been implemented in France, and similar to our operations in the U.K., we do not anticipate having to make material capital expenditures to comply.

        With respect to our facilities in EU jurisdictions other than the U.K and France, IPPC implementing legislation is not yet in effect, or we have not yet been required to seek IPPC permits. Accordingly, while we expect to incur additional future costs for capital improvements and general compliance under IPPC requirements in these jurisdictions, at the present time we are unable to determine whether or not these costs will be material. Accordingly, we cannot provide assurance that material capital expenditures and compliance costs will not be required in connection with IPPC requirements.

        On October 29, 2003, the European Commission adopted a proposal for a new EU regulatory framework for chemicals. Under this proposed new system called "REACH" (Registration, Evaluation and Authorisation of CHemicals), enterprises that manufacture or import more than one ton of a chemical substance per year would be required to register such manufacture or import in a central database. The REACH initiative, as proposed, would require risk assessment of chemicals, preparations (e.g., soaps and paints) and articles (e.g., consumer products) before those materials could be manufactured or imported into EU countries. Where warranted by a risk assessment, hazardous substances would require authorizations for their use. This regulation could impose risk control strategies that would require capital expenditures by our Company. As proposed, REACH would take effect in three primary stages over the eleven years following the final effective date (assuming final approval). The impacts of REACH on the chemical industry and on us are unclear at this time because the parameters of the program are still being actively debated. Nevertheless, it is possible that REACH, if implemented, would be costly to us.

MTBE Developments

        The use of MTBE is controversial in the United States and elsewhere and may be substantially curtailed or eliminated in the future by legislation or regulatory action. The presence of MTBE in some groundwater supplies in California and other states (primarily due to gasoline leaking from underground storage tanks) and in surface water (primarily from recreational watercraft) has led to public concern about MTBE's potential to contaminate drinking water supplies. Heightened public awareness regarding this issue has resulted in state, federal and foreign initiatives to rescind the federal oxygenate requirements for reformulated gasoline or restrict or prohibit the use of MTBE in particular.

        For example, the California Air Resources Board adopted regulations that prohibit the addition of MTBE to gasoline as of January 1, 2004. Certain other states have also taken actions to restrict or eliminate the current or future use of MTBE. States which have taken action to prohibit or restrict the use of MTBE accounted for over 40% of the U.S. market for MTBE prior to the taking of such action. In connection with its ban, the State of California requested that the EPA waive the federal oxygenated fuels requirements of the federal Clean Air Act for gasoline sold in California. The EPA denied the State's request on June 12, 2001. Certain of the state bans, including California's ban, have been challenged in court as unconstitutional (in light of the Clean Air Act). On June 4, 2003, a federal court of appeals rejected such a challenge to California's ban, ruling that the ban is not pre-empted by the Clean Air Act.

        The energy bill pending in the U.S. Congress would eliminate the oxygenated fuels requirements in the Clean Air Act and phase out or curtail MTBE use. To date, no such legislation has become law. However, such legislation is being considered by Congress and if it were to become law it could result in a federal ban on the use of MTBE in gasoline. In addition, on March 20, 2000, the EPA announced its intention, through an advanced notice of proposed rulemaking, to phase out the use of MTBE under authority of the federal Toxic Substances Control Act. In its notice, the EPA also called on the U.S. Congress to restrict the use of MTBE under the Clean Air Act.

        In Europe, the EU issued a final risk assessment report on MTBE on September 20, 2002. While no ban of MTBE was recommended, several risk reduction measures relating to storage and handling of MTBE-containing fuel were recommended. Separate from EU action, Denmark entered into a voluntary agreement with refiners to reduce the sale of MTBE in Denmark. Under the agreement, use of MTBE in 92- and 95-octane gasoline in Denmark ceased by May 1, 2002; however, MTBE is still an additive in a limited amount of 98-octane gasoline sold in about 100 selected service stations in Denmark.

        Any phase-out or other future regulation of MTBE in other states, nationally or internationally may result in a significant reduction in demand for our MTBE and result in a material loss in revenues or material costs or expenditures. In the event that there should be a phase-out of MTBE in the United States, we believe we will be able to export MTBE to Europe or elsewhere or use its co-product TBA to produce saleable products other than MTBE. We believe that our low production costs at the PO/MTBE facility will put us in a favorable position relative to other higher cost sources (primarily, on-purpose manufacturing). If we opt to produce products other than MTBE, necessary modifications to our facilities may require significant capital expenditures and the sale of the other products may produce a materially lower level of cash flow than the sale of MTBE.

        In addition, while we have not been named as a defendant in any litigation concerning the environmental effects of MTBE, we cannot provide assurances that we will not be involved in any such litigation or that such litigation will not have a material adverse effect on our business, financial condition, results of operations or cash flows. In 2003, the U.S. House of Representatives passed a version of an energy bill that contained limited liability protection for producers of MTBE. The Senate's version of the bill did not have liability protection. The issue was one of the reasons that a compromise energy bill was not passed. Whether a compromise will be reached on this legislation in 2004, and whether any compromise will provide liability protection for producers, are unknown. In any event, the liability protection provision in the House bill applied only to defective product claims; it would not preclude other types of lawsuits.

Other Matters

        The TCEQ and our Company settled outstanding allegations of environmental regulatory violations at our Port Neches, Texas, facilities on May 29, 2003. The settlement imposes penalties totaling $352,250 and requires enhanced air monitoring around our C4 plant, an air compliance audit performed by an outside consultant at that plant, and application for an air emissions permit for the joint wastewater treatment plant that services all of the Port Neches facilities. Although management does not anticipate it, it is possible that the terms of a joint wastewater treatment plant air permit, which will likely be issued as a result of the settlement, may cause us to incur costs that could be material.

        The State of Texas settled an air enforcement case with us relating to our Port Arthur plant on May 13, 2003. Under the settlement, we are required to pay a civil penalty of $7.5 million over more than four years, undertake environmental monitoring projects totaling about $1.5 million in costs, and pay $375,000 in attorney's fees to the Texas Attorney General. We have paid $1.8 million toward the penalty and $375,000 for the attorney's fees; the monitoring projects are underway and on schedule. It is not anticipated that this settlement will have a material adverse effect on our financial position.

Legal Proceedings

        We are a party to various proceedings instituted by private plaintiffs, governmental authorities and others arising under provisions of applicable laws, including various environmental, products liability and other laws. Based in part on the indemnities provided to us by Texaco and ICI in connection with their transfers of businesses to us and our insurance coverage, we do not believe that the outcome of any of these matters will have a material adverse effect on our financial condition or results of operations. See "—Environmental Regulation."

MANAGEMENT

Directors and Executive Officers

        Members of our current board of directors and our current executive officers are listed below.

Name	Age	Position
Jon M. Huntsman*	67	Chairman of the Board and Director
David H. Huntsman*	36	Vice Chairman of the Board and Director
Peter R. Huntsman*	41	President, Chief Executive Officer and Director
Anthony P. Hankins	46	Division President, Polyurethanes
Paul G. Hulme	47	Division President, Advanced Materials
Thomas J. Keenan	52	Division President, Pigments
Kevin J. Ninow	40	Division President, Base Chemicals and Polymers
Donald J. Stanutz	53	Division President, Performance Products
J. Kimo Esplin	41	Executive Vice President and Chief Financial Officer
Samuel D. Scruggs	44	Executive Vice President, General Counsel and Secretary
Patrick W. Thomas	46	Executive Vice President
Michael J. Kern	54	Senior Vice President, Environmental, Health & Safety and Chief Information Officer
Don H. Olsen	58	Senior Vice President, Global Public Affairs
Brian V. Ridd	46	Senior Vice President, Purchasing
Sean Douglas	40	Vice President and Treasurer
Curtis C. Dowd	44	Vice President, Finance and Investor Relations
Kevin C. Hardman	40	Vice President, Tax
L. Russell Healy	48	Vice President and Controller
John R. Heskett	35	Vice President, Corporate Development
Jon M. Huntsman, Jr.*	44	Director
James H. Huntsman*	33	Director
Karen H. Huntsman*	66	Director
Paul C. Huntsman*	34	Director
Richard H. Johnigan, Jr	57	Vice President, Internal Audit
David S. Parkin*	31	Director
David J. Matlin	43	Director
Christopher Pechock	39	Director
Richard P. Durham*	40	Director
James A. Huffman*	35	Director
Richard Michaelson	51	Director, Chairman of the Audit Committee

*
Such persons are related as follows: Karen H. Huntsman is the wife of Jon M. Huntsman. Jon M. Huntsman and Karen H. Huntsman are the parents of Jon M. Huntsman, Jr., Peter R. Huntsman, David H. Huntsman, Paul C. Huntsman and James H. Huntsman. Richard P. Durham, James A. Huffman and David S. Parkin are sons-in-law of Jon M. Huntsman and Karen H. Huntsman and brothers-in-law of Jon M. Huntsman, Jr., Peter R. Huntsman, David H. Huntsman, Paul C. Huntsman and James H. Huntsman.

        Jon M. Huntsman is Chairman of the Board of Directors of our Company and has held this position since our Company was formed. He has been Chairman of the Board of all Huntsman companies since he founded his first company in 1970. Mr. Huntsman served as Chief Executive Officer of our Company and its affiliated companies from 1970 to 2000. In addition, Mr. Huntsman serves or has served on numerous corporate and industry boards, including the American Red Cross, The Wharton School, University of Pennsylvania, Primary Children's Medical Center Foundation, the

Chemical Manufacturers Association and the American Plastics Council. Mr. Huntsman was selected in 1994 as the chemical industry's top CEO for all businesses in Europe and North America. Mr. Huntsman formerly served as Special Assistant to the President of the United States and as Vice Chairman of the U.S. Chamber of Commerce.

        David H. Huntsman is a Director and Vice Chairman of the Board. Mr. Huntsman has served as a Director of the Company and as Vice Chairman of the Board since our Company was formed. Mr. Huntsman has also served as Vice President and Director of Huntsman LLC since 1995 and as Vice Chairman of the Board of Huntsman LLC since 2001.

        Peter R. Huntsman is President, Chief Executive Officer and a Director of our Company. Prior to his appointment in July 2000 as Chief Executive Officer, Mr. Huntsman had served as President and Chief Operating Officer since 1999. In 1987, Mr. Huntsman joined Huntsman Polypropylene Corporation, a former subsidiary of the Company, as Vice President—Purchasing before serving as Senior Vice President and General Manager. Mr. Huntsman has also served as Senior Vice President of Huntsman Chemical Corporation and as a Senior Vice President of Huntsman Packaging Corporation, a former subsidiary of our Company.

        Anthony P. Hankins is Division President, Polyurethanes. Mr. Hankins was appointed to this position in March 2004. From May 2003 to February 2004, Mr. Hankins served as President, Performance Products. Prior to May 2003, Mr. Hankins served as Global Vice President, Rigids Division for our polyurethanes business. Mr. Hankins worked for ICI from 1980 to 1999, when he joined the Company. At ICI, Mr. Hankins held numerous management positions in the plastics, fibers and polyurethanes businesses. He has extensive international experience, having held senior management positions in Europe, Asia and the United States.

        Paul G. Hulme is Division President, Advanced Materials, and has served in that role or as Senior Vice President and General Manager of AdMat since June 2003. From 2001 to June 2003, Mr. Hulme has served as Vice President, Performance Chemicals. Prior to joining Huntsman in 1999, Mr. Hulme held various positions with ICI in finance, accounting and information systems roles. Mr. Hulme is a Chartered Accountant.

        Thomas J. Keenan is Division President, Pigments. Mr. Keenan serves or has served in many executive positions with the Huntsman affiliated companies, including President, North American Petrochemicals and Polymers, Senior Vice President of Huntsman Chemical Company LLC and Huntsman Polymers Corporation. Prior to joining Huntsman in 1994, Mr. Keenan was Vice President and General Manager of Mobil Chemical Company, where he worked for more than sixteen years.

        Kevin J. Ninow is Division President, Base Chemicals and Polymers. Since joining Huntsman in 1997, Mr. Ninow has served in a variety of executive, manufacturing and engineering positions in our Company and its subsidiaries, including Senior Vice President, Base Chemicals Manufacturing, Vice President European Petrochemicals, Vice President International Manufacturing, Plant Manager—Oxides and Olefins, Plant Manager—C4's, Operations Manager—C4's, Manager of Technology, Process Control Group Leader, and Project Engineer.

        Donald J. Stanutz is Division President, Performance Products. Mr. Stanutz was appointed to this position in March 2004. Mr. Stanutz previously served as Executive Vice President and Chief Operating Officer of Huntsman LLC and as Executive Vice President, Global Sales and Marketing and has held several positions with Huntsman that have included the overall management for our performance chemicals business, our specialty polymers business and our olefins, oxides and glycols business. Prior to joining Huntsman in 1994, Mr. Stanutz served in a variety of senior positions with Texaco Chemical Company.

        J. Kimo Esplin is Executive Vice President and Chief Financial Officer. Mr. Esplin has served as chief financial officer of all of the Huntsman companies since 1999. From 1994 to 1999, Mr. Esplin served as our Treasurer. Prior to joining Huntsman in 1994, Mr. Esplin was a Vice President in the Investment Banking Division of Bankers Trust Company, where he worked for seven years. Mr. Esplin also serves as a director of Nutriceutical International Corporation, a publicly traded nutrition supplements company.

        Samuel D. Scruggs is Executive Vice President, General Counsel and Secretary. Mr. Scruggs served as our Vice President and Treasurer from 1999 to 2002 and as Executive Vice President from 2002 until he was appointed to his current position in 2003. Mr. Scruggs also serves as Executive Vice President and General Counsel of HI. Mr. Scruggs previously served as Vice President and Associate General Counsel and as Vice President and Treasurer of our Company. Prior to joining Huntsman in 1995, Mr. Scruggs was an associate with the law firm of Skadden, Arps, Slate, Meagher & Flom LLP.

        Patrick W. Thomas is Executive Vice President. Mr. Thomas has held this position since March 2004. Mr. Thomas joined us in 1999 as President, Polyurethanes. From 1982 to 1999, Mr. Thomas worked at ICI where he held numerous management positions, including Polyurethanes Business Director, Europe from 1993 to 1997, Polyurethanes International Marketing and Planning Manager from 1991 to 1993 and Polyurethanes Engineering & Investment Manager from 1989 to 1991.

        Michael J. Kern is Senior Vice President—Environmental, Health & Safety, and Chief Information Officer. Mr. Kern has served in several senior management positions of our Company, including Executive Vice President, Manufacturing. Prior to joining Huntsman, Mr. Kern held a variety of positions within Texaco Chemical Company, including Area Manager—Jefferson County Operations from April 1993 until joining the Company, Plant Manager of the Port Neches facility from August 1992 to March 1993, Manager of the PO/MTBE project from October 1989 to July 1992, and Manager of Oxides and Olefins from April 1988 to September 1989.

        Don H. Olsen is Senior Vice President, Global Public Affairs. Mr. Olsen also serves as an officer or director of many of Huntsman's affiliated companies. Prior to joining Huntsman in 1988, Mr. Olsen had a distinguished 17-year career in broadcast journalism. He also spent three years in Washington, D.C. as Director of Communications for former U.S. Senator Jake Garn.

        Brian V. Ridd is Senior Vice President, Purchasing. Mr. Ridd has held this position since 2002. Since joining Huntsman in 1984, Mr. Ridd has served as an officer of many of our subsidiaries, including Vice President of Olympus Oil and Vice President, Purchasing of Huntsman Petrochemical Corporation and Huntsman Chemical Corporation.

        Sean Douglas is Vice President and Treasurer of the Company. Since joining our Company in 1990, he has served in a number of executive roles, including Vice President Administration and Assistant Treasurer of our Company, Vice President of various affiliated companies, Controller of an affiliated company and as a financial analyst for Huntsman's European businesses. Mr. Douglas is a CPA and, prior to joining Huntsman, worked for the accounting firm of Price Waterhouse.

        Curtis C. Dowd is Vice President, Finance and Investor Relations. Mr. Dowd served as Vice President, Corporate Development from 1999 through 2001, and as Vice President, Surface Sciences from 2001 to 2003 when he was appointed to his current position. Mr. Dowd served as Vice President and General Counsel of Huntsman Petrochemical Corporation from 1994 to 1998. Prior to joining Huntsman in 1994, Mr. Dowd was an associate with the law firm of Skadden, Arps, Slate, Meagher & Flom LLP and had spent over six years as a CPA with the accounting firm of Price Waterhouse.

        Kevin C. Hardman is Vice President, Tax. Mr. Hardman served as Chief Tax Officer from 1999 until he was appointed to his current position in 2002. Mr. Hardman is also Vice President, Tax of HLLC. Prior to joining Huntsman in 1999, Mr. Hardman was a tax Senior Manager with the accounting firm of Deloitte & Touche, where he worked for 10 years. Mr. Hardman is a CPA.

        L. Russell Healy is Vice President and Controller. Mr. Healy is also Vice President and Controller of Huntsman LLC, HIH, HI and AdMat and has served in these capacities since April 2004. In addition, Mr. Healy serves as an officer or director of several of the other Huntsman subsidiaries. Prior to his current role, Mr. Healy served as Vice President, Finance and Risk Management for all of the Huntsman companies. Previously, Mr. Healy also served as Senior Vice President and Finance Director for HIH and HI, and as Vice President, Finance and Vice President, Tax for Huntsman LLC. Prior to joining Huntsman in 1995, Mr. Healy was a partner with the accounting firm of Deloitte & Touche, LLP. Mr. Healy is a CPA and holds a master's degree in accounting.

        John R. Heskett is Vice President, Corporate Development. Mr. Heskett has held this position since 2002. Mr. Heskett previously served as Assistant Treasurer for our Company and its subsidiaries, Huntsman Petrochemical Corporation and Huntsman Polymers Corporation. Prior to joining Huntsman in 1997, Mr. Heskett was Assistant Vice President and Relationship Manager for PNC Bank, N.A., where he worked for several years.

        Jon M. Huntsman, Jr. is a Director. Since 1994, Mr. Huntsman has served in numerous management positions for the Huntsman companies, including as Vice Chairman and Manager of Huntsman LLC, HIH and HI and on numerous corporate and not-for-profit boards. From 2001 through 2003, Mr. Huntsman served as Deputy U.S. Trade Representative. Mr. Huntsman previously served as U.S. Deputy Assistant Secretary of Commerce in the International Trade Administration, U.S. Deputy Assistant Secretary for East Asia and Pacific Affairs and as the U.S. Ambassador to the Republic of Singapore. Mr. Huntsman has also served as President of the Huntsman Cancer Foundation.

        James H. Huntsman is a Director. Mr. Huntsman has served as a Vice President and a Manager of Huntsman LLC since 1995. Mr. Huntsman has also served as Vice President, European Base Chemicals Sales for Huntsman International LLC and on the boards of directors or managers of other Huntsman companies.

        Karen H. Huntsman is a Director. Mrs. Huntsman has served on the Board of the Company since it was formed. She has also served on the Board of Huntsman LLC since 1995 and as Vice President since 1999. Mrs. Huntsman performs an active role in our business and serves as an officer and/or board member of several of our subsidiaries. Mrs. Huntsman has served as a member of the Utah State Board of Regents and on the board of directors of First Security Corporation. She also serves on the board of directors of various not-for-profit entities.

        Paul C. Huntsman is a Director. Since becoming a member of the Board of Huntsman LLC in 1996, Mr. Huntsman has served in various positions as an officer or director of many of the Huntsman companies, including Vice President of Huntsman Petrochemical Corporation.

        Richard H. Johnigan, Jr.    is Vice President, Internal Audit. Mr. Johnigan has held this position since April 2004. From 2001 to April 2004, Mr. Johnigan served as Vice President and Controller. Prior to joining Huntsman in 1997, Mr. Johnigan was Vice President and Controller of Oxychem, where he worked for 23 years. Mr. Johnigan, a CPA, held several executive positions at Oxychem, including Vice President and Chief Financial Officer of the Polymers and Agricultural Chemicals Divisions.

        David S. Parkin is a Director. Since 2002, Mr. Parkin has also served as Vice President, Surface Sciences Intermediates and Director of Huntsman LLC. Mr. Parkin is also the Vice President, Purchasing of HI. Since 1995, Mr. Parkin has served in a number of management roles for Huntsman companies.

        David J. Matlin is a Director. Mr. Matlin also serves as the CEO and Global Portfolio Manager of MatlinPatterson Global Advisors LLC and is the regional trading head for the Americas. Prior to the formation of MatlinPatterson in 2002, Mr. Matlin was responsible for all the activities of the Credit Suisse First Boston Distressed Group since its formation in 1994, managing a global portfolio of distressed assets valued in excess of $2.0 billion as of December 31, 1999. Prior to Credit Suisse First Boston, Mr. Matlin was Managing Director of distressed securities and co-founder of Merrion Group, L.P., a successor to Scully Brothers & Foss L.P. from 1988 to 1994. From 1986 to 1988, he was a securities analyst at Halcyon Investments.

        Christopher Pechock is a Director. Mr. Pechock has been active in the distressed securities markets for 14 years. Prior to July 2002, Mr. Pechock was a member of Credit Suisse First Boston's Distressed Group which he joined in 1999. Before joining Credit Suisse First Boston, Mr. Pechock was a Portfolio Manager and Research Analyst in distressed securities at Turnberry Capital Management, L.P. from 1997 to 1999, a Portfolio Manager in distressed securities and special situations at Eos Partners, L.P. from 1996 to 1997, a Vice President and high yield analyst at PaineWebber Inc. from 1993 to 1996 and an analyst in risk arbitrage at Wertheim Schroder & Co., Incorporated from 1987 to 1991.

        Richard P. Durham is a Director. Mr. Durham is a partner with Peterson Partners LLC, a private investment company. Mr. Durham serves or has served in a number of executive positions for Huntsman affiliated companies, including as President of Huntsman Corporation from 1994 through 1997 and as Chairman and Chief Executive Officer of Pliant Corporation, formerly Huntsman Packaging Corporation, until 2002.

        James A. Huffman is a Director. Mr. Huffman serves or has served in a number of executive positions for Huntsman affiliated companies since 1998, including Vice President, Strategic Planning of the Company and Vice President of Huntsman Genomics Company. Prior to joining Huntsman, Mr. Huffman worked for the global management consulting firm of McKinsey & Company as an engagement manager. Mr. Huffman also worked for Huntsman in a variety of positions from 1991 to 1994, including Director, New Business Development and Manager, Credit for Huntsman Packaging Corporation, a former Huntsman subsidiary.

        Richard Michaelson is a Director and Chairman of the Audit Committee. Mr. Michaelson is the Chief Financial Officer and Secretary of Life Sciences Research Inc, a contract research organization providing global outsourcing services to the pharmaceutical industry. Prior to his joining LSR in 1998, he was a partner in Focused Healthcare Partners, a healthcare investment company. Mr. Michaelson was the Chief Financial Officer of Unilab Corporation, California's largest provider of clinical laboratory services from 1993 to 1997, and held a succession of senior management positions at MetPath (now Quest Diagnostics) between 1982 and 1993. Mr. Michaelson was a financial analyst at IBM from 1979 to 1982.

Summary of Compensation

        The following summary compensation table sets forth information concerning compensation earned in the fiscal year ended December 31, 2003 by our chief executive officer and our remaining four most highly compensated executive officers at the end of the last fiscal year. Information is also included for the former president of Pigments who would have been among the most highly compensated executive officers if he had not ceased to be an executive officer during the year.

        All of the compensation of Messrs. Peter R. Huntsman, J. Kimo Esplin, and Samuel D. Scruggs was paid entirely by our subsidiary Huntsman LLC. All the compensation of Messrs. Patrick W. Thomas, Paul G. Hulme and Douglas A.L. Coombs was paid by our subsidiary Huntsman International LLC or one of its subsidiaries. Compensation figures for these executive officers set forth below represent total amounts paid for services rendered to our Company and all of our affiliates, including Huntsman LLC and Huntsman International LLC.

COMPENSATION TABLE

		Annual Compensation(1)							Long-Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation(2)			Number of Securities Underlying Options/EARs Granted(20)	All Other Compensation
Peter R. Huntsman President, Chief Executive Officer and Manager	2003 2002 2001	$ $ $	1,348,749 1,144,000 1,129,700	$ $ $	500,000 750,000 500,000	$ $ $	1,538,136 452,434 678,170	(3) (5) (6)	0 0 263,158	$ $ $	172,340 135,520 1,668,046	(4) (4) (4)
Douglas A.L. Coombs(21) Former President—Pigments	2003 2002 2001	$ $ $	333,617 284,928 243,163	$ $ $	843,270 1,081,227 658,565	$ $ $	375,620 384,077 354,782	(7) (8) (9)	0 0 0	$ $ $	0 0 0
Samuel D. Scruggs Executive Vice President and General Counsel	2003 2002 2001	$ $ $	342,448 332,350 262,308	$ $ $	450,000 400,000 300,000				0 0 19,737	$ $ $	37,122 22,970 88,873	(10) (10) (10)
Patrick W. Thomas Form President—Polyurethanes	2003 2002 2001	$ $ $	554,792 484,544 381,323	$ $ $	233,000 452,136 385,998	$ $ $	168,476 143,329 123,699	(11) (12) (13)	0 0 0	$ $ $	0 0 125,000	(14)
J. Kimo Esplin Executive Vice President and Chief Financial Officer	2003 2002 2001	$ $ $	410,775 397,318 386,250	$ $ $	300,000 400,000 250,000		$381,674	(16)	0 0 92,106	$ $ $	49,336 23,464 92,422	(15) (15) (15)
Paul G. Hulme President, Advanced Materials Division	2003 2002 2001	$ $ $	332,040 179,942 146,084	$ $ $	329,691 167,555 151,247	$ $ $	91,105 107,714 66,783	(17) (18) (19)	0 0 0	$ $ $	0 0 0

(1)
All compensation for Messrs. Peter R. Huntsman, J. Kimo Esplin, and Samuel D. Scruggs was paid entirely by our subsidiary Huntsman LLC. All the compensation of Messrs. Patrick W. Thomas, Paul G. Hulme and Douglas Coombs was paid entirely by our subsidiary Huntsman International LLC or one of its subsidiaries. Compensation figures for these executives shown on the table represent 100% of the compensation paid by our Company and all of its affiliates to such executives.

(2)
Any blank items in this column reflect perquisites and other personal benefits, securities or property received by the named executive officer which are less than either $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.

(3)
Perquisites and other personal benefits in the amount of $1,538,136 were provided for the named executive officer, including $1,190,763 for taxes and tax gross-ups paid in connection with foreign assignment.

(4)
Consists of $4,000, $4,000, and $5,826 employer's contribution to the 401(k) Plan for 2003, 2002, and 2001, respectively, $2,000 and $18,830 employer's contribution to the Supplemental 401(k) Plan for 2003 and 2001, respectively, $16,000, $16,000, and $13,600 employer's contribution to the Money Purchase Plan for 2003, 2002, and 2001, respectively, $150,340, $115,520, and $137,040 employer's contribution to the money purchase pension plan portion of the Huntsman SERP for 2003, 2002, and 2001, respectively, $492,750 employer's contribution to the Equity Deferral Plan for 2001 and a $1,000,000 equity credit for foreign service under the Equity Deferral Plan for 2001.

(5)
Perquisites and other personal benefits in the amount of $452,434 were provided for the named executive officer, including $345,244 for taxes paid in connection with foreign assignment.

(6)
Perquisites and other personal benefits in the amount of $678,170 were provided for the named executive officer, including relocation expenses of $217,420 and $313,550 for education and housing expenses for foreign assignment.

(7)
Perquisites and other personal benefits in the amount of $375,620 were provided for the named executive officer, including $291,777 for taxes paid in connection with foreign assignment.

(8)
Perquisites and other personal benefits in the amount of $384,077 were provided for the named executive officer, including a payment of $116,186 for housing and other living expenses for foreign assignment, and $267,891 for taxes paid in connection with foreign assignment.

(9)
Perquisites and other personal benefits in the amount of $354,782 were provided for the named executive officer, including a payment of $88,511 for living expenses and $244,360 for taxes paid in connection with foreign assignment.

(10)
Consists of $4,000, $4,000, and $3,400 employer's contribution to the 401(k) Plan for 2003, 2002, and 2001, respectively, $10,849 employer's contribution to the Supplemental 401(k) Plan for 2003, $6,000, $6,000, and $1,262 employer's contribution to the Money Purchase Plan for 2003, 2002, and 2001, respectively, $16,273, $12,970, and $1,477 employer's contribution to the money purchase pension plan portion of the Huntsman SERP for 2003, 2002, and 2001, respectively, and $82,734 employer's contribution to the Equity Deferral Plan for 2001.

(11)
Perquisites and other personal benefits in the amount of $168,476 were provided for the named executive officer, including a payment of $78,267 for housing expenses paid in connection with foreign assignment.

(12)
Perquisites and other personal benefits in the amount of $143,329 were provided for the named executive officer, including a payment of $82,180 for housing expenses and $39,260 for location and other allowances for foreign assignment.

(13)
Perquisites and other personal benefits in the amount of $123,699 were provided for the named executive officer, including a payment of $69,461 for living expenses and $32,087 for educational expenses paid in connection with foreign assignment.

(14)
Consists of $125,000 employer's contribution to the Equity Deferral Plan for 2001.

(15)
Consists of $4,000, $4,000, and $3,424 employer's contribution to the 401(k) Plan for 2003, 2002, and 2001, respectively, $12,215 and $5,876 employer's contribution to the Supplemental 401(k) Plan for 2003 and 2001, respectively, $6,000, $6,000, and $5,134 employer's contribution to the Money Purchase Plan for 2003, 2002, and 2001, respectively, $27,121, $13,464, and $15,488 employer's contribution to the money purchase pension plan portion of the Huntsman SERP for 2003, 2002, and 2001, respectively, and $62,500 employer's contribution to the Equity Deferral Plan for 2001.

(16)
Perquisites and other personal benefits in the amount of $381,674 were provided for the named executive officer, including $253,026 for taxes paid in connection with foreign assignment.

(17)
Perquisites and other personal benefits in the amount of $91,105 were provided to the named executive officer, including $46,006 as a housing allowance.

(18)
Perquisites and other personal benefits in the amount of $107,714 were provided to the named executive officer, including $64,380 as a temporary allowance and $27,585 as a housing allowance.

(19)
Perquisites and other personal benefits in the amount of $66,783 were provided to the named executive officer, including $29,086 as a temporary allowance and $24,566 as a housing allowance.

(20)
"EARs" means equity appreciation rights. For more information see "—Exercise of Options and Equity Appreciation Rights" below.

(21)
Douglas A.L. Coombs ceased to be an executive officer during the year.

Equity Options and Equity Appreciation Rights

        There were no grants of equity options or equity appreciation rights ("EARs") during the last fiscal year.

Exercise of Options and Equity Appreciation Rights

        The following table sets forth information concerning the exercise of EARs during the last fiscal year by each of the Company's chief executive officer and its other most highly compensated executive officers listed in the summary compensation table, above, and the fiscal year-end value of unexercised EARs. The EARs represent a right to a cash payment upon exercise equal to the difference between the value (determined by a formula) of a share of Huntsman Corporation stock (prior to the Restructuring) at exercise and the dollar amount per share set forth in the EAR at grant, multiplied by the number of shares represented by the EAR. There is no right under the EARs to receive any form of stock or equity interest in the Company or any other entity. The Company is reviewing possible alternative incentive compensation programs and may allow selected participants to exchange EARs for rights in an alternative program.

AGGREGATED OPTION/EAR EXERCISES IN LAST
FISCAL YEAR, AND FY-END OPTION/EAR VALUES

			Number of Securities Underlying Unexercised Options/EARs at FY-End (#)		Value of Unexercised In-the-Money Options/EARs at FY-End
	Securities Acquired on Exercise (#)
Name		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Peter R. Huntsman	0	$0	131,579	131,579	$0	$0
J. Kimo Esplin	0	$0	46,053	46,053	$0	$0
Patrick W. Thomas	0	$0	5,540	1,846	$0	$0
Samuel D. Scruggs	0	$0	9,869	9,868	$0	$0
Paul G. Hulme	0	$0	0	0	$0	$0
Douglas A.L. Coombs	0	$0	0	0	$0	$0

Retirement Plans

        The following table shows the estimated annual benefits payable under Huntsman LLC's tax-qualified defined benefit pension plan (the "Huntsman Pension Plan") and supplemental pension plan ("Huntsman SERP") in specified final average earnings and years-of-service classification.

Huntsman Pension Plans Table

	Years of Benefit Service at Retirement
Final Average Compensation
	5	10	15	20	25	30	35	40
$ 250,000	$18,800	$37,500	$56,300	$75,000	$93,800	$112,500	$131,300	$150,000
300,000	22,500	45,000	67,500	90,000	112,500	135,000	157,500	180,000
350,000	26,300	52,500	78,800	105,000	131,300	157,500	183,800	210,000
400,000	30,000	60,000	90,000	120,000	150,000	180,000	210,000	240,000
450,000	33,800	67,500	101,300	135,000	168,800	202,500	236,300	270,000
500,000	37,500	75,000	112,500	150,000	187,500	225,000	262,500	300,000
600,000	45,000	90,000	135,000	180,000	225,000	270,000	315,000	360,000
700,000	52,500	105,000	157,500	210,000	262,500	315,000	367,500	420,000
800,000	60,000	120,000	180,000	240,000	300,000	360,000	420,000	480,000
900,000	67,500	135,000	202,500	270,000	337,500	405,000	472,500	540,000
1,000,000	75,000	150,000	225,000	300,000	375,000	450,000	525,000	600,000
1,250,000	93,800	187,500	281,300	375,000	468,800	562,500	656,300	750,000
1,500,000	112,500	225,000	337,500	450,000	562,500	675,000	787,500	900,000
1,750,000	131,300	262,500	393,800	525,000	656,300	787,500	918,800	1,050,000

        The current Huntsman Pension Plan benefit is based on the following formula: 1.5% of final average compensation multiplied by years of credited service, minus 1.5% of estimated Social Security benefits multiplied by years of credited service (maximum of 50% of Social Security benefits). For years of credited service prior to 2000, benefits are based on a 1.4% formula. Final average compensation is based on the highest average of three consecutive years of compensation. Messrs. Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs were participants in the Huntsman Pension Plan in 2003. For the foregoing named executive officers, covered compensation under this plan consists of base salary and is reflected in the "Salary" column of the Summary Compensation Table. Federal regulations require that for the 2003 plan year, no more than $200,000 in compensation be considered for the calculation of retirement benefits under the Huntsman Pension Plan, and the maximum annual benefit paid from a qualified defined benefit plan cannot exceed $160,000. Benefits are calculated on a straight life annuity basis. The benefit amounts under the Huntsman Pension Plan shown in the above table do not reflect the offset for Social Security that is part of the formula set forth above.

        The Huntsman SERP is a nonqualified supplemental pension plan for designated executive officers that provides benefits based on certain compensation amounts not included in the calculation of benefits payable under the Huntsman Pension Plan.(1) Messrs. Peter R. Huntsman, J. Kimo Esplin, and Samuel D. Scruggs were participants in the Huntsman SERP in 2003. The compensation amounts taken into account for these named executive officers under the Huntsman SERP include bonuses (as reflected in the "Bonus" columns of the Summary Compensation Table) and base salary in excess of the qualified plan limitations. The Huntsman SERP benefit related to the Huntsman Pension Plan is calculated as the difference between (1) the benefit determined using the Huntsman Pension Plan formula with unlimited base salary plus bonus, and (2) the benefit determined using base salary as limited by federal regulations.

(1)
The Huntsman SERP also provides benefits not available under the Huntsman Money Purchase Pension Plan (a qualified money purchase pension plan in which Messrs. Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs participate) because of limits on compensation that can be counted and amounts that can be allocated to accounts under federal law within the Huntsman Money Purchase Pension Plan. The amount of benefits accrued for the year under the Huntsman SERP relating to the Huntsman Money Purchase Pension Plan for the executives mentioned above is included in the Summary Compensation Table under the "All Other Compensation" column.

        The number of completed years of credited service as of December 31, 2003 under the Huntsman Pension Plan and Huntsman SERP for Messrs. Peter R. Huntsman, J. Kimo Esplin, and Samuel D. Scruggs, were 20, 9 and 8 years, respectively.

        Messrs. Patrick W. Thomas and Paul G. Hulme participate in the Huntsman Pension Fund VZW in Belgium (the "Huntsman Belgium Pension Fund"). The following table shows the estimated lump sum retirement benefit payable under the Huntsman Belgium Pension Fund in specified final pensionable earnings and years-of-benefit service classification.

HUNTSMAN BELGIUM PENSION FUND TABLE—(LUMP SUM BENEFIT)
($ in thousands)

	Years of Benefit Service at Retirement
Final Pensionable Compensation
	5	10	15	20	25	30	35	40
$250	$228	$455	$683	$911	$1,138	$1,366	$1,593	$1,821
$300	$273	$546	$819	$1,093	$1,366	$1,639	$1,912	$2,186
$350	$319	$637	$956	$1,275	$1,593	$1,912	$2,231	$2,549
$400	$364	$728	$1,093	$1,457	$1,821	$2,186	$2,549	$2,914
$450	$410	$819	$1,229	$1,639	$2,049	$2,458	$2,868	$3,278
$500	$455	$911	$1,366	$1,821	$2,276	$2,732	$3,187	$3,642
$550	$501	$1,002	$1,502	$2,003	$2,504	$3,005	$3,505	$4,006
$600	$546	$1,093	$1,639	$2,186	$2,732	$3,278	$3,824	$4,370
$650	$592	$1,184	$1,775	$2,367	$2,959	$3,551	$4,143	$4,735
$700	$637	$1,275	$1,912	$2,549	$3,187	$3,824	$4,461	$5,099
$750	$683	$1,366	$2,049	$2,732	$3,414	$4,097	$4,780	$5,463

        The Huntsman Belgium Pension Fund formula provides a lump sum benefit equal to 8.57% of final pensionable compensation up to the Belgian Social Security earnings ceiling, plus 18.21% of pensionable compensation above the ceiling, times years of service. Final pensionable compensation is the base salary for the final year of employment. Covered compensation for Messrs. Patrick W. Thomas and Paul G. Hulme under the plan is reflected in the "Salary" column of the Summary Compensation Table. As of December 31, 2003, both Mr. Patrick W. Thomas and Mr. Paul G. Hulme had 14.5 years of service in Belgium. The benefit amounts for the Huntsman Belgium Pension Fund shown in the table do not reflect the integration with Belgian Social Security that is part of the formula set forth above.

        Messrs. Patrick W. Thomas and Paul G. Hulme also participate in the International Pension Plan (the "IPP") which is a nonregistered plan designed to protect the pension benefits of employees whose service involves participation in pension plans in more than one country. In addition to his service in Belgium, Mr. Patrick W. Thomas also has 9.83 years of service in the UK, and Mr. Paul G. Hulme has 4.75 years of service in the UK, which is covered under the ICI UK Pension Scheme. Through the IPP, Messrs. Patrick W. Thomas and Paul G. Hulme at retirement can elect to receive a total pension benefit (which includes retirement benefits being provided by the Huntsman Belgium Pension Fund and the ICI UK Pension Scheme) that is the greater of: (1) the benefit under the ICI UK Pension Scheme (with slight modifications if he has less than 10 years of actual UK service) based upon his combined service in Belgium and the UK and his UK notional salary, or (2) the benefit under the Huntsman Belgium Pension Fund based upon his combined service in Belgium and the UK.

        The ICI UK Pension Scheme formula is 2.2% of final pensionable compensation up to $20,072 (£11,250), plus 1.83% of final pensionable compensation above $20,072 (£11,250), minus 1/50th of the current State pension benefit, times actual years of service; subject to a maximum limit of 2/3rd of final pensionable compensation times actual years of service, divided by total possible service to retirement. Currently, the benefit under the IPP using the Huntsman Belgium Pension Fund is the most beneficial for both Mr. Patrick W. Thomas (total service of 24.33 years) and Mr. Paul G. Hulme (total service of 19.25 years).

        Mr. Douglas A.L. Coombs has a pension promise in respect of service on and after September 1, 1999 that guarantees him a pension as if he were employed in Canada. The formula for this plan is based on the formula for the Pension Plan of ICI Canada Inc. for Senior Managers (the "Canadian Pension Plan"). The following table shows the estimated annual benefits payable under the Canadian Pension Plan in specified final average compensation and years-of-benefit service classification.

CANADA PENSION PLAN TABLE

	Years of Benefit Service at Retirement
Final Average Compensation
	5	10	15	20	25	30	35	40
$ 250,000	$25,300	$50,600	$76,000	$101,300	$126,600	$151,900	$177,300	$202,600
$ 275,000	$27,900	$55,900	$83,800	$111,800	$139,700	$167,700	$195,600	$223,600
$ 300,000	$30,600	$61,100	$91,700	$122,300	$152,900	$183,400	$214,000	$244,600
$ 325,000	$33,200	$66,400	$99,600	$132,800	$166,000	$199,200	$232,400	$265,600
$ 350,000	$35,800	$71,600	$107,500	$143,300	$179,100	$214,900	$250,800	$286,600
$ 375,000	$38,400	$76,900	$115,300	$153,800	$192,200	$230,700	$269,100	$307,600
$ 400,000	$41,100	$82,100	$123,200	$164,300	$205,400	$246,400	$287,500	$328,600
$ 450,000	$46,300	$92,600	$139,000	$185,300	$231,600	$277,900	$324,300	$370,600
$ 500,000	$51,600	$103,100	$154,700	$206,300	$257,900	$309,400	$361,000	$412,600
$ 550,000	$56,800	$113,600	$170,500	$227,300	$284,100	$340,900	$397,800	$454,600
$ 600,000	$62,100	$124,100	$186,200	$248,300	$310,400	$372,400	$434,500	$496,600
$ 650,000	$67,300	$134,600	$202,000	$269,300	$336,600	$403,900	$471,300	$538,600
$ 700,000	$72,600	$145,100	$217,700	$290,300	$362,900	$435,400	$508,000	$580,600
$ 750,000	$77,800	$155,600	$233,500	$311,300	$389,100	$466,900	$544,800	$622,600
$ 800,000	$83,100	$166,100	$249,200	$332,300	$415,400	$498,400	$581,500	$664,600
$ 850,000	$88,300	$176,600	$265,000	$353,300	$441,600	$529,900	$618,300	$706,600
$ 900,000	$93,600	$187,100	$280,700	$374,300	$467,900	$561,400	$655,000	$748,600
$ 950,000	$98,800	$197,600	$296,500	$395,300	$494,100	$592,900	$691,800	$790,600
$1,000,000	$104,100	$208,100	$312,200	$416,300	$520,400	$624,400	$728,500	$832,600

        For each year of benefit service the Canadian Pension Plan provides an annual pension at retirement equal to 1.5% of final average compensation up to the maximum pensionable earnings ceiling in Canada ("YMPE"), plus 2.1% of the final average compensation above YMPE. The pension payable at retirement is a lifetime pension, with 60% of that pension continuing to the surviving spouse upon the death of Mr. Coombs. In 2003, YMPE is $30,875 (C$39,900). Final average compensation is defined as the final average earnings over the final three-year period of employment. For Mr. Coombs, covered compensation under this plan formula consists of notional salary. Notional salary is the amount reflected in the "Salary" column of the Summary Compensation Table together with a tax gross-up which is included in the amount reflected in the "Other Annual Compensation" column of the Summary Compensation Table. For 2003, the notional salary of Mr. Coombs for purposes of the plan was $494,361. As of December 31, 2003, Mr. Coombs has completed 4.33 years of benefit service under this plan formula.

Compensation of Managers

        The managers do not receive any additional compensation for their service as managers.

Equity Compensation Plan Information

        The Company does not have any compensation plans under which equity securities of the Company are authorized for issuance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Alta One Inc. is 100% owned by HMP. HMP is 100% owned by HGI, subject to warrants which, if exercised, would result in the holders thereof owning up to 12% of our common stock. HGI is 100% owned by Huntsman Holdings. The ownership of Huntsman Holdings is set forth in the following table:

EQUITY SECURITIES OF HUNTSMAN HOLDINGS

Units	Owner	Percent of Class		Number of Units
Class A Common (voting)	MatlinPatterson Individual Investors (including members of the Huntsman family and our senior management) CPH	95.7 0.7 3.6	% % %	9,567,991 69,585 362,424
Class B Common (voting)	Huntsman Family Holdings Company LLC	100%		10,000,000
Preferred (non-voting)	Huntsman Holdings Preferred Member, LLC(1)	100%		Undivided interest
Tracking Preferred(2) Series A (non-voting)	MatlinPatterson CPH	98.1 1.9	% %	Issued as a percentage of the series
Tracking Preferred(2) Series B (non-voting)	Huntsman Family Holdings Company LLC CPH	97.0 3.0	% %	Issued as a percentage of the series
Tracking Preferred(2) Series C (non-voting)	MatlinPatterson CPH	98.1 1.9	% %	Issued as a percentage of the series
Tracking Preferred(2) Series D (non-voting)	Huntsman Family Holdings Company LLC CPH	97.0 3.0	% %	Issued as a percentage of the series

(1)
Huntsman Holdings Preferred Member, LLC is owned 94% by MatlinPatterson, 3.5% by Consolidated Press, 1.8% by the Huntsman Cancer Foundation, and 0.7% by individual investors, including members of the Huntsman family and our senior management.

(2)
The Tracking Preferred Units track the performance of AdMat.

Beneficial Ownership by Jon M. Huntsman

        Jon M. Huntsman has the ability to designate a majority of the members of the board of directors of our Company, subject to certain rights held by MatlinPatterson. See "—Rights Held by MatlinPatterson" below. Jon M. Huntsman owns a controlling interest in Huntsman Family Holdings Company LLC ("Family Holdings") and Family Holdings owns 100% of the Class B Common Units of Huntsman Holdings. The Huntsman Holdings LLC Agreement provides that the holder of its Class B Common Units has the right to designate a majority of the directors or managers, as applicable, of HGI, our Company, Huntsman LLC, and AdMat Investment. The Huntsman Holdings LLC Agreement also provides that, except for certain rights held by MatlinPatterson described below, the voting power and other rights of the equity holders of HGI, our Company, Huntsman LLC, and AdMat Investment will be exercised as directed by Family Holdings (as the holder of the Huntsman Holdings Class B Units). Because Jon M. Huntsman owns a majority of the equity of Family Holdings, he controls the following (subject to certain rights held by MatlinPatterson and SISU described below):

  •
  The manner in which 100% of the Huntsman Holdings Class B Common Units are voted;

  •
  The designation of a majority of the directors of HGI and our Company; and

  •
  The exercise of the voting power and other rights of the equity holders of HGI and our Company.

Rights Held by MatlinPatterson

        MatlinPatterson has certain important rights pursuant to the organizational documents of Huntsman Holdings, HGI, our Company, Huntsman LLC, and AdMat Investment, and certain other agreements, relating to the designation of directors and managers, approval rights with respect to the taking of certain actions, and the initiation of certain sales of all or substantially all the assets or equity of HGI, our Company, Huntsman LLC, or AdMat Investment. MatlinPatterson has the right to designate some, but less than a majority, of the directors or managers, as applicable, of HGI, our Company, Huntsman LLC, and AdMat Investment. MatlinPatterson also has the right to designate one manager of HIH, AdMat Holdings, and AdMat.

        In general, the following actions may not be taken by HGI, our Company, Huntsman LLC, AdMat Investment or HIH without the approval of at least one of the directors or managers designated by MatlinPatterson:

  •
  Issuance of new equity securities which would have a dilutive effect.

  •
  Entering or acquiring a line of business not reasonably related to the chemicals or plastics business.

  •
  Entering into certain transactions with affiliated entities, other than subsidiaries.

  •
  Amendment of organizational documents.

  •
  Approval of the annual budget or material deviations therefrom.

  •
  Acquisitions or dispositions in excess of $25 million per transaction.

  •
  Unbudgeted capital expenditures in excess of $25 million per transaction.

  •
  Entering into hedging agreements other than in the ordinary course.

  •
  Approval of the compensation of certain executive officers.

  •
  Incurrence of indebtedness in excess of $100 million in a calendar year, or prior to the redemption of the preferred interests of AdMat Investment, the incurrence by AdMat of indebtedness in excess of $50 million in a calendar year.

  •
  Filing a petition for bankruptcy or making an assignment for the benefit of creditors.

  •
  Making certain charitable contributions.

  •
  Taking certain actions with respect to AdMat's management incentive plan.

  •
  Making any arrangement, the result of which would be that key officers of AdMat who are also employees of HGI or its other subsidiaries would fail to devote sufficient time and attention to AdMat's business.

  •
  Appointment of AdMat's senior operating officer and senior financial officer, or the transfer of such officers to positions with HGI or its other subsidiaries.

  •
  Acquisition by HGI or its other subsidiaries of any business that competes with AdMat.

  •
  Sale, disposition, or creation of any lien or encumbrance on the preferred equity of AdMat Investment or the common equity of HGI.

  •
  Appointment of independent certified public accountants, other than Deloitte & Touche LLP.

        In general, the following actions may not be taken by HGI, our Company, Huntsman LLC, AdMat Investment, or HIH without the approval of MatlinPatterson:

  •
  Merger, consolidation, or combination with another entity, other than a subsidiary.

  •
  An initial public offering of HGI or any of its subsidiaries.

  •
  Purchase or redemption of any equity securities of HGI or any subsidiary, or declaration or payment of any dividend or distribution in respect therof, other than in respect of equity securities held directly or indirectly by HGI.

        MatlinPatterson also has certain rights, after September 30, 2007, to initiate the sale of all or substantially all of the equity or assets of HGI, our Company, Huntsman LLC, or AdMat Investment. The organizational documents of HGI, our Company, Huntsman LLC, and AdMat Investment require the directors or managers, as applicable, to take certain actions in order to facilitate any such process. If the directors or managers fail to take those actions, MatlinPatterson would acquire the right to designate a majority of the directors or managers, as applicable, of HGI, our Company, Huntsman LLC, and AdMat Investment.

Rights Held by SISU

        SISU has certain important rights pursuant to the limited liability company agreements of AdMat Holdings and AdMat relating to the designation of managers, and approval rights with respect to the taking of certain actions. SISU has the right to designate one of the managers of AdMat Holdings and AdMat. In general, the following actions may not be taken by AdMat Holdings or AdMat without the approval of SISU:

  •
  Entering into certain transactions with affiliated entities, other than subsidiaries.

  •
  Certain amendments of organizational documents.

  •
  Certain redemptions of equity interests.

        In addition, the limited liability company agreements of AdMat Holdings and AdMat require the approval of the Conflict Committee of the board of managers for certain actions. The Conflict Committee is composed of three managers, one of whom must be the SISU-designated manager, and another of whom must be an independent manager, if one has been appointed to the board, with decisions determined by majority vote. If no independent manager has been appointed to the board, then the Conflict Committee is limited to two members, one of which must be the SISU-designated manager, and its decisions must be unanimous. In general, the approval of the Conflict Committee is required for the following actions:

  •
  Certain amendments of organizational documents.

  •
  Issuance of new equity securities by AdMat Holdings.

  •
  Engaging in activities outside the scope of AdMat's existing business.

  •
  Certain redemptions of equity interests.

  •
  Entering into certain transactions with affiliated entities, other than subsidiaries.

  •
  Acquisitions in excess of $30 million per year in the aggregate.

  •
  Dispositions in excess of $30 million per transaction.

  •
  Incurrence of new indebtedness of AdMat in excess of $50 million in the aggregate, or incurrence of any new indebtedness by AdMat Holdings.

  •
  A public offering of securities.

  •
  Selection of independent certified public accountants, if other than an internationally recognized firm.

  •
  Certain actions with respect to equity incentive plans.

  •
  Dividends and distributions (for which the approval of the SISU-designated manager is always required).

  •
  Winding up, dissolution, liquidation, or bankruptcy of AdMat Holdings.

Security Ownership of Certain Beneficial Owners

        The following table lists each person who is known to the registrant to be the beneficial owner of more than five percent of any class of the registrant's voting securities:

EQUITY SECURITIES OF HMP EQUITY HOLDINGS CORPORATION

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	Jon M. Huntsman(1) 500 Huntsman Way Salt Lake City, Utah 84108	18,027,214	100%
Common Stock	Karen H. Huntsman(2) 500 Huntsman Way Salt Lake City, Utah 84108	18,027,214	100%

(1)
Although our Company is 100% owned by HGI, subject to warrants to purchase up to 12% of our common stock, under the definition of "beneficial owner" set forth in Rule 13d-3 of the Exchange Act, we believe Jon M. Huntsman is the beneficial owner of our common stock as a result of his ability to control (a) the manner in which 100% of the Huntsman Holdings Class B Common Units are voted; (b) the designation of a majority of the directors of HGI and our Company; and (c) the exercise of the voting power and other rights of the equity holders of HGI and our Company. Mr. Huntsman's ability to exercise these rights is subject to the rights of MatlinPatterson described in "—Rights Held by MatlinPatterson" above.

(2)
Karen H. Huntsman is Jon M. Huntsman's spouse. Consequently, we believe that Karen H. Huntsman shares the beneficial ownership of the equity securities beneficially owned by Jon M. Huntsman.

Security Ownership of Management

        The table below sets forth information concerning the ownership of equity securities in Huntsman Holdings, our ultimate parent, by each of the members of our board of directors, our chief executive officer and our remaining four most highly compensated executive officers, and the members of our board of directors and our executive officers as a group.

EQUITY SECURITIES OF HUNTSMAN HOLDINGS

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Jon M. Huntsman	Class B Common Tracking Preferred Series B(2) Tracking Preferred Series D(2)	10,000,000(1) Issued as a percentage of the series Issued as a percentage of the series	100.0 97.0 97.0	% % %
Karen H. Huntsman(3)	Class B Common Tracking Preferred Series B(2) Tracking Preferred Series D(2)	10,000,000(1) Issued as a percentage of the series Issued as a percentage of the series	100.0 97.0 97.0	% % %

Peter R. Huntsman	Class A Common Class B Common Preferred Tracking Preferred Series B(6) Tracking Preferred Series D(6)	28,993 643,846(4) Percentage of interest Issued as a percentage of the series Issued as a percentage of the series	0.3 6.4 0.3 17.9 17.9	% % %(5) % %
Jon M. Huntsman, Jr.	Class B Common Tracking Preferred Series B(6) Tracking Preferred Series D(6)	270,676(4) Issued as a percentage of the series Issued as a percentage of the series	2.7 6.0 6.0	% % %
Richard P. Durham	Class B Common Tracking Preferred Series B(6) Tracking Preferred Series D(6)	304,617(4) Issued as a percentage of the Series Issued as a percentage of the Series	3.0 3.0 3.0	% % %
James A. Huffman	Class B Common Tracking Preferred Series B(6) Tracking Preferred Series D(6)	300,021(4) Issued as a percentage of the Series Issued as a percentage of the Series	3.0 6.0 6.0	% % %
David H. Huntsman	Class B Common Tracking Preferred Series B(6) Tracking Preferred Series D(6)	421,746(4) Issued as a percentage of the Series Issued as a percentage of the Series	4.2 6.0 6.0	% % %
Paul C. Huntsman	Class B Common Tracking Preferred Series B(6) Tracking Preferred Series D(6)	258,146(4) Issued as a percentage of the Series Issued as a percentage of the Series	2.6 6.0 6.0	% % %
James H. Huntsman	Class B Common Tracking Preferred Series B(6) Tracking Preferred Series D(6)	387,466(4) Issued as a percentage of the Series Issued as a percentage of the Series	3.9 6.0 6.0	% % %
David S. Parkin	Class A Common Class B Common Preferred Tracking Preferred Series B(6) Tracking Preferred Series D(6)	4,349 334,711(4) Percentage of interest Issued as a percentage of the Series Issued as a percentage of the Series	..04 3.3 0.04 6.0 6.0	% % %(5) % %
David Matlin	Class A Common Preferred Tracking Preferred Series A Tracking Preferred Series C	10,000,000 Percentage of interest Issued as a percentage of the Series Issued as a percentage of the Series	100.0 100.0 98.1 98.1	%(7) %(8) %(9) %(9)
Christopher Pechock(10)	None	—	—
Richard Michaelson	None	—	—
Samuel D. Scruggs	Class A Common Preferred	14,497 Percentage of interest	0.1 0.1	% %(5)
J. Kimo Esplin	Class A Common Preferred	14,497 Percentage of interest	0.1 0.1	% %(5)
Patrick W. Thomas	None	—	—
Douglas A. L. Coombs	None	—	—
Paul G. Hulme	None	—	—

Members of our board of managers and our executive officers as a group	Class A Common Class B Common(11) Preferred(12) Tracking Preferred Series A Tracking Preferred Series B(12) Tracking Preferred Series C Tracking Preferred Series D(12)	10,000,000 10,000,000 Percentage of interest Percent of Series Percent of Series Percent of Series Percent of Series	100.0 100.0 100.0 98.1 97.0 98.1 97.0	% % % % % % %

(1)
See "—Beneficial Ownership of Jon M. Huntsman" and "—Security Ownership of Certain Beneficial Owners" above.

(2)
The Tracking Preferred interests track the performance of AdMat. Although 97.0% of the Tracking Preferred Series B and D interests are held by Family Holdings, under the definition of "beneficial owner" set forth in Rule 13d-3 of the Exchange Act, we believe Jon M. Huntsman is the beneficial owner of the interests as a result of his ownership of a controlling interest in Family Holdings.

(3)
Karen H. Huntsman is Jon M. Huntsman's spouse. Consequently, we believe that Karen H. Huntsman shares the beneficial ownership of the equity securities beneficially owned by Jon M. Huntsman.

(4)
Peter R. Huntsman, Jon M. Huntsman, Jr., Richard P. Durham, James A. Huffman, David H. Huntsman, Paul C. Huntsman, James H. Huntsman, and David S. Parkin's interests in Class B Common arise through their interests in Family Holdings (and in some cases through the interests in Family Holdings of their spouses and children). However, they may not be the "beneficial owners" of the units because of Jon M. Huntsman's controlling interest in Family Holdings.

(5)
Peter R. Huntsman, David S. Parkin, Samuel D. Scruggs and J. Kimo Esplin own approximately 0.3%, 0.04%, 0.1% and 0.1% respectively of Huntsman Holdings Preferred Member, LLC, which owns the Preferred interest. However, because of their non-controlling interests in Huntsman Holdings Preferred Member, LLC, they may not be the "beneficial owners" of any portion of the Preferred interest.

(6)
Peter R. Huntsman, Jon M. Huntsman, Jr., Richard P. Durham, James A. Huffman, David H. Huntsman, Paul C. Huntsman, James H. Huntsman, and David S. Parkin hold interests in the Tracking Preferred Series B and D interests through their interests in Family Holdings (and in some cases through the interests in Family Holdings of their spouses and children). However, they may not be the "beneficial owners" of those interests because of Jon M. Huntsman's controlling interest in Family Holdings.

(7)
MatlinPatterson owns 95.7% of the Class A Common. David Matlin may be the "beneficial owner" of 100% of the Class A Common because of his controlling interest in MatlinPatterson, and because the Huntsman Holdings LLC Agreement provides that the vote of the Class A members who hold a majority of the Class A Common shall be considered the vote of all the Class A members.

(8)
The preferred interest is owned entirely by Huntsman Holdings Preferred Member, LLC, which is owned 94% by MatlinPatterson. David Matlin may be the "beneficial owner" of the entire preferred interest because of his controlling interest in MatlinPatterson.

(9)
MatlinPatterson owns 98.1% of the Tracking Preferred Series A and C. David Matlin may be the "beneficial owner" of that interest because of his controlling interest in MatlinPatterson.

(10)
Christopher Pechock may be deemed to have a pecuniary interest in an undetermined portion of the equity securities owned by MatlinPatterson because of his indirect limited partnership interest in MatlinPatterson. Christopher Pechock disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(11)
These interests all arise through interests in Family Holdings, which owns 100% of the Class B Common.

(12)
These interests all arise through interests in Family Holdings, which owns 97% of the Tracking Preferred Series B and D.

Description of Warrants

        In connection with the issuance of the HMP Discount Notes, we issued 875,000 warrants, each of which entitles the holder to purchase 2.8094 shares of our common stock for an exercise price of $0.01 per share. The aggregate number of shares issueable is 2,458,257, subject to customary adjustments. The warrants expire on May 15, 2011. The warrants are not exercisable until the earlier of:

  •
  certain initial public offerings by us or our parent companies;

  •
  the occurrence of an event of default or change of control under, or the redemption, repayment or defeasance of the HMP Discount Notes;

  •
  any merger or consolidation of our parent companies;

  •
  the sale of substantially all of our assets; or

  •
  November 15, 2004.

In certain events we have the right to require the holders of the warrants to exercise or exchange them for other equity securities. The warrants became separately transferable from the HMP Discount Notes 180 days after issuance. On December 23, 2003, we repurchased 14,145 warrants at a value of $1.3 million.

Changes in Control

        The HMP Discount Notes are secured by, among other things, a pledge of all our equity interests. In the event of a default under the HMP Discount Notes, the trustee under the indenture governing the HMP Discount Notes could foreclose on the collateral, including our equity interests. Sale of our equity interests, whether as a result of foreclosure or in connection with bankruptcy or similar proceedings or otherwise, could result in a change in control of our Company.

        MatlinPatterson has certain rights under the limited liability company agreement of Huntsman Holdings, after September 30, 2007, to initiate the sale of all or substantially all of the equity or assets of HGI or our Company. The organizational documents of HGI and our Company require the directors to take certain actions in order to facilitate any such process. If the directors of HGI or our Company fail to take those actions, MatlinPatterson will acquire the right to designate a majority of such directors which could result in a change in control of our Company, as could the consummation of any sale contemplated by the foregoing process or otherwise.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Subordinated Loan

        On July 2, 2001, Huntsman LLC entered into a 15% note payable with Horizon Ventures LLC, an affiliated entity controlled by Jon M. Huntsman, in the amount of $25.0 million. The note is due and payable on the earlier of: (1) the tenth anniversary of the start date, or (2) repayment in full in cash of all indebtedness under the HLLC Credit Facilities. Interest is not paid in cash, but is accrued at a designated rate of 15% per annum, compounded annually. As of March 31, 2004 and December 31, 2003, accrued interest added to the principal balance was $11.8 million and $10.5 million, respectively.

Aircraft Sublease

        On December 29, 2000, Jstar Corporation ("Jstar"), a Utah corporation wholly owned by Jon M. Huntsman, purchased for the amount of $8.753 million the interest of Airstar Corporation ("Airstar"), a subsidiary of Huntsman LLC, in a lease (the "Mellon Lease") relating to a Gulfstream IV-SP Aircraft (the "Aircraft"), and in a sublease (the "Prior Sublease") under which certain of Huntsman LLC's subsidiaries subleased the Aircraft from Airstar. The consideration for this transaction was consistent with that amount opined as fair by Gulfstream Aerospace Corporation in its opinion letter to Airstar dated December 29, 2000. Sublease payments from Airstar to Jstar during the period beginning December 29, 2000, and ending September 14, 2001, totaled $1.7 million. On September 14, 2001, the Mellon Lease and the Prior Sublease were terminated and Jstar entered into a new lease of the Aircraft. In connection therewith, Airstar and Jstar entered into a new sublease regarding the Aircraft. Monthly sublease payments from Airstar to Jstar are in the amount of approximately $195,000. These monthly sublease payments are used to fund financing costs due to a leasing company. An unrelated third-party pays $2 million per year to Huntsman LLC for such third-party's part-time use of the Aircraft (or an alternate owned by us if the Aircraft is unavailable), subject to an annual adjustment, which Huntsman LLC believes to be at least fair market value for the number of flight hours used by such third-party. Huntsman LLC bears all other costs of operating the Aircraft.

Senior Management Investment

        In connection with our restructuring, certain members of senior management, including members of the Huntsman family, contributed $2.1 million in exchange for approximately 0.2% of the voting membership interests of Huntsman Holdings, parent of HMP, and, indirectly, 0.6% of the non-voting preferred units of Huntsman Holdings.

Tax Sharing Agreements

        Pursuant to a tax sharing agreement, Huntsman LLC will make payments to us relating to income taxes of Huntsman LLC and its subsidiaries. In addition, in accordance with this tax sharing agreement and the tax sharing agreement among Huntsman LLC, us and HGI, HGI will compensate Huntsman LLC and its subsidiaries to the extent that their respective tax losses are used to offset income of other subsidiaries.

        Pursuant to a tax sharing agreement, AdMat Investment and its subsidiaries will make distributions to HGI relating to income taxes of AdMat Investment and its subsidiaries, and pursuant to other similar tax sharing agreements, certain of HGI's subsidiaries (other than AdMat Investment and its subsidiaries) will make distributions to HGI relating to income taxes of them and their subsidiaries. In addition, in accordance with this tax sharing agreement, HGI will compensate AdMat Investment and its subsidiaries to the extent that their respective tax losses are used to offset income of other subsidiaries.

HIH Consulting Agreement with Jon M. Huntsman

        HIH recently entered into an agreement with Jon M. Huntsman, pursuant to which Mr. Huntsman will be providing consulting services to HIH on an ongoing basis. Mr. Huntsman, who is the Chairman of the Board of our Company but is not our employee, will provide advice and other business consulting services at HIH's request regarding its products, customers, commercial and development strategies, financial affairs, and administrative matters based upon his experience and knowledge of its business, the industry, and the markets within which HIH competes. Mr. Huntsman's services will likely be utilized both with respect to the conduct of HIH's business in the ordinary course, and with respect to strategic development and specific projects. Mr. Huntsman will receive $950,000 annually in exchange for his services.

OTHER INDEBTEDNESS AND CERTAIN FINANCING ARRANGEMENTS

Huntsman LLC

Description of HLLC Credit Facilities

        The HLLC Credit Facilities consist of a $275 million revolving credit facility maturing in 2006 and two term loan facilities that mature in 2007. The HLLC Revolving Facility, pursuant to a revolving credit agreement dated as of September 30, 2002, is by and among Huntsman LLC, Huntsman Petrochemical, Huntsman Expandable Polymers Company, LC, Huntsman Polymers, Huntsman Fuels L.P., Huntsman International Trading Corporation, certain financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders. The HLLC Term Facilities, pursuant to an amended and restated credit agreement dated as of September 30, 2002, are by and among Huntsman LLC, certain financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders.

        The obligations under the HLLC Revolving Facility are guaranteed by all Huntsman LLC's domestic restricted subsidiaries and by Huntsman Specialty and HSCHC. In addition, the HLLC Revolving Facility is secured by a first priority lien on substantially all the assets of Huntsman LLC and its domestic restricted subsidiaries, which includes a pledge of all the stock of its domestic restricted subsidiaries and 65% of the stock of substantially all first-tier foreign subsidiaries owned by Huntsman LLC and its domestic restricted subsidiaries. In addition, HSCHC has pledged all the stock of Huntsman Specialty and Huntsman Specialty has pledged 60% of the membership interests of HIH to the lenders under the HLLC Revolving Facility.

        Interest rates for the HLLC Revolving Facility are based upon, at Huntsman LLC's option, either the applicable eurocurrency rate adjusted for reserves or the applicable base rate. A margin is then added, which varies quarterly depending on Huntsman LLC's leverage ratio, in the case of eurocurrency based loans, from 2.75% to 3.50% per annum and, in the case of base rate based loans from 1.75% to 2.50% per annum.

        The HLLC Term Facilities were comprised initially of the $938 million HLLC Term Loan A and the $450 million HLLC Term Loan B, both of which mature on March 31, 2007. The obligations under the HLLC Term Facilities are guaranteed by the same subsidiaries that guarantee or are otherwise jointly and severally liable for the HLLC Revolving Facility. In addition, the HLLC Term Facilities are secured by a second priority lien on the same assets that secure the HLLC Revolving Facility. As of March 31, 2004, the principal amount of HLLC Term Loan A is $606.3 million and it is payable in quarterly installments commencing March 2006, with the remaining unpaid balance due on final maturity. On May 31, 2003, the principal amount of HLLC Term Loan B was increased from

$450 million to $459 million because at least $350 million of HLLC Term Loan B had not been repaid by such date. Payment of HLLC Term Loan B is due on final maturity.

        As of March 31, 2004, borrowings under the HLLC Term Facilities bear interest, at Huntsman LLC's option, at a rate equal to (i) a LIBOR-based eurocurrency rate plus an applicable margin of 4.75% and 8.25% for HLLC Term Loan A and HLLC Term Loan B, respectively, or (ii) a prime-based rate plus an applicable margin of 3.75% and 7.25% for HLLC Term Loan A and HLLC Term Loan B, respectively. The applicable agreement also provides for quarterly escalating interest rates on Term Loan B of up to maximum LIBOR and prime based margins of 9.75% and 8.75%, respectively by July 2004.

        The HLLC Credit Facilities contain financial covenants including a minimum interest coverage ratio, a minimum fixed charge ratio and maximum debt to EBITDA ratio, as defined, and limits on capital expenditures, in addition to restrictive covenants customary to financings of these types, including limitations on liens, debt and the sale of assets.

        On May 6, 2004, Huntsman LLC amended certain financial covenants in the HLLC Credit Facilities. The amendment applies to both the HLLC Revolving Facility and the HLLC Term Facilities and provides for, among other things, the amendment of certain financial covenants through the fourth quarter 2005. The amendment provided for an increase in the maximum leverage ratio, and a decrease in the minimum interest coverage ratio and the fixed charge coverage ratio. The amendment also amends the mandatory prepayment provisions contained in the HLLC Credit Facilities to permit Huntsman LLC, after certain levels of repayment of Term Loan B, to use subordinate debt or equity proceeds to repay a portion of the outstanding indebtedness of certain of its Australian subsidiaries.

        In connection with the senior secured credit facilities, HMP and Huntsman Holdings have entered into a Holding Company Agreement with Deutsche Bank Trust Company Americas, as administrative agent under the HLLC Revolving Facility and the HLLC Term Facilities, dated September 30, 2002, as amended April 25, 2003 (the "Holding Company Agreement"), which, among other things, restricts their ability to incur indebtedness, issue capital stock, grant liens on their assets, make distributions, make loans and investments, engage in any significant business activities and dispose of assets.

Amendments to HLLC Credit Facilities

        On April 25, 2003, Huntsman LLC entered into amendments to both the HLLC Revolving Facility and the HLLC Term Facilities that, among other things, amended certain financial covenants through the fourth quarter of 2004. The fixed charge and debt to EBITDA covenants were temporarily suspended from the second through the fourth quarter of 2003 and a covenant to maintain minimum availability under the HLLC Revolving Facility was adopted through the first quarter of 2004. In addition, provisions relating to applicable interest rate margins were also amended, including with respect to the HLLC Term Facilities, where applicable interest rate margins were increased and the cap on quarterly escalating interest on HLLC Term Loan B was increased to 9.75% with respect to eurocurrency based loans and 8.75% with respect to base rate based loans. In connection with the amendment, we obtained a waiver from our bank lenders to permit the pledge of Huntsman LLC's equity to secure the HMP financing completed in May 2003.

        On May 20, 2003, Huntsman LLC entered into amendments to both the HLLC Revolving Facility and the HLLC Term Facilities that, among other things, modified provisions relating to certain mandatory repayments.

        On September 12, 2003, Huntsman LLC entered into amendments to the HLLC Credit Facilities. The amendments, among other things, permitted Huntsman LLC to issue the HLLC 2003 Secured Notes, to grant security in connection with the HLLC 2003 Secured Notes and to apply $65 million of proceeds from the HLLC 2003 Secured Notes to prepay principal outstanding under the HLLC

Revolving Facility (without reducing commitments thereunder). The amendments also required that the remainder of net cash proceeds be used to prepay HLLC Term Loan A (first to pay amortization payments due over the next twenty-four months and then to reduce remaining amortization payments pro rata). The amendments provide for consent of the administrative agent under the HLLC Credit Facilities in order to amend the terms of the HLLC 2003 Secured Notes or the indenture governing the HLLC 2003 Secured Notes if such amendments are not adverse to the lenders under each of the HLLC Credit Facilities, and the consent of a majority of the lenders if the administrative agent determines the amendments are adverse to such lenders. In addition, the amendments permit the repurchase, redemption or prepayment of the HLLC 2003 Secured Notes only to the extent required pursuant to the terms of the indenture governing the HLLC 2003 Secured Notes.

        On November 20, 2003, Huntsman LLC entered into an amendment to the HLLC Credit Facilities that, among other things, extended the time during which Huntsman LLC was permitted to issue additional notes from November 28, 2003 to March 31, 2004, and allowed Huntsman LLC to use a portion of the proceeds of such additional issuance to redeem all the outstanding Huntsman Polymers Notes. On December 12, 2003, Huntsman LLC sold $75.4 million aggregate principal amount of HLLC 2003 Secured Notes at a discount to yield 11.72% in a private offering, $34.9 million of the net proceeds of which was used to repay a portion of HLLC Term Loan A and $36.8 million of which was used to temporarily reduce borrowings under the HLLC Revolving Facility. On January 28, 2004, Huntsman LLC borrowed $37.5 million under the HLLC Revolving Facility (representing principal of $36.8 million plus accrued interest) and redeemed all the outstanding Huntsman Polymers Notes which were otherwise due in December 2004.

        On May 6, 2004, Huntsman LLC amended certain financial covenants in the HLLC Credit Facilities. The amendment applies to both the HLLC Revolving Facility and the HLLC Term Facilities and provides for, among other things, the amendment of certain financial covenants through the fourth quarter 2005. The amendment provided for an increase in the maximum leverage ratio, and a decrease in the minimum interest coverage ratio and the fixed charge coverage ratio. The amendment also amends the mandatory prepayment provisions contained in the HLLC Credit Facilities to permit Huntsman LLC, after certain levels of repayment of the HLLC Term Loan B, to use subordinate debt or equity proceeds to repay a portion of the outstanding indebtedness of certain of its Australian subsidiaries.

HLLC Notes and Huntsman Polymers Notes

        Huntsman LLC's 9.5% fixed and variable subordinated notes due 2007 (the "HLLC Notes") with an outstanding principal balance of $59.3 million as of March 31, 2004 are unsecured subordinated obligations of Huntsman LLC and are junior in right of payment to all existing and future secured or unsecured senior indebtedness of Huntsman LLC and effectively junior to any secured indebtedness of Huntsman LLC to the extent of the collateral securing such indebtedness. Interest is payable on the HLLC Notes semiannually on January 1 and July 1 at an annual rate of 9.5% on the fixed rate notes and LIBOR plus 3.25% on the floating rate notes. The HLLC Notes are redeemable at the option of Huntsman LLC after July 2002 at a price declining from 104.75% to 100% of par value as of July 1, 2005. The weighted average interest rate on the floating rate notes was 4.5% and 4.4% as of March 31, 2004 and December 31, 2003, respectively.

        The Huntsman Polymers Notes were unsecured senior obligations of Huntsman Polymers; they had an original maturity of December 2004, a fixed rate coupon of 11 3/4%, and an outstanding balance of $36.8 million as of December 31, 2003. On January 28, 2004, the Huntsman Polymers Notes were redeemed in full.

        Prior to the Restructuring completed September 30, 2002, the indentures governing the HLLC Notes and Huntsman Polymers Notes contained certain restrictive covenants. Concurrently with the closing of the Restructuring, previously executed amendments to the indentures became effective and virtually all the restrictive covenants contained in the indentures were eliminated.

Description of the BASF Note

        Huntsman Specialty's subordinated note in the aggregate principal amount of $75.0 million accrued interest until April 15, 2002 at 7% per annum. Pursuant to the note agreement, effective April 15, 2002, all accrued interest was added to the principal of the note for a total principal amount of $106.6 million. Such principal balance will be payable in a single installment on April 15, 2008. Interest is payable quarterly, commencing July 15, 2002. For financial reporting purposes, the note was initially recorded at its estimated fair value of $58.2 million based on prevailing market rates as of the effective date. As of March 31, 2004 and December 31, 2003, the unamortized discount on the note is $6.6 million and $6.9 million, respectively.

Australian Credit Facilities

        HCCA, a subsidiary that holds Huntsman LLC's Australian styrenics assets, maintains a facility consisting of a term facility and a working capital facility (collectively, the "HCCA Facilities"). The term facility (A$54 million, or $40.7 million as of March 31, 2004) has semiannual scheduled amortization payments with a balloon payment due at maturity in July 2005. The working capital facility (A$10 million, or $7.5 million as of March 31, 2004) is fully drawn and renews annually. Borrowings under the HCCA Facilities bear interest at a base rate plus a spread of 1.25%, plus an additional 0.5% line use fee. As of March 31, 2004, the weighted average interest rate for the HCCA Facilities was 6.8%. The HCCA Facilities are secured by effectively all the assets of HCCA, including a floating lien on inventory and receivables. As of March 31, 2004, there were no financial covenants in place. Such covenants are currently being negotiated. HCCA failed to make its semiannual scheduled amortization payments of A$5 million (approximately $3.8 million as of March 31, 2004) each due in July 2003 and January 2004 under its term facility. An A$1 million payment was made by HCCA on the term facility in the three months ended March 31, 2004. Short term cash flows generated by HCCA will likely not be sufficient to bring current its missed payments or to meet its next scheduled amortization payment of A$5 million due in July 2004. Management of HCCA continues its efforts to renegotiate the terms of the HCCA Facilities. Huntsman LLC has reached an agreement in principle with the lender under the HCCA Facilities that will provide for a period of time during which HCCA and the lender will evaluate various alternatives for restructuring the HCCA Facilities.

        Huntsman Australia Holdings Corporation ("HAHC") and certain of its subsidiaries hold Huntsman LLC's Australian surfactants assets. HAHC and certain of its subsidiaries are parties to credit facilities established in December 1998 (the "HAHC Facilities"). As of March 31, 2004, borrowings under the HAHC Facilities total A$59.5 million, or $44.8 million, and bear interest at a base rate plus a spread of 2%. As of March 31, 2004, the weighted average interest rate for the HAHC Facilities was 7.5%. Principal payments are due semiannually through December 2005. The HAHC Facilities are collateralized by effectively all of the assets of the HAHC subsidiaries in addition to a stock pledge of the shares of one of its U.S. subsidiaries. The HAHC Facilities are subject to financial covenants, including leverage ratio, interest coverage ratio and limits on capital expenditures, in addition to restrictive covenants customary to financings of this type, including limitations on liens, debt and the sale of assets. As of March 31, 2004, HAHC was current on all scheduled amortization and interest payments under the HAHC Facilities but was not in compliance with certain financial covenants in the agreements governing the HAHC Facilities. Management believes that HAHC will be able to renegotiate the terms of the HAHC Facilities.

HIH and HI

HIH Notes

        On June 30, 1999, HIH issued senior discount notes ("HIH Senior Discount Notes") and the HIH Senior Subordinated Discount Notes (collectively with the HIH Senior Discount Notes, the "HIH Discount Notes") to ICI with initial stated values of $242.7 million and $265.3 million, respectively. The HIH Discount Notes are due December 31, 2009. Interest on the HIH Discount Notes is paid in kind. The HIH Discount Notes contain limits on the incurrence of debt, restricted payments, liens, transactions with affiliates, and merger and sales of assets.

        Interest on the HIH Senior Discount Notes will accrue at 13.375% per annum. The HIH Senior Discount Notes are redeemable prior to July 2004 for an amount equal to the net present value of 106.688% of the projected July 1, 2004 accreted value and thereafter at stipulated redemption prices declining to 100% of accreted value in 2007.

        The HIH Senior Subordinated Discount Notes had a stated rate of 8% that originally was to reset to a market rate in June 2002 and can be redeemed at 100% of accreted value at any time until June 30, 2004. On December 21, 2001, HIH and ICI agreed to modify the terms of the HIH Senior Subordinated Discount Notes, including deferring the reset date until September 2004. For financial reporting purposes, the HIH Senior Subordinated Discount Notes were initially recorded at their estimated fair value of $224 million based upon prevailing market rates at June 30, 1999. The modification of the terms resulted in a significant decrease in the present value of the future cash flow of the debt and, as a result, the debt was treated effectively as an extinguishment and reissuance of the debt. The debt was recorded using a 16% interest rate, the estimated market rate for the debt as of December 20, 2001.

        As of March 31, 2004 and December 31, 2003, the HIH Senior Discount Notes included $206.4 million and $191.9 million of accrued interest, respectively. As of March 31, 2004 and December 31, 2003, the HIH Senior Subordinated Discount Notes included $119.9 million and $112.3 million of accrued interest, respectively, and $13.0 million and $19.2 million of discount, respectively.

        In connection with the HIH Consolidation Transaction, MatlinPatterson contributed its interest in the HIH Senior Subordinated Discount Notes to HMP. On May 9, 2003, HMP completed the purchase of the HIH Senior Subordinated Discount Notes from ICI. As a consequence, the HIH Senior Subordinated Discount Notes are classified as affiliate long-term debt in our unaudited consolidated balance sheet as of September 30, 2003.

HI Credit Facilities

        As of March 31, 2004, the HI Credit Facilities consisted of a revolving loan facility of up to $400 million that matures on June 30, 2005, a term B loan facility that matures on June 30, 2007, and a term C loan facility that matures on June 30, 2008. HI has commenced discussions with financial institutions for the renewal or replacement of the HI Revolving Facility and expects to address the pending maturity within the next three months. On October 22, 2003, HI issued $205 million of additional term B and term C loans, the net proceeds of which were applied to pay down the HI Revolving Facility by approximately $53 million, and the remainder of the net proceeds, net of fees, were applied to repay, in full, the term A loan which had an initial maturity of June 2005. Principal payments on the term B and term C loans begin in 2005.

        Interest rates for the HI Credit Facilities are based upon, at HI's option, either a eurocurrency rate (LIBOR) or a base rate (prime) plus the applicable spread. The applicable spreads vary based on a pricing grid, in the case of eurocurrency based loans, from 1.50% to 4.50% per annum depending on the loan facility and whether specified conditions have been satisfied, and, in the case of base rate loans, from 0.25% to 3.25% per annum. As of March 31, 2004 and December 31, 2003, the average interest rates on the HI Credit Facilities were 5.2% and 5.6%, respectively, excluding the impact of interest rate hedges.

        HI's obligations under the HI Credit Facilities are supported by guarantees of HIH and HI's domestic and certain foreign subsidiaries (collectively, the "HI Guarantors"), as well as pledges of substantially all their assets, including 65% of the voting stock of certain non-U.S. subsidiaries.

        The HI Credit Facilities contain covenants relating to the incurrence of debt, purchase and sale of assets, limitations on investments, affiliate transactions, change in control provisions and maintenance of certain financial ratios. The financial covenants include a leverage ratio, interest coverage ratio, minimum consolidated net worth level and a limit on capital expenditures. The HI Credit Facilities also limit the payment of dividends generally to the amount required by the members to pay income taxes.

        The obligations under the HI Credit Facilities are supported by guarantees of HI's domestic and certain foreign subsidiaries and HIH, as well as pledges of substantially all their assets, including 65% of the voting stock of certain non-U.S. subsidiaries.

        The HI Credit Facilities contain covenants relating to incurrence of debt, purchase and sale of assets, limitations on investments, affiliate transactions, change in control provisions and maintenance of certain financial ratios. The financial covenants include a leverage ratio, interest coverage ratio, minimum consolidated net worth level and a limit on capital expenditures. The HI Credit Facilities also limit the payment of dividends generally to the amount required by the members to pay income taxes.

HI Notes

        In March 2002, HI issued $300 million 9.875% Senior Notes (collectively with the HI 2003 Senior Notes (as defined below), the "HI Senior Notes"). Interest on the HI Senior Notes is payable semi-annually and the HI Senior Notes mature on March 1, 2009. The HI Senior Notes are fully and unconditionally guaranteed on a joint and several basis by certain of HI's domestic and foreign subsidiaries. The HI Senior Notes may be redeemed, in whole or in part, at any time by HI prior to March 1, 2006 at 100% of the face value plus a "make whole" premium, as defined in the applicable indenture. After March 1, 2006, the HI Senior Notes may be redeemed, in whole or in part, at a redemption price that declines from 104.937% to 100% after March 1, 2008.

        On April 11, 2003, HI sold an additional $150 million in aggregate principal amount of 9.875% Senior Notes due 2009 (the "HI 2003 Senior Notes") in a transaction exempt from the registration requirements of the Securities Act of 1933. The offering was priced at 105.25% plus accrued interest from March 1, 2003. HI used approximately $26 million of the net proceeds to repay part of the revolving portion of the HI Credit Facilities. The balance of the net proceeds was used primarily to prepay the next 16 months of scheduled amortization due under the term portion of the HI Credit Facilities.

        HI also has outstanding $600 million and €450 million 10.125% Senior Subordinated Notes (the "HI Subordinated Notes"). As of September 30, 2003 and 2002, the aggregate U.S. dollar equivalents of the outstanding HI Subordinated Notes was $1,126.6 million and $1,076.8 million, respectively. Interest on the HI Subordinated Notes is payable semi-annually and the HI Subordinated Notes mature on July 1, 2009. The HI Subordinated Notes are fully and unconditionally guaranteed on a joint and several basis by HI's guarantors. The HI Subordinated Notes are redeemable

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  on or after July 1, 2004 at 105.063% of the principal amount thereof, declining ratably to par on and after July 1, 2007, and

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  prior to July 1, 2004 at 105.063% of the principal amount thereof, discounted to the redemption date using the treasury rate (for the dollar denominated notes) or the bond rate (for the euro denominated notes) plus 0.50%, plus, in each case, accrued and unpaid interest to the date of redemption.

The HI Senior Notes and the HI Subordinated Notes contain covenants relating to the incurrence of debt, limitations on distributions, asset sales and affiliate transactions, among other things. They also contain a change of control provision requiring HI to offer to repurchase the HI Senior Notes and the HI Subordinated Notes upon a change of control.

European Overdraft Facility

        HI maintains a $25 million multicurrency overdraft facility for its European subsidiaries (the "European Overdraft Facility"). As of March 31, 2004, HI had approximately $12.4 million outstanding under the European Overdraft Facility included within accounts payable. The European Overdraft Facility is used for daily working capital needs.

HPS Facilities

        In January 2003, HI entered into two related joint venture agreements to build MDI production facilities near Shanghai, China. HI owns 70% (a consolidating interest) of HPS, one of the joint ventures. On September 19, 2003, HPS obtained secured financing for the construction of the production facilities. HPS obtained term loans for the construction of its plant in the maximum principal amount of approximately $82.4 million, a working capital credit line in the amount of approximately $35.1 million, and a facility for funding VAT payments in the amount of approximately $0.6 million. As of March 31, 2004, there were $4.0 million outstanding in U.S. dollar borrowings and 10.0 million in RMB borrowings ($1.2 million U.S. dollar equivalents) under these facilities. The interest rate on these facilities is LIBOR plus 0.48% for U.S. dollar borrowings and 90% of the Peoples Bank of China rate for RMB borrowings. As of March 31, 2004, the interest rate for U.S. dollar borrowings was 1.7% and 5.2% for RMB borrowings. The loans are secured by substantially all the assets of HPS and will be repaid in 16 semi-annual installments, beginning no later than June 30, 2007. The financing is non-recourse to our Company, but is guaranteed during the construction phase by affiliates of HPS, including Huntsman Holdings. Huntsman Holdings unconditionally guarantees 70% of any amounts due and unpaid by HPS under the loans described above (except for the VAT facility which is not guaranteed). Huntsman Holdings' guarantees remain in effect until HPS has (i) commenced production at least 70% of capacity for at least 30 days, and (ii) achieved a debt service cover ratio of at least 1:1.

AdMat

AdMat Credit Facility

        On June 30, 2003, AdMat entered into a senior secured revolving credit facility (the "AdMat Revolving Credit Facility") that provides up to $60 million of borrowing and is secured by a first lien on substantially all of AdMat's assets and those of certain of its subsidiaries. The collateral includes substantially all real property and equipment relating to AdMat's manufacturing plants located at Bergkamen, Germany; Monthey, Switzerland; McIntosh, Alabama; and Duxford, UK. The collateral also includes certain capital stock and intercompany notes of certain subsidiaries of AdMat, and certain other assets, principally including inventory and accounts receivable. AdMat's obligations under the AdMat Revolving Credit Facility have been initially guaranteed by AdMat's U.S. subsidiary and certain of its non-U.S. subsidiaries (the "AdMat Guarantors"). The AdMat Revolving Credit Facility lenders are parties to an intercreditor agreement (the "AdMat Intercreditor Agreement") with the holders of the AdMat Senior Secured Notes (as defined below).

        The Revolving Credit Facility matures on June 30, 2007. Interest rates, at AdMat's option, are based upon either a Eurocurrency rate (LIBOR) or a base rate (prime), plus an applicable spread. The applicable spreads vary based on a pricing grid. In the case of the Eurocurrency based loans, spreads range from 3.0% to 4.5% per annum depending on whether specified conditions have been satisfied, and, in the case of base rate loans, from 2.0% to 3.5% per annum. As of March 31, 2004, AdMat had nothing drawn on the AdMat Revolving Credit Facility and had approximately $16 million of letters of credit issued and outstanding under the AdMat Revolving Facility.

        The AdMat Revolving Credit Facility contains covenants relating to incurrence of additional debt, purchase and sale of assets, limitations on investments, affiliate transactions, change in control and maintenance of certain financial ratios. The financial covenants include a leverage ratio, fixed charge coverage ratio and a limit on capital expenditures. The AdMat Revolving Credit Facility also limits the payment of dividends and distributions generally to the amount required by AdMat's members to pay income taxes.

AdMat Notes

        In connection with the AdMat Transaction, on June 30, 2003, AdMat issued $250 million in aggregate principal amount of its 11% Senior Secured Notes due 2010 (the "AdMat Fixed Rate Notes") and $100 million in aggregate principal amount of its Senior Secured Floating Rate Notes due 2008 (the "AdMat Floating Rate Notes" and, collectively with the AdMat Fixed Rate Notes, the "AdMat Senior Secured Notes"). The $250 million AdMat Fixed Rate Notes bear a fixed rate of interest of 11%, and the AdMat Floating Rate Notes bear interest at a rate per annum equal to LIBOR plus 8.0%, subject to a floor with respect to LIBOR of 2%. As of March 31, 2004, the interest rate on the AdMat Floating Rate Notes was 10%. Interest on the AdMat Floating Rate Notes resets semi-annually. The $100 million of AdMat Floating Rate Notes were issued with an original issue discount of 2%, or for $98 million. The $2 million discount will be amortized to interest expense over the term of the AdMat Floating Rate Notes. Interest is payable on the AdMat Senior Secured Notes semiannually on January 15 and July 15.

        The AdMat Senior Secured Notes are secured by a second lien, subject to the AdMat Intercreditor Agreement, on substantially all the assets that secure the AdMat Revolving Credit Facility. The AdMat Senior Secured Notes effectively rank senior in right of payment to all existing and future obligations of AdMat that are unsecured or secured by liens on the collateral junior to the liens securing the AdMat Senior Secured Notes. The AdMat Senior Secured Notes are initially guaranteed on a senior basis by the AdMat Guarantors.

        The AdMat Fixed Rate Notes are redeemable on or after July 15, 2007 at AdMat's option at a price declining from 105.5% to 100.0% of par value by the year 2009. The AdMat Floating Rate Notes are redeemable on or after July 15, 2005 at AdMat's option at a price declining from 105.0% to 100.0% of par value by the year 2007. At any time prior to July 15, 2007 for the AdMat Fixed Rate Notes and July 15, 2005 for the AdMat Floating Rate Notes, AdMat may redeem all or part of such notes at 100% of their principal amount, plus a "make whole" premium, as defined in the indenture governing the AdMat Senior Secured Notes. In addition, AdMat may redeem up to 35% of the aggregate principal amount of the AdMat Senior Secured Notes at a redemption price of 111% of the principal amount thereof with the net cash proceeds of one or more equity offerings, subject to certain conditions and limitations.

        The AdMat Senior Secured Notes contain covenants relating to the incurrence of debt, limitations on distributions, asset sales and affiliate transactions, among other things. The AdMat Senior Secured Notes also contain a change of control provision requiring AdMat to offer to repurchase the AdMat Senior Secured Notes upon a change of control.

DESCRIPTION OF NEW NOTES

        You can find the definitions of certain terms used in this description under the subheading "—Certain Definitions". In this description, the phrase "HMP" or the "Company" refers only to HMP Equity Holdings Corporation and not to any of its Subsidiaries, "Huntsman LLC" refers only to Huntsman LLC and not to any of its Subsidiaries, "HI" refers only to Huntsman International LLC and not to any of its Subsidiaries, "HIH" refers only to Huntsman International Holdings LLC and not to any of its Subsidiaries and "Parent" refers only to Huntsman Holdings, LLC or any Subsidiary of Huntsman Holdings, LLC that owns directly 100% of the outstanding Common Stock of HMP and not to any other Subsidiaries of Huntsman Holdings, LLC.

        The old notes were, and the new notes will be, issued under an indenture, dated as of May 9, 2003, between HMP and Wells Fargo Bank, N.A., as trustee. The terms of the notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate these agreements in their entirety. We urge you to read the indenture, the security documents and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture, the security documents and registration rights agreement are available as described under the heading "Where You Can Find More Information."

The Notes

        The notes are:

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  general senior obligations of HMP secured by a pledge of the HIH Senior Subordinated Discount Notes, the HMP Equity Interests, the HIH Equity Interests and the Huntsman LLC Equity Interests;

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  guaranteed on a senior basis by Alta One Inc.;

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  equal in right of payment to all existing and future unsecured senior Indebtedness of HMP;

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  senior in right of payment to any subordinated Indebtedness of HMP; and

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  structurally subordinated to all indebtedness and other liabilities of Huntsman LLC and its Subsidiaries, HIH and its Subsidiaries, including HI and its Subsidiaries, and AdMat and its Subsidiaires.

Security

        The notes are secured by a pledge of the HIH Senior Subordinated Discount Notes, the HIH Equity Interests, the HMP Equity Interests and the Huntsman LLC Equity Interests (collectively, the "Collateral"). The HIH Senior Subordinated Discount Notes are:

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  an unsecured subordinated obligation of HIH;

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  subordinated to existing senior indebtedness of HIH, including HIH's guarantee of the HI Credit Facilities ($1,350.2 million drawn at March 31, 2004) and the A Notes and any future senior Indebtedness of HIH; and

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  structurally subordinated to all indebtedness and other liabilities of the Subsidiaries of HIH, including HI and its Subsidiaries.

        The Security Documents provide that during the continuance of an event of default under the HIH Senior Subordinated Discount Notes and, if such event of default results solely from the failure to timely deliver financial statements to holders of the HIH Senior Subordinated Discount Notes, after the expiration of 60 days from the occurrence of such event of default, the trustee acting upon a vote of holders of the outstanding notes representing at least a majority of accreted value thereunder, shall have the right to direct HMP as to whether or not to accelerate the HIH Senior Subordinated Discount Notes, make a claim thereunder or otherwise exercise remedies under the indenture governing the HIH Senior Subordinated Discount Notes. In addition, HMP has agreed not to amend or modify in any material respect or waive any material provisions under the HIH Senior Subordinated Discount Notes without the prior written approval of holders of the outstanding notes representing at least a majority of the accreted value thereunder. HMP will not permit HIH to redeem the HIH Senior Subordinated Discount Notes prior to their final maturity date unless the proceeds thereof are immediately applied by HMP to redeem all (but not less than all) of the notes pursuant to the provisions under "—Optional Redemption".

        The notes are guaranteed by Alta One Inc. on a senior basis. Alta One Inc. (formerly known as ICI Alta Inc.) was acquired by HMP from Imperial Chemical Industries PLC on the Issue Date with a portion of the net proceeds from the offering of the old notes. Alta One Inc. owns directly 300 units of HIH that were pledged to secure the notes. Alta One Inc. has no other material assets.

        Huntsman Family Holdings II Company LLC (the "Huntsman Family") and MatlinPatterson have agreed that upon any foreclosure or sale after the exercise of remedies under the Security Documents of Collateral consisting of (i) the HMP Equity Interests, the corporate governance and other rights of the Huntsman Family and MatlinPatterson to control or consent to actions at HMP and Huntsman LLC shall terminate and (ii) the Huntsman LLC Equity Interests, the corporate governance and other rights of Huntsman Family and MatlinPatterson to control or consent to actions at Huntsman LLC (but not HMP) shall terminate.

Holding Company Structure

        The Company's assets consist of investments in its Subsidiaries and the HIH Senior Subordinated Discount Notes. The Company's cash flow and its ability to service Indebtedness, including the Company's ability to repay the principal of the notes at maturity, depends upon the distribution of the earnings of its Subsidiaries, whether in the form of dividends, partnership distributions, advances or payments on account of intercompany obligations. In addition, the claims of the holders of the notes are subject to the prior payment of all liabilities (whether or not for borrowed money and including any preferred stock interest) of the Subsidiaries of HMP (other than HIH to the extent of the HIH Senior Subordinated Discount Notes). There can be no assurance that, after providing for all prior claims, there would be sufficient assets available at HMP to satisfy the claims of the holders of notes. See "Risk Factors—We are a holding company, with no revenue generating operations of our own. If our subsidiaries do not make sufficient distributions to us, we will not be able to make payment on any debt, including the notes, that we may incur," and "Risk Factors—Proceeds from any sale of the collateral upon foreclosure may be insufficient to repay the notes in full."

        Except for the guarantee by Alta One Inc., the notes are not guaranteed by any Subsidiary of HMP. Accordingly, the notes are structurally subordinated in right of payment to all the Indebtedness and other liabilities of Huntsman LLC and its Subsidiaries, HIH and its Subsidiaries and AdMat and its Subsidiaries, which, as of December 31, 2003, would have been approximately $5,703.0 million of Indebtedness recorded on our balance sheet. Furthermore, the Indebtedness of Huntsman LLC and its Subsidiaries under the Huntsman LLC Credit Facilities, the Indebtedness of HIH and its Subsidiaries under the HI Credit Facilities and the Indebtedness of AdMat and its Subsidiaries under the AdMat Revolving Credit Facility are secured by liens on certain of the assets of such entities. The notes do not have the benefit of this collateral nor any other assets of the Company's Subsidiaries except for the Collateral. Accordingly, if an event of default occurs under any of these credit facilities, the lenders under such credit facilities will have a right to the assets securing such credit facilities and may foreclose upon their collateral. In that case, such assets would first be used to repay in full amounts outstanding under such credit facilities and may not be available to repay the notes. In the event of a bankruptcy event affecting any of the Foreign Subsidiaries, local bankruptcy law would likely apply. In general, local bankruptcy law affords significant protection for senior secured creditors and there can be no assurances that, in the event of bankruptcy events affecting Foreign Subsidiaries, senior secured creditors could not take actions that would materially and adversely affect the value of the Company's ongoing business and the equity value of such Subsidiaries. The remaining value, if any, of the Company's assets may not be sufficient to repay the notes.

Principal, Maturity and Interest

        The notes are limited to $875,000,000 million aggregate principal amount at maturity and generated gross proceeds of approximately $415 million. HMP issued the notes in denominations of $1,000 principal amount at maturity and integral multiples thereof. The notes will mature on May 15, 2008.

        The notes do not bear cash interest. The notes accrete at a rate of 15% per annum, compounded semiannually, from the initial accreted value of $484.03 per $1,000 principal amount at maturity to $1,000 principal amount at maturity at May 15, 2008.

        The old notes were issued at a substantial discount from their principal amount at maturity, and there is no cash payment of interest on the notes. If a bankruptcy case is commenced by or against HMP under the United States Bankruptcy Code, the claim of a holder of any of the notes may be limited to an amount equal to the sum of the initial offering price allocable to the old notes and that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the United States Bankruptcy Code. Any original issue discount that was not accreted as of the date of any such bankruptcy filing would constitute "unmatured interest."

        The following table sets forth the approximate Accreted Value, which calculation is based on an initial accreted value of $484.03 per $1,000 principal amount at maturity of notes at the dates set forth below (assuming no liquidated damages accrete under the notes as described under "—Registration Rights"):

Date	Accreted Value
November 15, 2003	$521.55
May 15, 2004	$560.67
November 15, 2004	$602.72
May 15, 2005	$647.93
November 15, 2005	$696.53
May 15, 2006	$748.78
November 15, 2006	$804.94
May 15, 2007	$865.32
November 15, 2007	$930.23
May 15, 2008	$1,000.00

        The Accreted Value of the notes is subject to increase if liquidated damages accrete under the notes as described under "—Registration Rights."

        Upon the occurrence and during the continuance of an Event of Default, the Applicable Rate on the notes shall increase by 2.00% per annum; provided that such increase in the Applicable Rate shall cease in the case of (i) any Event of Default pursuant to clause 4(A) of the definition of "Event of Default", immediately upon the discharge in full of the unpaid principal amount of the Indebtedness giving rise to such Event of Default, and (ii) any Event of Default pursuant to clause 4(B) of the definition of "Event of Default", immediately upon the recission or annullment of the acceleration of Indebtedness giving rise to such Event of Default.

Optional Redemption

        Except as set forth in the following paragraph, the notes are not redeemable by HMP prior to November 15, 2004. Thereafter, the notes will be redeemable, at HMP's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each holder's registered address, at the following redemption prices (expressed in percentages of Accreted Value) to the redemption date, if redeemed during the period commencing on the first day of each of the six-month periods set forth below:

Period	Redemption Price
November 15, 2004-May 14, 2005	107.5%
May 15, 2005-November 14, 2005	106.0%
November 15, 2005-May 14, 2006	104.5%
May 15, 2006-November 14, 2006	103.0%
November 15, 2006-May 14, 2007	101.5%
May 15, 2007 and thereafter	100.0%

Selection and Notice

        If less than all the notes are to be redeemed at any time in connection with an optional redemption, the trustee will select notes for redemption as follows:

          (1)   if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

          (2)   if the notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

        No notes of $1,000 principal amount at maturity or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount at maturity thereof to be redeemed. A new note in principal amount at maturity equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Repurchase at the Option of Holders upon a Change of Control

        If a Change of Control occurs, each holder of the notes will have the right to require HMP to repurchase all or any part (equal to $1,000 principal amount at maturity or an integral multiple thereof) of that holder's notes pursuant to the Change of Control Offer. In the Change of Control Offer, HMP will offer a Change of Control Payment in cash equal to 101% of the Accreted Value on the date of purchase of the notes repurchased (the "Change of Control Payment Date"). Within 30 days following any Change of Control, HMP will mail a notice to each holder describing the transaction(s) that constitute the Change of Control and offering to repurchase the notes on the Change of Control Payment Date specified in such notice, pursuant to the procedures required by the indenture and described in such notice. HMP will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. If a Change of Control occurs as a result of a sale of all or substantially all of the assets of HMP and its Subsidiaries in accordance with the provisions described under "—Merger, Consolidation or Sale of Assets", then notwithstanding the foregoing, the provisions of this paragraph requiring a Change of Control Offer shall apply to and be the obligation of solely the purchaser of such assets.

        On the Change of Control Payment Date, HMP will, to the extent lawful:

          (1)   accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

          (2)   deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

          (3)   deliver or cause to be delivered to the trustee the notes so accepted together with an officers' certificate stating the aggregate Accreted Value of notes or portions thereof being purchased by HMP.

        The Paying Agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount at maturity to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount at maturity of $1,000 or an integral multiple thereof.

        Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that HMP repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Certain Covenants

        Set forth below are summaries of certain covenants contained in the indenture.

        Limitation on Incurrence of Additional Indebtedness.    (a) HMP will not, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness other than Permitted Indebtedness of HMP.

        (b)   Huntsman LLC will not, and will not permit any of its Restricted Subsidiaries to, incur any Indebtedness other than Permitted Indebtedness of Huntsman LLC; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, Huntsman LLC and /or its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness) in each case if, on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of Huntsman LLC is greater than 2.0 to 1.0.

        (c)   HIH will not, and will not permit any of its Restricted Subsidiaries to, incur any Indebtedness other than Permitted Indebtedness of HI and Permitted Indebtedness of HIH; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, HI and its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness) in each case if, on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of HI is greater than 2.0 to 1.0.

        Limitation on Restricted Payments.    HMP will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment or immediately after giving effect thereto:

          (A)  a Default or an Event of Default shall have occurred and be continuing; or

          (B)  the aggregate amount of Restricted Payments made after the Issue Date, including the fair market value as determined reasonably and in good faith by the board of directors of HMP of non-cash amounts constituting Restricted Payments, shall exceed the sum of:

            (1)   100% of the aggregate net cash proceeds received by HMP from any Person (other than a Subsidiary of HMP) from the issuance and sale subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs of Qualified Capital Stock of HMP; plus

            (2)   without duplication of any amounts included in clause (1) above, 100% of the aggregate net cash proceeds of any equity contribution received by HMP from a holder of HMP's Capital Stock.

        Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

           (1)   the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

           (2)   the acquisition of any shares of Capital Stock of HMP, either (A) solely in exchange for shares of Qualified Capital Stock of HMP or (B) if no Default or Event of Default shall have occurred and be continuing, through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of HMP) of shares of Qualified Capital Stock of HMP;

           (3)   the acquisition of any Indebtedness of HMP that is subordinate or junior in right of payment to the notes either (A) solely in exchange for shares of Qualified Capital Stock of HMP, or (B) if no Default or Event of Default shall have occurred and be continuing, through the application of net proceeds of a substantially concurrent sale or incurrence for cash (other than to a Subsidiary of HMP) of (x) shares of Qualified Capital Stock of HMP or (y) Refinancing Indebtedness;

           (4)   so long as no Default or Event of Default shall have occurred and be continuing, repurchases by HMP of, or dividends to Parent to permit repurchases by Parent of, Common Stock of HMP or Parent from employees of Parent, HMP or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees, in an aggregate amount not to exceed $4.0 million in any fiscal year;

           (5)   distributions by HMP to Parent pursuant to the Tax Sharing Agreement;

           (6)   payments to Parent for legal, audit, and other expenses directly relating to the administration of Parent which, when aggregated with loans made to Parent in accordance with clause (14) under the definition of "Permitted Investments", will not exceed $3.0 million in any fiscal year;

           (7)   payments of dividends on Disqualified Capital Stock issued in accordance with "Limitation on Incurrence of Additional Indebtedness" above;

           (8)   Investments by Huntsman LLC or any of its Restricted Subsidiaries so long as at the time of such Investment or immediately after giving effect thereto:

            (A)  no Default or an Event of Default shall have occurred and be continuing;

            (B)  Huntsman LLC is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness of Huntsman LLC) in compliance with paragraph (b) under the "Limitation on Incurrence of Additional Indebtedness" covenant; and

            (C)  the aggregate amount of Investments made after the Issue Date under this clause (8), including the fair market value as determined reasonably and in good faith by the board of managers of Huntsman LLC of non-cash amounts constituting Investments, shall not exceed 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of Huntsman LLC and its Restricted Subsidiaries earned from the Issue Date through the last day of the last full fiscal quarter immediately preceding the date the Investment occurs (treating such period as a single accounting period);

           (9)   Investments by HI or any of its Restricted Subsidiaries so long as at the time of such Investment or immediately after giving effect thereto:

            (A)  no Default or an Event of Default shall have occurred and be continuing;

            (B)  HI is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness of HI) in compliance with paragraph (c) under the "Limitation on Incurrence of Additional Indebtedness" covenant; and

            (C)  the aggregate amount of Investments made after June 30, 1999, including the fair market value as determined reasonably and in good faith by the board of managers of HI of non-cash amounts constituting Investments, shall not exceed 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of HI earned from June 30, 1999 through the last day of the last full fiscal quarter immediately preceding the date the Restricted Payment occurs (treating such period as a single accounting period);

         (10)   Investments by HMP in Capital Stock of HMP's Unrestricted Subsidiaries to the extent such Capital Stock was contemporaneously contributed to HMP from holders of HMP's Capital Stock; and

         (11)   payments to Parent in connection with any initial public offering or a sale of all or substantially all the assets of Parent in an aggregate amount not to exceed $10.0 million.

        For purposes of determining compliance with this covenant, if a Restricted Payment would be permitted to be made by one or more of the provisions of the previous two paragraphs, HMP may classify, on the date of making such Restricted Payment, which provision such Restricted Payment shall be made pursuant to.

        In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (B) of the first paragraph of this covenant, cash amounts expended pursuant to clauses (1), (2) and (4) of this paragraph shall be included in such calculation.

        Not later than the date of making any Restricted Payment pursuant to clause (B) of the first paragraph of this covenant, HMP shall deliver to the trustee an officers' certificate stating that such Restricted Payment complies with the indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon HMP's quarterly financial statements last provided to the trustee pursuant to "—Reports to Holders".

        Limitation on Asset Sales.    HMP will not, and will not permit any of its Restricted Subsidiaries to, sell, transfer or otherwise dispose of any Collateral. In addition, HMP will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1)   HMP or the applicable Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets that are sold or otherwise disposed of, as determined in good faith by HMP's board of directors;

          (2)   at least 75% of the consideration received by HMP or the applicable Restricted Subsidiary from the Asset Sale is in the form of cash or Cash Equivalents, and is received at the time of the Asset Sale. For the purposes of this provision, the amount of any liabilities shown on the most recent applicable balance sheet of HMP or the applicable Restricted Subsidiary, other than liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets will be deemed to be cash for purposes of this provision; and

          (3)   upon the consummation of an Asset Sale, HMP applies, or causes the applicable Restricted Subsidiary to apply, the Net Cash Proceeds relating to the Asset Sale within 365 days of having received the Net Cash Proceeds to:

            (A)  prepay any Indebtedness of a Restricted Subsidiary of HMP that is the seller or either the parent or a Subsidiary of the seller in such Asset Sale (other than Indebtedness of HIH that is pari passu with or subordinated to the HIH Senior Subordinated Discount Notes) and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility;

            (B)  make an investment in or expenditures for properties and assets (including Capital Stock of any entity) that replace the properties and assets that were the subject of the Asset Sale or in properties and assets (including Capital Stock of any entity) that will be used in the business of Huntsman LLC and its Restricted Subsidiaries or HI and its Restricted Subsidiaries, depending upon the identity of the seller in such Asset Sale, in each case on the date of issuance of the notes or in businesses reasonably related thereto ("Replacement Assets"); and/or

            (C)  make an acquisition of all the Capital Stock or assets of any Person or division conducting a business reasonably related to that of Huntsman LLC and its Restricted Subsidiaries or HI and its Restricted Subsidiaries, depending on the identity of the seller in such Asset Sale, in each case on the date of issuance of the notes, or

            (D)  a combination of prepayment, repurchase and investment permitted by foregoing clauses (A), (B) and (C).

        Any Net Proceeds that HMP does not apply, or decides not to apply, in accordance with the preceding paragraph will constitute a "Net Proceeds Offer Amount". The 366th day after an Asset Sale or any earlier date on which the board of HMP or board of the applicable Restricted Subsidiary determines not to apply the Net Cash Proceeds in accordance with the preceding paragraph is a "Net Proceeds Offer Trigger Date". When the aggregate amount of the Net Proceeds Offer Amount is equal to or exceeds $30.0 million, HMP or such Restricted Subsidiary must make an offer to purchase (a "Net Proceeds Offer") on a date that is not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from (i) all holders of notes, and (ii) all holders of Indebtedness of HMP that is pari passu with the notes, on a pro rata basis, the maximum Accreted Value of notes or accreted value of pari passu Indebtedness that may be purchased with the Net Proceeds Offer Amount. The offer price in any Net Proceeds Offer will be equal to 100% of the Accreted Value of the notes to be purchased, on the date of purchase.

        Notwithstanding clause (3) of the first paragraph of this covenant or the immediately preceding paragraph, HMP shall have up to 425 days to comply with such clause (3) and the Net Proceeds Offer Trigger Date shall be extended to the 426th day after an Asset Sale to the extent that any Subsidiary of HMP requires such extra time in order to comply with their debt instruments (including, without limitation, credit agreements and indentures) that require an offer to purchase debt securities to be made with the proceeds of asset sales.

        The following events will be deemed to constitute an Asset Sale and the Net Proceeds from such Asset Sale must be applied in accordance with this covenant:

  •
  in the event any non-cash consideration received by HMP or any Restricted Subsidiary of HMP in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration); or

  •
  in the event of the transfer of substantially all, but not all, of the property and assets of HMP and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "—Merger, Consolidation and Sale of Assets", and as a result thereof HMP is no longer an obligor on the notes, the successor corporation shall be deemed to have sold the properties and assets of HMP and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of HMP or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

        Notwithstanding the provisions described in the immediately preceding paragraphs, HMP and its Restricted Subsidiaries may consummate an Asset Sale without complying with such provisions to the extent:

          (1)   at least 80% of the consideration for such Asset Sale constitutes Replacement Assets purchased by Huntsman LLC and its Restricted Subsidiaries or HI and its Restricted Subsidiaries, depending on the identity of the seller in such Asset Sale; and

          (2)   such Asset Sale is for fair market value.

Any consideration that does not constitute Replacement Assets that is received by HMP or any of its Restricted Subsidiaries in connection with any Asset Sale permitted under this paragraph will constitute Net Cash Proceeds and will be subject to the provisions described in the preceding paragraphs.

        Each Net Proceeds Offer will be mailed to the record holders as shown on the register of holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the trustee, and shall comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part in integral multiples of $1,000 principal amount at maturity, as the case may be, in exchange for cash. To the extent holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering holders as well as Indebtedness of HMP that is pari passu with the notes that contain provisions regarding offers to purchase with proceeds of sales of assets will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

        HMP will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Limitation on Asset Sale" provisions of the indenture, HMP shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Limitation on Asset Sale" provisions of the indenture by virtue thereof.

        Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.    HMP will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any of its Restricted Subsidiaries to (A) pay dividends or make any other distributions on or in respect of its Capital Stock; (B) make loans or advances or to pay any Indebtedness or other obligation owed to HMP or any of its other Restricted Subsidiaries; or (C) transfer any of its property or assets to HMP or any of its other Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:

           (1)   applicable law;

           (2)   the indenture relating to the notes;

           (3)   the Credit Facilities;

           (4)   agreements and instruments existing on the Issue Date of the notes to the extent and in the manner such agreements are in effect on such date;

           (5)   Indebtedness incurred by HI or any of its Restricted Subsidiaries or Huntsman LLC or any of its Restricted Subsidiaries after the Issue Date to the extent (x) permitted under "—Limitation on Incurrence of Additional Indebtedness" and (y) the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to HMP in any material respect as determined by the board of directors of HMP in their reasonable and good faith judgment then the provisions relating to such encumbrance or restriction contained in the Credit Facilities;

           (6)   customary non-assignment provisions of any contract or any lease governing a leasehold interest of HMP or any of its Restricted Subsidiaries;

           (7)   any agreements existing at the time of acquisition of any Person or the properties or assets of the Person so acquired (including agreements governing Acquired Indebtedness), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

           (8)   restrictions imposed by any agreement to sell assets or Capital Stock permitted under the indenture to any Person pending the closing of such sale;

           (9)   any agreement or instrument governing Capital Stock of any Person that is acquired;

         (10)   Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity;

         (11)   Liens incurred in accordance with the covenant described under "—Limitation on Liens";

         (12)   any restriction under an agreement governing Indebtedness of a Foreign Subsidiary permitted to be incurred by the covenant described under "—Limitation on Incurrence of Additional Indebtedness";

         (13)   restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

         (14)   customary restrictions in Capitalized Lease Obligations, security agreements or mortgages securing Indebtedness of HMP or any of its Restricted Subsidiaries to the extent such restrictions restrict the transfer of the property subject to such Capitalized Lease Obligations, security agreements or mortgages;

         (15)   customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

         (16)   contracts entered into in the ordinary course of business, not relating to Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of

  HMP or any of its Restricted Subsidiaries in any manner material to HMP or any of its Restricted Subsidiaries; and

         (17)   an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4), (5), (7), (10), (11) and (14) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to HMP in any material respect as determined by the board of directors of HMP in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4), (5), (7), (10), (11) and (14).

        Limitation on Preferred Stock of Restricted Subsidiaries.    HMP will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to HMP or to a Wholly-Owned Restricted Subsidiary of HMP) or permit any Person (other than HMP or any of its Restricted Subsidiaries) to own any Preferred Stock of any Wholly-Owned Restricted Subsidiary of HMP.

        Limitation on Liens.    HMP shall not create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind upon any property or assets (including without limitation, the Capital Stock of any Restricted Subsidiaries owned directly by HMP, but not the Capital Stock of Restricted Subsidiaries owned by other Restricted Subsidiaries of HMP) of HMP or the Collateral, except for Permitted Liens.

        Merger, Consolidation and Sale of Assets.    HMP will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, transfer or otherwise dispose of (or permit any of its Restricted Subsidiaries to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of HMP's assets (determined on a consolidated basis for HMP and its Restricted Subsidiaries) unless:

          (1)   either (A) HMP shall be the surviving or continuing Person or (B) the Person (if other than HMP) formed by such merger, consolidation or the purchaser of all or substantially all of HMP's assets is a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia (the "Surviving Entity");

          (2)   the Surviving Entity, if any, expressly assumes by a supplemental indenture that is in form and substance satisfactory to the trustee all rights and obligations of HMP under the notes and the indenture and the Security Documents;

          (3)   immediately after giving effect to such transaction, including the assumption of the notes, HMP or the Surviving Entity, as the case may be, shall have a Consolidated Fixed Charge Coverage Ratio of greater than 2.0 to 1.0;

          (4)   immediately before and after giving effect to such transaction, including the assumption of the notes, no default or Event of Default shall have occurred or exists; and

          (5)   HMP or the Surviving Entity shall have delivered to the trustee an officers' certificate and an opinion of counsel, stating that all requirements under the indenture for such a transaction have been satisfied.

Notwithstanding anything in this section to the contrary,

          (1)   HMP may merge with an Affiliate that has no material assets or liabilities and that is incorporated solely for the purpose of reincorporating HMP in another state of the United States or the District of Columbia without complying with clause (3) of the first paragraph of this covenant and

          (2)   any transaction characterized as a merger under applicable state law where each of the constituent entities survives, will not be treated as a merger for purposes of this covenant, but instead will be treated as:

    •
    an Asset Sale, if the result of such transaction is the transfer of assets by HMP or a Restricted Subsidiary, or

    •
    an Investment, if the result of such transaction is the acquisition of assets by HMP or a Restricted Subsidiary.

        Limitations on Transactions with Affiliates.    (a) HMP will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than:

          (1)   Affiliate Transactions permitted under the provision described in the last paragraph of this paragraph (a); and

          (2)   Affiliate Transactions on terms that are no less favorable to HMP or the relevant Restricted Subsidiary than those terms that might reasonably have been obtained in a comparable transaction by HMP or the relevant Restricted Subsidiary and a Person that is not an Affiliate of HMP or the relevant Restricted Subsidiary.

        The board of directors of HMP and the board of the relevant Restricted Subsidiary must approve each Affiliate Transaction to which they are a party that involves aggregate payments or other property with a fair market value in excess of $5 million. This approval must be evidenced by a board resolution that states that the board of directors has determined that the transaction complies with the foregoing provisions.

        If HMP or any of its Restricted Subsidiaries enters into an Affiliate Transaction that involves an aggregate fair market value of more than $10 million, then prior to the consummation of the Affiliate Transaction, the parties to such Affiliate Transaction must obtain a favorable opinion as to the fairness of such transaction or series of related transactions to HMP or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the trustee.

        The restrictions described in the preceding paragraphs of paragraph (a) of this covenant do not apply to:

  •
  reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, managers, employees or consultants of HMP or any of its Restricted Subsidiaries as determined in good faith by HMP's board of directors or senior management;

  •
  transactions exclusively between or among HMP and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the indenture (including, without limitation, paragraph (b) below);

  •
  any agreement as in effect as of the date of issuance of the notes or contemplated under the Contribution Agreement or any amendment thereto or any transaction contemplated thereby or in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement;

  •
  Permitted Investments and Restricted Payments made in compliance with "—Limitation on Restricted Payments", other than (i) Permitted Investments that are made in HMP Unrestricted Subsidiaries created or acquired after the Issue Date; and (ii) Investments that are part of the same transaction or series of related transactions that exceed $15.0 million in the aggregate;

  •
  transactions between or among any of HMP, any of its Subsidiaries and any Securitization Entity in connection with a Qualified Securitization Transaction, in each case provided that such transactions are not otherwise prohibited by the indenture; and

  •
  transactions with distributors or other purchases or sales of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which when taken together are fair to HMP or the Restricted Subsidiaries as applicable, in the reasonable determination of the board of directors of HMP or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

        (b)   HMP will not permit Huntsman LLC and any of its Restricted Subsidiaries, on the one hand, to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, any sale, conveyance, transfer, lease or assignment of assets or properties and any Investment), or for the benefit of, HIH and any of its Restricted Subsidiaries, on the other hand, or vice versa (each, an "Intercompany Transaction"), other than:

          (1)   Intercompany Transactions permitted under the provision described in the last paragraph of this paragraph (b); and

          (2)   Intercompany Transactions on terms that are no less favorable to Huntsman LLC, HIH and the relevant Restricted Subsidiary(ies) than those terms that might reasonably have been obtained in a comparable transaction by Huntsman LLC, HIH and the relevant Restricted Subsidiary(ies) and an unrelated Person.

        The board of managers of each of Huntsman LLC, HIH and the relevant Restricted Subsidiary(ies) must approve each Intercompany Transaction to which they are a party that involves aggregate payments or other property with a fair market value in excess of $5 million. This approval must be evidenced by a resolution that states that the board of managers has determined that the transaction complies with the foregoing provisions.

        If Huntsman LLC, HIH and any Restricted Subsidiary(ies) thereof enters into an Intercompany Transaction that involves an aggregate fair market value of more than $10 million, then prior to the consummation of the Intercompany Transaction, the parties to such Intercompany Transaction must obtain a favorable opinion as to the fairness of such transaction or series of related transactions to Huntsman LLC, HIH and any Restricted Subsidiary(ies) party thereto from a financial point of view, from an Independent Financial Advisor and file the same with trustee.

        The restrictions described in the preceding paragraphs of paragraph (b) of this covenant do not apply to:

  •
  any agreement as in effect as of the date of issuance of the notes or contemplated under the Contribution Agreement or any amendment thereto or any transaction contemplated thereby or in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement; and

  •
  transactions relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which when taken together are fair to Huntsman LLC, HIH and the Restricted Subsidiary(ies), in the reasonable determination of the board of directors of HMP or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

        Limitation of Guarantees by Restricted Subsidiaries.    HMP will not permit either Huntsman LLC and its Restricted Subsidiaries or HIH and its Restricted Subsidiaries to, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of HIH and its Restricted Subsidiaries or Huntsman LLC and its Restricted Subsidiaries, respectively. In addition, HMP will not permit any of its Restricted Subsidiaries to, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness (other than these notes) of HMP; provided, that Alta One Inc. may guarantee Indebtedness of HMP permitted to be incurred under clause (3) of the definition of "Permitted Indebtedness of HMP."

        Capital Stock of Certain Subsidiaries.    HMP will at all times, directly or indirectly, hold (i) 100% of the membership interests of Huntsman LLC and (ii) at least 311.111 units of HIH. If HMP creates or acquires a Subsidiary after the Issue Date that is not also a Subsidiary of Huntsman LLC or HIH, such Subsidiary shall be required to be an Unrestricted Subsidiary under the indenture at all times (each, an "HMP Unrestricted Subsidiary"). In addition, if Huntsman Holdings, LLC directly or indirectly acquires any Common Stock of Vantico Group S.A. or any holding company thereof (each, a "Vantico Company"), (1) it shall immediately contribute such Common Stock to HMP as a common equity contribution, (2) any such initial common equity contribution shall not result in the issuance of Common Stock of HMP, and (3) any such Vantico Company shall immediately thereafter be designated as an Unrestricted Subsidiary of HMP.

        Excess Cash Flow.    HMP will, within 120 days after the end of each fiscal year beginning December 31, 2003, deliver an officer's certificate to the trustee certifying (1) the calculation of Excess Cash Flow for such fiscal year, and (2) the amount of Excess Cash Flow (i) that has been used since the end of such fiscal year and (ii) that the board of directors of HMP has determined in good faith will be used to fund HMP's business plan and/or liquidity needs for the next twelve (12) calendar months following the date of such officer's certificate (the sum of the amounts in such clause (i) and (ii), the "Reserved Cash Flow Amount"). HMP shall cause its Restricted Subsidiaries, to the extent not restricted by any encumbrances or restrictions described in any of clauses (1) through (17) of "—Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries", to pay or distribute the amount of Excess Cash Flow, if any, in excess of the Reserved Cash Flow Amount to HMP no later than the 130th day after the end of such fiscal year beginning December 31, 2003. Such funds will be used by HMP to (x) purchase, defease, redeem, prepay or otherwise acquire or retire for value the notes in accordance with the provisions of the indenture governing the notes, or (y) be deposited in a cash collateral account of HMP under the Security Documents for the benefit of the holders of the notes.

        Conduct of Business.    HMP and its Restricted Subsidiaries (other than a Securitization Entity) will not engage in any businesses which are not the same, similar or related to the businesses in which HMP and its Restricted Subsidiaries were engaged on the date of issuance of the notes, except to the extent that after engaging in any new business, HMP and its Restricted Subsidiaries, taken as a whole, remain substantially engaged in similar lines of business as were conducted by them on the date of issuance of the notes. HMP shall not engage in any business other than holding the membership interests of Huntsman LLC and the HIH Equity Interests, the HIH Senior Subordinated Discount Notes and Permitted Investments and Restricted Payments made in accordance with the terms of the indenture. Alta One Inc. shall not engage in any business other than ownership of the 300 units of HIH.

        Reports to Holders.    Whether or not required by the SEC, so long as any notes are outstanding, after the date the exchange offer is required to be consummated, each of HMP, Huntsman LLC and HI must furnish to the holders of notes, within the time periods specified in the SEC's rules and regulations including any extension periods available under such rules and regulations and excluding any requirement and time periods applicable to "accelerated filers" (as defined in Rule 12b-2 under the Exchange Act) under such rules and regulations, and make available to securities analysts and potential investors upon request:

          (1)   all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if such Person were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by such Person's certified independent accountants; and

          (2)   all current reports that would be required to be filed with the SEC on Form 8-K if such Person were required to file such reports.

        If HMP has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information of HMP, Huntsman LLC and HI required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of HMP, Huntsman LLC or HI and its Restricted Subsidiaries (as applicable) separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

Events of Default

        Each of the following will constitute an "Event of Default" under the indenture:

          (1)   the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days;

          (2)   the failure to pay the Accreted Value of any notes, when such Accreted Value becomes due and payable, at maturity, upon redemption or otherwise;

          (3)   the failure of HMP to comply with any covenant or agreement contained in the indenture for a period of 60 days after HMP receives a written notice specifying the default (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the Accreted Value of the notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

          (4)   any default under any agreement governing Indebtedness of HMP or any of its Restricted Subsidiaries, if that default:

            (A)  is caused by the failure to pay at final maturity the principal amount of any Indebtedness after giving effect to any applicable grace periods and any extensions of time for payment of such Indebtedness; or

            (B)  results in the acceleration of the final stated maturity of any such Indebtedness;

and in each case, the aggregate principal amount of such Indebtedness unpaid or accelerated equals or exceeds $5 million and has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such final maturity or acceleration;

          (5)   the failure of HMP or its Restricted Subsidiaries to pay or otherwise discharge or stay one or more judgments that shall be rendered against HMP or any of its Restricted Subsidiaries in an aggregate amount exceeding $25 million, which are not covered by indemnities or third party insurance as to which the Person giving such indemnity or such insurer has not disclaimed coverage, for a period of 60 days after such judgments become final and non-appealable;

          (6)   certain events of bankruptcy affecting HMP or any of its Significant Subsidiaries; or

          (7)   default by HMP in the performance of the Security Documents which results in the unenforceability, invalidity, imperfection or lack of requisite priority of the trustee's lien on the Collateral, or the repudiation or disaffirmation by HMP of its obligations under the Security Documents or the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against HMP for any reason.

        If an Event of Default arising from certain events of bankruptcy with respect to HMP occurs and is continuing, then the Default Amount will become immediately due and payable without further action or notice. If any other Event of Default occurs and is continuing, then the trustee or the holders of at least 25% in Accreted Value of notes may declare the Default Amount of all the notes to be due and payable by notice in writing (the "Acceleration Notice") to HMP and the trustee, which notice must also specify that it is a "notice of acceleration". In that event, the notes will become immediately due and payable.

        The "Default Amount" as of a particular date shall equal the Accreted Value of the notes as of such date.

        At any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in Accreted Value of the notes may rescind and cancel such declaration and its consequences:

          (1)   if the rescission would not conflict with any judgment or decree of a court of competent jurisdiction;

          (2)   if all existing Events of Default have been cured or waived except nonpayment of Accreted Value or interest that has become due solely because of the acceleration;

          (3)   to the extent the payment of such interest is lawful, interest (at the same rate specified in the notes) on overdue payments of Accreted Value or interest, which has become due otherwise than by such declaration of acceleration, has been paid;

          (4)   if HMP has paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances; or

          (5)   in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the above description of Events of Default, the trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived.

        No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The holders of a majority in Accreted Value of the notes may waive any existing default or Event of Default under the indenture and its consequences except a default in the payment of Accreted Value of or interest on any notes.

        Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in Accreted Value of the then outstanding notes may direct the trustee in its exercise of any trust or power or may exercise any of the trustee's powers.

        Subject to the provisions of the indenture relating to the duties of the trustee, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless those holders have offered the trustee reasonable indemnity. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default, other than a Default or Event of Default relating to the payment of Accreted Value or interest, if it determines that withholding notice is in the best interest of the holders.

        Under the indenture, HMP will be required to provide an officers' certificate to the trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default, and will provide such certification at least annually as to whether or not they know of any Default or Event of Default that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

        HMP may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding notes ("Legal Defeasance"). Legal Defeasance means that HMP will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

          (1)   the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due from the trust fund referred to below;

          (2)   HMP's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

          (3)   the rights, powers, trust, duties and immunities of the trustee and HMP's obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the indenture.

        In addition, HMP may, at its option and at any time, elect to have the obligations of HMP released with respect to certain of its covenants that are described in the indenture ("Covenant Defeasance") and will be absolved from liability thereafter for failing to comply with such obligations with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)   HMP must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, non-callable U.S. government obligations, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the Accreted Value and premium, if any, on the notes on the stated date for payment thereof or on the applicable redemption date;

          (2)   in the case of Legal Defeasance, HMP shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

            (A)  HMP has received from, or there has been published by, the Internal Revenue Service a ruling; or

            (B)  since the date of the indenture, there has been a change in the applicable U.S. federal income tax law,

  in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; provided, however, such opinion of counsel shall not be required if all the notes will become due and payable on the maturity date within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee;

          (3)   in the case of Covenant Defeasance, HMP shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no default or Event of Default shall have occurred and be continuing on the date of such deposit insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

          (5)   such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the indenture or any other instrument or material agreement to which HMP or any of its Subsidiaries is a party or by which HMP or any of its Subsidiaries is bound;

          (6)   HMP shall have delivered to the trustee an officers' certificate stating that the deposit was not made by HMP with the intent of preferring the holders of the notes over any other creditors of HMP or with the intent of defeating, hindering, delaying or defrauding any other creditors of HMP or others;

          (7)   HMP shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

          (8)   HMP shall have delivered to the trustee an opinion of counsel to the effect that:

    •
    either (A) HMP has assigned all its ownership interest in the trust funds to the trustee or (B) the trustee has a valid perfected security interest in the trust funds; and

    •
    assuming no intervening bankruptcy of HMP between the date of the deposit and the 124th day following the perfection of a security interest in the deposit and that no holder is an insider of HMP, after the 124th day following the perfection of a security interest in the deposit, the trust funds will not be subject to avoidance as a preference under Section 547 of the Federal Bankruptcy Code.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect, except as to surviving rights of registration of transfer or exchange of the notes, as to all outstanding notes when:

          (1)   either

            (A)  all the existing authenticated and delivered notes (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by HMP and repaid to HMP or discharged from such trust) have been delivered to the trustee for cancellation; or

            (B)  all notes not previously delivered to the trustee for cancellation have become due and payable (including by way of irrevocable instructions delivered by HMP to the trustee to effect the redemption of the Notes within six months of delivery of such instructions), and HMP has irrevocably deposited, or caused to be deposited, with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not already delivered to the trustee for cancellation, for Accreted Value and premium, if any, on the notes to the date of deposit together with irrevocable instructions from HMP directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

          (2)   HMP has paid all other sums payable under the indenture by HMP; and

          (3)   HMP has delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

        All funds that remain unclaimed for one year will be paid to HMP, and thereafter holders of the notes must look to HMP for payment as general creditors.

Cancellation

        All notes that are redeemed by or on behalf of HMP will be cancelled and, accordingly, may not be reissued or resold. If HMP purchases any notes, such acquisition shall not operate as a redemption unless such notes are surrendered for cancellation.

Modification of the Indenture and Security Documents

        Without the consent of each holder of an outstanding note affected, no amendment and waiver may:

          (1)   reduce the amount of notes whose holders must consent to an amendment;

          (2)   change the method of calculation of or reduce the rate of or change, or have the effect of changing, the time for payment of Accreted Value or defaulted interest on any notes;

          (3)   reduce the principal or Accreted Value of or change the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price for the notes;

          (4)   make any notes payable in money other than that stated in the notes;

          (5)   make any change in provisions of the indenture relating to the rights of holders of notes to receive payment of Accreted Value and interest on the notes or permitting holders of a majority in Accreted Value of notes to waive defaults or Events of Default;

          (6)   amend, change or modify in any material respect the obligation of HMP to make and complete a Change of Control Offer after the occurrence of a Change of Control or make and complete a Net Proceeds Offer with respect to any Asset Sale that has been completed;

          (7)   modify or change any provision of the indenture affecting the ranking of the notes in a manner which adversely affects the holders; provided, however, that the ranking of the notes shall not be deemed to be affected solely by virtue of (x) any change to or release of the Collateral or (y) any circumstances resulting in other Indebtedness of HMP being secured to a greater or lesser extent, or with greater or lower priority, than the notes; or

          (8)   release all or substantially all the Collateral.

        Other modifications and amendments of the indenture and the Security Documents may be made with the consent of the holders of a majority in Accreted Value of the then outstanding notes issued under the indenture.

        Without the consent of any holder of the notes, HMP and the trustee may amend or supplement the indenture, the notes or the Security Documents to:

          (1)   cure any ambiguity, defect or inconsistency;

          (2)   provide for the assumption of HMP's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all HMP's assets;

          (3)   provide for uncertificated notes in addition to or in place of certificated notes;

          (4)   make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect in any material respect the rights under the indenture of any such holder; or

          (5)   comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Governing Law

        The indenture provides that it, the notes and the Security Documents are governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

        The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture or the Trust Indenture Act. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

        The indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the trustee, should it become a creditor of HMP, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the trustee is permitted to engage in other transactions; provided that if the trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "A Notes" means the $945,048,000 principal amount at maturity of 13.375% Senior Discount Notes due 2009 of HIH.

        "Accreted Value" means, as of any date prior to May 15, 2008, an amount per $1,000 principal amount at maturity of notes that is equal to the sum of (a) the initial accreted value of $484.03 per $1,000 principal amount at maturity of notes and (b) the portion of the excess of the principal amount of such notes over such initial accreted value which shall have been amortized through such date, such amount to be so amortized on a daily basis and compounded semiannually on each May 15 and November 15, commencing November 15, 2003 at the Applicable Rate from the Issue Date of the notes through the date of determination computed on the basis of a 360-day year of twelve 30-day months, and as of any date after May 15, 2008, the principal amount at maturity of the notes.

        "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with or into HMP or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation, except for Indebtedness of a Person or any of its Subsidiaries that is repaid at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with or into HMP or any of its Restricted Subsidiaries.

        "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing; provided, however, that none of the initial purchasers or their Affiliates shall be deemed to be an Affiliate of HMP.

        "Applicable Rate" means 15% per annum.

        "Asset Acquisition" means, with respect to any Person:

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  an Investment by a Person or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of such Person or of any Restricted Subsidiary of such Person, or shall be merged with or into such Person or of any Restricted Subsidiary of such Person; or

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  the acquisition by such Person or any Restricted Subsidiary of such Person of the assets of any Person (other than a Restricted Subsidiary of such Person) which constitute all or substantially all the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

        "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by HMP or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than HMP or its Restricted Subsidiaries of (A) any Capital Stock of any Restricted Subsidiary of HMP that does not constitute Collateral; or (B) any other property or assets of HMP or any of its Restricted Subsidiaries that does not constitute Collateral other than in the ordinary course of business; provided, however, that Asset Sales shall not include:

          (1)   a transaction or series of related transactions for which HMP or its Restricted Subsidiaries receive aggregate consideration of less than $2.5 million;

          (2)   sales of accounts receivable and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" to a Securitization Entity for the fair market value thereof;

          (3)   sales or grants of licenses to use the patents, trade secrets, know-how and other intellectual property of HMP or any of its Restricted Subsidiaries to the extent that such license does not prohibit HMP or any of its Restricted Subsidiaries from using the patent, trade secret, know how or technology licensed or require HMP or any of its Restricted Subsidiaries to pay any fees for any such use;

          (4)   the sale, lease, conveyance, disposition or other transfer:

    •
    of all or substantially all the assets of HMP as permitted under "—Merger, Consolidation and Sale of Assets",

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    of any Capital Stock or other ownership interest in or assets or property of an Unrestricted Subsidiary or a Person which is not a Subsidiary,

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    involving only Cash Equivalents, Foreign Cash Equivalents or inventory in the ordinary course of business or obsolete equipment in the ordinary course of business consistent with past practices of HMP,

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    pursuant to any foreclosure of assets or other remedy provided by applicable law to a creditor of HMP or any of its Subsidiaries with a Lien on such assets, which Lien is permitted under the indenture; provided that such foreclosure or other remedy is conducted in a commercially reasonable manner or in accordance with any bankruptcy law; or

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    including only the lease or sublease of any real or personal property in the ordinary course of business;

          (5)   the consummation of any transaction in accordance with the terms of "—Limitation on Restricted Payments";

          (6)   the making of Permitted Investments; and

          (7)   any merger or consolidation consummated in compliance with the covenant under "—Merger, Consolidation and Sale of Assets."

        "Australian Unrestricted Subsidiaries" means the Unrestricted Subsidiaries referred to in clause (3) of the definition of "Unrestricted Subsidiaries."

        "BASF Note" means that certain $75 million 7% subordinated note payable to BASF Capital Corporation by Huntsman Specialty Chemicals Corporation.

        "Business Day" means a day that is not a Saturday or Sunday or a day on which banking institutions in New York, New York are not required to be open.

        "Capital Stock" means:

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    with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and

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    with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

        "Capitalized Lease" means a lease that is required to be classified and accounted for as a capitalized lease under GAAP.

        "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Cash Equivalents" means:

          (1)   a marketable obligation, maturing within two years after issuance thereof, issued or guaranteed by the United States of America or an instrumentality or agency thereof;

          (2)   a certificate of deposit or banker's acceptance, maturing within one year after issuance thereof, issued by any lender under the Credit Facilities, or a national or state bank or trust company or a European, Canadian or Japanese bank, in each case having capital, surplus and undivided profits of at least $100,000,000 and whose long-term unsecured debt has a rating of "A" or better by S&P or A2 or better by Moody's or the equivalent rating by any other nationally recognized rating agency (provided that the aggregate face amount of all Investments in certificates of deposit or bankers' acceptances issued by the principal offices of or branches of such European or Japanese banks located outside the United States shall not at any time exceed 33% of all Investments described in this definition);

          (3)   open market commercial paper, maturing within 270 days after issuance thereof, which has a rating of A1 or better by S&P or P1 or better by Moody's, or the equivalent rating by any other nationally recognized rating agency;

          (4)   repurchase agreements and reverse repurchase agreements with a term not in excess of one year with any financial institution which has been elected primary government securities dealers by the Federal Reserve Board or whose securities are rated AA- or better by S&P or Aa3 or better by Moody's or the equivalent rating by any other nationally recognized rating agency relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America;

          (5)   "Money Market" preferred stock maturing within six months after issuance thereof or municipal bonds issued by a corporation organized under the laws of any state of the United States, which has a rating of "A" or better by S&P or Moody's or the equivalent rating by any other nationally recognized rating agency;

          (6)   tax exempt floating rate option tender bonds backed by letters of credit issued by a national or state bank whose long-term unsecured debt has a rating of AA or better by S&P or Aa2 or better by Moody's or the equivalent rating by any other nationally recognized rating agency; and

          (7)   shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody's or any other mutual fund holding assets consisting (except for de minimis amounts) of the type specified in clauses (1) through (6) above.

        "Change of Control" means

          (1)   prior to the initial public equity offering of Parent or HMP, the failure by Mr. Jon M. Huntsman, his spouse, direct descendants, an entity controlled by any of the foregoing and/or by a trust of the type described hereafter, and/or a trust for the benefit of any of the foregoing (the "Huntsman Group"), collectively to have the power, directly or indirectly, to vote or direct the voting of securities having at least a majority of the ordinary voting power for the election of directors of HMP, Huntsman LLC, HIH and HI,

          (2)   after the initial public equity offering, the occurrence of the following:

            (A)  any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more members of the Huntsman Group or any MatlinPatterson Person, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the then outstanding voting capital stock of HMP other than in a transaction having the approval of the board of directors of HMP at least a majority of which are Continuing Directors; or

            (B)  Continuing Directors shall cease to constitute at least a majority of the managers constituting the board of directors of HMP,

          (3)   HMP or HIH consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets (determined on a consolidated basis) to any Person (other than a disposition of such assets as an entirety or substantially as an entirety to a Wholly Owned Restricted Subsidiary), or the holders of Voting Stock of HMP or HIH approve any plan for the liquidation or dissolution of HMP or HIH, as applicable, or any Person consolidates with, or merges with or into, HMP or HIH, in any such event pursuant to a transaction in which the outstanding Voting Stock of HMP or HIH, as applicable, is converted into or exchanged for cash, securities or other property, other than any such transaction where (x) the outstanding Voting Stock of HMP or HIH, as applicable, is converted into or exchanged for Voting Stock (other than Disqualified Capital Stock) of the surviving or transferee corporation and (y) the "beneficial owners" (as defined in clause (2)(A) above) of the Voting Stock of HMP or HIH, as applicable, immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving or transferee corporation immediately after such transaction; or

          (4)   at any time, the sale of all or substantially all the assets of either HMP and its Subsidiaries taken as a whole or HI and its Subsidiaries taken as a whole.

        "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by HMP or any of its Restricted Subsidiaries designed to protect HMP or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually at that time used in the ordinary course of HMP or any of its Restricted Subsidiaries.

        "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the date of issuance of the notes or issued thereafter, and includes, without limitation, all series and classes of such common stock.

        "consolidated" or "consolidation" when used herein with respect to a Person and its Restricted Subsidiaries means the consolidation of the accounts of such Person and its Restricted Subsidiaries as required under GAAP; provided that for purposes of the indenture and any financial statements required under "—Reports to Holders", HI and its Restricted Subsidiaries shall not be deemed consolidated Restricted Subsidiaries of Huntsman LLC.

        "Consolidated Assets" means, with respect to any Person, the total assets of such Person and its consolidated Restricted Subsidiaries which would be properly classified as assets on a consolidated balance sheet of such Person and its consolidated Restricted Subsidiaries in accordance with GAAP.

        "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of:

          (1)   Consolidated Net Income, and

          (2)   to the extent Consolidated Net Income has been reduced thereby,

            (A)  all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business) and any payments made in compliance with clause (5) of the second paragraph under "—Certain Covenants—Limitations on Restricted Payments" paid during such period,

            (B)  Consolidated Interest Expense and

            (C)  Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period,

as determined on a consolidated basis for such Person and its Restricted Subsidiaries.

        "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters for which financial statements are available under "—Reports to Holders" (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period.

        In addition to the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis (on a basis consistent with Regulation S-X under the Securities Act) for the period of such calculation to:

          (1)   the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

          (2)   any asset sales or Asset Acquisitions (including, any Asset Acquisition giving rise to the need to make such calculation) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

        If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a Person other than HMP or a Restricted Subsidiary, the preceding paragraph will give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio",

          (1)   interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

          (2)   if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

          (3)   notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

        "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

          (1)   Consolidated Interest Expense, plus

          (2)   the product of:

            (A)  the amount of all dividend payments on any series of Preferred Stock of such Person and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and other than dividends paid to such Person or to a Restricted Subsidiary of such Person), paid, accrued or scheduled to be paid or accrued during such period times

            (B)  a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

        "Consolidated Leverage Ratio" means the ratio of (a) Net Debt to (b) Consolidated EBITDA of HMP and its Subsidiaries during the Four Quarter Period ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Leverage Ratio.

        For purposes of this definition, "Consolidated EBITDA" shall be calculated after giving effect on a pro forma basis (on a basis consistent with Regulation S-X under the Securities Act) for the period of such calculation to any asset sales or Asset Acquisitions (including, any Asset Acquisition giving rise to the need to make such calculation) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:

          (1)   the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation,

            (A)  any amortization of debt discount and amortization or write-off of deferred financing costs; provided that the amortization of debt discount with respect to the issuance of the notes shall not include any amortization of the value attributed by HMP in good faith to the warrants,

            (B)  the net costs under Interest Swap Obligations,

            (C)  all capitalized interest, and

            (D)  the interest portion of any deferred payment obligation; and

          (2)   the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any Person, for any period, the sum of

          (1)   aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP plus

          (2)   cash dividends or distributions paid to such Person by any other Person (the "Payor") other than a Restricted Subsidiary of the referent Person, to the extent not otherwise included in Consolidated Net Income, which have been derived from operating cash flow of the Payor; provided that there shall be excluded therefrom:

            (A)  after-tax gains from Asset Sales or abandonments or reserves relating thereto;

            (B)  after-tax items classified as extraordinary or nonrecurring gains;

            (C)  the net income (but not loss) of any Restricted Subsidiary of the Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted; provided, however, that (x) solely for the purpose of calculating the Consolidated Fixed Charge Ratio of HMP, any determination as to the exclusion of

    Consolidated Net Income of a Restricted Subsidiary pursuant to this clause (C) shall not give effect to any restrictions on the declaration or payment of dividends or other distributions which are permitted pursuant to clauses (3), (4), (5) or (17) of the exceptions under "—Certain Covenants—Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries and (y) the net income of Foreign Subsidiaries of HI shall only be excluded in any calculation of Consolidated Net Income of HI as a result of application of this clause (C) if the restriction on dividends or similar distributions results from consensual restrictions;

            (D)  the net income or loss of any Person, other than a Restricted Subsidiary of the Person, except to the extent of cash dividends or distributions paid to the Person or to a wholly owned Restricted Subsidiary of the Person by such Person;

            (E)  any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

            (F)  income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

            (G)  in the case of a successor to the Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

            (H)  all gains or losses from the cumulative effect of any change in accounting principles; and

            (I)   the net amount of any payments made in compliance with clause (5) of the second paragraph under "—Certain Covenants—Limitations on Restricted Payments" made during such period.

        "Consolidated Net Worth" of any Person means the consolidated stockholders' equity (or equivalent) of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

        "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash charges (including, without limitation, non-cash restructuring charges) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

        "Continuing Directors" means, as of any date, the collective reference to:

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  all members of the board of directors of HMP who have held office continuously since a date no later than twelve months prior to HMP's initial public equity offering; and

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  all members of the board of directors of HMP who assumed office after such date and whose appointment or nomination for election by HMP's shareholders was approved by a vote of at least 50% of the Continuing Directors in office immediately prior to such appointment or nomination.

        "Contribution Agreement" means the Contribution Agreement, dated April 15, 1999, among Huntsman Specialty, Imperial Chemical Industries PLC, HIH and HI, as such agreement is in effect on the date of issuance of the notes, or as amended from time to time.

        "Credit Facilities" means collectively (1) the Huntsman LLC Credit Facilities and (2) the HI Credit Facilities.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect HMP or any of its Restricted Subsidiaries against fluctuations in currency values.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the notes. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Capital Stock solely because the holders thereof have the right to require HMP to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Capital Stock if the asset sale or change of control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "—Limitation on Sale of Assets" and "—Repurchase at the Option of Holders upon a Change of Control" and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the repurchase of the notes as are required to be repurchased pursuant to "—Limitation on Sale of Assets" or Option of Holders upon a Change of Control". Notwithstanding the foregoing, Capital Stock shall not be deemed to be Disqualified Capital Stock if it may only be so redeemed solely in consideration of Qualified Capital Stock.

        "Domestic Subsidiary" means any subsidiary other than a Foreign Subsidiary.

        "Excess Cash Flow" for any fiscal year of HMP and its Restricted Subsidiaries means, without duplication, the excess of:

          (a)   the sum, without duplication, of:

              (i)  Consolidated EBITDA of HMP and its Restricted Subsidiaries for such fiscal year,

             (ii)  decreases in consolidated working capital for such fiscal year;

            (iii)  the amount equal to the aggregate net non-cash loss on the disposition of property by HMP and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at Consolidated EBITDA of HMP; minus

          (b)   the sum, without duplication, of

              (i)  the aggregate amount actually paid by HMP or any of its Restricted Subsidiaries in cash during such fiscal year on account of capital expenditures (other than capital expenditures funded with the proceeds of the incurrence of Indebtedness, the issuance of capital stock or asset sales);

             (ii)  the aggregate amount of payments of principal in respect of any Indebtedness during such fiscal year (other than any repayment of Indebtedness with the net proceeds of Refinancing Indebtedness);

            (iii)  cash interest expense of HMP or any of its Restricted Subsidiaries (including fees paid in connection with letters of credit, surety bonds, commitment fees and other periodic bank charges and net cash costs for interest rate agreements);

            (iv)  the amount of taxes actually paid in cash by HMP or any of its Restricted Subsidiaries for such fiscal year;

             (v)  increases in consolidated working capital of HMP for such fiscal year; and

            (vi)  an amount equal to the aggregate net non-cash gain on the disposition of property by HMP or any of its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at Consolidated Net Income.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

        "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the board of directors of HMP acting reasonably and in good faith and shall be evidenced by a board resolution of the board of directors of HMP delivered to the trustee.

        "Foreign Cash Equivalents" means:

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  debt securities with a maturity of 365 days or less issued by any member nation of the European Union, Switzerland or any other country whose debt securities are rated by S&P and Moody's A-1 or P-1, or the equivalent thereof (if a short-term debt rating is provided by either) or at least AA or AA2, or the equivalent thereof (if a long-term unsecured debt rating is provided by either) (each such jurisdiction, an "Approved Jurisdiction") or any agency or instrumentality of an Approved Jurisdiction, provided that the full faith and credit of the Approved Jurisdiction is pledged in support of such debt securities or such debt securities constitute a general obligation of the Approved Jurisdiction; and

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  debt securities in an aggregate principal amount not to exceed $25 million with a maturity of 365 days or less issued by any nation in which HMP or its Restricted Subsidiaries have cash which is the subject of restrictions on export or any agency or instrumentality of such nation, provided that the full faith and credit of such nation is pledged in support of such debt securities or such debt securities constitute a general obligation of such nation.

        "Foreign Subsidiary" means any subsidiary of HMP organized under the laws of, and conducting a substantial portion of its business in, any jurisdiction other than the United States of America or any state thereof or the District of Columbia.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which were in effect as of the date of issuance of the notes.

        "HI Credit Facilities" means collectively (1) that certain senior secured credit agreement dated as of June 30, 1999 (as amended on December 21, 2000, March 5, 2001, November 30, 2001, March 15, 2002 and February 7, 2003), by and among HI and the financial institutions from time to time party thereto, together with the related documents (including any guarantee agreements and security documents) and/or (2) one or more debt facilities, indentures or other agreements that refinance, replace or otherwise restructure, including increasing the amount of available borrowings thereunder in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant described above or making Restricted Subsidiaries of any Person a borrower or guarantor thereunder, all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether including any additional obligors or with the same or any other agent, lender or group of lenders or with other financial institutions or lenders.

        "HI High Yield Notes" means (i) the 9 7/8% Senior Notes due 2009 of HI and (ii) the 10 1/8% Senior Subordinated Notes due 2009 of HI, in each case, as in effect on the Issue Date.

        "HIH Equity Interests" means (i) 11.111 units of HIH owned by HMP on the Issue Date, the Minority HIH Equity Interests and any other equity interests of HIH thereafter acquired by HMP (other than any equity interests of HIH that are required by any provisions in effect on the Issue Date of the Huntsman LLC Credit Facilities or the Holding Company Agreement to be contributed to Huntsman LLC and pledged for the benefit of the lenders under the Huntsman LLC Credit Facilities), (ii) all the Common Stock in Alta One Inc. (formerly known as ICI Alta Inc.), a former Subsidiary of Imperial Chemical Industries PLC, acquired by HMP on the Issue Date and any other Common Stock of Alta One Inc. thereafter acquired by HMP or its Affiliates, and (iii) 300 units of HIH owned by Alta One Inc. on the Issue Date and any other equity interests of HIH thereafter acquired by Alta One Inc.

        "HIH Senior Subordinated Discount Notes" means the 8% Senior Subordinated Discount Reset Notes due 2009 of HIH.

        "HMP Equity Interests" means all of the outstanding Common Stock of HMP owned by Parent on the Issue Date and any other Common Stock of HMP thereafter acquired by Parent or its Affiliates.

        "Holding Company Agreement" means the Holding Company Agreement, dated September 30, 2002, by and among Huntsman Holdings, LLC, HMP and Huntsman Specialty Chemicals Corporation, as such agreement is amended from time to time.

        "Holdings U.K." means Huntsman (Holdings) U.K., a private unlimited company incorporated under the laws of England and Wales.

        "Huntsman LLC Credit Facilities" means collectively (1) that certain $275 million senior secured revolving credit agreement dated as of September 30, 2002 by and among Huntsman LLC, the other borrowers named therein, Deutsche Bank Trust Company Americas, as administrative agent and the financial institutions from time to time party thereto, together with the related documents (including any guarantee agreements and security documents), (2) that certain amended and restated credit agreement dated as of September 30, 2002, by and among Huntsman LLC, Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company), as administrative agent and the financial institutions party thereto and/or (3) one or more debt facilities, indentures or other agreements that refinance, replace or otherwise restructure, including increasing the amount of available borrowings thereunder in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant described above or making Restricted Subsidiaries of any Person a borrower or guarantor thereunder, all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether including any additional obligors or with the same or any other agent, lender or group of lenders or with other financial institutions or lenders.

        "Huntsman LLC Equity Interests" means all of the outstanding equity interests of Huntsman LLC owned by HMP or any of its Restricted Subsidiaries on the Issue Date and any other equity interests, of Huntsman LLC thereafter acquired by HMP or its Affiliates.

        "Huntsman LLC High Yield Notes" means (i) the 9 1/2% Senior Subordinated Notes due 2007 of Huntsman LLC, and (ii) the Senior Subordinated Floating Rate Notes due 2007 of Huntsman LLC, in each case, as in effect on the Issue Date.

        "Indebtedness" means with respect to any Person, without duplication:

          (1)   all Obligations of such Person for borrowed money;

          (2)   all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (3)   all Capitalized Lease Obligations of such Person;

          (4)   all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

          (5)   all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

          (6)   guarantees in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

          (7)   all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

          (8)   all Obligations under commodity agreements, currency agreements and interest swap agreements of such Person; and

          (9)   all Disqualified Capital Stock issued by such Person or its Restricted Subsidiaries with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

        For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors of the issuer of such Disqualified Capital Stock. Notwithstanding the foregoing, "Indebtedness" shall not include:

          (A)  advances paid by customers in the ordinary course of business for services or products to be provided or delivered in the future;

          (B)  deferred taxes; or

          (C)  unsecured indebtedness of HMP and its Restricted Subsidiaries incurred to finance insurance premiums in a principal amount not in excess of the insurance premiums to be paid by HMP and its Restricted Subsidiaries for a three year period beginning on the date of any incurrence of such indebtedness.

        "Independent Financial Advisor" means a firm:

  •
  which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in HMP or any of its Subsidiaries; and

  •
  which, in the judgment of the board of directors of HMP or any of its Subsidiaries, is otherwise independent and qualified to perform the task for which it is to be engaged.

        "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

        "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to another Person or any payment for property or services for the account or use of another Person), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person.

        "Investment" excludes extensions of trade credit by HMP and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of HMP or such Restricted Subsidiary, as the case may be. For the purposes of the "Limitation on Restricted Payments" covenant:

          (1)   "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary; and

          (2)   the amount of any Investment is the original cost of such Investment plus the cost of all additional Investments by HMP or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment;

provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

        If HMP or any of its Restricted Subsidiaries sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of HMP such that, after giving effect to any such sale or disposition, HMP no longer owns, directly or indirectly, greater than 50% of the outstanding Capital Stock of such Restricted Subsidiary, HMP will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such Restricted Subsidiary not sold or disposed of.

        "Issue Date" means May 9, 2003, the date of original issuance of the notes.

        "Leverage Condition" means the condition that for the periods set forth below, the Consolidated Leverage Ratio is less than:

Period	Ratio
For the fiscal years ended December 31, 2003 and 2004	7.0 to 1.0
For the fiscal year ended December 31, 2005	6.5 to 1.0
For the fiscal year ended December 31, 2006	6.0 to 1.0
For the fiscal year ended December 31, 2007	5.5 to 1.0
For the fiscal year ended December 31, 2008	5.0 to 1.0

        "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest), but not including any interest in accounts receivable and related assets conveyed to HMP or any of its Subsidiaries in connection with any Qualified Securitization Transaction.

        "MatlinPatterson Person" means MatlinPatterson Global Opportunities Partners, L.P. and any Affiliate thereof.

        "Minority HIH Equity Interests" means the 88.889 units of HIH owned by the Private Institutional Investors on the Issue Date.

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by HMP or any of its Restricted Subsidiaries from such Asset Sale net of:

          (A)  all out-of-pocket expenses and fees relating to such Asset Sale (including legal, accounting and investment banking fees and sales commissions);

          (B)  taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

          (C)  repayment of Indebtedness that is secured by the property or assets being sold and is required to be repaid in connection with such Asset Sale;

          (D)  the decrease in proceeds from Qualified Securitization Transactions which results from such Asset Sale; and

          (E)  appropriate amounts to be provided by HMP or any Restricted Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by HMP or any Restricted Subsidiary after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

        "Net Debt" (a) consolidated Indebtedness of HMP and its Restricted Subsidiaries as shown on the latest consolidated balance sheet in accordance with GAAP less (b) cash and Cash Equivalents of HMP and its Restricted Subsidiaries as shown on the latest consolidated balance sheet in accordance with GAAP.

        "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Organizational Documents" means, with respect to any Person, such Person's memorandum, articles or certificate of incorporation, bylaws, partnership agreement, joint venture agreement, limited liability company agreement or other similar governing documents and any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such Person's Capital Stock.

        "Paying Agent" means an office or agency located in the United States, maintained by HMP, where notes may be presented or surrendered for payment. The Paying Agent shall not be HMP or an Affiliate.

        "Permitted Indebtedness of HI" means, without duplication, each of the following:

           (1)   Indebtedness incurred pursuant to the HI Credit Facilities in an aggregate principal amount not exceeding $1.8 billion at any one time outstanding less the amount of any payments made by HI under the HI Credit Facilities with the Net Cash Proceeds of any Asset Sale (which are accompanied by a corresponding permanent commitment reduction) pursuant to clause (A) of the second sentence of "—Limitation on Asset Sales";

           (2)   other Indebtedness of HI and its Restricted Subsidiaries outstanding on the Issue Date (including $1.3 billion and €200 million principal amount of outstanding HI High Yield Notes), reduced by the amount of any prepayments with Net Cash Proceeds of any Asset Sale (which are accompanied by a corresponding permanent commitment reduction) pursuant to "—Limitation on Asset Sales";

          (3)   Interest Swap Obligations of HI relating to:

    •
    Indebtedness of HI or any of its Restricted Subsidiaries or

    •
    Indebtedness that HI or any of its Restricted Subsidiaries reasonably intends to incur within six months and

    •
    Interest Swap Obligations of any Restricted Subsidiary of HI relating to:

    •
    Indebtedness of such Restricted Subsidiary or

    •
    Indebtedness that such Restricted Subsidiary reasonably intends to incur within six months;

  provided, that any such Interest Swap Obligations will constitute "Permitted Indebtedness of HI" only if they are entered into to protect HI and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness permitted under the indenture to the extent the notional principal amount of such Interest Swap Obligations, when incurred, do not exceed the principal amount of the Indebtedness to which such Interest Swap Obligations relate;

           (4)   Indebtedness under Commodity Agreements and Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of HI and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

           (5)   Indebtedness of a Restricted Subsidiary of HI to HI or to any of its Restricted Subsidiaries for so long as such Indebtedness is held by HI or any of its Restricted Subsidiaries, in each case subject to no Lien held by a Person other than HI or any of its Restricted Subsidiaries (other than the pledge of intercompany notes under the HI Credit Facilities); provided that if as of any date any Person other than HI or any of its Restricted Subsidiaries owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness (other than the pledge of intercompany notes under the HI Credit Facilities), such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness of HI by the issuer of such Indebtedness;

           (6)   Indebtedness of HI to any of its Restricted Subsidiaries for so long as such Indebtedness is held by any of its Restricted Subsidiaries, in each case subject to no Lien (other than Liens securing intercompany notes pledged under the HI Credit Facilities); provided that if as of any date any Person other than a Restricted Subsidiary of HI owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness (other than pledges securing the HI Credit Facilities), such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness of HI;

           (7)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

           (8)   Indebtedness of HI or any of its Restricted Subsidiaries represented by letters of credit for the account of HI or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or other requirements in the ordinary course of business;

           (9)   Refinancing Indebtedness of HI or any of its Restricted Subsidiaries of Indebtedness incurred pursuant to clause (c) of the "Limitation on Incurrence of Additional Indebtedness" covenant or clauses (2) or (9) under this definition;

         (10)   Indebtedness arising from agreements of HI or a Subsidiary of HI providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by HI and the Subsidiary in connection with such disposition;

         (11)   Obligations in respect of performance bonds and completion, guarantee, surety and similar bonds provided by HI or any of its Subsidiaries in the ordinary course of business;

         (12)   Guarantees by HI or any of its Restricted Subsidiaries of Indebtedness incurred by HI or any of its Restricted Subsidiaries so long as the incurrence of such Indebtedness by HI or any such Restricted Subsidiary is otherwise permitted by the terms of the indenture;

         (13)   Indebtedness of HI or any of its Restricted Subsidiaries incurred in the ordinary course of business not to exceed $35 million at any time outstanding:

            (A)  representing Capitalized Lease Obligations; or

            (B)  constituting purchase money Indebtedness incurred to finance property or assets of HI or any of its Restricted Subsidiaries acquired in the ordinary course of business;

  provided, however, that such purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of HI or any of its Restricted Subsidiaries other than the property and assets so acquired;

         (14)   Indebtedness of Foreign Subsidiaries of HI that are Restricted Subsidiaries of HI to the extent that the aggregate outstanding amount of Indebtedness incurred by such Foreign Subsidiaries under this clause (14) does not exceed at any one time an amount equal to the sum of:

            (A)  80% of the consolidated book value of the accounts receivable of all Foreign Subsidiaries, and

            (B)  60% of the consolidated book value of the inventory of all Foreign Subsidiaries;

  provided, however, that notwithstanding the foregoing limitation, Foreign Subsidiaries may incur in the aggregate up to $50 million of Indebtedness outstanding at any one time;

         (15)   the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is not recourse to HI or any Subsidiary of HI (other than for Standard Securitization Undertakings);

         (16)   Indebtedness of HI and its Domestic Subsidiaries pursuant to overdraft lines or other extensions of credit in an aggregate amount not to exceed $20 million at any one time outstanding and Indebtedness of its Foreign Subsidiaries pursuant to overdraft lines or similar extensions of credit in an aggregate principal amount not to exceed $60 million at any one time outstanding;

         (17)   so long as no default or Event of Default exists, Indebtedness of HI to BASF or its Affiliates in an aggregate outstanding amount not in excess of $50 million for the purpose of financing up to 50% of the cost of installation, construction or improvement of property relating to the manufacture of PO/MTBE;

         (18)   Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business;

         (19)   Indebtedness of HI to any of its Subsidiaries incurred in connection with the purchase of accounts receivable and related assets by HI from any such Subsidiary which assets are subsequently conveyed by HI to a Securitization Entity in a Qualified Securitization Transaction otherwise permitted under the indenture; and

         (20)   additional Indebtedness of HI and its Restricted Subsidiaries in an aggregate principal amount not to exceed $25.0 million at any one time outstanding.

        "Permitted Indebtedness of HIH" means, without duplication, (1) the A Notes and the HIH Senior Subordinated Discount Notes and (2) any Refinancing Indebtedness of HIH incurred to refinance (x) the A Notes having terms and conditions no more onerous to HIH taken as a whole than those governing the A Notes on the Issue Date and/or (y) the HIH Senior Subordinated Discount Notes on or after November 15, 2004 so long as the net proceeds thereof shall immediately be applied to redeem all (but not less than all) of the notes pursuant to "—Optional Redemption".

        "Permitted Indebtedness of HMP" means, without duplication, (1) Indebtedness under the notes and any exchange notes issued in a registered exchange offer for the notes; (2) Refinancing Indebtedness of HMP of Indebtedness incurred pursuant to clauses (1) or (2) of this definition; and (3) additional Indebtedness of HMP and its Restricted Subsidiaries in an aggregate principal amount not to exceed $25.0 million at any one time outstanding.

        "Permitted Indebtedness of Huntsman LLC" means, without duplication, each of the following:

           (1)   Indebtedness incurred pursuant to the Huntsman LLC Credit Facilities or in an aggregate principal amount not exceeding $2.0 billion at any one time outstanding less the amount of any payments made by Huntsman LLC under the Huntsman LLC Credit Facilities with the Net Cash Proceeds of any Asset Sale (which are accompanied by a corresponding permanent commitment reduction) pursuant to clause (A) of the second sentence of "—Limitation on Asset Sales";

           (2)   other Indebtedness of Huntsman LLC and its Restricted Subsidiaries outstanding on the Issue Date (including $59.0 principal amount of Huntsman LLC High Yield Notes) reduced by the amount of any prepayments with Net Cash Proceeds of any Asset Sale (which are accompanied by a corresponding permanent commitment reduction) pursuant to "—Limitation on Asset Sales";

           (3)   Interest Swap Obligations of Huntsman LLC relating to:

    •
    Indebtedness of Huntsman LLC or any of its Restricted Subsidiaries or

    •
    Indebtedness that Huntsman LLC or any of its Restricted Subsidiaries reasonably intends to incur within six months and

    •
    Interest Swap Obligations of any Restricted Subsidiary of Huntsman LLC relating to:

    •
    Indebtedness of such Restricted Subsidiary or

    •
    Indebtedness that such Restricted Subsidiary reasonably intends to incur within six months;

  provided, that, such Interest Swap Obligations will constitute "Permitted Indebtedness of Huntsman LLC" only if they are entered into to protect Huntsman LLC and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness permitted under the indenture to the extent the notional principal amount of such Interest Swap Obligations, when incurred, do not exceed the principal amount of the Indebtedness to which such Interest Swap Obligations relate;

           (4)   Indebtedness under Commodity Agreements and Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of Huntsman LLC and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

           (5)   Indebtedness of a Restricted Subsidiary of Huntsman LLC to Huntsman LLC or to any of its Restricted Subsidiaries for so long as such Indebtedness is held by Huntsman LLC or any of its Restricted Subsidiaries, in each case subject to no Lien held by a Person other than Huntsman LLC or any of its Restricted Subsidiaries (other than the pledge of intercompany notes under the Huntsman LLC Credit Facilities); provided that if as of any date any Person other than Huntsman LLC or any of its Restricted Subsidiaries owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness (other than the pledge of intercompany notes under the Huntsman LLC Credit Facilities), such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness of Huntsman LLC by the issuer of such Indebtedness;

           (6)   Indebtedness of Huntsman LLC to any of its Restricted Subsidiaries for so long as such Indebtedness is held by any of its Restricted Subsidiaries, in each case subject to no Lien (other than Liens securing intercompany notes pledged under the Huntsman LLC Credit Facilities); provided that if as of any date any Person other than any of its Restricted Subsidiaries owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness (other than pledges securing the Huntsman LLC Credit Facilities), such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness of Huntsman LLC;

           (7)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

           (8)   Indebtedness of Huntsman LLC or any of its Restricted Subsidiaries represented by letters of credit for the account of Huntsman LLC or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or other requirements in the ordinary course of business;

           (9)   Refinancing Indebtedness of Huntsman LLC or its Restricted Subsidiaries incurred pursuant to clause (b) under the "Limitation on Additional Indebtedness" covenant or clause (2) or (9) of this definition;

         (10)   Indebtedness arising from agreements of Huntsman LLC or a Subsidiary of Huntsman LLC providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Huntsman LLC and the Subsidiary in connection with such disposition;

         (11)   Obligations in respect of performance bonds and completion, guarantee, surety and similar bonds provided by Huntsman LLC or any of its Subsidiaries in the ordinary course of business;

         (12)   Guarantees by Huntsman LLC or any of its Restricted Subsidiaries of Indebtedness incurred by Huntsman LLC or any of its Restricted Subsidiaries so long as the incurrence of such Indebtedness by Huntsman LLC or any such Restricted Subsidiary is otherwise permitted by the terms of the indenture;

         (13)   Indebtedness of Huntsman LLC or any of its Restricted Subsidiaries incurred in the ordinary course of business not to exceed $25.0 million at any time outstanding:

            (A)  representing Capitalized Lease Obligations; or

            (B)  constituting purchase money Indebtedness incurred to finance property or assets of Huntsman LLC or any of its Restricted Subsidiaries acquired in the ordinary course of business;

  provided, however, that such purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of Huntsman LLC or any of its Restricted Subsidiaries other than the property and assets so acquired;

         (14)   Indebtedness of Foreign Subsidiaries of Huntsman LLC that are Restricted Subsidiaries of Huntsman LLC to the extent that the aggregate outstanding amount of Indebtedness incurred by such Foreign Subsidiaries under this clause (14) does not exceed at any one time an amount equal to the sum of:

            (A)  80% of the consolidated book value of the accounts receivable of all Foreign Subsidiaries, and

            (B)  60% of the consolidated book value of the inventory of all Foreign Subsidiaries;

  provided, however, that notwithstanding the foregoing limitation, Foreign Subsidiaries may incur in the aggregate up to $50.0 million of Indebtedness outstanding at any one time;

         (15)   the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is not recourse to Huntsman LLC or any Subsidiary of Huntsman LLC (other than for Standard Securitization Undertakings);

         (16)   Indebtedness of Huntsman LLC and its Domestic Subsidiaries pursuant to overdraft lines or similar extensions of credit in an aggregate amount not to exceed $20.0 million at any one time outstanding;

         (17)   Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business;

         (18)   Indebtedness of Huntsman LLC to any of its Subsidiaries incurred in connection with the purchase of accounts receivable and related assets by Huntsman LLC from any such Subsidiary which assets are subsequently conveyed by Huntsman LLC to a Securitization Entity in a Qualified Securitization Transaction otherwise permitted under the indenture;

         (19)   additional Indebtedness of Huntsman LLC and its Restricted Subsidiaries in an aggregate principal amount not to exceed $25.0 million at any one time outstanding; and

         (20)   Indebtedness of Huntsman LLC not to exceed an aggregate principal amount of $75.0 million at any one time outstanding to the extent incurred to Refinance Indebtedness of any Australian Unrestricted Subsidiary.

        "Permitted Investments" means:

           (1)   Investments by HMP or any of its Restricted Subsidiaries in any Person that is or will become immediately after such Investment a Restricted Subsidiary of HMP or such Restricted Subsidiary or that will merge or consolidate into HMP or such Restricted Subsidiary; provided that (i) any Investment by HIH or its Restricted Subsidiaries, directly or indirectly, in Huntsman LLC or its Restricted Subsidiaries, or by Huntsman LLC or its Restricted Subsidiaries, directly or indirectly, in HIH or its Restricted Subsidiaries, after the date hereof may not be consummated unless, after giving effect thereto, (x) the Leverage Condition has been satisfied (y) no Default or Event of Default shall have occurred or be continuing or would result therefrom, and (z) such investment(s) shall comply with the terms of paragraph (b) under the caption"—Limitation on Transactions with Affiliates" and (ii) this clause (1) shall not permit any Investment by HMP or a Domestic Subsidiary that is a Restricted Subsidiary in a Foreign Subsidiary consisting of a capital contribution by means of a transfer of property other than cash, Cash Equivalents or Foreign Cash Equivalents other than transfers of property of nominal value in the ordinary course of business;

           (2)   Investments in HMP by any Restricted Subsidiary of HMP; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to HMP's obligations under the notes and the indenture;

           (3)   investments in cash and Cash Equivalents;

           (4)   loans and advances to employees and officers of HMP and its Restricted Subsidiaries in the ordinary course of business for travel, relocation and related expenses;

           (5)   Investments by HI and its Restricted Subsidiaries in Unrestricted Subsidiaries or joint ventures of HI not to exceed $75.0 million, plus:

            (A)  the aggregate net after-tax amount returned in cash on or with respect to any Investments made in Unrestricted Subsidiaries and joint ventures of HI whether through interest payments, principal payments, dividends or other distributions or payments;

            (B)  the net after-tax cash proceeds received by HI or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to its Restricted Subsidiaries);

            (C)  upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary; and

            (D)  $25.0 million;

           (6)   Investments by Huntsman LLC and its Restricted Subsidiaries in Unrestricted Subsidiaries or joint ventures of Huntsman LLC not to exceed $25.0 million, plus:

            (A)  the aggregate net after-tax amount returned in cash on or with respect to any Investments made in Unrestricted Subsidiaries designated as such after the Issue Date and joint ventures of Huntsman LLC whether through interest payments, principal payments, dividends or other distributions or payments,

            (B)  the net after-tax cash proceeds received by Huntsman LLC or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Restricted Subsidiary of Huntsman LLC); and

            (C)  upon redesignation of an Unrestricted Subsidiary designated as such after the Issue Date of Huntsman LLC as a Restricted Subsidiary, the fair market value of such Subsidiary.

           (7)   Investments in Huntsman Specialty Chemicals Holdings or Huntsman Specialty Chemicals Corporation when and as interest and principal payments become due and payable under the BASF Note according to its terms;

           (8)   Investments in securities received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any debtors of HMP or its Restricted Subsidiaries;

           (9)   Investments made by HMP or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

         (10)   Investments existing on the Issue Date;

         (11)   any Investment by HI or a wholly owned Subsidiary of HI, or by Tioxide Group or Holdings U.K., or by Huntsman LLC or a wholly owned Subsidiary of Huntsman LLC, in a

  Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction otherwise permitted by the Indenture; provided that any Investment in a Securitization Entity is in the form of a purchase money note or an equity interest;

         (12)   Investments by HI in Rubicon, Inc. and Louisiana Pigment Company (each a "Joint Venture"), so long as:

            (A)  such Joint Venture does not have any Indebtedness for borrowed money at any time on or after the date of such Investment (other than Indebtedness owing to the equity holders of such Joint Venture);

            (B)  the documentation governing such Joint Venture does not contain a restriction on distributions to HI; and

            (C)  such Joint Venture is engaged only in the business of manufacturing product used or marketed by HI and its Restricted Subsidiaries and/or the joint venture partner, and businesses reasonably related thereto;

         (13)   Investments by Foreign Subsidiaries in Foreign Cash Equivalents;

         (14)   loans to Parent for the purposes described in clause (6) of the second paragraph of "Certain Covenants—Limitation on Restricted Payments" which, when aggregated with the payment made under such clause, will not exceed $3.0 million in any fiscal year;

         (15)   any Indebtedness of Huntsman LLC or HI to any of its Subsidiaries incurred in connection with the purchase of accounts receivable and related assets by HI, as the case may be, from any such Subsidiary which assets are subsequently conveyed by Huntsman LLC or HI, as the case may be, to a Securitization Entity in a Qualified Securitization Transaction; and

         (16)   additional Investments in an aggregate amount not exceeding $25.0 million at any one time outstanding.

        "Permitted Liens" means the following types of Liens:

          (1)   Liens on the Collateral securing the Notes and other Indebtedness of HMP permitted to be incurred under clause (3) of the definition of "Permitted Indebtedness of HMP";

          (2)   Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which HMP shall have set aside on its books such reserves as may be required pursuant to GAAP; and

          (3)   judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired.

        "Person" means any individual, partnership, corporation, limited liability company, joint venture, incorporated or unincorporated association, joint stock company, trust or a government or other agency or political subdivision thereof or other entity of any kind.

        "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

        "Private Institutional Investors" means (i) J.P. Morgan Partners (BHCA), L.P. and (ii) MidOcean Capital Investors, L.P.

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

        "Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by HI or any of its Subsidiaries or Huntsman LLC or any of its Subsidiaries pursuant to which HI or any of its Subsidiaries or Huntsman LLC of any of its Subsidiaries, as applicable, may sell, convey or otherwise transfer pursuant to customary terms to:

          (1)   a Securitization Entity or to HI or Huntsman LLC which subsequently transfers to a Securitization Entity (in the case of a transfer by HI or any of its Subsidiaries or Huntsman LLC or any of its Subsidiaries, as applicable); and

          (2)   any other Person (in the case of transfer by a Securitization Entity), or may grant a security interest in any accounts receivable (whether now existing or arising or acquired in the future) by HI or any of its Subsidiaries or Huntsman LLC or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

        "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means any Refinancing by any Person or any of its Restricted Subsidiaries of Indebtedness, in each case that does not:

          (1)   result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by such Person or its Restricted Subsidiaries in connection with such Refinancing); or

          (2)   create Indebtedness with:

            (A)  a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced, or

            (B)  a final maturity earlier than the final maturity of the Indebtedness being Refinanced.

        "Restricted Payment" means to:

          (1)   declare or pay any dividend or make any distribution, other than dividends or distributions payable in Qualified Capital Stock of HMP, on or in respect of shares of HMP's Capital Stock to holders of such Capital Stock;

          (2)   purchase, redeem or otherwise acquire or retire for value any Capital Stock of HMP or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

          (3)   make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of HMP that is subordinate or junior in right of payment to the notes; or

          (4)   make any Investment other than Permitted Investments.

        "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary; provided that (i) HIH and its Restricted Subsidiaries shall be deemed not to be Restricted Subsidiaries of Huntsman LLC and (ii) Huntsman LLC and its Restricted Subsidiaries shall be deemed not to be Restricted Subsidiaries of HIH.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to HMP or a Restricted Subsidiary of any property, whether owned by HMP or any Restricted Subsidiary on the Issue Date or later acquired, which has been or is to be sold or transferred by HMP or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

        "Securitization Entity" means a wholly owned Subsidiary of (1) HI (or Tioxide Group, Holdings U.K. or another Person that is a Subsidiary of HI in which HI or any of its Subsidiaries makes an Investment and to which HI or any of its Subsidiaries transfers accounts receivable or equipment and related assets) or (2) Huntsman LLC (or another Person that is a Subsidiary of Huntsman LLC in which Huntsman LLC or any of its Subsidiaries makes an Investment and to which Huntsman LLC or any of its Subsidiaries transfers accounts receivable or equipment and related assets), in each case, which engages in no activities other than in connection with the financing of accounts receivable or equipment and which is designated by the board of HI or Huntsman LLC, as applicable (as provided below) as a Securitization Entity.

          (1)   no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which:

    •
    is guaranteed by HI or any of its Subsidiaries or Huntsman LLC or any of its Subsidiaries, as applicable (other than the Securitization Entity) (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings;

    •
    is recourse to or obligates HI or any of its Subsidiaries or Huntsman LLC or any of its Subsidiaries, as applicable (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings; or

    •
    subjects any property or asset of HI or any of its Subsidiaries or Huntsman LLC or any of its Subsidiaries, as applicable (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the accounts receivable or equipment and related assets being financed (whether in the form of an equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by HI or any of its Subsidiaries or Huntsman LLC or any of its Subsidiaries, as applicable,

          (2)   with which neither (x) HI nor any of its Subsidiaries nor (y) Huntsman LLC nor any of its Subsidiaries, as applicable, has any material contract, agreement, arrangement or understanding other than on terms no less favorable to HI or such Subsidiary or Huntsman LLC or such Subsidiary, as applicable, than those that might be obtained at the time from Persons that are not Affiliates of HI or Huntsman LLC, as applicable, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and

          (3)   to which neither (x) HI nor any of its Subsidiaries nor (y) Huntsman LLC nor any of its Subsidiaries, as applicable, has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

        "Security Documents" means the security agreement applicable to the Collateral, as in effect on the Issue Date and as amended, modified, renewed or replaced from time to time in accordance with the terms of the indenture.

        "Significant Subsidiary" means any Restricted Subsidiary of HMP which, at the date of determination, is a "Significant Subsidiary" as such term is defined in Regulation S-X under the Exchange Act.

        "S&P" means Standard & Poor's Corporation and its successors.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by HI or any of its Subsidiaries or Huntsman LLC or any of its Subsidiaries, as applicable, which are reasonably customary in an accounts receivable securitization transaction.

        "Subordinated Indebtedness" means Indebtedness of HMP which is expressly subordinated in right of payment to the notes.

        "Subsidiary" with respect to any Person, means (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of managers or directors, as applicable, under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

        "Tax Sharing Agreement" means the Tax Sharing Agreement, dated as of the Issue Date, among HMP, Parent and certain Subsidiaries of Parent.

        "Unrestricted Subsidiary" of any Person means:

          (1)   any Subsidiary of such Person that at the time of determination will be or continue to be designated an Unrestricted Subsidiary;

          (2)   any Subsidiary of an Unrestricted Subsidiary; and

          (3)   until such time as they are designated as a Restricted Subsidiary in the manner provided below, Huntsman Specialty Chemicals Holding Corporation, Huntsman Specialty, and Huntsman Australia Holdings Corporation.

        The board of directors of HMP may designate any Subsidiary (including any newly acquired or newly formed Subsidiary, but excluding HIH, HI or Huntsman LLC) to be an Unrestricted Subsidiary if:

  •
  such Subsidiary does not own any Capital Stock of, or does not own or hold any Lien on any property of, HMP or any other Subsidiary of HMP that is not a Subsidiary of the Subsidiary to be so designated;

  •
  HMP certifies to the trustee that such designation complies with the "Limitation on Restricted Payments" covenant; and

  •
  each Subsidiary to be designated as an Unrestricted Subsidiary and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness under which the lender has recourse to any of the assets of HMP or any of its Restricted Subsidiaries.

        The board of directors of HMP may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

  •
  immediately after giving effect to such designation, (x) in the case of a Subsidiary of HI, HI is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness of HI) in compliance with clause (c) under the "Limitation on Incurrence of Additional Indebtedness" covenant; and (y) in the case of a Subsidiary of Huntsman LLC, Huntsman LLC is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness of Huntsman LLC) in compliance with clause (b) under the "Limitation on Incurrence of

    Additional Indebtedness" covenant; provided that this clause (y) shall not apply to the redesignation of an Australian Unrestricted Subsidiary;

  •
  immediately before and immediately after giving effect to such designation, no default or Event of Default will have occurred and be continuing.

        Any such designation by the board of directors of HMP will be evidenced to the trustee by promptly filing with the trustee a copy of the board resolution approving the designation and an officers' certificate certifying that the designation complied with the indenture.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors such Person or other similar governing body of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1)   the then outstanding aggregate principal amount or accreted value (if issued with original issue discount) of such Indebtedness into

          (2)   the sum of the total of the products obtained by multiplying

    •
    the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

    •
    the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

        "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person where all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

Book-Entry; Delivery And Form

        The new notes initially will be represented by one or more permanent global notes in definitive, fully registered book-entry form, without interest coupons, that will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee, on behalf of the acquirers of new notes represented thereby for credit to the respective accounts of the acquirers, or to such other accounts as they may direct, at DTC.

        Except as set forth below, the global notes may be transferred in whole but not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

        All interests in the global notes may be subject to the procedures and requirements of DTC.

        The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC's settlement systems and are subject to changes by DTC. HMP takes no responsibility for these operations and procedures and urges investors to contact the system or its participants directly to discuss these matters.

        DTC has advised HMP that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised HMP that, pursuant to procedures established by it:

  (1)
  upon deposit of the global notes, DTC will credit the accounts of Participants with portions of the principal amount of the global notes; and

  (2)
  ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the global notes).

        Investors in the global notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the global notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in global notes may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a global note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interests in the global notes will not have securities registered in their names, will not receive physical delivery of securities in certificated form and will not be considered the registered owners or "Holders" thereof under the indenture for any purpose.

        Payments in respect of the accreted value of, and premium and liquidated damages, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, HMP and the trustee will treat the persons in whose names the securities, including the global notes, are registered as the owners of the securities for the purpose of receiving payments and for all other purposes. Consequently, neither HMP, the trustee nor any agent of HMP or the trustee has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the global notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the global notes; or

  (2)
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised HMP that its current practice, upon receipt of any payment in respect of securities such as the units, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of securities will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the

Indirect Participants and will not be the responsibility of DTC, the trustee or HMP. Neither HMP nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the securities, and HMP and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised HMP that it will take any action permitted to be taken by a Holder of securities only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the securities as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its Participants.

        Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, DTC is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither HMP nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing its operations.

        A global note is exchangeable for definitive securities in registered certificated form ("Certificated Notes") if:

  (1)
  DTC (a) notifies HMP that it is unwilling or unable to continue as depositary for the global notes and HMP fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

  (2)
  HMP, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

  (3)
  there has occurred and is continuing a Default or Event of Default with respect to the notes.

        In addition, beneficial interests in a global note may be exchanged for the Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Registration Rights

        HMP and the initial purchasers of the old notes entered into the registration rights agreement on the Issue Date. In the registration rights agreement, HMP agreed to file the exchange offer registration statement relating to the notes with the SEC within 390 days of the Issue Date, and use its best efforts to have it declared effective within 450 days of the Issue Date. HMP also agreed to use its best efforts to cause that exchange offer registration statement to be effective continuously, to keep the exchange offer open for a period of not less than 20 business days and cause the exchange offer to be consummated no later than the 45th day after the date that the exchange offer registration statement became effective. Pursuant to the exchange offer, certain holders of notes that constitute "transfer restricted securities" will be allowed to exchange their transfer restricted securities for registered new notes with terms identical to the old notes. To participate in the exchange offer, each holder must represent that it is not our affiliate, it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the new notes that are issued in the exchange offer, and that it is acquiring the new notes in such exchange offer in the ordinary course of its business.

        If (i) the exchange offer is not permitted by applicable law or policy of the SEC, (ii) any holder of notes that are transfer restricted securities notifies us prior to the 20th business day following the consummation of the exchange offer that (a) it is prohibited by law or policy of the SEC from participating in the exchange offer, (b) it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus, and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by it, or (iii) any holder of notes that are transfer restricted securities notifies us that it is a broker-dealer and holds notes acquired directly from us or any of our affiliates, we will file with the SEC a shelf registration statement to register for public resale the transfer restricted securities held by any such holder who provides us with certain information for inclusion in the shelf registration statement.

        For purposes of the registration rights agreement, "transfer restricted securities" means each note until the earliest date on which (i) such note is exchanged in the exchange offer and is entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act, (ii) such note has been disposed of in accordance with the shelf registration statement, (iii) such note is disposed of by a broker-dealer pursuant to the "Plan of Distribution" contemplated by the exchange offer registration statement (including delivery of the prospectus contained therein) or (iv) such note may be distributed to the public pursuant to Rule 144 under the Securities Act.

        The registration rights agreement will provide that the following events will constitute a "registration default":

  •
  if we fail to file an exchange offer registration statement with the SEC on or prior to the 390th day after the Issue Date;

  •
  if the exchange offer registration statement is not declared effective by the SEC on or prior to the 450th day after the Issue Date;

  •
  if the exchange offer is not consummated on or before the 45th day after the date that the exchange offer registration statement has become effective;

  •
  if obligated to file the shelf registration statement and we fail to file the shelf registration statement with the SEC on or prior to the later of the 390th day after the Issue Date or the 30th day after such filing obligation arises;

  •
  if obligated to file a shelf registration statement and the shelf registration statement is not declared effective on or prior to the 60th day after the obligation to file a shelf registration statement arises; or

  •
  except in certain circumstances, if the exchange offer registration statement or the shelf registration statement, as the case may be, is declared effective but thereafter (and before the second anniversary of the Issue Date) ceases to be effective or useable in connection with resales of the transfer restricted securities, for such time of non-effectiveness or non-usability.

        If there is a registration default, then HMP has agreed to pay to each holder of transfer restricted securities affected thereby liquidated damages by increasing the Applicable Rate for the period from and including the date on which any such registration default occurs, until, but excluding, the earlier of (1) the date on which such registration default has been cured or (2) the date on which all the notes otherwise become freely transferable by holders other than our affiliates without further registration under the Securities Act, by 0.25% during the first 90-day period following the occurrence of such registration default, which rate shall further increase by an additional 0.25% during each subsequent 90-day period, up to a maximum of 1.0%.

        Notwithstanding the foregoing:

          (1)   the amount of liquidated damages that accretes will not increase because more than one registration default has occurred and is pending;

          (2)   a holder of notes who is not entitled to the benefits of the shelf registration statement (i.e., such holder has not elected to include information) will not be entitled to accretion of liquidated damages with respect to a registration default that pertains to the registered exchange offer;

          (3)   a holder of notes constituting an unsold allotment from the original sale of the notes or who otherwise is not entitled to participate in the registered exchange offer will not be entitled to accretion of liquidated damages by reason of a registration default that pertains to the registered exchange offer.

        Accretion of liquidated damages is the sole remedy available to holders of the notes in the event we do not comply with the deadlines set forth in the registration rights agreement with respect to the conduct of the registered exchange offer for the notes or the registration of the notes for resale under the shelf registration statement.

        If HMP effects the registered exchange offer, HMP will be entitled to close the registered exchange offer 30 days after the commencement thereof provided that we have accepted all old notes theretofore validly tendered in accordance with the terms of the registered exchange offer.

        The old notes and the new notes will be treated as a single series of securities under the indenture.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of the material United States federal income tax consequences of the exchange offer based upon the Internal Revenue Code of 1986, as amended, administrative pronouncements of the Internal Revenue Service, judicial decisions and existing and proposed United States Treasury regulations, all as currently in effect, and all of which are subject to change (possibly on a retroactive basis) and to different interpretations. This summary is intended for general information only and does not address all of the United States federal income tax consequences that may be relevant to holders in light of their particular circumstances, or to holders subject to special United States federal income tax rules, such as banks and other financial institutions, insurance companies, tax-exempt organizations, dealers or traders in securities or currencies, persons who hold the notes or the warrants as a position in a "straddle" or as part of a "hedging," "conversion" or "integrated" transaction.

        Holders of the notes should consult their tax advisors as to the particular federal tax consequences to them of the exchange, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

        The exchange of old notes for new notes pursuant to the exchange offer will not be a taxable transaction for United States federal income tax purposes. Rather, the new notes received by an exchanging holder will be treated as a continuation of the old notes. A holder's holding period and tax basis in the new notes will be the same as the holding period and tax basis in the old notes.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in the exchange offer for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 120 days after the consummation of the exchange offer, we will make this prospectus, as amended and supplemented, available to any broker-dealer for use in connection with any such resale.

        Neither we nor any of the guarantors will receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or though brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and profit on any such resale of notes issued in the exchange and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 120 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the new notes, other than the commissions or concessions of any broker-dealers and will indemnify the holders of the new notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act. We note, however, that, in the opinion of the SEC, indemnification against liabilities arising under federal securities laws is against public policy and may be unenforceable.

LEGAL MATTERS

        Certain legal matters as to the validity of the notes and the guarantee of the notes will be passed upon for us by Stoel Rives LLP, Salt Lake City, Utah.

EXPERTS

        The consolidated financial statements of HMP Equity Holdings Corporation as of December 31, 2003 and 2002 and for the each of the three years in the period ended December 31, 2003, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the combined presentation at HMP Equity Holdings Corporation and Huntsman LLC for all periods presented and to the adoption of SFAS No. 141 and 142 in 2002, and SFAS No. 133 in 2001).

        The financial statements of Alta One Inc. as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, to be included in this prospectus by amendment have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report.

        The consolidated financial statements of Huntsman LLC as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to Huntsman LLC changing its method of computing depreciation effective January 1, 2003, and the adoption of SFAS No. 141 and 142 in 2002, and SFAS No. 133 in 2001).

        The consolidated financial statements of Huntsman International Holdings LLC as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of SFAS No. 141 and 142 in 2002, and SFAS No. 133 in 2001).

        We will file the consent of Deloitte & Touche LLP that would permit reliance upon the reports of such firm appearing herein when all financial information required pursuant to Rule 3-16 and Rule 3-10 of Regulation S-X has been included by amendment in this registration statement.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 with respect to the exchange offer. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. For further information about us and the exchange offer, reference is made to the registration statement.

        On                        , 2004, the registration statement on Form S-4 relating to the exchange offer was declared effective by the SEC. As a result, we are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and will file periodic reports, registration statements and other information with the SEC. You may read and copy our reports, registration statements and other information we file with the SEC at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. In addition, reports and other filings are available to the public on the SEC's web site at http://www.sec.gov.

        If for any reason we are not subject to the reporting requirements of the Exchange Act in the future, we will still be required under the indenture governing the notes to furnish the holders of the notes with certain financial and reporting information. See "Description of New Notes—Certain Covenants—Reports to Holders" for a description of the information we will be required to provide.

HMP EQUITY HOLDINGS CORPORATION AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

HMP EQUITY HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Millions)

	March 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$168.2	$197.8
Restricted cash	8.7	10.5
Accounts and notes receivables (net of allowance for doubtful accounts of $29.4 and $26.5, respectively)	1,278.7	1,102.7
Inventories	973.5	1,039.3
Prepaid expenses	35.3	39.6
Deferred income taxes	14.0	14.7
Other current assets	101.3	108.3

Total current assets	2,579.7	2,512.9
Property, plant and equipment, net	5,016.9	5,079.3
Investment in unconsolidated affiliates	168.5	158.0
Intangible assets, net	303.4	316.8
Goodwill	3.3	3.3
Deferred income taxes	24.3	28.8
Other noncurrent assets	634.9	638.3

Total assets	$8,731.0	$8,737.4

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Accounts payable, including overdraft of $12.4 and $7.5, respectively	$870.0	$832.1
Accrued liabilities	604.3	702.0
Deferred income taxes	14.5	15.1
Current portion of long-term debt	98.5	137.1

Total current liabilities	1,587.3	1,686.3
Long-term debt	5,916.0	5,737.5
Long-term debt—affiliates	36.8	35.5
Deferred income taxes	236.7	234.8
Other noncurrent liabilities	589.6	584.7

Total liabilities	8,366.4	8,278.8

HGI's interest in preferred equity of consolidated subsidiary (liquidation preference of $513.3 million)	194.4	194.4
Minority interest in common equity of subsidiary	28.2	30.5

Total minority interests	222.6	224.9
Commitments and contingencies (Note 15)
Stockholder's equity:
Common Stock	1,287.3	1,287.3
Warrants issued	130.0	130.0
Warrants reacquired, held in treasury at cost	(1.3)	(1.3)
Accumulated deficit	(1,328.3)	(1,243.5)
Accumulated other comprehensive income	54.3	61.2

Total stockholders's equity	142.0	233.7

Total liabilities and stockholder's equity	$8,731.0	$8,737.4

See accompanying notes to consolidated financial statements

HMP EQUITY HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED)

(Dollars in Millions)

	Three months ended March 31,
	2004	2003
Revenues:
Trade sales	$2,632.3	$780.1
Related party sales	6.5	51.8

Total revenues	2,638.8	831.9
Cost of goods sold	2,354.2	791.2

Gross profit	284.6	40.7
Expenses:
Selling, general and administrative	177.6	38.7
Research and development	23.3	5.7
Other operating income	(9.9)	(4.0)
Restructuring and plant closing costs	8.7	—

Total expenses	199.7	40.4

Operating income	84.9	0.3
Interest expense, net	(160.0)	(36.6)
Interest income—affiliate	—	14.3
Loss on accounts receivable securitization program	(3.5)	—
Equity in income (losses) of investment in unconsolidated affiliates	0.7	(34.6)
Other expense	(1.8)	(0.5)

Loss before income tax benefit and minority interests	(79.7)	(57.1)
Income tax expense	(4.9)	—

Loss before minority interest	(84.6)	(57.1)
Minority interest in subsidiaries' loss	(0.2)	—

Net loss	(84.8)	(57.1)
Other comprehensive income (loss)	(6.9)	7.1

Comprehensive loss	$(91.7)	$(50.0)

See accompanying notes to consolidated financial statements

HMP EQUITY HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY (DEFICIT)

(UNAUDITED)

(Dollars and Shares in Millions)

	Common stock		Warrants
					Retained earnings/(Accumulated deficit)	Accumulated other comprehensive income (loss)
	Shares	Amount	Issued	Reacquired			Total
Balance, January 1, 2004	18.0	$1,287.3	$130.0	$(1.3)	$(1,243.5)	$61.2	$233.7
Net loss	—	—	—	—	(84.8)	—	(84.8)
Other comprehensive loss	—	—	—	—	—	(6.9)	(6.9)

Balance, March 31, 2004	18.0	$1,287.3	$130.0	$(1.3)	$(1,328.3)	$54.3	$142.0

See accompanying notes to consolidated financial statements

HMP EQUITY HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(Dollars in Millions)

	Three months ended March 31,
	2004	2003
Cash Flows From Operating Activities:
Net loss	$(84.8)	$(57.1)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Equity in (income) losses of investment in unconsolidated affiliates	(0.7)	34.6
Depreciation and amortization	127.7	32.1
Provision for losses on accounts receivable	(1.6)	(0.3)
Gain on disposal of plant and equipment	(0.7)	—
Noncash interest expense	40.0	1.5
Noncash interest on affiliate debt	0.3	(12.2)
Deferred income taxes	6.6	—
Other	(0.3)	—
Unrealized gain on foreign currency transactions	(9.1)	—
Minority interests in subsidiaries	0.2	—
Changes in operating assets and liabilities:
Accounts and notes receivables	(189.5)	(63.5)
Change in receivables sold, net of cash received	8.8	—
Inventories	65.2	(14.2)
Prepaid expenses	4.8	12.5
Other current assets	(14.6)	(0.6)
Other noncurrent assets	(9.4)	(0.1)
Accounts payable	37.3	48.5
Accrued liabilities	(62.6)	(40.1)
Other noncurrent liabilities	(2.5)	(0.9)

Net cash used in operating activities	(84.9)	(59.8)

Investing Activities:
Capital expenditures	(55.8)	(12.7)
Investment in unconsolidated affiliate	(19.1)	—
Proceeds from sale of fixed assets	1.2	—
Advances to unconsolidated affiliates	1.3	—

Net cash used in investing activities	(72.4)	(12.7)

Financing Activities:
Net borrowings under revolving loan and short-term debt facilities	160.0	72.9
Net borrowings on overdraft	4.9	—
Repayment of long-term debt	(38.6)	(0.8)
Refund of debt issuance costs	(0.2)	—

Net cash provided by financing activities	126.1	72.1

Effect of exchange rate changes on cash	(0.2)	3.1

Increase (decrease) in cash and cash equivalents, including restricted cash	(31.4)	2.7
Cash and cash equivalents at beginning of period, including restricted cash	208.3	31.4

Cash and cash equivalents at end of period, including restricted cash	$176.9	$34.1

Supplemental cash flow information:
Cash paid for interest	150.6	32.4
Cash paid for income taxes	3.3	—

See accompanying notes to consolidated financial statements

HMP EQUITY HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.    General

  Description of Business

        HMP Equity Holdings Corporation (the "Company" and, unless the context otherwise requires, including its subsidiaries) is a global manufacturer and marketer of differentiated and commodity chemicals. The Company produces a wide range of products for a variety of global industries, including the chemical, plastics, automotive, aviation, footwear, paints and coatings, construction, technology, agriculture, healthcare, consumer products, textile, furniture, appliance and packaging industries. The Company operates at facilities located in North America, Europe, Asia, Australia, South America and Africa. The Company's business is organized into six reportable operating segments: Polyurethanes, Advanced Materials, Performance Products, Polymers, Pigments and Base Chemicals.

        In this report, "HLLC" or "Huntsman LLC" refers to Huntsman LLC and, unless the context otherwise requires, its subsidiaries, "Huntsman Polymers" refers to Huntsman Polymers Corporation and, unless the context otherwise requires, its subsidiaries, "Huntsman Specialty" refers to Huntsman Specialty Chemicals Corporation, "HCCA" refers to Huntsman Chemical Company Australia Pty. Ltd. and, unless the context otherwise requires, its subsidiaries, "HI" refers to Huntsman International LLC and, unless the context otherwise requires, its subsidiaries, "HIH" refers to Huntsman International Holdings LLC and, unless the context otherwise requires, its subsidiaries, "HGI" refers to Huntsman Group, Inc., "Huntsman Holdings" refers to Huntsman Holdings, LLC, "AdMat" refers to Huntsman Advanced Materials LLC and, unless the context otherwise requires, its subsidiaries, "AdMat Investment" refers to Huntsman Advanced Materials Investment LLC, "AdMat Holdings" refers to Huntsman Advanced Materials Holdings LLC, "Vantico" refers to Vantico Group S.A. and, unless the context otherwise requires, its subsidiaries, "MatlinPatterson" refers to MatlinPatterson Global Opportunities Partners, L.P. and its affiliates, "Consolidated Press" refers to Consolidated Press Holdings Limited and its subsidiaries, "SISU" refers to SISU Capital Limited and its affiliates, "MGPE" refers to Morgan Grenfell Private Equity Limited and its affiliates and "ICI" refers to Imperial Chemical Industries PLC and its subsidiaries.

  Company

        The Company is a Delaware corporation and is owned 100% by HGI, a Delaware corporation, subject to warrants which, if exercised, would entitle the holders to up to 12% of the common stock of HMP. HGI is owned 100% by Huntsman Holdings, a Delaware limited liability company. The voting membership interests of Huntsman Holdings are owned 50.2% by the Huntsman family, 47.8% by MatlinPatterson, 1.8% by Consolidated Press and 0.2% by senior management. In addition, Huntsman Holdings has issued certain non-voting preferred units to Huntsman Holdings Preferred Member LLC, which, in turn, is owned 93.7%, indirectly, by MatlinPatterson, 3.6% by Consolidated Press, 1.8% by the Huntsman Cancer Foundation, 0.6% by senior management and 0.3% by the Huntsman family. Huntsman Holdings has also issued certain non-voting preferred units to the Huntsman family, MatlinPatterson and Consolidated Press that track the performance of AdMat, the Company's indirect subsidiary. The Huntsman family has board and operational control of the Company.

        The Company operates its businesses through three principal operating subsidiaries: Huntsman LLC, HIH and AdMat. Each of the Company's principal operating subsidiaries is separately financed, its debt is non-recourse to the Company and the Company has no contractual obligations to fund its respective operations. Moreover, the debt of Huntsman LLC is non-recourse to HIH and AdMat, the debt of HIH is non-recourse to Huntsman LLC and AdMat, and the debt of AdMat is non-recourse to Huntsman LLC and HIH.

        The Company was formed on August 23, 2002 to hold, among other things, the equity interests of Huntsman LLC. The formation was between entities under common control. The transfer of the net assets of Huntsman LLC was recorded at historical carrying value. The consolidated financial statements of HMP presented herein reflect the financial position, results of operations and cash flows as if Huntsman LLC and HMP were combined for all periods presented. Prior to September 30, 2002, Huntsman LLC was owned by members of the Huntsman family and by certain affiliated entities. On September 30, 2002, Huntsman LLC and its subsidiary, Huntsman Polymers, completed debt for equity exchanges (the "Restructuring"). Pursuant to the Restructuring, the Huntsman family contributed all their equity interests in Huntsman LLC and its subsidiaries, including minority interests acquired from Consolidated Press and the interests described in the second following paragraph, to Huntsman Holdings in exchange for equity interests in Huntsman Holdings. MatlinPatterson and Consolidated Press exchanged approximately $679 million in principal amount of Huntsman LLC's outstanding subordinated notes and Huntsman Polymers' outstanding senior notes they held into equity interests in Huntsman Holdings. There was also approximately $84 million in accrued interest that was cancelled as a result of the exchange. The net book value of the $763 million of principal and accrued interest, after considering debt issuance costs, was $753 million. Huntsman Holdings contributed its investment in Huntsman LLC to the Company.

        In the Restructuring, the effective cancellation of debt was recorded as a capital contribution by the Company because MatlinPatterson and Consolidated Press received equity of Huntsman Holdings in exchange. The fair value of the equity received approximated the carrying value of the debt exchanged. No gain was recorded on the Restructuring.

        As discussed above, on September 30, 2002, the Company effectively acquired the following interests from Huntsman Holdings:

  •
  The remaining 20% interest in JK Holdings Corporation and the remaining 20% interest in Huntsman Surfactants Technology Corporation, both previously accounted for as consolidated subsidiaries;

  •
  The remaining 50% interest in Huntsman Chemical Australia Unit Trust ("HCA Trust") and HCPH Holdings Pty Limited ("HCPH"), formerly accounted for as investments in unconsolidated affiliates using equity method accounting; and

  •
  The remaining 19.9% interest in Huntsman Specialty Chemicals Holdings Corporation ("HSCHC").

        The Company accounted for the acquisition of the minority interests from Huntsman Holdings as an equity contribution with a value of $71.1 million (including cash of $7.9 million and net of debt assumed of $35.3 million).

        Also related to the Restructuring, in June 2002, MatlinPatterson entered into an agreement with ICI (the "Option Agreement"). The Option Agreement provided BNAC, Inc. ("BNAC"), then a MatlinPatterson subsidiary, with an option to acquire the ICI subsidiary that held a 30% membership interest in HIH (the "ICI 30% Interest") on or before May 15, 2003 upon the payment of $180 million plus accrued interest from May 15, 2002, and subject to completion of the purchase of the senior subordinated reset discount notes due 2009 of HIH that were originally issued to ICI (the "HIH Senior Subordinated Discount Notes"). Concurrently, BNAC paid ICI $160 million to acquire the HIH Senior Subordinated Discount Notes, subject to certain conditions, including the obligation to make an additional payment of $100 million plus accrued interest to ICI. The HIH Senior Subordinated Discount Notes were pledged to ICI as collateral security for such additional payment.

        In connection with the Restructuring, all the shares in BNAC were contributed to Huntsman Holdings. Huntsman Holdings caused BNAC to be merged into the Company. As a result of its merger with BNAC, the Company held the interests formerly held by BNAC in the HIH Senior Subordinated Discount Notes and the option to acquire the subsidiary of ICI that held the ICI 30% Interest. The HIH Senior Subordinated Discount Notes were valued at $273.1 million (including accrued interest of $13.1 million) and the note payable to ICI of $103.5 million (including accrued interest of $3.5 million) was recorded by the Company. The net contribution of $169.7 million was accounted for as an equity contribution.

        Prior to May 9, 2003, the Company owned, directly and indirectly, approximately 61% of the membership interests of HIH. The Company accounted for its investment in HIH on the equity method due to the significant management participation rights formerly granted to ICI pursuant to the HIH limited liability company agreement. On May 9, 2003, the Company exercised an option and purchased the ICI subsidiary that held ICI's 30% membership interest in HIH, and, at that time, the Company also purchased approximately 9% of the HIH membership interests held by institutional investors (the "HIH Consolidation Transaction"). As a result of the HIH Consolidation Transaction, the Company, directly, and indirectly, owns 100% of the HIH membership interests, and, as of May 1, 2003, HIH is a consolidated subsidiary of the Company and is no longer accounted for on an equity basis. The following table is a summarization of the net assets of HIH as of May 1, 2003 (dollars in millions):

Current assets	$1,364.5
Property, plant and equipment, net	3,082.2
Other noncurrent assets	740.4

Total assets	$5,187.1

Current liabilities	$885.0
Long term debt (including current portion)	3,638.1
Other noncurrent liabilities	366.1

Total liabilities	$4,889.2

        On June 30, 2003, MatlinPatterson, SISU, HGI, Huntsman Holdings and MGPE completed a restructuring and business combination involving Vantico, whereby ownership of the equity of Vantico was transferred to AdMat in exchange for substantially all of the issued and outstanding Vantico senior notes ("Vantico Senior Notes") and approximately $165 million of additional equity (the "AdMat Transaction"). In connection with the AdMat Transaction, AdMat issued $250 million aggregate principal amount of its 11% senior secured notes due 2010 (the "AdMat Fixed Rate Notes") and $100 million aggregate principal amount of its senior secured floating rate notes due 2008 at a discount of 2%, or for $98 million (the "AdMat Floating Rate Notes" and, collectively with the AdMat Fixed Rate Notes, the "AdMat Senior Secured Notes"). Proceeds from the issuance of the AdMat Senior Secured Notes, along with a portion of the additional equity, were used to repay in full the Vantico senior secured credit facilities (the "Vantico Credit Facilities"). Also in connection with the AdMat Transaction, AdMat entered into a $60 million senior secured revolving credit facility (the "AdMat Revolving Credit Facility"). The AdMat Transaction was completed as follows:

  •
  MatlinPatterson and SISU, as holders of the majority of the Vantico Senior Notes, exchanged their Vantico Senior Notes for equity in AdMat Holdings;

  •
  MatlinPatterson and SISU contributed cash and a short-term bridge loan to Vantico, with a total value of approximately $165 million, prior to June 30, 2003 for equity of AdMat Holdings;

  •
  MGPE exchanged its interest as lender under an existing bridge loan to Vantico for equity in AdMat Holdings;

  •
  AdMat Holdings contributed cash, its interest in the bridge loan and the Vantico Senior Notes to AdMat in exchange for equity of AdMat;

  •
  AdMat acquired substantially all of the remaining Vantico Senior Notes for cash;

  •
  AdMat exchanged substantially all the Vantico Senior Notes and its interest under the bridge loan for equity in Vantico, acquiring all of the outstanding equity interests in Vantico;

  •
  AdMat repaid the outstanding the Vantico Credit Facilities and other credit facilities in full, including a revolving facility and a restructuring facility, from the proceeds of the equity infusion, together with proceeds from the issuance of the AdMat Senior Secured Notes (for more information, see "Note 11—Debt"); and

  •
  MatlinPatterson formed AdMat Investment and contributed all of its equity in AdMat Holdings to AdMat Investment in return for preferred equity with a liquidation preference of $513.3 million and all of the common equity of AdMat Investment.

  •
  MatlinPatterson transferred its preferred and common equity in AdMat Investment to Huntsman Holdings, and Huntsman Holdings then contributed the preferred and common equity in AdMat Investment to HGI.

  •
  HGI owns the preferred equity of AdMat Investment and contributed the common equity of AdMat Investment to us.

        The AdMat Transaction has been accounted for as follows:

  •
  The preferred equity interest in AdMat Investment held by HGI, as originally issued, was entitled to 83% of the voting rights in AdMat Investment, had no stated dividend rate and a liquidation preference of $513.3 million. On May 21, 2004, the limited liability company agreement of AdMat Investment was amended to eliminate the voting rights previously associated with the preferred equity interest of AdMat Investment. The common equity interest in AdMat Investment held by the Company is now entitled to 100% of the voting rights in AdMat Investment. Accordingly, consistent with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 141 "Business Combinations," the Company has reported its investment in AdMat Investment in its consolidated financial statements from June 2003.

  •
  For financial reporting purposes, the equity contribution from Huntsman Holdings of the AdMat Investment equity of approximately $194.4 million has been allocated to the preferred equity held by HGI as of June 30, 2003.

  •
  The ownership of AdMat Investment preferred equity by HGI is reflected as HGI's interest in preferred equity of a subsidiary on the accompanying consolidated balance sheet.

  •
  The results of operations of AdMat Investment for the six months ended December 31, 2003 and the three months ended March 31, 2004 are included in the consolidated statement of operations.

        In connection with the AdMat Transaction, the Company has determined the fair value of assets acquired. The allocation of the purchase price is not yet finalized. The Company expects to complete the allocation in the second quarter of 2004 after the restructuring program analysis and final tax basis of the assets and liabilities acquired has been determined. The preliminary allocation of the purchase price is summarized as follows (dollars in millions):

Current assets	$450.2
Current liabilities	(239.8)
Property, plant and equipment, net	397.4
Intangible assets, net	34.9
Deferred tax	(8.6)
Other noncurrent assets	59.4
Other noncurrent liabilities	(122.1)
Long-term debt assumed	(349.3)
Minority interest	(27.7)
HGI's interest in preferred stock	(194.4)

Net assets acquired	$—

        The acquired intangible assets represent trademarks and patents which have a weighted-average useful life of approximately 15-30 years. The following table reflects the Company's results of operations on a pro forma basis as if the business combination of HIH and AdMat had been completed at the beginning of the periods presented utilizing HIH and Vantico's historical results (dollars in millions):

	Three Months Ended March 31,
	2004	2003
Revenue	$2,638.8	$2,332.7
Loss before income tax benefit and minority interest	(79.7)	(104.9)
Net loss	(84.8)	(98.3)

        The pro forma information is not necessarily indicative of the operating results that would have occurred had the HIH Consolidation Transaction and the AdMat Transaction been consummated on January 1, 2003, nor are they necessarily indicative of future operating results.

        The HIH Consolidation Transaction and the AdMat Transaction have resulted in changes in the Company's operating segments. Prior to the HIH Consolidation Transaction, the Company reported its operations through three principal operating segments. After the HIH Consolidation Transaction but prior to the AdMat Transaction, the Company reported its operations through five segments. The

Company now reports its operations through six segments: Polyurethanes, Advanced Materials, Performance Products, Polymers, Pigments and Base Chemicals.

        On March 19, 2004, the Company acquired an additional 2.1% equity interest in AdMat Holdings from MGPE for $7.2 million.

  Interim Financial Statements

        The unaudited consolidated financial statements of the Company were prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") and, in management's opinion, all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of results of operations, financial position and cash flows for the periods shown, have been made. Results for interim periods are not necessarily indicative of those to be expected for the full year.

  Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.    Recently Issued Financial Accounting Standards

        In January 2003, the Financial Accounting Standards Board ("FASB") issued Financial Interpretation No. ("FIN") 46, "Consolidation of Variable Interest Entities." FIN 46 addresses the requirements for business enterprises to consolidate related entities, for which they do not have controlling interests through voting or other rights, if they are determined to be the primary beneficiary as a result of variable economic interests. Transfers to a qualifying special purpose entity are not subject to this interpretation. In December 2003, the FASB issued a complete replacement of FIN 46 (FIN 46R), to clarify certain complexities. The Company is required to adopt this financial interpretation on January 1, 2005 and is currently evaluating its impact. While the Company's evaluation of this interpretation is ongoing, it is possible that its implementation may require the de-consolidation of the results of operations of AdMat Investment and its wholly-owned subsidiaries, including AdMat, and accounting for the results of this investment on the equity method.

3.    Inventories

        Inventories consist of the following (dollars in millions):

	March 31, 2004	December 31, 2003
Raw materials and supplies	$247.8	$283.6
Work in progress	36.7	32.7
Finished goods	726.2	749.5

Total	1,010.7	1,065.8
LIFO reserves	(26.5)	(15.5)
Lower of cost or market reserves	(10.7)	(11.0)

Net	$973.5	$1,039.3

        In the normal course of operations, the Company at times exchanges raw materials and finished goods with other companies for the purpose of reducing transportation costs. The net open exchange positions are valued at the Company's cost. Net amounts deducted from or added to inventory under open exchange agreements, which represent the net amounts payable or receivable by the Company under open exchange agreements, were approximately $15.0 million payable and $8.2 million payable (59,446,376 and 26,910,072 pounds) at March 31, 2004 and December 31, 2003, respectively.

4.    Property, Plant and Equipment

        The cost and accumulated depreciation of property, plant and equipment consist of the following (dollars in millions):

	March 31, 2004	December 31, 2003
Land	$119.0	$118.6
Buildings	514.8	517.8
Plant and equipment	6,441.0	6,387.3
Construction in progress	245.8	253.8

Total	7,320.6	7,277.5
Less accumulated depreciation	(2,303.7)	(2,198.2)

Net	$5,016.9	$5,079.3

5.    Investments in Unconsolidated Affiliates

        The Company's ownership percentage and investments in unconsolidated affiliates, primarily manufacturing joint ventures, consist of the following (dollars in millions):

	March 31, 2004	December 31, 2003
Equity Method:
Polystyrene Australia Pty Ltd.	$3.9	$3.6
Sasol-Huntsman GmbH and Co. KG (50%)	13.3	13.2
Louisiana Pigment Company, L.P. (50%)	128.6	130.4
Rubicon, LLC (50%)	1.1	1.0
BASF Huntsman Shanghai Isocyanate Investment BV (50%) (1)	17.9	6.1
Others	1.2	1.2

Total	$166.0	$155.5

Cost Method:
Gulf Advanced Chemicals Industry Corporation (4%)	$2.5	$2.5

(1)
The Company owns 50% of BASF Huntsman Shanghai Isocyanate Investment BV. BASF Huntsman Shanghai Isocyanate Investment BV owns a 70% interest in a manufacturing joint venture, thus giving the Company an indirect 35% interest in the manufacturing joint venture.

6.    Intangible Assets

        The gross carrying amount and accumulated amortization of intangible assets consist of the following (dollars in millions):

	March 31, 2004			December 31, 2003
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Patents, trademarks, and technology	$431.2	$156.7	$274.5	$427.0	$144.5	$282.5
Licenses and other agreements	18.3	10.0	8.3	18.3	9.5	8.8
Non-compete agreements	49.6	40.4	9.2	49.6	38.5	11.1
Other intangibles	14.2	2.8	11.4	16.8	2.4	14.4

Total	$513.3	$209.9	$303.4	$511.7	$194.9	$316.8

        Amortization expense for intangible assets for the three month period ended March 31, 2004 and 2003 is $10.1 million and $1.0 million, respectively. Estimated future amortization expense for intangible assets over the next five years is as follows (dollars in millions):

Year Ended December 31	Estimated Expense
2004	$41.0
2005	40.5
2006	32.3
2007	32.3
2008	32.3

7.    Other Noncurrent Assets

        Other noncurrent assets consist of the following (dollars in millions):

	March 31, 2004	December 31, 2003
Prepaid pension assets	$256.1	$254.4
Debt issuance costs	99.9	105.9
Capitalized turnaround expense	92.7	83.9
Receivables from affiliates	28.9	25.2
Spare parts inventory	96.5	100.5
Other noncurrent assets	60.8	68.4

Total	$634.9	$638.3

8.    Accrued Liabilities

        Accrued liabilities consist of the following (dollars in millions):

	March 31, 2004	December 31, 2003
Payroll, severance and related costs	$129.8	$150.1
Interest	82.5	121.4
Volume and rebates accruals	67.2	89.5
Income taxes	25.2	53.0
Taxes (property and VAT)	54.3	63.3
Pension liabilities	23.6	21.3
Restructuring and plant closing costs	64.4	74.1
Environmental accruals	8.4	8.6
Interest and commodity hedging accruals	6.3	11.3
Other miscellaneous accruals	142.6	109.4

Total	$604.3	$702.0

9.    Other Noncurrent Liabilities

        Other noncurrent liabilities consist of the following (dollars in millions):

	March 31, 2004	December 31, 2003
Pension liabilities	$361.1	$345.3
Other postretirement benefits	87.1	86.3
Environmental accruals	25.6	26.3
Restructuring on plant closing costs	2.4	2.7
Fair value of interest derivative	31.9	9.5
Other noncurrent liabilities	81.5	114.6

Total	$589.6	$584.7

10.    Restructuring and Plant Closing Charges

        As of March 31, 2004 and December 31, 2003, the Company had reserves for restructuring and plant closing costs of $66.8 million and $76.8 million, respectively. During the three months ended March 31, 2004, the Company, on a consolidated basis, recorded additional reserves of $8.7 million, including reserves for workforce reductions. During the 2004 period, the Company made cash payments against these reserves of $18.7 million.

        As of March 31, 2004, accrued restructuring and plant closing costs by type of cost consist of the following (dollars in millions):

	Workforce reductions	Demolition and decommissioning	Non-cancelable lease costs	Other	Total
Accrued liability as of December 31, 2003	$66.4	$4.1	$0.2	$6.1	$76.8
Charges	8.7	—	—	—	8.7
Payments	(17.8)	(0.2)	(0.2)	(0.5)	(18.7)

Accrued liability as of March 31, 2004	$57.3	$3.9	$—	$5.6	$66.8

        Detail of these reserves by segment are as follows (dollars in millions):

	Polyurethanes	Performance Products	Pigments	Polymers	AdMat	Total
Accrued liability as of December 31, 2003	$15.8	$2.4	$4.3	$2.8	$51.5	$76.8
Charges	4.8	—	3.9	—	—	8.7
Payments	(6.5)	(0.1)	(3.2)	(0.4)	(8.5)	(18.7)

Accrued liability as of March 31, 2004	$14.1	$2.3	$5.0	$2.4	$43.0	$66.8

        As of March 31, 2004 and December 31, 2003, the Polyurethanes segment reserve consisted of $9.7 million and $8.2 million, respectively, related to restructuring activities at the Rozenberg, Netherlands site announced in 2003, $2.2 million and $5.2 million, respectively, related to the workforce reductions throughout the Polyurethanes segment announced in 2003, and $1.9 million and $2.4 million, respectively, related to the closure of the Shepton Mallet, U.K. site announced in 2002. During the three months ended March 31, 2004, the Polyurethanes segment recorded additional restructuring charges of $4.8 million and made cash payments of $6.5 million related to these restructuring activities. Additional charges of approximately $7.7 million related to these restructuring activities are expected to be recorded through 2005, resulting from additional workforce reductions of approximately 36 employees.

        As of December 31, 2003, the Performance Products segment reserve consisted of $2.4 million related to the closure of a number of plants at its Whitehaven, U.K. facility, the closure of an administrative office in London, U.K., the rationalization of its surfactants technical center in Oldbury, U.K., and the restructuring of its facility in Barcelona, Spain. During the three months ended March 31, 2004, the Performance Products segment made cash payments of $0.1 million related to these restructuring activities. There are no material additional charges expected related to these restructuring activities.

        As of December 31, 2003, the Pigments segment reserve consisted of $4.3 million related to its global workforce reductions. During the three months ended March 31, 2004, the Pigments segment recorded additional restructuring charges of $3.9 million and made cash payments of $3.2 million related to these restructuring activities. Additional charges of approximately $13 million related to these restructuring activities are expected to be recorded through 2005, resulting from additional workforce reductions of approximately 150 employees.

        As of December 31, 2003, the Polymers segment reserve consisted of $2.8 million related to its demolition and decommissioning of the Company's Odessa, Texas styrene manufacturing facility and noncancelable lease costs. During the three months ended March 31, 2004, the Polymers segment made cash payments of $0.4 million related to these restructuring activities.

        In connection with the AdMat Transaction, the Company is implementing a substantial cost reduction program. The program includes reductions in costs of the Company's global supply chain, reductions in general and administrative costs across the business and the centralization of operations where efficiencies may be achieved. The cost reduction program is expected to be implemented from June 2003 to June 2005 and is estimated to involve $60.8 million in total restructuring costs. As part of the program, the Company expects to incur approximately $53.2 million to reduce headcount and to incur approximately $7.6 million to close plants and discontinue certain service contracts worldwide. The Company reduced 188 staff in the six months ended December 31, 2003 and 61 in the three months ended March 31, 2004. Payments of restructuring and plant closing costs were recorded against reserves established in connection with recording the AdMat Transaction as a purchase business combination. At March 31, 2004, $43.0 million remained in the reserve for restructuring and plant closing costs related to the cost reduction program. The Company expects to finalize its restructuring plans by June 30, 2004. Accordingly, the reserve for restructuring and plant closing costs are subject to revision based on final assessment.

        The Company continuously evaluates the effectiveness of all of its manufacturing facilities in serving its markets. The Company has been engaged in a detailed review of its Pigments business to improve its competitive position and financial performance. In connection with this review, the Company announced in April 2004 that it will idle approximately 55,000 tonnes, or about 10% of its total TiO2 production capacity. This action is expected to result in approximately $40 million of annual fixed cost savings, and will involve approximately $100 million of accelerated depreciation and non-cash charges and the payment of cash restructuring costs of approximately $20 million in 2004 and 2005.

11.    Debt

        Outstanding debt consists of the following (dollars in millions):

	March 31, 2004	December 31, 2003
Huntsman LLC Debt, excluding HIH and HI:
Senior secured credit facilities:
Term Loan A	$606.3	$606.3
Term Loan B	459.0	459.0
Revolving facility	85.0	12.2
Other debt:
Huntsman LLC senior secured notes	450.8	450.5
Huntsman Polymers senior unsecured notes	—	36.8
Huntsman LLC senior subordinated fixed rate notes	44.2	44.2
Huntsman LLC senior subordinated floating rate notes	15.1	15.1
Huntsman Specialty Chemicals Corporation subordinated note	100.0	99.7
Huntsman Australia Holdings Corporation (HAHC) credit facilities	44.8	44.5
Huntsman Chemical Company Australia (HCCA) credit facilities	48.2	48.7
Subordinated note and accrued interest—affiliate	36.8	35.5
Term note payable to a bank	9.5	9.5
Other debt	4.4	5.6

Total Huntsman LLC Debt, excluding HIH and HI	1,904.1	1,867.6
HI:
Senior secured credit facilities:
Term B loan	620.1	620.1
Term C loan	620.1	620.1
Revolving facility	110.0	22.0
Other debt:
Senior unsecured notes	456.8	457.1
Senior subordinated notes	1,154.4	1,169.8
Other debt	37.6	38.0

Total HI debt	2,999.0	2,927.1
HIH:
Senior discount notes	449.2	434.6
Senior subordinated discount notes—affiliate	372.1	358.3

Total HIH debt	821.3	792.9
Total HIH consolidated debt	3,820.3	3,720.0

AdMat:
Senior secured notes	348.3	348.2
Other debt	2.4	3.2

Total AdMat debt	350.7	351.4
HMP:
HMP Senior Secured Notes(1) (Principal amount $482.0)	348.3	329.4

Total HMP debt	348.3	329.4
Elimination of HIH Senior subordinated discount notes owned by HMP	(372.1)	(358.3)

Total debt	$6,051.3	$5,910.1

Current portion	$98.5	$137.1
Long-term portion	5,916.0	5,737.5

Total debt—excluding affiliate	6,014.5	5,874.6
Long-term debt—affiliate	36.8	35.5

Total debt	$6,051.3	$5,910.1

(1)
Excludes value attributable to the warrants issued in conjunction with the HMP Discount Notes.

HMP Equity Holdings Corporation Debt (excluding Huntsman LLC, HI, HIH and AdMat)

        On May 9, 2003, the Company issued units consisting of the HMP Discount Notes with an accreted value of $423.5 million and 875,000 warrants to purchase approximately 12% of the Company's common stock. Of the $423.5 million, $8.5 million was recorded to reflect a discount of 2%, $285.0 million has been recorded as the initial carrying value for the HMP Discount Notes and $130.0 million was recorded as the carrying value of the warrants. The HMP Discount Notes were issued with original issue discount for U.S. federal income tax purposes. The aggregate proceeds from the units were allocated to the HMP Discount Notes and warrants based upon the relative fair value of each security. Interest on the HMP Discount Notes is paid in kind. The effective interest rate based on the initial carrying value is 23.7%. The HMP Discount Notes are secured by a first priority lien on the HIH Senior Subordinated Discount Notes, the 10% direct and 30% indirect equity interests held by the Company in HIH, the Company's common stock outstanding as of May 9, 2003, and the Company's equity interests in Huntsman LLC. The HMP Discount Notes are redeemable beginning November 15, 2004 at stipulated redemption prices declining from 107.5% to 100% of accreted value by May 15, 2007. The HMP Discount Notes contain certain restrictions including limits on the incurrence of debt, restricted payments, liens, transactions with affiliates, and merger and sales of assets. Management believes that the Company is in compliance with the covenants of the HMP Discount Notes as of March 31, 2004.

        875,000 warrants were issued in connection with the HMP Discount Notes, each of which entitles the holder of each to purchase 2.8094 shares of its common stock for an exercise price of $0.01 per share. The aggregate number of shares issueable is 2,458,257. The warrants expire on May 15, 2011. The warrants are not exercisable until the earlier of: certain initial public offerings of the Company or its parent companies; the occurrence of an event of default or change of control under, or the redemption, repayment or defeasance of the HMP Discount Notes; any merger or consolidation of our parent companies; the sale of substantially all of our assets; or November 15, 2004. In certain events the Company has the right to require the holders of the warrants to exercise or exchange them for other equity securities. The warrants became separately transferable from the HMP Discount Notes 180 days after issuance on May 9, 2003.

        On December 23, 2003, the Company repurchased 14,145 warrants at a value of $1.3 million. The transaction was recorded as a reduction of warrants in the consolidated balance sheet.

Subsidiary Debt

        The Company's three principal operating subsidiaries are separately financed, their debt is non-recourse to the Company and the Company has no contractual obligations to fund its respective operations. Moreover, notwithstanding that HIH is consolidated with Huntsman LLC for financial accounting purposes, Huntsman LLC is financed separately from HIH, HIH's debt is non-recourse to Huntsman LLC and Huntsman LLC has no contractual obligation to fund HIH's operations. AdMat is also financed separately from Huntsman LLC and HIH, Huntsman LLC and HIH's debt is non-recourse to AdMat and AdMat has no contractual obligation to fund Huntsman LLC or HIH's operations. The following is a discussion of the debt and liquidity of the Company's three primary subsidiaries.

  Huntsman LLC Debt (Excluding HIH and HI)

  Senior Secured Credit Facilities (HLLC Credit Facilities)

        Huntsman LLC's senior secured credit facilities (the "HLLC Credit Facilities") consist of a $275 million revolving credit facility maturing in 2006 (the "HLLC Revolving Facility") and two term loan facilities maturing in 2007, initially in the amount of $938 million ("HLLC Term Loan A") and $450 million ("HLLC Term Loan B" and, collectively with HLLC Term Loan A, the "HLLC Term Facilities"). On May 31, 2003, the principal amount of HLLC Term Loan B was increased to $459 million; the additional $9 million was a supplemental fee imposed because $350 million of HLLC Term Loan B was not repaid on May 31, 2003. Upon application of certain proceeds from the September 2003 Offering (defined below) and the December 2003 Offering (defined below), the outstanding balance of HLLC Term Loan A is $606.3 million. The HLLC Revolving Facility is secured by a first lien on substantially all the assets of Huntsman LLC, HSCHC, Huntsman Specialty and Huntsman LLC's domestic restricted subsidiaries, which does not include HIH or HI. The HLLC Term Facilities are secured by a second lien on substantially the same assets that secure the HLLC Revolving Facility. The HLLC Credit Facilities are also guaranteed by HSCHC and Huntsman Specialty and by Huntsman LLC's domestic restricted subsidiaries (collectively, the "HLLC Guarantors"). Neither HIH nor HI are HLLC Guarantors. As of March 31, 2004 and December 31, 2003, the weighted average interest rates on the HLLC Credit Facilities were 7.2% and 7.3%, respectively, excluding the impact of interest rate hedges.

        The HLLC Revolving Facility is subject to a borrowing base of accounts receivable and inventory and is available for general corporate purposes. Borrowings under the HLLC Revolving Facility bear interest, at Huntsman LLC's option, at a rate equal to (i) a LIBOR-based eurocurrency rate plus an applicable margin ranging from 2.75% to 3.50% as based on Huntsman LLC's most recent ratio of total debt to "EBITDA," as defined in the credit agreement, or (ii) a prime-based rate plus an applicable margin ranging from 1.75% to 2.50%, also based on Huntsman LLC's most recent ratio of total debt to EBITDA.

        As of March 31, 2004, borrowings under the HLLC Term Facilities bear interest, at Huntsman LLC's option, at a rate equal to (i) a LIBOR-based eurocurrency rate plus an applicable margin of 4.75% and 8.25% for HLLC Term Loan A and HLLC Term Loan B, respectively, or (ii) a prime-based rate plus an applicable margin of 3.75% and 7.25% for HLLC Term Loan A and HLLC Term Loan B, respectively. This agreement also provides for quarterly escalating interest rates on HLLC Term Loan B of up to maximum LIBOR and prime based margins of 9.75% and 8.75%, respectively by July 2004.

        The HLLC Credit Facilities contain financial covenants including a minimum interest coverage ratio, a minimum fixed charge ratio and maximum debt to EBITDA ratio, as defined, and limits on capital expenditures, in addition to restrictive covenants customary to financings of these types, including limitations on liens, debt and the sale of assets. Management believes that Huntsman LLC is in compliance with the covenants of the HLLC Credit Facilities as of March 31, 2003.

        On September 30, 2003, Huntsman LLC sold $380 million aggregate principal amount of 11 5/8% senior secured notes due 2010 at a discount to yield 11 7/8% in a private offering (the "September 2003 Offering"). The proceeds from the offering were used to repay $65.0 million on the HLLC Revolving Facility, without reducing commitments, and $296.6 million on HLLC Term Loan A. On December 3, 2003, Huntsman LLC sold an additional $75.4 million aggregate principal amount of its senior secured notes (collectively with the notes sold in the September 2003 Offering, the "HLLC 2003 Secured Notes") at a discount to yield 11.72% (the "December 2003 Offering"). The proceeds of this offering were used to repay $35.2 million on HLLC Term Loan A. The combined total repayment on HLLC Term Loan A included a prepayment of $165.2 million of scheduled amortization payments in the direct order of maturity such that the next scheduled quarterly amortization payment under the HLLC Credit Facilities is due March 2006. The remaining proceeds of the December 2003 Offering were temporarily applied to reduce outstanding borrowings under the HLLC Revolving Facility, and Huntsman LLC, on January 28, 2004, used $37.5 million of the net cash proceeds to redeem the Huntsman Polymers Notes (representing principal of $36.8 million plus accrued interest). The Huntsman Polymers Notes would have been due in December 2004 and were redeemed at 100% of their aggregate principal amount.

        On May 6, 2004, Huntsman LLC amended certain financial covenants in the HLLC Credit Facilities. The amendment applies to both the HLLC Revolving Facility and the HLLC Term Facilities and provides for, among other things, the amendment of certain financial covenants through the fourth quarter 2005. The amendment provided for an increase in the maximum leverage ratio, and a decrease in the minimum interest coverage ratio and the fixed charge coverage ratio. The amendment also amends the mandatory prepayment provisions contained in the HLLC Credit Facilities to permit Huntsman LLC, after certain levels of repayment of HLLC Term Loan B, to use subordinate debt or equity proceeds to repay a portion of the outstanding indebtedness of certain of its Australian subsidiaries.

  Senior Secured Notes (HLLC 2003 Secured Notes)

        The HLLC 2003 Secured Notes bear interest at a rate of 11 5/8% per annum and interest is payable semi-annually on April 15 and October 15. The HLLC 2003 Secured Notes mature on October 15, 2010 and are secured by a second lien on substantially all the assets of Huntsman LLC, HSCHC, Huntsman Specialty and Huntsman LLC's domestic restricted subsidiaries (which do not include HIH or HI). The HLLC 2003 Secured Notes are effectively subordinated to all of Huntsman LLC's obligations under the HLLC Revolving Facility and rank pari passu with the HLLC Term Facilities. The HLLC 2003 Secured Notes are also guaranteed by the Guarantors. In accordance with Huntsman LLC's contractual obligation to register the HLLC 2003 Secured Notes, Huntsman LLC's registration statement on Form S-4/A filed with the U.S. Securities and Exchange Commission became effective on February 13, 2004 and the exchange offer of unregistered HLLC 2003 Secured Notes for registered HLLC 2003 Secured Notes was completed on March 29, 2004.

        The HLLC 2003 Secured Notes are redeemable

  •
  after October 15, 2007 at 105.813% of the principal amount thereof, declining ratably to par on and after October 15, 2009, and

  •
  prior to October 15, 2007 at a redemption price equal to the greater of (1) 105.813% of the principal amount thereof plus all required interest payments due on such notes through October 15, 2007, discounted to the redemption date using the treasury rates, plus 0.50%, plus, in each case, accrued and unpaid interest to the date of redemption, or (2) 100% of the principal amount thereof.

        The indenture governing the HLLC 2003 Secured Notes contains covenants relating to the incurrence of debt, limitations on distributions, asset sales and affiliate transactions, among other things. The indenture also requires Huntsman LLC to offer to repurchase the HLLC 2003 Secured Notes upon a change of control. Management believes that Huntsman LLC is in compliance with the covenants of the HLLC 2003 Secured Notes as of March 31, 2004.

  Senior Subordinated Fixed And Floating Rate Notes (HLLC Notes) And Huntsman Polymers Senior Unsecured Notes (Huntsman Polymers Notes)

        The 9.5% fixed and variable subordinated notes of Huntsman LLC due 2007 (the "HLLC Notes") with an outstanding principal balance of $59.3 million as of March 31, 2004 are unsecured subordinated obligations of Huntsman LLC and are junior in right of payment to all existing and future secured or unsecured senior indebtedness of Huntsman LLC and effectively junior to any secured indebtedness of Huntsman LLC to the extent of the collateral securing such indebtedness. Interest is payable on the HLLC Notes semiannually on January 1 and July 1 at an annual rate of 9.5% on the fixed rate notes and LIBOR plus 3.25% on the floating rate notes. The HLLC Notes are redeemable at the option of Huntsman LLC after July 2002 at a price declining from 104.75% to 100% of par value as of July 1, 2005. The weighted average interest rate on the floating rate notes was 4.5% and 4.4% as of March 31, 2004 and December 31, 2003, respectively.

        The Huntsman Polymers Notes were unsecured senior obligations of Huntsman Polymers; they had an original maturity of December 2004, a fixed rate coupon of 11 3/4%, and an outstanding balance of $36.8 million as of December 31, 2003. On January 28, 2004, the Huntsman Polymers Notes were redeemed in full.

        Prior to the Restructuring completed September 30, 2002, the indentures governing the HLLC Notes and Huntsman Polymers Notes contained certain restrictive covenants. Concurrently with the closing of the Restructuring, previously executed amendments to the indentures became effective and virtually all the restrictive covenants contained in the indentures were eliminated.

  Other Debt

        Huntsman Specialty's subordinated note in the aggregate principal amount of $75.0 million accrued interest until April 15, 2002 at 7% per annum. Pursuant to the note agreement, effective April 15, 2002, all accrued interest was added to the principal of the note for a total principal amount of $106.6 million. Such principal balance will be payable in a single installment on April 15, 2008. Interest has been payable quarterly in cash, commencing July 15, 2002. For financial reporting purposes, the note was initially recorded at its estimated fair value of $58.2 million, based on prevailing market rates as of the effective date. As of March 31, 2004 and December 31, 2003, the unamortized discount on the note is $6.6 million and $6.9 million, respectively.

        Certain of Huntsman LLC's Australian subsidiaries maintain credit facilities that are non-recourse to Huntsman LLC. The Australian subsidiaries are currently not in compliance with covenants contained in these credit facilities. The outstanding debt balances of Huntsman LLC's Australian subsidiaries have been classified in current portion of long-term debt.

        Huntsman Chemical Company Australia Pty. ("HCCA"), a subsidiary that holds Huntsman LLC's Australian styrenics assets, maintains a facility consisting of a term facility and a working capital facility

(collectively, the "HCCA Facilities"). The term facility (A$54 million, or $40.7 million as of March 31, 2004) has semiannual scheduled amortization payments with a balloon payment due at maturity in July 2005. The working capital facility (A$10 million, or $7.5 million as of March 31, 2004) is fully drawn and renews annually. Borrowings under the HCCA Facilities bear interest at a base rate plus a spread of 1.25%, plus an additional 0.5% line use fee. As of March 31, 2004, the weighted average interest rate for the HCCA Facilities was 6.8%. The HCCA Facilities are secured by effectively all the assets of HCCA, including a floating lien on inventory and receivables. As of March 31, 2004, there were no financial covenants in place. Such covenants are currently being negotiated. HCCA failed to make its semiannual scheduled amortization payments of A$5 million (approximately $3.8 million as of March 31, 2004) each due in July 2003 and January 2004 under its term facility. An A$1 million payment was made by HCCA on the term facility in the three months ended March 31, 2004. Short term cash flows generated by HCCA will likely not be sufficient to bring current its missed payments or to meet its next scheduled amortization payment of A$5 million due in July 2004. Management of HCCA continues its efforts to renegotiate the terms of the HCCA Facilities. Huntsman LLC has reached an agreement in principle with the lender under the HCCA Facilities that will provide for a period of time during which HCCA and the lender will evaluate various alternatives for restructuring the HCCA Facilities.

        Huntsman Australia Holdings Corporation ("HAHC") and certain of its subsidiaries hold Huntsman LLC's Australian surfactants assets. HAHC and certain of its subsidiaries are parties to credit facilities established in December 1998 (the "HAHC Facilities"). As of March 31, 2004, borrowings under the HAHC Facilities total A$59.5 million, or $44.8 million, and bear interest at a base rate plus a spread of 2%. As of March 31, 2004, the weighted average interest rate for the HAHC Facilities was 7.5%. Principal payments are due semiannually through December 2005. The HAHC Facilities are collateralized by effectively all of the assets of the HAHC subsidiaries in addition to a stock pledge of the shares of one of its U.S. subsidiaries. The HAHC Facilities are subject to financial covenants, including leverage ratio, interest coverage ratio and limits on capital expenditures, in addition to restrictive covenants customary to financings of this type, including limitations on liens, debt and the sale of assets. As of March 31, 2004, HAHC was current on all scheduled amortization and interest payments under the HAHC Facilities but was not in compliance with certain financial covenants in the agreements governing the HAHC Facilities. Management believes that HAHC will be able to renegotiate the terms of the HAHC Facilities.

        On July 2, 2001, Huntsman LLC entered into a 15% note payable with an affiliated entity in the amount of $25.0 million. The note is due and payable on the earlier of the tenth anniversary of the issuance date or the date of the repayment in full in cash of all indebtedness of Huntsman LLC under its senior secured credit facilities. Interest is not paid in cash, but is accrued at a designated rate of 15% per annum, compounded annually. As of March 31, 2004 and December 31, 2003, accrued interest added to the principal balance was $11.8 million and $10.5 million, respectively.

  HIH Debt

        The HIH and HI debt transactions and balances prior to the HIH Consolidation Transaction, effective May 1, 2003, are not included in the accompanying financial statements.

  Senior Secured Credit Facilities (HI Credit Facilities)

        As of March 31, 2004, HI had senior secured credit facilities (the "HI Credit Facilities") which consisted of a revolving loan facility of up to $400 million that matures on June 30, 2005 (the "HI Revolving Facility"), a term B loan facility that matures on June 30, 2007, and a term C loan facility that matures on June 30, 2008. HI has commenced discussions with financial institutions for the renewal or replacement of the HI Revolving Facility and expect to address the pending maturity within the next three months. On October 22, 2003, HI issued $205 million of additional term B and term C loans, the net proceeds of which were applied to pay down the HI Revolving Facility by approximately $53 million, and the remainder of the net proceeds, net of fees, were applied to repay, in full, the term A loan which had an initial maturity of June 2005. Principal payments on the term B and term C loans begin in 2005.

        Interest rates for the HI Credit Facilities are based upon, at HI's option, either a eurocurrency rate (LIBOR) or a base rate (prime) plus the applicable spread. The applicable spreads vary based on a pricing grid, in the case of eurocurrency based loans, from 1.50% to 4.50% per annum depending on the loan facility and whether specified conditions have been satisfied, and, in the case of base rate loans, from 0.25% to 3.25% per annum. As of March 31, 2004 and December 31, 2003, the average interest rates on the HI Credit Facilities were 5.2% and 5.6%, respectively, excluding the impact of interest rate hedges.

        HI's obligations under the HI Credit Facilities are supported by guarantees of HIH and HI's domestic and certain foreign subsidiaries (collectively, the "HI Guarantors"), as well as pledges of substantially all their assets, including 65% of the voting stock of certain non-U.S. subsidiaries.

        The HI Credit Facilities contain covenants relating to the incurrence of debt, purchase and sale of assets, limitations on investments, affiliate transactions, change in control provisions and maintenance of certain financial ratios. The financial covenants include a leverage ratio, interest coverage ratio, minimum consolidated net worth level and a limit on capital expenditures. The HI Credit Facilities also limit the payment of dividends generally to the amount required by the members to pay income taxes. Management believes that, as of March 31, 2004, HI is in compliance with the covenants of the HI Credit Facilities.

  Senior Unsecured Notes and Senior Subordinated Notes

        In March 2002, HI issued $300 million 9 7/8% Senior Notes (collectively with the HI 2003 Senior Notes (defined below), the "HI Senior Notes"). Interest on the HI Senior Notes is payable semi-annually and the HI Senior Notes mature on March 1, 2009. The HI Senior Notes are unsecured and are fully and unconditionally guaranteed on a joint and several basis by the HI Guarantors. The HI Senior Notes are redeemable, in whole or in part, at any time by HI on or prior to March 1, 2006 at 100% of the face value plus a "make whole" premium, as defined in the applicable indenture. After March 1, 2006, the HI Senior Notes may be redeemed, in whole or in part, at a redemption price that declines from 104.937% to 100% after March 1, 2008. On April 11, 2003, HI sold an additional $150 million in aggregate principal amount of 9 7/8% Senior Notes due 2009 (the "HI 2003 Senior Notes"). The HI 2003 Senior Notes were priced at 105.25%.

        HI also has outstanding $600 million and €450 million ($554.4 million as of March 31, 2004) 10 1/8% Senior Subordinated Notes (the "HI Subordinated Notes"). Interest on the HI Subordinated Notes is

payable semi-annually and the HI Subordinated Notes mature on July 1, 2009. The HI Subordinated Notes are unsecured and are fully and unconditionally guaranteed on a joint and several basis by the HI Guarantors. The HI Subordinated Notes are redeemable, in whole or in part, at any time by HI prior to July 1, 2004 at 100% of the face value plus a "make whole" premium, as defined in the applicable indenture. On or after July 1, 2004 the HI Subordinated Notes may be redeemed at 105.063% of the principal amount thereof, declining ratably to par on and after July 1, 2007.

        The HI Senior Notes and the HI Subordinated Notes contain covenants relating to the incurrence of debt, limitations on distributions, asset sales and affiliate transactions, among other things. They also contain a change of control provision requiring HI to offer to repurchase the HI Senior Notes and the HI Subordinated Notes upon a change of control. Management believes that HI is in compliance with the covenants of the HI Senior Notes and the HI Subordinated Notes as of March 31, 2004.

  Other Debt

        HI maintains a $25 million multicurrency overdraft facility for its European subsidiaries (the "European Overdraft Facility"). As of March 31, 2004, HI had approximately $12.4 million outstanding under the European Overdraft Facility included with accounts payable. The European Overdraft Facility is used for daily working capital needs.

        Included within other debt is debt associated with HI's China MDI project. In January 2003, HI entered into two related joint venture agreements to build MDI production facilities near Shanghai, China. HI owns 70% (a consolidating interest) of one of the joint ventures, Huntsman Polyurethanes Shanghai Ltd. ("HPS"), with Shanghai Chlor-Alkali Chemical Company, Ltd. On September 19, 2003, HPS obtained secured financing for the construction of the production facilities. HPS obtained term loans for the construction of its plant in the maximum principal amount of approximately $82.4 million, a working capital credit line in the amount of approximately $35.1 million, and a facility for funding VAT payments in the amount of approximately $0.6 million. As of March 31, 2004, there were $4.0 million outstanding in U.S. dollar borrowings and 10.0 million in RMB borrowings ($1.2 million U.S. dollar equivalents) under these facilities. The interest rate on these facilities is LIBOR plus 0.48% for U.S. dollar borrowings and 90% of the Peoples Bank of China rate for RMB borrowings. As of March 31, 2004 the interest rate for U.S. dollar borrowings was 1.7% and 5.2% for RMB borrowings. The loans are secured by substantially all the assets of HPS and will be repaid in 16 semi-annual installments, beginning no later than June 30, 2007. The financing is non-recourse to our Company, but is guaranteed during the construction phase by affiliates of HPS, including Huntsman Holdings. Huntsman Holdings unconditionally guarantees 70% of any amounts due and unpaid by HPS under the loans described above (except for the VAT facility which is not guaranteed). Huntsman Holdings' guarantees remain in effect until HPS has (i) commenced production at least 70% of capacity for at least 30 days, and (ii) achieved a debt service cover ratio of at least 1:1.

  Senior Discount Notes and Senior Subordinated Discount Notes (HIH Discount Notes)

        On June 30, 1999, HIH issued senior discount notes ("HIH Senior Discount Notes") and the HIH Senior Subordinated Discount Notes (collectively with the HIH Senior Discount Notes, the "HIH Discount Notes") to ICI with initial stated values of $242.7 million and $265.3 million, respectively. The HIH Discount Notes are due December 31, 2009. Interest on the HIH Discount Notes is paid in kind. The HIH Discount Notes contain limits on the incurrence of debt, restricted payments, liens, transactions with affiliates, and merger and sales of assets. Management believes that HIH is in compliance with the covenants of the HIH Discount Notes as of March 31, 2004.

        Interest on the HIH Senior Discount Notes accrues at 13 3/8% per annum. The HIH Senior Discount Notes are redeemable prior to July 2004 for an amount equal to the net present value of 106.688% of the projected July 1, 2004 accreted value and thereafter at stipulated redemption prices declining to 100% of accreted value in 2007.

        The HIH Senior Subordinated Discount Notes have a stated rate of 8% that originally was to reset to a market rate in June 2002 and can be redeemed at 100% of accreted value at any time until June 30, 2004. On December 21, 2001, the terms of the HIH Senior Subordinated Discount Notes were modified, including deferring the reset date until September 2004, at which time the interest rate will reset to a market rate. For financial reporting purposes, the HIH Senior Subordinated Discount Notes were initially recorded at their estimated fair value of $223 million based upon prevailing market rates at June 30, 1999. The modification of the terms resulted in a significant decrease in the present value of the debt and, as a result, the debt was treated effectively as an extinguishment and reissuance of the debt. The debt was recorded using a 16% interest rate, the estimated market rate for the debt as of December 20, 2001.

        As of March 31, 2004 and December 31, 2003, the HIH Senior Discount Notes included $206.4 million and $191.9 million of accrued interest, respectively. As of March 31, 2004 and December 31, 2003, the HIH Senior Subordinated Discount Notes included $119.9 million and $112.3 million of accrued interest, respectively, and $13.0 million and $19.2 million of discount, respectively.

        In connection with the Restructuring, on September 30, 2002, MatlinPatterson contributed its interest in the HIH Senior Subordinated Discount Notes to HMP. On May 9, 2003, HMP completed the purchase of the HIH Senior Subordinated Discount Notes from ICI. As of March 31, 2004, the HIH Senior Subordinated Discount Notes are held by HMP.

  AdMat Debt

        On June 30, 2003, AdMat entered into a revolving credit facility (the "AdMat Revolving Credit Facility") that provides up to $60 million of borrowings and is secured by a first lien on substantially all of AdMat's assets and those of certain of its subsidiaries. The collateral includes substantially all real property and equipment relating to AdMat's manufacturing plants located at Bergkamen, Germany; Monthey, Switzerland; McIntosh, Alabama; and Duxford, U.K. The collateral also includes certain capital stock and intercompany notes of certain of AdMat's subsidiaries, and certain other assets, principally including inventory and accounts receivable. AdMat's obligations under the AdMat Revolving Credit Facility have been initially guaranteed by all of AdMat's U.S. subsidiaries and certain of its non-U.S. subsidiaries (the "AdMat Guarantors"). The AdMat Revolving Credit Facility lenders are parties to an intercreditor agreement (the "AdMat Intercreditor Agreement") with the holders of AdMat's senior secured notes (the "AdMat Senior Secured Notes").

        The AdMat Revolving Credit Facility matures on June 30, 2007. Interest rates, at AdMat's option, are based upon either a eurocurrency rate (LIBOR) or a base rate (prime), plus an applicable spread. The applicable spreads vary based on a pricing grid. In the case of the eurocurrency based loans, spreads range from 3.0% to 4.5% per annum, depending on whether specified conditions have been satisfied, and, in the case of base rate loans, from 2.0% to 3.5% per annum. As of March 31, 2004, AdMat had nothing drawn on the AdMat Revolving Credit Facility and had approximately $16 million of letters of credit issued and outstanding under the AdMat Revolving Credit Facility.

        The AdMat Revolving Credit Facility contains covenants relating to incurrence of additional debt, purchase and sale of assets, limitations on investments, affiliate transactions, change in control and maintenance of certain financial ratios. The financial covenants include a leverage ratio, fixed charge coverage ratio and a limit on capital expenditures. The AdMat Revolving Credit Facility also limits the payment of dividends and distributions generally to the amount required by AdMat's members to pay income taxes. Management believes that AdMat is in compliance with the covenants of the AdMat Revolving Credit Facility as of March 31, 2004.

  Senior Secured Notes

        In connection with the AdMat Transaction, on June 30, 2003, AdMat issued $250 million of the AdMat Fixed Rate Notes and $100 million of the AdMat Floating Rate Notes. The AdMat Fixed Rate Notes bear a fixed rate of interest of 11%, and the AdMat Floating Rate Notes bear interest at a rate per annum equal to LIBOR plus 8.0%, subject to a floor with respect to LIBOR of 2.0%. As of March 31, 2004, the interest rate on the AdMat Floating Rate Notes was 10%. Interest on the AdMat Floating Rate Notes resets semi-annually. The $100 million of AdMat Floating Rate Notes were issued with an original issue discount of 2.0%, or for $98 million. The $2 million discount will be amortized to interest expense over the term of the AdMat Floating Rate Notes. Interest is payable on the AdMat Senior Secured Notes semiannually on January 15 and July 15.

        The AdMat Senior Secured Notes are secured by a second lien, subject to the AdMat Intercreditor Agreement, on substantially all of the assets that secure the AdMat Revolving Credit Facility. The AdMat Senior Secured Notes effectively rank senior in right of payment to all existing and future obligations of AdMat that are unsecured or secured by liens on the collateral junior to the liens securing the AdMat Senior Secured Notes. The AdMat Senior Secured Notes are initially guaranteed on a senior basis by the AdMat Guarantors and are also supported by liens on substantially all of the assets of the AdMat Guarantors.

        The AdMat Fixed Rate Notes are redeemable on or after July 15, 2007 at the option of AdMat at a price declining from 105.5% to 100.0% of par value by the year 2009. The AdMat Floating Rate Notes are redeemable on or after July 15, 2005 at the option of AdMat at a price declining from 105.0% to 100.0% of par value by the year 2007. At any time prior to July 15, 2007 for the AdMat Fixed Rate Notes and July 15, 2005 for the AdMat Floating Rate Notes, AdMat may redeem all or part of such notes at 100% of their principal amount, plus a "make whole" premium, as defined in the indenture. In addition, AdMat may redeem up to 35% of the aggregate principal amount of the AdMat Senior Secured Notes at a redemption price of 111% of the principal thereof with the net cash proceeds of one or more equity offerings, subject to certain conditions and limitations.

        The AdMat Senior Secured Notes contain covenants relating to the incurrence of debt, limitations on distributions, asset sales and affiliate transactions, among other things. The AdMat Senior Secured Notes also contain a change of control provision requiring AdMat to offer to repurchase the AdMat Senior Secured Notes upon a change of control. Management believes that AdMat was in compliance with the covenants of the AdMat Senior Secured Notes as of March 31, 2004.

  Other Debt

        On August 1, 2000, Vantico, AdMat's predecessor company, issued the €250 million of the Vantico Senior Notes. The Vantico Senior Notes bear interest at 12%, are due 2010 and are unsecured subordinated debt obligations. In connection with the AdMat Transaction, approximately 99.6% of the Vantico Senior Notes were converted to equity, and Vantico entered into a supplemental indenture that provided for the elimination of most of the covenants previously contained in the indenture. On September 10, 2003, pursuant to a change of control provision in the supplemental indenture, substantially all the remaining approximately 0.4% of the Vantico Senior Notes were purchased at 101% plus accrued interest and cancelled. Less than $0.1 million of the Vantico Senior Notes remain outstanding as of March 31, 2004.

        As of March 31, 2004 and December 31, 2003, AdMat also had $2.3 million and $3.1 million, respectively, of other debt outstanding under credit facilities in Brazil and Turkey. These facilities are primarily revolving credit lines that support the working capital needs of the business and the issuance of certain letters of credit and guarantees. A portion of the other debt is backed by letters of credit issued and outstanding under the AdMat Revolving Credit Facility.

12.    Derivatives and Hedging Activities

  Interest Rate Hedging

        Through the Company's borrowing activities, it is exposed to interest rate risk. Such risk arises due to the structure of the HLLC Credit Facilities and the Company's debt portfolio, including the duration of the portfolio and the mix of fixed and floating interest rates. The HI Credit Facilities require that a certain portion of debt be at fixed rates through either interest rate hedges or through other means that provide a similar effect. Actions taken to reduce interest rate risk include managing the mix and rate characteristics of various interest bearing liabilities as well as entering into interest rate swaps, collars and options.

        As of March 31, 2004 and December 31, 2003, the Company had entered into various types of interest rate contracts to manage its interest rate risk on its long-term debt as indicated below (dollars in millions):

	March 31, 2004	December 31, 2003
Interest rate swaps
Notional amount	$445.6	$447.5
Fair value	(12.5)	(14.4)
Weighted average pay rate	5.49%	5.49%
Maturing	2004-2007	2004-2007
Interest rate collars
Notional amount	$150.0	$150.0
Fair value	(3.0)	(4.8)
Weighted average cap rate	7.00%	7.00%
Weighted average floor rate	6.25%	6.25%
Maturing	2004	2004

        Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount.

        The Company purchases interest rate cap and interest rate collar agreements to reduce the impact of changes in interest rates on its floating-rate long-term debt. The cap agreements entitle the Company to receive from the counterparties (major banks) the amounts, if any, by which the Company's interest payments on certain of its floating-rate borrowings exceed a certain rate. The floor agreements require the Company to pay to the counterparties (major banks) the amount, if any, by which the Company's interest payments on certain of its floating-rate borrowings are less than a certain rate.

        The majority of the interest rate contracts have been designated as cash flow hedges of future interest payments on its variable rate debt. The fair value of these interest rate contracts designated as hedges as of March 31, 2004 and December 31, 2003 was a loss of approximately $10.0 million and $13.0 million, respectively, which is recorded in other accrued liabilities and in accumulated other comprehensive income (loss) to the extent of the effective portions of the hedging instruments. Gains and losses related to these contracts will be reclassified from other comprehensive income (loss) into earnings in the periods in which the related hedged interest payments are made. As of March 31, 2004, losses of approximately $7.4 million are expected to be reclassified into earnings over the remainder of 2004. Gains and losses on these agreements, including amounts recorded related to hedge ineffectiveness, are reflected as interest expense in the statement of operations. A net loss of $0.4 million and income of $2.2 million was recorded in interest expense in the three months ended March 31, 2004 and 2003, respectively.

        As of March 31, 2004 and December 31, 2003, swap agreement liabilities with a fair value of $5.5 million and $6.2 million, respectively, have not been designated as hedges for financial reporting purposes. The change in the liability resulted in income of $0.2 million and $2.1 million for the three months ended March 31, 2004 and 2003, respectively, has been recognized in interest expense.

        The Company is exposed to credit losses in the event of nonperformance by a counterparty to the derivative financial instruments. The Company anticipates, however, that the counterparties will be able to fully satisfy obligations under the contracts.

  Commodity Price Hedging

        As of March 31, 2004 and December 31, 2003, there were no cash flow commodity price hedging contracts recorded in other current assets and other comprehensive income.

        As of March 31, 2004 commodity price hedging contracts designated as fair value hedges are included in the balance sheet as $0.4 million in accrued liabilities and a credit of $0.3 million in inventory. As of December 31, 2003 commodity price hedging contracts designated as fair value hedges are included in the balance sheet as $0.8 million in accrued liabilities and $0.5 million in inventory.

        Commodity price contracts not designated as hedges as defined by SFAS No. 133 are reflected in the balance sheet as $1.4 million and $0.2 million in other current assets and accrued liabilities, respectively, as of March 31, 2004, and as $0.5 million and $0.3 million in other current assets and accrued liabilities, respectively, as of December 31, 2003.

        During the three months ended March 31, 2004, the Company recorded an increase of $2.6 million in cost of goods sold related to net gains and losses from settled contracts, net gains and losses in fair value price hedges, and the change in fair value on commodity price hedging contracts not designated as hedges as defined in SFAS No. 133. During the three months ended March 31, 2003, the Company recorded a reduction of $0.9 million in cost of goods sold related to net gains and losses from settled contracts, net gains and losses in fair value price hedges, and the change in fair value on commodity price hedging contracts not designated as hedges as defined in SFAS No. 133.

  Foreign Currency Rate Hedging

        The Company may enter into foreign currency derivative instruments to minimize the short-term impact of movements in foreign currency rates. These contracts are not designated as hedges for financial reporting purposes and are recorded at fair value. As of March 31, 2004 and December 31, 2003 and for the three months ended March 31, 2004 and 2003, the fair value, change in fair value, and realized gains (losses) of outstanding foreign currency rate hedging contracts was not material.

  Net Investment Hedging

        Currency effects of net investment hedges produced a gain of $15.2 million and a loss of $18.4 million in other comprehensive income (loss) (foreign currency translation adjustments) for the three months ended March 31, 2004 and 2003, respectively. As of March 31, 2004 and December 31, 2003, there was a cumulative net loss of approximately $111.1 million and $126.3 million, respectively.

13.    Securitization of Accounts Receivable

        On December 21, 2000, HI initiated an accounts receivable securitization program under which it grants an undivided interest in certain of its trade receivables to a qualified off-balance sheet entity (the "Receivables Trust") at a discount. This undivided interest serves as security for the issuance of commercial paper and medium term notes by the Receivables Trust. At March 31, 2004, the Receivables Trust had outstanding approximately $195 million in U.S. dollar equivalents in medium term notes and approximately $115 million in commercial paper. Under the terms of the agreements, HI and its subsidiaries continue to service the receivables in exchange for a 1% fee of the outstanding receivables, and HI is subject to recourse provisions.

        HI's retained interest in receivables (including servicing assets) subject to the program was approximately $148.7 and $154.4 million as of March 31, 2004 and December 31, 2003, respectively. The value of the retained interest is subject to credit and interest rate risk. For the three months ended March 31, 2004 and 2003, new sales of accounts receivable sold into the program totaled approximately $1,095.6 million and $1,002.0 million, respectively, and cash collections from receivables sold into the program that were reinvested totaled approximately $1,086.8 million and $892.0 million, respectively. Servicing fees received during the three months ended March 31, 2004 and 2003 were approximately $1.2 million and $1.2 million, respectively.

        HI incurs losses on the accounts receivable securitization program for the discount on receivables sold into the program and fees and expenses associated with the program. HI also retains responsibility for the economic gains and losses on forward contracts mandated by the terms of the program to hedge the currency exposures on the collateral supporting the off-balance sheet debt issued. Gains and losses on forward contracts included as a component of the loss on accounts receivable securitization program are a loss of $1.4 million and a loss of $7.6 million for the three months ended March 31, 2004 and 2003, respectively. As of March 31, 2004 and December 31, 2003, the fair value of the open forward currency contracts is $0.9 million and $6.8 million, respectively, which is included as a component of the residual interest reflected on HI's balance sheet. On April 16, 2004, HI amended the commercial paper facility. Pursuant to the amendment, the maturity of the commercial paper facility was extended to March 31, 2007. In addition, the amendment permits the issuance of euro-denominated commercial paper.

        The key economic assumptions used in valuing the residual interest at March 31, 2004 are presented below:

Weighted average life (in months)	3
Credit losses (annual rate)	Less than 1%
Discount rate (annual rate)	2%

        A 10% and 20% adverse change in any of the key economic assumptions would not have a material impact on the fair value of the retained interest. Total receivables over 60 days past due as of March 31, 2004 and December 31, 2003 were $9.8 million and $15.6 million, respectively.

14.    Other Comprehensive Income (Loss)

        The components of other comprehensive income (loss) are as follows (dollars in millions):

	Accumulated income (loss)		Income (loss)
	March 31, 2004	December 31, 2003	March 31, 2004	March 31, 2003
Foreign currency translation adjustments	$154.8	$168.5	$(13.4)	$2.1
Unrealized loss on nonqualified plan investments	0.6	0.6	—	—
Unrealized loss on derivative instruments	(12.2)	(15.7)	3.5	1.7
Minimum pension liability, net of tax	(92.8)	(95.5)	2.7	—
Minimum pension liability unconsolidated affiliate	(5.6)	(5.6)	—	—
Unrealized loss on securities	0.4	0.2	(0.1)	—
Other comprehensive income (loss) of minority interest	(0.1)	(0.5)	0.4	0.1
Other comprehensive income (loss) of unconsolidated affiliates	9.2	9.2	—	3.2

Total	$54.3	$61.2	$(6.9)	$7.1

15.    Environmental Matters

General

        The Company is subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, the Company is subject to frequent environmental inspections and monitoring by governmental enforcement authorities. In addition, the Company's production facilities require operating permits that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of environmental laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial fines and civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict joint and several liability. Moreover, changes in environmental regulations could inhibit or interrupt the Company's operations, or require it to change its equipment or operations, and any such changes could have a material adverse effect on its business, financial condition, results of operations or cash flows. Accordingly, environmental or regulatory matters may cause the Company to incur significant unanticipated losses, costs or liabilities.

Environmental Capital Expenditures and Accruals

        The Company may incur future costs for capital improvements and general compliance under environmental and safety laws, including costs to acquire, maintain and repair pollution control equipment. The Company estimates that, on a consolidated basis, capital expenditures for environmental and safety matters during 2004 will be approximately $69.1 million. However, since capital expenditures for these matters are subject to evolving regulatory requirements and depend, in part, on the timing, promulgation and enforcement of specific requirements, we cannot provide assurance that material capital expenditures beyond those currently anticipated will not be required under environmental and safety laws.

        The Company has established financial reserves relating to anticipated environmental restoration and remediation programs, as well as certain other anticipated environmental liabilities. Management believes these reserves are sufficient for known requirements. Liabilities are recorded when potential liabilities are either known or considered probable and can be reasonably estimated. The Company's liability estimates are based upon available facts, existing technology and past experience. On a consolidated basis, a total of approximately $34.0 million has been accrued related to environmental related liabilities as of March 31, 2004. However, no assurance can be given that all potential liabilities arising out of the Company's present or past operations have been identified or fully assessed or that future environmental liabilities will not be material to the Company.

Potential Liabilities

        Given the nature of the Company's business, violations of environmental laws may result in restrictions imposed on its operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on its business, financial condition, results of operations or cash flows. The Company is aware of the following matters and believes (1) the reserves related to these matters to be sufficient for known requirements, and (2) the ultimate resolution of these matters will not have a material impact on its results of operations or financial position:

        On October 1, 2003, the U.S. Environmental Protection Agency ("EPA") sent the Company an information request under section 114 of the federal Clean Air Act. The request seeks information regarding all upset releases of air contaminants from the Port Arthur plant for the period from August 1999 to August 2003. Four other companies with plants located in Port Arthur also received similar requests. The Company responded in a timely manner to the request. Whether this request will result in an enforcement action being initiated against the Company is unknown at this time.

        On June 27, 2003, the Company received a Notice of Enforcement from the Texas Commission on Environmental Quality (the "TCEQ," formerly the Texas Natural Resource Conservation Commission or TNRCC) with respect to its aromatics and olefins plant in Port Arthur, Texas for alleged violations identified by the agency during an April 2003 air quality inspection. No penalty demand has yet been made by the TCEQ, although a penalty is possible.

        On June 25, 2003, a group of more than 500 plaintiffs filed a lawsuit in state district court in Beaumont, Texas against six local chemical plants and refineries, including the Company. The lawsuit alleges that the refineries and chemical plants discharge chemicals that cause health problems for area residents. The claim does not specify a dollar amount, but seeks damages for heath impacts as well as property value losses. The suit is based on emissions data from reports that these plants filed with the TCEQ.

        On October 6, 2002, a leak of sulphuric acid from two tanks located near the Company's Whitehaven, U.K. plant was discovered. About 342 to 347 tonnes of acid were released onto the ground and into the soil near the tanks. Although the Company took immediate steps to contain the spillage and recover acid, a quantity of acid reached a nearby beach via a geological fault. The Company believes that it did not own the tanks from which the acid leaked; however, the Company did own the acid in the tanks. The U.K. Health and Safety Executive has issued three Improvement Notices requiring corrective action with which the Company is complying. The U.K. Environment Agency ("EA") on or about April 27, 2004, served a summons providing notice to Huntsman Surface Sciences UK Limited that a criminal prosecution is being initiated against it as a result of the spill based on alleged violations of the Water Resources Act and Environmental Protection Act. Although the Company can give no assurances, based on currently available information and its understanding of similar investigations and penalties in the past, the Company believes that if it is ultimately found to be legally responsible for the spill, the probable penalties or the cost of any additional corrective action would not be material to its business, financial position, results of operations or cash flows.

        By letter dated February 27, 2004, the U.S. Forest Service provided notice to the Company that it is considered to be a potentially responsible party ("PRP") under the federal Superfund law for the release of hazardous substances at the North Maybe Mine, located about 13 miles northeast of Soda Springs, Idaho. The mining site includes an inactive open pit phosphorus mine, associated overburden piles and affected downstream lands. The Company has been identified as a PRP because Huntsman Polymers is viewed by the Forest Service as the successor to El Paso Products Company, which is alleged to have leased the site from 1964-1972 and mined the site from 1965-1967. In its letter, the Forest Service requests that the Company "participate in the development and funding of a Site Investigation (SI) and Engineering Evaluation/Cost Analysis (EE/CA) under an Administrative Order of Consent (AOC)." The Company has communicated with the U.S. Forest Service, it is in the process of investigating the matter and it is continuing to evaluate its options.

        By letter of March 8, 2004, Kraft Foods Inc. ("Kraft") notified the Company that "Rexene Polyolefins, a Division of Dart Industries, Inc." had been included among about 90 corporate defendants in a private lawsuit seeking damages from former users of the Malone Services hazardous waste disposal facility in Texas City, Texas. The plaintiffs are the current owners of the site; they purchased the site out of bankruptcy in 1999 to operate it as a hazardous waste site. They complain that they are now unable to do so because it has been declared a Superfund site. Kraft is the successor in interest to Dart Industries, Inc. ("Dart"). Dart was a joint venturer with El Paso Products Company in Rexene Polyolefins ("Rexene") which, for a period of years, operated a plant in Bayport, Texas. That plant was sold to Lyondell Chemical Company in 1990. From a preliminary review of EPA records, Kraft indicates that Rexene shipped waste to the Malone Services site from September 1976 to November 1980; EPA estimates Rexene's volumetric percentage for waste shipped to the site as 0.37893%. Kraft is seeking a joint cost-sharing arrangement with us regarding this case. We already have a 50/50 cost-sharing arrangement with Kraft regarding the Turtle Bayou Superfund site. Waste shipped prior to August 31, 1979, is potentially subject to a 50/50 arrangement with Kraft. We are evaluating the documentary evidence and will provide a formal response to Kraft's letter in due course. It is currently unclear what the potential liability for the Company might be in this matter.

        The Company has been named as a "premises defendant" in a number of asbestos exposure lawsuits. These suits often involve multiple plaintiffs and multiple defendants, and, generally, the complaint in the action does not indicate which plaintiffs are making claims against a specific defendant, where the alleged injuries were incurred or what injuries each plaintiff claims. These facts must be learned through discovery. There are currently 43 asbestos exposure cases pending against the Company. Among the cases currently pending, management is aware of one claim of mesothelioma. The Company does not have sufficient information at the present time to estimate any liability in these cases. Although the Company cannot provide specific assurances, based on its understanding of similar cases, management believes that the Company's ultimate liability in these cases will not be material to its financial position or results of operations.

        The Company has incurred, and may in the future incur, liability to investigate and clean up waste or contamination at its current or former facilities or facilities operated by third parties at which it may have disposed of waste or other materials. Similarly, the Company may incur costs for the cleanup of wastes that were disposed of prior to the purchase of its businesses. Under some environmental laws, the Company may be jointly and severally liable for the costs of environmental contamination on or from its properties and at off-site locations where it disposed of or arranged for the disposal or treatment of hazardous wastes and may incur liability for damages to natural resources. For example, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and similar state laws, a current owner or operator of real property may be liable for such costs regardless of whether the owner or operator owned or operated the real property at the time of the release of the hazardous substances and regardless of whether the release or disposal was in compliance with law at the time it occurred. In addition, under the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and similar state laws, as the holder of permits to treat or store hazardous wastes, we may, under some circumstances, be required to remediate contamination at or from its properties regardless of when the contamination occurred. For example, the Company's Odessa, Port Arthur, and Port Neches facilities in Texas are the subject of ongoing RCRA remediation. Based on current information and past costs relating to these matters, the Company does not believe such matters will have a material adverse effect. There can be no assurance, however, that any such matters will not have a material adverse effect on the Company.

        Some of the Company's recently acquired AdMat manufacturing sites have an extended history of industrial chemical manufacturing and use, including on-site waste disposal. With respect to the AdMat business, the Company is aware of soil, groundwater and surface water contamination from past operations at some of its sites, and it may find contamination at other sites in the future. For example, the Company is aware that there is significant contamination, largely related to a landfill and lagoons, at AdMat's McIntosh, Alabama plant site. Further, soil and groundwater contamination have been identified at its plants in Duxford, UK and Monthey, Switzerland. The contamination at Duxford affects groundwater which is part of a major aquifer used as a source of process and drinking water on site. Pursuant to certain agreements executed in connection with the 2000 LBO, AdMat expects that Ciba will have primary financial responsibility for such matters, although it may be required to contribute to the costs of remediation in certain instances. Based on available information and the indemnification rights the Company believes are likely to be available, the Company believes that the costs to investigate and remediate known contamination will not have a material adverse effect on AdMat's business, financial condition, results of operations or cash flows; however, if such indemnities are unavailable or do not fully cover the costs of investigation and remediation or AdMat is required to contribute to such costs, and if such costs are material, then such expenditures may have a material adverse effect on AdMat's business, financial condition, results of operations or cash flows.

        In addition to the AdMat business, the Company is aware that there is or may be soil or groundwater contamination at some of its other facilities resulting from past operations. Based on available information and the indemnification rights (including indemnities provided by ICI, The Rohm and Haas Company, Rhodia S.A. and Dow Chemical, for the facilities that each of them transferred to the Company), the Company believes that the costs to investigate and remediate known contamination will not have a material adverse effect on its financial condition, results of operations or cash flows; however, the Company cannot give any assurance that such indemnities will fully cover the costs of investigation and remediation, that it will not be required to contribute to such costs or that such costs will not be material.

        In addition, the Company has been notified by third parties of claims against it or its subsidiaries for cleanup liabilities at certain former facilities and other third party sites, including Belpre, Ohio (a former facility); Georgetown Canyon, Idaho (an alleged former property); Aerex Refinery, Bloomfield, New Mexico (an alleged former property); Turtle Bayou Superfund Site, Texas (an alleged off-site disposal location); the Martin Aaron Superfund Site, Camden, New Jersey (an off-site disposal and reconditioning facility); the Gulf Nuclear Sites in Odessa and near Houston, Texas (off-site waste handling sites); Fort Gratiot Sanitary Landfill near Marysville, Michigan (an off-site disposal location); Star Lake Superfund Site, Texas (located near the Port Neches facility); and the San Angelo Electric Service Company Site, San Angelo, Texas (an alleged OCB-handling site). With respect to the first five matters, which are under investigation, the Company is unable to determine whether such liabilities may be material to it because it does not have information sufficient to evaluate these claims. With respect to the final four matters, based on current information and past experience, the Company does not believe such matters will have a material adverse effect on it.

        Based upon currently available information, the Company does not anticipate that any of the potential liabilities referenced above will materially adversely affect its financial position or results of operations.

Regulatory Developments

        In a March 30, 2004 Federal Register, the EPA announced that it will designate the Beaumont-Port Arthur area as in "serious" non-attainment with the one-hour ozone national ambient air quality standard. This change may, but is not likely to, require additional controls and/or work practices to meet the yet undefined regulatory requirements for nitrogen oxides and volatile organic compounds. Although no assurance can be given, the Company believes that any additional capital required to comply with the new rules based on this area reclassification, above the existing operating plans of its plants in Port Arthur and Port Neches, Texas, will not be material.

        Under the European Union ("EU") Integrated Pollution Prevention and Control Directive ("IPPC"), EU member governments are to adopt rules and implement a cross-media (air, water, waste) environmental permitting program for individual facilities. The U.K. was the first EU member government to request IPPC permit applications from the Company. In the U.K., the Company submitted several applications and, very recently, negotiated and received its first IPPC permits. Based upon the terms of these permits, the Company does not anticipate that it will have to make material capital expenditures to comply. Other IPPC permits are under review by the U.K. Environment Agency. The Company is not yet in a position to know with certainty what the other U.K. IPPC permits will require, and it is possible that the costs of compliance could be material; however, the Company believes, based upon its experience to date, that the costs of compliance with IPPC permitting in the U.K. will not be material to its financial condition or results of operations. Additionally, the IPPC directive has recently been implemented in France, and similar to its operations in the U.K., the Company does not anticipate having to make material capital expenditures to comply.

        With respect to the Company's facilities in EU jurisdictions other than the U.K. and France, IPPC implementing legislation is not yet in effect, or the Company has not yet been required to seek IPPC permits. Accordingly, while the Company expects to incur additional future costs for capital improvements and general compliance under IPPC requirements in these jurisdictions, at the present time it is unable to determine whether or not these costs will be material. Accordingly, the Company cannot provide assurance that material capital expenditures and compliance costs will not be required in connection with IPPC requirements.

        On October 29, 2003, the European Commission adopted a proposal for a new EU regulatory framework for chemicals. Under this proposed new system called "REACH" (Registration, Evaluation and Authorisation of CHemicals), enterprises that manufacture or import more than one ton of a chemical substance per year would be required to register such manufacture or import in a central database. The REACH initiative, as proposed, would require risk assessment of chemicals, preparations (e.g., soaps and paints) and articles (e.g., consumer products) before those materials could be manufactured or imported into EU countries. Where warranted by a risk assessment, hazardous substances would require authorizations for their use. This regulation could impose risk control strategies that would require capital expenditures by the Company. As proposed, REACH would take effect in three primary stages over the eleven years following the final effective date (assuming final approval). The impacts of REACH on the chemical industry and on the Company are unclear at this time because the parameters of the program are still being actively debated. Nevertheless, it is possible that REACH, if implemented, would be costly to the Company.

MTBE Developments

        The use of MTBE is controversial in the United States and elsewhere and may be substantially curtailed or eliminated in the future by legislation or regulatory action. The presence of MTBE in some groundwater supplies in California and other states (primarily due to gasoline leaking from underground storage tanks) and in surface water (primarily from recreational watercraft) has led to public concern about MTBE's potential to contaminate drinking water supplies. Heightened public awareness regarding this issue has resulted in state, federal and foreign initiatives to rescind the federal oxygenate requirements for reformulated gasoline or restrict or prohibit the use of MTBE in particular.

        For example, the California Air Resources Board adopted regulations that prohibit the addition of MTBE to gasoline as of January 1, 2004. Certain other states have also taken actions to restrict or eliminate the current or future use of MTBE. States which have taken action to prohibit or restrict the use of MTBE accounted for over 40% of the U.S. market for MTBE prior to the taking of such action. In connection with its ban, the State of California requested that the EPA waive the federal oxygenated fuels requirements of the federal Clean Air Act for gasoline sold in California. The EPA denied the State's request on June 12, 2001. Certain of the state bans, including California's ban, have been challenged in court as unconstitutional (in light of the Clean Air Act). On June 4, 2003, a federal court of appeals rejected such a challenge to California's ban, ruling that the ban is not pre-empted by the Clean Air Act.

        The energy bill pending in the U.S. Congress would eliminate the oxygenated fuels requirements in the Clean Air Act and phase out or curtail MTBE use. To date, no such legislation has become law. However, such legislation is being considered by Congress and, if it were to become law, it could result in a federal ban on the use of MTBE in gasoline. In addition, on March 20, 2000, the EPA announced its intention, through an advanced notice of proposed rulemaking, to phase out the use of MTBE under authority of the federal Toxic Substances Control Act. In its notice, the EPA also called on the U.S. Congress to restrict the use of MTBE under the Clean Air Act.

        In Europe, the EU issued a final risk assessment report on MTBE on September 20, 2002. While no ban of MTBE was recommended, several risk reduction measures relating to storage and handling of MTBE-containing fuel were recommended. Separate from EU action, Denmark entered into a voluntary agreement with refiners to reduce the sale of MTBE in Denmark. Under the agreement, use of MTBE in 92- and 95-octane gasoline in Denmark ceased by May 1, 2002; however, MTBE is still an additive in a limited amount of 98-octane gasoline sold in about 100 selected service stations in Denmark.

        Any phase-out or other future regulation of MTBE in other states, nationally or internationally may result in a significant reduction in demand for the Company's MTBE and result in a material loss in revenues or material costs or expenditures. In the event that there should be a phase-out of MTBE in the United States, the Company believes it will be able to export MTBE to Europe or elsewhere or use its co-product TBA to produce saleable products other than MTBE. If the Company opts to produce products other than MTBE, necessary modifications to its facilities may require significant capital expenditures and the sale of the other products may produce a materially lower level of cash flow than the sale of MTBE.

        In addition, while the Company has not been named as a defendant in any litigation concerning the environmental effects of MTBE, it cannot provide assurances that it will not be involved in any such litigation or that such litigation will not have a material adverse effect on its business, financial condition, results of operations or cash flows. In 2003, the U.S. House of Representatives passed a version of an energy bill that contained limited liability protection for producers of MTBE. The Senate's version of the bill did not have liability protection. The issue was one of the reasons that a compromise energy bill was not passed. Whether a compromise will be reached on this legislation in 2004, and whether any compromise will provide liability protection for producers, are unknown. In any event, the liability protection provision in the House bill applied only to defective product claims; it would not preclude other types of lawsuits.

Other Matters

        The TCEQ and the Company settled outstanding allegations of environmental regulatory violations at the Company's Port Neches, Texas, facilities on May 29, 2003. The settlement imposes penalties totaling $352,250 and requires enhanced air monitoring around the Company's C4 plant, an air compliance audit performed by an outside consultant at that plant, and application for an air emissions permit for the joint wastewater treatment plant that services all of the Port Neches facilities. Although management does not anticipate it, it is possible that the terms of a joint wastewater treatment plant air permit, which will likely be issued as a result of the settlement, may cause the Company to incur costs that could be material.

        The State of Texas settled an air enforcement case with the Company relating to its Port Arthur, Texas plant on May 13, 2003. Under the settlement, the Company is required to pay a civil penalty of $7.5 million over more than four years, undertake environmental monitoring projects totaling about $1.5 million in costs, and pay $375,000 in attorney's fees to the Texas Attorney General. The Company has paid $1.8 million toward the penalty and $375,000 for the attorney's fees; the monitoring projects are underway and on schedule. It is not anticipated that this settlement will have a material adverse effect on the Company's financial position.

16.    Operating Segment Information

        The Company derives its revenues, earnings and cash flows from the manufacture and sale of a wide variety of differentiated and commodity chemical products. The HIH Consolidation Transaction and the AdMat Transaction have caused changes in the Company's operating segments. Prior to the HIH Consolidation Transaction, the Company reported its operations through three principal operating segments. After the HIH Consolidation Transaction, but prior to the AdMat Transaction, the Company reported its operations through five segments. Following the AdMat Transaction, the Company reports its operations through six segments: Polyurethanes, Advanced Materials, Performance Products, Polymers, Pigments and Base Chemicals.

        The major products of each reportable operating segment are as follows:

Segment	Products
Polyurethanes	MDI, TDI, TPU, polyols, aniline, PO and MTBE
Advanced Materials	Epoxy resin compounds, cross-linkers, matting agents, curing agents, epoxy, acrylic and polyurethane-based adhesives and tooling resins and sterolithography tooling resins
Performance Products	Amines, surfactants, linear alkylbenzene, maleic anhydride, other performance chemicals, and glycols
Polymers	Ethylene (produced at the Odessa, Texas facilities primarily for internal use), polyethylene, polypropylene, expandable polystyrene, styrene and other polymers
Pigments	Titanium dioxide
Base Chemicals	Olefins (primarily ethylene and propylene), butadiene, MTBE, benzene, cyclohexane and paraxylene

        Sales between segments are generally recognized at external market prices.

        The Company uses EBITDA to measure the financial performance of its global business units and for reporting the results of its operating segments. This measure includes all operating items relating to the businesses. The EBITDA of operating segments excludes items that principally apply to the Company as a whole. The Company believes that EBITDA is useful in helping investors assess the results of its business operations. The revenues and EBITDA for each of the Company's reportable operating segments are as follows (dollars in millions):

	Three Months Ended March 31,
	2004	2003(3)
Revenues:
Polyurethanes	$639.6	$—
Advanced Materials	284.7	—
Performance Products	454.9	278.9
Polymers	314.5	288.8
Pigments	254.9	—
Base Chemicals	859.1	335.2
Eliminations	(168.9)	(71.0)

Total	$2,638.8	$831.9

Segment EBITDA(1)
Polyurethanes	$72.7	$—
Advanced Materials	33.9	—
Performance Products	35.3	36.8
Polymers	18.9	13.4
Pigments	7.7	—
Base Chemicals	53.3	(8.2)
Corporate and other(2)	(14.0)	(44.7)

Total	$207.8	$(2.7)

Segment EBITDA(1)	$207.8	$(2.7)
Interest income (expense), net	(160.0)	(22.3)
Income tax benefit (expense)	(4.9)	0.0
Depreciation and amortization	(127.7)	(32.1)

Net loss	$(84.8)	$(57.1)

(1)
EBITDA is defined as net loss before interest, taxes, depreciation and amortization.

(2)
EBITDA from corporate and other items includes unallocated corporate overhead, loss on sale of accounts receivable, foreign exchange gains or losses and other non-operating income (expense).

(3)
Prior to the HIH Consolidation Transaction, the Company had three operating segments—Performance Products, Polymers and Base Chemicals.

17.    Subsequent Event

  HLLC Credit Facilities Amendment

        On May 6, 2004, the Company amended certain financial covenants in the HLLC Credit Facilities. The amendment applies to both the HLLC Revolving Facility and the HLLC Term Facilities and provides for, among other things, the amendment of certain financial covenants through the fourth quarter 2005. The amendment provided for an increase in the maximum leverage ratio, and a decrease in the minimum interest coverage ratio and the fixed charge coverage ratio. The amendment also amends the mandatory prepayment provisions contained in the HLLC Credit Facilities to permit the Company, after certain levels of repayment of the HLLC Term Loan B, to use subordinate debt or equity proceeds to repay a portion of the outstanding indebtedness of certain of its Australian subsidiaries.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         To the Board of Directors and Stockholder of
HMP Equity Holdings Corporation and Subsidiaries:

        We have audited the accompanying consolidated balance sheets of HMP Equity Holdings Corporation and subsidiaries (the "Company") as of December 31, 2003 and 2002, and the related consolidated statements of operations and comprehensive loss, equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of HMP Equity Holdings Corporation and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 1 to the consolidated financial statements of HMP Equity Holdings Corporation presented herein, the consolidated financial statements reflect the financial position and results of operations and cash flows as if Huntsman LLC were combined for all periods presented.

        As discussed in Note 2 to the consolidated financial statements, the Company changed its method of computing depreciation for certain assets effective January 1, 2003. In addition, the Company adopted Financial Accounting Standard Nos. 141 and 142 effective January 1, 2002 and changed its method of accounting for derivative financial instruments effective January 1, 2001, to conform to Statement of Financial Accounting Standards No. 133, as amended.

DELOITTE & TOUCHE LLP

Houston, Texas
May 21, 2004

HMP EQUITY HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

	December 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$197.8	$22.5
Restricted cash	10.5	9.1
Accounts and notes receivables (net of allowance for doubtful accounts of $26.5 and $7.5, respectively)	1,102.7	396.2
Inventories	1,039.3	298.1
Prepaid expenses	39.6	27.7
Deferred income taxes	14.7	13.0
Other current assets	108.3	2.2

Total current assets	2,512.9	768.8
Property, plant and equipment, net	5,079.3	1,287.2
Investment in unconsolidated affiliates	158.0	242.9
Intangible assets, net	316.8	39.6
Goodwill	3.3	3.3
Deferred income taxes	28.8	—
Other noncurrent assets	638.3	405.4

Total assets	$8,737.4	$2,747.2

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Accounts payable	$832.1	$242.6
Accrued liabilities	702.0	200.3
Deferred income taxes	15.1	—
Notes payable to ICI	—	105.7
Current portion of long-term debt	137.1	63.8

Total current liabilities	1,686.3	612.4
Long-term debt	5,737.5	1,641.4
Long-term debt—affiliates	35.5	30.9
Deferred income taxes	234.8	13.0
Other noncurrent liabilities	584.7	234.3

Total liabilities	8,278.8	2,532.0

HGI's interest in preferred stock of consolidated subsidiary (liquidation preference of $513.3 million)	194.4	—
Minority interests in common stock of consolidated subsidiary	30.5	—

Total minority interests	224.9	—
Commitments and contingencies (Notes 20 and 22)
Stockholder's equity:
Preferred stock	—	99.5
Common stock	1,287.3	1,170.5
Warrants issued	130.0	—
Warrants reacquired and held in treasury, at cost	(1.3)	—
Accumulated deficit	(1,243.5)	(923.7)
Accumulated other comprehensive income (loss)	61.2	(131.1)

Total stockholder's equity	233.7	215.2

Total liabilities and stockholder's equity	$8,737.4	$2,747.2

See accompanying notes to consolidated financial statements

HMP EQUITY HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Dollars in Millions)

	Year ended December 31,
	2003	2002	2001
Revenues:
Trade sales	$6,990.2	$2,494.8	$2,577.1
Related party sales	90.7	166.2	180.3

Total revenues	7,080.9	2,661.0	2,757.4
Cost of goods sold	6,373.1	2,421.0	2,666.6

Gross profit	707.8	240.0	90.8
Expenses:
Selling, general and administrative	482.8	151.9	181.0
Research and development	65.6	23.8	32.7
Other operating income	(55.0)	(1.0)	(2.0)
Restructuring and plant closing costs (credit)	37.9	(1.0)	66.7
Goodwill impairment	—	—	33.8
Other asset impairment charges	—	—	488.0

Total expenses	531.3	173.7	800.2

Operating income (loss)	176.5	66.3	(709.4)
Interest expense	(428.3)	(195.0)	(239.3)
Interest income—affiliate	19.2	13.1	—
Loss on accounts receivable securitization program	(20.4)	—	(5.9)
Equity in losses of investment in unconsolidated affiliates	(37.5)	(31.4)	(86.8)
Other income (expense)	—	(7.6)	0.6

Loss before income tax benefit, minority interests, and cumulative effect of accounting changes	(290.5)	(154.6)	(1,040.8)
Income tax (benefit) expense	30.8	8.5	(184.9)

Loss before minority interest and cumulative effect of accounting changes	(321.3)	(163.1)	(855.9)
Minority interest in subsidiaries' (income) loss	1.5	(28.8)	13.1
Cumulative effect of accounting changes	—	169.7	0.1

Net loss	(319.8)	(22.2)	(842.7)
Other comprehensive income (loss)	241.6	10.2	(73.5)

Comprehensive loss	$(78.2)	$(12.0)	$(916.2)

See accompanying notes to consolidated financial statements

HMP EQUITY HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(Dollars in Millions and Shares in Thousands)

	Common stock		Preferred stock		Warants		Retained earnings / (Accumulated deficit)	Accumulated other comprehensive income (loss)
	Shares	Amount	Shares	Amount	Issued	Reaquired			Total
Balance, January 1, 2001	17,998.0	$181.0	103.0	$88.5	$—	$—	$(58.8)	$(67.8)	$142.9
Issuance of preferred stock	—	—	11.5	11.5	—	—	—	—	11.5
Net loss	—	—	—	—	—	—	(842.7)	—	(842.7)
Other comprehensive loss	—	—	—	—	—	—	—	(73.5)	(73.5)

Balance, December 31, 2001	17,998.0	181.0	114.5	100.0	—	—	(901.5)	(141.3)	(761.8)
Recapitalization of the Company (Note 1)	(31.4)	0.5	6.3	(0.5)	—	—	—	—	—
Capital contribution from parent related to exchange of debt for parent company equity	—	753.1	—	—	—	—	—	—	753.1
Expenses of exchange of debt	—	(10.1)	—	—	—	—	—	—	(10.1)
Capital contribution from parent related to acquisition of minority interest in affiliates (Note 1)	—	71.1	—	—	—	—	—	—	71.1
Capital contribution from parent related to notes receivable from HIH and payable to ICI	—	169.7	—	—	—	—	—	—	169.7
Capital contribution from members	—	5.2	—	—	—	—	—	—	5.2
Net loss	—	—	—	—	—	—	(22.2)	—	(22.2)
Other comprehensive income	—	—	—	—	—	—	—	10.2	10.2

Balance, December 31, 2002	17,966.6	1,170.5	120.8	99.5	—	—	(923.7)	(131.1)	215.2
Acquistion of subsidiary debt by HMP at less than carrying amount	—	19.5	—	—	—	—	—	—	19.5
Distribution to parent	—	(2.2)	—	—	—	—	—	—	(2.2)
Preferred stock surrendered	—	99.5	(120.8)	(99.5)	—	—	—	—	—
Issuance of warrants	—	—	—	—	130.0	—	—	—	130.0
Reaquisition of warrants for treasury	—	—	—	—	—	(1.3)	—	—	(1.3)
Net loss	—	—	—	—	—	—	(319.8)	—	(319.8)
Accumulated other comprehensive loss of HIH at May 1, 2003 (date of consolidation)	—	—	—	—	—	—	—	(49.3)	(49.3)
Other comprehensive income	—	—	—	—	—	—	—	241.6	241.6

Balance, December 31, 2003	17,966.6	$1,287.3	—	$—	$130.0	$(1.3)	$(1,243.5)	$61.2	$233.7

See accompanying notes to consolidated financial statements

HMP EQUITY HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in Millions)

	Year ended December 31,
	2003	2002	2001
Cash Flows From Operating Activities:
Net loss	$(319.8)	$(22.2)	$(842.7)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Cumulative effect of accounting change	—	(169.7)	(0.1)
Equity in losses of investment in unconsolidated affiliates	37.5	31.4	86.8
Depreciation and amortization	353.4	152.7	197.5
Provision for losses on accounts receivable	11.3	(1.8)	1.3
Noncash restructuring, plant closing, and asset impairment charges	9.7	(5.3)	528.2
Loss (gain) on disposal of plant and equipment	2.4	0.5	(4.8)
Loss on disposal of exchangeable preferred stock	—	—	7.0
Loss on sale of nonqualified plan securities	—	—	4.2
Loss on early extinguishment of debt	—	6.7	1.1
Noncash interest expense	111.8	7.6	10.4
Noncash interest on affiliate debt	(21.1)	(13.1)	—
Deferred income taxes	(3.6)	—	(184.5)
Unrealized gains on foreign currency transactions	(89.0)	—	—
Minority interests in subsidiaries	(1.5)	28.8	(13.1)
Changes in operating assets and liabilities (net of acquisitions):
Accounts and notes receivables	58.2	(48.2)	3.6
Change in receivables sold, net	(12.0)	—	—
Inventories	87.8	1.3	62.0
Prepaid expenses	(2.8)	(12.3)	21.2
Other current assets	(15.9)	—	—
Other noncurrent assets	(25.1)	(6.4)	83.4
Accounts payable	(71.5)	56.9	(167.0)
Accrued liabilities	71.6	67.5	(11.6)
Other noncurrent liabilities	(10.7)	14.3	(69.9)

Net cash provided by (used in) operating activities	170.7	88.7	(287.0)

Investing Activities:
Capital expenditures	(191.0)	(70.2)	(76.4)
Proceeds from sale of plant & equipment	0.3	—	17.2
Cash paid for intangible asset	(2.3)	—	—
Advances to unconsolidated affiliates	(7.9)	(7.5)	(6.1)
Acquisition of minority interest in HIH	(286.0)	—	—
Cash portion of AdMat acquisition	(252.6)
Proceeds from sale of nonqualified plan assets	—	—	191.0
Proceeds from sale of exchangeable preferred stock	—	—	22.8

Net cash provided by (used in) investing activities	(739.5)	(77.7)	148.5

Financing Activities:
Net borrowings (repayment) under revolving loan facilities	(201.4)	32.1	202.8
Net borrowings on overdraft	7.5	—	—
Repayment of long-term debt	(426.6)	(121.6)	(166.8)
Proceeds from long-term debt	1,288.6	—	110.0
Repayment of note payable to ICI	(105.7)	—	—
Proceeds from issuance of warrants	130.0
Cash paid for reacquired warrants	(1.3)
Proceeds from subordinated note issued to an affiliated entity	—	—	25.0
Shares of subsidiary issued to minority interests for cash	1.7	—	—
Debt issuance costs	(58.2)	(16.6)	(0.3)
(Distribution to) capital contribution from members	(2.2)	5.2	—
Cash acquired in acquisition of equity method affiliate	—	7.9	—
Proceeds from issuance of preferred stock	—	—	11.5

Net cash provided by (used in) financing activities	632.4	(93.0)	182.2

Effect of exchange rate changes on cash	50.9	3.6	(6.4)

Increase (decrease) in cash and cash equivalents, including restricted cash	114.5	(78.4)	37.3
Cash and cash equivalents at beginning of period, including restricted cash	31.6	110.0	72.7
Cash and cash equivalents of HIH at May 1, 2003 (date of consolidation)	62.2	—	—

Cash and cash equivalents at end of period, including restricted cash	$208.3	$31.6	$110.0

Supplemental cash flow information:
Cash paid for interest	263.9	104.4	217.2
Cash paid for income taxes	8.4	(1.5)	(10.3)

See accompanying notes to consolidated financial statements

HMP EQUITY HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

Supplemental non-cash investing and financing activities:

        The Company finances a portion of its property and liability insurance premiums with third parties. During the year ended December 31, 2003, 2002 and 2001, the Company issued notes payable for approximately $9.3 million, $2.3 million and $2.5 million, respectively, and recorded prepaid insurance for the same amount, which will be amortized over the period covered.

        On June 30, 2003, Huntsman Group Inc., the Company's parent contributed its 100% of Huntsman Advanced Materials Investment LLC's common equity. Huntsman Group Inc. retained 100% ownership of the preferred shares, which has a liquidation preference of $513.3 million. Therefore, for financial reporting purposes, this equity contribution had no impact to the Company's equity.

        On September 30, 2002, Huntsman Holdings, LLC, the Company's ultimate parent, exchanged $753.1 million of subordinated notes, including interest, less deferred debt issuance costs of Huntsman LLC and Huntsman Polymers Corporation for an equity interest. The effective cancellation of debt by the Company was recorded as an equity contribution. In connection with this exchange of debt for equity, on September 30, 2002, the Company effectively acquired the following interests from Huntsman Holdings, LLC: (1) the remaining 20% interest in JK Holdings Corporation and the remaining 20% interest in Huntsman Surfactants Technology Corporation, both previously accounted for as consolidated subsidiaries, (2) the remaining 50% interest in Huntsman Chemical Australia Unit Trust and HCPH Holdings Pty Limited, formerly accounted for as an investment in unconsolidated affiliates using equity method accounting; and (3) the remaining 19.9% interest in Huntsman Specialty Chemicals Holdings Corporation. The Company accounted for the acquisition of these minority interests from Huntsman Holdings, LLC as an equity contribution with a fair value of $71.1 million (including cash of $7.9 million and net of debt assumed of $35.3 million).

        On September 30, 2002, Huntsman Holdings, LLC contributed to the Company subordinated discount notes receivable of Huntsman International Holdings LLC valued at $273.1 million (including accrued interest of $13.1 million) and a payable to Imperial Chemicals Industries PLC of $103.5 million (including accrued interest of $3.5 million). The net contribution of $169.7 million has been accounted for as an equity contribution.

        During 2001, the Company executed a capital lease and recorded a $4.9 million increase to long-term debt and property, plant and equipment.

See accompanying notes to consolidated financial statements

HMP EQUITY HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    GENERAL

Description of Business

        HMP Equity Holdings Corporation (the "Company" and, unless the context otherwise requires, including its subsidiaries) is a global manufacturer and marketer of differentiated and commodity chemicals. The Company produces a wide range of products for a variety of global industries, including the chemical, plastics, automotive, aviation, footwear, paints and coatings, construction, technology, agriculture, healthcare, consumer products, textile, furniture, appliance and packaging industries. The Company operates at facilities located in North America, Europe, Asia, Australia, South America and Africa. The Company's business is organized into six reportable operating segments: Polyurethanes, Advanced Materials, Performance Products, Polymers, Pigments and Base Chemicals.

        In this report, "HLLC" or "Huntsman LLC" refers to Huntsman LLC and, unless the context otherwise requires, its subsidiaries, "Huntsman Polymers" refers to Huntsman Polymers Corporation and, unless the context otherwise requires, its subsidiaries, "Huntsman Specialty" refers to Huntsman Specialty Chemicals Corporation, "HCCA" refers to Huntsman Chemical Company Australia Pty. Ltd. and, unless the context otherwise requires, its subsidiaries, "HI" refers to Huntsman International LLC and, unless the context otherwise requires, its subsidiaries, "HIH" refers to Huntsman International Holdings LLC and, unless the context otherwise requires, its subsidiaries, "HGI" refers to Huntsman Group Inc., "Huntsman Holdings" refers to Huntsman Holdings, LLC, "AdMat" refers to Huntsman Advanced Materials LLC and, unless the context otherwise requires, its subsidiaries, "AdMat Investment" refers to Huntsman Advanced Materials Investment LLC, "AdMat Holdings" refers to Huntsman Advanced Materials Holdings LLC, "Vantico" refers to Vantico Group S.A. and, unless the context otherwise requires, its subsidiaries, "MatlinPatterson" refers to MatlinPatterson Global Opportunities Partners, L.P. and its affiliates, "Consolidated Press" refers to Consolidated Press Holdings Limited and its subsidiaries, and "ICI" refers to Imperial Chemical Industries PLC and its subsidiaries.

Company

        The Company is a Delaware corporation and is owned 100% by HGI, subject to warrants which, if exercised, would entitle the holders to up to 12% of the common equity of the Company. HGI is owned 100% by Huntsman Holdings, a Delaware limited liability company. The voting membership interests of Huntsman Holdings are owned by the Huntsman family, MatlinPatterson, Consolidated Press and certain members of the Company's senior management. In addition, Huntsman Holdings has issued a non-voting preferred unit to Huntsman Holdings Preferred Member LLC, which, in turn, is owned by MatlinPatterson (indirectly), Consolidated Press, the Huntsman Cancer Foundation, certain members of the Company's senior management and certain members of the Huntsman family. Huntsman Holdings has issued certain other non-voting preferred units to the Huntsman family, MatlinPatterson and Consolidated Press that track the performance of AdMat. The Huntsman family has board and operational control of the Company.

        The Company operates its businesses through three principal operating subsidiaries: Huntsman LLC, HIH and AdMat. Each of the Company's principal operating subsidiaries is separately financed, its debt is non-recourse to the Company and the Company has no contractual obligations to fund its respective operations. Moreover, the debt of Huntsman LLC is non-recourse to HIH and AdMat, the debt of HIH is non-recourse to Huntsman LLC and AdMat, and the debt of AdMat is non-recourse to Huntsman LLC and HIH.

        The Company was formed on August 23, 2002 to hold, among other things, the equity interests of Huntsman LLC. The formation was between entities under common control. The transfer of the net assets of Huntsman LLC was recorded at historical carrying value. The consolidated financial statements of HMP presented herein reflect the financial position, results of operations and cash flows as if Huntsman LLC and HMP were combined for all periods presented. Prior to September 30, 2002, Huntsman LLC was owned by members of the Huntsman family and by certain affiliated entities. On September 30, 2002, Huntsman LLC and its subsidiary, Huntsman Polymers, completed debt for equity exchanges (the "Restructuring"). Pursuant to the Restructuring, the Huntsman family contributed all their equity interests in Huntsman LLC and its subsidiaries, including minority interests acquired from Consolidated Press and the interests described in the second following paragraph, to Huntsman Holdings in exchange for equity interests in Huntsman Holdings. MatlinPatterson and Consolidated Press exchanged approximately $679 million in principal amount of Huntsman LLC's outstanding subordinated notes and Huntsman Polymers' outstanding senior notes they held into equity interests in Huntsman Holdings. There was also approximately $84 million in accrued interest that was cancelled as a result of the exchange. The net book value of the $763 million of principal and accrued interest, after considering debt issuance costs, was $753 million. Huntsman Holdings contributed its investment in Huntsman LLC to the Company.

        In the Restructuring, the effective cancellation of debt was recorded as a capital contribution by the Company because MatlinPatterson and Consolidated Press received equity of Huntsman Holdings in exchange. The fair value of the equity received approximated the carrying value of the debt exchanged. No gain was recorded on the Restructuring.

        As mentioned above, on September 30, 2002, the Company effectively acquired the following interests from Huntsman Holdings:

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  The remaining 20% interest in JK Holdings Corporation and the remaining 20% interest in Huntsman Surfactants Technology Corporation, both previously accounted for as consolidated subsidiaries;

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  The remaining 50% interest in Huntsman Chemical Australia Unit Trust and HCPH Holdings Pty Limited ("HCPH"), formerly accounted for as an investment in unconsolidated affiliates using equity method accounting; and

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  The remaining 19.9% interest in Huntsman Specialty Chemicals Holdings Corporation ("HSCHC").

        The Company accounted for the acquisition of the minority interests from Huntsman Holdings as an equity contribution with a value of $71.1 million (including cash of $7.9 million and net of debt assumed of $35.3 million).

        Also related to the Restructuring, in June 2002, MatlinPatterson entered into an agreement with ICI (the "Option Agreement"). The Option Agreement provided BNAC, Inc. ("BNAC"), then a MatlinPatterson subsidiary, with an option to acquire the ICI subsidiary that held a 30% membership interest in HIH (the "ICI 30% Interest") on or before May 15, 2003 upon the payment of $180 million plus accrued interest from May 15, 2002, and subject to completion of the purchase of the senior subordinated reset discount notes due 2009 of HIH that were originally issued to ICI (the "HIH Senior Subordinated Discount Notes"). Concurrently, BNAC paid ICI $160 million to acquire the HIH Senior Subordinated Discount Notes, subject to certain conditions, including the obligation to make an additional payment of $100 million plus accrued interest to ICI. The HIH Senior Subordinated Discount Notes were pledged to ICI as collateral security for such additional payment.

        In connection with the Restructuring, all the shares in BNAC were contributed to Huntsman Holdings. Huntsman Holdings caused BNAC to be merged into the Company. As a result of its merger with BNAC, the Company held the interests formerly held by BNAC in the HIH Senior Subordinated Discount Notes and the option to acquire the subsidiary of ICI that held the ICI 30% Interest. The HIH Senior Subordinated Discount Notes were valued at $273.1 million (including accrued interest of $13.1 million) and the note payable to ICI of $103.5 million (including accrued interest of $3.5 million) was recorded by the Company. The net contribution of $169.7 million was accounted for as an equity contribution.

        Prior to May 9, 2003, the Company owned, directly and indirectly, approximately 61% of the membership interests of HIH. The Company accounted for its investment in HIH on the equity method due to the significant management participation rights formerly granted to ICI pursuant to the HIH limited liability company agreement. On May 9, 2003, the Company exercised an option and purchased the ICI subsidiary that held ICI's 30% membership interest in HIH, and, at that time, the Company also purchased approximately 9% of the HIH membership interests held by institutional investors (the "HIH Consolidation Transaction"). As a result of the HIH Consolidation Transaction, the Company, directly, and indirectly, owns 100% of the HIH membership interests, and, as of May 1, 2003, HIH is a consolidated subsidiary of the Company and is no longer accounted for on an equity basis. The following table is a summarization of the net assets of HIH as of May 1, 2003 (dollars in millions):

Current assets	$1,364.5
Property, plant and equipment, net	3,082.2
Other noncurrent assets	740.4

Total assets	$5,187.1

Current liabilities	$885.0
Long term debt (including current portion)	3,638.1
Other noncurrent liabilities	366.1

Total liabilities	$4,889.2

        On June 30, 2003, MatlinPatterson, HGI, Huntsman Holdings, SISU Capital Limited and its affiliates ("SISU"), and Morgan Grenfell Private Equity Limited and its affiliates ("MGPE") completed a restructuring and business combination involving Vantico Group S.A. (together with its subsidiaries, unless the context otherwise requires, "Vantico"), whereby ownership of the equity of Vantico was transferred to AdMat (the "AdMat Transaction"). In the AdMat Transaction,

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  MatlinPatterson acquired approximately 88% of Vantico in exchange for substantially all of Vantico's issued and outstanding 12% senior secured notes ("Vantico Senior Notes") and approximately $165 million of additional equity provided by MatlinPatterson and other Vantico investors.

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  MatlinPatterson owned approximately 88% of AdMat Holdings, which owned substantially all the equity of AdMat, which owned Vantico.

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  MatlinPatterson formed AdMat Investment and contributed all of its equity in AdMat Holdings to AdMat Investment in return for all of the preferred and common equity interests of AdMat Investment.

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  MatlinPatterson transferred its preferred and common equity in AdMat Investment to Huntsman Holdings, and Huntsman Holdings then contributed the preferred and common equity in AdMat Investment to HGI.

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  HGI owns the preferred equity of AdMat Investment and contributed the common equity of AdMat Investment to us.

        The AdMat Transaction has been accounted for as follows:

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  The preferred equity interest in AdMat Investment held by HGI, as originally issued, was entitled to 83% of the voting rights in AdMat Investment, has no stated dividend rate and a liquidation preference of $513.3 million. On May 21, 2004, the limited liability company agreement of AdMat Investment was amended to eliminate the voting rights previously associated with the preferred equity interest of AdMat Investment held by HGI. The common equity interest in AdMat Investment held by the Company is now entitled to 100% of the voting rights in AdMat Investment. Accordingly, consistent with the provisions of SFAS No. 141, "Business Combinations," the Company has consolidated AdMat Investment as of June 30, 2003.

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  For financial reporting purposes, the equity contribution from Huntsman Holdings of the AdMat Investment equity of approximately $194.4 million has been allocated to the preferred equity held by HGI as of June 30, 2003.

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  The ownership of AdMat Investment preferred stock by HGI is reflected as HGI's interest in preferred stock of a subsidiary on the accompanying consolidated balance sheet.

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  The results of operations of AdMat Investment for the six months ended December 31, 2003 are included in the consolidated statement of operations.

        In connection with the AdMat Transaction, the Company has determined the fair value of assets acquired. The allocation of the purchase price is not yet finalized. The Company expects to complete the allocation in the second quarter of 2004 after the restructuring program analysis and final tax basis of the assets and liabilities acquired has been determined. The preliminary allocation of the purchase price is summarized as follows (dollars in millions):

Current assets	$450.2
Current liabilities	(239.8)
Property, plant and equipment, net	397.4
Intangible assets, net	34.9
Deferred tax	(8.6)
Other noncurrent assets	59.4
Other noncurrent liabilities	(122.1)
Long-term debt assumed	(349.3)
Minority interest	(27.7)
HGI's interest in preferred stock	(194.4)

Net assets acquired	$—

        The acquired intangible assets represent trademarks and patents which have a weighted-average useful life of approximately 15-30 years. The following table reflects the Company's results of operations on a pro forma basis as if the business combination of HIH and AdMat had been completed at the beginning of the periods presented utilizing HIH and Vantico's historical results (dollars in millions):

	Year Ended December 31,
	2003	2002
Revenue	$9,252.4	$8,012.2
Loss before minority interest and cumulative effect of accounting change	(369.6)	(359.3)
Net loss	(395.6)	(166.8)

        The pro forma information is not necessarily indicative of the operating results that would have occurred had the HIH Consolidation Transaction and the AdMat Transaction been consummated on January 1, 2002, nor are they necessarily indicative of future operating results.

        The HIH Consolidation Transaction and the AdMat Transaction have resulted in changes in the Company's operating segments. Prior to the HIH Consolidation Transaction, the Company reported its operations through three principal operating segments. After the HIH Consolidation Transaction but prior to the AdMat Transaction, the Company reported its operations through five segments. The Company now reports its operations through six segments: Polyurethanes, Advanced Materials, Performance Products, Polymers, Pigments and Base Chemicals.

        On March 19, 2004, the Company acquired MGPE's 2.1% equity in AdMat Holdings for $7.2 million.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

        The consolidated financial statements of the Company include the accounts of the Company and its majority-owned subsidiaries. All intercompany accounts and transactions have been eliminated.

Revenue Recognition

        The Company generates substantially all of its revenues through sales in the open market and long-term supply agreements. The Company recognizes revenue when it is realized or realizable, and earned. Revenue for product sales is recognized as risk and title to the product transfer to the customer, collectibility is reasonably assured, and pricing is fixed or determinable. Generally, this occurs at the time shipment is made.

Cost of Goods Sold

        The Company classifies the costs of manufacturing and distributing its products as cost of goods sold. Manufacturing costs include variable costs, primarily raw materials and energy, and fixed expenses directly associated with production. Manufacturing costs include, among other things, plant site operating costs and overhead, production planning and logistics costs, repair and maintenance costs, plant site purchasing costs, and engineering and technical support costs. Distribution, freight and warehousing costs are also included in cost of goods sold.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

        The Company considers cash in checking accounts and cash in short-term highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. The Company has a master collection account that receives funds from the various lockboxes maintained by the Company that are subject to certain restrictive lockbox agreements. Cash held in both the lockboxes and the master collection account is considered as restricted cash in the accompanying consolidated balance sheet.

Securitization of Accounts Receivable

        HI securitizes certain trade receivables in connection with a revolving accounts receivable securitization program in which HI grants a participating undivided interest in certain of its trade receivables to a qualified off-balance sheet entity. HI retains the servicing rights and a retained interest in the securitized receivables. Losses are recorded on the sale and are based on the carrying value of the receivables as allocated between the receivables sold and the retained interests and their relative fair value at the date of the transfer. Retained interests are subsequently carried at fair value which is estimated based on the present value of expected cash flows, calculated using management's best estimates of key assumptions including credit losses and discount rates commensurate with the risks involved. For more information, see "Note 11 Securitization of Accounts Receivable".

Inventories

        Inventories are stated at the lower of cost or market, with cost determined using last-in first-out, first-in first-out, and average costs methods for different components of inventory.

Property, Plant and Equipment

        Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives or lease term as follows:

Buildings and equipment	10-60 years
Plant and equipment	3-25 years
Furniture, fixtures and leasehold improvements	5-20 years

        Until January 1, 2003, approximately $1.3 billion of the total plant and equipment was depreciated using the straight-line method on a group basis at a 4.7% composite rate. When capital assets representing complete groups of property were disposed of, the difference between the disposal proceeds and net book value was credited or charged to income. When miscellaneous assets were disposed of, the difference between asset costs and salvage value was charged or credited to accumulated depreciation. Effective January 1, 2003, the Company changed its method of accounting for depreciation for the assets previously recorded on a group basis to the component method. Specifically, the net book value of all the assets on January 1, 2003 were allocated to individual components and are being depreciated over their remaining useful lives and gains and losses are recognized when a component is retired. This change decreased depreciation for the year ended December 31, 2003 by $43.0 million.

        Interest expense capitalized as part of plant and equipment was $5.1 million, $3.3 million and $3.7 million for the years ended December 31, 2003, 2002 and 2001, respectively.

        Periodic maintenance and repairs applicable to major units of manufacturing facilities are accounted for on the prepaid basis by capitalizing the costs of the turnaround and amortizing the costs over the estimated period until the next turnaround. Normal maintenance and repairs of plant and equipment are charged to expense as incurred. Renewals, betterments and major repairs that materially extend the useful life of the assets are capitalized, and the assets replaced, if any, are retired.

Investment in Exchangeable Preferred Stock

        The Company's investment consisted of 100,000 shares of Series A Cumulative Participating Retractable Preferred Stock of NOVA Chemicals (USA) (the "NOVA Preferred Stock") with an aggregate liquidation value of $198.0 million. These shares had no voting rights. Dividends accrued at a rate of 6.95% of the aggregate liquidation preference annually through April 1, 2001, when the rate decreased to 5.95%.

        The Company sold the NOVA Preferred Stock during June 2001 to NOVA for $191.0 million, realizing a loss of $7.0 million, which is recorded as other expense.

Investment in Unconsolidated Affiliates

        Investments in companies in which the Company exercises significant management influence, are accounted for using the equity method.

Intangible Assets and Goodwill

        Intangible assets are stated at cost (fair value at the time of acquisition) and are amortized using the straight-line method over the estimated useful lives or the life of the related agreement as follows:

Patents and technology	5-30 years
Trademarks	15-30 years
Licenses and other agreements	5-15 years
Other intangibles	5-15 years

        Prior to January 2002, the Company amortized goodwill over periods ranging from 10-20 years. Effective January 1, 2002, the Company ceased amortizing goodwill in accordance with SFAS No. 142. All goodwill is recorded within the Base Chemicals segment.

Other Noncurrent Assets

        Other noncurrent assets consist primarily of deposits, spare parts, debt issuance costs, notes receivable, process catalysts, employee benefit assets and turnaround costs. Debt issuance costs are amortized using the interest method over the term of the related debt.

        Non-qualified employee benefit plan trust assets were classified as available for sale until such trusts were terminated and the securities were sold in September 2001. Available for sale securities were carried at fair value with net unrealized gains or losses (net of taxes) excluded from income and recorded as a component of other comprehensive income (loss).

        During September 2001, the non-qualified employee benefit plan trusts were terminated and paid out to the employees participating in the plans.

Carrying Value of Long-Term Assets

        The Company evaluates the carrying value of long-term assets based upon current and anticipated undiscounted cash flows and recognizes an impairment when such estimated cash flows will be less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value. Fair value is determined by discounting estimated future cash flows using a discount rate commensurate with the risks involved. See "Note 10—Restructuring, Plant Closing and Impairment Costs."

Financial Instruments

        The carrying amount reported in the balance sheet for cash and cash equivalents, accounts receivable and accounts payable approximates fair value because of the immediate or short-term maturity of these financial instruments. The carrying value of the Company's senior secured credit facilities approximates fair value since they bear interest at a floating rate plus an applicable margin. The fair value of the Company's fixed rate and floating rate notes is estimated based on interest rates that are currently available to the Company for issuance of debt with similar forms and remaining maturities. See "Note 21—Fair Value of Financial Instruments."

Income Taxes

        The Company uses the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes. The Company evaluates the resulting deferred tax assets to determine whether it is more likely than not that they will be realized. Valuation allowances have been established against the entire U.S. and a material portion of the non-U.S. deferred tax assets due to the uncertainty of realization.

        Subsequent to the AdMat Transaction, substantially all non-U.S. operations of AdMat are treated as branches of the Company for U.S. income tax purposes and are, therefore, subject to both U.S. and non-U.S. income tax. Until the Company or HGI has sufficient U.S. taxable income to utilize foreign tax credits, most income will continue to be effectively taxed in both U.S. and non-U.S. jurisdictions in which it is earned.

        Prior and subsequent to the AdMat Transaction, for non-U.S. entities that are not treated as branches for U.S. tax purposes, the Company does not provide for income taxes or benefits on the undistributed earnings of these subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely. Upon distribution of these earnings, certain of the Company's subsidiaries would be subject to both income taxes and withholding taxes in the various international jurisdictions. It is not practical to estimate the amount of taxes that might be payable upon such distributions.

Derivatives and Hedging Activities

        Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting For Derivative Instruments And Hedging Activities." SFAS No. 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated in a fair-value hedge, the changes in the fair value of the derivative and the hedged items are recognized in earnings. If the derivative is designated in a cash-flow hedge, changes in the fair value of the derivative are recorded in other comprehensive income and will be recognized in the income statement when the hedged item affects earnings. SFAS No. 133 defines new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value are recognized in earnings.

        In 2001, the adoption of SFAS No. 133 resulted in a cumulative increase in net gain of $0.1 million, a cumulative decrease to accumulated other comprehensive loss of $1.8 million and an increase in total liabilities of $3.1 million for derivatives designated as cash flow-type hedges. See "Note 13—Derivative Instruments and Hedging Activities."

Environmental Expenditures

        Environmental related restoration and remediation costs are recorded as liabilities when site restoration and environmental remediation and clean-up obligations are either known or considered probable and the related costs can be reasonably estimated. Other environmental expenditures that are principally maintenance or preventative in nature are recorded when expended and expensed or capitalized as appropriate. See "Note 22—Environmental Matters."

Net Loss per Share

        Net loss per share is not presented because it is not considered meaningful information due to the Company's ownership by a single equity holder.

Research and Development

        Research and development costs are expensed as incurred.

Foreign Currency Translation

        The accounts of the Company's subsidiaries outside of the United States consider local currency to be the functional currency. Accordingly, assets and liabilities are translated at rates prevailing at the balance sheet date. Revenues, expenses, gains and losses are translated at a weighted average rate for the period. Cumulative translation adjustments are recorded to stockholder's equity as a component of accumulated other comprehensive income (loss).

        Subsidiaries that operate in economic environments that are highly inflationary consider the U.S. dollar to be the functional currency and include gains and losses from translation to the U.S. dollar from the local currency in the statement of operations.

        Transaction gains and losses are recorded in the statement of operations and were a net gain of $44.5 million, a net loss of $1.5 million and a net gain of $2.0 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Reclassifications

        Certain 2002 and 2001 amounts have been reclassified to conform to the 2003 presentation.

Recently Issued Accounting Standards

        On January 1, 2002, the Company adopted SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires, among other things, that the purchase method be used for business combinations after June 30, 2001. SFAS No. 142 changes the accounting for goodwill and intangible assets with indefinite lives from an amortization method to an impairment-only approach. Upon adoption of SFAS No. 142, the Company is required to reassess the useful lives of all acquired intangible assets and perform an impairment test on goodwill. In the first quarter 2002, the Company completed the assessment of useful lives and concluded that no adjustments to the amortization period of intangible assets were necessary. The Company also completed its initial assessment of goodwill impairment and concluded that there is no indication of impairment. The Company has elected to test goodwill for impairment annually as of April 1, as required by SFAS No. 142. The annual assessment has been completed as of April 1, 2003 and 2002 and the Company has concluded that there is no indication of impairment. The initial adoption of SFAS No. 142 had no impact on the Company's consolidated financial statements for the year ended December 31, 2002. The pro forma net loss, assuming the change in accounting principle was applied retroactively to January 1, 2001, would not have been materially different for the year ended December 31, 2001.

        The initial adoption of SFAS No. 141 increased net income by $169.7 million for the year ended December 31, 2002. This increase resulted from increasing the carrying value of the investments in HIH to reflect the proportionate share of the underlying assets as required by SFAS No. 141. Effective June 30, 1999, Huntsman Specialty Chemicals Corporation ("Huntsman Specialty"), a consolidated subsidiary of the Company, transferred its propylene oxide business to HIH. The transfer of the Company's propylene oxide business was recorded at the net book value of the assets and liabilities transferred. The carrying value of the Company's investment in HIH was less than its proportionate share of the underlying net assets of HIH at December 31, 2001 by approximately $176.1 million. Such difference was being accreted to income over a 20 year period. See "Note 5—Investment in Unconsolidated Affiliates."

        In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations."SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible, long-lived assets and the associated asset retirement costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred by capitalizing it as part of the carrying amount of the long-lived assets. As required by SFAS No. 143, the Company adopted this new accounting standard on January 1, 2003. The adoption of this statement had no impact since the timing of any ultimate obligation is indefinite.

        On January 1, 2002, the Company adopted SFAS No. 144, "Accounting for The Impairment or Disposal of Long-Lived Assets." This statement establishes a single accounting model for the impairment or disposal of long-lived assets. The impact of adopting this pronouncement was not material.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 And 64, Amendment Of FASB Statement No. 13, And Other Technical Corrections." In addition to amending or rescinding pronouncements to make various technical corrections, clarify meanings or describe applicability, SFAS No. 145 precludes companies from recording gains or losses from extinguishment of debt as an extraordinary item. The Company was required to adopt this statement as of January 1, 2003. The adoption of SFAS No. 145 resulted in a $6.7 million reclassification of losses from extinguishment of debt from extraordinary items to other income and expense in the year ended December 31, 2002.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated With Exit or Disposal Activities." SFAS No. 146 requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit or disposal costs were accrued upon management's commitment to an exit or disposal plan, which is generally before an actual liability has been incurred. The Company adopted this pronouncement in the first quarter of 2003. The adoption of SFAS No. 146 did not have a material effect on the Company's consolidated financial statements.

        In January 2003, the FASB issued Financial Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others." FIN No. 45 requires recognition of a liability for the obligation undertaken upon issuing a guarantee. This liability would be recorded at the inception date of the guarantee and would be measured at fair value. The disclosure provisions of the interpretation are effective for the financial statements as of December 31, 2002. The liability recognition provisions apply prospectively to any guarantees issued or modified after December 31, 2002. The adoption of FIN No. 45 did not have a material effect on the Company's consolidated financial statements.

        In January 2003, the Financial Accounting Standards Board ("FASB") issued Financial Interpretation No. ("FIN") 46, "Consolidation of Variable Interest Entities." FIN 46 addresses the requirements for business enterprises to consolidate related entities, for which they do not have controlling interests through voting or other rights, if they are determined to be the primary beneficiary as a result of variable economic interests. Transfers to a qualifying special purpose entity are not subject to this interpretation. In December 2003, the FASB issued a complete replacement of FIN 46 (FIN 46R), to clarify certain complexities. The Company is required to adopt this financial interpretation on January 1, 2005 and is currently evaluating its impact. While the Company's evaluation of this interpretation is ongoing, it is possible that its implementation may require the de-consolidation of the results of operations of AdMat Investment and its wholly-owned subsidiaries, including AdMat, and accounting for the results of this investment on the equity method.

        In May 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments and hedging activities under SFAS No. 133. This statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003, with this guidance applied prospectively. This statement had no impact on the Company's results of operations or financial position at December 31, 2003 and the Company does not expect this statement to have a material impact on its consolidated financial statements.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. SFAS No. 150 is effective for all financial instruments created or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on the Company's consolidated financial statements.

        Other accounting pronouncements that have been issued subsequent to December 31, 2003 and become effective in the years after December 31, 2003 are not expected to have any significant effect on the Company's financial position or results of operations.

3.    INVENTORIES

        Inventories consist of the following (dollars in millions):

	December 31, 2003	December 31, 2002
Raw materials and supplies	$283.6	$77.8
Work in progress	32.7	13.1
Finished goods	749.5	216.2

Total	1,065.8	307.1
LIFO reserves	(15.5)	(7.1)
Lower of cost or market reserves	(11.0)	(1.9)

Net	$1,039.3	$298.1

        As of December 31, 2003 and 2002, approximately 16% and 53%, respectively, of inventories were recorded using the last-in, first-out cost method ("LIFO").

        For the years ended December 31, 2002 and 2001, respectively, inventory quantities were reduced resulting in a liquidation of certain LIFO inventory layers carried at costs that were lower than the cost of current purchases, the effect of which reduced the net loss by approximately $1.7 million and $2.0 million, respectively.

        In the normal course of operations, the Company at times exchanges raw materials and finished goods with other companies for the purpose of reducing transportation costs. The net open exchange positions are valued at the Company's cost. Net amounts deducted from or added to inventory under open exchange agreements, which represent the net amounts payable or receivable by the Company under open exchange agreements, were approximately $8.2 million payable and $12.4 million payable (26,910,072 and 89,359,629 pounds) at December 31, 2003 and 2002, respectively.

4.    PROPERTY, PLANT AND EQUIPMENT

        The cost and accumulated depreciation of property, plant and equipment are as follows (dollars in millions):

	December 31, 2003	December 31, 2002
Land	$118.6	$31.2
Buildings	517.8	192.1
Plant and equipment	6,387.3	2,053.8
Construction in progress	253.8	89.2

Total	7,277.5	2,366.3
Less accumulated depreciation	(2,198.2)	(1,079.1)

Net	$5,079.3	$1,287.2

        Property, plant and equipment includes gross assets acquired under capital leases of $23.9 million at December 31, 2003 and 2002; related amounts included in accumulated depreciation were $5.4 million and $0.7 million at December 31, 2003 and 2002, respectively.

5.    INVESTMENT IN UNCONSOLIDATED AFFILIATES

        The Company's ownership percentage and investment in unconsolidated affiliates were as follows (dollars in millions):

	December 31, 2003	December 31, 2002
Equity Method:
HIH (60%)(1)	$—	$228.2
Polystyrene Australia Pty Ltd.	3.6	3.0
Condea-Huntsman GmbH and Co. KG (50%)	13.2	9.2
Louisiana Pigment Company, L.P. (50%)	130.4	—
Rubicon, LLC (50%)	1.0	—
BASF Huntsman Shanghai Isocyanate Investment BV (50%)(2)	6.1	—
Others	1.2	—

Total	$155.5	$240.4

Cost Method:
Gulf Advanced Chemicals Industry Corporation (10%)	$2.5	$2.5

(1)
Effective as of May 1, 2003, HIH is a consolidated subsidiary of the Company. For more information, see "Note 1—General—Company."

(2)
The Company owns 50% of BASF Huntsman Shanghai Isocyanate Investment BV. BASF Huntsman Shanghai Isocyanate Investment BV owns a 70% interest in a manufacturing joint venture, thus giving the Company an indirect 35% interest in the manufacturing joint venture.

Summarized Financial Information of Unconsolidated Affiliates

        Summarized financial information of Condea-Huntsman GmbH and Co. KG ("Condea"), Louisiana Pigment Company, Rubicon, LLC, BASF AG ("BASF"), Huntsman Shanghai Isocyanate Investment BV and Polystyrene Australia Pty Ltd. as of December 31, 2003 and Condea, and Polystyrene Australia Pty Ltd. as of December 31, 2002 and for the years then ended is presented below (dollars in millions):

	December 31, 2003	December 31, 2002
Assets	$186.3	$75.8
Liabilities	135.9	67.5
Revenues	100.0	85.8
Net income	3.4	11.7
The Company's equity in:
Net assets	$155.5	$12.2
Net income	2.2	10.0

Investment in HIH

        Effective June 30, 1999, Huntsman Specialty, a consolidated unrestricted subsidiary of the Company, transferred its propylene oxide business to HIH. ICI transferred its polyurethane chemicals, selected petrochemicals (including ICI's 80% interest in the Wilton olefins facility) and titanium dioxide businesses to HIH. In addition, HIH also acquired the remaining 20% ownership interest in the Wilton olefins facility from BP Chemicals Limited for approximately $117.0 million.

        In exchange for transferring its business, Huntsman Specialty retained a 60% common equity interest in HIH and received approximately $360.0 million in cash as a distribution from HIH. In exchange for transferring its businesses, ICI received a 30% common equity interest in HIH, approximately $2 billion in cash and discount notes of HIH with approximately $508.0 million of accreted value at issuance. Institutional investors acquired the remaining 10% common equity interest in HIH for $90.0 million in cash.

        The transfer of Huntsman Specialty's propylene oxide business was recorded at the net book value of the assets and liabilities transferred. Prior to the HIH Consolidation Transaction, Huntsman LLC accounted for its investment in HIH on the equity method due to the significant management participation rights of ICI in HIH pursuant to HIH's limited liability company agreement.

        The carrying value of Huntsman LLC's investment in HIH was less than its proportionate share of the underlying net assets of HIH at December 31, 2001 by approximately $176.1 million. Such difference was being accreted to income over a 20 year period. Management recorded an adjustment to reflect the accretion of the difference of $7.4 million in the investment basis in Huntsman LLC's consolidated financial statements for December 31, 2001. As discussed in "Note 2—Summary of

Significant Accounting Policies" above, Huntsman LLC adopted SFAS No. 141 and increased its investment by $169.7 million as of January 1, 2002 to reflect its proportionate share of the underlying net assets of HIH.

        On September 30, 2002, the Company acquired the 19.9% interest in HSCHC which was previously owned by the Huntsman family directly. HSCHC holds 60% of the Company's investment in HIH. The estimated fair value of the 19.9% interest of $37.9 million has been recorded as an increase in the investment in HIH. The excess of $23.3 million over the Company's proportionate share of the net assets of HIH was accounted for as equity basis property and is being depreciated over the average useful life of property.

        On November 2, 2000, ICI, Huntsman Specialty, HIH and HI entered into agreements (the "ICI Agreements") pursuant to which ICI had an option to transfer to Huntsman Specialty or its permitted designated buyers the 30% membership interest in HIH that ICI indirectly held (the "ICI 30% Interest"). Pursuant to these agreements, on October 30, 2001, ICI exercised its put right requiring Huntsman Specialty or its nominee to purchase the ICI 30% Interest. On December 20, 2001, ICI and Huntsman Specialty amended ICI's put option arrangement under the ICI Agreements to, among other things, provide that the purchase of the ICI 30% Interest would occur on July 1, 2003, or earlier under certain circumstances, and to provide for certain discounts to the purchase price for the ICI 30% Interest. The amended option agreement also required Huntsman Specialty to cause HIH to pay up to $112 million of dividends to its members, subject to certain conditions. These conditions included the receipt of consent from HI's senior secured lenders and HI's ability to make restricted payments under the indentures governing its outstanding senior notes and senior subordinated notes, as well as the outstanding high yield notes of HIH. In addition, in order to secure its obligation to pay the purchase price for the ICI 30% Interest under the ICI Agreements, Huntsman Specialty granted ICI a lien on 30% of the outstanding membership interests in HIH.

        As discussed in "Note 1—General—Company" above, MatlinPatterson also entered into the Option Agreement with ICI in June 2002. The Option Agreement provided BNAC, then a MatlinPatterson subsidiary, with an option to acquire the ICI subsidiary that held the ICI 30% Interest on or before May 15, 2003 upon the payment of $180 million plus accrued interest from May 15, 2002, and subject to completion of the purchase of the HIH Senior Subordinated Discount Notes. Concurrently, BNAC paid ICI $160 million to acquire the HIH Senior Subordinated Discount Notes, subject to certain conditions, including the obligation to make an additional payment of $100 million plus accrued interest to ICI. The HIH Senior Subordinated Discount Notes were pledged to ICI as collateral security for such additional payment.

        In connection with the Restructuring, all the shares in BNAC were contributed to Huntsman Holdings. Huntsman Holdings caused BNAC to be merged into the Company. As a result of its merger with BNAC, the Company held the interests formerly held by BNAC in the HIH Senior Subordinated Discount Notes and the option to acquire the subsidiary of ICI that held the ICI 30% Interest.

        Prior to May 9, 2003, the Company owned approximately 61% of the HIH membership interests. On May 9, 2003, the Company exercised its option under the Option Agreement and completed the HIH Consolidation Transaction. As a result, as of May 9, 2003, the Company directly and indirectly owns 100% of the HIH membership interests. Prior to May 1, 2003, the Company accounted for its investment in HIH using the equity method of accounting due to the significant management participation rights formerly granted to ICI pursuant to the HIH limited liability company agreement.

As a consequence of the Company's 100% direct and indirect ownership of HIH and the resulting termination of ICI's management participation rights, the Company is considered to have a controlling financial interest in HIH. Accordingly, the Company no longer accounts for HIH using the equity method of accounting, but effective May 1, 2003 HIH's results of operations are consolidated with the Company's results of operations. Consequently, results of HIH through April 30, 2003 are recorded using the equity method of accounting, and results of HIH beginning May 1, 2003 are recorded on a consolidated basis. As a result, the summary historical financial data for periods ending prior to May 1, 2003 are not comparable to financial periods ending on or after May 1, 2003.

        Summarized information for HIH as of December 31, 2002 and for the year then ended and the income statement information for the four months ended April 30, 2003 (balance sheet information on HIH is not relevant in this table after April 30, 2003 because HIH has been consolidated after that date) is as follows (dollars in millions):

	Four months ended April 30, 2003	December 31, 2002
Assets		$5,044.1
Liabilities		4,706.1
Revenues	$1,733.4	4,518.1
Net income (loss)	(65.2)	(68.5)
The Company's equity in:
Net assets		$223.8
Net loss	$(39.0)	(41.1)

6.    INTANGIBLE ASSETS

        The gross carrying amount and accumulated amortization of intangible assets are as follows (dollars in millions):

	December 31, 2003			December 31, 2002
	Carrying Amount	Accumulated Amortization	Net	Carrying Amount	Accumulated Amortization	Net
Patents, trademarks, and technology	$427.0	$144.5	$282.5	$57.8	$28.0	$29.8
Licenses and other agreements	18.3	9.5	8.8	15.8	7.5	8.3
Non-compete agreements	49.6	38.5	11.1	—	—	—
Other intangibles	16.8	2.4	14.4	2.2	0.7	1.5

Total	$511.7	$194.9	$316.8	$75.8	$36.2	$39.6

        Amortization expense was $32.0 million, $6.4 million and $7.3 million for the years ended December 31, 2003, 2002 and 2001, respectively. Estimated future amortization expense for intangible assets over the next five years is as follows (dollars in millions):

Year ending December 31:
2004	$41.0
2005	40.5
2006	32.3
2007	32.3
2008	32.3

7.    OTHER NONCURRENT ASSETS

        Other noncurrent assets consist of the following (dollars in millions):

	December 31, 2003	December 31, 2002
Prepaid pension assets	$254.4	$—
Debt issuance costs	105.9	6.9
Capitalized turnaround expense	83.9	11.8
Receivables from affiliates	25.2	296.0
Spare parts inventory	100.5	43.1
Other noncurrent assets	68.4	47.6

Total	$638.3	$405.4

8.    ACCRUED LIABILITIES

        Accrued liabilities consist of the following (dollars in millions):

	December 31, 2003	December 31, 2002
Payroll, severance and related costs	$150.1	$49.9
Interest	121.4	19.9
Volume and rebates accruals	89.5	20.8
Income taxes	53.0	8.1
Taxes (property and VAT)	63.3	21.1
Pension liabilities	21.3	21.1
Restructuring and plant closing costs	74.1	7.8
Environmental accruals	8.6	4.8
Interest and commodity hedging accruals	11.3	—
Other miscellaneous accruals	109.4	46.8

Total	$702.0	$200.3

9.    OTHER NONCURRENT LIABILITIES

        Other noncurrent liabilities consist of the following (dollars in millions):

	December 31, 2003	December 31, 2002
Pension liabilities	$345.3	$102.0
Other postretirement benefits	86.3	61.9
Environmental accruals	26.3	13.5
Other post retirement benefit of unconsolidated affiliate	29.1	—
Restructuring and plant closing costs	2.7	—
Fair value of interest derivatives	9.5	20.5
Other noncurrent liabilities	85.5	36.4

Total	$584.7	$234.3

10.    RESTRUCTURING, PLANT CLOSING AND IMPAIRMENT COSTS

2003 Restructuring Charges

        On March 11, 2003 (before HIH was consolidated into the Company), the Polyurethanes segment announced that it would integrate its global flexible products unit into its urethane specialties unit, and recorded a restructuring charge of $19.2 million for workforce reductions of approximately 118 employees. During the remainder of the year, charges of $8.9 million were taken for workforce reductions relating to this restructuring at the Rozenberg, Netherlands site.

        In June 2003, the Company announced that its Performance Products segment would close a number of plants at its Whitehaven, U.K. facility and recorded a charge of $20.1 million in the second quarter 2003. This charge represents $11.4 million relating to an impairment of assets at Whitehaven (in connection with the plant shutdowns) and $8.7 million of workforce reduction costs. The Company also recorded a $2.0 million charge in respect of severance costs arising from the closure of an administrative office in London, U.K., the rationalization of our surfactants technical center in Oldbury, U.K., and the restructuring of our facility in Barcelona, Spain. These charges are part of an overall cost reduction program for this segment that is expected to be implemented from 2003 to 2005.

        In August 2003, the Company recorded a restructuring charge of $6.5 million related to workforce reductions of approximately 63 employees across its global Pigments operations. The overall cost reduction program to be completed from 2003 to 2005 for the Pigments segment will involve 250 employees and is estimated to cost an additional $16.5 million. At December 31, 2003, $4.3 million remains in the reserve for restructuring and plant closing costs related to these restructuring activities.

        In connection with the AdMat Transaction, the Company is implementing a substantial cost reduction program. The program will include reductions in costs of the Company's global supply chain, reductions in general and administrative costs across the business and the centralization of operations where efficiencies may be achieved. The cost reduction program is expected to be implemented from June 2003 to June 2005 and is estimated to involve $60.8 million in total restructuring costs. As part of the program, the Company expects to incur approximately $53 million to reduce headcount and to incur approximately $8 million to close plants and discontinue certain service contracts worldwide. The Company reduced 188 staff in the six months ended December 31 2003. Payments of restructuring and plant closing costs were recorded against reserves established in connection with recording the AdMat

Transaction as a purchase business combination. At December 31, 2003, $51.5 million remains in the reserve for restructuring and plant closing costs related to the cost reduction program. The Company expects to finalize its restructuring plans by June 30, 2004. Accordingly, the reserve for restructuring and plant closing costs are subject to revision based on final assessment.

2002 Restructuring Charges

        During 2002, the Company announced that it would be closing certain units at its Jefferson County and Canadian plants, primarily in the Performance Products business. As a result, the Company recorded accrued severance and shutdown costs of $4.3 million substantially all of which had not been paid at December 31, 2002. The net effect of 2002 unit closing costs and the reversal of restructuring charges discussed in "—2001 Restructuring Activities" below is to reflect $1.0 million in income in 2002 and to reflect a $7.8 million accrual at December 31, 2002.

2001 Restructuring Charges

        During 2001, the Company initiated a restructuring plan closing certain manufacturing units and eliminating sales and administrative positions. In addition, the Company recorded an asset impairment charge related to fixed assets and goodwill. The restructuring charge, which was recorded in several phases during the year, included the closure of a styrene production unit located in Odessa, Texas, the closure of the polypropylene Line 1 unit located in Odessa, Texas (which represents approximately 30% of the Odessa facility's current total capacity), the write off of the flexible polyolefins unit located in Odessa, Texas which was under evaluation for alternative product use and the write off of the manufacturing facility in Austin, Texas. The total write off of property, plant and equipment as a result of the closures was $102.6 million.

        In connection with the closures, the Company recorded accruals for decommissioning costs, non-cancelable lease charges and provided for the write off of unusable material and supplies inventory. The Company also wrote off $33.8 million of goodwill related to the closures.

        As a result of the plant closings and the elimination of redundant costs in the maintenance, technical services and overhead cost structure, approximately $44.2 million was accrued for severance, fringe benefits and outplacement costs. The program resulted in a workforce reduction of approximately 800 manufacturing, sales, general and administrative and technical employees. The restructuring plan was substantially completed by the second quarter of 2002.

        Under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," companies must review the carrying amount of long-lived assets and certain intangibles, including related goodwill, whenever events or changes in circumstances indicate that the carrying amount of an asset or a group of assets may not be recoverable.

        The Company recorded an asset impairment charge of $385.4 million in the fourth quarter of 2001 related to its property, plant and equipment of the Polymers segment. During 2001, the Polymers segment experienced significant declines in sales prices and operating cash flow. The declining results were primarily due to lower sales prices, coupled with difficulty in passing on raw material and energy costs to customers. The lower sales prices were primarily due to decreased demand in industrial and consumer related applications, which resulted in increased competition and reduced operating rates. In early October 2001, as a result of the above factors and as part of the Company's restructuring efforts, the Company performed a review of its remaining polyethylene, polypropylene and amorphous polyalphaolefin businesses. During this time, the Company engaged a financial advisor and investment banker to assist it and its domestic subsidiaries in identifying and exploring strategic alternatives, including developing out of court or court sanctioned financial restructuring plans. In February 2002, the financial advisor provided a valuation report to the Company's management, which indicated an impairment of Polymers' assets. As a result, in the fourth quarter of 2001 it became necessary to assess Polymers' fixed assets for impairment as required under SFAS No. 121.

        The Company performed an evaluation of the recoverability of all the assets of Polymers' business as described in SFAS No. 121. Management concluded from the results of this evaluation that a significant impairment of long-lived assets had occurred. An impairment charge was required because the estimated fair value of these assets was less than their carrying value. The fair value of Polymers' net assets was determined by discounting estimated future cash flows using a discount rate commensurate with the risks involved. Fair value estimates, by their very nature, rely upon considerable management judgment; accordingly, actual results may vary significantly from the Company's estimates.

        The Company's revised restructuring costs and impairment charges have been recorded against the following accounts: $488.0 million against property, plant and equipment; $33.8 million against goodwill; $6.4 million against inventories; and $55.0 million against cash and accrued liabilities.

        As of December 31, 2002, accrued restructuring and plant closing costs consist of the following (dollars in millions):

	2001 Total Charge	2002 Restructuring charges (revisions)	Total Revised Charge	Non-cash Charges	Total Cash Payments	Restructuring liabilities December 31, 2002
Work force reduction	$44.2	$1.6	$45.8	$—	$41.9	$3.9
Plant decomissioning and demolition	2.8	3.7	6.5	—	3.2	3.3
Non-cancelable lease costs	6.9	(4.6)	2.3	—	1.7	0.6
Property, plant and equipment	488.0	—	488.0	488.0	—	—
Goodwill	33.8	—	33.8	33.8	—	—
Inventories	12.0	(1.7)	10.3	6.4	3.9	—
Other charges	0.8	—	0.8	—	0.8	—

Total restructuring costs	$588.5	$(1.0)	$587.5	$528.2	$51.5	$7.8

        As of December 31, 2003, accrued restructuring and plant closing costs consist of the following (dollars in millions):

	Accrued liabilities as of December 31, 2002	HIH charges prior to May 1, 2003(1)	AdMat charges as of June 30, 2003(2)	2003 charge	Non-cash portion	Cash payments	Accrued liabilities as of December 31, 2003
Huntsman International
Property, plant and equipment	$—	$—	$—	$11.4	$(11.4)	$—	$—
Workforce reductions	—	24.2	—	28.2	—	(29.9)	22.5

	—	24.2	—	39.6	(11.4)	(29.9)	22.5
Huntsman LLC
Property, plant and equipment	—	—	—	0.9	(0.9)	—	—
Plant decommisioning and demolition	3.3	—	—	(0.3)	—	(0.4)	2.6
Non-cancelable lease costs	0.6	—	—	(0.2)	—	(0.2)	0.2
Workforce reductions	3.9	—	—	(2.1)	—	(1.8)	—

Other	—	—	—	—	—	—	—

	7.8	—	—	(1.7)	(0.9)	(2.4)	2.8

AdMat
Property, plant and equipment	—	—	1.5	—	—	—	1.5
Workforce reductions	—	—	53.2	—	—	(9.3)	43.9
Other	—	—	6.1	—	—	—	6.1

	—	—	60.8	—	—	(9.3)	51.5

Total	$7.8	$24.2	$60.8	$37.9	$(12.3)	$(41.6)	$76.8

(1)
Prior to May 1, 2003, the Company's investment in HIH was recorded on the equity method. Effective May, 1, 2003, HIH is recorded as a consolidated subsidiary. HIH accrued liabilities for workforce reductions include a $7.1 million liability at December 31, 2002 related to a prior period and a $19.1 million charge recorded in the first quarter of 2003 offset by $2.0 million in cash payments through May 1, 2003.

(2)
Prior to June 30, 2003, AdMat's restructuring liabilities were recorded on its opening balance sheet.

11.    SECURITIZATION OF ACCOUNTS RECEIVABLE

HI Accounts Receivable Securitization Program

        On December 21, 2000, HI initiated an accounts receivable securitization program under which it grants an undivided interest in certain of its trade receivables to a qualified off-balance sheet entity (the "Receivables Trust") at a discount. This undivided interest serves as security for the issuance of commercial paper and medium term notes by the Receivables Trust. The following discussion of the HI accounts receivable securitization program covers the eight month period from the effective date of the HIH Consolidation Transaction.

        At December 31, 2003, the Receivables Trust had approximately $198 million in U.S. dollar equivalents in medium term notes outstanding and approximately $100 million in commercial paper outstanding. Under the terms of the agreements, HI and its subsidiaries continue to service the receivables in exchange for a 1% fee of the outstanding receivables, and HI is subject to recourse provisions.

        HI's retained interest in receivables (including servicing assets) subject to the program was approximately $154 million as of December 31, 2003. The value of the retained interest is subject to credit and interest rate risk. For the eight months ended December 31, 2003, new sales totaled approximately $2,773 million and cash collections reinvested totaled approximately $2,794 million, respectively. Servicing fees received during 2003 were approximately $3.4 million.

        HI incurs losses on the accounts receivable securitization program for the discount on receivables sold into the program and fees and expenses associated with the program. HI also retains responsibility for the economic gains and losses on forward contracts mandated by the terms of the program to hedge the currency exposures on the collateral supporting the off-balance sheet debt issued. Gains and losses on forward contracts are a loss of $13.8 million for the eight months ended December 31, 2003. As of December 31, 2003, the fair value of the open forward currency contracts is $6.8 million which is included as a component of the residual interest.

        The key economic assumptions used in valuing the residual interest at December 31, 2003 are presented below:

Weighted average life (in months)	3
Credit losses (annual rate)	Less than 1%
Discount rate (annual rate)	2%

        A 10% and 20% adverse change in any of the key economic assumptions would not have a material impact on the fair value of the retained interest. Total receivables over 60 days past due as of December 31, 2003 were $15.6 million.

Huntsman LLC Accounts Receivable Securitization Program

        Huntsman LLC formerly had an accounts receivable agreement with Windmill Funding Corporation ("Windmill") and ABN-AMRO Bank under which it had the right to sell trade accounts receivable of certain subsidiaries to Windmill on a continuing basis subject to limited recourse. Receivables sold under the terms of the agreement were removed from Huntsman LLC's consolidated financial statements at the time of sale. Huntsman LLC retained certain receivables as additional collateral to ABN-AMRO Bank. Huntsman LLC serviced the trade receivables it had sold to Windmill. The fair value of the retained servicing interest approximated cost due to the short term nature of the receivables. The weighted average life of the receivables was approximately two months and credit losses were expected to be less than 1%. The Company recorded a loss on the sale of receivables of $5.9 million for the year ended December 31, 2001.

        In December 2001, Huntsman LLC terminated the agreement with Windmill and ABN-AMRO Bank, and it repurchased the outstanding receivables balance of $73.7 million.

12.    LONG-TERM DEBT

        Long-term debt outstanding as of December 31, 2003 and December 31, 2002 is as follows (dollars in millions):

	December 31, 2003	December 31, 2002
Huntsman LLC Debt, excluding HIH and HI:
Senior secured credit facilities:
Term Loan A	$606.3	$938.0
Term Loan B	459.0	450.0
Revolving facility	12.2	32.1
Other debt:
Huntsman LLC senior secured notes	450.5	—
Huntsman Polymers senior unsecured notes	36.8	36.8
Huntsman LLC senior subordinated fixed rate notes	44.2	44.2
Huntsman LLC senior subordinated floating rate notes	15.1	15.1
Huntsman Specialty Chemicals Corporation subordinated note	99.7	98.1
Huntsman Australia Holdings Corporation (HAHC) credit facilities	44.5	38.9
Huntsman Chemical Company Australia (HCCA) credit facilities	48.7	36.6
Subordinated note and accrued interest—affiliate	35.5	30.9
Term note payable to a bank	9.5	10.4
Other	5.6	5.0

Total Huntsman LLC Debt, excluding HIH and HI	1,867.6	1,736.1
HI:
Senior secured credit facilities:
Term B loan	620.1	—
Term C loan	620.1	—
Revolving facility	22.0	—
Other debt:
Senior unsecured notes	457.1	—
Senior subordinated notes	1,169.8	—
Other long-term debt	38.0	—

Total HI debt	2,927.1	—
HIH:
Senior discount notes	434.6	—
Senior subordinated discount notes—affiliate	358.3	—

Total HIH debt	792.9	—
Total HIH consolidated debt	3,720.0	—

AdMat:
Senior secured notes	348.2	—
Other long-term debt	3.2	—

Total AdMat debt	351.4	—
HMP:
HMP Senior Secured Notes (Principal amount $464.9)(1)	329.4	—

Total HMP debt	329.4	—
Elimination of HIH Senior subordinated discount notes owned by HMP	(358.3)	—

Total debt	$5,910.1	$1,736.1

Current portion	$137.1	$63.8
Long-term portion	5,737.5	1,641.4

Total long-term debt—excluding affiliate	5,874.6	1,705.2
Long-term debt—affiliate	35.5	30.9

Total debt	$5,910.1	$1,736.1

(1)
Excludes value attributable to warrants issued in conjunction with the HMP Senior Secured Notes.

HMP Equity Holdings Corporation Debt (excluding Huntsman LLC, HI, HIH and AdMat)

        On May 9, 2003, the Company issued units consisting of the HMP Discount Notes with an accreted value of $423.5 million and 875,000 warrants to purchase approximately 12% of the Company's common stock. Of the $423.5 million, $8.5 million was recorded to reflect a discount of 2%, $285.0 million has been recorded as the initial carrying value for the HMP Discount Notes and $130.0 million was recorded as the carrying value of the warrants. The HMP Discount Notes were issued with original issue discount for U.S. federal income tax purposes. The aggregate proceeds from the units were allocated to the HMP Discount Notes and warrants based upon the relative fair value of each security. Interest on the HMP Discount Notes is paid in kind. As of December 31, 2003 payment in kind interest of $40.4 and accretion of the discount of $3.9 million has been added to the original amount of $285.0 million. The effective interest rate based on the carrying amount at December 31, 2003 was 23.7%. The HMP Discount Notes are secured by a first priority lien on the HIH Senior Subordinated Discount Notes, the 10% direct and 30% indirect equity interests held by the Company in HIH, the Company's common stock outstanding as of May 9, 2003, and the Company's equity interests in Huntsman LLC. The HMP Discount Notes are redeemable beginning November 15, 2004 at stipulated redemption prices declining from 107.5% to 100% of accreted value by May 15, 2007. The HMP Discount Notes contain certain restrictions including limits on the incurrence of debt, restricted payments, liens, transactions with affiliates, and merger and sales of assets. Management believes that the Company is in compliance with the covenants of the HMP Discount Notes as of December 31, 2003.

        875,000 warrants were issued in connection with the HMP Discount Notes, each of which entitles the holder of each to purchase 2.8094 shares of its common stock for an exercise price of $0.01 per share. The aggregate number of shares issueable is 2,458,257. The warrants expire on May 15, 2011. The warrants are not exercisable until the earlier of: certain initial public offerings of the Company or its parent companies; the occurrence of an event of default or change of control under, or the redemption, repayment or defeasance of the HMP Discount Notes; any merger or consolidation of the Company's parent companies; the sale of substantially all of the Company's assets; or November 15, 2004. In certain events the Company has the right to require the holders of the warrants to exercise or exchange them for other equity securities. The warrants became separately transferable from the HMP Discount Notes 180 days after issuance on May 9, 2003.

        On December 23, 2003, the Company repurchased 14,145 warrants at a value of $1.3 million. The transaction was recorded as a reduction of warrants in the consolidated balance sheet.

Subsidiary Debt

        The Company's three principal operating subsidiaries are separately financed, their debt is non-recourse to the Company and the Company has no contractual obligations to fund its respective operations. Moreover, notwithstanding that HIH is consolidated with HLLC for financial accounting purposes, HLLC is financed separately from HIH, HIH's debt is non-recourse to HLLC and HLLC has no contractual obligation to fund HIH's operations. AdMat is also financed separately from Huntsman LLC and HIH, Huntsman LLC and HIH's debt is non-recourse to AdMat and AdMat has no contractual obligation to fund Huntsman LLC or HIH's operations. The following is a discussion of the debt and liquidity of the Company's three primary subsidiaries.

  Huntsman LLC Debt (Excluding HI and HIH)

  Senior Secured Credit Facilities (HLLC Credit Facilities)

        Huntsman LLC's senior secured credit facilities (the "HLLC Credit Facilities") consist of a $275 million revolving credit facility maturing in 2006 (the "HLLC Revolving Facility") and two term loan facilities maturing in 2007, initially in the amount of $938 million ("HLLC Term Loan A") and $450 million ("HLLC Term Loan B" and, collectively with HLLC Term Loan A, the "HLLC Term Facilities"). On May 31, 2003, the principal amount of HLLC Term Loan B was increased to $459 million; the additional $9 million was a supplemental fee imposed because $350 million of HLLC Term Loan B was not repaid on May 31, 2003. The HLLC Revolving Facility is secured by a first lien on substantially all the assets of Huntsman LLC, HSCHC, Huntsman Specialty and Huntsman LLC's domestic restricted subsidiaries, which does not include HIH or HI. The HLLC Term Facilities are secured by a second lien on substantially the same assets that secure the HLLC Revolving Facility. The HLLC Credit Facilities are also guaranteed by HSCHC and Huntsman Specialty and by Huntsman LLC's domestic restricted subsidiaries (collectively, the "HLLC Guarantors"). Neither HIH nor HI are HLLC Guarantors. As of December 31, 2003 and December 31, 2002, the weighted average interest rates on the HLLC Credit Facilities were 7.28% and 6.55%, respectively, excluding the impact of interest rate hedges.

        The HLLC Revolving Facility is subject to a borrowing base of accounts receivable and inventory and is available for general corporate purposes. Borrowings under the HLLC Revolving Facility bear interest, at Huntsman LLC's option, at a rate equal to (i) a LIBOR-based eurocurrency rate plus an applicable margin ranging from 2.75% to 3.50% as based on the Huntsman LLC's most recent ratio of total debt to "EBITDA," as defined, or (ii) a prime-based rate plus an applicable margin ranging from 1.75% to 2.50%, also based on Huntsman LLC's most recent ratio of total debt to EBITDA.

        As of December 31, 2003, borrowings under the HLLC Term Facilities bear interest, at Huntsman LLC's option, at a rate equal to (i) a LIBOR-based eurocurrency rate plus an applicable margin of 4.75% and 7.75% for HLLC Term Loan A and HLLC Term Loan B, respectively, or (ii) a prime-based rate plus an applicable margin of 3.75% and 6.75% for HLLC Term Loan A and HLLC Term Loan B, respectively. This agreement also provides for quarterly escalating interest rates on HLLC Term Loan B of up to maximum LIBOR and prime based margins of 9.75% and 8.75%, respectively by July 2004.

        The HLLC Credit Facilities contain financial covenants including a minimum interest coverage ratio, a minimum fixed charge ratio and maximum debt to EBITDA ratio, as defined, and limits on capital expenditures, in addition to restrictive covenants customary to financings of these types, including limitations on liens, debt and the sale of assets. Management believes that Huntsman LLC is in compliance with the covenants of the HLLC Credit Facilities as of December 31, 2003.

        On April 25, 2003, Huntsman LLC entered into amendments to both the HLLC Revolving Facility and the HLLC Term Facilities that, among other things, amended certain financial covenants through the fourth quarter of 2004. The fixed charge and debt to EBITDA covenants were suspended from the second through fourth quarters of 2003 and a minimum revolver availability covenant of $70 million was adopted through May 15, 2004. Also, in connection with the amendment, Huntsman LLC obtained a waiver from its senior secured lenders to permit a pledge of its equity to secure certain indebtedness issued by the Company. On May 20, 2003, Huntsman LLC entered into amendments to both the HLLC Revolving Facility and the HLLC Term Facilities that, among other things, modified provisions relating to certain mandatory repayments. On September 12, 2003 and on November 20, 2003, Huntsman LLC entered into amendments to the HLLC Credit Facilities that, among other things, permitted it to issue the HLLC 2003 Secured Notes and to grant security in connection with the HLLC 2003 Secured Notes.

  Senior Secured Notes (HLLC 2003 Secured Notes)

        On September 30, 2003, Huntsman LLC sold $380 million aggregate principal amount of 11 5/8% senior secured notes due 2010 at a discount to yield 11 7/8% in a private offering (the "September 2003 Offering"). The proceeds from the offering were used to repay $65.0 million on the HLLC Revolving Facility, without reducing commitments, and $296.6 million on HLLC Term Loan A. On December 3, 2003 Huntsman LLC sold an additional $75.5 million aggregate principal amount of its senior secured notes (collectively with the notes sold in the September 2003 Offering, the "HLLC 2003 Secured Notes") at a discount to yield 11.72% (the "December 2003 Offering"). The proceeds of this offering were used to repay $35.2 million on HLLC Term Loan A. The combined total repayment on HLLC Term Loan A included a prepayment of $165.2 million of scheduled amortization payments in the direct order of maturity such that the next scheduled quarterly amortization payment under the HLLC Credit Facilities is due March 2006. The remaining proceeds of the December 2003 Offering were temporarily applied to reduce outstanding borrowings under the HLLC Revolving Facility, and Huntsman LLC, on January 28, 2004, used $37.5 million of the net cash proceeds to redeem the Huntsman Polymers Notes (representing principal of $36.8 million plus accrued interest). The Huntsman Polymers Notes would have been due in December 2004 and were redeemed at 100% of their aggregate principal amount.

        The HLLC 2003 Secured Notes bear interest at a rate of 11 5/8% per annum and interest is payable semi-annually on April 15 and October 15. The HLLC 2003 Secured Notes mature on October 15, 2010 and are secured by a second lien on substantially all the assets of Huntsman LLC, HSCHC, Huntsman Specialty and Huntsman LLC's domestic restricted subsidiaries (which do not include HIH or HI). The HLLC 2003 Secured Notes are effectively subordinated to all Huntsman LLC's obligations under the HLLC Revolving Facility and rank pari passu with the HLLC Term Facilities. The HLLC 2003 Secured Notes are also guaranteed by the HLLC Guarantors. In accordance with Huntsman LLC's contractual obligation to register the HLLC 2003 Secured Notes, Huntsman LLC's registration statement on Form S-4/A filed with the Securities and Exchange Commission became effective on February 13, 2004 and the exchange offer of unregistered HLLC 2003 Secured Notes for registered HLLC 2003 Secured Notes was completed on March 29, 2004.

        The HLLC 2003 Secured Notes are redeemable

  •
  after October 15, 2007 at 105.813% of the principal amount thereof, declining ratably to par on and after October 15, 2009, and

  •
  prior to October 15, 2007 at a redemption price equal to the greater of (1) 105.813% of the principal amount thereof plus all required interest payments due on such notes through October 15, 2007, discounted to the redemption date using the treasury rates, plus 0.50%, plus, in each case, accrued and unpaid interest to the date of redemption, or (2) 100% of the principal amount thereof.

        The indenture governing the HLLC 2003 Secured Notes contains covenants relating to the incurrence of debt, limitations on distributions, asset sales and affiliate transactions, among other things. The indenture also requires Huntsman LLC to offer to repurchase the HLLC 2003 Secured Notes upon a change of control. Management believes that Huntsman LLC is in compliance with the covenants of the HLLC 2003 Secured Notes as of December 31, 2003.

  Senior Subordinated Fixed and Floating Rate Notes (HLLC Notes) and Huntsman Polymers Senior Unsecured Notes (Huntsman Polymers Notes)

        Huntsman LLC's 9.5% fixed and variable subordinated notes due 2007 (the "HLLC Notes") with an outstanding principal balance of $59.3 million as of December 31, 2003 are unsecured subordinated obligations of Huntsman LLC and are junior in right of payment to all existing and future secured or unsecured senior indebtedness of Huntsman LLC and effectively junior to any secured indebtedness of Huntsman LLC to the extent of the collateral securing such indebtedness. Interest is payable on the HLLC Notes semiannually on January 1 and July 1 at an annual rate of 9.5% on the fixed rate notes and LIBOR plus 3.25% on the floating rate notes. The HLLC Notes are redeemable at the option of Huntsman LLC after July 2002 at a price declining from 104.75% to 100% of par value as of July 1, 2005. The weighted average interest rate on the floating rate notes was 4.4% and 5.2% as of December 31, 2003 and December 31, 2002, respectively.

        The Huntsman Polymers Notes were unsecured senior obligations of Huntsman Polymers; they had an original maturity of December 2004, a fixed rate coupon of 11.75%, and an outstanding balance of $36.8 million as of December 31, 2003. On January 28, 2004, the Huntsman Polymers Notes were redeemed in full.

        Prior to the Restructuring completed September 30, 2002, the indentures governing the HLLC Notes and Huntsman Polymers Notes contained certain restrictive covenants. Concurrently with the closing of the Restructuring, previously executed amendments to the indentures became effective and virtually all the restrictive covenants contained in the indentures were eliminated.

  Other Debt

        Huntsman Specialty's subordinated note in the aggregate principal amount of $75.0 million accrued interest until April 15, 2002 at 7% per annum. Pursuant to the note agreement, effective April 15, 2002, all accrued interest was added to the principal of the note for a total principal amount of $106.6 million. Such principal balance will be payable in a single installment on April 15, 2008. Interest has been payable quarterly in cash, commencing July 15, 2002. For financial reporting purposes, the note was initially recorded at its estimated fair value of $58.2 million, based on prevailing market rates as of the effective date. As of December 31, 2003 and December 31, 2002, the unamortized discount on the note is $6.9 million and $8.5 million, respectively.

        Certain of Huntsman LLC's Australian subsidiaries maintain credit facilities that are non-recourse to Huntsman LLC. The Australian subsidiaries are currently not in compliance with covenants contained in these credit facilities. The outstanding debt balances of our Australian subsidiaries have been classified in current portion of long-term debt.

        Huntsman Chemical Company Australia Pty. ("HCCA"), a subsidiary that holds Huntsman LLC's Australian styrenics assets, maintains a facility consisting of a term facility and a working capital facility

(collectively, the "HCCA Facilities"). The term facility (A$55 million, or $41.2 million) has semiannual scheduled amortization payments with a balloon payment due at maturity in July 2005. The working capital facility (A$10 million, or $7.5 million) is fully drawn and renews annually. Borrowings under the HCCA Facilities bear interest at a base rate plus a spread of 1.25%, plus an additional 0.5% line use fee. As of December 31, 2003, the weighted average interest rate for the HCCA Facilities was 6.7%. The HCCA Facilities are secured by effectively all the assets of HCCA, including a floating lien on inventory and receivables. As of December 31, 2003, there were no financial covenants in place. Such covenants are currently being negotiated. HCCA failed to make its semiannual scheduled amortization payments of A$5 million (approximately $3.7 million) each due in July 2003 and January 2004 under its term facility. Short term cash flows generated by HCCA will likely not be sufficient to bring current its missed payments or to meet its next scheduled amortization payment of A$5 million (approximately $3.7 million) due in July 2004. Management of HCCA continues its efforts to renegotiate the terms of the HCCA Facilities.

        Huntsman Australia Holdings Corporation ("HAHC") and certain of its subsidiaries hold Huntsman LLC's Australian surfactants assets. HAHC and certain of its subsidiaries are parties to credit facilities established in December 1998 (the "HAHC Facilities"). As of December 31, 2003, borrowings under the HAHC Facilities total A$59.5 million, or $44.5 million, and bear interest at a base rate plus a spread of 2%. As of December 31, 2003 the weighted average interest rate for the HAHC Facilities was 6.9%. Principal payments are due semiannually through December 2005. The HAHC Facilities are collateralized by effectively all of the assets of the HAHC subsidiaries in addition to a U.S. stock pledge of the shares of one of its U.S. subsidiaries. The HAHC Facilities are subject to financial covenants, including leverage ratio, interest coverage ratio and limits on capital expenditures, in addition to restrictive covenants customary to financings of this type, including limitations on liens, debt and the sale of assets. As of December 31, 2003, HAHC was current on all scheduled amortization and interest payments under the HAHC Facilities but was not in compliance with certain financial covenants in the agreements governing the HAHC Facilities. Management believes that HAHC will be able to renegotiate the terms of the HAHC Facilities.

        On July 2, 2001, Huntsman LLC entered into a 15% note payable with an affiliated entity in the amount of $25.0 million. The note is due and payable on the earlier of the tenth anniversary of the issuance date or the date of the repayment in full in cash of all indebtedness of Huntsman LLC under its senior secured credit facilities. Interest is not paid in cash, but is accrued at a designated rate of 15% per annum, compounded annually. As of December 31, 2003 and December 31, 2002, accrued interest added to the principal balance was $10.5 million and $5.9 million, respectively.

  HI Debt

        The HIH and HI debt transactions and balances prior to the HIH Consolidation Transaction, effective May 1, 2003, are not included in the accompanying financial statements.

  Senior Secured Credit Facilities (HI Credit Facilities)

        As of December 31, 2003, HI had senior secured credit facilities (the "HI Credit Facilities") which consisted of a revolving loan facility of up to $400 million that matures on June 30, 2005 (the "HI Revolving Facility"), a term B loan facility that matures on June 30, 2007, and a term C loan facility that matures on June 30, 2008. On October 22, 2003, HI issued $205 million of additional term B and term C loans, the net proceeds of which were applied to pay down HI's revolving loan facility by approximately $53 million, and the remainder of the net proceeds, net of fees, were applied to repay, in full, the term A loan which had an initial maturity of June 2005.

        Interest rates for the HI Credit Facilities are based upon, at HI's option, either a eurocurrency rate (LIBOR) or a base rate (prime) plus the applicable spread. The applicable spreads vary based on a pricing grid, in the case of eurocurrency based loans, from 1.50% to 4.50% per annum depending on the loan facility and whether specified conditions have been satisfied, and, in the case of base rate loans, from 0.25% to 3.25% per annum. As of December 31, 2003 and December 31, 2002, the average interest rates on the HI Credit Facilities were 5.6% and 5.8%, respectively, excluding the impact of interest rate hedges.

        HI's obligations under the HI Credit Facilities are supported by guarantees of HIH and HI's domestic and certain foreign subsidiaries (collectively, the "HI Guarantors") and HIH, as well as pledges of substantially all their assets, including 65% of the voting stock of certain non-U.S. subsidiaries. Neither Huntsman LLC nor any member of its restricted group is an HI Guarantor.

        The HI Credit Facilities contain covenants relating to incurrence of debt, purchase and sale of assets, limitations on investments, affiliate transactions, change in control provisions and maintenance of certain financial ratios. The financial covenants include a leverage ratio, interest coverage ratio, minimum consolidated net worth level and a limit on capital expenditures. The HI Credit Facilities also limit the payment of dividends generally to the amount required by the members to pay income taxes. Management believes that, as of December 31, 2003, HI is in compliance with the covenants of the HI Credit Facilities.

  Senior Unsecured Notes (HI Senior Notes)

        In March 2002, HI issued $300 million 9.875% Senior Notes (collectively with the HI 2003 Senior Notes, the "HI Senior Notes"). Interest on the HI Senior Notes is payable semi-annually and the HI Senior Notes mature on March 1, 2009. The HI Senior Notes are fully and unconditionally guaranteed on a joint and several basis by the HI Guarantors. The HI Senior Notes are redeemable, in whole or in part, at any time by HI on or prior to March 1, 2006 at 100% of the face value plus a "make whole" premium, as defined in the applicable indenture. After March 1, 2006, the HI Senior Notes may be redeemed, in whole or in part, at a redemption price that declines from 104.937% to 100% after March 1, 2008.

        On April 11, 2003, HI sold an additional $150 million in aggregate principal amount of 9.875% Senior Notes due 2009 (the "HI 2003 Senior Notes"). The offering was priced at 105.25% plus accrued interest from March 1, 2003. HI used approximately $26 million of the net proceeds to repay part of the revolving portion of the HI Credit Facilities. The balance of the net proceeds was used primarily to prepay the next 16 months of scheduled amortization due under the term portion of the HI Credit Facilities.

  Senior Subordinated Notes (HI Subordinated Notes)

        HI also has outstanding $600 million and €450 million 10.125% Senior Subordinated Notes (the "HI Subordinated Notes"). As of December 31, 2003 the aggregate U.S. dollar equivalent of the outstanding HI Subordinated Notes was $1,169.8 million. Interest on the HI Subordinated Notes is payable semi-annually and the HI Subordinated Notes mature on July 1, 2009. The HI Subordinated Notes are fully and unconditionally guaranteed on a joint and several basis by the HI Guarantors. The HI Subordinated Notes are redeemable, in whole or in part, at any time by HI prior to July 1, 2004 at 100% of the face value plus a "make whole" premium, as defined in the applicable indenture. On or after July 1, 2004 the HI Senior Subordinated Notes may be redeemed at 105.063% of the principal amount thereof, declining ratably to par on and after July 1, 2007

        The HI Senior Notes and the HI Subordinated Notes contain covenants relating to the incurrence of debt, limitations on distributions, asset sales and affiliate transactions, among other things. They also contain a change of control provision requiring HI to offer to repurchase the HI Senior Notes and the HI Subordinated Notes upon a change of control. Management believes that HI is in compliance with the covenants of the HI Senior Notes and the HI Subordinated Notes as of December 31, 2003.

  Other Debt

        Included within other debt is debt associated with HI's China MDI project. In January 2003, HI entered into two related joint venture agreements to build MDI production facilities near Shanghai, China. HI owns 70% (a consolidating interest) of one of the joint ventures with Shanghai Chlor-Alkali Chemical Company, Ltd. (the "Splitting JV").

        On September 19, 2003, the Splitting JV obtained secured financing for the construction of the production facilities. The Splitting JV obtained term loans for the construction of its plant in the maximum principal amount of approximately $82.4 million, a working capital credit line in the amount of approximately $35.1 million, and a facility for funding VAT payments in the amount of approximately $0.6 million. As of December 31, 2003, there was $5.0 million in total outstanding debt under the working capital facility. The interest rate on the working capital facility is LIBOR plus 48 basis points, and as of December 31, 2003 was 1.7%. The loans are secured by substantially all the assets of the venture and will be repaid in 16 semi-annual installments, beginning no later than June 30, 2007. The financing is non-recourse to both HI and our Company, but will be guaranteed during the construction phase by affiliates of the joint venture, including Huntsman Holdings. Huntsman Holdings unconditionally guarantees 70% of any amounts due and unpaid by the Splitting JV under the loans described above (except for the VAT facility which is not guaranteed). Huntsman Holdings' guarantees remain in effect until the relevant joint venture has (i) commenced production at least 70% of capacity for at least 30 days, and (ii) achieved a debt service cover ratio of at least 1:1.

        Included within accounts payable, HI maintains a $25 million multicurrency overdraft facility for its European subsidiaries (the "European Overdraft Facility"). As of December 31, 2003, HI had approximately $7.5 million outstanding under the European Overdraft Facility. The European Overdraft Facility is used for daily working capital needs.

  HIH Debt

  Senior Discount Notes and Senior Subordinated Discount Notes (HIH Discount Notes)

        On June 30, 1999, HIH issued senior discount notes ("HIH Senior Discount Notes") and the HIH Senior Subordinated Discount Notes (collectively with the HIH Senior Discount Notes, the "HIH Discount Notes") to ICI with initial stated values of $242.7 million and $265.3 million, respectively. The HIH Discount Notes are due December 31, 2009. Interest on the HIH Discount Notes is paid in kind.

The HIH Discount Notes contain limits on the incurrence of debt, restricted payments, liens, transactions with affiliates, and merger and sales of assets. Management believes that HIH is in compliance with the covenants of the HIH Discount Notes as of December 31, 2003.

        Interest on the HIH Senior Discount Notes accrues at 13.375% per annum. The HIH Senior Discount Notes are redeemable prior to July 2004 for an amount equal to the net present value of 106.688% of the projected July 1, 2004 accreted value and thereafter at stipulated redemption prices declining to 100% of accreted value in 2007.

        The HIH Senior Subordinated Discount Notes had a stated rate of 8% that originally was to reset to a market rate in June 2002 and can be redeemed at 100% of accreted value at any time until June 30, 2004. On December 21, 2001, the terms of the HIH Senior Subordinated Discount Notes were modified, including deferring the reset date until September 2004, at which time the interest rate will reset to a market rate. For financial reporting purposes, the HIH Senior Subordinated Discount Notes were initially recorded at their estimated fair value of $224 million based upon prevailing market rates at June 30, 1999. The modification of the terms resulted in a significant decrease in the present value of the debt and, as a result, the debt was treated effectively as an extinguishment and reissuance of the debt. The debt was recorded using a 16% interest rate, the estimated market rate for the debt as of December 20, 2001.

        As of December 31, 2003 and December 31, 2002, the HIH Senior Discount Notes included $191.9 million and $139.1 million of accrued interest, respectively. As of December 31, 2003 and December 31, 2002, the HIH Senior Subordinated Discount Notes included $112.3 million and $83.8 million of accrued interest, respectively, and $19.2 million and $40.2 million of discount, respectively.

        In connection with the Restructuring, on September 30, 2002, MatlinPatterson contributed its interest in the HIH Senior Subordinated Discount Notes to the Company. On May 9, 2003, the Company completed the purchase of the HIH Senior Subordinated Discount Notes from ICI. As of December 31, 2003, the HIH Senior Subordinated Discount Notes are held by the Company.

        In connection with the restructuring of Huntsman LLC on September 30, 2002, MatlinPatterson contributed its interest in the HIH Senior Subordinated Discount Notes to the Company. On May 9, 2003, the Company completed the purchase of the HIH Senior Subordinated Discount Notes from ICI. As a consequence, the HIH Senior Subordinated Discount Notes are eliminated in consolidation. The difference between the acquisition price and the carrying amount of the HIH Senior Subordinated Discount Notes of $19.6 million has been accounted for as an equity contribution.

  AdMat Debt

  Senior Secured Revolving Credit Facility

        On June 30, 2003, AdMat entered into a senior secured revolving credit facility (the "AdMat Revolving Credit Facility") that provides up to $60 million of borrowing and is secured by a first lien on substantially all of AdMat's assets and those of certain of its subsidiaries. The collateral includes substantially all real property and equipment relating to AdMat's manufacturing plants located at Bergkamen, Germany; Monthey, Switzerland; McIntosh, Alabama; and Duxford, UK. The collateral also includes certain capital stock and intercompany notes of certain subsidiaries of AdMat, and certain other assets, principally including inventory and accounts receivable. AdMat's obligations under the

AdMat Revolving Credit Facility have been initially guaranteed by AdMat's U.S. subsidiary and certain of its non-U.S. subsidiaries (the "AdMat Guarantors"). The AdMat Revolving Credit Facility lenders are parties to an intercreditor agreement (the "AdMat Intercreditor Agreement") with the holders of the AdMat Senior Secured Notes (as defined below).

        The Revolving Credit Facility matures on June 30, 2007. Interest rates, at AdMat's option, are based upon either a Eurocurrency rate (LIBOR) or a base rate (prime), plus an applicable spread. The applicable spreads vary based on a pricing grid. In the case of the Eurocurrency based loans, spreads range from 3.0% to 4.5% per annum depending on whether specified conditions have been satisfied, and, in the case of base rate loans, from 2.0% to 3.5% per annum. As of December 31, 2003, AdMat had not drawn on the AdMat Revolving Credit Facility, but had approximately $16 million of letters of credit issued and outstanding thereunder.

        The AdMat Revolving Credit Facility contains covenants relating to incurrence of additional debt, purchase and sale of assets, limitations on investments, affiliate transactions, change in control and maintenance of certain financial ratios. The financial covenants include a leverage ratio, fixed charge coverage ratio and a limit on capital expenditures. The AdMat Revolving Credit Facility also limits the payment of dividends and distributions generally to the amount required by AdMat's members to pay income taxes. Management believes that AdMat is in compliance with the covenants of the AdMat Revolving Credit Facility As of December 31, 2003.

  Senior Secured Notes

        In connection with the AdMat Transaction, on June 30, 2003, AdMat issued $250 million in aggregate principal amount of its 11% Senior Secured Notes due 2010 (the "AdMat Fixed Rate Notes") and $100 million in aggregate principal amount of its Senior Secured Floating Rate Notes due 2008 (the "AdMat Floating Rate Notes" and, collectively with the AdMat Fixed Rate Notes, the "AdMat Senior Secured Notes"). The $250 million AdMat Fixed Rate Notes bear a fixed rate of interest of 11%, and the AdMat Floating Rate Notes bear interest at a rate per annum equal to LIBOR plus 8.0%, subject to a floor with respect to LIBOR of 2%. As of December 31, 2003, the interest rate on the AdMat Floating Rate Notes was 10%. Interest on the AdMat Floating Rate Notes resets semi-annually. The $100 million of AdMat Floating Rate Notes were issued with an original issue discount of 2%, or for $98 million. The $2 million discount will be amortized to interest expense over the term of the AdMat Floating Rate Notes. Interest is payable on the AdMat Senior Secured Notes semiannually on January 15 and July 15.

        The AdMat Senior Secured Notes are secured by a second lien, subject to the AdMat Intercreditor Agreement, on substantially all the assets that secure the AdMat Revolving Credit Facility. The AdMat Senior Secured Notes effectively rank senior in right of payment to all existing and future obligations of AdMat that are unsecured or secured by liens on the collateral junior to the liens securing the AdMat Senior Secured Notes. The AdMat Senior Secured Notes are initially guaranteed on a senior basis by the AdMat Guarantors.

        The AdMat Fixed Rate Notes are redeemable on or after July 15, 2007 at AdMat's option at a price declining from 105.5% to 100.0% of par value by the year 2009. The AdMat Floating Rate Notes are redeemable on or after July 15, 2005 at AdMat's option at a price declining from 105.0% to 100.0% of par value by the year 2007. At any time prior to July 15, 2007 for the AdMat Fixed Rate Notes and July 15, 2005 for the AdMat Floating Rate Notes, AdMat may redeem all or part of such notes at 100% of their principal amount, plus a "make whole" premium, as defined in the indenture governing the AdMat Senior Secured Notes. In addition, AdMat may redeem up to 35% of the aggregate principal amount of the AdMat Senior Secured Notes at a redemption price of 111% of the principal amount thereof with the net cash proceeds of one or more equity offerings, subject to certain conditions and limitations.

        The AdMat Senior Secured Notes contain covenants relating to the incurrence of debt, limitations on distributions, asset sales and affiliate transactions, among other things. The AdMat Senior Secured Notes also contain a change of control provision requiring AdMat to offer to repurchase the AdMat Senior Secured Notes upon a change of control. Management believes that AdMat is in compliance with the covenants of the AdMat Senior Secured Notes As of December 31, 2003.

  Other Debt

        As of December 31, 2003, AdMat also had $3.1 million of other debt outstanding under credit facilities in Brazil and Turkey. These facilities are primarily revolving credit lines that primarily support the working capital needs of the business and the issuance of letters of credit. A portion of the $3.1 million is backed by letters of credit issued and outstanding under the Revolving Credit Facility.

Scheduled Maturities

        The scheduled maturities of long-term debt by year at December 31, 2003 are as follows (dollars in millions):

Year ending December 31:
2004	$137.1
2005	45.1
2006	139.0
2007	1,637.3
2008	1,131.8
Thereafter	2,819.8

Total	$5,910.1

13.    DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

        The Company is exposed to market risks, such as changes in interest rates, foreign exchange rates and commodity pricing risks. From time to time, the Company enters into transactions, including transactions involving derivative instruments, to manage interest rate exposure, but does not currently hedge for movements in commodities or foreign exchange rates. The Company manages interest rate exposure through a program designed to reduce the impact of fluctuations in variable interest rates and to meet the requirements of certain credit agreements.

        Through the Company's borrowing activities, it is exposed to interest rate risk. Such risk arises due to the structure of the Company's debt portfolio, including the duration of the portfolio and the mix of fixed and floating interest rates. Actions taken to reduce interest rate risk include managing the mix and rate characteristics of various interest bearing liabilities as well as entering into interest rate swaps, collars and options.

Interest Rate Hedging

        As of December 31, 2003 and 2002, the Company had entered into various types of interest rate contracts to manage its interest rate risk on its long-term debt as indicated below (dollars in millions):

	December 31, 2003	December 31, 2002
Pay fixed swaps
Notional amount	$447.5	$258.9
Fair value (loss)	(14.4)	(20.5)
Weighted average pay rate	5.30%	5.60%
Maturing	2004-2007	2003-2007
Interest rate collars
Notional amount	$150.0	$14.1
Fair value (loss)	(4.8)	—
Weighted average cap rate	7.00%	6.50%
Weighted average floor rate	6.25%	4.50%
Maturing	2004	2003

        The Company purchases both interest rate swaps and interest rate collars to reduce the impact of changes in interest rates on its floating-rate long-term debt. Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount. The collars entitle the Company to receive from the counterparties (major banks) the amounts, if any, by which the Company's interest payments on certain of its floating-rate borrowings exceed a certain rate, and require the Company to pay to the counterparties (major banks) the amount, if any, by which the Company's interest payments on certain of its floating-rate borrowings are less than a certain rate.

        Interest rate contracts with a fair value of $19.2 million and $20.5 million were recorded as a component of other noncurrent liabilities as of December 31, 2003 and December 31, 2002, respectively. The fair value of cash flow hedges and interest rate contracts not designated as hedges are $13.0 million and $6.2 million as of December 31, 2003 and $14.8 million and $5.7 million as of December 31, 2002. The changes in the fair value of cash flow hedges resulted in a $4.8 million decrease, a $3.4 million increase and a $0.1 million increase in interest expense, and a $12.4 million decrease, a $3.5 million increase and a $9.4 million decrease in other comprehensive income for the year ended December 31, 2003, 2002 and 2001 respectively. The changes in the fair value of interest rate contracts not designated as hedges resulted in a $6.5 million decrease, a $3.5 million increase and a $0.9 million increase in interest expense for the year ended December 31, 2003, 2002 and 2001, respectively.

        The Company is exposed to credit losses in the event of nonperformance by a counterparty to the derivative financial instruments. The Company anticipates, however, that the counterparties will be able to fully satisfy obligations under the contracts. Market risk arises from changes in interest rates.

Commodity Price Hedging

        As of December 31, 2003, there were no cash flow commodity price hedging contracts recorded in other current assets and other comprehensive income.

        As of December 31, 2003 commodity price hedging contracts designated as fair value hedges are included in the balance sheet as an increase of $0.8 million to other current liabilities and an increase in inventory of $0.5 million.

        Commodity price contracts not designated as hedges are reflected in the balance sheet as $0.5 million and $0.3 million in other current assets and liabilities, respectively, as of December 31, 2003.

        During the year ended December 31, 2003, the Company recorded an increase of $3.0 million in cost of goods sold related to net gains and losses from settled contracts, net gains and losses in fair value price hedges, and the change in fair value on commodity price hedging contracts not designated as hedges.

        The Company may enter into foreign currency derivative instruments to minimize the short-term impact of movements in foreign exchange rates. These contracts are not designated as hedges for financial reporting purposes and are recorded at fair value. As of December 31, 2003 and for the year ended December 31, 2003, the fair value, change in fair value, and realized gains (losses) of outstanding foreign exchange rate hedging contracts were not material.

Foreign Currency Rate Hedging

        The Company may enter into foreign currency derivative instruments to minimize the short-term impact of movements in foreign currency rates. These contracts are not designated as hedges for financial reporting purposes and are recorded at fair value. As of December 31, 2003 and 2002 and for the year ended December 31, 2003 and 2002, the fair value, change in fair value, and realized gains (losses) of outstanding foreign currency rate hedging contracts was not material.

Net Investment Hedging

        Currency effects of net investment hedges produced losses of approximately $68.1 million in other comprehensive income (loss) (foreign exchange translation adjustments) for the years ended December 31, 2003. As of December 31, 2003, there was a cumulative net loss of approximately $126.3 million.

14.    OPERATING LEASES

        The Company leases certain railcars, aircraft, equipment and facilities under long-term lease agreements. The total expense recorded under operating lease agreements in the accompanying consolidated statements of operations is approximately $38.4 million, $36.5 million and $50.0 million for the years ended December 31, 2003, 2002 and 2001, respectively.

        Future minimum lease payments under operating leases as of December 31, 2003 are as follows (dollars in millions):

Year ending December 31:
2004	$44.4
2005	38.5
2006	30.2
2007	26.5
2008	21.1
Thereafter	111.7

$272.4

15.    INCOME TAXES

        The following is a summary of domestic and international provisions for current and deferred income taxes (dollars in millions):

	December 31, 2003	December 31, 2002	December 31, 2001
Income tax expense (benefit):
U.S.
Current	$8.4	$8.1	$(0.4)
Deferred	(12.8)	—	(184.5)
Non-U.S.
Current	26.0	0.4	—
Deferred	9.2	—	—

Total	$30.8	$8.5	$(184.9)

        The effective income tax rate reconciliation is as follows (dollars in millions):

	December 31, 2003	December 31, 2002	December 31, 2001
Loss before income tax	$(289.0)	$(13.7)	$(1,027.6)

Expected benefit at U.S. statutory rate of 35%	$(101.2)	$(4.8)	$(359.7)
Change resulting from:
State taxes net of federal benefit	(5.2)	(0.4)	(30.8)
Minority interest in earnings (losses) of subsidiaries recorded net of income taxes	(0.9)	10.9	(5.0)
Income of foreign affiliates carried on the equity basis recorded net of income taxes	5.2	14.9	7.2
Cancellation of indebtedness income on debt to equity exchange	—	73.8	—
Disallowance of deductions in IRS examination	—	18.5	—
IRS exam interest	3.6	4.4	—
Other	1.0	9.8	(5.2)
Acquisition related foregone foreign tax credits	0.8
Income tax rate differential and other items of foreign consolidated subsidiaries	2.4	5.3	1.0
Change in valuation allowance	125.1	(123.9)	207.6

Total income tax expense (benefit)	$30.8	$8.5	$(184.9)

        The components of loss before income taxes were as follows (dollars in millions):

	December 31, 2003	December 31, 2002	December 31, 2001
Loss before income taxes:
U.S.	$(201.2)	$(13.3)	$(1,022.4)
Non-U.S.	(87.8)	(0.4)	(5.2)

Total	$(289.0)	$(13.7)	$(1,027.6)

        Subsequent to the AdMat Transaction, almost all non-U.S. operations of AdMat are treated as branches of the Company for U.S. income tax purposes and are, therefore, subject to both U.S. and non-U.S. income tax. The pre-tax income by jurisdictional location and the preceding analysis of the income tax provision by taxing jurisdiction may, therefore, not be directly related.

        Components of deferred income tax assets and liabilities are as follows (dollars in millions):

	December 31, 2003	December 31, 2002
Deferred income tax assets:
Net operating loss carryforward	$1,175.8	$378.4
Employee benefits	65.1	53.0
Alternative minimum tax carryforward	36.9	35.0
Intangible assets	148.5	26.1
Foreign tax credits	1.8	—
Other	56.8	51.6

Total	1,484.9	544.1

Deferred income tax liabilities:
Tax depreciation in excess of book depreciation	(1,000.9)	(308.6)
Inventory costing	(14.9)	(24.7)
Basis difference in investment in HIH	(72.2)	(112.9)

Total	(1,088.0)	(446.2)

Net deferred tax asset before valuation allowance	396.9	97.9
Valuation allowance:
Operations	(603.3)	(83.7)
Other comprehensive income	—	(14.2)

Net deferred tax liability	$(206.4)	$(0.0)

Current tax asset	$14.7	$13.0
Current tax liability	(15.1)	—
Noncurrent tax asset	28.8	—
Noncurrent tax liability	(234.8)	(13.0)

Total	$(206.4)	$—

        As of December 31, 2003, the Company has U.S. federal net operating loss carryforwards ("NOLs") of approximately $1,330 million. The NOLs begin to expire in 2020 and fully expire in 2023. The Company also has NOLs of approximately $2,231 million in various non-U.S. jurisdictions. While the majority of the non-U.S. NOLs have no expiration date, $282 million have a limited life and begin to expire in 2004. Because substantially all of the AdMat non-U.S. operations are treated as branches of the Company for U.S. income tax purposes, approximately $10 million of NOLs are reflected in both the U.S. and non-U.S. NOLs.

        AdMat's Luxembourg entities have combined tax net operating loss carryforwards of $1,071 million. As of December 31, 2003, there is a valuation allowance of $301 million against the net tax-effected NOLs of $321 million. The Company is currently exploring initiatives that may result in the dissolution of these entities. The net operating loss carryforwards of these entities would be lost on dissolution.

        The Company has a valuation allowance against its entire U.S. and a material portion of its non-U.S. net deferred tax assets. The first $34.9 million of the AdMat benefit will be used to reduce intangibles and the remainder will be allocated to the income tax provision on the statement of operations. During the period ended December 31, 2003, the Company reversed valuation allowances of $0.8 million, which were used to reduce other intangibles. Additionally, included in the deferred tax assets at December 31, 2003 and 2002 is approximately $7.7 million of cumulative tax benefit related to equity transactions which will be credited to stockholder's equity, if and when realized, after the other tax deductions in the carryforwards have been realized.

        Certain of the Company's NOLs are subject to the "ownership change" rules of Section 382 of the Internal Revenue Code. The Company's use of its NOLs is limited in tax periods following the date of the "ownership change." Based upon the existence of significant "built-in" income items, the resulting effect of the "ownership change" rules on the Company's ability to utilize its NOLs is not anticipated to be material.

        For non-U.S. entities that are not treated as branches for U.S. tax purposes, the Company does not provide for income taxes or benefits on the undistributed earnings of these subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely. In consideration of the Company's structure, upon distribution of these earnings, certain of the Company's subsidiaries would be subject to both income taxes and withholding taxes in the various international jurisdictions. It is not practical to estimate the amount of taxes that might be payable upon such distributions.

        The Company no longer accounts for HIH using the equity method of accounting; effective May 1, 2003 HIH's results of operations are consolidated with the Company's results of operations. For prior periods, the deferred taxes associated with the Company's investment in HIH were presented on the net basis in the investment in HIH. For periods after May 1, 2003, the deferred taxes are presented separately on the net basis differences in the assets of HIH. A separate deferred tax item ("basis difference in investment in HIH") is presented to consider the incremental basis difference in the investment in HIH beyond that already measured through the specific HIH asset and liability basis differences.

        The Company files a U.S. Federal consolidated tax return with HGI. HGI and all of its U.S. subsidiaries (including the Company) are parties to various tax sharing agreements which generally provide that entities will pay their own tax (as computed on a separate-company basis) and be compensated for the use of tax attributes, including NOLs.

16.    OTHER COMPREHENSIVE INCOME (LOSS)

        Other comprehensive income consisted of the following (dollars in millions):

	December 31, 2003		HIH May 1, 2003	December 31, 2002		December 31, 2001		January 1, 2001
	Accumulated income (loss)	Income (loss)	Accumulated income (loss)	Accumulated income (loss)	Income (loss)	Accumulated income (loss)	Income (loss)	Accumulated income (loss)
Foreign currency translation adjustments (net of net investment hedges)	$168.2	$193.3	$(13.2)	$(11.9)	$(8.5)	$(3.4)	$(2.0)	$(1.4)
Unrealized loss on non-qualified plan investments	0.6	0.6	—	—	—	—	(2.1)	2.1
Unrealized loss on derivative instruments	(15.7)	13.9	(14.3)	(15.3)	(5.9)	(9.4)	(9.4)	—
Minimum pension liability	(95.5)	14.0	(87.5)	(22.0)	(17.2)	(4.8)	(0.8)	(4.0)
Minimum pension liability unconsolidated affiliate	(5.6)	(0.2)	(5.4)	—	—	—	—	—
Unrealized loss on securities	0.5	3.3	(2.8)	—	—	—	—	—
Other comprehensive income (loss) of minority interest	(0.5)	(0.5)	—	—	—	—	—	—
Other comprehensive income (loss) of unconsolidated affiliates	9.2	17.2	73.9	(81.9)	41.8	(123.7)	(59.2)	(64.5)

Total	$61.2	$241.6	$(49.3)	$(131.1)	$10.2	$(141.3)	$(73.5)	$(67.8)

        Items of other comprehensive income have been recorded net of tax, with the exception of income permanently reinvested, based upon the jurisdiction where the income or loss was realized.

17.    PREFERRED AND COMMON STOCK

Preferred Stock

        On May 8, 2003, the Company amended its certificate of incorporation to eliminate the preferred stock. At that time, the preferred stock was surrendered. The classes of preferred stock of the Company were similar to those of Huntsman LLC prior to its conversion to a limited liability company. The dividends and liquidation preferences on the Company's preferred stock accumulated from corresponding amounts of prior Huntsman Corporation stock.

        The components of preferred stock were as follows (dollars in millions):

	December 31, 2002
	Book Value	Liquidation Preference
Class A 8% cumulative convertible preferred stock—$0.01 per share par value: 30,869 shares issued and outstanding	$16.0	$51.1
Class B 8% cumulative convertible preferred stock—$0.01 per share par value: 72,000 shares issued and outstanding	72.0	111.9
Class C 12% cumulative convertible preferred stock—$0.01 per share par value: 8,000 shares issued and outstanding	8.0	9.9
Class D 15% cumulative preferred stock—$0.01 per share par value: 3,504 shares issued and outstanding	3.5	4.4

Total	$99.5	$177.3

        Each class of preferred stock had 7.5 million shares authorized as of December 31, 2002 and 2001. The Class A, C and D Preferred each had a liquidation preference of $1,000 per share plus the amount of all accrued but unpaid dividends, whether or not declared. The Class B Preferred had a liquidation preference of $1,000 per share plus an accrued dividend of $142.0274 per share plus the amount of all accrued but unpaid dividends, whether or not declared. The Class A, B, and C Preferred had voting rights and the right to be converted at the option of the shareholder into shares of common stock based upon a conversion ratio determined at the date of conversion. The conversion ratio would have been calculated based on the liquidation preference divided by the fair market value of the common stock determined by an appraiser at the date of conversion. The Company's Class D Preferred was non-voting and not convertible. All classes of preferred stock could have been redeemed by the Company at any time for an amount equal to the liquidation price, as defined above. During 2002 and 2001, no dividends on the preferred stock were declared. At December 31, 2002, the dividends in arrears were approximately $35.1 million, $39.9 million, $1.9 million, and $0.9 million on Class A, Class B, Class C, and Class D Preferred Stock, respectively.

Common Stock

        As of December 31, 2001, the Company's common stock had no par value, 50.0 million shares were authorized and 18.0 million shares were issued and outstanding. On September 30, 2002, the Company's common stock was effectively cancelled and reissued in connection with the formation of the Company. As of December 31, 2003 and 2002, the Company's common stock had $0.01 par value, 250.0 million shares were authorized and 18.0 million shares were issued and outstanding.

18.    EMPLOYEE BENEFIT PLANS

Defined Benefit and Other Postretirement Benefit Plans

        The Company sponsors two noncontributory defined benefit pension plans covering substantially all of its domestic employees and a supplemental executive retirement plan, a non-contributory defined benefit plan covering certain key executives. The Company funds the actuarially computed retirement cost accrued. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

        The Company also sponsors two unfunded postretirement benefit plans other than pensions, which provide medical and life insurance benefits. In 2003, the health care trend rate used to measure the expected increase in the cost of benefits was assumed to be 10% decreasing to 5% after 2007. If the health care cost trend rate assumptions were increased by 1%, the postretirement benefit obligation as of December 31, 2003 would be increased by $10.6 million. The effect of this change on the sum of the service cost and interest cost would be an increase of $1.3 million. If the health care cost trend rate assumptions were decreased by 1%, the postretirement benefit obligation as of December 31, 2003 would be decreased by $9.3 million. The effect of this change on the sum of the service cost and interest cost would be a decrease of $1.1 million.

        The following table sets forth the funded status of the plans and the amounts recognized in the consolidated balance sheets at December 31, 2003 and 2002 (dollars in millions):

	Defined Benefit Plans			Other Postretirement Benefit Plans
	2003		2002	2003		2002
	U.S. Plans	Non-U.S. Plans	U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans
Change in benefit obligation
Benefit obligation at beginning of year	$337.3	$—	$305.3	$111.4	$—	$101.6
Service cost	14.2	27.2	10.5	3.3	—	2.6
Interest cost	26.0	46.6	21.8	8.2	0.2	7.2
Participant contributions	—	3.1	—	—	—	—
Plan amendments	0.1	0.2	0.2	(16.8)	—	(0.4)
Acquisition of HI	84.3	1,401.1	—	16.2	3.4	—
Exchange rate changes	—	160.5	—	—	0.5	—
Other	—	17.9	—	—	0.4	—
Curtailments	—	(1.3)	—	—	—	—
Special termination benefits	—	6.6	—	—	—	—
Actuarial (gain)/loss	41.8	26.6	15.8	26.7	0.1	10.5
Benefits paid	(20.6)	(33.9)	(16.3)	(8.2)	(0.3)	(10.1)

Benefit obligation at end of year	$483.1	$1,654.6	$337.3	$140.8	$4.3	$111.4

Change in plan assets
Fair value of plan assets at beginning of year	$159.6	$—	$182.6	$—	$—	$—
Actual return on plan assets	49.0	88.5	(15.5)	—
Exchange rate changes	—	134.2	—	—	—	—
Acquisition of HI	—	1,112.5	—	—	—	—
Participant contributions	—	3.1	—	—	—	—
Other	—	11.8	—	—	—	—
Administrative expenses	—	(0.7)	—	—	—	—
Company contributions	22.1	27.7	8.8	8.2	0.3	10.1
Settlements/Transfers	47.6	2.0	—
Benefits paid	(20.6)	(33.9)	(16.3)	(8.2)	(0.3)	(10.1)

Fair value of plan assets at end of year	$257.7	$1,345.2	$159.6	$—	$—	$—

Funded status
Funded status	$(225.4)	$(309.4)	$(174.1)	$(140.8)	$(4.2)	$(111.4)
Unrecognized net actuarial (gain)/loss	98.1	426.6	73.3	77.0	1.1	51.2
Unrecognized prior service cost	7.5	6.4	8.4	(19.7)	—	(2.1)
Unrecognized net transition obligation	5.0	3.9	6.1	—	0.4	0.4

Accrued benefit (liability) asset	$(114.8)	$127.5	$(86.3)	$(83.5)	$(2.7)	$(61.9)

Amounts recognized in balance sheet:
Accrued benefit cost recognized in accrued liabilities and other noncurrent liabilities	$(115.4)	$(107.6)	$(122.8)	$(83.6)	$(2.7)	$(61.9)
Prepaid pension cost	0.6	235.1	14.5	—	—	—
Additional minimum liability	(34.9)	(111.0)	—	—	—	—
Other non-current assets	12.8	6.0	—	—	—	—
Accumulated other comprehensive income	22.1	105.0	22.0	—	—	—

Accrued benefit (liability) asset	$(114.8)	$127.5	$(86.3)	$(83.6)	$(2.7)	$(61.9)

        Components of the net periodic benefit costs for the years ended December 31, 2003, 2002 and 2001 are as follows (dollars in millions):

	Defined Benefit Plans				Other Postretirement Benefit Plans
	U.S. plans			Non U.S. plans	U.S. plans			Non U.S. plans
	2003	2002	2001	2003	2003	2002	2001	2003
Service cost	$14.2	$10.5	$12.7	$27.2	$3.1	$2.6	$2.5	$
Interest cost	26.0	21.8	21.1	46.6	7.9	7.2	5.8	0.2
Expected return on assets	(18.1)	(15.5)	(16.9)	(49.0)	—	—	—	—
Amortization of transition obligation	1.1	1.1	1.1	0.6	(0.3)	0.1	0.1	0.1
Amortization of prior service cost	0.9	0.9	1.1	0.4	2.8	(0.2)	(0.2)	—
Amortization of actuarial (gain)/loss	0.9	0.4	0.2	15.1	—	2.0	0.8	0.0

Net periodic benefit cost	$25.0	$19.2	$19.3	$40.9	$13.5	$11.7	$9.0	$0.3

        The following assumptions were used in the above calculations:

	Defined Benefit Plans				Other Postretirement Benefit Plans
	U.S. plans			Non U.S. plans	U.S. plans			Non U.S. plans
	2003	2002	2001	2003	2003	2002	2001	2003
Weighted-average assumptions as of December 31:
Discount rate	6.00%	6.75%	7.25%	5.49%	6.00%	6.75%	7.25%	6.25%
Expected return on plan assets	8.25%	8.25%	9.00%		N/A	N/A	N/A	N/A
Rate of compensation increase	4.00%	4.00%	4.00%	3.76%	4.00%	4.00%	4.00%	3.76%

        The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the defined benefit plans with accumulated benefit obligations in excess of plan assets were as follows (dollars in millions):

	U.S. plans		Non U.S. Plans
	2003	2002	2003
Projected benefit obligation	$483.1	$337.3	$1,654.6
Accumulated benefit obligation	402.6	286.0	1,370.2
Fair value of plan assets	257.7	159.6	1,345.2

        Expected future contributions and benefit payments are as follows for the U.S. plans (dollars in millions):

	Defined Benefit Plans	Other Postretirement Benefit Plans
2004 expected employer contributions:
To plan trusts	$25.5	$
To plan participants	3.9		9.6
Expected benefit payments:
2004	19.3		9.6
2005	19.5		9.7
2006	20.0		9.8
2007	21.3		9.7
2008	22.2		9.5
2009-2013	140.1		47.7

        The asset allocation for the Company's U.S. pension plans at the end of 2003 and the target allocation for 2004, by asset category, follows. The fair value of plan assets for these plans is $257.8 million at the end of 2003. The expected long term rate of return on these assets was 8.25% in 2003.

Asset category	Target Allocation 2004	Allocation at December 31, 2003
Large Cap Equities	20%-40%	28%
Small/Mid Cap Equities	15%-25%	21%
International Equities	10%-20%	15%
Fixed Income/Real Estate	10%-30%	24%
Cash	0%-10%	12%

Total		100%

        Equity securities in the Company's U.S. pension plan did not include any equity securities of the Company or its affiliates at the end of 2003.

        The Company's pension plan assets are managed by outside investment managers; assets are rebalanced based upon market opportunities and the consideration of transactions costs. The company's strategy with respect to pension assets is to pursue an investment plan that, over the long term is expected to protect the funded status of the plan, enhance the real purchasing power of plan assets, and not threaten the plan's ability to meet currently committed obligations.

Defined Contribution Plans

        The Company has a money purchase pension plan covering substantially all of its domestic employees who have completed at least two years of service. Employer contributions are made based on a percentage of employees' earnings (ranging up to 8%).

        The Company also has a salary deferral plan covering substantially all domestic employees. Plan participants may elect to make voluntary contributions to this plan up to a specified amount of their compensation. The Company contributes an amount equal to one-half of the participant's contribution, not to exceed 2% of the participant's compensation.

        The Company's total combined expense for the above defined contribution plans for the years ended December 31, 2003, 2002 and 2001 was approximately $12.8 million, $11.9 million and $12.5 million, respectively.

Equity Deferral Plan

        Effective July 1, 1999, the Company adopted the Huntsman Equity Deferral Plan (the "Equity Plan"). Under the terms of the Equity Plan, selected officers and key employees had a portion of their compensation deferred and contributed that deferred compensation to the Equity Plan.

        For each $1 which was contributed to the Equity Plan, the Company credited an additional $0.50 to the account of the contributing plan participant. Plan participants deferred up to 50% of salary and up to 100% of bonus, up to a maximum of $250,000. The amounts contributed to the Equity Plan were considered invested in phantom shares of Company stock. After participating in the Equity Plan for a period of eight years, the participant could have elected to have all or a portion of accumulated Equity Plan credits paid in cash or credited to another salary deferred plan adopted by the Company. Amounts credited by the Company to a participant's Equity Plan account under the $0.50 matching provision became vested to the participant five years from the date of each matching contribution.

        During 2001, the Equity Plan was liquidated and accounts were paid out to those employees participating in the Plan.

Supplemental Salary Deferral Plan and Supplemental Executive Retirement Plan

        Effective September 27, 2001, the Company terminated the Huntsman Supplemental Salary Deferral Plan ("SSDP"), a non-qualified deferred compensation plan, and paid out the amounts which participants were entitled to receive under the terms of the plan. The Company also amended the portion of the Huntsman Supplemental Executive Retirement Plan ("SERP") related to the Huntsman Money Purchase Pension Plan to provide for the payout to participants of amounts participants were entitled to receive under that portion of the SERP.

        Effective January 1, 2003, the Company created the Huntsman Supplemental Savings Plan ("SSP"). This is a non-qualified plan covering key management employees of Huntsman LLC and its participating affiliates. This plan allows participants to defer amounts that would otherwise be paid as compensation. The participant can defer up to 50% of their salary and up to 82% of their bonus each year. This plan also provides benefits that would be provided under the Huntsman Salary Deferral Plan if that plan were not subject to legal limits on the amount of contributions that can be allocated to an individual in a single year.

        During the year ended December 31, 2003, the Company expensed $1.1 million for the SSP and the SERP. During the year ended December 31, 2002, the Company expensed $0.4 million for the SERP. The net amount of income recorded for the year ended December 31, 2001 for the Equity Plan, the SSDP and the SERP, which primarily related to the plan payouts, was $3.2 million.

Equity Appreciation Rights Plan

        Under the terms of the Equity Appreciation Rights Plan, the Company grants equity appreciation rights ("EARs") to key management employees. The EARs vest at a rate of 25% per year, beginning with the first anniversary of the date of grant and can be exercised anytime within ten years of the date of grant. During the year ended December 31, 2001, 1,065,700 EARs were granted to employees. No awards were granted during the years ended December 31, 2002 or 2003. The EARs entitle the employees to receive an amount equal to the increase in the value of a phantom share of Company stock since the date of the grant multiplied by the number of rights granted. There is no right under the EARs to receive any form of stock or equity interest in the Company or any other entity. Compensation expense is recorded for the increase in the value of the rights. No compensation expense was recorded for the years ended December 31, 2003, 2002 or 2001.

        The Company is reviewing possible alternative incentive compensation programs and may allow selected participants to exchange EARs for rights in an alternative program.

International Plans

        International employees are covered by various post employment arrangements consistent with local practices and regulations. Such obligations are included in the consolidated financial statements in other long-term liabilities.

19.    RELATED PARTY TRANSACTIONS

        The accompanying consolidated financial statements of the Company include the following balances not otherwise disclosed with affiliates of the Company (dollars in millions):

	December 31, 2003	December 31, 2002
Trade receivables:
HIH	$—	$31.7
Other unconsolidated affiliates	11.5	0.3
Other receivables:
HIH	—	15.4
Other unconsolidated affiliates	—	0.7
Trade accounts payable:
HIH	—	12.0
Other accounts payable:
HIH	—	4.3
Other unconsolidated affiliates	25.2	—

        The Company shares services and resources with HIH and its subsidiaries. In accordance with various agreements with HIH, the Company provides management and operating services and supplies certain raw materials. The accompanying consolidated financial statements of the Company include the following transactions not otherwise disclosed with affiliates, officers and employees of the Company (dollars in millions):

	December 31, 2003	December 31, 2002	December 31, 2001
Sales to:
HIH	$76.3	$162.1	$163.3
Other unconsolidated affiliates	16.6	4.1	17.0
Other income from:
Other unconsolidated affiliates	—	—	5.8
Inventory purchases from:
HIH	53.0	57.7	73.8
Other unconsolidated affiliates	261.4	—	—
Operating expenses allocated (to)/from:
HIH	(22.3)	(64.5)	(54.2)
Other affiliates	—	2.4	0.8

        AdMat shares numerous services and resources with HLLC.

20.    COMMITMENTS AND CONTINGENCIES

        The Company has various purchase commitments extending through 2023 for materials and supplies entered into in the ordinary course of business. The purchase commitments are contracts that require minimum volume purchases. Certain contracts allow for changes in minimum required purchases volumes in the event of a temporary or permanent shutdown of a facility. The contractual purchase price for substantially all of these contracts require minimum payments, even if no volume is purchased. These contracts approximate $46 million annually through 2013, decreasing to approximately $33 million through 2017. Historically, the Company has not made any minimum payments under its take or pay contracts.

        The Company is involved in litigation from time to time in the ordinary course of its business. In management's opinion, after consideration of indemnifications, none of such litigation is material to the Company's financial condition or results of operations.

21.    FAIR VALUE OF FINANCIAL INSTRUMENTS

	2003		2002
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(Dollars in millions)
Non-qualified employee benefit plan investments	$2.7	$2.7	$0.1	$0.1
Long-term debt	5,910.1	6,142.7	1,736.1	1,688.6

Long-Term Debt

        Interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities are used to estimate fair value for debt issues that are not quoted on an exchange.

Other Financial Instruments

        The carrying amount reported in the balance sheets for cash and cash equivalents, accounts receivable, and accounts payable approximates fair value because of the immediate or short-term maturity of these financial instruments.

        The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2003 and 2002. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

22.    ENVIRONMENTAL MATTERS

  General

        The Company is subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, the Company is subject to frequent environmental inspections and monitoring by governmental enforcement authorities. In addition, the Company's production facilities require operating permits that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of environmental laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial fines and civil or criminal sanctions. Moreover, changes in environmental regulations could inhibit or interrupt the Company's operations, or require it to change its equipment or operations, and any such changes could have a material adverse effect on the Company's businesses. Accordingly, environmental or regulatory matters may cause the Company to incur significant unanticipated losses, costs or liabilities.

Environmental Capital Expenditures And Accruals

        The Company may incur future costs for capital improvements and general compliance under environmental and safety laws, including costs to acquire, maintain and repair pollution control equipment. Management estimates that capital expenditures for environmental and safety matters during 2004 will be approximately $74.8 million for Huntsman LLC (excluding HIH) and approximately $39.7 million for HIH. However, since capital expenditures for these matters are subject to evolving regulatory requirements and depend, in part, on the timing, promulgation and enforcement of specific requirements, the Company cannot provide assurance that material capital expenditures beyond those currently anticipated will not be required under environmental and safety laws.

        The Company has established financial reserves relating to anticipated environmental restoration and remediation programs, as well as certain other anticipated environmental liabilities. Management believes these reserves are sufficient for known requirements. Liabilities are recorded when potential liabilities are either known or considered probable and can be reasonably estimated. The Company's liability estimates are based upon available facts, existing technology and past experience. A total of approximately $34.9 million has been accrued related to environmental related liabilities as of December 31, 2003, including approximately $17.5 million related to Huntsman LLC (excluding HIH) and $17.4 million related to HIH. However, no assurance can be given that all potential liabilities arising out of the Company's present or past operations have been identified or fully assessed or that its future environmental liabilities will not be material.

Potential Liabilities

        Given the nature of the Company's business, violations of environmental laws may result in restrictions imposed on its operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on its business, financial condition, results of operations or cash flows. The Company is aware of the following matters and believes (1) the reserves related to these matters to be sufficient for known requirements, and (2) the ultimate resolution of these matters will not have a material impact on its results of operations or financial position:

        On October 1, 2003, the U.S. Environmental Protection Agency ("EPA") sent the Company an information request under section 114 of the federal Clean Air Act. The request seeks information regarding all upset releases of air contaminants from the Port Arthur plant for the period from August 1999 to August 2003. Four other companies with plants located in Port Arthur also received similar requests. The Company responded in a timely manner to the request. Whether this request will result in an enforcement action being initiated against the Company is unknown at this time.

        On December 11, 2002, the U.S. Fifth Circuit Court of Appeals reversed approval by the EPA of the Beaumont-Port Arthur ("BPA") State Implementation Plan thereby forcing EPA to revise the attainment status of BPA. EPA has announced, but not formally proposed, that they will designate the area as in "serious" non-attainment. This change may, but is not likely to, require additional controls and/or work practices to meet the yet undefined regulatory requirements for nitrogen oxides and volatile organic compounds. The Company cannot predict the outcome of the EPA assessment but believes that any additional capital required above the existing operating plans of its plants in Port Arthur and Port Neches, Texas will not be material.

        On June 27, 2003, the Company received a Notice of Enforcement from the Texas Commission on Environmental Quality (the "TCEQ," formerly the Texas Natural Resource Conservation Commission or TNRCC) with respect to its aromatics and olefins plant in Port Arthur, Texas for alleged violations identified by the agency during an April 2003 air quality inspection. No penalty demand has yet been made by the TCEQ, although a penalty is possible.

        On June 25, 2003, a group of more than 500 plaintiffs filed a lawsuit in state district court in Beaumont, Texas against six local chemical plants and refineries, including the Company. The lawsuit alleges that the refineries and chemical plants discharge chemicals that cause health problems for area residents. The claim does not specify a dollar amount, but seeks damages for heath impacts as well as property value losses. The suit is based on emissions data from reports that these plants filed with the TCEQ.

        On October 6, 2002, a leak of sulphuric acid from two tanks located near the Company's Whitehaven, U.K. plant was discovered. About 342 to 347 tonnes of acid were released onto the ground and into the soil near the tanks. Although the Company took immediate steps to contain the spillage and recover acid, a quantity of acid reached a nearby beach via a geological fault. The Company believes that it did not own the tanks; however, it did own the acid in the tanks. The U.K. Health and Safety Executive has issued three Improvement Notices requiring corrective action with which the Company is complying. The U.K. Environment Agency conducted an investigation and has provided notice by letter that a prosecution is being initiated against the Company. Although the

Company can give no assurances, based on currently available information and management's understanding of similar investigations and penalties in the past, the Company believes that if it is ultimately found to be legally responsible for the spill, the probable penalties or the cost of any additional corrective action would not be material to its financial position or results of operations.

        By letter dated February 27, 2004, the U.S. Forest Service provided notice to the Company that it was considered to be a potentially responsible party ("PRP") under the federal Superfund law for the release of hazardous substances at the North Maybe Mine, located about 13 miles northeast of Soda Springs, Idaho. The mining site includes an inactive open pit phosphorus mine, associated overburden piles and affected downstream lands. The Company has been identified as a PRP because Huntsman Polymers is viewed by the Forest Service as the successor to El Paso Products Company, which is alleged to have leased the site from 1964-1972 and mined the site from 1965-1967. In its letter, the Forest Service requests that the Company "participate in the development and funding of a Site Investigation (SI) and Engineering Evaluation/Cost Analysis (EE/CA) under an Administrative Order of Consent (AOC)." The Forest Service further indicates that the Company is to give notice to the Forest Service within 15 days of the date of the letter whether it is willing to negotiate an AOC. The Company has communicated with the U.S. Forest Service, it is in the process of investigating the matter and it is continuing to evaluate its options.

        By letter of March 8, 2004, Kraft Foods Inc. ("Kraft") notified the Company that "Rexene Polyolefins, a Division of Dart Industries, Inc." had been included among about 90 corporate defendants in a private lawsuit seeking damages from former users of the Malone Services hazardous waste disposal facility in Texas City, Texas. The plaintiffs are the current owners of the site; they purchased the site out of bankruptcy in 1999 to operate it as a hazardous waste site. They complain that they are now unable to do so because it has been declared a Superfund site. Kraft is the successor in interest to Dart Industries, Inc. ("Dart"). Dart was a joint venturer with El Paso Products Company in Rexene Polyolefins ("Rexene") which, for a period of years, operated a plant in Bayport, Texas. That plant was sold to Lyondell Chemical Company in 1990. From a preliminary review of EPA records, Kraft indicates that Rexene shipped waste to the Malone Services site from September 1976 to November 1980; EPA estimates Rexene's volumetric percentage for waste shipped to the site as 0.37893%. Kraft is seeking a joint cost-sharing arrangement with the Company regarding this case. The Company already has a 50/50 cost-sharing arrangement with Kraft regarding the Turtle Bayou Superfund site. Waste shipped prior to August 31, 1979, is potentially subject to a 50/50 arrangement with Kraft. The Company is evaluating the documentary evidence and will respond to Kraft's letter in due course. It is currently unclear what the potential liability for the Company might be in this matter.

        The Company has been named as a "premises defendant" in a number of asbestos exposure lawsuits. These suits often involve multiple plaintiffs and multiple defendants, and, generally, the complaint in the action does not indicate which plaintiffs are making claims against a specific defendant, where the alleged injuries were incurred or what injuries each plaintiff claims. These facts must be learned through discovery. There are currently 43 asbestos exposure cases pending against the Company. Among the cases currently pending, management is aware of one claim of mesothelioma. The Company does not have sufficient information at the present time to estimate any liability in these cases. Although the Company cannot provide specific assurances, based on management's understanding of similar cases, management believes that the Company's ultimate liability in these cases will not be material to its financial position or results of operations.

        Under the European Union ("EU") Integrated Pollution Prevention and Control Directive ("IPPC"), EU member governments are to adopt rules and implement a cross-media (air, water, waste) environmental permitting program for individual facilities. The U.K. was the first EU member government to request IPPC permit applications from the Company. In the U.K., the Company has submitted several applications and, very recently, negotiated and received its first IPPC permits. Based upon the terms of these permits, the Company does not anticipate that it will have to make material capital expenditures to comply. Other IPPC permits are under review by the U.K. Environment Agency. The Company is not yet in a position to know with certainty what the other U.K. IPPC permits will require, and it is possible that the costs of compliance could be material; however, the Company believes, based upon its experience to date, that the costs of compliance with IPPC permitting in the U.K. will not be material to its financial condition or results of operations. Additionally, the IPPC directive has recently been implemented in France, and similar to the Company's operations in the U.K., the Company does not anticipate having to make material capital expenditures to comply.

        With respect to the Company's facilities in other EU jurisdictions, IPPC implementing legislation is not yet in effect, or it has not yet been required to seek IPPC permits. Accordingly, while the Company expects to incur additional future costs for capital improvements and general compliance under IPPC requirements in these jurisdictions, at the present time the Company is unable to determine whether or not these costs will be material. Accordingly, the Company cannot provide assurance that material capital expenditures and compliance costs will not be required in connection with IPPC requirements.

        The Company has incurred, and may in the future incur, liability to investigate and clean up waste or contamination at its current or former facilities or facilities operated by third parties at which it may have disposed of waste or other materials. Similarly, the Company may incur costs for the cleanup of wastes that were disposed of prior to the purchase of its businesses. Under some environmental laws, the Company may be jointly and severally liable for the costs of environmental contamination on or from its properties and at off-site locations where it disposed of or arranged for the disposal or treatment of hazardous wastes and may incur liability for damages to natural resources. For example, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and similar state laws, a current owner or operator of real property may be liable for such costs regardless of whether the owner or operator owned or operated the real property at the time of the release of the hazardous substances and regardless of whether the release or disposal was in compliance with law at the time it occurred. In addition, under the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and similar state laws, as the holder of permits to treat or store hazardous wastes, the Company may, under some circumstances, be required to remediate contamination at or from its properties regardless of when the contamination occurred. For example, the Company's Odessa and Port Neches facilities in Texas both are the subject of ongoing RCRA remediation. Based on current information and past costs relating to these matters, the Company does not believe such matters will have a material adverse effect. There can be no assurance, however, that any such matters will not have a material adverse effect on the Company.

        Some of the Company's recently acquired AdMat manufacturing sites have an extended history of industrial chemical manufacturing and use, including on-site waste disposal. With respect to the Advanced Materials business, the Company is aware of soil, groundwater and surface water contamination from past operations at some of its sites, and it may find contamination at other sites in the future. For example, the Company is aware that there is significant contamination, largely related to a landfill and lagoons, at its McIntosh, Alabama plant site. Further, soil and groundwater contamination have been identified at its plants in Duxford, UK and Monthey, Switzerland. The contamination at Duxford affects groundwater which is part of a major aquifer used as a source of process and drinking water on site. Pursuant to certain agreements executed in connection with the May 2000 leveraged buyout of Vantico from Ciba Specialty Chemicals Holdings Inc. ("Ciba"), the Company expects that Ciba will have primary financial responsibility for such matters, although it may be required to contribute to the costs of remediation in certain instances. Based on available information and the indemnification rights the Company believes are likely to be available, the Company believes that the costs to investigate and remediate known contamination will not have a material adverse effect on its business, financial condition, results of operations or cash flows; however, if such indemnities are unavailable or do not fully cover the costs of investigation and remediation or the Company is required to contribute to such costs, and if such costs are material, then such expenditures may have a material adverse effect on its business, financial condition, results of operations or cash flows.

        In addition to the Company's Advanced Materials business, the Company is aware that there is or may be soil or groundwater contamination at some of its other facilities resulting from past operations. Based on available information and the indemnification rights (including indemnities provided by ICI, The Rohm and Haas Company, Rhodia S.A. and Dow Chemical, for the facilities that each of them transferred to the Company), the Company believes that the costs to investigate and remediate known contamination will not have a material adverse effect on its financial condition, results of operations or cash flows; however, the Company cannot give any assurance that such indemnities will fully cover the costs of investigation and remediation, that it will not be required to contribute to such costs or that such costs will not be material.

        In addition, the Company has been notified by third parties of claims against it or its subsidiaries for cleanup liabilities at certain former facilities and other third party sites, including Belpre, Ohio (a former facility);Georgetown Canyon, Idaho (an alleged former property); Aerex Refinery, Bloomfield, New Mexico (an alleged former property); Turtle Bayou Superfund Site, Texas (an alleged off-site disposal location); the Martin Aaron Superfund Site, Camden, New Jersey (an off-site disposal and reconditioning facility); the Gulf Nuclear Sites in Odessa and near Houston, Texas (off-site waste handling sites), Fort Gratiot Sanitary Landfill near Marysville, Michigan (an off-site disposal location), Star Lake Superfund Site, Texas (located near the Port Neches facility) and the San Angelo Electric Service Company Site, San Angelo, Texas (an alleged OCB-handling site). With respect to the first five matters, which are under investigation, the Company is unable to determine whether such liabilities may be material to it because it does not have information sufficient to evaluate these claims. With respect to the final four matters, based on current information and past experience, the Company does not believe such matters will have a material adverse effect on it.

        Based upon currently available information, the Company does not anticipate that any of the potential liabilities referenced above will materially adversely affect its financial position or results of operations.

Settled Matters

        The TCEQ and the Company settled outstanding allegations of environmental regulatory violations at the Company's Port Neches, Texas, facilities on May 29, 2003. The settlement imposes penalties totaling $352,250 and requires enhanced air monitoring around the C4 plant, an air compliance audit performed by an outside consultant at that plant, and application for an air emissions permit for the joint wastewater treatment plant that services all of the Port Neches facilities. Although management does not anticipate it, it is possible that the terms of a joint wastewater treatment plant air permit, which will likely be issued as a result of the settlement, may cause the Company to incur costs that could be material.

        The State of Texas settled an air enforcement case with the Company relating to its Port Arthur plant on May 13, 2003. Under the settlement, the Company is required to pay a civil penalty of $7.5 million over more than four years, undertake environmental monitoring projects totaling about $1.5 million in costs, and pay $375,000 in attorney's fees to the Texas Attorney General. Thus, far, the Company has paid $850,000 toward the penalty and $375,000 for the attorney's fees; the monitoring projects are underway and on schedule. It is not anticipated that this settlement will have a material adverse effect on the Company's financial position.

        By a Notice of Enforcement letter dated March 6, 2003, the Company was notified by the TCEQ of a probable enforcement action arising out of the inspection of the Freeport, Texas facility on December 16-19, 2002. Seven types of violations relating to the Texas Clean Air Act requirements were cited. After extensive communications with the TCEQ regarding the validity of the allegations, the TCEQ determined that the imposition of penalties was inappropriate. This matter has been dropped.

        During 2002 and 2003, the Company voluntarily removed filter salts from a property previously operated by Almagrera in Spain. Almagrera supplied sulphuric acid to one of the Company's subsidiaries. Under an agreement with Almagrera, the subsidiary had for some time supplied filter salts to Almagrera to be used in the manufacture of sulphuric acid. When Almagrera filed for bankruptcy and closed its plant in 2001, a large quantity of stored filter salts was found on its premises, far from its normal warehouse. The Company spent $2.2 million to remove and dispose of the salts. The project has been completed.

MTBE Developments

        The use of MTBE is controversial in the United States and elsewhere and may be substantially curtailed or eliminated in the future by legislation or regulatory action. The presence of MTBE in some groundwater supplies in California and other states (primarily due to gasoline leaking from underground storage tanks) and in surface water (primarily from recreational watercraft) has led to public concern about MTBE's potential to contaminate drinking water supplies. Heightened public awareness regarding this issue has resulted in state, federal and foreign initiatives to rescind the federal oxygenate requirements for reformulated gasoline or restrict or prohibit the use of MTBE in particular. For example, the California Air Resources Board adopted regulations that prohibit the addition of MTBE to gasoline as of January 1, 2004. Certain other states have also taken actions to restrict or eliminate the future use of MTBE. In connection with its ban, the State of California requested that the EPA waive the federal oxygenated fuels requirements of the federal Clean Air Act for gasoline sold in California. The EPA denied the State's request on June 12, 2001. Certain of the state bans, including California's ban, have been challenged in court as unconstitutional (in light of the Clean Air Act). On June 4, 2003, a federal court of appeals rejected such a challenge to California's ban, ruling that the ban is not pre-empted by the Clean Air Act.

        Bills have been introduced in the U.S. Congress to curtail or eliminate the oxygenated fuels requirements in the Clean Air Act, or curtail MTBE use. To date, no such legislation has become law,

but such legislation is being considered by Congress and could result in a federal ban on the use of MTBE in gasoline. In addition, on March 20, 2000, the EPA announced its intention, through an advanced notice of proposed rulemaking, to phase out the use of MTBE under authority of the federal Toxic Substances Control Act. In its notice, the EPA also called on the U.S. Congress to restrict the use of MTBE under the Clean Air Act.

        In Europe, the EU issued a final risk assessment report on MTBE on September 20, 2002. While no ban of MTBE was recommended, several risk reduction measures relating to storage and handling of MTBE-containing fuel were recommended. Separate from EU action, Denmark entered into a voluntary agreement with refiners to reduce the sale of MTBE in Denmark. Under the agreement, use of MTBE in 92- and 95-octane gasoline in Denmark ceased by May 1, 2002; however, MTBE is still an additive in a limited amount of 98-octane gasoline sold in about 100 selected service stations in Denmark.

        Any phase-out or other future regulation of MTBE in other states, nationally or internationally may result in a significant reduction in demand for the Company's MTBE and may result in a material loss in revenues or material costs or expenditures. In the event that there should be a phase-out of MTBE in the United States, the Company believes it will be able to export MTBE to Europe or elsewhere or use its co-product TBA to produce saleable products other than MTBE. If the Company opts to produce products other than MTBE, necessary modifications to our facilities may require significant capital expenditures and the sale of the other products may produce a materially lower level of cash flow than the sale of MTBE.

        In addition, while the Company has not been named as a defendant in any litigation concerning the environmental effects of MTBE, it cannot provide assurances that it will not be involved in any such litigation or that such litigation will not have a material adverse effect on its business, financial condition, results of operations or cash flows. In 2003, the U.S. House of Representatives passed a version of an energy bill that contained limited liability protection for producers of MTBE. The Senate's version of the bill did not have liability protection. The issue was one of the reasons that a compromise energy bill was not passed. Whether a compromise will be reached on this legislation in 2004, and whether any compromise will provide liability protection for producers, are unknown. In any event, the liability protection provision in the House bill applied only to defective product claims; it would not preclude other types of lawsuits.

REACH Developments

        On October 29, 2003, the European Commission adopted a proposal for a new EU regulatory framework for chemicals. Under this proposed new system called "REACH" (Registration, Evaluation and Authorisation of Chemicals), enterprises that manufacture or import more than one ton of a chemical substance per year would be required to register such manufacture or import in a central database. The REACH initiative, as proposed, would require risk assessment of chemicals, preparations (e.g., soaps and paints) and articles (e.g., consumer products) before those materials could be manufactured or imported into EU countries. Where warranted by a risk assessment, hazardous substances would require authorizations for their use. This regulation could impose risk control strategies that would require capital expenditures by the Company. As proposed, REACH would take effect in stages over the next decade. The impacts of REACH on the chemical industry and on the Company are unclear at this time because the parameters of the program are still being actively debated. Nevertheless, it is possible that REACH, if implemented, would be costly to the Company.

23.    OTHER INCOME (EXPENSE)

        Other income (expense) is comprised of the following significant items (dollars in millions):

	December 31, 2003	December 31, 2002	December 31, 2001
Insurance settlement proceeds in excess of book value of equipment	$—	$—	$6.0
Loss on sale of non-qualified plan securities	—	—	(4.2)
Loss on sale of exchangeable preferred stock	—	—	(7.0)
Loss on early extinguishment of debt	—	(6.7)	(1.1)
Dividend on exchangeable preferred stock	—	—	5.8
Other		(0.9)	1.1

Total	$—	$(7.6)	$0.6

24.    OPERATING SEGMENT INFORMATION

        The Company derives its revenues, earnings and cash flows from the manufacture and sale of a wide variety of differentiated and commodity chemical products. The HIH Consolidation Transaction and the AdMat Transaction have caused changes in the Company's operating segments. Prior to the HIH Consolidation Transaction, the Company reported its operations through three principal operating segments. After the HIH Consolidation Transaction, but prior to the AdMat Transaction, the Company reported its operations through five segments. Following the AdMat Transaction, the Company reports its operations through six segments: Polyurethanes, Advanced Materials, Performance Products, Polymers, Pigments and Base Chemicals.

        The major products of each reportable operating segment are as follows:

Segment	Products
Polyurethanes	MDI, TDI, TPU, polyols, aniline, PO and MTBE
Advanced Materials	Epoxy resin compounds, cross-linkers, matting agents, curing agents, epoxy, acrylic and polyurethane-based adhesives and tooling resins and sterolithography tooling resins
Performance Products	Amines, surfactants, linear alkylbenzene, maleic anhydride, other performance chemicals, and glycols
Polymers	Ethylene (produced at the Odessa, Texas facilities primarily for internal use), polyethylene, polypropylene, expandable polystyrene, styrene and other polymers
Pigments	Titanium dioxide
Base Chemicals	Olefins (primarily ethylene and propylene), butadiene, MTBE, benzene, cyclohexane and paraxylene

        Sales between segments are generally recognized at external market prices.

	Year Ended December 31, 2003(3)	Year Ended December 31, 2002	Year Ended December 31, 2001
Net Sales:
Polyurethanes	$1,562.4	$—	$—
Advanced Materials	517.8	—	—
Performance Products	1,507.7	1,028.2	1,077.6
Polymers	1,155.5	840.2	820.6
Pigments	678.9	—	—
Base Chemicals	2,152.7	996.2	1,051.3
Eliminations	(494.1)	(203.6)	(192.1)

Total	$7,080.9	$2,661.0	$2,757.4

Segment EBITDA(1):
Polyurethanes	$176.0	$—	$—
Advanced Materials	38.6	—	—
Performance Products	125.6	164.4	127.7
Polymers	80.8	74.7	(550.6)
Pigments	64.7	—	—
Base Chemicals	40.7	44.7	63.1
Corporate and other(2)	(52.9)	(132.6)	(231.1)

Total	$473.5	$151.2	$(590.9)

Segment EBITDA(1)	$473.5	$151.2	$(590.9)
Interest expense, net	(409.1)	(181.9)	(239.3)
Income tax benefit (expense)	(30.8)	(8.5)	184.9
Cumulative effect of accounting change	—	169.7	0.1
Depreciation and amortization	(353.4)	(152.7)	(197.5)

Net loss	$(319.8)	$(22.2)	$(842.7)

Depreciation and Amortization:
Polyurethanes	$96.0	$—	$—
Advanced Materials	27.3	—	—
Performance Products	53.7	68.9	68.3
Polymers	51.4	45.7	87.5
Pigments	44.2	—	—
Base Chemicals	60.8	46.7	48.2
Corporate and other(2)	20.0	(8.6)	(6.5)

Total	$353.4	$152.7	$197.5

Capital Expenditures:
Polyurethanes	$25.6	$—	$—
Advanced Materials	5.8	—	—
Performance Products	40.6	26.5	34.1
Polymers	25.9	18.3	21.0
Pigments	42.4	—	—
Base Chemicals	39.0	15.5	18.5
Corporate and other(2)	11.7	9.9	2.8

Total	$191.0	$70.2	$76.4

Total Assets:
Polyurethanes	$3,733.9	$—	$—
Advanced Materials	900.7	—	—
Performance Products	1,085.6	694.3	794.1
Polymers	776.2	786.5	775.5
Pigments	1,554.5	—	—
Base Chemicals	1,676.0	453.8	499.4
Corporate and other(2)	3,597.2	812.6	288.8
Eliminations	(4,586.7)	—	—

Total	$8,737.4	$2,747.2	$2,357.8

(1)
EBITDA is defined as net loss before interest, income taxes, depreciation and amortization and cumulative effect of accounting change.

(2)
EBITDA from corporate and other items includes unallocated corporate overhead, loss on sale of accounts receivable, foreign exchange gains or losses and other non-operating income (expense).

(3)
Prior to May 2003, the Company accounted for its investment in HIH on the equity method of accounting due to the significant participating rights formerly granted to ICI pursuant to the HIH limited liability company agreement. As a consequence of the Company's 100% direct and indirect ownership of HIH and the resulting termination of ICI's participation rights, the Company is considered to have a controlling financial interest in HIH. Accordingly, HIH is no longer accounted for by the Company under the equity method of accounting, and effective May 1, 2003 HIH is consolidated with the results of the Company. On June 30, 2003, affiliates of the Company completed the AdMat Transaction. AdMat has been included in the consolidated financial statements of the Company as of June 30, 2003. These changes have resulted in changes in the Company's operating segments. Previously, the Company reported its operations through three principal operating segments: Performance Products, Polymers and Base Chemicals. With the consolidation of HIH and AdMat, the Company now reports its operations through six segments:

  Polyurethanes, Advanced Materials, Performance Products, Polymers, Pigments and Base Chemicals.

	December 31,
	2003	2002	2001
By Geographic Area
Net sales:
United States	$4,207.6	$2,491.5	$2,573.8
United Kingdom	1,296.7	8.1	8.6
Netherlands	709.7	—	—
Other nations	866.9	161.4	175.0

Total	$7,080.9	$2,661.0	$2,757.4

Long-lived assets(1):
United States	$2,280.8	$1,197.6	$1,300.8
United Kingdom	1,164.8	8.1	6.7
Netherlands	583.8	—	—
Other nations	1,049.9	81.5	47.3

Total	$5,079.3	$1,287.2	$1,354.8

(1)
Long lived assets are made up of property, plant and equipment.

25.    SELECTED UNAUDITED QUARTERLY FINANCIAL DATA

        In March 2004, the Company's management discovered that HI had inappropriately calculated foreign exchange gains and losses with respect to its accounts receivable securitization program and had incorrectly classified the foreign exchange gains and losses on securitized receivables denominated in foreign currency in its statements of operations for each of the first three quarters of 2003. As a result, the Company has restated its financial statements for each of the first three quarters of 2003 to correct its accounting and classification of foreign exchange gains and losses related to HI's accounts receivable securitization program. A summary of the significant effects of this restatement is included below (dollars in millions):

	Three months ended			Nine Months Ended	Year ended
	March 31, 2003	June 30, 2003	September 30, 2003	September 30, 2003	December 31, 2003	December 31, 2003
Revenues	$831.8	$1,577.2	$2,302.2	$4,711.2	$2,369.7	$7,080.9
Gross profit	40.6	159.1	243.3	443.0	264.8	707.8
Operating income:
—as previously presented	(0.7)	30.6	47.2	77.1	N/A	N/A
—as restated	0.2	57.9	51.1	109.2	67.3	176.5
Net income (loss):
—as previously presented	(70.0)	(77.1)	(96.4)	(243.5)	N/A	N/A
—as restated	(59.1)	(71.5)	(90.0)	(220.6)	(99.2)	(319.8)

	Three months ended
	March 31, 2002	June 30, 2002	September 30, 2002	December 31, 2002	Year ended December 31, 2002
Revenues	$588.2	$684.6	$691.8	$696.4	$2,661.0
Gross profit	53.4	75.6	72.5	38.5	240.0
Operating income (loss)	13.6	37.1	28.4	(12.8)	66.3
Net income (loss)	121.0	(32.7)	(59.9)	(50.6)	(22.2)

        During fourth quarter 2003, the Company incurred $37.9 million of restructuring and plant closing costs. See "Note 10—Restructuring and Plant Closing Costs."

        During the first quarter of 2002, the Company recorded $169.7 million of income as a cumulative effect of an accounting change. This accounting change resulted from increasing the carrying value of the investment in HIH to reflect the proportionate share of the underlying net assets as required by SFAS No. 141.

        Results of operations include the results of operations of HIH beginning in the second quarter 2003 and the results of operations of AdMat beginning in the third quarter 2003.

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Dollars in Millions)

	March 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$104.8	$117.3
Restricted cash	8.7	10.5
Accounts and notes receivables (net of allowance for doubtful accounts of $22.0 and $19.7, respectively)	1,081.1	925.1
Inventories	820.5	892.9
Prepaid expenses	35.6	40.3
Deferred income taxes	3.0	3.0
Other current assets	77.7	87.0

Total current assets	2,131.4	2,076.1
Property, plant and equipment, net	4,526.7	4,572.1
Investment in unconsolidated affiliates	168.5	158.0
Intangible assets, net	272.5	281.9
Goodwill	3.3	3.3
Deferred income taxes	12.0	12.0
Other noncurrent assets	609.6	611.5

Total assets	$7,724.0	$7,714.9

LIABILITIES AND MEMBER'S EQUITY (DEFICIT)
Current liabilities:
Accounts payable, including overdraft of $12.4 and $7.5, respectively	$784.2	$752.1
Accrued liabilities	495.9	585.7
Deferred income taxes	14.5	14.5
Current portion of long-term debt	96.2	134.0

Total current liabilities	1,390.8	1,486.3

Long-term debt	5,219.3	5,059.8
Long-term debt—affiliates	408.9	393.8
Deferred income taxes	236.7	234.8
Other noncurrent liabilities	461.1	456.2

Total liabilities	7,716.8	7,630.9

Minority interests	111.3	134.5

Commitments and contingencies (Note 15)
Member's equity (deficit):
Member's equity, 10,000,000 units	1,095.2	1,095.2
Accumulated deficit	(1,237.5)	(1,182.5)
Accumulated other comprehensive income	38.2	36.8
Total member's equity (deficit)	(104.1)	(50.5)

Total liabilities and member's equity (deficit)	$7,724.0	$7,714.9

See accompanying notes to consolidated financial statements

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

(Dollars in Millions)

	Three months ended March 31,
	2004	2003
Revenues:
Trade sales	$2,347.6	$780.1
Related party sales	7.0	51.8

Total revenues	2,354.6	831.9
Cost of goods sold	2,141.1	791.2

Gross profit	213.5	40.7
Expenses:
Selling, general and administrative	124.7	38.7
Research and development	17.8	5.7
Other operating income	(6.6)	(4.0)
Restructuring and plant closing costs	8.7	—

Total expenses	144.6	40.4

Operating income	68.9	0.3
Interest expense, net	(144.2)	(34.5)
Loss on accounts receivable securitization program	(3.5)	—
Equity in income (losses) of investment in unconsolidated affiliates	0.7	(34.0)
Other expense	(1.8)	(0.5)

Loss before income tax benefit and minority interests	(79.9)	(68.7)
Income tax expense	(1.2)	—
Loss before minority interest	(81.1)	(68.7)
Minority interest in subsidiaries' loss	26.1	—

Net loss	(55.0)	(68.7)
Other comprehensive income	1.4	7.4

Comprehensive loss	$(53.6)	$(61.3)

See accompanying notes to consolidated financial statements

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBER'S EQUITY (DEFICIT)

(UNAUDITED)

(Dollars and Units in Millions)

	Member's equity		Retained earnings/ (Accumulated deficit)	Accumulated other comprehensive income (loss)
	Units	Amount			Total
Balance, December 31, 2003	10.0	1,095.2	(1,182.5)	36.8	(50.5)

Net loss	—	—	(55.0)	—	(55.0)
Other comprehensive income	—	—	—	1.4	1.4
Balance, March 31, 2004	10.0	$1,095.2	$(1,237.5)	$38.2	$(104.1)

See accompanying notes to consolidated financial statements

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(Dollars in Millions)

	Three months ended March 31,
	2004	2003
Cash Flows From Operating Activities:
Net loss	$(55.0)	$(68.7)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Equity in losses of investment in unconsolidated affiliates	(0.7)	34.0
Depreciation and amortization	110.1	32.1
Provision for losses on accounts receivable	(1.6)	(0.3)
Loss (gain) on disposal of plant and equipment	0.2	—
Noncash interest expense	34.3	1.5
Noncash interest on affiliate debt	0.3	—
Deferred income taxes	2.1	—
Unrealized gain on foreign currency transactions	(6.4)	—
Minority interests in subsidiaries	(26.1)	—
Changes in operating assets and liabilities:
Accounts and notes receivables	(167.6)	(63.5)
Change in receivables sold, net of cash received	8.8	—
Inventories	73.4	(14.2)
Prepaid expenses	5.2	12.5
Other current assets	(14.6)	(0.6)
Other noncurrent assets	(9.1)	(0.1)
Accounts payable	31.2	48.5
Accrued liabilities	(63.0)	(40.1)
Other noncurrent liabilities	4.7	(0.9)

Net cash provided by (used in) operating activities	(73.8)	(59.8)

Investing Activities:
Capital expenditures	(54.1)	(12.7)
Investment in unconsolidated affiliate	(11.9)	—
Advances to unconsolidated affiliates	1.2	—
Net cash used in investing activities	(64.8)	(12.7)

Financing Activities:
Net borrowings under revolving loan facilities	160.8	72.9
Net borrowings on overdraft	4.9	—
Repayment of long-term debt	(38.6)	(0.8)

Net cash provided by (used in) financing activities	127.1	72.1

Effect of exchange rate changes on cash	(2.8)	3.1

Increase (decrease) in cash and cash equivalents, including restricted cash	(14.3)	2.7
Cash and cash equivalents at beginning of period, including restricted cash	127.8	31.4

Cash and cash equivalents at end of period, including restricted cash	$113.5	$34.1

Supplemental cash flow information:
Cash paid for interest	130.3	32.4
Cash paid for income taxes	3.3	—

See accompanying notes to consolidated financial statements

HUNTSMAN LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. General

Description of Business

        Huntsman LLC (the "Company," including its subsidiaries, unless the context otherwise requires) is a leading manufacturer and marketer of a wide range of chemical products that are sold to diversified consumer and industrial end markets. The Company has 47 primary manufacturing facilities located in North America, Europe, Asia, Australia, South America and Africa and sells its products globally through its five principal business segments: Polyurethanes, Performance Products, Polymers, Pigments and Base Chemicals.

Company

        The Company is a Utah limited liability company and all of its units of interest are owned by HMP Equity Holdings Corporation ("HMP"). HMP is a Delaware corporation and is owned 100% by Huntsman Group Inc., a Delaware corporation ("HGI"), subject to warrants that, if exercised, would entitle the holders to up to 12% of the common stock of HMP. HGI is owned 100% by Huntsman Holdings, LLC, a Delaware limited liability company ("Huntsman Holdings"). The voting membership interests of Huntsman Holdings are owned 50.2% by the Huntsman family, 47.8% by MatlinPatterson Global Opportunities Partners, L.P. ("MatlinPatterson"), 1.8% by Consolidated Press Holdings Limited and its subsidiaries ("Consolidated Press") and 0.2% by senior management. In addition, Huntsman Holdings has issued certain non-voting preferred units to Huntsman Holdings Preferred Member LLC, which, in turn, is owned 93.7%, indirectly, by MatlinPatterson, 3.6% by Consolidated Press, 1.8% by the Huntsman Cancer Foundation, 0.6% by senior management and 0.3% by the Huntsman family. Huntsman Holdings has also issued certain non-voting preferred units to the Huntsman family, MatlinPatterson and Consolidated Press that track the performance of an affiliate, Huntsman Advanced Materials LLC ("AdMat"). AdMat's results of operations are not included in these consolidated financial statements. The Huntsman family has board and operational control of the Company.

        Prior to its conversion into a Utah limited liability company on September 9, 2002, the Company, then named Huntsman Corporation, was a Utah corporation. As part of the conversion to a limited liability company, the holders of shares of preferred and common stock exchanged their shares in the Company for units of membership interest. Because these exchange transactions were between related entities, the exchange was recorded at the historical carrying value of the stock and no gain or loss was recognized.

        Prior to September 30, 2002, the Company was owned by members of the Huntsman family and by certain affiliated entities. On September 30, 2002, the Company and its subsidiary, Huntsman Polymers Corporation ("Huntsman Polymers"), completed debt for equity exchanges (the "Restructuring"). Pursuant to the Restructuring, the Huntsman family contributed all of their equity interests in the Company and its subsidiaries, including minority interests acquired from Consolidated Press and the interests described in the second following paragraph, to Huntsman Holdings in exchange for equity interests in Huntsman Holdings. MatlinPatterson and Consolidated Press exchanged approximately $679 million in principal amount of the Company's outstanding subordinated notes and Huntsman Polymers' 11 3/4% senior unsecured notes (the "Huntsman Polymers Notes") they held into equity interests in Huntsman Holdings. There was also approximately $84 million in accrued interest that was cancelled as a result of the exchange. The net book value of the $763 million of principal and accrued interest exchanged for equity, after considering debt issuance costs, was $753 million. Huntsman Holdings now indirectly owns all the equity of the Company.

        In connection with the Restructuring, the effective cancellation of debt was recorded as a capital contribution by the Company because MatlinPatterson and Consolidated Press received equity of Huntsman Holdings, the Company's indirect parent, in exchange. The fair value of the equity received approximated the carrying value of the debt exchanged. No gain was recorded on the Restructuring.

        As discussed above, on September 30, 2002, the Company effectively acquired the following interests from Huntsman Holdings:

  •
  The remaining 20% interest in JK Holdings Corporation ("JK Holdings") and the remaining 20% interest in Huntsman Surfactants Technology Corporation, both previously accounted for as consolidated subsidiaries;

  •
  The remaining 50% interest in Huntsman Chemical Australia Unit Trust ("HCA Trust") and HCPH Holdings Pty Limited ("HCPH"), formerly accounted for as an investment in unconsolidated affiliates using equity method of accounting; and

  •
  The remaining 19.9% interest in Huntsman Specialty Chemicals Holdings Corporation ("HSCHC").

        The Company accounted for the acquisition of the minority interests from Huntsman Holdings as an equity contribution with a value of $71.1 million (including cash of $7.9 million and net of debt assumed of $35.3 million).

        The Company owns 60% of the membership interests of Huntsman International Holdings LLC ("HIH"), and, prior to May 9, 2003, HMP owned approximately 1% of the membership interests of HIH. On May 9, 2003, HMP completed the acquisition of the 30% of the HIH membership interests held by Imperial Chemical Industries PLC ("ICI") and the remaining approximately 9% of the HIH membership interests held by certain institutional investors (the "HIH Consolidation Transaction"). HIH is a global manufacturer and marketer of polyurethanes, amines, surfactants, titanium dioxide ("TiO2") and basic petrochemicals. HIH and its subsidiaries are non-guarantor, unrestricted subsidiaries of the Company pursuant to the Company's various debt agreements. HIH and its subsidiaries, including Huntsman International LLC ("HI"), are separately financed from the Company, their debt is non-recourse to the Company, and the Company is not obligated to make cash contributions to, or investments in, HIH and its subsidiaries.

        Prior to May 1, 2003, the Company accounted for its investment in HIH using the equity method of accounting due to the significant management participation rights formerly granted to ICI pursuant to the HIH limited liability company agreement. As a consequence of HMP's 100% direct and indirect ownership of HIH and the resulting termination of ICI's management participation rights, the Company is considered to have a controlling financial interest in HIH. Accordingly, the Company no longer accounts for HIH using the equity method of accounting, but effective May 1, 2003 HIH's results of operations are consolidated with the Company's results of operations, with HMP's 40% interest in HIH recorded as a minority interest. Consequently, results of HIH through April 30, 2003 are recorded using the equity method of accounting, and results of HIH beginning May 1, 2003 are recorded on a consolidated basis. As a result, the summary historical financial data for periods ending prior to May 1, 2003 are not comparable to financial periods ending on or after May 1, 2003.

        The following table is a summary of the net assets of HIH as of May 1, 2003 (dollars in millions):

Current assets	$1,364.5
Property, plant and equipment, net	3,082.2
Other noncurrent assets	740.4

Total assets	$5,187.1

Current liabilities	$885.0
Long term debt (including current portion)	3,638.1
Other noncurrent liabilities	366.1

Total liabilities	$4,889.2

Interim Financial Statements

        The unaudited consolidated financial statements of the Company were prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") and in management's opinion, all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of results of operations, financial position and cash flows for the periods shown, have been made. Results for interim periods are not necessarily indicative of those to be expected for the full year. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes to consolidated financial statements included in the Company's special financial report on Form 10-K for the year ended December 31, 2003.

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. Recently Issued Financial Accounting Standards

        In January 2003, the Financial Accounting Standards Board ("FASB") issued Financial Interpretation No. ("FIN") 46, "Consolidation of Variable Interest Entities." FIN 46 addresses the requirements for business enterprises to consolidate related entities, for which they do not have controlling interests through voting or other rights, if they are determined to be the primary beneficiary as a result of variable economic interests. Transfers to a qualifying special purpose entity are not subject to this interpretation. In December 2003, the FASB issued a complete replacement of FIN 46 (FIN 46R), to clarify certain complexities. The Company is required to adopt this standard on January 1, 2005 and is currently evaluating its impact but does not expect the impact to be significant.

3. Inventories

        Inventories consist of the following (dollars in millions):

	March 31, 2004	December 31, 2003
Raw materials and supplies	$214.5	$257.2
Work in progress	36.7	32.7
Finished goods	596.3	619.8
Total	847.5	909.7

LIFO reserves	(26.5)	(15.5)
Lower of cost or market reserves	(0.5)	(1.3)

Net	$820.5	$892.9

        In the normal course of operations, the Company at times exchanges raw materials and finished goods with other companies for the purpose of reducing transportation costs. The net open exchange positions are valued at the Company's cost. Net amounts deducted from or added to inventory under open exchange agreements, which represent the net amounts payable or receivable by the Company under open exchange agreements, were approximately $15.0 million payable and $8.2 million payable (59,446,376 and 26,910,072 pounds) at March 31, 2004 and December 31, 2003, respectively.

4. Property, Plant and Equipment

        The cost and accumulated depreciation of property, plant and equipment consist of the following (dollars in millions):

	March 31, 2004	December 31, 2003
Land	$101.2	$100.7
Buildings	382.9	383.4
Plant and equipment	6,059.0	6,004.2
Construction in progress	240.0	249.0

Total	6,783.1	6,737.3
Less accumulated depreciation	(2,256.4)	(2,165.2)

Net	$4,526.7	$4,572.1

5. Investments in Unconsolidated Affiliates

        The Company's ownership percentage and investments in unconsolidated affiliates, primarily manufacturing joint ventures, consist of the following (dollars in millions):

Equity Method:	March 31, 2004	December 31, 2003
Polystyrene Australia Pty Ltd.	$3.9	$3.6
Sasol-Huntsman GmbH and Co. KG (50%)	13.3	13.2
Louisiana Pigment Company, L.P. (50%)	128.6	130.4
Rubicon, LLC (50%)	1.1	1.0
BASF Huntsman Shanghai Isocyanate Inventment BV (50%)(1)	17.9	6.1
Others	1.2	1.2

Total	$166.0	$155.5

Cost Method:
Gulf Advanced Chemicals Industry Corporation (4%)	$2.5	$2.5

(1)
The Company owns 50% of BASF Huntsman Shanghai Isocyanate Investment BV. BASF Huntsman Shanghai Isocyanate Investment BV owns a 70% interest in a manufacturing joint venture, thus giving the Company an indirect 35% interest in the manufacturing joint venture.

6. Intangible Assets

        The gross carrying amount and accumulated amortization of intangible assets consist of the following (dollars in millions):

	March 31, 2004			December 31, 2003
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Patents, trademarks, and technology	$409.6	$155.3	$254.3	$405.0	$143.7	$261.3
Licenses and other agreements	18.3	10.0	8.3	18.3	9.5	8.8
Non-compete agreements	49.6	40.4	9.2	49.6	38.5	11.1
Other intangibles	2.4	1.7	0.7	2.4	1.7	0.7

Total	$479.9	$207.4	$272.5	$475.3	$193.4	$281.9

        Amortization expense for intangible assets for the three month period ended March 31, 2004 and 2003 is $10.1 million and $1.0 million, respectively. Estimated future amortization expense for intangible assets over the next five years is as follows (dollars in millions):

Year Ended December 31:
2004	$38.0
2005	37.5
2006	29.3
2007	29.3
2008	29.3

7. Other Noncurrent Assets

        Other noncurrent assets consist of the following (dollars in millions):

	March 31, 2004	December 31, 2003
Prepaid pension assets	$256.1	$254.4
Debt issuance costs	79.0	83.5
Capitalized turnaround expense	92.7	83.9
Receivables from affiliates	28.9	25.2
Spare parts inventory	96.5	100.5
Other noncurrent assets	56.4	64.0

Total	$609.6	$611.5

8. Accrued Liabilities

        Accrued liabilities consist of the following (dollars in millions):

	March 31, 2004	December 31, 2003
Payroll, severance and related costs	$110.3	$124.1
Interest	74.7	103.9
Volume and rebates accruals	67.2	89.5
Income taxes	23.5	51.7
Taxes (property and VAT)	49.1	61.8
Pension liabilities	23.6	21.3
Restructuring and plant closing costs	21.4	22.6
Environmental accruals	8.4	8.6
Interest and commodity hedging accruals	6.3	11.3
Other miscellaneous accruals	111.4	90.9

Total	$495.9	$585.7

9. Other Noncurrent Liabilities

        Other noncurrent liabilities consist of the following (dollars in millions):

	March 31, 2004	December 31, 2003
Pension liabilities	$260.6	$246.5
Other postretirement benefits	79.6	78.8
Environmental accruals	25.6	26.3
Restructuring on plant closing costs	2.4	2.7
Fair value of interest derivative	31.9	9.5
Other noncurrent liabilities	61.0	92.4

Total	$461.1	$456.2

10. Restructuring and Plant Closing Charges

        As of March 31, 2004 and December 31, 2003, the Company had reserves for restructuring and plant closing costs of $23.8 million and $25.3 million, respectively. During the three months ended March 31, 2004, the Company, on a consolidated basis, recorded additional reserves of $8.7 million, including reserves for workforce reductions. During the 2004 period, the Company made cash payments against these reserves of $10.2 million..

        As of March 31, 2004, accrued restructuring and plant closing costs by type of cost consist of the following (dollars in millions):

	Workforce reductions	Demolition and decommisioning	Non-cancelable lease costs	Total
Accrued liabilities as of December 31, 2003	$22.5	$2.6	$0.2	$25.3
Charges	8.7	—	—	8.7
Payments	(9.8)	(0.2)	(0.2)	(10.2)

Accrued liabilities as of March 31, 2004	$21.4	$2.4	$—	$23.8

        Detail of these reserves by segment are as follows (dollars in millions):

	Polyurethanes	Performance Products	Pigments	Polymers	Total
Accrued liability as of December 31, 2003	$15.8	$2.4	$4.3	$2.8	$25.3
Charges	4.8	—	3.9	—	8.7
Payments	(6.5)	(0.1)	(3.2)	(0.4)	(10.2)

Accrued liability as of March 31, 2004	$14.1	$2.3	$5.0	$2.4	$23.8

        As of March 31, 2004 and December 31, 2003, the Polyurethanes segment reserve consisted of $9.7 million and $8.2 million, respectively, related to restructuring activities at the Rozenberg, Netherlands site announced in 2003, $2.2 million and $5.2 million, respectively, related to the workforce reductions throughout the Polyurethanes segment announced in 2003, and $1.9 million and $2.4 million, respectively, related to the closure of the Shepton Mallet, U.K. site announced in 2002. During the three months ended March 31, 2004, the Polyurethanes segment recorded additional restructuring charges of $4.8 million and made cash payments of $6.5 million related to these restructuring activities. Additional charges of approximately $7.7 million related to these restructuring activities are expected to be recorded through 2005, resulting from additional workforce reductions of approximately 36 employees.

        As of December 31, 2003, the Performance Products segment reserve consisted of $2.4 million related to the closure of a number of plants at its Whitehaven, U.K. facility, the closure of an administrative office in London, U.K., the rationalization of its surfactants technical center in Oldbury, U.K., and the restructuring of its facility in Barcelona, Spain. During the three months ended March 31, 2004, the Performance Products segment made cash payments of $0.1 million related to these restructuring activities. There are no material additional charges expected related to these restructuring activities.

        As of December 31, 2003, the Polymers segment reserve consisted of $2.8 million related to its demolition and decommissioning of the Company's Odessa, Texas styrene manufacturing facility and noncancelable lease costs. During the three months ended March 31, 2004, the Polymers segment made cash payments of $0.4 million related to these restructuring activities.

        As of December 31, 2003, the Pigments segment reserve consisted of $4.3 million related to its global workforce reductions. During the three months ended March 31, 2004, the Pigments segment recorded additional restructuring charges of $3.9 million and made cash payments of $3.2 million related to these restructuring activities. Additional charges of approximately $13 million related to these restructuring activities are expected to be recorded through 2005, resulting from additional workforce reductions of approximately 150 employees.

        The Company continuously evaluates the effectiveness of all of its manufacturing facilities in serving its markets. The Company has been engaged in a detailed review of its Pigments business to improve its competitive position and financial performance. In connection with this review, the Company announced in April 2004 that it will idle approximately 55,000 tonnes, or about 10% of its total TiO2 production capacity. This action is expected to result in approximately $40 million of annual fixed cost savings, and will involve approximately $100 million of accelerated depreciation and non-cash charges and the payment of cash restructuring costs of approximately $20 million in 2004 and 2005.

11. Debt

        Outstanding debt consists of the following (dollars in millions):

	March 31, 2004	December 31, 2003
Huntsman LLC Debt, excluding HIH and HI:
Senior secured credit facilities:
Term Loan A	$606.3	$606.3
Term Loan B	459.0	459.0
Revolving facility	85.0	12.2
Other debt:
Huntsman LLC senior secured notes	450.8	450.5
Huntsman Polymers senior unsecured notes	—	36.8
Huntsman LLC senior subordinated fixed rate notes	44.2	44.2
Huntsman LLC senior subordinated floating rate notes	15.1	15.1
Huntsman Specialty Chemicals Corporation subordinated note	100.0	99.7
Huntsman Australia Holdings Corporation (HAHC) credit facilities	44.8	44.5
Huntsman Chemical Company Australia (HCCA) credit facilities	48.2	48.7
Subordinated note and accrued interest—affiliate	36.8	35.5
Term note payable to a bank	9.5	9.5
Other	4.4	5.6

Total Huntsman LLC Debt, excluding HIH and HI	1,904.1	1,867.6
HI:
Senior secured credit facilities:
Term B loan	620.1	620.1
Term C loan	620.1	620.1
Revolving facility	110.0	22.0
Other debt:
Senior unsecured notes	456.8	457.1
Senior subordinated notes	1,154.4	1,169.8
Other debt	37.6	38.0

Total HI debt	2,999.0	2,927.1
HIH:
Senior discount notes	449.2	434.6
Senior subordinated discount notes—affiliate	372.1	358.3

Total HIH debt	821.3	792.9
Total HIH consolidated debt	3,820.3	3,720.0

Total debt	$5,724.4	$5,587.6

Current portion	$96.2	$134.0
Long-term portion	5,219.3	5,059.8

Total long-term debt—excluding affiliate	5,315.5	5,193.8
Long-term debt—affiliate	408.9	393.8

Total debt	$5,724.4	$5,587.6

Huntsman LLC Debt (Excluding HIH and HI)

Senior Secured Credit Facilities (HLLC Credit Facilities)

        The Company's senior secured credit facilities (the "HLLC Credit Facilities") consist of a $275 million revolving credit facility maturing in 2006 (the "HLLC Revolving Facility") and two term loan facilities maturing in 2007, initially in the amount of $938 million ("Term Loan A") and $450 million ("Term Loan B" and, collectively with Term Loan A, the "HLLC Term Facilities"). On May 31, 2003, the principal amount of Term Loan B was increased to $459 million; the additional $9 million was a supplemental fee imposed because $350 million of Term Loan B was not repaid on May 31, 2003. Upon application of certain proceeds from the September 2003 Offering (defined below) and the December 2003 Offering (defined below), the outstanding balance of Term Loan A is $606.3 million. The HLLC Revolving Facility is secured by a first lien on substantially all the assets of the Company, HSCHC, Huntsman Specialty and the Company's domestic restricted subsidiaries, which does not include HIH or HI. The HLLC Term Facilities are secured by a second lien on substantially the same assets that secure the HLLC Revolving Facility. The HLLC Credit Facilities are also guaranteed by HSCHC and Huntsman Specialty and by the Company's domestic restricted subsidiaries (collectively, the "Guarantors"). Neither HIH nor HI are Guarantors. As of March 31, 2004 and December 31, 2003, the weighted average interest rates on the HLLC Credit Facilities were 7.2% and 7.3%, respectively, excluding the impact of interest rate hedges.

        The HLLC Revolving Facility is subject to a borrowing base of accounts receivable and inventory and is available for general corporate purposes. Borrowings under the HLLC Revolving Facility bear interest, at the Company's option, at a rate equal to (i) a LIBOR-based eurocurrency rate plus an applicable margin ranging from 2.75% to 3.50% as based on the Company's most recent ratio of total debt to "EBITDA," as defined in the credit agreement, or (ii) a prime-based rate plus an applicable margin ranging from 1.75% to 2.50%, also based on the Company's most recent ratio of total debt to EBITDA.

        As of March 31, 2004, borrowings under the HLLC Term Facilities bear interest, at the Company's option, at a rate equal to (i) a LIBOR-based eurocurrency rate plus an applicable margin of 4.75% and 8.25% for Term Loan A and Term Loan B, respectively, or (ii) a prime-based rate plus an applicable margin of 3.75% and 7.25% for Term Loan A and Term Loan B, respectively. This agreement also provides for quarterly escalating interest rates on Term Loan B of up to maximum LIBOR and prime based margins of 9.75% and 8.75%, respectively by July 2004.

        The HLLC Credit Facilities contain financial covenants including a minimum interest coverage ratio, a minimum fixed charge ratio and maximum debt to EBITDA ratio, as defined, and limits on capital expenditures, in addition to restrictive covenants customary to financings of these types, including limitations on liens, debt and the sale of assets. Management believes that the Company is in compliance with the covenants of the HLLC Credit Facilities as of March 31, 2003.

        On September 30, 2003, the Company sold $380 million aggregate principal amount of 11 5/8% senior secured notes due 2010 at a discount to yield 11 7/8% in a private offering (the "September 2003 Offering"). The proceeds from the offering were used to repay $65.0 million on the HLLC Revolving Facility, without reducing commitments, and $296.6 million on Term Loan A. On December 3, 2003 the Company sold an additional $75.4 million aggregate principal amount of its senior secured notes

(collectively with the notes sold in the September 2003 Offering, the "2003 Secured Notes") at a discount to yield 11.72% (the "December 2003 Offering"). The proceeds of this offering were used to repay $35.2 million on Term Loan A. The combined total repayment on Term Loan A included a prepayment of $165.2 million of scheduled amortization payments in the direct order of maturity such that the next scheduled quarterly amortization payment under the HLLC Credit Facilities is due March 2006. The remaining proceeds of the December 2003 Offering were temporarily applied to reduce outstanding borrowings under the HLLC Revolving Facility, and the Company, on January 28, 2004, used $37.5 million of the net cash proceeds to redeem the Huntsman Polymers Notes (representing principal of $36.8 million plus accrued interest). The Huntsman Polymers Notes would have been due in December 2004 and were redeemed at 100% of their aggregate principal amount.

        On May 6, 2004, the Company amended certain financial covenants in the HLLC Credit Facilities. The amendment applies to both the HLLC Revolving Facility and the HLLC Term Facilities and provides for, among other things, the amendment of certain financial covenants through the fourth quarter 2005. The amendment provided for an increase in the maximum leverage ratio, and a decrease in the minimum interest coverage ratio and the fixed charge coverage ratio. The amendment also amends the mandatory prepayment provisions contained in the HLLC Credit Facilities to permit the Company, after certain levels of repayment of Term Loan B, to use subordinate debt or equity proceeds to repay a portion of the outstanding indebtedness of certain of its Australian subsidiaries.

Senior Secured Notes (2003 Secured Notes)

        The 2003 Secured Notes bear interest at a rate of 11 5/8% per annum and interest is payable semi-annually on April 15 and October 15. The 2003 Secured Notes mature on October 15, 2010 and are secured by a second lien on substantially all the assets of the Company, HSCHC, Huntsman Specialty and the Company's domestic restricted subsidiaries (which do not include HIH or HI). The 2003 Secured Notes are effectively subordinated to all the Company's obligations under the HLLC Revolving Facility and rank pari passu with the HLLC Term Facilities. The 2003 Secured Notes are also guaranteed by the Guarantors. In accordance with the Company's contractual obligation to register the 2003 Secured Notes, the Company's registration statement on Form S-4/A filed with the U.S. Securities and Exchange Commission became effective on February 13, 2004 and the exchange offer of unregistered 2003 Secured Notes for registered 2003 Secured Notes was completed on March 29, 2004.

        The 2003 Secured Notes are redeemable

  •
  after October 15, 2007 at 105.813% of the principal amount thereof, declining ratably to par on and after October 15, 2009, and

  •
  prior to October 15, 2007 at a redemption price equal to the greater of (1) 105.813% of the principal amount thereof plus all required interest payments due on such notes through October 15, 2007, discounted to the redemption date using the treasury rates, plus 0.50%, plus, in each case, accrued and unpaid interest to the date of redemption, or (2) 100% of the principal amount thereof.

        The indenture governing the 2003 Secured Notes contains covenants relating to the incurrence of debt, limitations on distributions, asset sales and affiliate transactions, among other things. The indenture also requires the Company to offer to repurchase the 2003 Secured Notes upon a change of control. Management believes that the Company is in compliance with the covenants of the 2003 Secured Notes as of March 31, 2004.

  Senior Subordinated Fixed And Floating Rate Notes (HLLC Notes) And Huntsman Polymers Senior Unsecured Notes (Huntsman Polymers Notes)

        The Company's 9.5% fixed and variable subordinated notes due 2007 (the "HLLC Notes") with an outstanding principal balance of $59.3 million as of March 31, 2004 are unsecured subordinated obligations of the Company and are junior in right of payment to all existing and future secured or unsecured senior indebtedness of the Company and effectively junior to any secured indebtedness of the Company to the extent of the collateral securing such indebtedness. Interest is payable on the HLLC Notes semiannually on January 1 and July 1 at an annual rate of 9.5% on the fixed rate notes and LIBOR plus 3.25% on the floating rate notes. The HLLC Notes are redeemable at the option of the Company after July 2002 at a price declining from 104.75% to 100% of par value as of July 1, 2005. The weighted average interest rate on the floating rate notes was 4.5% and 4.4% as of March 31, 2004 and December 31, 2003, respectively.

        The Huntsman Polymers Notes were unsecured senior obligations of Huntsman Polymers; they had an original maturity of December 2004, a fixed rate coupon of 11 3/4%, and an outstanding balance of $36.8 million as of December 31, 2003. On January 28, 2004, the Huntsman Polymers Notes were redeemed in full.

        Prior to the Restructuring completed September 30, 2002, the indentures governing the HLLC Notes and Huntsman Polymers Notes contained certain restrictive covenants. Concurrently with the closing of the Restructuring, previously executed amendments to the indentures became effective and virtually all the restrictive covenants contained in the indentures were eliminated.

Other Debt

        Huntsman Specialty's subordinated note in the aggregate principal amount of $75.0 million accrued interest until April 15, 2002 at 7% per annum. Pursuant to the note agreement, effective April 15, 2002, all accrued interest was added to the principal of the note for a total principal amount of $106.6 million. Such principal balance will be payable in a single installment on April 15, 2008. Interest has been payable quarterly in cash, commencing July 15, 2002. For financial reporting purposes, the note was initially recorded at its estimated fair value of $58.2 million, based on prevailing market rates as of the effective date. As of March 31, 2004 and December 31, 2003, the unamortized discount on the note is $6.6 million and $6.9 million, respectively.

        Certain of the Company's Australian subsidiaries maintain credit facilities that are non-recourse to the Company. The Australian subsidiaries are currently not in compliance with covenants contained in these credit facilities. The outstanding debt balances of our Australian subsidiaries have been classified in current portion of long-term debt.

        Huntsman Chemical Company Australia Pty. ("HCCA"), a subsidiary that holds the Company's Australian styrenics assets, maintains a facility consisting of a term facility and a working capital facility (collectively, the "HCCA Facilities"). The term facility (A$54 million, or $40.7 million as of March 31, 2004) has semiannual scheduled amortization payments with a balloon payment due at maturity in

July 2005. The working capital facility (A$10 million, or $7.5 million as of March 31, 2004) is fully drawn and renews annually. Borrowings under the HCCA Facilities bear interest at a base rate plus a spread of 1.25%, plus an additional 0.5% line use fee. As of March 31, 2004, the weighted average interest rate for the HCCA Facilities was 6.8%. The HCCA Facilities are secured by effectively all the assets of HCCA, including a floating lien on inventory and receivables. As of March 31, 2004, there were no financial covenants in place. Such covenants are currently being negotiated. HCCA failed to make its semiannual scheduled amortization payments of A$5 million (approximately $3.8 million as of March 31, 2004) each due in July 2003 and January 2004 under its term facility. An A$1 million payment was made by HCCA on the term facility in the three months ended March 31, 2004. Short term cash flows generated by HCCA will likely not be sufficient to bring current its missed payments or to meet its next scheduled amortization payment of A$5 million due in July 2004. Management of HCCA continues its efforts to renegotiate the terms of the HCCA Facilities. The Company has reached an agreement in principle with the lender under the HCCA Facilities that will provide for a period of time during which HCCA and the lender will evaluate various alternatives for restructuring the HCCA Facilities.

        Huntsman Australia Holdings Corporation ("HAHC") and certain of its subsidiaries hold the Company's Australian surfactants assets. HAHC and certain of its subsidiaries are parties to credit facilities established in December 1998 (the "HAHC Facilities"). As of March 31, 2004, borrowings under the HAHC Facilities total A$59.5 million, or $44.8 million, and bear interest at a base rate plus a spread of 2%. As of March 31, 2004, the weighted average interest rate for the HAHC Facilities was 7.5%. Principal payments are due semiannually through December 2005. The HAHC Facilities are collateralized by effectively all of the assets of the HAHC subsidiaries in addition to a U.S. stock pledge of the shares of one of its U.S. subsidiaries. The HAHC Facilities are subject to financial covenants, including leverage ratio, interest coverage ratio and limits on capital expenditures, in addition to restrictive covenants customary to financings of this type, including limitations on liens, debt and the sale of assets. As of March 31, 2004, HAHC was current on all scheduled amortization and interest payments under the HAHC Facilities but was not in compliance with certain financial covenants in the agreements governing the HAHC Facilities. Management believes that HAHC will be able to renegotiate the terms of the HAHC Facilities.

        On July 2, 2001, the Company entered into a 15% note payable with an affiliated entity in the amount of $25.0 million. The note is due and payable on the earlier of the tenth anniversary of the issuance date or the date of the repayment in full in cash of all indebtedness of the Company under its senior secured credit facilities. Interest is not paid in cash, but is accrued at a designated rate of 15% per annum, compounded annually. As of March 31, 2004 and December 31, 2003, accrued interest added to the principal balance was $11.8 million and $10.5 million, respectively.

HI Debt

        The HIH and HI debt transactions and balances prior to the HIH Consolidation Transaction, effective May 1, 2003, are not included in the accompanying financial statements.

Senior Secured Credit Facilities (HI Credit Facilities)

        As of March 31, 2004, HI had senior secured credit facilities (the "HI Credit Facilities") which consisted of a revolving loan facility of up to $400 million that matures on June 30, 2005 (the "HI Revolving Facility"), a term B loan facility that matures on June 30, 2007, and a term C loan facility that matures on June 30, 2008. HI has commenced discussions with financial institutions for the renewal or replacement of the HI Revolving Facility and expect to address the pending maturity within the next three months. On October 22, 2003, HI issued $205 million of additional term B and term C loans, the net proceeds of which were applied to pay down the HI Revolving Facility by approximately $53 million, and the remainder of the net proceeds, net of fees, were applied to repay, in full, the term A loan which had an initial maturity of June 2005. Principal payments on the term B and term C loans begin in 2005.

        Interest rates for the HI Credit Facilities are based upon, at HI's option, either a eurocurrency rate (LIBOR) or a base rate (prime) plus the applicable spread. The applicable spreads vary based on a pricing grid, in the case of eurocurrency based loans, from 1.50% to 4.50% per annum depending on the loan facility and whether specified conditions have been satisfied, and, in the case of base rate loans, from 0.25% to 3.25% per annum. As of March 31, 2004 and December 31, 2003, the average interest rates on the HI Credit Facilities were 5.2% and 5.6%, respectively, excluding the impact of interest rate hedges.

        HI's obligations under the HI Credit Facilities are supported by guarantees of HIH and HI's domestic and certain foreign subsidiaries (collectively, the "HI Guarantors"), as well as pledges of substantially all their assets, including 65% of the voting stock of certain non-U.S. subsidiaries.

        The HI Credit Facilities contain covenants relating to the incurrence of debt, purchase and sale of assets, limitations on investments, affiliate transactions, change in control provisions and maintenance of certain financial ratios. The financial covenants include a leverage ratio, interest coverage ratio, minimum consolidated net worth level and a limit on capital expenditures. The HI Credit Facilities also limit the payment of dividends generally to the amount required by the members to pay income taxes. Management believes that, as of March 31, 2004, HI is in compliance with the covenants of the HI Credit Facilities.

Senior Unsecured Notes and Senior Subordinated Notes

        In March 2002, HI issued $300 million 9 7/8% Senior Notes (collectively with the HI 2003 Senior Notes (defined below), the "HI Senior Notes"). Interest on the HI Senior Notes is payable semi-annually and the HI Senior Notes mature on March 1, 2009. The HI Senior Notes are unsecured and are fully and unconditionally guaranteed on a joint and several basis by the HI Guarantors. The HI Senior Notes are redeemable, in whole or in part, at any time by HI on or prior to March 1, 2006 at 100% of the face value plus a "make whole" premium, as defined in the applicable indenture. After March 1, 2006, the HI Senior Notes may be redeemed, in whole or in part, at a redemption price that declines from 104.937% to 100% after March 1, 2008. On April 11, 2003, HI sold an additional $150 million in aggregate principal amount of 9 7/8% Senior Notes due 2009 (the "HI 2003 Senior Notes"). The HI 2003 Senior Notes were priced at 105.25%.

        HI also has outstanding $600 million and €450 million ($554.4 million as of March 31, 2004) 10 1/8% Senior Subordinated Notes (the "HI Subordinated Notes"). Interest on the HI Subordinated Notes is

payable semi-annually and the HI Subordinated Notes mature on July 1, 2009. The HI Subordinated Notes are unsecured and are fully and unconditionally guaranteed on a joint and several basis by the HI Guarantors. The HI Subordinated Notes are redeemable, in whole or in part, at any time by HI prior to July 1, 2004 at 100% of the face value plus a "make whole" premium, as defined in the applicable indenture. On or after July 1, 2004 the HI Subordinated Notes may be redeemed at 105.063% of the principal amount thereof, declining ratably to par on and after July 1, 2007

        The HI Senior Notes and the HI Subordinated Notes contain covenants relating to the incurrence of debt, limitations on distributions, asset sales and affiliate transactions, among other things. They also contain a change of control provision requiring HI to offer to repurchase the HI Senior Notes and the HI Subordinated Notes upon a change of control. Management believes that HI is in compliance with the covenants of the HI Senior Notes and the HI Subordinated Notes as of March 31, 2004.

Other Debt

        HI maintains a $25 million multicurrency overdraft facility for its European subsidiaries (the "European Overdraft Facility"). As of March 31, 2004, HI had approximately $12.4 million outstanding under the European Overdraft Facility included within accounts payable. The European Overdraft Facility is used for daily working capital needs.

        Included within other debt is debt associated with HI's China MDI project. In January 2003, HI entered into two related joint venture agreements to build MDI production facilities near Shanghai, China. HI owns 70% (a consolidating interest) of one of the joint ventures, Huntsman Polyurethanes Shanghai Ltd. ("HPS"), with Shanghai Chlor-Alkali Chemical Company, Ltd. On September 19, 2003, HPS obtained secured financing for the construction of the production facilities. HPS obtained term loans for the construction of its plant in the maximum principal amount of approximately $82.4 million, a working capital credit line in the amount of approximately $35.1 million, and a facility for funding VAT payments in the amount of approximately $0.6 million. As of March 31, 2004, there were $4.0 million outstanding in U.S. dollar borrowings and 10.0 million in RMB borrowings ($1.2 million U.S. dollar equivalents) under these facilities. The interest rate on these facilities is LIBOR plus 0.48% for U.S. dollar borrowings and 90% of the Peoples Bank of China rate for RMB borrowings. As of March 31, 2004 the interest rate for U.S. dollar borrowings was 1.7% and 5.2% for RMB borrowings. The loans are secured by substantially all the assets of HPS and will be repaid in 16 semi-annual installments, beginning no later than June 30, 2007. The financing is non-recourse to our Company, but is guaranteed during the construction phase by affiliates of HPS, including Huntsman Holdings. Huntsman Holdings unconditionally guarantees 70% of any amounts due and unpaid by HPS under the loans described above (except for the VAT facility which is not guaranteed). Huntsman Holdings' guarantees remain in effect until HPS has (i) commenced production at least 70% of capacity for at least 30 days, and (ii) achieved a debt service cover ratio of at least 1:1.

HIH Debt

  Senior Discount Notes and Senior Subordinated Discount Notes (HIH Discount Notes)

        On June 30, 1999, HIH issued senior discount notes ("HIH Senior Discount Notes") and the HIH Senior Subordinated Discount Notes (collectively with the HIH Senior Discount Notes, the "HIH Discount Notes") to ICI with initial stated values of $242.7 million and $265.3 million, respectively. The

HIH Discount Notes are due December 31, 2009. Interest on the HIH Discount Notes is paid in kind. The HIH Discount Notes contain limits on the incurrence of debt, restricted payments, liens, transactions with affiliates, and merger and sales of assets. Management believes that HIH is in compliance with the covenants of the HIH Discount Notes as of March 31, 2004.

        Interest on the HIH Senior Discount Notes accrues at 13 3/8% per annum. The HIH Senior Discount Notes are redeemable prior to July 2004 for an amount equal to the net present value of 106.688% of the projected July 1, 2004 accreted value and thereafter at stipulated redemption prices declining to 100% of accreted value in 2007.

        The HIH Senior Subordinated Discount Notes have a stated rate of 8% that originally was to reset to a market rate in June 2002 and can be redeemed at 100% of accreted value at any time until June 30, 2004. On December 21, 2001, the terms of the HIH Senior Subordinated Discount Notes were modified, including deferring the reset date until September 2004, at which time the interest rate will reset to a market rate. For financial reporting purposes, the HIH Senior Subordinated Discount Notes were initially recorded at their estimated fair value of $223 million based upon prevailing market rates at June 30, 1999. The modification of the terms resulted in a significant decrease in the present value of the debt and, as a result, the debt was treated effectively as an extinguishment and reissuance of the debt. The debt was recorded using a 16% interest rate, the estimated market rate for the debt as of December 20, 2001.

        As of March 31, 2004 and December 31, 2003, the HIH Senior Discount Notes included $206.4 million and $191.9 million of accrued interest, respectively. As of March 31, 2004 and December 31, 2003, the HIH Senior Subordinated Discount Notes included $119.9 million and $112.3 million of accrued interest, respectively, and $13.0 million and $19.2 million of discount, respectively.

        In connection with the Restructuring, on September 30, 2002, MatlinPatterson contributed its interest in the HIH Senior Subordinated Discount Notes to HMP. On May 9, 2003, HMP completed the purchase of the HIH Senior Subordinated Discount Notes from ICI. As of March 31, 2004, the HIH Senior Subordinated Discount Notes are held by HMP.

12. Derivatives and Hedging Activities

Interest Rate Hedging

        Through the Company's borrowing activities, it is exposed to interest rate risk. Such risk arises due to the structure of the HLLC Credit Facilities and the Company's debt portfolio, including the duration of the portfolio and the mix of fixed and floating interest rates. The HI Credit Facilities require that a certain portion of debt be at fixed rates through either interest rate hedges or through other means that provide a similar effect. Actions taken to reduce interest rate risk include managing the mix and rate characteristics of various interest bearing liabilities as well as entering into interest rate swaps, collars and options.

        As of March 31, 2004 and December 31, 2003, the Company had entered into various types of interest rate contracts to manage its interest rate risk on its long-term debt as indicated below (dollars in millions):

	March 31, 2004	December 31, 2003
Interest rate swaps
Notional amount	$445.6	$447.5
Fair value	(12.5)	(14.4)
Weighted average pay rate	5.49%	5.49%
Maturing	2004-2007	2004-2007
Interest rate collars
Notional amount	$150.0	$150.0
Fair value	(3.0)	(4.8)
Weighted average cap rate	7.00%	7.00%
Weighted average floor rate	6.25%	6.25%
Maturing	2004	2004
        Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount.

        The Company purchases interest rate cap and interest rate collar agreements to reduce the impact of changes in interest rates on its floating-rate long-term debt. The cap agreements entitle the Company to receive from the counterparties (major banks) the amounts, if any, by which the Company's interest payments on certain of its floating-rate borrowings exceed a certain rate. The floor agreements require the Company to pay to the counterparties (major banks) the amount, if any, by which the Company's interest payments on certain of its floating-rate borrowings are less than a certain rate.

        The majority of the interest rate contracts have been designated as cash flow hedges of future interest payments on its variable rate debt. The fair value of these interest rate contracts designated as hedges as of March 31, 2004 and December 31, 2003 was a loss of approximately $10.0 million and $13.0 million, respectively, which is recorded in other accrued liabilities and in accumulated other comprehensive income (loss) to the extent of the effective portions of the hedging instruments. Gains and losses related to these contracts will be reclassified from other comprehensive income (loss) into earnings in the periods in which the related hedged interest payments are made. As of March 31, 2004, losses of approximately $7.4 million are expected to be reclassified into earnings over the remainder of 2004. Gains and losses on these agreements, including amounts recorded related to hedge ineffectiveness, are reflected as interest expense in the statement of operations. A net loss of $0.4 million and income of $2.2 million was recorded in interest expense in the three months ended March 31, 2004 and 2003, respectively.

        As of March 31, 2004 and December 31, 2003, swap agreement liabilities with a fair value of $5.5 million and $6.2 million, respectively, have not been designated as hedges for financial reporting purposes. The change in the liability resulted in income of $0.2 million and $2.1 million for the three months ended March 31, 2004 and 2003, respectively, has been recognized in interest expense.

        The Company is exposed to credit losses in the event of nonperformance by a counterparty to the derivative financial instruments. The Company anticipates, however, that the counterparties will be able to fully satisfy obligations under the contracts.

Commodity Price Hedging

        As of March 31, 2004 and December 31, 2003, there were no cash flow commodity price hedging contracts recorded in other current assets and other comprehensive income.

        As of March 31, 2004 commodity price hedging contracts designated as fair value hedges are included in the balance sheet as $0.4 million in accrued liabilities and a credit of $0.3 million in inventory. As of December 31, 2003 commodity price hedging contracts designated as fair value hedges are included in the balance sheet as $0.8 million in accrued liabilities and $0.5 million in inventory.

        Commodity price contracts not designated as hedges as defined by SFAS No. 133 are reflected in the balance sheet as $1.4 million and $0.2 million in other current assets and accrued liabilities, respectively, as of March 31, 2004, and as $0.5 million and $0.3 million in other current assets and accrued liabilities, respectively, as of December 31, 2003.

        During the three months ended March 31, 2004, the Company recorded an increase of $2.6 million in cost of goods sold related to net gains and losses from settled contracts, net gains and losses in fair value price hedges, and the change in fair value on commodity price hedging contracts not designated as hedges as defined in SFAS No. 133. During the three months ended March 31, 2003, the Company recorded a reduction of $0.9 million in cost of goods sold related to net gains and losses from settled contracts, net gains and losses in fair value price hedges, and the change in fair value on commodity price hedging contracts not designated as hedges as defined in SFAS No. 133.

Foreign Currency Rate Hedging

        The Company may enter into foreign currency derivative instruments to minimize the short-term impact of movements in foreign currency rates. These contracts are not designated as hedges for financial reporting purposes and are recorded at fair value. As of March 31, 2004 and December 31, 2003 and for the three months ended March 31, 2004 and 2003, the fair value, change in fair value, and realized gains (losses) of outstanding foreign currency rate hedging contracts was not material.

Net Investment Hedging

        Currency effects of net investment hedges produced a gain of $15.2 million and a loss of $18.4 million in other comprehensive income (loss) (foreign currency translation adjustments) for the three months ended March 31, 2004 and 2003, respectively. As of March 31, 2004 and December 31, 2003, there was a cumulative net loss of approximately $111.1 million and $126.3 million, respectively.

13. Securitization of Accounts Receivable

        On December 21, 2000, HI initiated an accounts receivable securitization program under which it grants an undivided interest in certain of its trade receivables to a qualified off-balance sheet entity (the "Receivables Trust") at a discount. This undivided interest serves as security for the issuance of commercial paper and medium term notes by the Receivables Trust. At March 31, 2004, the Receivables Trust had outstanding approximately $195 million in U.S. dollar equivalents in medium term notes and approximately $115 million in commercial paper. Under the terms of the agreements, HI and its subsidiaries continue to service the receivables in exchange for a 1% fee of the outstanding receivables, and HI is subject to recourse provisions.

        HI's retained interest in receivables (including servicing assets) subject to the program was approximately $148.7 and $154.4 million as of March 31, 2004 and December 31, 2003, respectively. The value of the retained interest is subject to credit and interest rate risk. For the three months ended March 31, 2004 and 2003, new sales of accounts receivable sold into the program totaled approximately $1,095.6 million and $1,002.0 million, respectively, and cash collections from receivables sold into the program that were reinvested totaled approximately $1,086.8 million and $892.0 million, respectively. Servicing fees received during the three months ended March 31, 2004 and 2003 were approximately $1.2 million and $1.2 million, respectively.

        HI incurs losses on the accounts receivable securitization program for the discount on receivables sold into the program and fees and expenses associated with the program. HI also retains responsibility for the economic gains and losses on forward contracts mandated by the terms of the program to hedge the currency exposures on the collateral supporting the off-balance sheet debt issued. Gains and losses on forward contracts included as a component of the loss on accounts receivable securitization program are a loss of $1.4 million and a loss of $7.6 million for the three months ended March 31, 2004 and 2003, respectively. As of March 31, 2004 and December 31, 2003, the fair value of the open forward currency contracts is $0.9 million and $6.8 million, respectively, which is included as a component of the residual interest reflected on HI's balance sheet. On April 16, 2004, HI amended the commercial paper facility. Pursuant to the amendment, the maturity of the commercial paper facility was extended to March 31, 2007. In addition, the amendment permits the issuance of euro-denominated commercial paper.

        The key economic assumptions used in valuing the residual interest at March 31, 2004 are presented below:

Weighted average life (in months)	3
Credit losses (annual rate)	Less than 1%
Discount rate (annual rate)	2%

        A 10% and 20% adverse change in any of the key economic assumptions would not have a material impact on the fair value of the retained interest. Total receivables over 60 days past due as of March 31, 2004 and December 31, 2003 were $9.8 million and $15.6 million, respectively.

14. Other Comprehensive Income (Loss)

        The components of other comprehensive income (loss) consist of the following (dollars in millions):

	Accumulated income (loss)		Income (loss)
	March 31, 2004	December 31, 2003	March 31, 2004	March 31, 2003
Foreign currency translation adjustments	$167.6	$171.6	$(4.0)	$2.5
Unrealized loss on nonqualified plan investments	0.6	0.6	—	—
Unrealized loss on derivative instruments	(12.2)	(15.7)	3.5	1.7
Minimum pension liability, net of tax	(92.5)	(95.2)	2.7	—
Minimum pension liability unconsolidated affiliate	(5.6)	(5.6)	—	—
Unrealized loss on securities	0.1	0.2	(0.1)	—
Other comprehensive income (loss) of minority interest	(29.0)	(28.3)	(0.7)	0.1
Other comprehensive income (loss) of unconsolidated affiliates	9.2	9.2	—	3.1

Total	$38.2	$36.8	$1.4	$7.4

15. Environmental Matters

General

        The Company is subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, the Company is subject to frequent environmental inspections and monitoring by governmental enforcement authorities. In addition, the Company's production facilities require operating permits that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of environmental laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial fines and civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict joint and several liability. Moreover, changes in environmental regulations could inhibit or interrupt the Company's operations, or require it to change its equipment or operations, and any such changes could have a material adverse effect on its business, financial condition, results of operations or cash flows. Accordingly, environmental or regulatory matters may cause the Company to incur significant unanticipated losses, costs or liabilities.

Environmental Capital Expenditures and Accruals

        The Company may incur future costs for capital improvements and general compliance under environmental and safety laws, including costs to acquire, maintain and repair pollution control equipment. The Company estimates that, on a consolidated basis, capital expenditures for environmental and safety matters during 2004 will be approximately $69.1 million, including approximately $38.5 million for HIH. However, since capital expenditures for these matters are subject to evolving regulatory requirements and depend, in part, on the timing, promulgation and enforcement of specific requirements, we cannot provide assurance that material capital expenditures beyond those currently anticipated will not be required under environmental and safety laws.

        The Company has established financial reserves relating to anticipated environmental restoration and remediation programs, as well as certain other anticipated environmental liabilities. Management believes these reserves are sufficient for known requirements. Liabilities are recorded when potential liabilities are either known or considered probable and can be reasonably estimated. The Company's liability estimates are based upon available facts, existing technology and past experience. On a consolidated basis, a total of approximately $34.0 million has been accrued related to environmental related liabilities as of March 31, 2004, including approximately $16.5 million related to HIH. However, no assurance can be given that all potential liabilities arising out of the Company's present or past operations have been identified or fully assessed or that future environmental liabilities will not be material to the Company.

Potential Liabilities

        Given the nature of the Company's business, violations of environmental laws may result in restrictions imposed on its operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on its business, financial condition, results of operations or cash flows. The Company is aware of the following matters and believes (1) the reserves related to these matters to be sufficient for known requirements, and (2) the ultimate resolution of these matters will not have a material impact on its results of operations or financial position:

        On October 1, 2003, the U.S. Environmental Protection Agency ("EPA") sent the Company an information request under section 114 of the federal Clean Air Act. The request seeks information regarding all upset releases of air contaminants from the Port Arthur plant for the period from August 1999 to August 2003. Four other companies with plants located in Port Arthur also received similar requests. The Company responded in a timely manner to the request. Whether this request will result in an enforcement action being initiated against the Company is unknown at this time.

        On June 27, 2003, the Company received a Notice of Enforcement from the Texas Commission on Environmental Quality (the "TCEQ," formerly the Texas Natural Resource Conservation Commission or TNRCC) with respect to its aromatics and olefins plant in Port Arthur, Texas for alleged violations identified by the agency during an April 2003 air quality inspection. No penalty demand has yet been made by the TCEQ, although a penalty is possible.

        On June 25, 2003, a group of more than 500 plaintiffs filed a lawsuit in state district court in Beaumont, Texas against six local chemical plants and refineries, including the Company. The lawsuit alleges that the refineries and chemical plants discharge chemicals that cause health problems for area residents. The claim does not specify a dollar amount, but seeks damages for heath impacts as well as property value losses. The suit is based on emissions data from reports that these plants filed with the TCEQ.

        On October 6, 2002, a leak of sulphuric acid from two tanks located near the Company's Whitehaven, U.K. plant was discovered. About 342 to 347 tonnes of acid were released onto the ground and into the soil near the tanks. Although the Company took immediate steps to contain the spillage and recover acid, a quantity of acid reached a nearby beach via a geological fault. The Company believes that it did not own the tanks from which the acid leaked; however, the Company did own the acid in the tanks. The U.K. Health and Safety Executive has issued three Improvement

Notices requiring corrective action with which the Company is complying. The U.K. Environment Agency ("EA") on or about April 27, 2004, served a summons providing notice to Huntsman Surface Sciences UK Limited that a criminal prosecution is being initiated against it as a result of the spill based on alleged violations of the Water Resources Act and Environmental Protection Act. Although the Company can give no assurances, based on currently available information and its understanding of similar investigations and penalties in the past, the Company believes that if it is ultimately found to be legally responsible for the spill, the probable penalties or the cost of any additional corrective action would not be material to its business, financial position, results of operations or cash flows.

        By letter dated February 27, 2004, the U.S. Forest Service provided notice to the Company that it is considered to be a potentially responsible party ("PRP") under the federal Superfund law for the release of hazardous substances at the North Maybe Mine, located about 13 miles northeast of Soda Springs, Idaho. The mining site includes an inactive open pit phosphorus mine, associated overburden piles and affected downstream lands. The Company has been identified as a PRP because Huntsman Polymers is viewed by the Forest Service as the successor to El Paso Products Company, which is alleged to have leased the site from 1964-1972 and mined the site from 1965-1967. In its letter, the Forest Service requests that the Company "participate in the development and funding of a Site Investigation (SI) and Engineering Evaluation/Cost Analysis (EE/CA) under an Administrative Order of Consent (AOC)." The Company has communicated with the U.S. Forest Service, it is in the process of investigating the matter and it is continuing to evaluate its options.

        By letter of March 8, 2004, Kraft Foods Inc. ("Kraft") notified the Company that "Rexene Polyolefins, a Division of Dart Industries, Inc." had been included among about 90 corporate defendants in a private lawsuit seeking damages from former users of the Malone Services hazardous waste disposal facility in Texas City, Texas. The plaintiffs are the current owners of the site; they purchased the site out of bankruptcy in 1999 to operate it as a hazardous waste site. They complain that they are now unable to do so because it has been declared a Superfund site. Kraft is the successor in interest to Dart Industries, Inc. ("Dart"). Dart was a joint venturer with El Paso Products Company in Rexene Polyolefins ("Rexene") which, for a period of years, operated a plant in Bayport, Texas. That plant was sold to Lyondell Chemical Company in 1990. From a preliminary review of EPA records, Kraft indicates that Rexene shipped waste to the Malone Services site from September 1976 to November 1980; EPA estimates Rexene's volumetric percentage for waste shipped to the site as 0.37893%. Kraft is seeking a joint cost-sharing arrangement with us regarding this case. We already have a 50/50 cost-sharing arrangement with Kraft regarding the Turtle Bayou Superfund site. Waste shipped prior to August 31, 1979, is potentially subject to a 50/50 arrangement with Kraft. We are evaluating the documentary evidence and will provide a formal response to Kraft's letter in due course. It is currently unclear what the potential liability for the Company might be in this matter.

        The Company has been named as a "premises defendant" in a number of asbestos exposure lawsuits. These suits often involve multiple plaintiffs and multiple defendants, and, generally, the complaint in the action does not indicate which plaintiffs are making claims against a specific defendant, where the alleged injuries were incurred or what injuries each plaintiff claims. These facts must be learned through discovery. There are currently 43 asbestos exposure cases pending against the Company. Among the cases currently pending, management is aware of one claim of mesothelioma. The Company does not have sufficient information at the present time to estimate any liability in these cases. Although the Company cannot provide specific assurances, based on its understanding of similar cases, management believes that the Company's ultimate liability in these cases will not be material to its financial position or results of operations.

        The Company has incurred, and may in the future incur, liability to investigate and clean up waste or contamination at its current or former facilities or facilities operated by third parties at which it may have disposed of waste or other materials. Similarly, the Company may incur costs for the cleanup of wastes that were disposed of prior to the purchase of its businesses. Under some environmental laws, the Company may be jointly and severally liable for the costs of environmental contamination on or from its properties and at off-site locations where it disposed of or arranged for the disposal or treatment of hazardous wastes and may incur liability for damages to natural resources. For example, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and similar state laws, a current owner or operator of real property may be liable for such costs regardless of whether the owner or operator owned or operated the real property at the time of the release of the hazardous substances and regardless of whether the release or disposal was in compliance with law at the time it occurred. In addition, under the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and similar state laws, as the holder of permits to treat or store hazardous wastes, we may, under some circumstances, be required to remediate contamination at or from its properties regardless of when the contamination occurred. For example, the Company's Odessa, Port Arthur, and Port Neches facilities in Texas are the subject of ongoing RCRA remediation. Based on current information and past costs relating to these matters, the Company does not believe such matters will have a material adverse effect. There can be no assurance, however, that any such matters will not have a material adverse effect on the Company.

        The Company is aware that there is or may be soil or groundwater contamination at some of its other facilities resulting from past operations. Based on available information and the indemnification rights (including indemnities provided by ICI, The Rohm and Haas Company, Rhodia S.A. and Dow Chemical, for the facilities that each of them transferred to the Company), the Company believes that the costs to investigate and remediate known contamination will not have a material adverse effect on its financial condition, results of operations or cash flows; however, the Company cannot give any assurance that such indemnities will fully cover the costs of investigation and remediation, that it will not be required to contribute to such costs or that such costs will not be material.

        In addition, the Company has been notified by third parties of claims against it or its subsidiaries for cleanup liabilities at certain former facilities and other third party sites, including Belpre, Ohio (a former facility); Georgetown Canyon, Idaho (an alleged former property); Aerex Refinery, Bloomfield, New Mexico (an alleged former property); Turtle Bayou Superfund Site, Texas (an alleged off-site disposal location); the Martin Aaron Superfund Site, Camden, New Jersey (an off-site disposal and reconditioning facility); the Gulf Nuclear Sites in Odessa and near Houston, Texas (off-site waste handling sites); Fort Gratiot Sanitary Landfill near Marysville, Michigan (an off-site disposal location); Star Lake Superfund Site, Texas (located near the Port Neches facility); and the San Angelo Electric Service Company Site, San Angelo, Texas (an alleged OCB-handling site). With respect to the first five matters, which are under investigation, the Company is unable to determine whether such liabilities may be material to it because it does not have information sufficient to evaluate these claims. With respect to the final four matters, based on current information and past experience, the Company does not believe such matters will have a material adverse effect on it.

        Based upon currently available information, the Company does not anticipate that any of the potential liabilities referenced above will materially adversely affect its financial position or results of operations.

Regulatory Developments

        In a March 30, 2004 Federal Register, the EPA announced that it will designate the Beaumont-Port Arthur area as in "serious" non-attainment with the one-hour ozone national ambient air quality standard. This change may, but is not likely to, require additional controls and/or work practices to meet the yet undefined regulatory requirements for nitrogen oxides and volatile organic compounds. Although no assurance can be given, the Company believes that any additional capital required to comply with the new rules based on this area reclassification, above the existing operating plans of its plants in Port Arthur and Port Neches, Texas, will not be material.

        Under the European Union ("EU") Integrated Pollution Prevention and Control Directive ("IPPC"), EU member governments are to adopt rules and implement a cross-media (air, water, waste) environmental permitting program for individual facilities. The U.K. was the first EU member government to request IPPC permit applications from the Company. In the U.K., the Company submitted several applications and, very recently, negotiated and received its first IPPC permits. Based upon the terms of these permits, the Company does not anticipate that it will have to make material capital expenditures to comply. Other IPPC permits are under review by the U.K. Environment Agency. The Company is not yet in a position to know with certainty what the other U.K. IPPC permits will require, and it is possible that the costs of compliance could be material; however, the Company believes, based upon its experience to date, that the costs of compliance with IPPC permitting in the U.K. will not be material to its financial condition or results of operations. Additionally, the IPPC directive has recently been implemented in France, and similar to its operations in the U.K., the Company does not anticipate having to make material capital expenditures to comply.

        With respect to the Company's facilities in EU jurisdictions other than the U.K. and France, IPPC implementing legislation is not yet in effect, or the Company has not yet been required to seek IPPC permits. Accordingly, while the Company expects to incur additional future costs for capital improvements and general compliance under IPPC requirements in these jurisdictions, at the present time it is unable to determine whether or not these costs will be material. Accordingly, the Company cannot provide assurance that material capital expenditures and compliance costs will not be required in connection with IPPC requirements.

        On October 29, 2003, the European Commission adopted a proposal for a new EU regulatory framework for chemicals. Under this proposed new system called "REACH" (Registration, Evaluation and Authorisation of CHemicals), enterprises that manufacture or import more than one ton of a chemical substance per year would be required to register such manufacture or import in a central database. The REACH initiative, as proposed, would require risk assessment of chemicals, preparations (e.g., soaps and paints) and articles (e.g., consumer products) before those materials could be manufactured or imported into EU countries. Where warranted by a risk assessment, hazardous substances would require authorizations for their use. This regulation could impose risk control strategies that would require capital expenditures by the Company. As proposed, REACH would take effect in three primary stages over the eleven years following the final effective date (assuming final approval). The impacts of REACH on the chemical industry and on the Company are unclear at this time because the parameters of the program are still being actively debated. Nevertheless, it is possible that REACH, if implemented, would be costly to the Company.

MTBE Developments

        The use of MTBE is controversial in the United States and elsewhere and may be substantially curtailed or eliminated in the future by legislation or regulatory action. The presence of MTBE in some groundwater supplies in California and other states (primarily due to gasoline leaking from underground storage tanks) and in surface water (primarily from recreational watercraft) has led to public concern about MTBE's potential to contaminate drinking water supplies. Heightened public awareness regarding this issue has resulted in state, federal and foreign initiatives to rescind the federal oxygenate requirements for reformulated gasoline or restrict or prohibit the use of MTBE in particular.

        For example, the California Air Resources Board adopted regulations that prohibit the addition of MTBE to gasoline as of January 1, 2004. Certain other states have also taken actions to restrict or eliminate the current or future use of MTBE. States which have taken action to prohibit or restrict the use of MTBE accounted for over 40% of the U.S. market for MTBE prior to the taking of such action. In connection with its ban, the State of California requested that the EPA waive the federal oxygenated fuels requirements of the federal Clean Air Act for gasoline sold in California. The EPA denied the State's request on June 12, 2001. Certain of the state bans, including California's ban, have been challenged in court as unconstitutional (in light of the Clean Air Act). On June 4, 2003, a federal court of appeals rejected such a challenge to California's ban, ruling that the ban is not pre-empted by the Clean Air Act.

        The energy bill pending in the U.S. Congress would eliminate the oxygenated fuels requirements in the Clean Air Act and phase out or curtail MTBE use. To date, no such legislation has become law. However, such legislation is being considered by Congress and, if it were to become law, it could result in a federal ban on the use of MTBE in gasoline. In addition, on March 20, 2000, the EPA announced its intention, through an advanced notice of proposed rulemaking, to phase out the use of MTBE under authority of the federal Toxic Substances Control Act. In its notice, the EPA also called on the U.S. Congress to restrict the use of MTBE under the Clean Air Act.

        In Europe, the EU issued a final risk assessment report on MTBE on September 20, 2002. While no ban of MTBE was recommended, several risk reduction measures relating to storage and handling of MTBE-containing fuel were recommended. Separate from EU action, Denmark entered into a voluntary agreement with refiners to reduce the sale of MTBE in Denmark. Under the agreement, use of MTBE in 92- and 95-octane gasoline in Denmark ceased by May 1, 2002; however, MTBE is still an additive in a limited amount of 98-octane gasoline sold in about 100 selected service stations in Denmark.

        Any phase-out or other future regulation of MTBE in other states, nationally or internationally may result in a significant reduction in demand for the Company's MTBE and result in a material loss in revenues or material costs or expenditures. In the event that there should be a phase-out of MTBE in the United States, the Company believes it will be able to export MTBE to Europe or elsewhere or use its co-product TBA to produce saleable products other than MTBE. If the Company opts to produce products other than MTBE, necessary modifications to its facilities may require significant capital expenditures and the sale of the other products may produce a materially lower level of cash flow than the sale of MTBE.

        In addition, while the Company has not been named as a defendant in any litigation concerning the environmental effects of MTBE, it cannot provide assurances that it will not be involved in any such litigation or that such litigation will not have a material adverse effect on its business, financial condition, results of operations or cash flows. In 2003, the U.S. House of Representatives passed a version of an energy bill that contained limited liability protection for producers of MTBE. The Senate's version of the bill did not have liability protection. The issue was one of the reasons that a compromise energy bill was not passed. Whether a compromise will be reached on this legislation in 2004, and whether any compromise will provide liability protection for producers, are unknown. In any event, the liability protection provision in the House bill applied only to defective product claims; it would not preclude other types of lawsuits.

Other Matters

        The TCEQ and the Company settled outstanding allegations of environmental regulatory violations at the Company's Port Neches, Texas, facilities on May 29, 2003. The settlement imposes penalties totaling $352,250 and requires enhanced air monitoring around the Company's C4 plant, an air compliance audit performed by an outside consultant at that plant, and application for an air emissions permit for the joint wastewater treatment plant that services all of the Port Neches facilities. Although management does not anticipate it, it is possible that the terms of a joint wastewater treatment plant air permit, which will likely be issued as a result of the settlement, may cause the Company to incur costs that could be material.

        The State of Texas settled an air enforcement case with the Company relating to its Port Arthur, Texas plant on May 13, 2003. Under the settlement, the Company is required to pay a civil penalty of $7.5 million over more than four years, undertake environmental monitoring projects totaling about $1.5 million in costs, and pay $375,000 in attorney's fees to the Texas Attorney General. Thus, as of May 17, 2004, the Company has paid $1.8 million toward the penalty and $375,000 for the attorney's fees; the monitoring projects are underway and on schedule. It is not anticipated that this settlement will have a material adverse effect on the Company's financial position.

16. Operating Segment Information

        The Company derives its revenues, earnings and cash flows from the manufacture and sale of a wide variety of differentiated and commodity chemical products. The Company has five reportable operating segments: Polyurethanes, Performance Products, Polymers, Pigments and Base Chemicals. The major products of each reportable operating segment are as follows:

Segment	Products
Polyurethanes	MDI, TDI, TPU, polyols, aniline, PO and MTBE
Performance Products	Amines, surfactants, linear alkylbenzene, maleic anhydride, other performance chemicals and glycols.
Polymers	Ethylene (produced at the Odessa, Texas facilities primarily for internal use), polyethylene, polypropylene, expandable polystyrene, styrene and other polymers
Pigments	Titanium dioxide
Base Chemicals	Olefins (primarily ethylene and propylene), butadiene, MTBE, benzene, cyclohexane and paraxylene

        Sales between segments are generally recognized at external market prices.

        The Company uses EBITDA to measure the financial performance of its global business units and for reporting the results of its operating segments. This measure includes all operating items relating to the businesses. The EBITDA of operating segments excludes items that principally apply to the Company as a whole. The Company believes that EBITDA is useful in helping investors assess the results of its business operations. The revenues and EBITDA for each of the Company's reportable operating segments are as follows (dollars in millions):

	Three Months Ended March 31,
	2004	2003(3)
Revenues:
Polyurethanes	$639.6	$—
Performance Products	454.9	278.9
Polymers	314.5	288.8
Pigments	254.9	—
Base Chemicals	859.1	335.2
Eliminations	(168.4)	(71.0)

Total	$2,354.6	$831.9

Segment EBITDA(1)
Polyurethanes	$72.7	$—
Performance Products	35.3	36.8
Polymers	18.9	13.4
Pigments	7.7	—
Base Chemicals	53.3	(8.2)
Corporate and other(2)	12.6	(44.1)

Total	$200.5	$(2.1)

Segment EBITDA(1)	$200.5	$(2.1)
Interest income (expense), net	(144.2)	(34.5)
Income tax benefit (expense)	(1.2)	0.0
Depreciation and amortization	(110.1)	(32.1)

Net loss	$(55.0)	$(68.7)

(1)
EBITDA is defined as net loss before interest, taxes, depreciation and amortization.

(2)
EBITDA from corporate and other items includes unallocated corporate overhead, loss on sale of accounts receivable, foreign exchange gains or losses and other non-operating income (expense).

(3)
Prior to the HIH Consolidation Transaction, the Company had three operating segments—Performance Products, Polymers and Base Chemicals.

17. Subsequent Event

HLLC Credit Facilities Amendment

        On May 6, 2004, the Company amended certain financial covenants in the HLLC Credit Facilities. The amendment applies to both the HLLC Revolving Facility and the HLLC Term Facilities and

provides for, among other things, the amendment of certain financial covenants through the fourth quarter 2005. The amendment provided for an increase in the maximum leverage ratio, and a decrease in the minimum interest coverage ratio and the fixed charge coverage ratio. The amendment also amends the mandatory prepayment provisions contained in the HLLC Credit Facilities to permit the Company, after certain levels of repayment of the Term Loan B, to use subordinate debt or equity proceeds to repay a portion of the outstanding indebtedness of certain of its Australian subsidiaries.

18. Consolidating Condensed Financial Statements

        The following consolidating condensed financial statements present, in separate columns, financial information for the following: Huntsman LLC (on a parent only basis), with its investment in subsidiaries recorded under the equity method; the guarantors, under the Company's indenture, on a combined, or where appropriate, consolidated basis, with its investment in the non-guarantors recorded under the equity method; and the non-guarantors on a consolidated basis. Additional columns present eliminating adjustments and consolidated totals as of March 31, 2004 and December 31, 2003. There are no contractual restrictions limiting transfers of cash from guarantor subsidiaries to the Company, other than Huntsman Specialty. The combined guarantors are wholly-owned subsidiaries of the Company and have fully and unconditionally guaranteed the 2003 Secured Notes and the HLLC Notes on a joint and several basis. The Company has not presented separate financial statements and other disclosures for each of the guarantors because management believes that such information is not material to investors.

HUNTSMAN LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS AS OF MARCH 31, 2004 (UNAUDITED)

(Dollars in Millions)

	Parent Company	Guarantors	Non- guarantors	Eliminations	Consolidated Huntsman LLC
ASSETS
Current assets:
Cash and cash equivalents	$7.4	$0.5	$96.9	$—	$104.8
Restricted cash	0.6	8.1	—	—	8.7
Receivables—net	80.6	320.4	736.6	(56.5)	1,081.1
Inventories	38.9	190.0	591.6	—	820.5
Prepaid expenses	0.8	12.8	25.3	(3.3)	35.6
Deferred income tax	—	—	3.0	—	3.0
Other current assets	—	—	77.7	—	77.7

Total current assets	128.3	531.8	1,531.1	(59.8)	2,131.4
Property, plant and equipment, net	101.3	1,056.1	3,347.9	21.4	4,526.7
Investment in affiliates	(583.7)	420.0	186.8	145.4	168.5
Intangible assets, net	2.3	9.9	264.4	(4.1)	272.5
Goodwill	—	3.3	—	—	3.3
Deferred income tax	0.7	13.8	—	(2.5)	12.0
Other noncurrent assets	2,142.5	126.5	461.9	(2,121.3)	609.6

Total assets	$1,791.4	$2,161.4	$5,792.1	$(2,020.9)	$7,724.0

LIABILITIES AND MEMBER'S EQUITY (DEFICIT)
Current liabilities:
Trade accounts payable	$29.5	$179.6	$631.6	$(56.5)	$784.2
Accrued liabilities	85.8	84.6	328.8	(3.3)	495.9
Deferred income tax	0.7	13.8	—	—	14.5
Current portion of long-term debt	0.3	1.1	94.8	—	96.2
Total current liabilities	116.3	279.1	1,055.2	(59.8)	1,390.8

Long-term debt	1,697.0	2,136.4	3,915.5	(2,120.7)	5,628.2
Other noncurrent liabilities	82.2	148.9	230.6	(0.6)	461.1
Deferred income taxes	—	—	239.2	(2.5)	236.7

Total liabilities	1,895.5	2,564.4	5,440.5	(2,183.6)	7,716.8
Minority interest in consolidated subsidiaries	—	60.1	5.8	45.4	111.3
Member's equity (deficit:)
Member's equity	1,095.2	—	565.5	(565.5)	1,095.2
Subsidiary preferred stock	—	72.0	—	(72.0)	—
Subsidiary common stock	—	270.8	116.3	(387.1)	—
Accumulated deficit	(1,237.5)	(848.1)	(405.0)	1,253.1	(1,237.5)
Accumulated other comprehensive loss	38.2	42.2	69.0	(111.2)	38.2
Total member's equity (deficit)	(104.1)	(463.1)	345.8	117.3	(104.1)

Total liabilities and member's equity (deficit)	$1,791.4	$2,161.4	$5,792.1	$(2,020.9)	$7,724.0

HUNTSMAN LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS AS OF DECEMBER 31, 2003

(Dollars in Millions)

	Parent Company	Guarantors	Non- guarantors	Eliminations	Consolidated Huntsman LLC
ASSETS
Current assets:
Cash and cash equivalents	$0.8	$0.4	$116.1	$—	$117.3
Restricted cash	0.9	9.6	—	—	10.5
Receivables—net	125.3	553.5	580.4	(334.1)	925.1
Inventories	36.5	203.1	653.3	—	892.9
Prepaid expenses	1.5	23.3	23.8	(8.3)	40.3
Deferred income tax	—	—	3.0	—	3.0
Other current assets	—	0.2	86.8	—	87.0

Total current assets	165.0	790.1	1,463.4	(342.4)	2,076.1

Property, plant and equipment, net	104.6	1,064.6	3,381.0	21.9	4,572.1
Investment in affiliates	(523.3)	457.8	176.3	47.2	158.0
Intangible assets, net	2.4	10.5	273.1	(4.1)	281.9
Goodwill	—	3.3	—	—	3.3
Deferred income tax	0.7	13.8	—	(2.5)	12.0
Other noncurrent assets	2,164.3	121.1	467.8	(2,141.7)	611.5

Total assets	$1,913.7	$2,461.2	$5,761.6	$(2,421.6)	$7,714.9

LIABILITIES AND MEMBER'S EQUITY (DEFICIT)
Current liabilities:
Trade accounts payable	$22.5	$179.9	$522.8	$1.7	$726.9
Accounts payable—affiliates	153.5	165.1	42.4	(335.8)	25.2
Accrued liabilities	81.8	105.7	406.6	(8.4)	585.7
Deferred income tax	0.7	13.8	—	—	14.5
Current portion of long-term debt	1.3	37.7	95.0	—	134.0
Total current liabilities	259.8	502.2	1,066.8	(342.5)	1,486.3

Long-term debt	1,622.9	2,157.0	3,812.7	(2,139.0)	5,453.6
Other noncurrent liabilities	81.5	147.9	229.4	(2.6)	456.2
Deferred income taxes	—	—	237.3	(2.5)	234.8

Total liabilities	1,964.2	2,807.1	5,346.2	(2,486.6)	7,630.9
Minority interest in consolidated subsidiaries	—	60.9	3.6	70.0	134.5
Member's equity (deficit:)
Member's equity	1,095.2	—	565.5	(565.5)	1,095.2
Subsidiary preferred stock	—	72.0	—	(72.0)	—
Subsidiary common stock	—	270.8	116.3	(387.1)	—
Accumulated deficit	(1,182.5)	(790.9)	(338.1)	1,129.0	(1,182.5)
Accumulated other comprehensive loss	36.8	41.3	68.1	(109.4)	36.8
Total member's equity (deficit)	(50.5)	(406.8)	411.8	(5.0)	(50.5)

Total liabilities and member's equity (deficit)	$1,913.7	$2,461.2	$5,761.6	$(2,421.6)	$7,714.9

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED)

(Dollars in Millions)

	Parent Company	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman LLC
Revenues:
Trade sales	$88.1	$704.4	$1,555.1	$—	$2,347.6
Related party sales	—	54.7	37.5	(85.2)	7.0
Expenses billed to subsidiaries	6.7	(6.4)	(0.3)	—	(0.0)

Total revenues	94.8	752.7	1,592.3	(85.2)	2,354.6
Cost of goods sold	80.1	705.9	1,436.6	(81.5)	2,141.1

Gross profit	14.7	46.8	155.7	(3.7)	213.5

Selling, general and administrative	8.7	20.5	98.7	(3.2)	124.7
Research and development	—	4.6	13.2	—	17.8
Other operating income	(0.1)	(1.8)	(4.7)	—	(6.6)
Restructuring and plant closing costs (credits)	—	—	8.7	—	8.7

Operating income (loss)	6.1	23.5	39.8	(0.5)	68.9
Interest expense, net	(0.6)	(42.8)	(100.8)	—	(144.2)
Loss on accounts receivable securitization program	—	—	(3.5)	—	(3.5)
Equity in income (losses) of investment in unconsolidated affiliates and subsidiaries	(60.9)	(38.4)	0.7	99.3	0.7
Other income (expense)	(1.8)	—	—	—	(1.8)

Loss before income taxes and minority interest	(57.2)	(57.7)	(63.8)	98.8	(79.9)
Income tax expense	2.2	—	(3.4)	—	(1.2)
Loss before minority interest	(55.0)	(57.7)	(67.2)	98.8	(81.1)
Minority interest in subsidiaries' loss	—	0.8	—	25.3	26.1
Net income (loss)	(55.0)	(56.9)	(67.2)	124.1	(55.0)
Other comprehensive income	1.4	0.9	0.9	(1.8)	1.4

Comprehensive loss	$(53.6)	$(56.0)	$(66.3)	$122.3	$(53.6)

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE THREE MONTHS ENDED MARCH 31, 2003 (UNAUDITED)

(Dollars in Millions)

	Parent Company	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman LLC
Revenues:
Trade sales	$66.4	$628.3	$85.4	$—	$780.1
Related party sales	—	58.3	8.5	(15.0)	51.8

Expenses billed to subsidiaries	15.4	(13.5)	(1.9)	—	0.0

Total revenues	81.8	673.1	92.0	(15.0)	831.9
Cost of goods sold	70.0	659.8	84.1	(22.7)	791.2
Gross profit	11.8	13.3	7.9	7.7	40.7
Selling, general and administrative	5.3	22.5	3.2	7.7	38.7
Research and development	—	5.1	0.6	—	5.7
Other operating income	(1.0)	(3.8)	0.8	—	(4.0)

Operating income (loss)	7.5	(10.5)	3.3	(0.0)	0.3
Interest expense, net	2.9	(34.9)	(2.5)	—	(34.5)
Other income (expense)	—	—	(0.5)	—	(0.5)
Equity in income (losses) of investment in unconsolidated affiliates and subsidiaries	(79.1)	(34.0)	0.6	78.5	(34.0)

Loss before income taxes and minority interest	(68.7)	(79.4)	0.9	78.5	(68.7)
Income tax expense	—	—	—	—	—
Minority interest in subsidiaries' loss	—	(0.4)	—	0.4	—
Net income (loss)	(68.7)	(79.8)	0.9	78.9	(68.7)
Other comprehensive income	7.4	5.6	2.6	(8.2)	7.4

Comprehensive loss	$(61.3)	$(74.2)	$3.5	$70.7	$(61.3)

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED)

(Dollars in Millions)

	Parent Company	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman LLC
Cash flows from operating activities:
Net loss	$(55.0)	$(56.9)	$(67.2)	$124.1	$(55.0)
Adjustments to reconcile net loss to net cash from operating activities:
Equity in (income) losses of investment in unconsolidated affiliates	60.9	38.4	(0.7)	(99.3)	(0.7)
Depreciation and amortization	3.8	23.5	82.3	0.5	110.1
Provision for losses on accounts receivable	(0.5)	(1.4)	0.3	—	(1.6)
Loss on disposal of plant and equipment	—	0.2	—	—	0.2
Non-cash interest expense	1.4	0.3	32.6	—	34.3
Non-cash interest on affiliate debt	—	—	0.3	—	0.3
Deferred income taxes	—	—	2.1	—	2.1
Loss on foreign currency transactions	—	—	(6.4)		(6.4)
Minority interest in subsidiaries	—	(0.8)	—	(25.3)	(26.1)
Net changes in operating assets and liabilities:
Accounts and notes receivables	45.2	234.6	(169.7)	(277.7)	(167.6)
Change in receivables sold, net	—	—	8.8	—	8.8
Inventories	(2.4)	13.1	62.7	—	73.4
Prepaid expenses	0.7	10.2	(0.7)	(5.0)	5.2
Other current assets	—	0.4	(15.0)	—	(14.6)
Other noncurrent assets	2.2	(7.9)	(1.4)	(2.0)	(9.1)
Accounts payable	(146.5)	(165.4)	65.4	277.7	31.2
Accrued liabilities	3.9	(20.9)	(51.0)	5.0	(63.0)
Other noncurrent liabilities	1.6	1.0	0.1	2.0	4.7

Net cash provided by (used in) operating activities	(84.7)	68.4	(57.5)	—	(73.8)

Investing activities:
Capital expenditures for plant and equipment	(0.4)	(12.9)	(40.8)	—	(54.1)
Investment in affiliate	—	—	(11.9)	—	(11.9)
Net borrowings (repayments) of intercompany debt	19.4	(20.8)	1.4	—	(0.0)
Repayment of advances from unconsolidated affiliates	—	—	1.2	—	1.2

Net cash provided by (used in) investing activities	19.0	(33.7)	(50.1)	—	(64.8)

Financing activities:
Net borrowings on revolving loan facilities	72.8	—	88.0	—	160.8
Net borrowings on overdraft	—	—	4.9		4.9
Repayment of long-term debt	(0.9)	(36.9)	(0.8)	—	(38.6)

Net cash provided by (used in) financing activities	71.9	(36.9)	92.1	—	127.1

Effect of exchange rate changes on cash	0.1	0.8	(3.7)	—	(2.8)

Increase (decrease) in cash and cash equivalents	6.3	(1.4)	(19.2)	—	(14.3)
Cash and cash equivalents, including restricted cash at beginning of period	1.7	10.0	116.1	—	127.8

Cash and cash equivalents, including restricted cash at end of period	$8.0	$8.6	$96.9	$—	$113.5

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2003 (UNAUDITED)

(Dollars in Millions)

	Parent Company	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman LLC
Cash flows from operating activities:
Net loss	$(68.7)	$(79.8)	$0.9	$78.9	$(68.7)
Adjustments to reconcile net loss to net cash from operating activities:
Equity in (income) losses of investment in unconsolidated affiliates	79.1	34.0	(0.6)	(78.5)	34.0
Depreciation and amortization	3.4	24.1	4.6	—	32.1
Provision for losses on accounts receivable	—	(0.3)	—	—	(0.3)
Non-cash interest expense	1.1	0.4	—	—	1.5
Minority interest in subsidiaries	—	0.4	—	(0.4)	—
Net changes in operating assets and liabilities:
Accounts and notes receivables	(74.5)	44.1	(32.9)	(0.2)	(63.5)
Inventories	(2.6)	(8.0)	(3.6)	—	(14.2)
Prepaid expenses	0.8	11.7	—	—	12.5
Other current assets	—	(0.2)	(0.4)	—	(0.6)
Other noncurrent assets	(0.9)	—	0.8	—	(0.1)
Accounts payable	5.7	27.7	27.5	(12.4)	48.5
Accrued liabilities	(16.1)	(36.7)	0.1	12.6	(40.1)
Other noncurrent liabilities	(3.7)	2.0	0.8	—	(0.9)

Net cash provided by (used in) operating activities	(76.4)	19.4	(2.8)	0.0	(59.8)

Investing activities:
Capital expenditures for plant and equipment	(2.9)	(8.2)	(1.6)	—	(12.7)
Net borrowings (repayments) of intercompany debt	3.8	(8.0)	4.2	—

Net cash provided by (used in) investing activities	0.9	(16.2)	2.6	—	(12.7)

Financing activities:
Net borrowings on revolving loan facilities	72.9	—	—	—	72.9
Repayment of long-term debt	(0.5)	(0.3)	—	—	(0.8)
Net cash provided by (used in) financing activities	72.4	(0.3)	—	—	72.1
Effect of exchange rate changes on cash	—	2.0	1.1	—	3.1
Increase (decrease) in cash and cash equivalents	(3.1)	4.9	0.9	0.0	2.7

Cash and cash equivalents, including restricted cash at beginning of period	6.3	10.1	15.0	—	31.4

Cash and cash equivalents, including restricted cash at end of period	$3.2	$15.0	$15.9	$0.0	$34.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers and Member of
Huntsman LLC and Subsidiaries:

        We have audited the accompanying consolidated balance sheets of Huntsman LLC (formerly Huntsman Corporation) and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations and comprehensive loss, equity (deficit), and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Huntsman LLC and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 2 to the consolidated financial statements, the Company changed its method of computing depreciation effective January 1, 2003. In addition, the Company adopted Financial Accounting Standard Nos. 141 and 142 effective January 1, 2002 and changed its method of accounting for derivative financial instruments effective January 1, 2001, to conform to Statement of Financial Accounting Standards No. 133, as amended.

DELOITTE & TOUCHE LLP

Houston, Texas
March 29, 2004

FINANCIAL STATEMENTS

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

	December 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$117.3	$22.3
Restricted cash	10.5	9.1
Accounts and notes receivables (net of allowance for doubtful accounts of $19.7 and $7.5, respectively)	925.1	396.2
Inventories	892.9	298.1
Prepaid expenses	40.3	27.7
Deferred income taxes	3.0	13.0
Other current assets	87.0	2.2

Total current assets	2,076.1	768.6
Property, plant and equipment, net	4,572.1	1,287.2
Investment in unconsolidated affiliates	158.0	238.5
Intangible assets, net	281.9	39.6
Goodwill	3.3	3.3
Deferred income taxes	12.0	—
Other noncurrent assets	611.5	119.2

Total assets	$7,714.9	$2,456.4

LIABILITIES AND MEMBER'S EQUITY (DEFICIT)
Current liabilities:
Accounts payable, including overdraft of $7.5 and $0, respectively	$752.1	$242.6
Accrued liabilities	585.7	200.3
Deferred income taxes	14.5	—
Current portion of long-term debt	134.0	63.8

Total current liabilities	1,486.3	506.7
Long-term debt	5,059.8	1,641.4
Long-term debt—affiliates	393.8	30.9
Deferred income taxes	234.8	13.0
Other noncurrent liabilities	456.2	234.3

Total liabilities	7,630.9	2,426.3

Minority interests	134.5	—

Commitments and contingencies (notes 20 and 22)
Member's equity (deficit):
Member's equity, 10,000,000 units	1,095.2	1,095.2
Accumulated deficit	(1,182.5)	(934.3)
Accumulated other comprehensive income (loss)	36.8	(130.8)
Total member's equity (deficit)	(50.5)	30.1

Total liabilities and member's equity (deficit)	$7,714.9	$2,456.4

See accompanying notes to consolidated financial statements

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS)

(Dollars in Millions)

	Year ended December 31, 2003	2002	2001
Revenues:
Trade sales	$6,472.4	$2,494.8	$2,577.1
Related party sales	95.4	166.2	180.3

Total revenues	6,567.8	2,661.0	2,757.4
Cost of goods sold	5,959.8	2,421.0	2,666.6

Gross profit	608.0	240.0	90.8
Expenses:
Selling, general and administrative	387.0	151.9	181.0
Research and development	54.8	23.8	32.7
Other operating income	(45.0)	(1.0)	(2.0)
Restructuring and plant closing costs (credit)	37.9	(1.0)	66.7
Goodwill impairment	—	—	33.8
Other asset impairment charges	—	—	488.0

Total expenses	434.7	173.7	800.2

Operating income (loss)	173.3	66.3	(709.4)
Interest expense, net	(391.8)	(192.7)	(239.3)
Loss on accounts receivable securitization program	(20.4)	—	(5.9)
Equity in losses of investment in unconsolidated affiliates	(36.8)	(31.1)	(86.8)
Other income (expense)	—	(7.6)	0.6

Loss before income tax benefit, minority interests, and cumulative effect of accounting change	(275.7)	(165.1)	(1,040.8)
Income tax (benefit) expense	40.1	8.5	(184.9)

Loss before minority interest and cumulative effect of acct. change	(315.8)	(173.6)	(855.9)
Minority interest in subsidiaries' (income) loss	67.6	(28.8)	13.1
Cumulative effect of accounting changes	—	169.7	0.1

Net loss	(248.2)	(32.7)	(842.7)
Other comprehensive income (loss)	167.6	10.5	(73.5)

Comprehensive loss	$(80.6)	$(22.2)	$(916.2)

See accompanying notes to consolidated financial statements

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

	Year ended December 31, 2003	Year ended December 31, 2002	Year ended December 31, 2001
Cash flows from operating activities:
Net loss	$(248.2)	$(32.7)	$(842.7)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Cumulative effect of accounting change	—	(169.7)	(0.1)
Equity in losses of investment in unconsolidated affiliates	36.8	31.1	86.7
Depreciation and amortization	318.8	152.7	197.5
Provision for losses on accounts receivable	11.3	(1.8)	(4.3)
Noncash restructuring, plant closing, and asset impairment charges	9.7	(5.3)	528.2
Loss (gain) on disposal of plant and equipment	1.5	0.5	(4.8)
Loss on disposal of exchangeable preferred stock	—	—	7.0
Loss on sale of nonqualified plan securities	—	—	4.2
Loss on early extinguishment of debt	—	6.7	1.1
Noncash interest expense	99.8	7.6	10.4
Noncash interest on affiliate debt	(1.9)	—	—
Deferred income taxes	7.7	—	(184.5)
Gain on foreign currency transactions	(79.0)	—	—
Minority interests in subsidiaries	(67.6)	28.8	(13.1)
Changes in operating assets and liabilities:
Accounts and notes receivables	38.0	(48.2)	9.2
Change in receivables sold, net	(12.0)	—	—
Inventories	59.8	1.3	62.0
Prepaid expenses	(2.4)	16.1	(14.4)
Other current assets	(15.9)	(28.4)	35.6
Other noncurrent assets	(25.6)	(6.4)	83.4
Accounts payable	(52.3)	56.9	(167.0)
Accrued liabilities	71.2	65.2	(11.6)
Other noncurrent liabilities	10.3	14.3	(69.8)

Net cash provided by (used in) operating activities	160.0	88.7	(287.0)

Investing activities:
Capital expenditures	(185.2)	(70.2)	(76.4)
Proceeds from sale of plant & equipment	0.2	—	17.2
Cash paid for intangible asset	(2.3)	—	—
Advances to unconsolidated affiliates	(8.0)	(2.5)	(6.1)
Proceeds from sale of nonqualified plan assets	—	—	191.0
Proceeds from sale of exchangeable preferred stock	—	—	22.8

Net cash used in investing activities	(195.3)	(72.7)	148.5

Financing activities:
Net borrowings (repayment) under revolving loan facilities	(199.1)	32.1	202.8
Net borrowings (repayment) on overdraft	7.5	—	—
Repayment of long-term debt	(425.6)	(121.6)	(166.8)
Proceeds from long-term debt	655.5	—	110.0
Proceeds from subordinated note issued to an affiliated entity	—	—	25.0
Shares of subsidiary issued to minority interests for cash	1.7	—	—
Debt issuance costs	(33.3)	(16.6)	(0.3)
Cash acquired in acquisition of equity method affiliate	—	7.9	—
Proceeds from issuance of preferred stock	—	—	11.5

Net cash provided by (used in) financing activities	6.7	(98.2)	182.2

Effect of exchange rate changes on cash	62.7	3.6	(6.4)

Increase (decrease) in cash and cash equivalents, including restricted cash	34.2	(78.6)	37.3
Cash and cash equivalents at beginning of period, including restricted cash	31.4	110.0	72.7
Cash and cash equivalents of HIH at May 1, 2003 (date of consolidation)	62.2	—	—

Cash and cash equivalents at end of period, including restricted cash	$127.8	$31.4	$110.0

Supplemental cash flow information:
Cash paid for interest	$263.7	$104.4	$217.2
Cash paid for income taxes	$8.3	$(1.5)	$(10.3)

See accompanying notes to consolidated financial statements

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

Supplemental non-cash investing and financing activities:

        The Company finances a portion of its property and liability insurance premiums with third parties. During the year ended December 31, 2003, 2002 and 2001, the Company issued notes payable for approximately $9.3 million, $2.3 million and $2.5 million, respectively, and recorded prepaid insurance for the same amount, which will be amortized over the period covered.

        On September 30, 2002, Huntsman Holdings, LLC, the Company's ultimate parent, exchanged $753.1 million of subordinated notes, including interest, less deferred debt issuance costs of the Company and Huntsman Polymers Corporation for an equity interest. The effective cancellation of debt by the Company was recorded as an equity contribution. In connection with this exchange of debt for equity, on September 30, 2002, the Company effectively acquired the following interests from Huntsman Holdings, LLC: (1) the remaining 20% interest in JK Holdings Corporation and the remaining 20% interest in Huntsman Surfactants Technology Corporation, both previously accounted for as consolidated subsidiaries, (2) the remaining 50% interest in Huntsman Chemical Australia Unit Trust and HCPH Holdings Pty Limited, formerly accounted for as an investment in unconsolidated affiliates using equity method accounting; and (3) the remaining 19.9% interest in Huntsman Specialty Chemicals Holdings Corporation. The Company accounted for the acquisition of these minority interests from Huntsman Holdings, LLC as an equity contribution with a fair value of $71.1 million (including cash of $7.9 million and net of debt assumed of $35.3 million).

        During 2001, the Company executed a capital lease and recorded a $4.9 million increase to long-term debt and property, plant and equipment.

See accompanying notes to consolidated financial statements

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)

(Dollars in Millions)
(Shares and Units in Thousands)

	Member's equity		Common stock		Preferred stock		Retained earnings / (Accumulated deficit)
								Accumulated other comprehensive income (loss)
	Units	Amount	Shares	Amount	Shares	Amount			Total
Balance, January 1, 2001	—	$—	17,998.0	$181.0	103.0	$88.5	$(58.8)	$(67.8)	$142.9
Issuance of preferred stock	—	—	—	—	11.5	11.5	—	—	11.5
Net loss	—	—	—	—	—	—	(842.7)	—	(842.7)
Other comprehensive loss	—	—	—	—	—	—	—	(73.5)	(73.5)

Balance, December 31, 2001	—	—	17,998.0	181.0	114.5	100.0	(901.5)	(141.3)	(761.8)
Recapitalization of the Company (Note 1)	10,000.0	281.1	(17,998.0)	(181.0)	(114.5)	(100.0)	(0.1)	—	—
Capital contribution from Parent related to exchange of debt for parent company equity	—	753.1	—	—	—	—	—	—	753.1
Expenses of exchange of debt	—	(10.1)	—	—	—	—	—	—	(10.1)
Capital contribution from parent related to acquisition of minority interest in affiliates (Note 1)	—	71.1	—	—	—	—	—	—	71.1
Net loss	—	—	—	—	—	—	(32.7)	—	(32.7)
Other comprehensive income	—	—	—	—	—	—	—	10.5	10.5

Balance, December 31, 2002	10,000.0	1,095.2	—	—	—	—	(934.3)	(130.8)	30.1
Net loss	—	—	—	—	—	—	(248.2)	—	(248.2)
Other comprehensive income	—	—	—	—	—	—	—	167.6	167.6

Balance, December 31, 2003	10,000.0	$1,095.2	—	$—	—	$—	$(1,182.5)	$36.8	$(50.5)

See accompanying notes to consolidated financial statements

HUNTSMAN LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

Company

        Huntsman LLC is a Utah limited liability company and all of its units of interest are owned by HMP Equity Holdings Corporation ("HMP"). HMP is a Delaware corporation and is owned 100% by Huntsman Group Inc., a Delaware corporation ("HGI"), subject to warrants that, if exercised, would entitle the holders to up to 12% of the common stock of HMP. HGI is owned 100% by Huntsman Holdings, LLC, a Delaware limited liability company ("Huntsman Holdings"). The voting membership interests of Huntsman Holdings are owned 50.2% by the Huntsman family, 47.8% by MatlinPatterson Global Opportunities Partners, L.P. ("MatlinPatterson"), 1.8% by Consolidated Press (Finance) Limited ("CPH") and 0.2% by senior management. In addition, Huntsman Holdings has issued certain non-voting preferred units to Huntsman Holdings Preferred Member LLC, which, in turn, is owned 93.7%, indirectly, by MatlinPatterson, 3.6% by CPH, 1.8% by the Huntsman Cancer Foundation, 0.6% by senior management and 0.3% by the Huntsman family. Huntsman Holdings has also issued certain non-voting preferred units to the Huntsman family, MatlinPatterson and CPH that track the performance of the Huntsman Advanced Materials LLC ("AdMat") business. In this report, the term the "Company" refers to Huntsman LLC and its consolidated subsidiaries, unless the context indicates otherwise. The Huntsman family has board and operational control of the Company.

        Prior to its conversion into a Utah limited liability company on September 9, 2002, the Company, then named Huntsman Corporation, was a Utah corporation. As part of the conversion to a limited liability company, the holders of shares of preferred and common stock exchanged their shares in the Company for units of membership interest. Because these exchange transactions were between related entities, the exchange was recorded at the historical carrying value of the stock and no gain or loss was recognized.

        Prior to September 30, 2002, the Company was owned by members of the Huntsman family and by certain affiliated entities. On September 30, 2002, the Company and its subsidiary, Huntsman Polymers Corporation ("Huntsman Polymers"), completed debt for equity exchanges (the "Restructuring"). Pursuant to the Restructuring, the Huntsman family contributed all of their equity interests in the Company and its subsidiaries, including minority interests acquired from CPH and the interests described in the second following paragraph, to Huntsman Holdings in exchange for equity interests in Huntsman Holdings. MatlinPatterson and CPH exchanged approximately $679 million in principal amount of the Company's outstanding subordinated notes and Huntsman Polymers' 11 3/4% senior unsecured notes (the "Huntsman Polymers Notes") they held into equity interests in Huntsman Holdings. There was also approximately $84 million in accrued interest that was cancelled as a result of the exchange. The net book value of the $763 million of principal and accrued interest exchanged for equity, after considering debt issuance costs, was $753 million. Huntsman Holdings now indirectly owns all the equity of the Company.

        In connection with the Restructuring, the effective cancellation of debt was recorded as a capital contribution by the Company because MatlinPatterson and Consolidated Press received equity of Huntsman Holdings, the Company's indirect parent, in exchange. The fair value of the equity received approximated the carrying value of the debt exchanged. No gain was recorded on the Restructuring.

        As mentioned above, on September 30, 2002, the Company effectively acquired the following interests from Huntsman Holdings: (1) the remaining 20% interest in JK Holdings Corporation ("JK Holdings") and the remaining 20% interest in Huntsman Surfactants Technology Corporation, both previously accounted for as consolidated subsidiaries; (2) the remaining 50% interest in Huntsman

Chemical Australia Unit Trust ("HCA Trust") and HCPH Holdings Pty Limited ("HCPH"), formerly accounted for as an investment in unconsolidated affiliates using equity method of accounting; and (3) the remaining 19.9% interest in Huntsman Specialty Chemicals Holdings Corporation ("HSCHC"). The Company accounted for the acquisition of the minority interests from Huntsman Holdings as an equity contribution with a value of $71.1 million (including cash of $7.9 million and net of debt assumed of $35.3 million).

        The Company owns 60% of the membership interests of Huntsman International Holdings LLC ("HIH"), and, prior to May 9, 2003, HMP owned approximately 1% of the membership interests of HIH. On May 9, 2003, HMP completed the acquisition of the 30% of the HIH membership interests held by Imperial Chemical Industries PLC ("ICI") and the remaining approximately 9% of the HIH membership interests held by certain institutional investors (the "HIH Consolidation Transaction"). See Note 5. HIH is a global manufacturer and marketer of polyurethanes, amines, surfactants, titanium dioxide ("TiO(2)") and basic petrochemicals. HIH and its subsidiaries are non-guarantor, unrestricted subsidiaries of the Company pursuant to the Company's various debt agreements. HIH and its subsidiaries, including Huntsman International LLC ("HI"), are separately financed from the Company, their debt is non-recourse to the Company, and the Company is not obligated to make cash contributions to, or investments in, HIH and its subsidiaries.

        The following table is a summary of the net assets of HIH as of May 1, 2003 (in millions):

Current assets	$1,364.5
Property, plant and equipment, net	3,082.2
Other noncurrent assets	740.4

Total assets	$5,187.1

Current liabilities	$885.0
Long term debt (including current portion)	3,638.1
Other noncurrent liabilities	366.1

Total liabilities	$4,889.2

Description of Business

        The Company is a leading manufacturer and marketer of a wide range of chemical products that are sold to diversified consumer and industrial end markets. The Company has 47 primary manufacturing facilities located in North America, Europe, Asia, Australia, South America and Africa and sells its products globally through its five principal business segments: Polyurethanes, Performance Products, Polymers, Pigments and Base Chemicals.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

        The consolidated financial statements of the Company include the accounts of Huntsman LLC and its majority-owned subsidiaries where the Company has a controlling financial interest. All intercompany accounts and transactions have been eliminated.

Revenue Recognition

        The Company generates substantially all of its revenues through sales in the open market and long-term supply agreements. The Company recognizes revenue when it is realized or realizable, and earned. Revenue for product sales is recognized as risk and title to the product transfer to the customer, collectibility is reasonably assured, and pricing is fixed or determinable. Generally, this occurs at the time shipment is made.

Cost of Goods Sold

        The Company classifies the costs of manufacturing and distributing its products as cost of goods sold. Manufacturing costs include variable costs, primarily raw materials and energy, and fixed expenses directly associated with production. Manufacturing costs include, among other things, plant site operating costs and overhead, production planning and logistics costs, repair and maintenance costs, plant site purchasing costs, and engineering and technical support costs. Distribution, freight and warehousing costs are also included in cost of goods sold.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

        The Company considers cash in checking accounts and cash in short-term highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. The Company has a master collection account that receives funds from the various lockboxes maintained by the Company that are subject to certain restrictive lockbox agreements. Cash held in both the lockboxes and the master collection account is considered as restricted cash in the accompanying consolidated balance sheet.

Securitization of Accounts Receivable

        HI securitizes certain trade receivables in connection with a revolving accounts receivable securitization program in which HI grants a participating undivided interest in certain of its trade receivables to a qualified off-balance sheet entity. HI retains the servicing rights and a retained interest in the securitized receivables. Losses are recorded on the sale and are based on the carrying value of the receivables as allocated between the receivables sold and the retained interests and their relative fair value at the date of the transfer. Retained interests are subsequently carried at fair value which is estimated based on the present value of expected cash flows, calculated using management's best estimates of key assumptions including credit losses and discount rates commensurate with the risks involved. For more information, see "Note 11 Securitization of Accounts Receivable".

Inventories

        Inventories are stated at the lower of cost or market, with cost determined using last-in first-out, first-in first-out, and average costs methods for different components of inventory.

Property, Plant and Equipment

        Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives or lease term as follows:

Buildings and equipment	3-25 years
Transportation equipment	3-7 years
Furniture, fixtures and leasehold improvements	5-6 years

        Until January 1, 2003, approximately $1.3 billion of the total plant and equipment was depreciated using the straight-line method on a group basis at a 4.7% composite rate. When capital assets representing complete groups of property were disposed of, the difference between the disposal proceeds and net book value was credited or charged to income. When miscellaneous assets were disposed of, the difference between asset costs and salvage value was charged or credited to accumulated depreciation. Effective January 1, 2003, the Company changed its method of accounting for depreciation for the assets previously recorded on a group basis to the component method. Specifically, the net book value of all the assets on January 1, 2003 were allocated to individual components and are being depreciated over their remaining useful lives and gains and losses are recognized when a component is retired. This change decreased depreciation for the year ended December 31, 2003 by $43.0 million.

        Interest expense capitalized as part of plant and equipment was $5.1 million, $3.3 million and $3.7 million for the years ended December 31, 2003, 2002 and 2001, respectively.

        Periodic maintenance and repairs applicable to major units of manufacturing facilities are accounted for on the prepaid basis by capitalizing the costs of the turnaround and amortizing the costs over the estimated period until the next turnaround. Normal maintenance and repairs of plant and equipment are charged to expense as incurred. Renewals, betterments and major repairs that materially extend the useful life of the assets are capitalized, and the assets replaced, if any, are retired.

Investment in Exchangeable Preferred Stock

        The Company's investment consisted of 100,000 shares of Series A Cumulative Participating Retractable Preferred Stock of NOVA Chemicals (USA) (the "NOVA Preferred Stock") with an aggregate liquidation value of $198.0 million. These shares had no voting rights. Dividends accrued at a rate of 6.95% of the aggregate liquidation preference annually through April 1, 2001, when the rate decreased to 5.95%.

        The Company sold the NOVA Preferred Stock during June 2001 to NOVA for $191.0 million, realizing a loss of $7.0 million, which is recorded as other expense.

Investment in Unconsolidated Affiliates

        Investments in companies in which the Company exercises significant management influence, are accounted for using the equity method.

Intangible Assets and Goodwill

        Intangible assets are stated at cost (fair value at the time of acquisition) and are amortized using the straight-line method over the estimated useful lives or the life of the related agreement as follows:

Patents and technology	5-15 years
Trademarks	15 years
Licenses and other agreements	5-15 years
Other intangibles	5-15 years

        Prior to January 2002, the Company amortized goodwill over periods ranging from 10-20 years. Effective January 1, 2002, the Company ceased amortizing goodwill in accordance with SFAS No. 142.

Other Noncurrent Assets

        Other non-current assets consist primarily of deposits, spare parts, debt issuance costs, notes receivable, process catalysts, employee benefit assets and turnaround costs. Debt issuance costs are amortized using the interest method over the term of the related debt.

        Non-qualified employee benefit plan trust assets were classified as available for sale until such trusts were terminated and the securities were sold in September 2001. Available for sale securities were carried at fair value with net unrealized gains or losses (net of taxes) excluded from income and recorded as a component of other comprehensive income (loss).

        During September 2001, the non-qualified employee benefit plan trusts were terminated and paid out to the employees participating in the plans.

Carrying Value of Long-Term Assets

        The Company evaluates the carrying value of long-term assets based upon current and anticipated undiscounted cash flows and recognizes an impairment when such estimated cash flows will be less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value. Fair value is determined by discounting estimated future cash flows using a discount rate commensurate with the risks involved. See "Note 10—Restructuring, Plant Closing and Impairment Costs."

Financial Instruments

        The carrying amount reported in the balance sheet for cash and cash equivalents, accounts receivable and accounts payable approximates fair value because of the immediate or short-term maturity of these financial instruments. The carrying value of the Company's senior credit facilities approximates fair value since they bear interest at a floating rate plus an applicable margin. The fair value of the Company's senior subordinated notes is estimated based on interest rates that are currently available to the Company for issuance of debt with similar forms and remaining maturities. See "Note 21—Fair Value of Financial Instruments."

Income Taxes

        The Company uses the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes. The Company evaluates the resulting deferred tax assets to determine whether it is more likely than not that they will be realized. Valuation allowances have been established against the entire domestic and certain of the international deferred tax assets due to the uncertainty of realization.

        The Company does not provide for income taxes or benefits on the undistributed earnings of its international subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely.

        Effective September 9, 2002, the Company converted to a limited liability company. The Company, for U.S. federal income tax purposes, is disregarded as a separate entity and combined with HMP, its sole member. Therefore, the Company is not separately subject to U.S. federal tax on income, but is taxed in combination with HMP's items of income and expense. The Company's subsidiaries are generally corporations and continue to be subject to U.S. federal income tax.

        The Company is party to a tax sharing agreement with HMP. The terms of the agreement require the Company to make payment to HMP for taxes that are attributable to the Company's operations, or any of the Company's subsidiaries' operations, as well as for taxes that are attributable to HMP's items of income and expense. The Company is also a party to tax sharing agreements with its subsidiaries. The terms of those agreements require the subsidiaries to make payment to the Company for taxes that are attributable to the subsidiaries' operations.

Derivatives and Hedging Activities

        Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting For Derivative Instruments And Hedging Activities." SFAS No. 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated in a fair-value hedge, the changes in the fair value of the derivative and the hedged items are recognized in earnings. If the derivative is designated in a cash-flow hedge, changes in the fair value of the derivative are recorded in other comprehensive income and will be recognized in the income statement when the hedged item affects earnings. SFAS No. 133 defines new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value are recognized in earnings.

        In 2001, the adoption of SFAS No. 133 resulted in a cumulative increase in net loss of $0.1 million, a cumulative decrease to accumulated other comprehensive loss of $1.8 million and an increase in total liabilities of $3.1 million for derivatives designated as cash flow-type hedges. See "Note 13—Derivative Instruments and Hedging Activities."

Environmental Expenditures

        Environmental related restoration and remediation costs are recorded as liabilities when site restoration and environmental remediation and clean-up obligations are either known or considered probable and the related costs can be reasonably estimated. Other environmental expenditures that are principally maintenance or preventative in nature are recorded when expended and expensed or capitalized as appropriate. See "Note 22—Environmental Matters."

Earnings per Unit of Membership Interest

        Earnings per unit of membership interest is not presented because it is not considered meaningful information due to the Company's ownership by a single equity holder.

Research and Development

        Research and development costs are expensed as incurred.

Foreign Currency Translation

        The accounts of the Company's subsidiaries outside of the United States consider local currency to be the functional currency. Accordingly, assets and liabilities are translated at rates prevailing at the balance sheet date. Revenues, expenses, gains and losses are translated at a weighted average rate for the period. Cumulative translation adjustments are recorded to stockholders' equity as a component of accumulated other comprehensive income (loss). Transaction gains and losses are recorded in the statement of operations and were a net gain of $34.1 million, a net loss of $1.5 million and a net gain of $2.0 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Reclassifications

        Certain 2002 and 2001 amounts have been reclassified to conform to the 2003 presentation.

Recently Issued Accounting Standards

        On January 1, 2002, the Company adopted SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires, among other things, that the purchase method be used for business combinations after June 30, 2001. SFAS No. 142 changes the accounting for goodwill and intangible assets with indefinite lives from an amortization method to an impairment-only approach. Upon adoption of SFAS No. 142, the Company is required to reassess the useful lives of all acquired intangible assets and perform an impairment test on goodwill. In the first quarter 2002, the Company completed the assessment of useful lives and concluded that no adjustments to the amortization period of intangible assets were necessary. The Company also completed its initial assessment of goodwill impairment and concluded that there is no indication of impairment. The Company has elected to test goodwill for impairment annually as of April 1, as required by SFAS No. 142. The annual assessment has been completed as of April 1, 2003 and 2002 and the Company has concluded that there is no indication of impairment. The initial adoption of SFAS No. 142 had no impact on the Company's consolidated financial statements for the year ended December 31, 2002. The pro forma net loss, assuming the change in accounting principle was applied retroactively to January 1, 2001, would not have been materially different for the year ended December 31, 2001.

        The initial adoption of SFAS No. 141 increased net income by $169.7 million for the year ended December 31, 2002. This increase resulted from increasing the carrying value of the investments in HIH to reflect the proportionate share of the underlying assets as required by SFAS No. 141. Effective June 30, 1999, Huntsman Specialty Chemicals Corporation ("Huntsman Specialty"), a consolidated subsidiary of the Company, transferred its propylene oxide business to HIH. The transfer of the Company's propylene oxide business was recorded at the net book value of the assets and liabilities transferred. The carrying value of the Company's investment in HIH was less than its proportionate share of the underlying net assets of HIH at December 31, 2001 by approximately $176.1 million. Such difference was being accreted to income over a 20 year period. See "Note 5—Investment in Unconsolidated Affiliates."

        In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations."SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible, long-lived assets and the associated asset retirement costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred by capitalizing it as part of the carrying amount of the long-lived assets. As required by SFAS No. 143, the Company adopted this new accounting standard on January 1, 2003. The adoption of this statement had no impact since the timing of any ultimate obligation is indefinite.

        On January 1, 2002, the Company adopted SFAS No. 144, "Accounting for The Impairment or Disposal of Long-Lived Assets." This statement establishes a single accounting model for the impairment or disposal of long-lived assets. The impact of adopting this pronouncement was not material.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 And 64, Amendment Of Fasb Statement No. 13, And Other Technical Corrections." In addition to amending or rescinding pronouncements to make various technical corrections, clarify meanings or describe applicability, SFAS No. 145 precludes companies from recording gains or losses from extinguishment of debt as an extraordinary item. The Company was required to adopt this statement as of January 1, 2003. The adoption of SFAS No. 145 resulted in $6.7 million and $1.1 million reclassifications of losses from extinguishment of debt from extraordinary items to other income (expense) in the years ended December 31, 2002 and 2001, respectively.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated With Exit or Disposal Activities." SFAS No. 146 requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit or disposal costs were accrued upon management's commitment to an exit or disposal plan, which is generally before an actual liability has been incurred. The Company adopted this pronouncement in the first quarter of 2003. The adoption of SFAS No. 146 did not have a material effect on the Company's consolidated financial statements.

        In January 2003, the FASB issued Financial Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others." FIN No. 45 requires recognition of a liability for the obligation undertaken upon issuing a guarantee. This liability would be recorded at the inception date of the guarantee and would be measured at fair value. The disclosure provisions of the interpretation are effective for the financial statements as of December 31, 2002. The liability recognition provisions apply prospectively to any guarantees issued or modified after December 31, 2002. The adoption of FIN No. 45 did not have a material effect on the Company's consolidated financial statements.

        In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities." FIN No. 46 addresses the requirements for business enterprises to consolidate related entities, for which they do not have controlling interests through voting or other rights, if they are determined to be the primary beneficiary as a result of variable economic interests. FIN No. 46 provides guidance for determining the primary beneficiary for entities with multiple economic entities with multiple economic interests. Transfers to a qualifying special purpose entity are not subject to this interpretation. FIN No. 46 is effective at the time of investment for interests obtained in a variable economic entity after January 31, 2003. In October 2003, the FASB issued FASB Staff position No. 46-6, which defers the effective date for FIN No. 46 to the first interim or annual period ending after December 15, 2003 for variable interest entities created before February 1, 2003. The adoption of FIN No. 46 is not expected to have a material impact on the Company's consolidated earnings, financial position, or cash flows.

        In May 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments and hedging activities under SFAS No. 133. This statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003, with this guidance applied prospectively. This statement had no impact on the Company's results of operations or financial position at December 31, 2003 and the Company does not expect this statement to have a material impact on its consolidated financial statements.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. SFAS No. 150 is effective for all financial instruments created or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on the Company's consolidated financial statements.

        Other accounting pronouncements that have been issued subsequent to December 31, 2003 and become effective in the years after December 31, 2003 are not expected to have any significant effect on the Company's financial position or results of operations.

3. INVENTORIES

        Inventories consist of the following (dollars in millions):

	December 31, 2003	December 31, 2002
Raw materials and supplies	$257.2	$77.8
Work in progress	32.7	13.1
Finished goods	619.8	216.2

Total	909.7	307.1
LIFO reserves	(15.5)	(7.1)
Lower of cost or market reserves	(1.3)	(1.9)

Net	$892.9	$298.1

        As of December 31, 2003 and 2002, approximately 19% and 53%, respectively, of inventories were recorded using the last-in, first-out cost method ("LIFO").

        For the years ended December 31, 2002 and 2001, respectively, inventory quantities were reduced resulting in a liquidation of certain LIFO inventory layers carried at costs that were lower than the cost of current purchases, the effect of which reduced the net loss by approximately $1.7 million and $2.0 million, respectively.

        In the normal course of operations, the Company at times exchanges raw materials and finished goods with other companies for the purpose of reducing transportation costs. The net open exchange positions are valued at the Company's cost. Net amounts deducted from or added to inventory under open exchange agreements, which represent the net amounts payable or receivable by the Company under open exchange agreements, were approximately $8.2 million payable and $12.4 million payable (26,910,072 and 89,359,629 pounds) at December 31, 2003 and 2002, respectively.

4. PROPERTY, PLANT AND EQUIPMENT

        The cost and accumulated depreciation of property, plant and equipment are as follows (dollars in millions):

	December 31, 2003	December 31, 2002
Land	$100.7	$31.2
Buildings	383.4	192.1
Plant and equipment	6,004.2	2,053.8
Construction in progress	249.0	89.2

Total	6,737.3	2,366.3
Less accumulated depreciation	(2,165.2)	(1,079.1)

Net	$4,572.1	$1,287.2

        Property, plant and equipment includes gross assets acquired under capital leases of $23.9 million at December 31, 2003 and 2002; related amounts included in accumulated depreciation were $5.4 million and $0.7 million at December 31, 2003 and 2002, respectively.

5. INVESTMENT IN UNCONSOLIDATED AFFILIATES

        The Company's ownership percentage and investment in unconsolidated affiliates were as follows (dollars in millions):

	December 31, 2003	December 31, 2002
Equity Method:
HIH (60%)(1)	$—	$223.8
Polystyrene Australia Pty Ltd. (50%)	3.6	3.0
Condea-Huntsman GmbH and Co. KG (50%)	13.2	9.2
Louisiana Pigment Company, L.P. (50%)	130.4	—
Rubicon, LLC (50%)	1.0	—
BASF Huntsman Shanghai Isocyanate Investment BV (50%)(2)	6.1	—
Others	1.2	—

Total	$155.5	$236.0

Cost Method:
Gulf Advanced Chemicals Industry Corporation (10%)	$2.5	$2.5

(1)
Effective as of May 1, 2003, HIH is a consolidated subsidiary of the Company. For more information, see "Note 1—General—Company."

(2)
The Company owns 50% of BASF Huntsman Shanghai Isocyanate Investment BV. BASF Huntsman Shanghai Isocyanate Investment BV owns a 70% interest in a manufacturing joint venture, thus giving the Company an indirect 35% interest in the manufacturing joint venture.

SUMMARIZED FINANCIAL INFORMATION OF OTHER UNCONSOLIDATED AFFILIATES

        Summarized financial information of Condea-Huntsman GmbH and Co. KG ("Condea"), Louisiana Pigment Company, Rubicon, LLC, BASF AG ("BASF"), Huntsman Shanghai Isocyanate Investment BV and Polystyrene Australia Pty Ltd. as of December 31, 2003 and Condea, and Polystyrene Australia Pty Ltd. as of December 31, 2002 and for the years then ended is presented below (dollars in millions):

	December 31, 2003	December 31, 2002
Assets	$186.3	$75.8
Liabilities	135.9	67.5
Revenues	100.0	85.8
Net income	3.4	11.7
The Company's equity in:
Net assets	$155.5	$12.2
Net income	2.2	10.0

Investment in HIH

        Effective June 30, 1999, Huntsman Specialty, a consolidated unrestricted subsidiary of the Company, transferred its propylene oxide business to HIH. ICI transferred its polyurethane chemicals, selected petrochemicals (including ICI's 80% interest in the Wilton olefins facility) and titanium dioxide businesses to HIH. In addition, HIH also acquired the remaining 20% ownership interest in the Wilton olefins facility from BP Chemicals Limited for approximately $117.0 million.

        In exchange for transferring its business, the Company retained a 60% common equity interest in HIH and received approximately $360.0 million in cash as a distribution from HIH. In exchange for transferring its businesses, ICI received a 30% common equity interest in HIH, approximately $2 billion in cash and discount notes of HIH with approximately $508.0 million of accreted value at issuance. Institutional investors acquired the remaining 10% common equity interest in HIH for $90.0 million in cash.

        The transfer of the Company's propylene oxide business was recorded at the net book value of the assets and liabilities transferred. Prior to the HIH Consolidation Transaction, the Company accounted for its investment in HIH on the equity method due to the significant management participation rights of ICI in HIH pursuant to HIH's limited liability company agreement.

        The carrying value of the Company's investment in HIH was less than its proportionate share of the underlying net assets of HIH at December 31, 2001 by approximately $176.1 million. Such difference was being accreted to income over a 20 year period. Management recorded an adjustment to reflect the accretion of the difference of $7.4 million in the investment basis in the Company's consolidated financial statements for December 31, 2001. As discussed in "Note 2—Summary of Significant Accounting Policies" above, the Company adopted SFAS No. 141 and increased its investment by $169.7 million as of January 1, 2002 to reflect its proportionate share of the underlying net assets of HIH.

        As discussed in "Note 1—General—Company," on September 30, 2002, the Company acquired the 19.9% interest in HSCHC which was previously owned by Huntsman family directly. HSCHC holds the Company's investment in HIH. The estimated fair value of the 19.9% interest of $37.9 million has been recorded as an increase in the investment in HIH. The excess of $23.3 million over the Company's proportionate share of the net assets of HIH was accounted for as equity basis property and is being depreciated over the average useful life of property.

        On November 2, 2000, ICI, Huntsman Specialty, HIH and HI entered into agreements (the "ICI Agreements") pursuant to which ICI had an option to transfer to Huntsman Specialty or its permitted designated buyers the 30% membership interest in HIH that ICI indirectly held (the "ICI 30% Interest"). Pursuant to these agreements, on October 30, 2001, ICI exercised its put right requiring Huntsman Specialty or its nominee to purchase the ICI 30% Interest. On December 20, 2001, ICI and Huntsman Specialty amended ICI's put option arrangement under the ICI Agreements to, among other things, provide that the purchase of the ICI 30% Interest would occur on July 1, 2003, or earlier under certain circumstances, and to provide for certain discounts to the purchase price for the ICI 30% Interest. The amended option agreement also required Huntsman Specialty to cause HIH to pay up to $112 million of dividends to its members, subject to certain conditions. These conditions included the receipt of consent from HI's senior secured lenders and HI's ability to make restricted payments under the indentures governing its outstanding senior notes and senior subordinated notes, as well as the outstanding high yield notes of HIH. In addition, in order to secure its obligation to pay the purchase price for the ICI 30% Interest under the ICI Agreements, Huntsman Specialty granted ICI a lien on 30% of the outstanding membership interests in HIH.

        MatlinPatterson also entered into an agreement with ICI (the "Option Agreement"). The Option Agreement provided BNAC, Inc. ("BNAC"), then a MatlinPatterson subsidiary, with an option to acquire the ICI subsidiary that held the ICI 30% Interest on or before May 15, 2003 upon the payment of $180 million plus accrued interest from May 15, 2002, and subject to completion of the purchase of the HIH Senior Subordinated Discount Notes (as discussed below). Concurrently, BNAC paid ICI $160 million to acquire the senior subordinated reset discount notes due 2009 of HIH that were originally issued to ICI (the "HIH Senior Subordinated Discount Notes"), subject to certain conditions, including the obligation to make an additional payment of $100 million plus accrued interest to ICI. The HIH Senior Subordinated Discount Notes were pledged to ICI as collateral security for such additional payment.

        In connection with the Restructuring, all the shares in BNAC were contributed to Huntsman Holdings. Huntsman Holdings caused BNAC to be merged into HMP. As a result of its merger with BNAC, HMP held the interests formerly held by BNAC in the HIH Senior Subordinated Discount Notes and the option to acquire the subsidiary of ICI that holds the ICI 30% Interest.

        Prior to May 9, 2003, HMP owned approximately 1% of the HIH membership interests and the Company owned 60% of the HIH membership interests. On May 9, 2003, HMP exercised its option under the Option Agreement and completed the HIH Consolidation Transaction. As a result, as of May 9, 2003, HMP directly and indirectly owns 100% of the HIH membership interests. Prior to May 1, 2003, the Company accounted for its investment in HIH using the equity method of accounting due to the significant management participation rights formerly granted to ICI pursuant to the HIH limited liability company agreement. As a consequence of HMP's 100% direct and indirect ownership of HIH and the resulting termination of ICI's management participation rights, the Company is considered to have a controlling financial interest in HIH. Accordingly, the Company no longer accounts for HIH using the equity method of accounting, but effective May 1, 2003 HIH's results of operations are consolidated with the Company's results of operations, with HMP's 40% interest in HIH recorded as a minority interest. Consequently, results of HIH through April 30, 2003 are recorded using the equity method of accounting, and results of HIH beginning May 1, 2003 are recorded on a consolidated basis. As a result, the summary historical financial data for periods ending prior to May 1, 2003 are not comparable to financial periods ending on or after May 1, 2003.

        Summarized information for HIH as of December 31, 2003 and for the year then ended and the income statement information for the four months ended April 30, 2003 (balance sheet information on

HIH is not relevant in this table after April 30, 2003 because HIH has been consolidated after that date) is as follows (dollars in millions):

	Four Months Ended April 30, 2003	December 31, 2002
Assets		$5,044.1
Liabilities		4,706.1
Revenues	1,733.4	4,518.1
Net income (loss)	(65.2)	(68.5)
The Company's equity in:
Net assets		$223.8
Net loss	(39.0)	(41.1)

6. INTANGIBLE ASSETS

        The gross carrying amount and accumulated amortization of intangible assets are as follows (dollars in millions):

	December 31, 2003			December 31, 2002
	Carrying Amount	Accumulated Amortization	Net	Carrying Amount	Accumulated Amortization	Net
Patents, trademarks, and technology	$405.0	$143.7	261.3	$57.8	$28.0	$29.8
Licenses and other agreements	18.3	9.5	8.8	15.8	7.5	8.3
Non-compete agreements	49.6	38.5	11.1	—	—	—
Other intangibles	2.4	1.7	0.7	2.2	0.7	1.5

Total	$475.3	$193.4	$281.9	$75.8	$36.2	$39.6

        Amortization expense was $30.5 million, $6.4 million and $7.3 million for the years ended December 31, 2003, 2002 and 2001, respectively. Estimated future amortization expense for intangible assets over the next five years is as follows (dollars in millions):

Year ending December 31:
2004	$38.0
2005	37.5
2006	29.3
2007	29.3
2008	29.3

7. OTHER NONCURRENT ASSETS

        Other noncurrent assets consist of the following (dollars in millions):

	December 31, 2003	December 31, 2002
Prepaid pension assets	$254.4	$—
Debt issuance costs	83.5	6.9
Capitalized turnaround expense	83.9	11.8
Receivables from affiliates	25.2	9.8
Spare parts inventory	100.5	43.1
Other noncurrent assets	64.0	47.6

Total	$611.5	$119.2

8. ACCRUED LIABILITIES

        Accrued liabilities consist of the following (dollars in millions):

	December 31, 2003	December 31, 2002
Payroll, severance and related costs	124.1	49.9
Interest	103.9	19.9
Volume and rebates accruals	89.5	20.8
Income taxes	51.7	8.1
Taxes (property and VAT)	61.8	21.1
Pension liabilities	21.3	21.1
Restructuring and plant closing costs	22.6	7.8
Environmental accruals	8.6	4.8
Interest and commodity hedging accruals	11.3	—
Other miscellaneous accruals	90.9	46.8

Total	$585.7	$200.3

9. OTHER NONCURRENT LIABILITIES

        Other noncurrent liabilities consist of the following (dollars in millions):

	December 31, 2003	December 31, 2002
Pension liabilities	$246.5	$102.0
Other postretirement benefits	78.8	61.9
Environmental accruals	26.3	13.5
Other post retirement benefit of unconsolidated affiliate	29.1	—
Restructuring on plant closing costs	2.7	—
Fair value of interest derivative	9.5	20.5
Other noncurrent liabilities	63.3	36.4

Total	$456.2	$234.3

10. RESTRUCTURING, PLANT CLOSING AND IMPAIRMENT COSTS

2003 Restructuring Charges

        On March 11, 2003 (before HIH was consolidated into the Company), the Polyurethanes segment announced that it would integrate its global flexible products unit into its urethane specialties unit, and recorded a restructuring charge of $19.2 million for workforce reductions of approximately 118 employees. During the remainder of the year, charges of $8.9 million were taken for workforce reductions relating to this restructuring at the Rozenberg, Netherlands site.

        In June 2003, the Company announced that its Performance Products segment would close a number of plants at its Whitehaven, U.K. facility and recorded a charge of $20.1 million in the second quarter 2003. This charge represents $11.4 million relating to an impairment of assets at Whitehaven (in connection with the plant shutdowns) and $8.7 million of workforce reduction costs. The Company also recorded a $2.0 million charge in respect of severance costs arising from the closure of an administrative office in London, U.K., the rationalization of our surfactants technical center in Oldbury, U.K., and the restructuring of our facility in Barcelona, Spain. These charges are part of an overall cost reduction program for this segment that is expected to be implemented from 2003 to 2005.

        In August 2003, the Company recorded a restructuring charge of $6.5 million related to workforce reductions of approximately 63 employees across its global Pigments operations. The overall cost reduction program to be completed from 2003 to 2005 for the Pigments segment will involve 250 employees and is estimated to cost an additional $16.5 million. At December 31, 2003, $4.3 million remains in the reserve for restructuring and plant closing costs related to these restructuring activities.

2002 Restructuring Charges

        During 2002, the Company announced that it would be closing certain units at its Jefferson County and Canadian plants, primarily in the Performance Products business. As a result, the Company recorded accrued severance and shutdown costs of $4.3 million substantially all of which had not been paid at December 31, 2002. The net effect of 2002 unit closing costs and the reversal of restructuring charges discussed in "—2001 Restructuring Charges" below is to reflect $1.0 million in income in 2002 and to reflect a $7.8 million accrual at December 31, 2002.

2001 Restructuring Charges

        During 2001, the Company initiated a restructuring plan closing certain manufacturing units and eliminating sales and administrative positions. In addition, the Company recorded an asset impairment charge related to fixed assets and goodwill. The restructuring charge, which was recorded in several phases during the year, included the closure of a styrene production unit located in Odessa, Texas, the closure of the polypropylene Line 1 unit located in Odessa, Texas (which represents approximately 30% of the Odessa facility's current total capacity), the write off of the flexible polyolefins unit located in Odessa, Texas which was under evaluation for alternative product use and the write off of the manufacturing facility in Austin, Texas. The total write off of property, plant and equipment as a result of the closures was $102.6 million.

        In connection with the closures, the Company recorded accruals for decommissioning costs, non-cancelable lease charges and provided for the write off of unusable material and supplies inventory. The Company also wrote off $33.8 million of goodwill related to the closures.

        As a result of the plant closings and the elimination of redundant costs in the maintenance, technical services and overhead cost structure, approximately $44.2 million was accrued for severance, fringe benefits and outplacement costs. The program resulted in a workforce reduction of approximately 800 manufacturing, sales, general and administrative and technical employees. The restructuring plan was substantially completed by the second quarter of 2002.

        Under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," companies must review the carrying amount of long-lived assets and certain intangibles, including related goodwill, whenever events or changes in circumstances indicate that the carrying amount of an asset or a group of assets may not be recoverable.

        The Company recorded an asset impairment charge of $385.4 million in the fourth quarter of 2001 related to its property, plant and equipment of the Polymers segment. During 2001, the Polymers segment experienced significant declines in sales prices and operating cash flow. The declining results were primarily due to lower sales prices, coupled with difficulty in passing on raw material and energy costs to customers. The lower sales prices were primarily due to decreased demand in industrial and consumer related applications, which resulted in increased competition and reduced operating rates. In early October 2001, as a result of the above factors and as part of the Company's restructuring efforts, the Company performed a review of its remaining polyethylene, polypropylene and amorphous polyalphaolefin businesses. During this time, the Company engaged a financial advisor and investment banker to assist it and its domestic subsidiaries in identifying and exploring strategic alternatives, including developing out of court or court sanctioned financial restructuring plans. In February 2002, the financial advisor provided a valuation report to the Company's management, which indicated an impairment of Polymers' assets. As a result, in the fourth quarter of 2001 it became necessary to assess Polymers' fixed assets for impairment as required under SFAS No. 121.

        The Company performed an evaluation of the recoverability of all the assets of Polymers' business as described in SFAS No. 121. Management concluded from the results of this evaluation that a significant impairment of long-lived assets had occurred. An impairment charge was required because the estimated fair value of these assets was less than their carrying value. The fair value of Polymers' net assets was determined by discounting estimated future cash flows using a discount rate commensurate with the risks involved. Fair value estimates, by their very nature, rely upon considerable management judgment; accordingly, actual results may vary significantly from the Company's estimates.

        The Company's revised restructuring costs and impairment charges have been recorded against the following accounts: $488.0 million against property, plant and equipment; $33.8 million against goodwill; $6.4 million against inventories; and $55.0 million against cash and accrued liabilities.

        As of December 31, 2002, accrued restructuring and plant closing costs consist of the following (dollars in millions):

	2001 Total Charge	2002 Restructuring Charges (Revisions)	Total Revised Charge	Non-Cash Charges	Total Cash Payments	Restructuring Liabilities December 31, 2002
Work force reduction	$44.2	$1.6	$45.8	$—	$41.9	$3.9
Plant decomissioning and demolition	2.8	3.7	6.5	—	3.2	3.3
Non-cancelable lease costs	6.9	(4.6)	2.3	—	1.7	0.6
Property and equipment	488.0	—	488.0	488.0	—	—
Goodwill	33.8	—	33.8	33.8	—	—
Inventories	12.0	(1.7)	10.3	6.4	3.9	—
Other charges	0.8	—	0.8	—	0.8	—

Total restructuring costs	$588.5	$(1.0)	$587.5	$528.2	$51.5	$7.8

        As of December 31, 2003, accrued restructuring and plant closing costs consist of the following (dollars in millions):

	Huntsman LLC accrued Liabilites as of December 31, 2002	HIH Charges Prior To May 1, 2003(1)	2003 Charge	Non-Cash Portion	Cash Payments	Accrued Liabilities As of December 31, 2003
Huntsman international
Property, plant and equipment	$—	$—	$11.4	$(11.4)	$—	$—
Workforce reductions	—	24.2	28.2	—	(29.9)	22.5

	—	24.2	39.6	(11.4)	(29.9)	22.5
Huntsman llc—other
Property, plant and equipment	0.1	—	0.9	(0.9)	(0.1)	—
Demolition and decommisioning	3.3	—	(0.3)	—	(0.4)	2.6
Non-cancelable lease costs	0.6	—	(0.2)	—	(0.2)	0.2
Workforce reductions	3.8	—	(2.1)	—	(1.7)	—
Other	—	—	—	—	—	—

	7.8	—	(1.7)	(0.9)	(2.4)	2.8

Total	$7.8	$24.2	$37.9	$(12.3)	$(32.3)	$25.3

(1)
Prior to May 1, 2003, Huntsman LLC's investment in HIH was recorded on the equity method. Effective May, 1, 2003, HIH is recorded as a consolidated subsidiary. HIH accrued liabilities for workforce reductions include a $7.1 million liability at December 31, 2002 related to a prior period and a $19.1 million charge recorded in the first quarter of 2003 offset by $2.0 million in cash payments through May 1, 2003.

11. SECURITIZATION OF ACCOUNTS RECEIVABLE

HI Accounts Receivable Securitization Program

        On December 21, 2000, HI initiated an accounts receivable securitization program under which it grants an undivided interest in certain of its trade receivables to a qualified off-balance sheet entity (the "Receivables Trust") at a discount. This undivided interest serves as security for the issuance of commercial paper and medium term notes by the Receivables Trust. The following discussion of the HI accounts receivable securitization program covers the eight month period from the effective date of the HIH Consolidation Transaction.

        At December 31, 2003, the Receivables Trust had approximately $198 million in U.S. dollar equivalents in medium term notes outstanding and approximately $100 million in commercial paper outstanding. Under the terms of the agreements, HI and its subsidiaries continue to service the receivables in exchange for a 1% fee of the outstanding receivables, and HI is subject to recourse provisions.

        HI's retained interest in receivables (including servicing assets) subject to the program was approximately $154 million as of December 31, 2003. The value of the retained interest is subject to credit and interest rate risk. For the eight months ended December 31, 2003, new sales totaled approximately $2,773 million and cash collections reinvested totaled approximately $2,794 million, respectively. Servicing fees received during 2003 were approximately $3.4 million.

        HI incurs losses on the accounts receivable securitization program for the discount on receivables sold into the program and fees and expenses associated with the program. HI also retains responsibility for the economic gains and losses on forward contracts mandated by the terms of the program to hedge the currency exposures on the collateral supporting the off-balance sheet debt issued. Gains and losses on forward contracts are a loss of $13.8 million for the eight months ended December 31, 2003. As of December 31, 2003, the fair value of the open forward currency contracts is $6.8 million which is included as a component of the residual interest.

        The key economic assumptions used in valuing the residual interest at December 31, 2003 are presented below:

Weighted average life (in months)	3
Credit losses (annual rate)	Less than 1%
Discount rate (annual rate)	2%

        A 10% and 20% adverse change in any of the key economic assumptions would not have a material impact on the fair value of the retained interest. Total receivables over 60 days past due as of December 31, 2003 were $15.6 million.

HLLC Accounts Receivable Securitization Program

        The Company formerly had an accounts receivable agreement with Windmill Funding Corporation ("Windmill") and ABN-AMRO Bank under which it had the right to sell trade accounts receivable of certain subsidiaries to Windmill on a continuing basis subject to limited recourse. Receivables sold under the terms of the agreement were removed from the Company's consolidated financial statements at the time of sale. The Company retained certain receivables as additional collateral to ABN-AMRO Bank. The Company serviced the trade receivables it had sold to Windmill. The fair value of the retained servicing interest approximated cost due to the short term nature of the receivables. The weighted average life of the receivables was approximately two months and credit losses were expected to be less than 1%. The Company recorded a loss on the sale of receivables of $5.9 million for the year ended December 31, 2001.

        In December 2001, the Company terminated the agreement with Windmill and ABN-AMRO Bank, and it repurchased the outstanding receivables balance of $73.7 million.

12. LONG-TERM DEBT

        Long-term debt outstanding as of December 31, 2003 and December 31, 2002 is as follows (dollars in millions):

	December 31, 2003	December 31, 2002
Huntsman LLC Debt, Excluding HIH nd HI:
Senior secured credit facilities:
Term Loan A	$606.3	$938.0
Term Loan B	459.0	450.0
Revolving facility	12.2	32.1
Other debt:
Huntsman LLC senior secured notes	450.5	—
Huntsman Polymers senior unsecured notes	36.8	36.8
Huntsman LLC senior subordinated fixed rate notes	44.2	44.2
Huntsman LLC senior subordinated floating rate notes	15.1	15.1
Huntsman Specialty Chemicals Corporation subordinated note	99.7	98.1
Huntsman Australia Holdings Corporation (HAHC) credit facilities	44.5	38.9
Huntsman Chemical Company Australia (HCCA) credit facilities	48.7	36.6
Subordinated note and accrued interest—affiliate	35.5	30.9
Term note payable to a bank	9.5	10.4
Other	5.6	5.0

Total Huntsman LLC Debt, excluding HIH and HI	1,867.6	1,736.1
HI:
Senior secured credit facilities:
Term B loan	620.1	—
Term C loan	620.1	—
Revolving facility	22.0	—
Other debt:
Senior unsecured notes	457.1	—
Senior subordinated notes	1,169.8	—
Other long-term debt	38.0	—

Total HI debt	2,927.1	—
HIH:
Senior discount notes	434.6	—
Senior subordinated discount notes—affiliate	358.3	—

Total HIH debt	792.9	—
Total HIH consolidated debt	3,720.0	—

Total debt	$5,587.6	$1,736.1

Current portion	$134.0	$63.8
Long-term portion	5,059.8	1,641.4

Total long-term debt—excluding affiliate	5,193.8	1,705.2
Long-term debt—affiliate	393.8	30.9

Total debt	$5,587.6	$1,736.1

Huntsman LLC Debt (Excluding HI and HIH)

  Senior Secured Credit Facilities (HLLC Credit Facilities)

        The Company's senior secured credit facilities (the "HLLC Credit Facilities") consist of a $275 million revolving credit facility maturing in 2006 (the "HLLC Revolving Facility") and two term loan facilities maturing in 2007, initially in the amount of $938 million ("Term Loan A") and $450 million ("Term Loan B" and, collectively with Term Loan A, the "HLLC Term Facilities"). On May 31, 2003, the principal amount of Term Loan B was increased to $459 million; the additional $9 million was a supplemental fee imposed because $350 million of Term Loan B was not repaid on May 31, 2003. The HLLC Revolving Facility is secured by a first lien on substantially all the assets of the Company, HSCHC, Huntsman Specialty and the Company's domestic restricted subsidiaries, which does not include HIH or HI. The HLLC Term Facilities are secured by a second lien on substantially the same assets that secure the HLLC Revolving Facility. The HLLC Credit Facilities are also guaranteed by HSCHC and Huntsman Specialty and by the Company's domestic restricted subsidiaries (collectively, the "Guarantors"). Neither HIH nor HI are Guarantors. As of December 31, 2003 and December 31, 2002, the weighted average interest rates on the HLLC Credit Facilities were 7.28% and 6.55%, respectively, excluding the impact of interest rate hedges.

        On September 30, 2003, the Company sold $380 million aggregate principal amount of 11 5/8% senior secured notes due 2010 at a discount to yield 11 7/8% in a private offering (the "September 2003 Offering"). The proceeds from the offering were used to repay $65.0 million on the HLLC Revolving Facility, without reducing commitments, and $296.6 million on Term Loan A. On December 3, 2003 the Company sold an additional $75.4 million aggregate principal amount of its senior secured notes (collectively with the notes sold in the September 2003 Offering, the "2003 Secured Notes") at a discount to yield 11.72% (the "December 2003 Offering"). The proceeds of this offering were used to repay $35.2 million on Term Loan A. The combined total repayment on Term Loan A included a prepayment of $165.2 million of scheduled amortization payments in the direct order of maturity such that the next scheduled quarterly amortization payment under the HLLC Credit Facilities is due March 2006. The remaining proceeds of the December 2003 Offering were temporarily applied to reduce outstanding borrowings under the HLLC Revolving Facility, and the Company, on January 28, 2004, used $37.5 million of the net cash proceeds to redeem the Huntsman Polymers Notes (representing principal of $36.8 million plus accrued interest). The Huntsman Polymers Notes would have been due in December 2004 and were redeemed at 100% of their aggregate principal amount.

        The HLLC Revolving Facility is subject to a borrowing base of accounts receivable and inventory and is available for general corporate purposes. Borrowings under the HLLC Revolving Facility bear interest, at the Company's option, at a rate equal to (i) a LIBOR-based eurocurrency rate plus an applicable margin ranging from 2.75% to 3.50% as based on the Company's most recent ratio of total debt to "EBITDA," as defined, or (ii) a prime-based rate plus an applicable margin ranging from 1.75% to 2.50%, also based on the Company's most recent ratio of total debt to EBITDA.

        As of December 31, 2003, borrowings under the HLLC Term Facilities bear interest, at the Company's option, at a rate equal to (i) a LIBOR-based eurocurrency rate plus an applicable margin of 4.75% and 7.75% for Term Loan A and Term Loan B, respectively, or (ii) a prime-based rate plus an applicable margin of 3.75% and 6.75% for Term Loan A and Term Loan B, respectively. This agreement also provides for quarterly escalating interest rates on Term Loan B of up to maximum LIBOR and prime based margins of 9.75% and 8.75%, respectively by July 2004.

        The HLLC Credit Facilities contain financial covenants including a minimum interest coverage ratio, a minimum fixed charge ratio and maximum debt to EBITDA ratio, as defined, and limits on capital expenditures, in addition to restrictive covenants customary to financings of these types, including limitations on liens, debt and the sale of assets. Management believes that the Company is in compliance with the covenants of the HLLC Credit Facilities as of December 31, 2003.

        On April 25, 2003, the Company entered into amendments to both the HLLC Revolving Facility and the HLLC Term Facilities that, among other things, amended certain financial covenants through the fourth quarter of 2004. The fixed charge and debt to EBITDA covenants were suspended from the second through fourth quarters of 2003 and a minimum revolver availability covenant of $70 million was adopted through May 15, 2004. Also, in connection with the amendment, the Company obtained a waiver from its senior secured lenders to permit a pledge of its equity to secure certain indebtedness issued by HMP. On May 20, 2003, the Company entered into amendments to both the HLLC Revolving Facility and the HLLC Term Facilities that, among other things, modified provisions relating to certain mandatory repayments. On September 12, 2003 and on November 20, 2003, the Company entered into amendments to the HLLC Credit Facilities that, among other things, permitted it to issue the 2003 Secured Notes and to grant security in connection with the 2003 Secured Notes.

  Senior Secured Notes (2003 Secured Notes)

        The 2003 Secured Notes bear interest at a rate of 11 5/8% per anum and interest is payable semi-annually on April 15 and October 15. The 2003 Secured Notes mature on October 15, 2010 and are secured by a second lien on substantially all the assets of the Company, HSCHC, Huntsman Specialty and the Company's domestic restricted subsidiaries (which do not include HIH or HI). The 2003 Secured Notes are effectively subordinated to all the Company's obligations under the HLLC Revolving Facility and rank PARI PASSU with the HLLC Term Facilities. The 2003 Secured Notes are also guaranteed by the Guarantors. In accordance with the Company's contractual obligation to register the 2003 Secured Notes, the Company's registration statement on Form S-4/A filed with the Securities and Exchange Commission became effective on February 13, 2004 and the exchange offer of unregistered 2003 Secured Notes for registered 2003 Secured Notes was completed on March 29, 2004.

  The 2003 Secured Notes are redeemable

  •
  after October 15, 2007 at 105.813% of the principal amount thereof, declining ratably to par on and after October 15, 2009, and

  •
  prior to October 15, 2007 at a redemption price equal to the greater of (1) 105.813% of the principal amount thereof plus all required interest payments due on such notes through October 15, 2007, discounted to the redemption date using the treasury rates, plus 0.50%, plus, in each case, accrued and unpaid interest to the date of redemption, or (2) 100% of the principal amount thereof.

        The indenture governing the 2003 Secured Notes contains covenants relating to the incurrence of debt, limitations on distributions, asset sales and affiliate transactions, among other things. The indenture also requires the Company to offer to repurchase the 2003 Secured Notes upon a change of control. Management believes that the Company is in compliance with the covenants of the 2003 Secured Notes as of December 31, 2003.

  Senior Subordinated Fixed And Floating Rate Notes (HLLC Notes) And Huntsman Polymers Senior Unsecured Notes (Huntsman Polymers Notes)

        The Company's 9.5% fixed and variable subordinated notes due 2007 (the "HLLC Notes") with an outstanding principal balance of $59.3 million as of December 31, 2003 are unsecured subordinated obligations of the Company and are junior in right of payment to all existing and future secured or unsecured senior indebtedness of the Company and effectively junior to any secured indebtedness of the Company to the extent of the collateral securing such indebtedness. Interest is payable on the HLLC Notes semiannually on January 1 and July 1 at an annual rate of 9.5% on the fixed rate notes and LIBOR plus 3.25% on the floating rate notes. The HLLC Notes are redeemable at the option of the Company after July 2002 at a price declining from 104.75% to 100% of par value as of July 1, 2005. The weighted average interest rate on the floating rate notes was 4.4% and 5.2% as of December 31, 2003 and December 31, 2002, respectively.

        The Huntsman Polymers Notes were unsecured senior obligations of Huntsman Polymers; they had an original maturity of December 2004, a fixed rate coupon of 11.75%, and an outstanding balance of $36.8 million as of December 31, 2003. On January 28, 2004, the Huntsman Polymers Notes were redeemed in full.

        Prior to the Restructuring completed September 30, 2002, the indentures governing the HLLC Notes and Huntsman Polymers Notes contained certain restrictive covenants. Concurrently with the closing of the Restructuring, previously executed amendments to the indentures became effective and virtually all the restrictive covenants contained in the indentures were eliminated.

  Other Debt

        Huntsman Specialty's subordinated note in the aggregate principal amount of $75.0 million accrued interest until April 15, 2002 at 7% per annum. Pursuant to the note agreement, effective April 15, 2002, all accrued interest was added to the principal of the note for a total principal amount of $106.6 million. Such principal balance will be payable in a single installment on April 15, 2008. Interest has been payable quarterly in cash, commencing July 15, 2002. For financial reporting purposes, the note was initially recorded at its estimated fair value of $58.2 million, based on prevailing market rates as of the effective date. As of December 31, 2003 and December 31, 2002, the unamortized discount on the note is $6.9 million and $8.5 million, respectively.

        Certain of the Company's Australian subsidiaries maintain credit facilities that are non-recourse to the Company. The Australian subsidiaries are currently not in compliance with covenants contained in these credit facilities. The outstanding debt balances of our Australian subsidiaries have been classified in current portion of long-term debt.

        Huntsman Chemical Company Australia Pty. ("HCCA"), a subsidiary that holds the Company's Australian styrenics assets, maintains a facility consisting of a term facility and a working capital facility (collectively, the "HCCA Facilities"). The term facility (A$55 million, or $41.2 million) has semiannual scheduled amortization payments with a balloon payment due at maturity in July 2005. The working capital facility (A$10 million, or $7.5 million) is fully drawn and renews annually. Borrowings under the HCCA Facilities bear interest at a base rate plus a spread of 1.25%, plus an additional 0.5% line use fee. As of December 31, 2003, the weighted average interest rate for the HCCA Facilities was 6.7%. The HCCA Facilities are secured by effectively all the assets of HCCA, including a floating lien on inventory and receivables. As of December 31, 2003, there were no financial covenants in place. Such covenants are currently being negotiated. HCCA failed to make its semiannual scheduled amortization payments of A$5 million (approximately $3.7 million) each due in July 2003 and January 2004 under its term facility. Short term cash flows generated by HCCA will likely not be sufficient to bring current its missed payments or to meet its next scheduled amortization payment of A$5 million (approximately $3.7 million) due in July 2004. Management of HCCA continues its efforts to renegotiate the terms of the HCCA Facilities.

        Huntsman Australia Holdings Corporation ("HAHC") and certain of its subsidiaries hold the Company's Australian surfactants assets. HAHC and certain of its subsidiaries are parties to credit facilities established in December 1998 (the "HAHC Facilities"). As of December 31, 2003, borrowings under the HAHC Facilities total A$59.5 million, or $44.5 million, and bear interest at a base rate plus a spread of 2%. As of December 31, 2003 the weighted average interest rate for the HAHC Facilities was 6.9%. Principal payments are due semiannually through December 2005. The HAHC Facilities are collateralized by effectively all of the assets of the HAHC subsidiaries in addition to a U.S. stock pledge of the shares of one of its U.S. subsidiaries. The HAHC Facilities are subject to financial covenants, including leverage ratio, interest coverage ratio and limits on capital expenditures, in addition to restrictive covenants customary to financings of this type, including limitations on liens, debt and the sale of assets. As of December 31, 2003, HAHC was current on all scheduled amortization and interest payments under the HAHC Facilities but was not in compliance with certain financial covenants in the agreements governing the HAHC Facilities. Management believes that HAHC will be able to renegotiate the terms of the HAHC Facilities.

        On July 2, 2001, the Company entered into a 15% note payable with an affiliated entity in the amount of $25.0 million. The note is due and payable on the earlier of the tenth anniversary of the issuance date or the date of the repayment in full in cash of all indebtedness of the Company under its senior secured credit facilities. Interest is not paid in cash, but is accrued at a designated rate of 15% per annum, compounded annually. As of December 31, 2003 and December 31, 2002, accrued interest added to the principal balance was $10.5 million and $5.9 million, respectively.

HI DEBT

        The HIH and HI debt transactions and balances prior to the HIH Consolidation Transaction, effective May 1, 2003, are not included in the accompanying financial statements.

  Senior Secured Credit Facilities (HI Credit Facilities)

        As of December 31, 2003, HI had senior secured credit facilities (the "HI Credit Facilities") which consisted of a revolving loan facility of up to $400 million that matures on June 30, 2005 (the "HI Revolving Facility"), a term B loan facility that matures on June 30, 2007, and a term C loan facility that matures on June 30, 2008. On October 22, 2003, HI issued $205 million of additional term B and term C loans, the net proceeds of which were applied to pay down HI's revolving loan facility by approximately $53 million, and the remainder of the net proceeds, net of fees, were applied to repay, in full, the term A loan which had an initial maturity of June 2005.

        Interest rates for the HI Credit Facilities are based upon, at HI's option, either a eurocurrency rate (LIBOR) or a base rate (prime) plus the applicable spread. The applicable spreads vary based on a pricing grid, in the case of eurocurrency based loans, from 1.50% to 4.50% per annum depending on the loan facility and whether specified conditions have been satisfied, and, in the case of base rate loans, from 0.25% to 3.25% per annum. As of December 31, 2003 and December 31, 2002, the average interest rates on the HI Credit Facilities were 5.6% and 5.8%, respectively, excluding the impact of interest rate hedges.

        HI's obligations under the HI Credit Facilities are supported by guarantees of HIH and HI's domestic and certain foreign subsidiaries (collectively, the "HI Guarantors") and HIH, as well as pledges of substantially all their assets, including 65% of the voting stock of certain non-U.S. subsidiaries. Neither the Company nor any member of its restricted group is an HI Guarantor.

        The HI Credit Facilities contain covenants relating to incurrence of debt, purchase and sale of assets, limitations on investments, affiliate transactions, change in control provisions and maintenance of certain financial ratios. The financial covenants include a leverage ratio, interest coverage ratio, minimum consolidated net worth level and a limit on capital expenditures. The HI Credit Facilities also limit the payment of dividends generally to the amount required by the members to pay income taxes. Management believes that, as of December 31, 2003, HI is in compliance with the covenants of the HI Credit Facilities.

  Senior Unsecured Notes (HI Senior Notes)

        In March 2002, HI issued $300 million 9.875% Senior Notes (collectively with the HI 2003 Senior Notes, the "HI Senior Notes"). Interest on the HI Senior Notes is payable semi-annually and the HI Senior Notes mature on March 1, 2009. The HI Senior Notes are fully and unconditionally guaranteed on a joint and several basis by the HI Guarantors. The HI Senior Notes are redeemable, in whole or in part, at any time by HI on or prior to March 1, 2006 at 100% of the face value plus a "make whole" premium, as defined in the applicable indenture. After March 1, 2006, the HI Senior Notes may be redeemed, in whole or in part, at a redemption price that declines from 104.937% to 100% after March 1, 2008.

        On April 11, 2003, HI sold an additional $150 million in aggregate principal amount of 9.875% Senior Notes due 2009 (the "HI 2003 Senior Notes"). The offering was priced at 105.25% plus accrued interest from March 1, 2003. HI used approximately $26 million of the net proceeds to repay part of the revolving portion of the HI Credit Facilities. The balance of the net proceeds was used primarily to prepay the next 16 months of scheduled amortization due under the term portion of the HI Credit Facilities.

  Senior Subordinated Notes (HI Subordinated Notes)

        HI also has outstanding $600 million and EURO 450 million 10.125% Senior Subordinated Notes (the "HI Subordinated Notes"). Interest on the HI Subordinated Notes is payable semi-annually and the HI Subordinated Notes mature on July 1, 2009. The HI Subordinated Notes are fully and unconditionally guaranteed on a joint and several basis by the HI Guarantors. The HI Subordinated Notes are redeemable, in whole or in part, at any time by HI prior to July 1, 2004 at 100% of the face value plus a "make whole" premium, as defined in the applicable indenture. On or after July 1, 2004 the HI Senior Subordinated Notes may be redeemed at 105.063% of the principal amount thereof, declining ratably to par on and after July 1, 2007.

        The HI Senior Notes and the HI Subordinated Notes contain covenants relating to the incurrence of debt, limitations on distributions, asset sales and affiliate transactions, among other things. They also contain a change of control provision requiring HI to offer to repurchase the HI Senior Notes and the HI Subordinated Notes upon a change of control. Management believes that HI is in compliance with the covenants of the HI Senior Notes and the HI Subordinated Notes as of December 31, 2003.

  Other Debt

        Included within other debt is debt associated with HI's China MDI project. In January 2003, HI entered into two related joint venture agreements to build MDI production facilities near Shanghai, China. HI owns 70% (a consolidating interest) of one of the joint ventures with Shanghai Chlor-Alkali Chemical Company, Ltd. (the "Splitting JV").

        On September 19, 2003, the Splitting JV obtained secured financing for the construction of the production facilities. The Splitting JV obtained term loans for the construction of its plant in the maximum principal amount of approximately $82.4 million, a working capital credit line in the amount of approximately $35.1 million, and a facility for funding VAT payments in the amount of approximately $0.6 million. As of December 31, 2003, there was $5.0 million in total outstanding debt under the working capital facility. The interest rate on the working capital facility is LIBOR plus 48 basis points, and as of December 31, 2003 was 1.7%. The loans are secured by substantially all the assets of the venture and will be repaid in 16 semi-annual installments, beginning no later than June 30, 2007. The financing is non-recourse to both HI and our Company, but will be guaranteed during the construction phase by affiliates of the joint venture, including Huntsman Holdings. Huntsman Holdings unconditionally guarantees 70% of any amounts due and unpaid by the Splitting JV under the loans described above (except for the VAT facility which is not guaranteed). Huntsman Holdings' guarantees remain in effect until the relevant joint venture has (i) commenced production at least 70% of capacity for at least 30 days, and (ii) achieved a debt service cover ratio of at least 1:1.

        Included within accounts payable, HI maintains a $25 million multicurrency overdraft facility for its European subsidiaries (the "European Overdraft Facility"). As of December 31, 2003, HI had approximately $7.5 million outstanding under the European Overdraft Facility. The European Overdraft Facility is used for daily working capital needs.

HIH Debt

  Senior Discount Notes and Senior Subordinated Discount Notes (HIH Discount Notes)

        On June 30, 1999, HIH issued senior discount notes ("HIH Senior Discount Notes") and the HIH Senior Subordinated Discount Notes (collectively with the HIH Senior Discount Notes, the "HIH Discount Notes") to ICI with initial stated values of $242.7 million and $265.3 million, respectively. The HIH Discount Notes are due December 31, 2009. Interest on the HIH Discount Notes is paid in kind. The HIH Discount Notes contain limits on the incurrence of debt, restricted payments, liens, transactions with affiliates, and merger and sales of assets. Management believes that HIH is in compliance with the covenants of the HIH Discount Notes as of December 31, 2003.

        Interest on the HIH Senior Discount Notes accrues at 13.375% per annum. The HIH Senior Discount Notes are redeemable prior to July 2004 for an amount equal to the net present value of

106.688% of the projected July 1, 2004 accreted value and thereafter at stipulated redemption prices declining to 100% of accreted value in 2007.

        The HIH Senior Subordinated Discount Notes had a stated rate of 8% that originally was to reset to a market rate in June 2002 and can be redeemed at 100% of accreted value at any time until June 30, 2004. On December 21, 2001, the terms of the HIH Senior Subordinated Discount Notes were modified, including deferring the reset date until September 2004, at which time the interest rate will reset to a market rate. For financial reporting purposes, the HIH Senior Subordinated Discount Notes were initially recorded at their estimated fair value of $224 million based upon prevailing market rates at June 30, 1999. The modification of the terms resulted in a significant decrease in the present value of the debt and, as a result, the debt was treated effectively as an extinguishment and reissuance of the debt. The debt was recorded using a 16% interest rate, the estimated market rate for the debt as of December 20, 2001.

        As of December 31, 2003 and December 31, 2002, the HIH Senior Discount Notes included $191.9 million and $139.1 million of accrued interest, respectively. As of December 31, 2003 and December 31, 2002, the HIH Senior Subordinated Discount Notes included $112.3 million and $83.8 million of accrued interest, respectively, and $19.2 million and $40.2 million of discount, respectively.

        In connection with the Restructuring, on September 30, 2002, MatlinPatterson contributed its interest in the HIH Senior Subordinated Discount Notes to HMP. On May 9, 2003, HMP completed the purchase of the HIH Senior Subordinated Discount Notes from ICI. As of December 31, 2003, the HIH Senior Subordinated Discount Notes are held by HMP.

Scheduled Maturities

        The scheduled maturities of long-term debt by year at December 31, 2003 are as follows (dollars in millions):

Year ending December 31:
2004	$134.0
2005	45.1
2006	139.0
2007	1,637.3
2008	704.2
Thereafter	2,928.0

Total	$5,587.6

13. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

        The Company is exposed to market risks, such as changes in interest rates, foreign exchange rates and commodity pricing risks. From time to time, the Company enters into transactions, including transactions involving derivative instruments, to manage interest rate exposure, but does not currently hedge for movements in commodities or foreign exchange rates. The Company manages interest rate exposure through a program designed to reduce the impact of fluctuations in variable interest rates and to meet the requirements of certain credit agreements.

        Through the Company's borrowing activities, it is exposed to interest rate risk. Such risk arises due to the structure of the Company's debt portfolio, including the duration of the portfolio and the mix of fixed and floating interest rates. Actions taken to reduce interest rate risk include managing the mix and rate characteristics of various interest bearing liabilities as well as entering into interest rate swaps, collars and options.

Interest Rate Hedging

        As of December 31, 2003 and 2002, the Company had entered into various types of interest rate contracts to manage its interest rate risk on its long-term debt as indicated below (dollars in millions):

	December 31, 2003	December 31, 2002
Pay fixed swaps
Notional amount	$447.5	$258.9
Fair value	(14.4)	(20.5)
Weighted average pay rate	5.49%	5.60%
Maturing	2004-2007	2003-2007
Interest rate collars
Notional amount	$150.0	$14.1
Fair value	(4.8)	—
Weighted average cap rate	7.00%	6.50%
Weighted average floor rate	6.25%	4.50%
Maturing	2004	2003

        The Company purchases both interest rate swaps and interest rate collars to reduce the impact of changes in interest rates on its floating-rate long-term debt. Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount. The collars entitle the Company to receive from the counterparties (major banks) the amounts, if any, by which the Company's interest payments on certain of its floating-rate borrowings exceed a certain rate, and require the Company to pay to the counterparties (major banks) the amount, if any, by which the Company's interest payments on certain of its floating-rate borrowings are less than a certain rate.

        Interest rate contracts with a fair value of $19.2 million and $20.5 million were recorded as a component of other noncurrent liabilities as of December 31, 2003 and December 31, 2002, respectively. The fair value of cash flow hedges and interest rate contracts not designated as hedges are $13.0 million and $6.2 million as of December 31, 2003 and $14.8 million and $5.7 million as of December 31, 2002. The changes in the fair value of cash flow hedges resulted in a $4.8 million decrease, a $3.4 million increase and a $0.1 million increase in interest expense, and a $12.4 million decrease, a $3.5 million increase and a $9.4 million decrease in other comprehensive income for the year ended December 31, 2003, 2002 and 2001 respectively. The changes in the fair value of interest rate contracts not designated as hedges resulted in a $6.5 million decrease, a $3.5 million increase and a $0.9 million increase in interest expense for the year ended December 31, 2003, 2002 and 2001, respectively.

        The Company is exposed to credit losses in the event of nonperformance by a counterparty to the derivative financial instruments. The Company anticipates, however, that the counterparties will be able to fully satisfy obligations under the contracts. Market risk arises from changes in interest rates.

Commodity Price Hedging

        As of December 31, 2003, there were no cash flow commodity price hedging contracts recorded in other current assets and other comprehensive income.

        As of December 31, 2003 commodity price hedging contracts designated as fair value hedges are included in the balance sheet as an increase of $0.8 million to other current liabilities and an increase in inventory of $0.5 million.

        Commodity price contracts not designated as hedges are reflected in the balance sheet as $0.5 million and $0.3 million in other current assets and liabilities, respectively, as of December 31, 2003.

        During the year ended December 31, 2003, the Company recorded an increase of $3.0 million in cost of goods sold related to net gains and losses from settled contracts, net gains and losses in fair value price hedges, and the change in fair value on commodity price hedging contracts not designated as hedges.

        The Company may enter into foreign currency derivative instruments to minimize the short-term impact of movements in foreign exchange rates. These contracts are not designated as hedges for financial reporting purposes and are recorded at fair value. As of December 31, 2003 and for the year ended December 31, 2003, the fair value, change in fair value, and realized gains (losses) of outstanding foreign exchange rate hedging contracts were not material.

Foreign Currency Rate Hedging

        The Company may enter into foreign currency derivative instruments to minimize the short-term impact of movements in foreign currency rates. These contracts are not designated as hedges for financial reporting purposes and are recorded at fair value. As of December 31, 2003 and 2002 and for the year ended December 31, 2003 and 2002, the fair value, change in fair value, and realized gains (losses) of outstanding foreign currency rate hedging contracts was not material.

Net Investment Hedging

        Currency effects of net investment hedges produced losses of approximately $68.1 million in other comprehensive income (loss) (foreign exchange translation adjustments) for the years ended December 31, 2003. As of December 31, 2003, there was a cumulative net loss of approximately $126.3 million.

14. OPERATING LEASES

        The Company leases certain railcars, aircraft, equipment and facilities under long-term lease agreements. The total expense recorded under operating lease agreements in the accompanying consolidated statements of operations is approximately $38.4 million, $36.5 million and $50.0 million for the years ended December 31, 2003, 2002 and 2001, respectively.

        Future minimum lease payments under operating leases as of December 31, 2003 are as follows (dollars in millions):

Year ending December 31:
2004	$41.1
2005	36.0
2006	28.3
2007	24.8
2008	19.5
Thereafter	110.7

$260.4

15. INCOME TAXES

        The following is a summary of domestic and international provisions for current and deferred income taxes and a reconciliation of the U.S. statutory income tax rate to the effective income tax rate (dollars in millions):

	December 31, 2003	December 31, 2002	December 31, 2001
Income tax expense (benefit):
Current
U.S. Federal	$7.5	$6.6	$—
U.S. State & Local	0.6	1.5	(0.4)
Foreign	23.9	0.4	—
Deferred
U.S. Federal	5.6	—	(170.2)
U.S. State & Local	—	—	(14.2)
Foreign	2.5	—	(0.1)

Total	$40.1	$8.5	$(184.9)

        The effective income tax rate reconciliation is as follows (dollars in millions):

	2003	2002	2001
Loss before income tax	$(208.1)	$(24.2)	$(1,027.6)

Expected benefit at U.S. statutory rate of 35%	$(72.8)	$(8.5)	$(359.7)
Change resulting from:
State taxes net of federal benefit	(3.3)	(0.7)	(30.8)
Minority interest in earnings (losses) of subsidiaries recorded net of income taxes	(25.7)	10.9	(5.0)
Loss of affiliates carried on the equity basis recorded net of income taxes	17.5	14.9	7.2
Cancellation of indebtedness income on debt to equity exchange	—	32.9	—
Disallowance of deductions in IRS examination	—	18.5	—
IRS exam interest	3.6	4.4	—
Non-deductible expenses and other	1.6	13.1	(5.2)
Income tax rate differential and other items of foreign consolidated subsidiaries	2.9	5.3	1.0
Change in valuation allowance, excluding beginning valuation allowance of $18.6 million of HIH	116.3	(82.3)	207.6

Total income tax expense (benefit)	$40.1	$8.5	$(184.9)

        The domestic and foreign components of (losses) earnings from continuing operations before taxes were as follows (dollars in millions):

	December 31, 2003	December 31, 2002	December 31, 2001
Income (Loss) before Income Taxes:
U.S	$(121.1)	$(23.8)	$(1,022.4)
Non-U.S	(87.0)	(0.4)	(5.2)

Total	$(208.1)	$(24.2)	$(1,027.6)

        Components of deferred income tax assets and liabilities are as follows (dollars in millions):

	December 31, 2003	December 31, 2002
Deferred income tax assets:
Net operating loss carryforward	$754.9	$420.7
Employee benefits	10.0	53.0
Alternative minimum tax carryforward	36.9	35.0
Intangible assets	30.8	26.1
Other	52.8	50.9

Total	885.4	585.7

Deferred income tax liabilities:
Tax depreciation in excess of book depreciation	(696.3)	(308.6)
Inventory costing	(15.9)	(24.7)
Basis difference in investment in HIH	(144.5)	(112.9)

Total	(856.7)	(446.2)

Net deferred tax asset before valuation allowance	28.7	139.5
Valuation allowance:
Operations	(260.2)	(125.3)
Other comprehensive income	(2.8)	(14.2)

Net deferred tax liability	$(234.3)	$—

Current tax asset	$3.0	$13.0
Current tax liability	(14.5)	—
Non-current tax asset	12.0	—
Non-current tax liability	(234.8)	(13.0)

Total	$(234.3)	$—

        As of December 31, 2003 and 2002, the Company has U.S. Federal net operating loss carryforwards ("NOLs") of approximately $1,285 million and $1,107 million, respectively. The NOLs begin to expire in 2018 and fully expire in 2023. The Company also has NOLs of approximately $827 million in various foreign jurisdictions. While the majority of the foreign NOLs have no expiration date, $47.2 million have a limited life and begin to expire in 2006.

        The Company has a valuation allowance against its entire domestic and a portion of its foreign net deferred tax assets. If the valuation allowance is reversed, substantially all of the benefit will be allocated to the income tax provision on the income statement, while $3.2 million of the benefit will be used to reduce goodwill. Included in the deferred tax assets at December 31, 2003 and 2002 is approximately $7.7 million of cumulative tax benefit related to equity transactions which will be credited to stockholders' equity, if and when realized, after the other tax deductions in the carryforwards have been realized.

        The Company believes that, as of May 9, 2003, it has undergone an "ownership change" (for purposes of Section 382 of the Internal Revenue Code). The Company's use of its NOLs is limited in tax periods following the date of the "ownership change". The amount of any such limitation and its effect on the Company is affected by numerous issues, including but not limited to the value of the Company's equity at certain dates, the amount and timing of future taxable income and loss, and the amount of "built-in" income items of the Company. Based upon the existence of significant "built-in" income items, the resulting effect of this "ownership change" on the Company's ability to utilize its NOLs is not anticipated to be material.

        The Company does not provide for income taxes or benefits on the undistributed earnings of its international subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely. In consideration of the Company's structure, upon distribution of these earnings, certain of the Company's subsidiaries would be subject to both income taxes and withholding taxes in the various international jurisdictions. It is not practical to estimate the amount of taxes that might be payable upon such distributions.

        The Company no longer accounts for HIH using the equity method of accounting, effective May 1, 2003 HIH's results of operations are consolidated with the Company's results of operations, with HMP's 40% interest in HIH recorded as a minority interest. For purposes of computing the Company's investment basis difference in HIH, the net financial statement investment in HIH is compared with the net tax basis in HIH, which is treated as a partnership for tax purposes, to determine the net deferred tax liability at the end of each reporting period.

16. OTHER COMPREHENSIVE INCOME

        Other comprehensive income consisted of the following (dollars in millions):

	December 31, 2003		May 1, 2003	December 31, 2002		December 31, 2001		January 1, 2001
	Accumulated Income (Loss)	Income (Loss)	Accumulated Income (Loss)	Accumulated Income (Loss)	Income (Loss)	Accumulated Income (Loss)	Income (Loss)	Accumulated Income (Loss)
Foreign currency translation adjustments	$171.2	$196.3	$(13.2)	$(11.9)	$(8.5)	$(3.4)	$(2.0)	$(1.4)
Unrealized loss on nonqualified plan investments	0.6	0.6	—	—	—	—	$(2.1)	$2.1
Unrealized loss on derivative instruments	(14.6)	13.9	(13.2)	(15.3)	(5.9)	(9.4)	(9.4)	—
Cumulative effect of accounting change	(1.1)	—	(1.1)
Minimum pension liability, net of tax of $29.5 million and zero as of December 31, 2003 and 2002, respectively	(95.2)	14.3	(87.5)	(22.0)	(17.2)	(4.8)	(0.8)	(4.0)
Minimum pension liability unconsolidated affiliate	(5.6)	(0.2)	(5.4)
Unrealized loss on securities	0.5	3.3	(2.8)
Other comprehensive income (loss) of minority interest	(28.3)	(77.6)	49.3	—	—	—	—	(64.5)
Other
comprehensive income (loss)	—			—		—
of unconsolidated affiliates	9.3	17.0	73.9	(81.6)	42.1	(123.7)	(59.2)	(64.5)

Total	$36.8	$167.6	$—	$(130.8)	$10.5	$(141.3)	$(73.5)	$(132.3)

        Except as provided in the following sentence, there has been no income tax effect of entries to other comprehensive income. The amounts of minimum pension liability of HIH as of May 1, 2003 and other comprehensive income for the year ended December 31, 2003 are net of income taxes of $37.7 million and $8.2 million, respectively.

17. STOCKHOLDERS' AND MEMBER'S EQUITY

        Effective September 9, 2002, the holders of the preferred and common shares in the Company exchanged their shares for units of membership interest. On September 30, 2002, in connection with the Restructuring, the holders of the units of membership interest contributed their equity units in the Company and its subsidiaries to a newly established holding company, Huntsman Holdings. See "Note 1—General—Company." As a result, the Company is now an indirect wholly-owned subsidiary of

Huntsman Holdings. Because the exchange transactions were between related entities, the exchange of Company units for Huntsman Holdings units was recorded at the historical carrying values.

        Prior to September 9, 2002, the Company had outstanding four classes of preferred stock. The liquidation preference for the shares of $1,000 plus accrued dividends, whether or not declared. Dividends range from 8% to 20%. At December 31, 2001, dividends in arrears totaled to $39.1 million. Effective with the conversion to a limited liability corporation, the preferred shares were exchanged for units of membership interest.

18. EMPLOYEE BENEFIT PLANS

Defined Benefit and Other Postretirement Benefit Plans

        The Company sponsors two noncontributory defined benefit pension plans covering substantially all of its domestic employees and a supplemental executive retirement plan, a non-contributory defined benefit plan covering certain key executives. The Company funds the actuarially computed retirement cost accrued. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

        The Company also sponsors two unfunded postretirement benefit plans other than pensions, which provide medical and life insurance benefits. In 2003, the health care trend rate used to measure the expected increase in the cost of benefits was assumed to be 10% decreasing to 5% after 2007. If the health care cost trend rate assumptions were increased by 1%, the postretirement benefit obligation as of December 31, 2003 would be increased by $10.6 million. The effect of this change on the sum of the service cost and interest cost would be an increase of $1.3 million. If the health care cost trend rate assumptions were decreased by 1%, the postretirement benefit obligation as of December 31, 2003 would be decreased by $9.3million. The effect of this change on the sum of the service cost and interest cost would be a decrease of $1.1 million.

        The following table sets forth the funded status of the plans and the amounts recognized in the consolidated balance sheets at December 31, 2003 and 2002 (dollars in millions):

	Defined Benefit Plans			Other Postretirement Benefit Plans
	2003		2002	2003		2002
	U.S. Plans	Non-U.S. Plans	U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans
Change in benefit obligation
Benefit obligation at beginning of year	$337.3	$—	$305.3	$111.4	$—	$101.6
Service cost	13.1	24.0	10.5	3.1	—	2.6
Interest cost	24.7	41.5	21.8	7.9	0.2	7.2
Participant contributions	—	1.7	—	—	—	—
Plan amendments	0.1	0.2	0.2	(16.8)	—	(0.4)
Acquisition of HI	45.0	1,154.7	—	9.1	3.4	—
Exchange rate changes	—	143.1	—	—	0.5	—
Settlements/transfers	—	0.1	—	—	—	—
Other	—	17.9	—	—	0.4	—
Curtailments	—	(1.3)	—	—	—	—
Special termination benefits	—	6.6	—	—	—	—
Actuarial (gain)/loss	36.6	28.2	15.8	24.5	0.1	10.5
Benefits paid	(19.9)	(27.2)	(16.3)	(8.1)	(0.3)	(10.1)

Benefit obligation at end of year	$436.9	$1,389.5	$337.3	$131.1	$4.3	$111.4

Change in plan assets
Fair value of plan assets at beginning of year	$159.6	$—	$182.6	$—	$—	$—
Actual return on plan assets	45.9	84.0	(15.5)	—
Exchange rate changes	—	120.3	—	—	—	—
Acquisition of HI	—	946.5	—	—	—	—
Participant contributions	—	1.7	—	—	—	—
Other	—	11.8	—	—	—	—
Administrative expenses	—	(0.7)	—	—	—	—
Company contributions	21.2	24.2	8.8	8.1	0.3	10.1
Settlements/Transfers	24.4	2.0	—	—	—	—
Benefits paid	(19.9)	(27.2)	(16.3)	(8.1)	(0.3)	(10.1)

Fair value of plan assets at end of year	$231.2	$1,162.6	$159.6	$—	$—	$—

Funded status
Funded status	$(205.7)	$(226.8)	$(174.1)	$(131.2)	$(4.2)	$(111.4)
Unrecognized net actuarial (gain)/loss	5.0	426.3	73.3	74.8	1.1	51.2
Unrecognized prior service cost	7.5	6.4	8.4	(19.7)	—	(2.1)
Unrecognized net transition obligation	95.0	3.9	6.1	—	0.4	0.4

Accrued benefit (liability) asset	$(98.2)	$209.8	$(86.3)	$(76.1)	$(2.7)	$(61.9)

Amounts recognized in balance sheet:
Accrued benefit cost recognized in accrued liabilities and other noncurrent liabilities	$(133.4)	$(134.4)	$(122.8)	$(76.1)	$(2.7)	$(61.9)
Prepaid pension cost	13.3	241.1	14.5	—	—	—
Accumulated other comprehensive income	21.9	103.1	22.0	—	—	—

Accrued benefit (liability) asset	$(98.2)	$209.8	$(86.3)	$(76.1)	$(2.7)	$(61.9)

        Components of the net periodic benefit costs for the years ended December 31, 2003, 2002 and 2001 are as follows (dollars in millions):

	Defined Benefit Plans				Other Postretirement Benefit Plans
	U.S. Plans			Non U.S. Plans	U.S. Plans			Non U.S. Plans
	2003	2002	2001	2003	2003	2002	2001	2003
Service cost	$13.1	$10.5	$12.7	$24.0	$3.1	$2.6	$2.5	$—
Interest cost	24.7	21.8	21.1	41.5	7.9	7.2	5.8	0.2
Expected return on assets	(17.1)	(15.5)	(16.9)	(43.7)	—	—	—	—
Amortization of transition obligation	1.1	1.1	1.1	0.6	(0.3)	0.1	0.1	—
Amortization of prior service cost	0.9	0.9	1.1	0.4	2.8	(0.2)	(0.2)	—
Amortization of actuarial (gain)/loss	0.9	0.4	0.2	15.1	—	2.0	0.8	0.1

Net periodic benefit cost	$23.6	$19.2	$19.3	$37.9	$13.5	$11.7	$9.0	$0.3

        The following assumptions were used in the above calculations:

	Defined Benefit Plans				Other Postretirement Benefit Plans
	U.S. Plans			Non U.S. Plans	U.S. Plans			Non U.S. Plans
	2003	2002	2001	2003	2003	2002	2001	2003
Weighted-average assumptions as of December 31:
Discount rate	6.75%	6.75%	7.25%	5.49%	6.00%	6.75%	7.25%	6.25%
Expected return on plan assets	8.25%	8.25%	9.00%	7.05%	N/A	N/A	N/A	N/A
Rate of compensation increase	4.00%	4.00%	4.00%	3.76%	4.00%	4.00%	4.00%	3.76%

        The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the defined benefit plans with accumulated benefit obligations in excess of plan assets were as follows (dollars in millions):

	U.S. Plans
			Non U.S. Plans 2003
	2003	2002
Projected benefit obligation	$436.9	$305.3	$1,389.5
Accumulated benefit obligation	364.0	282.3	1,142.2
Fair value of plan assets	231.2	159.6	1,162.6

        Expected future contributions and benefit payments are as follows for the U.S. plans (dollars in millions):

	Defined Benefit Plans	Other Postretirement Benefit Plans
2004 expected employer contributions:
To plan trusts	$22.5	$—
To plan participants	3.8	9.4
Expected benefit payments:
2004	18.6	9.4
2005	19.0	9.5
2006	19.5	9.5
2007	20.6	9.4
2008	21.5	9.1
2009-2013	136.4	44.5

        The asset allocation for the Company's U.S. pension plans at the end of 2003 and the target allocation for 2004, by asset category, follows. The fair value of plan assets for these plans is $257.8 million at the end of 2003. The expected long term rate of return on these assets was 8.25% in 2003.

Asset Category	Target Allocation 2004	Allocation at December 31, 2003
Large Cap Equities	20-40%	28%
Small/Mid Cap Equities	15-25%	21%
International Equities	10-20%	15%
Fixed Income/Real Estate	10-30%	24%
Cash	0-10%	12%

Total		100%

        Equity securities in the Company's U.S. pension plan did not include any equity securities of the Company or its affiliates at the end of 2003.

        The Company's pension plan assets are managed by outside investment managers; assets are rebalanced based upon market opportunities and the consideration of transactions costs. The company's strategy with respect to pension assets is to pursue an investment plan that, over the long term is expected to protect the funded status of the plan, enhance the real purchasing power of plan assets, and not threaten the plan's ability to meet currently committed obligations.

Defined Contribution Plans

        The Company has a money purchase pension plan covering substantially all of its domestic employees who have completed at least two years of service. Employer contributions are made based on a percentage of employees' earnings (ranging up to 8%).

        The Company also has a salary deferral plan covering substantially all domestic employees. Plan participants may elect to make voluntary contributions to this plan up to a specified amount of their compensation. The Company contributes an amount equal to one-half of the participant's contribution, not to exceed 2% of the participant's compensation.

        The Company's total combined expense for the above defined contribution plans for the years ended December 31, 2003, 2002 and 2001 was approximately $12.8 million, $11.9 million and $12.5 million, respectively.

Equity Deferral Plan

        Effective July 1, 1999, the Company adopted the Huntsman Equity Deferral Plan (the "Equity Plan"). Under the terms of the Equity Plan, selected officers and key employees had a portion of their compensation deferred and contributed that deferred compensation to the Equity Plan.

        For each $1 which was contributed to the Equity Plan, the Company credited an additional $0.50 to the account of the contributing plan participant. Plan participants deferred up to 50% of salary and up to 100% of bonus, up to a maximum of $250,000. The amounts contributed to the Equity Plan were considered invested in phantom shares of Company stock. After participating in the Equity Plan for a period of eight years, the participant could have elected to have all or a portion of accumulated Equity Plan credits paid in cash or credited to another salary deferred plan adopted by the Company. Amounts credited by the Company to a participant's Equity Plan account under the $0.50 matching provision became vested to the participant five years from the date of each matching contribution.

        During 2001, the Equity Plan was liquidated and accounts were paid out to those employees participating in the Plan.

Supplemental Salary Deferral Plan and Supplemental Executive Retirement Plan

        Effective September 27, 2001, the Company terminated the Huntsman Supplemental Salary Deferral Plan ("SSDP"), a non-qualified deferred compensation plan, and paid out the amounts which participants were entitled to receive under the terms of the plan. The Company also amended the portion of the Huntsman Supplemental Executive Retirement Plan ("SERP") related to the Huntsman Money Purchase Pension Plan to provide for the payout to participants of amounts participants were entitled to receive under that portion of the SERP.

        Effective January 1, 2003, the Company created the Huntsman Supplemental Savings Plan ("SSP"). This is a non-qualified plan covering key management employees of Huntsman LLC and its participating affiliates. This plan allows participants to defer amounts that would otherwise be paid as compensation. The participant can defer up to 50% of their salary and up to 82% of their bonus each year. This plan also provides benefits that would be provided under the Huntsman Salary Deferral Plan if that plan were not subject to legal limits on the amount of contributions that can be allocated to an individual in a single year.

        During the year ended December 31, 2003, the Company expensed $1.1 million for the SSP and the SERP. During the year ended December 31, 2002, the Company expensed $0.4 million for the SERP. The net amount of income recorded for the year ended December 31, 2001 for the Equity Plan, the SSDP and the SERP, which primarily related to the plan payouts, was $3.2 million.

Equity Appreciation Rights Plan

        Under the terms of the Equity Appreciation Rights Plan, the Company grants equity appreciation rights ("EARs") to key management employees. The EARs vest at a rate of 25% per year, beginning with the first anniversary of the date of grant and can be exercised anytime within ten years of the date of grant. During the year ended December 31, 2001, 1,065,700 EARs were granted to employees. No awards were granted during the years ended December 31, 2002 or 2003. The EARs entitle the employees to receive an amount equal to the increase in the value of a phantom share of Company stock since the date of the grant multiplied by the number of rights granted. There is no right under the EARs to receive any form of stock or equity interest in the Company or any other entity. Compensation expense is recorded for the increase in the value of the rights. No compensation expense was recorded for the years ended December 31, 2003, 2002 or 2001.

        The Company is reviewing possible alternative incentive compensation programs and may allow selected participants to exchange EARs for rights in an alternative program.

International Plans

        International employees are covered by various post employment arrangements consistent with local practices and regulations. Such obligations are included in the consolidated financial statements in other long-term liabilities.

19. RELATED PARTY TRANSACTIONS

        The accompanying consolidated financial statements of the Company include the following balances not otherwise disclosed with affiliates of the Company (dollars in millions):

	December 31, 2003		December 31, 2002
Trade receivables:
HIH	$		$31.7
Other unconsolidated affiliates		11.5	0.3
Other receivables:
HIH		—	15.4
AdMat		1.9	—
Other unconsolidated affiliates		—	0.7
Trade accounts payable
HIH		—	12.0
Other accounts payable
HIH		—	4.3
Other unconsolidated affiliates		25.2	—

        The Company shares services and resources with HIH and its subsidiaries. In accordance with various agreements with HIH, the Company provides management and operating services and supplies certain raw materials. The accompanying consolidated financial statements of the Company include the following transactions not otherwise disclosed with affiliates, officers and employees of the Company (dollars in millions):

	December 31, 2003	December 31, 2002	December 31, 2001
Sales to:
HIH	$76.3	$162.1	$163.3
AdMat	3.0
Other unconsolidated affiliates	16.6	4.1	17.0
Other income from-
Other unconsolidated affiliates	—	—	5.8
Inventory purchases from-
HIH	53.0	57.7	73.8
Other unconsolidated affiliates	261.4	—	—
Operating expenses allocated (to)/from:
HIH	(22.3)	(64.5)	(54.2)
AdMat	3.2
Other affiliates	—	2.4	0.8

20. COMMITMENTS AND CONTINGENCIES

        The Company has various purchase commitments extending through 2023 for materials and supplies entered into in the ordinary course of business. The purchase commitments are contracts that require minimum volume purchases. Certain contracts allow for changes in minimum required purchases volumes in the event of a temporary or permanent shutdown of a facility. The contractual purchase price for substantially all of these contracts require minimum payments, even if no volume is purchased. These contracts approximate $46 million annually through 2013, decreasing to approximately $33 million through 2017. Historically, the Company has not made any minimum payments under its take or pay contracts.

        The Company is involved in litigation from time to time in the ordinary course of its business. In management's opinion, after consideration of indemnifications, none of such litigation is material to the Company's financial condition or results of operations.

21. FAIR VALUE OF FINANCIAL INSTRUMENTS

	December 31, 2003		December 31, 2002
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(Dollars In Millions)
Non-qualified employee benefit plan investments	$2.7	$2.7	$0.1	$0.1
Long-term debt	5,587.6	5,696.9	1,736.1	1,688.6

Long-Term Debt

        Interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities are used to estimate fair value for debt issues that are not quoted on an exchange.

Other Financial Instruments

        The carrying amount reported in the balance sheets for cash and cash equivalents, accounts receivable, and accounts payable approximates fair value because of the immediate or short-term maturity of these financial instruments.

        The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2003 and 2002. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

22. ENVIRONMENTAL MATTERS

General

        The Company is subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, the Company is subject to frequent environmental inspections and monitoring by governmental enforcement authorities. In addition, its production facilities require operating permits that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of environmental laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial fines and civil or criminal sanctions. Moreover, changes in environmental regulations could inhibit or interrupt the Company's operations, or require it to change its equipment or operations, and any such changes could have a material adverse effect on its businesses. Accordingly, environmental or regulatory matters may cause the Company to incur significant unanticipated losses, costs or liabilities.

Environmental Capital Expenditures and Accruals

        The Company may incur future costs for capital improvements and general compliance under environmental and safety laws, including costs to acquire, maintain and repair pollution control equipment. The Company estimates that capital expenditures for environmental and safety matters during 2004 will be approximately $74.8 million for Huntsman LLC and approximately $39.7 million for HIH. However, since capital expenditures for these matters are subject to evolving regulatory requirements and depend, in part, on the timing, promulgation and enforcement of specific requirements, the Company cannot provide assurance that material capital expenditures beyond those currently anticipated will not be required under environmental and safety laws.

        The Company has established financial reserves relating to anticipated environmental restoration and remediation programs, as well as certain other anticipated environmental liabilities. Management believes these reserves are sufficient for known requirements. Liabilities are recorded when potential liabilities are either known or considered probable and can be reasonably estimated. The Company's liability estimates are based upon available facts, existing technology and past experience. A total of approximately $34.9 million has been accrued related to environmental related liabilities as of December 31, 2003, including approximately $17.5 million related to the Huntsman LLC restricted group and $17.4 million related to HI. However, no assurance can be given that all potential liabilities arising out of the Company's present or past operations have been identified or fully assessed or that its future environmental liabilities will not be material to the Company.

Potential Liabilities

        Given the nature of the Company's business, violations of environmental laws may result in restrictions imposed on its operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on the Company's business, financial condition, results of operations or cash flows. The Company is aware of the following matters and believes (1) the reserves related to these matters to be sufficient for known requirements, and (2) the ultimate resolution of these matters will not have a material impact on its results of operations or financial position:

        The Company and the Texas Commission on Environmental Quality (the "TCEQ," formerly the Texas Natural Resource Conservation Commission or TNRCC) settled outstanding allegations of environmental regulatory violations at the Port Neches, Texas, facilities on May 29, 2003. The settlement imposes penalties totaling $352,250 and requires enhanced air monitoring around the Company's C4 plant, an air compliance audit performed by an outside consultant at that plant, and application for an air emissions permit for the Company's joint wastewater treatment plant that services all of the Port Neches facilities. Although management does not anticipate it, it is possible that the terms of a joint wastewater treatment plant air permit, which will likely be issued as a result of the settlement, may cause us to incur costs that could be material.

        The Company and the State of Texas settled an air enforcement case relating to its Port Arthur plant on May 13, 2003. Under the settlement, the Company is required to pay a civil penalty of $7.5 million over more than four years, undertake environmental monitoring projects totaling about $1.5 million in costs, and pay $375,000 in attorney's fees to the Texas Attorney General. Thus, far, the Company has paid $850,000 toward the penalty and $375,000 for the attorney's fees; the monitoring projects are underway and on schedule. It is not anticipated that this settlement will have a material adverse effect on the Company's financial position.

        On October 1, 2003, the U.S. Environmental Protection Agency ("EPA") sent the Company an information request under section 114 of the federal Clean Air Act. The request seeks information regarding all upset releases of air contaminants from the Port Arthur plant for the period from August 1999 to August 2003. Four other companies with plants located in Port Arthur also received similar requests. The Company responded in a timely manner to the request. Whether this request will result in an enforcement action being initiated against the Company is unknown at this time.

        The Company has been named as a "premises defendant" in a number of asbestos exposure lawsuits. These suits often involve multiple plaintiffs and multiple defendants, and, generally, the complaint in the action does not indicate which plaintiffs are making claims against a specific defendant, where the alleged injuries were incurred or what injuries each plaintiff claims. These facts must be learned through discovery. There are currently 43 asbestos exposure cases pending against the Company. Among the cases currently pending, management is aware of one claim of mesothelioma. The Company does not have sufficient information at the present time to estimate any liability in these cases. Although the Company cannot provide specific assurances, based on its understanding of similar cases, management believes that its ultimate liability in these cases will not be material to its financial position or results of operations.

        On December 11, 2002, the U.S. Fifth Circuit Court of Appeals reversed approval by the EPA of the Beaumont-Port Arthur ("BPA") State Implementation Plan thereby forcing EPA to revise the attainment status of BPA. EPA has announced, but not formally proposed, that they will designate the area as in "serious" non-attainment. This change may, but is not likely to, require additional controls and/or work practices to meet the yet undefined regulatory requirements for nitrogen oxides and volatile organic compounds. The Company cannot predict the outcome of the EPA assessment but believes that any additional capital required above the existing operating plans of its plants in Port Arthur and Port Neches, Texas, will not be material.

        On June 27, 2003, the Company received a Notice of Enforcement from the TCEQ with respect to its aromatics and olefins plant in Port Arthur, Texas for alleged violations identified by the agency during an April 2003 air quality inspection. No penalty demand has yet been made by the TCEQ, although a penalty is possible.

        On June 25, 2003, a group of more than 500 plaintiffs filed a lawsuit in state district court in Beaumont, Texas against six local chemical plants and refineries, including the Company. The lawsuit alleges that the refineries and chemical plants discharge chemicals that cause health problems for area residents. The claim does not specify a dollar amount, but seeks damages for heath impacts as well as property value losses. The suit is based on emissions data from reports that these plants filed with the TCEQ.

        On October 6, 2002, a leak of sulphuric acid from two tanks located near the Company's Whitehaven, U.K. plant was discovered. About 342 to 347 tonnes of acid were released onto the ground and into the soil near the tanks. Although the Company took immediate steps to contain the spillage and recover acid, a quantity of acid reached a nearby beach via a geological fault. The Company believes that it did not own the tanks; however, it did own the acid in the tanks. The U.K. Environment Agency ("EA") is conducting an investigation that could result in a prosecution being initiated. The U.K. Health and Safety Executive has issued three Improvement Notices requiring corrective action with which the Company is complying. Although the Company can give no assurances, based on currently available information and its understanding of similar investigations and penalties in the past, it believes that, if any charges are brought or additional corrective action orders issued and the Company is ultimately found to be legally responsible, the probable penalties would not be material to its financial position or results of operations.

        During 2002 and 2003, the Company voluntarily removed filter salts from a property previously operated by Almagrera in Spain. Almagrera supplied sulphuric acid to one of the Company's subsidiaries. Under an agreement with Almagrera, the subsidiary had for some time supplied filter salts to Almagrera to be used in the manufacture of sulphuric acid. When Almagrera filed for bankruptcy and closed its plant in 2001, a large quantity of stored filter salts was found on its premises, far from its normal warehouse. The Company spent $2.2 million to remove and dispose of the salts. The project has been completed.

        The Company is aware that there is or may be soil or groundwater contamination at some of its facilities resulting from past operations. Based on available information and the indemnification rights (including indemnities provided by ICI, The Rohm and Haas Company, Rhodia S.A. and Dow Chemical, for the facilities that each of them transferred to the Company), the Company believes that the costs to investigate and remediate known contamination will not have a material adverse effect on its financial condition, results of operations or cash flows; however, the Company cannot give any assurance that such indemnities will fully cover the costs of investigation and remediation, that it will not be required to contribute to such costs or that such costs will not be material.

        By a Notice of Enforcement letter dated March 6, 2003, the Company was notified by the TCEQ of a probable enforcement action arising out of the inspection of the Freeport, Texas facility on December 16-19, 2002. Seven types of violations relating to the Texas Clean Air Act requirements were cited. After extensive communications with the TCEQ regarding the validity of the allegations, the TCEQ determined that the imposition of penalties was inappropriate. This matter has been dropped.

        Under the European Union ("EU") Integrated Pollution Prevention and Control Directive ("IPPC"), EU member governments are to adopt rules and implement a cross-media (air, water, waste) environmental permitting program for individual facilities. The U.K. was the first EU member government to request IPPC permit applications from the Company. In the U.K., the Company has submitted several applications and, very recently, negotiated and received its first IPPC permits. Based upon the terms of these permits, the Company does not anticipate that it will have to make material capital expenditures to comply. Other IPPC permits are under review by the U.K. Environment Agency. The Company is not yet in a position to know with certainty what the other U.K. IPPC permits will require, and it is possible that the costs of compliance could be material; however, the Company believes, based upon its experience to date, that the costs of compliance with IPPC permitting in the U.K. will not be material to its financial condition or results of operations. Additionally, the IPPC directive has recently been implemented in France, and similar to the Company's operations in the U.K., the Company does not anticipate having to make material capital expenditures to comply.

        With respect to the Company's facilities in other EU jurisdictions, IPPC implementing legislation is not yet in effect, or the Company has not yet been required to seek IPPC permits. Accordingly, while the Company expects to incur additional future costs for capital improvements and general compliance under IPPC requirements in these jurisdictions, at the present time it is unable to determine whether or not these costs will be material. Accordingly, the Company cannot provide assurance that material capital expenditures and compliance costs will not be required in connection with IPPC requirements.

        The Company has incurred, and may in the future incur, liability to investigate and clean up waste or contamination at its current or former facilities or facilities operated by third parties at which the Company may have disposed of waste or other materials. Similarly the Company may incur costs for the cleanup of wastes that were disposed of prior to the purchase of the businesses. Under some environmental laws, the Company may be jointly and severally liable for the costs of environmental contamination on or from its properties and at off-site locations where the Company disposed of or arranged for the disposal or treatment of hazardous wastes and may incur liability for damages to natural resources. For example, under the Comprehensive Environmental Response, Compensation and

Liability Act of 1980, as amended ("CERCLA"), and similar state laws, a current owner or operator of real property may be liable for such costs regardless of whether the owner or operator owned or operated the real property at the time of the release of the hazardous substances and regardless of whether the release or disposal was in compliance with law at the time it occurred. In addition, under the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and similar state laws, as the holder of permits to treat or store hazardous wastes, it may, under some circumstances, be required to remediate contamination at or from its properties regardless of when the contamination occurred. For example, the Company's Odessa and Port Neches facilities in Texas both are the subject of ongoing RCRA remediation. Based on current information and past costs relating to these matters, the Company does not believe such matters will have a material adverse effect. There can be no assurance, however, that any such matters will not have a material adverse effect on the Company.

        By letter dated February 27, 2004, the U.S. Forest Service provided notice to the Company that it is considered to be a potentially responsible party ("PRP") under the federal Superfund law for the release of hazardous substances at the North Maybe Mine, located about 13 miles northeast of Soda Springs, Idaho. The mining site includes an inactive open pit phosphorus mine, associated overburden piles and affected downstream lands. The Company has been identified as a PRP because Huntsman Polymers is viewed by the Forest Service as the successor to El Paso Products Company, which is alleged to have leased the site from 1964-1972 and mined the site from 1965-1967. In its letter, the Forest Service requests that the Company "participate in the development and funding of a Site Investigation (SI) and Engineering Evaluation/Cost Analysis (EE/CA) under an Administrative Order of Consent (AOC)." The Forest Service further indicates that the Company is to give notice to the Forest Service within 15 days of the date of the letter whether it is willing to negotiate an AOC. The Company is currently evaluating its options.

        By letter of March 8, 2004, Kraft Foods Inc. ("Kraft") notified the Company that "Rexene Polyolefins, a Division of Dart Industries, Inc." had been included among about 90 corporate defendants in a private lawsuit seeking damages from former users of the Malone Services hazardous waste disposal facility in Texas City, Texas. The plaintiffs are the current owners of the site; they purchased the site out of bankruptcy in 1999 to operate it as a hazardous waste site. They complain that they are now unable to do so because it has been declared a Superfund site. Kraft is the successor in interest to Dart Industries, Inc. ("Dart"). Dart was a joint venturer with El Paso Products Company in Rexene Polyolefins ("Rexene") which, for a period years, operated a plant in Bayport, Texas. That plant was sold to Lyondell Chemical Company in 1990. From a preliminary review of EPA records, Kraft indicates that Rexene shipped waste to the Malone Services site from September 1976 to November 1980; EPA estimates Rexene's volumetric percentage for waste shipped to the site as 0.37893%. Kraft is seeking a joint cost-sharing arrangement with the Company regarding this case. The Company already has a 50/50 cost-sharing arrangement with Kraft regarding the Turtle Bayou Superfund site. Waste shipped prior to August 31, 1979, is potentially subject to a 50/50 arrangement with Kraft. The Company is evaluating the documentary evidence and will respond to Kraft's letter in due course. It is currently unclear what the potential liability for the Company might be in this matter.

        In addition, the Company has been notified by third parties of claims against the Company or its subsidiaries for cleanup liabilities at certain former facilities and other third party sites, including Belpre, Ohio (a former facility);Georgetown Canyon, Idaho (an alleged former property); Aerex Refinery, Bloomfield, New Mexico (an alleged former property); Turtle Bayou Superfund Site, Texas (an alleged off-site disposal location); the Martin Aaron Superfund Site, Camden, New Jersey (an

off-site disposal and reconditioning facility); the Gulf Nuclear Sites in Odessa and near Houston, Texas (off-site waste handling sites), Fort Gratiot Sanitary Landfill near Marysville, Michigan (an off-site disposal location), Star Lake Superfund Site, Texas (located near the Port Neches facility) and the San Angelo Electric Service Company Site, San Angelo, Texas (an alleged OCB-handling site). With respect to the first five matters, which are under investigation, the Company is unable to determine whether such liabilities may be material to the Company because the Company does not have information sufficient to evaluate these claims. With respect to the final four matters, based on current information and its past experience, the Company does not believe such matters will have a material adverse effect on the Company.

        Based upon currently available information, the Company does not anticipate that any of the potential liabilities referenced above will materially adversely affect its financial position or results of operations.

MTBE Developments

        The use of MTBE is controversial in the United States and elsewhere and may be substantially curtailed or eliminated in the future by legislation or regulatory action. The presence of MTBE in some groundwater supplies in California and other states (primarily due to gasoline leaking from underground storage tanks) and in surface water (primarily from recreational watercraft) has led to public concern about MTBE's potential to contaminate drinking water supplies. Heightened public awareness regarding this issue has resulted in state, federal and foreign initiatives to rescind the federal oxygenate requirements for reformulated gasoline or restrict or prohibit the use of MTBE in particular. For example, the California Air Resources Board adopted regulations that prohibit the addition of MTBE to gasoline as of January 1, 2004. Certain other states have also taken actions to restrict or eliminate the current or future use of MTBE. States that have taken action to prohibit or restrict the use of MTBE accounted for over 40% of the U.S. market for MTBE prior to the taking of such action. In connection with its ban, the State of California requested that the EPA waive the federal oxygenated fuels requirements of the federal Clean Air Act for gasoline sold in California. The EPA denied the State's request on June 12, 2001. Certain of the state bans, including California's ban, have been challenged in court as unconstitutional (in light of the Clean Air Act). On June 4, 2003, a federal court of appeals rejected such a challenge to California's ban, ruling that the ban is not pre-empted by the Clean Air Act.

        Bills have been introduced in the U.S. Congress to curtail or eliminate the oxygenated fuels requirements in the Clean Air Act, or curtail MTBE use. To date, no such legislation has become law, but such legislation is being considered by Congress and could result in a federal ban on the use of MTBE in gasoline. In addition, on March 20, 2000, the EPA announced its intention, through an advanced notice of proposed rulemaking, to phase out the use of MTBE under authority of the federal Toxic Substances Control Act. In its notice, the EPA also called on the U.S. Congress to restrict the use of MTBE under the Clean Air Act.

        In Europe, the EU issued a final risk assessment report on MTBE on September 20, 2002. While no ban of MTBE was recommended, several risk reduction measures relating to storage and handling of MTBE-containing fuel were recommended. Separate from EU action, Denmark entered into a voluntary agreement with refiners to reduce the sale of MTBE in Denmark. Under the agreement, use of MTBE in 92- and 95-octane gasoline in Denmark ceased by May 1, 2002; however, MTBE is still an additive in a limited amount of 98-octane gasoline sold in about 100 selected service stations in Denmark.

        Any phase-out or other future regulation of MTBE in other states, nationally or internationally may result in a significant reduction in demand for the Company's MTBE and result in a material loss in revenues or material costs or expenditures. In the event that there should be a phase-out of MTBE in the United States, the Company believes it will be able to export MTBE to Europe or elsewhere or use its co-product TBA to produce saleable products other than MTBE. If the Company opts to produce products other than MTBE, necessary modifications to its facilities may require significant capital expenditures and the sale of the other products may produce a materially lower level of cash flow than the sale of MTBE.

        In addition, while the Company has not been named as a defendant in any litigation concerning the environmental effects of MTBE, it cannot provide assurances that it will not be involved in any such litigation or that such litigation will not have a material adverse effect on its business, financial condition, results of operations or cash flows. In 2003, the U.S. House of Representatives passed a version of an energy bill that contained limited liability protection for producers of MTBE. The Senate's version of the bill did not have liability protection. The issue was one of the reasons that a compromise energy bill was not passed. Whether a compromise will be reached on this legislation in 2004, and whether any compromise will provide liability protection for producers, are unknown. In any event, the liability protection provision in the House bill applied only to defective product claims; it would not preclude other types of lawsuits.

REACH Developments

        On October 29, 2003, the European Commission adopted a proposal for a new EU regulatory framework for chemicals. Under this proposed new system called "REACH" (Registration, Evaluation and Authorisation of CHemicals), enterprises that manufacture or import more than one ton of a chemical substance per year would be required to register such manufacture or import in a central database. The REACH initiative, as proposed, would require risk assessment of chemicals, preparations (e.g., soaps and paints) and articles (e.g., consumer products) before those materials could be manufactured or imported into EU countries. Where warranted by a risk assessment, hazardous substances would require authorizations for their use. This regulation could impose risk control strategies that would require capital expenditures by the Company. As proposed, REACH would take effect in stages over the next decade. The impacts of REACH on the chemical industry and on the Company are unclear at this time because the parameters of the program are still being actively debated. Nevertheless, it is possible that REACH, if implemented, would be costly to the Company.

23. OTHER INCOME (EXPENSE)

        Other income (expense) is comprised of the following significant items (dollars in millions):

	December 31, 2003	December 31, 2002	December 31, 2001
Insurance settlement proceeds in excess of book value of equipment	$—	$—	$6.0
Loss on sale of non-qualified plan securities	—	—	(4.2)
Loss on sale of exchangeable preferred stock	—	—	(7.0)
Loss on early extinguishment of debt	—	(6.7)	(1.1)
Dividend on exchangeable preferred stock	—	—	5.8
Other	—	(0.9)	1.1

Total	$—	$(7.6)	$0.6

24. OPERATING SEGMENT INFORMATION

        The Company derives its revenues, earnings and cash flows from the manufacture and sale of a wide variety of differentiated and commodity chemical products. The Company has five reportable operating segments: Polyurethanes, Performance Products, Polymers, Pigments and Base Chemicals.

        The major products of each reportable operating segment are as follows:

Segment	Products
Polyurethanes	MDI, TDI, TPU, polyols, aniline, PO and MTBE
Performance Products	Amines, surfactants, linear alkylbenzene, maleic anhydride, other performance chemicals and glycols.
Polymers	Ethylene (produced at the Odessa, Texas facilities primarily for internal use), polyethylene, polypropylene, expandable polystyrene, styrene and other polymers
Pigments	Titanium dioxide
Base Chemicals	Olefins (primarily ethylene and propylene), butadiene, MTBE, benzene, cyclohexane and paraxylene

        Sales between segments are generally recognized at external market prices.

	Year Ended December 31, 2003(3)	Year Ended December 31, 2002	Year Ended December 31, 2001
Net Sales:
Polyurethanes	$1,562.4	$—	$—
Performance Products	1,507.7	1,028.2	1,077.6
Polymers	1,155.5	840.2	820.6
Pigments	678.9	—	—
Base Chemicals	2,152.7	996.2	1,051.3
Eliminations	(489.4)	(203.6)	(192.1)

Total	$6,567.8	$2,661.0	$2,757.4

Segment EBITDA(1)
Polyurethanes	$176.0	$—	$—
Performance Products	125.7	164.4	127.7
Polymers	80.8	74.7	(550.6)
Pigments	64.7	—	—
Base Chemicals	40.7	44.7	63.1
Corporate and other(2)(4)	14.6	(132.3)	(231.1)

Total	$502.5	$151.5	$(590.9)

Segment EBITDA(1)	$502.5	$151.5	$(590.9)
Interest income (expense), net	(391.8)	(192.7)	(239.3)
Income tax benefit (expense)	(40.1)	(8.5)	184.9
Cumulative effect of accounting change	—	169.7	0.1
Depreciation and amortization	(318.8)	(152.7)	(197.5)

Net income (loss)	$(248.2)	$(32.7)	$(842.7)

Depreciation and Amortization:
Polyurethanes	$96.0	$—	$—
Performance Products	53.7	68.9	68.3
Polymers	51.4	45.7	87.5
Pigments	44.2	—	—
Base Chemicals	60.8	46.7	48.2
Corporate and other(2)	12.7	(8.6)	(6.5)

Total	$318.8	$152.7	$197.5

Capital Expenditures:
Polyurethanes	$25.6	$—	$—
Performance Products	40.6	26.5	34.1
Polymers	25.9	18.3	21.0
Pigments	42.4	—	—
Base Chemicals	39.0	15.5	18.5
Corporate and other(2)	11.7	9.9	2.8

Total	$185.2	$70.2	$76.4

Total Assets:
Polyurethanes	$3,733.9	$—	$—
Performance Products	1,085.6	694.3	794.1
Polymers	776.2	786.5	775.5
Pigments	1,554.5	—	—
Base Chemicals	1,676.0	453.8	449.4
Corporate and other(2)	3,623.7	521.8	288.8
Eliminations	(4,735.0)	—	—

Total	$7,714.9	$2,456.4	$2,307.8

(1)
EBITDA is defined as net income (loss) from continuing operations before interest, income tax and depreciation and amortization.

(2)
EBITDA from corporate and other items includes unallocated corporate overhead, loss on sale of accounts receivable, foreign exchange gains or losses and other non-operating income (expense).

(3)
Prior to May 2003, the Company accounted for its investment in HIH on the equity method of accounting due to the significant participating rights formerly granted to ICI pursuant to the HIH limited liability company agreement. As a consequence of HMP's 100% direct and indirect ownership of HIH and the resulting termination of ICI's participation rights, the Company is considered to have a controlling financial interest in HIH. Accordingly, HIH is no longer accounted for by the Company under the equity method of accounting, and effective May 1, 2003 HIH is consolidated with the results of the Company and HMP's 40% interest is recorded as a minority interest in the accounts of the Company. This change has resulted in changes in the Company's operating segments. Previously, the Company reported its operations through three principal operating segments: Performance Products, Polymers and Base Chemicals. With the consolidation of HIH, the Company now reports its operations through five segments: Polyurethanes, Performance Products, Polymers, Pigments and Base Chemicals.

(4)
Includes HMP's 40% minority interest in HIH, effective May 1, 2003.

	December 31,
	2003	2002	2001
By Geographic Area
Net sales:
United States	$4,112.7	$2,491.5	$2,553.8
United Kingdom	1,264.0	8.1	8.6
Netherlands	690.4	—	—
Other nations	500.7	161.4	195.0

Total	$6,567.8	$2,661.0	$2,757.4

Long-lived assets(1):
United States	$2,059.1	$1,197.6	$1,300.8
United Kingdom	1,139.8	8.1	6.7
Netherlands	410.6	—	—
Other nations	962.6	81.5	47.3

Total	$4,572.1	$1,287.2	$1,354.8

(1)
Long lived assets are made up of property, plant and equipment.

25. SELECTED UNAUDITED QUARTERLY FINANCIAL DATA

        In March 2004, the Company's management discovered that HI had inappropriately calculated foreign exchange gains and losses with respect to its accounts receivable securitization program and had incorrectly classified the foreign exchange gains and losses on securitized receivables denominated in foreign currency in its statements of operations for each of the first three quarters of 2003. As a result, the Company has restated its financial statements for each of the first three quarters of 2003 to correct its accounting and classification of foreign exchange gains and losses related to HI's accounts receivable securitization program. A summary of the significant effects of this restatement is included below (dollars in millions):

	Three Months Ended						Nine Months Ended			Year Ended
	March 31, 2003		June 30, 2003		September 30, 2003		September 30, 2003		December 31, 2003	December 31, 2003
Revenues	$831.8		$1,577.2		$2,044.9		$4,453.9		$2,113.9	$6,567.8
Gross profit	40.6		161.1		189.4		391.1		216.9	608.0
Operating income:
-as previously presented	0.2	*	32.6	*	46.3	*	79.1	*	N/A	N/A
-as restated	0.2		65.2		49.2		114.6		58.7	173.3
Net income (loss):
-as previously presented	(79.0	*)	(60.2	*)	(60.6	*)	(199.8	*)	N/A	N/A
-as restated	(68.3)		(52.8)		(56.8)		(177.9)		(70.3)	(248.2)

* The Company filed financial statements for the nine months ended September 30, 2003 in connection with the Company's exchange offer on the 2003 Secured Notes on Form S-4/A. These amounts have not been previously filed; however, results for 2003 have been presented on the Company's website.

	Three Months Ended				Year Ended
	March 31, 2002	June 30, 2002	September 30, 2002	December 31, 2002	December 31, 2002
Revenues	$588.2	$684.6	$691.8	$696.4	$2,661.0
Gross profit	53.4	75.6	72.5	38.5	240.0
Operating income (loss)	13.6	37.1	28.4	(12.8)	66.3
Net income (loss)	121.0	(32.7)	(59.9)	(61.1)	(32.7)
	Three Months Ended				Year Ended
	March 31, 2001	June 30, 2001	September 30, 2001	December 31, 2001	December 31, 2001
Revenues	$789.1	$741.7	$650.7	$575.9	$2,757.4
Gross profit (loss)	(11.6)	2.5	9.2	90.7	90.8
Operating loss	(59.0)	(74.6)	(207.0)	(368.8)	(709.4)
Net loss	(75.6)	(80.2)	(169.8)	(517.1)	(842.7)

        During fourth quarter 2003, fourth quarter 2002, and third quarter 2001, the Company incurred $37.9 million cost, $1.0 million credit and $588.5 million cost, respectively, of restructuring, plant closing, and asset impairment costs, respectively. See, "Note 10—Restructuring and Plant Closing Costs."

        During the first quarter of 2002, the Company recorded $169.7 million of income as a cumulative effect of an accounting change. This accounting change resulted from increasing the carrying value of the investment in HIH to reflect the proportionate share of the underlying net assets as required by SFAS No. 141.

26. CONSOLIDATING CONDENSED FINANCIAL STATEMENTS

        The following are consolidating condensed financial statements which present, in separate columns: the Company carrying it investments in subsidiaries under the equity method; the Guarantors on a combined, or where appropriate, consolidated basis, carrying its investments in the Non-Guarantors under the equity method; and the Non-Guarantors on a consolidated basis. Additional columns present eliminating adjustments and consolidated totals as of December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002, and 2001. There are no restrictions limiting transfers of cash from guarantor to non-guarantor subsidiaries to the Company. The combined Guarantors are wholly-owned subsidiaries of the Company and have fully and unconditionally guaranteed $455.4 million of the 2003 Secured Notes on a joint and several basis. The Company has not presented separate financial statements and other disclosures concerning the combined Guarantors because management has determined that such information is not material to investors.

        The Guarantor financial statements as of and for the year ended December 31, 2002 have been restated to properly present minority interest. As this restatement is related to minority interest held by the Parent within the Huntsman LLC consolidated group, there is no impact on the Huntsman LLC consolidated financial statements. The impact on the restatement is as follows:

	Guarantors		Eliminations
	As Reported	As Restated	As Reported	As Restated
For the year ended December 31, 2002:
Minority interest in subsidiaries' income (loss)	$(0.7)	$12.0	$(28.1)	$(40.8)
Other comprehensive income (loss)	25.6	26.1	(11.2)	(11.7)
As of December 31, 2002:
Minority Interest in consolidated subsidiaries	—	57.3	—	(57.3)
Subsidiary common stock	280.6	274.8	(397.0)	(391.2)
Accumulated Deficit	(424.5)	(476.5)	438.0	490.0
Accumulated other comprehensive loss	(104.3)	(103.8)	125.7	125.2

HUNTSMAN LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS

AS OF DECEMBER 31, 2003

(Dollars in Millions)

	Parent Company	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman LLC
ASSETS
Current assets:
Cash and cash equivalents	$0.8	$0.4	$116.1	$—	$117.3
Restricted cash	0.9	9.6	—	—	10.5
Receivables—net	125.3	553.5	580.4	(334.1)	925.1
Inventories	36.5	203.1	653.3	—	892.9
Prepaid expenses	1.5	23.3	23.8	(8.3)	40.3
Deferred income tax	—	—	3.0	—	3.0
Other current assets	—	0.2	86.8	—	87.0

Total current assets	165.0	790.1	1,463.4	(342.4)	2,076.1

Property, plant and equipment, net	104.6	1,064.6	3,381.0	21.9	4,572.1
Investment in unconsolidated affiliates	(523.3)	457.8	176.3	47.2	158.0
Intangible assets, net	2.4	10.5	273.1	(4.1)	281.9
Goodwill	—	3.3	—	—	3.3
Deferred income tax	0.7	13.8	—	(2.5)	12.0
Other noncurrent assets	2,164.3	121.1	467.8	(2,141.7)	611.5

Total assets	$1,913.7	$2,461.2	$5,761.6	$(2,421.6)	$7,714.9

LIABILITIES AND MEMBER'S EQUITY (DEFICIT)
Current liabilities:
Trade accounts payable	$22.5	$179.9	$522.8	$1.7	$726.9
Accounts payable-affiliates	153.5	165.1	42.4	(335.8)	25.2
Accrued liabilities	81.8	105.7	406.6	(8.4)	585.7
Deferred income tax	0.7	13.8	—	—	14.5
Current portion of long-term debt	1.3	37.7	95.0	—	134.0

Total current liabilities	259.8	502.2	1,066.8	(342.5)	1,486.3
Long-term debt	1,622.9	2,157.0	3,812.7	(2,139.0)	5,453.6
Other noncurrent liabilities	81.5	147.9	229.4	(2.6)	456.2
Deferred income taxes	—	—	237.3	(2.5)	234.8

Total liabilities	1,964.2	2,807.1	5,346.2	(2,486.6)	7,630.9

Minority interest in consolidated subsidiaries	—	60.9	3.6	70.0	134.5

Member's equity (deficit:)
Member's equity	1,095.2	—	565.5	(565.5)	1,095.2
Subsidiary preferred stock	—	72.0	—	(72.0)	—
Subsidiary common stock	—	270.8	116.3	(387.1)	—
Accumulated deficit	(1,182.5)	(790.9)	(338.1)	1,129.0	(1,182.5)
Accumulated other comprehensive loss	36.8	41.3	68.1	(109.4)	36.8

Total member's equity (deficit)	(50.5)	(406.8)	411.8	(5.0)	(50.5)

Total liabilities and member's equity (deficit)	$1,913.7	$2,461.2	$5,761.6	$(2,421.6)	$7,714.9

HUNTSMAN LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS

AS OF DECEMBER 31, 2002

(Dollars in Millions)

	Parent Company	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman LLC
ASSETS
Current assets:
Cash and cash equivalents	$6.1	$1.2	$15.0	$—	$22.3
Restricted cash	0.2	8.9	—	—	9.1
Recievables—net	(45.0)	402.9	25.9	12.4	396.2
Inventories	35.2	218.0	44.9	—	298.1
Prepaid expenses	1.7	25.8	0.2	—	27.7
Deferred income taxes	2.7	9.1	1.2	—	13.0
Other current assets	—	0.5	1.7	—	2.2

Total current assets	0.9	666.4	88.9	12.4	768.6
Property, plant and equipment, net	106.0	1,084.3	96.9	—	1,287.2
Investment in unconsolidated affiliates	(402.9)	509.7	33.3	98.4	238.5
Advances to subsidiaries	2,000.5	10.4	5.3	(2,016.2)	—
Intangible assets, net	2.7	11.6	29.4	(4.1)	39.6
Goodwill	—	3.3	—	—	3.3
Other noncurrent assets	30.0	74.3	14.9	—	119.2

Total assets	$1,737.2	$2,360.0	$268.7	$(1,909.5)	$2,456.4

LIABILITIES AND MEMBER'S EQUITY (DEFICIT)
Current liabilities:
Trade accounts payable	$18.3	$174.9	$33.1	$—	$226.3
Accounts payable—affiliates	1.7	0.1	2.1	12.4	16.3
Accrued liabilities	74.3	123.2	2.8	—	200.3
Current portion of long-term debt	15.4	1.1	47.3	—	63.8

Total current liabilities	109.7	299.3	85.3	12.4	506.7
Long-term debt	1,495.3	2,093.2	99.9	(2,016.1)	1,672.3
Other noncurrent liabilities	99.4	133.9	1.0	—	234.3
Deferred income taxes	2.7	9.3	1.0	—	13.0

Total liabilities	1,707.1	2,535.7	187.2	(2,003.7)	2,426.3

Minority interest in consolidated subsidiaries	—	57.3	—	(57.3)	—

Member's equity (deficit:)
Member's equity	1,095.2	—	—	—	1,095.2
Subsidiary preferred stock	—	72.5	—	(72.5)	—
Subsidiary common stock	—	274.8	116.4	(391.2)	—
Accumulated deficit	(934.3)	(476.5)	(13.5)	490.0	(934.3)
Accumulated other comprehensive loss	(130.8)	(103.8)	(21.4)	125.2	(130.8)

Total member's equity (deficit)	30.1	(233.0)	81.5	151.5	30.1

Total liabilities and member's equity (deficit)	$1,737.2	$2,360.0	$268.7	$(1,909.5)	$2,456.4

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE YEAR ENDED DECEMBER 31, 2003

(Dollars in Millions)

	Parent Company	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman LLC
Revenues:
Trade sales	$321.5	$2,347.0	$3,803.9	$—	$6,472.4
Related party sales	1.5	245.0	77.9	(229.0)	95.4
Expenses billed to subsidiaries	29.2	4.8	—	(34.0)	—

Total revenues	352.2	2,596.8	3,881.8	(263.0)	6,567.8
Cost of goods sold	286.2	2,443.4	3,448.1	(217.9)	5,959.8

Gross profit	66.0	153.4	433.7	(45.1)	608.0
Selling, general and administrative	38.3	117.7	273.8	(42.8)	387.0
Research and development	—	19.6	35.2	—	54.8
Other operating income	(2.5)	(9.1)	(33.4)	—	(45.0)
Restructuring and plant closing costs (credits)	—	(1.5)	39.4	—	37.9

Operating income (loss)	30.2	26.7	118.7	(2.3)	173.3
Interest expense, net	(1.1)	(138.2)	(252.5)	—	(391.8)
Other income (expense)	(3.1)	6.7	(0.5)	(3.1)	—
Loss on accounts receivable securitization program	—	—	(20.4)	—	(20.4)
Equity in income (losses) of investment in unconsolidated affiliates and subsidiaries	(273.6)	(145.8)	2.2	380.4	(36.8)

Loss before income taxes, minority interest	(247.6)	(250.6)	(152.5)	375.0	(275.7)
Income tax expense	0.6	12.6	26.9	—	40.1

Loss before income taxes, minority interest and cumulative effect of accounting change	(248.2)	(263.2)	(179.4)	375.0	(315.8)
Minority interest in subsidiaries' loss	—	(2.1)	—	69.7	67.6
Cumulative affect of accounting change	—	—	—	—	—

Net income (loss)	(248.2)	(265.3)	(179.4)	444.7	(248.2)
Other comprehensive income	167.6	145.1	89.5	(234.6)	167.6

Comprehensive loss	(80.6)	(120.2)	(89.9)	210.1	(80.6)

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

FOR THE YEAR ENDED DECEMBER 31, 2002

(Dollars in Millions)

	Parent Company	Guarantors as restated	Non- Guarantors	Eliminations as restated	Consolidated Huntsman LLC
Revenues:
Trade sales	$608.7	$1,690.3	$195.8	$—	$2,494.8
Related party sales	—	565.0	31.4	(430.2)	166.2
Expenses billed to subsidiaries	60.0	—	—	(60.0)	—

Total revenues	668.7	2,255.3	227.2	(490.2)	2,661.0
Cost of goods sold	589.4	2,056.3	205.0	(429.7)	2,421.0

Gross profit	79.3	199.0	22.2	(60.5)	240.0
Selling, general and administrative	61.6	137.6	12.7	(60.0)	151.9
Research and development	—	20.7	3.1	—	23.8
Other operating expense (income)	(1.9)	(3.4)	4.3	—	(1.0)
Restructuring and plant closing costs	0.7	(2.3)	0.6	—	(1.0)

Operating income (loss)	18.9	46.4	1.5	(0.5)	66.3
Interest expense, net	(48.9)	(137.1)	(6.7)	—	(192.7)
Other income (expense)	(9.8)	5.0	(0.5)	(2.3)	(7.6)
Equity in income (losses) of investment in unconsolidated affiliates and subsidiaries	7.7	(35.4)	1.6	(5.0)	(31.1)

Loss before income taxes, minority interest and cumulative effect of accounting change	(32.1)	(121.1)	(4.1)	(7.8)	(165.1)
Income tax expense	0.6	7.5	0.4	—	8.5

Loss before income taxes, minority interest and cumulative effect of accounting change	(32.7)	(128.6)	(4.5)	(7.8)	(173.6)
Minority interest in subsidiaries' loss	—	12.0	—	(40.8)	(28.8)
Cumulative affect of accounting change	—	169.7	—	—	169.7

Net income (loss)	(32.7)	53.1	(4.5)	(48.6)	(32.7)
Other comprehensive income (loss)	10.5	26.1	(14.4)	(11.7)	10.5

Comprehensive income (loss)	$(22.2)	$79.2	$(18.9)	$(60.3)	$(22.2)

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

FOR THE YEAR ENDED DECEMBER 31, 2001

(Dollars in Millions)

	Parent Company	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman LLC
Revenues:
Trade sales	$569.6	$171.7	$1,835.8	$—	$2,577.1
Related party sales	—	32.3	602.9	(454.9)	180.3
Expenses billed to subsidiaries	123.6	—	—	(123.6)	—

Total revenues	693.2	204.0	2,438.7	(578.5)	2,757.4
Cost of goods sold	572.2	189.7	2,358.1	(453.4)	2,666.6

Gross profit	121.0	14.3	80.6	(125.1)	90.8
Selling, general and administrative	61.7	3.6	230.0	(123.6)	181.0
Research and development	2.7	12.9	26.4	—	32.7
Other operating expense (income)	—	(2.0)	—	—	(2.0)
Restructuring and plant closing costs	3.1	2.1	61.5	—	66.7
Asset impairment charges	—	—	521.8	—	521.8

Operating income (loss)	53.5	(2.3)	(759.1)	(1.5)	(709.4)
Interest expense, net	(87.5)	(14.7)	(137.1)	—	(239.3)
Loss on sale of accounts receivable	—	—	(5.9)	—	(5.9)
Other income (expense)	4.2	(2.3)	2.7	(4.0)	0.6
Equity in income (losses) of investment in unconsolidated affiliates and subsidiaries	(720.1)	0.6	(92.6)	725.3	(86.8)

Loss before income taxes, minority interest and cumulative effect of accounting change	(749.9)	(18.7)	(992.0)	719.8	(1,040.8)
Income tax expense (benefit)	92.9	5.0	(282.8)	—	(184.9)

Loss before income taxes, minority interest and cumulative effect of accounting change	(842.8)	(23.7)	(709.2)	719.8	(855.9)
Minority interest in subsidiaries' loss	—	0.5	3.2	9.4	13.1
Cumulative affect of accounting change	0.1	—	—	—	0.1

Net income (loss)	(842.7)	(23.2)	(706.0)	729.2	(842.7)
Other comprehensive income (loss)	(73.5)	(2.0)	(54.2)	56.2	(73.5)

Comprehensive loss	$(916.2)	$(25.2)	$(760.2)	$785.4	$(916.2)

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2003

(Dollars in Millions)

	Parent Company	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman LLC
Cash flows from operating activities:
Net loss	$(248.2)	$(265.3)	$(179.4)	$444.7	$(248.2)
Adjustments to reconcile net loss to net cash from operating activities:
Equity in (income) losses of investment in unconsolidated affiliates	273.6	145.8	(2.2)	(380.4)	36.8
Depreciation and amortization	15.9	95.6	205.9	1.4	318.8
Provision for losses on accounts receivable	(0.2)	1.5	10.0	—	11.3
Non-cash restructuring, plant closing costs, and asset impairment charges	—	(1.5)	11.2	—	9.7
Loss on disposal of plant and equipment	0.1	1.1	0.3	—	1.5
Non-cash interest expense	13.7	1.6	84.5	—	99.8
Non-cash interest on affiliate debt	—	—	(1.9)	—	(1.9)
Deferred income taxes	—	—	7.8	(0.1)	7.7
Loss on foreign currency transactions	—	—	(79.0)	—	(79.0)
Minority interest in subsidiaries	—	2.1	—	(69.7)	(67.6)
Net changes in operating assets and liabilities:
Accounts and notes receivables	(170.2)	(150.6)	83.6	275.2	38.0
Change in receivables sold, net	—	—	(12.0)	—	(12.0)
Inventories	(1.3)	14.9	46.2	—	59.8
Prepaid expenses	4.3	2.6	(4.3)	(5.0)	(2.4)
Other current assets	—	—	(16.1)	0.2	(15.9)
Other noncurrent assets	5.4	(35.7)	2.3	2.4	(25.6)
Accounts payable	156.0	170.0	(103.1)	(275.2)	(52.3)
Accrued liabilities	7.5	(16.1)	74.8	5.0	71.2
Other noncurrent liabilities	(6.1)	11.6	7.4	(2.6)	10.3

Net cash provided by (used in) operating activities	50.5	(22.4)	136.0	(4.1)	160.0

Investing activities:
Capital expenditures for plant and equipment	(14.2)	(63.3)	(107.7)	—	(185.2)
Proceeds from sale of plant & equipment	—	0.2	—	—	0.2
Advances to unconsolidated affiliates	—	—	(8.0)	—	(8.0)
Net borrowings (payments) on intercompany debt	(110.7)	87.5	23.2	—
Cash paid for intangible asset	—	(2.3)	—	—	(2.3)

Net cash provided by (used in) investing activities	(124.9)	22.1	(92.5)	—	(195.3)

Financing activities:
Net borrowings (repayment) on revolving loan facilities	(19.9)	—	(179.2)	—	(199.1)
Net borrowings (repayment) on overdraft	—	—	7.5	—	7.5
Net borrowings on intercompany debt
Repayment of long-term debt	(335.0)	(1.2)	(89.4)	—	(425.6)
Proceeds from long-term debt	450.5	—	205.0	—	655.5
Shares of subsidiary issued to minority interests for cash	—	—	1.7	—	1.7
Dividends paid	—	(4.0)	—	4.0	—
Debt issuance costs	(27.9)	—	(5.4)	—	(33.3)

Net cash provided by (used in) financing activities	67.7	(5.2)	(59.8)	4.0	6.7

Effect of exchange rate changes on cash	2.1	5.4	55.1	0.1	62.7

Increase (decrease) in cash and cash equivalents	(4.6)	(0.1)	38.9	—	34.2
Cash and cash equivalents, including restricted cash at beginning of period	6.3	10.1	15.0	—	31.4
Cash and cash equivalents of HIH at May 1, 2003 (date of consolidation)	—	—	62.2	—	62.2

Cash and cash equivalents, including restricted cash at end of period	$1.7	$10.0	$116.1	$—	$127.8

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2002

(Dollars in Millions)

	Parent Company	Guarantors as restated	Non- Guarantors	Eliminations as restated	Consolidated Huntsman LLC
Cash flows from operating activities:
Net loss	$(32.7)	$32.7	$(4.5)	$(28.2)	$(32.7)
Adjustments to reconcile net loss to net cash from operating activities:
Loss on early extinguishment of debt	6.7	—	—	—	6.7
Cumulative affect of accounting change	—	(169.7)	—	—	(169.7)
Equity in (income) losses of investment in unconsolidated affiliates	(7.7)	35.4	(1.6)	5.0	31.1
Depreciation and amortization	15.3	124.4	13.0	—	152.7
Provision for losses on accounts receivable	2.2	(2.0)	(2.0)	—	(1.8)
Non-cash restructuring and plant closing costs and asset impairment charges	—	(5.3)	—	—	(5.3)
Non-cash interest on subordiated notes	4.0	3.6	—	—	7.6
Loss on disposal of plant and equipment	0.1	0.1	0.3	—	0.5
Loss on foreign currency transactions	—	—	—	—	—
Minority interest in subsidiaries' income	—	8.4	—	20.4	28.8
Net changes in operating assets and liabilities:
Accounts and notes receivables	161.1	(206.6)	12.8	(15.5)	(48.2)
Inventories	5.1	(2.4)	(0.8)	(0.6)	1.3
Prepaid expenses	0.1	15.9	0.1	—	16.1
Other current assets	2.1	(32.1)	1.6	—	(28.4)
Other noncurrent assets	8.6	(19.5)	4.5	—	(6.4)
Accounts payable	(2.7)	47.4	(3.4)	15.6	56.9
Accrued liabilities	52.8	12.4	—	—	65.2
Other noncurrent liabilities	3.9	10.4	—	—	14.3

Net cash provided by (used in) operating activities	218.9	(146.9)	20.0	(3.3)	88.7

Investing activities:
Capital expenditures for plant and equipment	(10.5)	(51.7)	(8.0)	—	(70.2)
Investment in unconsolidated affiliates	—	(18.4)	—	15.9	(2.5)
Notes receivable	(209.1)	—	(1.8)	210.9	—

Net cash provided by (used in) investing activities	(219.6)	(70.1)	(9.8)	226.8	(72.7)

Financing activities:
Net borrowings (repayment) on revolving loan facilities	32.1	—	—	—	32.1
Repayment of long-term debt	(115.5)	(1.3)	(4.8)	—	(121.6)
Dividends paid	—	4.3	—	(4.3)	—
Net borrowings from parent	—	225.4	—	(225.4)	—
Debt issuance costs	(16.6)	—	—	—	(16.6)
Cash acquired in acquisition of equity method affiliate	—	—	7.9	—	7.9

Net cash provided by (used in) financing activities	(100.0)	228.4	3.1	(229.7)	(98.2)

Effect of exchange rate changes on cash	0.1	(0.5)	(2.2)	6.2	3.6

Increase (decrease) in cash and cash equivalents	(100.6)	10.9	11.1	—	(78.6)
Cash and cash equivalents, including restricted cash at beginning of period	106.9	(0.8)	3.9	—	110.0

Cash and cash equivalents, including restricted cash at end of period	$6.3	$10.1	$15.0	$—	$31.4

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2001

(Dollars in Millions)

	Parent Company	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman LLC
Cash flows from operating activities:
Net loss	$(842.7)	$(706.0)	$(23.2)	$729.2	$(842.7)
Adjustments to reconcile net loss to net cash from operating activities:
Cumulative effect of accounting change	(0.1)	—	—	—	(0.1)
Equity in (income) losses of investment in unconsolidated affiliates	720.1	92.5	(0.6)	(725.3)	86.7
Depreciation and amortization	16.0	169.8	11.7	—	197.5
Provision for losses on accounts receivable	(2.0)	(2.2)	(0.1)	—	(4.3)
Non-cash restructuring and plant closing costs	—	528.2	—	—	528.2
Loss on disposal of plant and equipment	(4.8)	—	—	—	(4.8)
Loss on sale of exchangeable preferred stock	—	—	7.0	—	7.0
Loss on sale of nonqualified plan securities	4.2	—	—	—	4.2
Loss on early extinguishment of debt	—	—	1.1	—	1.1
Non-cash interest expense	1.9	8.5	—	—	10.4
Deferred income taxes	117.1	(301.9)	0.3	—	(184.5)
Minority interest in subsidiaries	—	(3.2)	(0.5)	(9.4)	(13.1)
Net changes in operating assets and liabilities:
Accounts and notes receivables	(129.2)	113.8	68.9	(44.3)	9.2
Inventories	0.2	52.4	8.9	0.5	62.0
Prepaid expenses	0.1	(14.4)	(0.1)	—	(14.4)
Other current assets	2.3	26.6	6.7	—	35.6
Other noncurrent assets	(13.5)	98.2	(22.8)	22.6	84.5
Accounts payable	(4.7)	(167.1)	(23.3)	28.1	(167.0)
Accrued liabilities	(9.3)	11.8	(14.1)	—	(11.6)
Other noncurrent liabilities	(17.4)	(34.1)	(19.4)	—	(70.9)

Net cash provided by (used in) operating activities	(161.8)	(127.1)	0.5	1.4	(287.0)

Investing activities:
Capital expenditures for plant and equipment	(4.3)	(69.6)	(2.5)	—	(76.4)
Proceeds from sale of plant & equipment	—	17.2	—	—	17.2
Advances to unconsolidated affiliates	—	(2.1)	(4.0)	—	(6.1)
Notes receivable	(138.5)	—	(28.0)	166.5	—
Proceeds from sale of exchangeable preferred stock	—	—	191.0	—	191.0
Proceeds from sale of nonqualified plan assets	22.8	—	—	—	22.8

Net cash provided by (used in) investing activities	(120.0)	(54.5)	156.5	166.5	148.5

Financing activities:
Net borrowings (repayment) on revolving loan facilities	202.8	—	—	—	202.8
Repayment of long-term debt	(8.8)	(2.3)	(155.7)	—	(166.8)
Proceeds from long-term debt	110.0	—	—	—	110.0
Proceeds from subordinated note issued to an entity controlled by a shareholder	25.0	—	—	—	25.0
Net borrowings from parent	—	167.7	—	(167.7)	—
Debt issuance costs	(0.3)	—	—	—	(0.3)
Proceeds from issuance of preferred stock	11.5	—	—	—	11.5

Net cash provided by (used in) financing activities	340.2	165.4	(155.7)	(167.7)	182.2

Effect of exchange rate changes on cash	—	—	(6.2)	(0.2)	(6.4)

Increase (decrease) in cash and cash equivalents	58.4	(16.2)	(4.9)	—	37.3
Cash and cash equivalents, including restricted cash at beginning of period	48.5	15.4	8.8	—	72.7

Cash and cash equivalents, including restricted cash at end of period	$106.9	$(0.8)	$3.9	$—	$110.0

HUNTSMAN INTERNATIONAL HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Millions)

	March 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$80.5	$97.8
Trade receivables (net of allowance for doubtful accounts of $13.8 and $13.4, respectively)	615.7	538.5
Accounts receivable—affiliates	50.4	25.9
Inventories	535.8	596.9
Prepaid expenses	25.1	23.6
Deferred income taxes	3.0	3.0
Other current assets	72.8	83.6

Total current assets	1,383.3	1,369.3
Property, plant and equipment, net	3,222.6	3,256.2
Investment in unconsolidated affiliates	148.8	138.7
Intangible assets, net	238.8	247.0
Other noncurrent assets	438.7	445.7

Total assets	$5,432.2	$5,456.9

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Trade payables (including overdraft facilities of $12.4 and $7.5, respectively)	$476.7	$483.6
Accounts payable—affiliates	108.8	77.7
Accrued liabilities	298.4	389.5
Current portion of long-term debt	1.8	1.8

Total current liabilities	885.7	952.6
Long-term debt	3,446.4	3,359.9
Long-term debt—affiliate	372.1	358.3
Deferred income taxes	236.7	234.8
Other noncurrent liabilities	225.4	224.5

Total liabilities	5,166.3	5,130.1

Minority interests	6.2	3.6

Commitments and contingencies (Notes 15 and 16)
Members' equity:
Members' equity, 1,000 units	565.5	565.5
Accumulated Deficit	(379.6)	(314.3)
Accumulated other comprehensive income (loss)	73.8	72.0

Total members' equity	259.7	323.2

Total liabilities and members' equity	$5,432.2	$5,456.9

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE LOSS (UNAUDITED)

(Dollars in Millions)

	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003
		As Restated, see Note 18
Revenues:
Trade sales	$1,454.6	$1,188.8
Related party sales	36.5	100.5
Tolling fees	7.0	8.4

Total revenues	1,498.1	1,297.7
Cost of goods sold	1,350.0	1,162.3

Gross profit	148.1	135.4
Expenses:
Selling, general and administrative	87.8	71.1
Research and development	12.2	12.2
Restructuring and plant closing costs	8.7	17.1

Total expenses	108.7	100.4

Operating income	39.4	35.0
Interest expense	(97.4)	(90.0)
Interest income	—	0.8
Loss on accounts receivable securitization program	(3.5)	(9.2)
Other expense	(0.2)	(2.2)

Loss before income taxes	(61.7)	(65.6)
Income tax benefit (expense)	(3.6)	7.9

Net loss	(65.3)	(57.7)
Other comprehensive income	1.8	5.1

Comprehensive loss	$(63.5)	$(52.6)

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF MEMBERS' EQUITY (UNAUDITED)

(Dollars in Millions)

	Members' Equity			Accumulated Other Comprehensive Income
			Accumulated Deficit
	Units	Amount			Total
Balance, December 31, 2003	1,000	$565.5	$(314.3)	$72.0	$323.2
Net loss	—	—	(65.3)	—	(65.3)
Other comprehensive income	—	—	—	1.8	1.8

Balance, March 31, 2004	1,000	$565.5	$(379.6)	$73.8	$259.7

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in Millions)

	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003
		As Restated, see Note 18
Cash Flows From Operating Activities:
Net loss	$(65.3)	$(57.7)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	77.0	69.0
Provision for losses on accounts receivable	0.3	1.8
Noncash interest expense	32.6	28.6
Deferred income taxes	3.0	(9.8)
Unrealized gain on foreign currency transactions	(6.4)	(18.2)
Changes in operating assets and liabilities:
Accounts receivable	(115.4)	(69.2)
Change in receivables sold, net of cash received	8.8	11.8
Inventories	62.0	(34.1)
Prepaid expenses	(0.8)	5.3
Other current assets	(13.1)	(15.0)
Other noncurrent assets	(0.8)	(0.8)
Accounts payable	23.3	(0.5)
Accrued liabilities	(61.4)	(44.2)
Other current liabilities	(2.9)	(0.3)
Other noncurrent liabilities	(0.1)	0.1

Net cash used in operating activities	(59.2)	(133.2)

Investing Activities:
Capital expenditures	(38.2)	(21.8)
Investment in unconsolidated affiliate	(11.9)	—
Net cash received from unconsolidated affiliates	1.8	—
Advances to unconsolidated affiliates	(0.6)	(2.0)
Proceeds from sale of fixed assets	—	1.2

Net cash used in investing activities	(48.9)	(22.6)

Financing Activities:
Net borrowings under revolving loan facilities	88.0	134.2
Repayment of long-term debt	—	(1.4)
Net borrowings under overdraft facility	4.9	—

Net cash provided by financing activities	92.9	132.8

Effect of exchange rate changes on cash	(2.1)	(3.1)

Decrease in cash and cash equivalents	(17.3)	(26.1)
Cash and cash equivalents at beginning of period	97.8	75.4

Cash and cash equivalents at end of period	$80.5	$49.3

Supplemental cash flow information:
Cash paid for interest	$104.0	$83.5
Cash paid for income taxes	$3.0	$3.4

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. General

  Description of Business

        Huntsman International Holdings LLC (the "Company," including its subsidiaries, unless the context otherwise requires) is a global manufacturer and marketer of differentiated and commodity chemicals. Huntsman International LLC, a Delaware limited liability company ("HI"), is the Company's direct, wholly-owned operating subsidiary. The Company manages its business through four segments: Polyurethanes, Performance Products, Pigments and Base Chemicals. The Company manufactures its products at facilities located in North America, Europe, Asia and Africa and sells its products throughout the world.

  Company

        All of the membership interests of the Company are owned directly and indirectly by HMP Equity Holdings Corporation ("HMP"). HMP is 100% owned by Huntsman Group Inc. ("HGI"), subject to warrants which, if exercised, would entitle the holders thereof to up to 12% of the common equity of HMP. HGI is 100% owned by Huntsman Holdings, LLC ("Huntsman Holdings"). The voting membership interests of Huntsman Holdings are owned by the Huntsman family, MatlinPatterson Global Opportunities Partners, L.P. ("MatlinPatterson"), Consolidated Press (Finance) Limited ("Consolidated Press") and certain members of senior management. In addition, Huntsman Holdings has issued certain non-voting preferred units to Huntsman Holdings Preferred Member LLC, which, in turn, is owned by MatlinPatterson (indirectly), Consolidated Press, the Huntsman Cancer Foundation, certain members of senior management and certain members of the Huntsman family. Huntsman Holdings has also issued certain non-voting preferred units to the Huntsman family, MatlinPatterson, and Consolidated Press that track the performance of an affiliate, Huntsman Advanced Materials LLC ("AdMat"). AdMat's results of operations are not included in these consolidated financial statements. The Huntsman family has board and operational control of the Company.

  Interim Financial Statements

        The unaudited consolidated financial statements of the Company were prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") and in management's opinion, all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of results of operations, financial position and cash flows for the periods shown, have been made. Results for interim periods are not necessarily indicative of those to be expected for the full year. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes to consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003.

  Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. Recently Issued Financial Accounting Standards

        In January 2003, the Financial Accounting Standards Board ("FASB") issued Financial Interpretation No. ("FIN") 46, "Consolidation of Variable Interest Entities." FIN 46 addresses the requirements for business enterprises to consolidate related entities, for which they do not have controlling interests through voting or other rights, if they are determined to be the primary beneficiary as a result of variable economic interests. Transfers to a qualifying special purpose entity are not subject to this interpretation. In December 2003, the FASB issued a complete replacement of FIN 46 (FIN 46R), to clarify certain complexities. The Company is required to adopt this financial interpretation on January 1, 2005 and is currently evaluating its impact but does not expect the impact to be significant.

3. Inventories

        Inventories as of March 31, 2004 and December 31, 2003 consisted of the following (dollars in millions):

	March 31, 2004	December 31, 2003
Raw materials and supplies	$140.3	$180.2
Work in progress	19.2	18.0
Finished goods	376.3	398.7

Total	$535.8	$596.9

        In the normal course of operations, the Company exchanges raw materials with other companies. No gains or losses are recognized on these exchanges, and the net open exchange positions are valued at the Company's cost. The amount deducted from inventory under open exchange agreements owed by the Company at March 31, 2004 was $3.5 million and 5.8 million pounds of feedstock and products, respectively, which represented the amount payable by the Company under open exchange agreements. The amount deducted from inventory under open exchange agreements owed by the Company at December 31, 2003 was $6.6 million and 18.7 million pounds of feedstock and products, respectively, which represented the amount payable by the Company under open exchange agreements.

4. Property, Plant and Equipment

        The cost and accumulated depreciation of property, plant and equipment are as follows (dollars in millions):

	March 31, 2004	December 31, 2003
Land	$49.8	$49.4
Buildings	199.3	201.0
Plant and equipment	3,972.6	3,938.9
Construction in progress	158.2	156.1

Total	4,379.9	4,345.4
Less accumulated depreciation	(1,157.3)	(1,089.2)

Net	$3,222.6	$3,256.2

Property, plant and equipment includes gross assets acquired under capital leases of $19.5 million and $19.0 million at March 31, 2004 and December 31, 2003, respectively; related amounts included in accumulated depreciation were $6.1 million and $5.3 million at March 31, 2004 and December 31, 2003, respectively.

5. Investments in Unconsolidated Affiliates

        The Company's ownership percentage and investments in unconsolidated affiliates, primarily manufacturing joint ventures, are as follows (in millions):

	March 31, 2004	December 31, 2003
Louisiana Pigment Company, L.P. (50%)	$128.6	$130.4
BASF Huntsman Shanghai Isocyanate Investment BV (50%)	17.9	6.1
Rubicon LLC (50%)	1.1	1.0
Others	1.2	1.2

Total	$148.8	$138.7

        As noted, the Company owns 50% of BASF Huntsman Shanghai Isocyanate Investment BV. BASF Huntsman Shanghai Isocyanate Investment BV owns a 70% interest in a manufacturing joint venture, thus giving the Company an indirect 35% interest in the manufacturing joint venture.

6. Intangible Assets

        The gross carrying amount and accumulated amortization of intangible assets as of March 31, 2004 and December 31, 2003 were as follows (dollars in millions):

	March 31, 2004			December 31, 2003
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Patents, trademarks, and technology	$352.8	$123.1	$229.7	$352.8	$116.9	$235.9
Non-compete agreements	49.6	40.5	9.1	49.6	38.5	11.1

Total	$402.4	$163.6	$238.8	$402.4	$155.4	$247.0

        Amortization expense for intangible assets for the three month period ended March 31, 2004 and 2003 was $8.3 million in both periods. Estimated future amortization expense for intangible assets through December 31, 2008 is $32.0 million annually in 2004 through 2005 and $24.0 million annually in 2006 through 2008.

7. Other Noncurrent Assets

        Other noncurrent assets consist of the following (in millions):

	March 31, 2004	December 31, 2003
Prepaid pension assets	$240.6	$235.1
Debt issuance costs	48.5	54.4
Capitalized turnaround expense	59.7	52.6
Receivables from affiliates	17.5	13.5
Spare parts inventory	51.7	55.6
Other noncurrent assets	20.7	34.5

Total	$438.7	$445.7

8. Accrued Liabilities

        Accrued liabilities consist of the following (in millions):

	March 31, 2004	December 31, 2003
Payroll, severance and related costs	$82.7	$77.1
Interest	38.0	78.5
Volume and rebates accruals	47.3	64.8
Income tax payable	6.6	35.5
Taxes (property and VAT)	24.8	32.0
Restructuring and plant closing costs	21.4	22.5
Interest and commodity hedging accruals	6.3	10.8
Environmental accruals	5.5	5.7
Other miscellaneous accruals	65.8	62.6

Total	$298.4	$389.5

9. Other Noncurrent Liabilities

        Other noncurrent liabilities consist of the following (in millions):

	March 31, 2004	December 31, 2003
Pension liabilities	$158.6	$149.0
Other postretirement benefits	10.8	11.8
Environmental accruals	11.0	11.6
Payable to affiliate	29.2	29.1
Other noncurrent liabilities	15.8	23.0

Total	$225.4	$224.5

10. Restructuring and Plant Closing Costs

        As of March 31, 2004 and December 31, 2003, the Company had reserves for restructuring and plant closing costs of $21.4 million and $22.5 million, respectively. During the three months ended March 31, 2004 and 2003, the Company recorded additional reserves for workforce reductions of $8.7 million and $17.1 million, respectively. During these same periods, the Company made cash payments against these reserves of $9.8 million and $4.2 million, respectively (dollars in millions).

	Workforce Reductions	Demolition and Decommisioning	Non-cancelable lease costs	Total
Accrued liability as of December 31, 2003	$22.5	$—	$—	$22.5
Charges	8.7	—	—	8.7
Payments	(9.8)	—	—	(9.8)

Accrued liability as of March 31, 2004	$21.4	$—	$—	$21.4

        Detail of these reserves by segment are as follows:

	Polyurethanes	Performance Products	Pigments	Total
Accrued liability as of December 31, 2003	$15.8	$2.4	$4.3	$22.5
Charges	4.8	—	3.9	8.7
Payments	(6.5)	(0.1)	(3.2)	(9.8)

Accrued liability as of March 31, 2004	$14.1	$2.3	$5.0	$21.4

        As of March 31, 2004 and December 31, 2003, the Polyurethanes segment reserve consisted of $9.7 million and $8.2 million, respectively, related to restructuring activities at the Rozenberg, Netherlands site announced in 2003, $2.2 million and $5.2 million, respectively, related to the workforce reductions throughout the Polyurethanes segment announced in 2003, and $1.9 million and $2.4 million, respectively, related to the closure of the Shepton Mallet, U.K. site announced in 2002. During the three months ended March 31, 2004, the Polyurethanes segment recorded additional restructuring charges of $4.8 million and made cash payments of $6.5 million related to these restructuring activities. Additional charges of approximately $7.7 million related to these restructuring activities are expected to be recorded through 2005, resulting from additional workforce reductions of approximately 36 employees.

        As of December 31, 2003, the Performance Products segment reserve consisted of $2.4 million related to the closure of a number of plants at its Whitehaven, U.K. facility, the closure of an administrative office in London, U.K., the rationalization of its surfactants technical center in Oldbury, U.K., and the restructuring of its facility in Barcelona, Spain. During the three months ended March 31, 2004, the Performance Products segment made cash payments of $0.1 million related to these restructuring activities. There are no material additional charges expected related to these restructuring activities.

        As of December 31, 2003, the Pigments segment reserve consisted of $4.3 million related to its global workforce reductions. During the three months ended March 31, 2004, the Pigments segment recorded additional restructuring charges of $3.9 million and made cash payments of $3.2 million related to these restructuring activities. Additional charges of approximately $13 million related to these restructuring activities are expected to be recorded through 2005, resulting from additional workforce reductions of approximately 150 employees.

        The Company continuously evaluates the effectiveness of all of its manufacturing facilities in serving its markets. The Company has been engaged in a detailed review of its Pigments business to improve its competitive position and financial performance. In connection with this review, the Company announced in April 2004 that it will idle approximately 55,000 tonnes, or about 10% of its total titanium dioxide ("TiO2") production capacity. This action is expected to result in approximately $40 million of annual fixed cost savings, and will involve approximately $100 million of accelerated depreciation and non-cash charges and the payment of cash restructuring costs of approximately $20 million in 2004 and 2005.

11. Debt

        Outstanding debt consists of the following (dollars in millions):

	March 31, 2004	December 31, 2003
Senior Secured Credit Facilities:
Revolving loan facility	$110.0	$22.0
Term B loan	620.1	620.1
Term C loan	620.1	620.1
Senior Unsecured Notes	456.8	457.1
Senior Subordinated Notes	1,154.4	1,169.8
Senior Discount Notes	449.2	434.6
Senior Subordinated Discount Notes—Affiliate	372.1	358.3
Other debt	37.6	38.0

Total debt	$3,820.3	$3,720.0

Current portion	$1.8	$1.8
Long-term portion	3,446.4	3,359.9

Total debt—excluding affiliate	3,448.2	3,361.7
Long-term debt—affiliate	372.1	358.3

Total debt	$3,820.3	$3,720.0

  HI Credit Facilities

        As of March 31, 2004, HI had senior secured credit facilities (the "HI Credit Facilities") which consisted of a revolving loan facility of up to $400 million that matures on June 30, 2005 (the "HI Revolving Facility"), a term B loan facility that matures on June 30, 2007, and a term C loan facility that matures on June 30, 2008. HI has commenced discussions with financial institutions for the renewal or replacement of the HI Revolving Facility and expect to address the pending maturity within the next three months. On October 22, 2003, HI issued $205 million of additional term B and term C loans, the net proceeds of which were applied to pay down the HI Revolving Facility by approximately $53 million, and the remainder of the net proceeds, net of fees, were applied to repay, in full, the term A loan which had an initial maturity of June 2005. Principal payments on the term B and term C loans begin in 2005.

        Interest rates for the HI Credit Facilities are based upon, at HI's option, either a eurocurrency rate (LIBOR) or a base rate (prime) plus the applicable spread. The applicable spreads vary based on a pricing grid, in the case of eurocurrency based loans, from 1.50% to 4.50% per annum depending on the loan facility and whether specified conditions have been satisfied, and, in the case of base rate loans, from 0.25% to 3.25% per annum. As of March 31, 2004 and December 31, 2003, the average interest rates on the HI Credit Facilities were 5.2% and 5.6%, respectively, excluding the impact of interest rate hedges.

        HI's obligations under the HI Credit Facilities are supported by guarantees of the Company and by HI's domestic and certain foreign subsidiaries (collectively, the "HI Guarantors"), as well as pledges of substantially all their assets, including 65% of the voting stock of certain non-U.S. subsidiaries.

        The HI Credit Facilities contain covenants relating to the incurrence of debt, purchase and sale of assets, limitations on investments, affiliate transactions, change in control provisions and maintenance of certain financial ratios. The financial covenants include a leverage ratio, interest coverage ratio, minimum consolidated net worth level and a limit on capital expenditures. The HI Credit Facilities also limit the payment of dividends generally to the amount required by the members to pay income taxes. Management believes that, as of March 31, 2004, HI is in compliance with the covenants of the HI Credit Facilities.

  Senior Unsecured Notes and Senior Subordinated Notes

        In March 2002, HI issued $300 million 9 7/8% Senior Notes (collectively with the HI 2003 Senior Notes (defined below), the "HI Senior Notes"). Interest on the HI Senior Notes is payable semi-annually and the HI Senior Notes mature on March 1, 2009. The HI Senior Notes are unsecured and are fully and unconditionally guaranteed on a joint and several basis by the HI Guarantors. The HI Senior Notes are redeemable, in whole or in part, at any time by HI on or prior to March 1, 2006 at 100% of the face value plus a "make whole" premium, as defined in the applicable indenture. After March 1, 2006, the HI Senior Notes may be redeemed, in whole or in part, at a redemption price that declines from 104.937% to 100% after March 1, 2008. On April 11, 2003, HI sold an additional $150 million in aggregate principal amount of 9 7/8% Senior Notes due 2009 (the "HI 2003 Senior Notes"). The HI 2003 Senior Notes were priced at 105.25%.

        HI also has outstanding $600 million and €450 million ($554.4 million as of March 31, 2004) 10 1/8% Senior Subordinated Notes (the "HI Subordinated Notes"). Interest on the HI Subordinated Notes is payable semi-annually and the HI Subordinated Notes mature on July 1, 2009. The HI Subordinated Notes are unsecured and are fully and unconditionally guaranteed on a joint and several basis by the HI Guarantors. The HI Subordinated Notes are redeemable, in whole or in part, at any time by HI prior to July 1, 2004 at 100% of the face value plus a "make whole" premium, as defined in the applicable indenture. On or after July 1, 2004 the HI Subordinated Notes may be redeemed at 105.063% of the principal amount thereof, declining ratably to par on and after July 1, 2007.

        The HI Senior Notes and the HI Subordinated Notes contain covenants relating to the incurrence of debt, limitations on distributions, asset sales and affiliate transactions, among other things. They also contain a change of control provision requiring HI to offer to repurchase the HI Senior Notes and the HI Subordinated Notes upon a change of control. Management believes that HI is in compliance with the covenants of the HI Senior Notes and the HI Subordinated Notes as of March 31, 2004.

  Other Debt

        HI maintains a $25 million multicurrency overdraft facility for its European subsidiaries (the "European Overdraft Facility"). As of March 31, 2004, HI had approximately $12.4 million outstanding under the European Overdraft Facility included within accounts payable. The European Overdraft Facility is used for daily working capital needs.

        Included within other debt is debt associated with HI's China MDI project. In January 2003, HI entered into two related joint venture agreements to build MDI production facilities near Shanghai, China. HI owns 70% (a consolidating interest) of one of the joint ventures, Huntsman Polyurethanes Shanghai Ltd. ("HPS"), with Shanghai Chlor-Alkali Chemical Company, Ltd. On September 19, 2003, HPS obtained secured financing for the construction of the production facilities. HPS obtained term loans for the construction of its plant in the maximum principal amount of approximately $82.4 million, a working capital credit line in the amount of approximately $35.1 million, and a facility for funding VAT payments in the amount of approximately $0.6 million. As of March 31, 2004, there were $4.0 million outstanding in U.S. dollar borrowings and 10.0 million in RMB borrowings ($1.2 million U.S. dollar equivalents) under these facilities. The interest rate on these facilities is LIBOR plus 0.48% for U.S. dollar borrowings and 90% of the Peoples Bank of China rate for RMB borrowings. As of March 31, 2004, the interest rate for U.S. dollar borrowings was 1.7% and 5.2% for RMB borrowings. The loans are secured by substantially all the assets of HPS and will be repaid in 16 semi-annual installments, beginning no later than June 30, 2007. The financing is non-recourse to our Company, but is guaranteed during the construction phase by affiliates of HPS, including Huntsman Holdings. Huntsman Holdings unconditionally guarantees 70% of any amounts due and unpaid by HPS under the loans described above (except for the VAT facility which is not guaranteed). Huntsman Holdings' guarantees remain in effect until HPS has (i) commenced production at least 70% of capacity for at least 30 days, and (ii) achieved a debt service cover ratio of at least 1:1.

  Senior Discount Notes and Senior Subordinated Discount Notes (HIH Discount Notes)

        On June 30, 1999, the Company issued senior discount notes ("HIH Senior Discount Notes") and senior subordinated discount notes (the "HIH Senior Subordinated Discount Notes" and, collectively with the HIH Senior Discount Notes, the "HIH Discount Notes") to ICI with initial stated values of $242.7 million and $265.3 million, respectively. The HIH Discount Notes are due December 31, 2009. Interest on the HIH Discount Notes is paid in kind. The HIH Discount Notes contain limits on the incurrence of debt, restricted payments, liens, transactions with affiliates, and merger and sales of assets. Management believes that the Company is in compliance with the covenants of the HIH Discount Notes as of March 31, 2004.

        Interest on the HIH Senior Discount Notes accrues at 13 3/8% per annum. The HIH Senior Discount Notes are redeemable prior to July 2004 for an amount equal to the net present value of 106.688% of the projected July 1, 2004 accreted value and thereafter at stipulated redemption prices declining to 100% of accreted value in 2007.

        The HIH Senior Subordinated Discount Notes have a stated rate of 8% that originally was to reset to a market rate in June 2002 and can be redeemed at 100% of accreted value at any time until June 30, 2004. On December 21, 2001, the terms of the HIH Senior Subordinated Discount Notes were modified, including deferring the reset date until September 2004, at which time the interest rate will reset to a market rate. For financial reporting purposes, the HIH Senior Subordinated Discount Notes were initially recorded at their estimated fair value of $223 million based upon prevailing market rates at June 30, 1999. The modification of the terms resulted in a significant decrease in the present value of the debt and, as a result, the debt was treated effectively as an extinguishment and reissuance of the debt. The debt was recorded using a 16% interest rate, the estimated market rate for the debt as of December 20, 2001.

        As of March 31, 2004 and December 31, 2003, the HIH Senior Discount Notes included $206.4 million and $191.9 million of accrued interest, respectively. As of March 31, 2004 and December 31, 2003, the HIH Senior Subordinated Discount Notes included $119.9 million and $112.3 million of accrued interest, respectively, and $13.0 million and $19.2 million of discount, respectively.

        In connection with the financial restructuring of Huntsman LLC on September 30, 2002, MatlinPatterson contributed its interest in the HIH Senior Subordinated Discount Notes to HMP. On May 9, 2003, HMP completed the purchase of the HIH Senior Subordinated Discount Notes from ICI. As of March 31, 2004, the HIH Senior Subordinated Discount Notes are held by HMP.

12. Derivatives and Hedging Activities

  Interest Rate Hedging

        Through the Company's borrowing activities, it is exposed to interest rate risk. Such risk arises due to the structure of the Company's debt portfolio, including the duration of the portfolio and the mix of fixed and floating interest rates. The HI Credit Facilities require that a certain portion of debt be at fixed rates through either interest rate hedges or through other means that provide a similar effect. Actions taken to reduce interest rate risk include managing the mix and rate characteristics of various interest bearing liabilities as well as entering into interest rate swaps, collars and options.

        As of March 31, 2004 and December 31, 2003, the Company had entered into various types of interest rate contracts to manage its interest rate risk on its long-term debt as indicated below (in millions):

	March 31, 2004	December 31, 2003
Interest rate swaps
Notional amount	$211.0	$212.7
Fair value	$(2.8)	$(4.9)
Weighted average pay rate	5.65%	5.65%
Maximum weighted average pay rate	6.60%	6.60%
Maturing	2004	2004
Interest rate collars
Notional amount	$150.0	$150.0
Fair value	$(3.0)	$(4.8)
Weighted average cap rate	7.00%	7.00%
Weighted average floor rate	5.08%	5.08%
Maximum weighted average floor rate	6.25%	6.25%
Maturing	2004	2004

        Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount.

        The Company purchases interest rate cap and interest rate collar agreements to reduce the impact of changes in interest rates on its floating-rate long-term debt. The cap agreements entitle the Company to receive from the counterparties (major banks) the amounts, if any, by which the Company's interest payments on certain of its floating-rate borrowings exceed a certain rate. The floor agreements require the Company to pay to the counterparties (major banks) the amount, if any, by which the Company's interest payments on certain of its floating-rate borrowings are less than a certain rate.

        The majority of the interest rate contracts have been designated as cash flow hedges of future interest payments on its variable rate debt. The fair value of these interest rate contracts designated as hedges as of March 31, 2004 and December 31, 2003 was a loss of approximately $3.7 million and $6.2 million, respectively, which is recorded in other accrued liabilities and in accumulated other comprehensive income (loss) to the extent of the effective portions of the hedging instruments. Gains and losses related to these contracts will be reclassified from other comprehensive income (loss) into earnings in the periods in which the related hedged interest payments are made. As of March 31, 2004, losses of approximately $3.4 million are expected to be reclassified into earnings over the remainder of 2004. Gains and losses on these agreements, including amounts recorded related to hedge ineffectiveness, are reflected as interest expense in the statement of operations. A loss of $0.1 million and a gain $0.1 million were recorded in interest expense in the three months ended March 31, 2004 and 2003, respectively.

        As of March 31, 2004 and December 31, 2003, swap agreement liabilities with a fair value of $2.0 million and $3.4 million, respectively, have not been designated as hedges for financial reporting purposes. The change in the liability resulted in income of $1.4 million and $1.0 million for the three months ended March 31, 2004 and 2003, respectively, has been recognized in interest expense.

        The Company is exposed to credit losses in the event of nonperformance by a counterparty to the derivative financial instruments. The Company anticipates, however, that the counterparties will be able to fully satisfy obligations under the contracts.

  Commodity Price Hedging

        As of March 31, 2004 and December 31, 2003, there were no cash flow commodity price hedging contracts recorded in other current assets and other comprehensive income.

        As of March 31, 2004 commodity price hedging contracts designated as fair value hedges are included in the balance sheet as $0.4 million in accrued liabilities and a credit of $0.3 million in inventory. As of December 31, 2003, commodity price hedging contracts designated as fair value hedges are included in the balance sheet as $0.8 million in accrued liabilities and $0.5 million in inventory.

        Commodity price contracts not designated as hedges as defined by SFAS No. 133 are reflected in the balance sheet as $1.4 million and $0.2 million in other current assets and accrued liabilities, respectively, as of March 31, 2004, and as $0.5 million and $0.3 million in other current assets and accrued liabilities, respectively, as of December 31, 2003.

        During the three months ended March 31, 2004, the Company recorded an increase of $2.6 million in cost of goods sold related to net gains and losses from settled contracts, net gains and losses in fair value price hedges, and the change in fair value on commodity price hedging contracts not designated as hedges as defined in SFAS No. 133. During the three months ended March 31, 2003, the Company recorded a reduction of $0.9 million in cost of goods sold related to net gains and losses from settled contracts, net gains and losses in fair value price hedges, and the change in fair value on commodity price hedging contracts not designated as hedges as defined in SFAS No. 133.

  Foreign Currency Rate Hedging

        The Company may enter into foreign currency derivative instruments to minimize the short-term impact of movements in foreign currency rates. These contracts are not designated as hedges for financial reporting purposes and are recorded at fair value. As of March 31, 2004 and December 31, 2003 and for the three months ended March 31, 2004 and 2003, the fair value, change in fair value, and realized gains (losses) of outstanding foreign currency rate hedging contracts was not material.

  Net Investment Hedging

        Currency effects of net investment hedges produced a gain of $15.2 million and a loss of $18.4 million in other comprehensive income (loss) (foreign currency translation adjustments) for the three months ended March 31, 2004 and 2003, respectively. As of March 31, 2004 and December 31, 2003, there was a cumulative net loss of approximately $111.1 million and $126.3 million, respectively.

13. Securitization of Accounts Receivable

        On December 21, 2000, HI initiated an accounts receivable securitization program under which it grants an undivided interest in certain of its trade receivables to a qualified off-balance sheet entity (the "Receivables Trust") at a discount. This undivided interest serves as security for the issuance of commercial paper and medium term notes by the Receivables Trust. At March 31, 2004, the Receivables Trust had outstanding approximately $195 million in U.S. dollar equivalents in medium term notes and approximately $115 million in commercial paper. Under the terms of the agreements, HI and its subsidiaries continue to service the receivables in exchange for a 1% fee of the outstanding receivables, and HI is subject to recourse provisions.

        HI's retained interest in receivables (including servicing assets) subject to the program was approximately $148.7 and $154.4 million as of March 31, 2004 and December 31, 2003, respectively. The value of the retained interest is subject to credit and interest rate risk. For the three months ended March 31, 2004 and 2003, new sales of accounts receivable sold into the program totaled approximately $1,095.6 million and $1,002.4 million, respectively, and cash collections from receivables sold into the program that were reinvested totaled approximately $1,086.8 million and $990.6 million, respectively. Servicing fees received during the three months ended March 31, 2004 and 2003 were approximately $1.2 million and $1.2 million, respectively.

        HI incurs losses on the accounts receivable securitization program for the discount on receivables sold into the program and fees and expenses associated with the program. HI also retains responsibility for the economic gains and losses on forward contracts mandated by the terms of the program to hedge the currency exposures on the collateral supporting the off-balance sheet debt issued. Gains and losses on forward contracts included as a component of the loss on accounts receivable securitization program are a loss of $1.4 million and a loss of $7.6 million for the three months ended March 31, 2004 and 2003, respectively. As of March 31, 2004 and December 31, 2003, the fair value of the open forward currency contracts is $0.9 million and $6.8 million, respectively, which is included as a component of the residual interest reflected on the Company's balance sheet. On April 16, 2004 HI amended the commercial paper facility. Pursuant to the amendment, the maturity of the commercial paper facility was extended to March 31, 2007. In addition, the amendment permits the issuance of euro-denominated commercial paper.

        The key economic assumptions used in valuing the residual interest at March 31, 2004 are presented below:

Weighted average life (in months)	3
Credit losses (annual rate)	Less than 1%
Discount rate (annual rate)	2%

A 10% and 20% adverse change in any of the key economic assumptions would not have a material impact on the fair value of the retained interest. Total receivables over 60 days past due as of March 31, 2004 and December 31, 2003 were $9.8 million and $15.6 million, respectively.

14. Other Comprehensive Income (Loss)

        The components of other comprehensive income (loss) are as follows (in millions):

	Accumulated other comprehensive income (loss)		Other comprehensive income (loss)
	March 31, 2004	December 31, 2003	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003
Foreign currency translation adjustments	$157.1	$160.5	$(3.4)	$1.2
Additional minimum pension liability, net of tax of $29.5 million as of March 31, 2004 and December 31, 2003	(74.4)	(77.1)	2.7	1.5
Additional minimum pension liability—unconsolidated affiliate	(5.6)	(5.6)	—	—
Unrealized gain (loss) on securities	0.1	0.2	(0.1)	1.8
Net unrealized gain (loss) on interest rate hedges	(3.4)	(6.0)	2.6	0.6

Total	$73.8	$72.0	$1.8	$5.1

15. Commitments and Contingencies

        The Company has various purchase commitments extending through 2017 for materials, supplies and services entered into in the ordinary course of business. The purchase commitments are contracts that require minimum volume purchases. Certain contracts allow for changes in minimum required purchase volumes in the event of a temporary or permanent shutdown of a facility. The contractual purchase price for substantially all of these contracts is variable based upon market prices, subject to annual negotiations. The Company has also entered into a limited number of contracts which require minimum payments, even if no volume is purchased. These contracts approximate $35 million annually through 2005, declining to approximately $16 million after 2011. Historically, the Company has not made any minimum payments under its take or pay contracts.

        The Company is a party to various proceedings instituted by private plaintiffs, governmental authorities and others arising under provisions of applicable laws, including various environmental, products liability and other laws. Based in part on the indemnities provided to the Company by Imperial Chemical Industries PLC ("ICI") and Huntsman Specialty Chemicals Corporation ("Huntsman Specialty") in connection with the transfer of business to the Company and insurance coverage, management does not believe that the outcome of any of these matters will have a material adverse effect on the Company's financial condition or results of operations.

16. Environmental Matters

  General

        The Company is subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, the Company is subject to frequent environmental inspections and monitoring by governmental enforcement authorities. In addition, the Company's production facilities require operating permits that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of environmental laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial fines and civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict joint and several liability. Moreover, changes in environmental regulations could inhibit or interrupt the Company's operations, or require it to change its equipment or operations, and any such changes could have a material adverse effect on its business, financial condition, results of operations or cash flows. Accordingly, environmental or regulatory matters may cause the Company to incur significant unanticipated losses, costs or liabilities.

  Environmental Capital Expenditures and Accruals

        The Company may incur future costs for capital improvements and general compliance under environmental and safety laws, including costs to acquire, maintain and repair pollution control equipment. The Company estimates that capital expenditures for environmental and safety matters during 2004 will be approximately $38.5 million. However, since capital expenditures for these matters are subject to evolving regulatory requirements and depend, in part, on the timing, promulgation and enforcement of specific requirements, the Company cannot provide assurance that material capital expenditures beyond those currently anticipated will not be required under environmental and safety laws.

        The Company has established financial reserves relating to anticipated environmental restoration and remediation programs, as well as certain other anticipated environmental liabilities. Management believes these reserves are sufficient for known requirements. Liabilities are recorded when potential liabilities are either known or considered probable and can be reasonably estimated. The Company's liability estimates are based upon available facts, existing technology and past experience. A total of approximately $16.5 million has been accrued related to environmental related liabilities as of March 31, 2004. However, no assurance can be given that all potential liabilities arising out of the

Company's present or past operations have been identified or fully assessed or that future environmental liabilities will not be material to the Company.

  Potential Liabilities

        Given the nature of the Company's business, violations of environmental laws may result in restrictions imposed on its operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on its business, financial condition, results of operations or cash flows. The Company is aware of the following matters and believes (1) the reserves related to these matters to be sufficient for known requirements, and (2) the ultimate resolution of these matters will not have a material impact on its business, financial condition, results of operations or cash flows:

        On October 6, 2002, a leak of sulphuric acid from two tanks located near the Company's Whitehaven, U.K. plant was discovered. About 342 to 347 tonnes of acid were released onto the ground and into the soil near the tanks. Although the Company took immediate steps to contain the spillage and recover acid, a quantity of acid reached a nearby beach via a geological fault. The Company believes that it did not own the tanks from which the acid leaked; however, the Company did own the acid in the tanks. The U.K. Health and Safety Executive has issued three Improvement Notices requiring corrective action with which the Company is complying. The U.K. Environment Agency ("EA") on or about April 27, 2004, served a summons providing notice to Huntsman Surface Sciences UK Limited that a criminal prosecution is being initiated against it as a result of the spill based on alleged violations of the Water Resources Act and Environmental Protection Act. Although the Company can give no assurances, based on currently available information and its understanding of similar investigations and penalties in the past, the Company believes that if it is ultimately found to be legally responsible for the spill, the probable penalties or the cost of any additional corrective action would not be material to its business, financial condition, results of operations or cash flows.

        The Company is aware that there is or may be soil or groundwater contamination at some of its facilities resulting from past operations. Based on available information and the indemnification rights (including indemnities provided by Huntsman Specialty, ICI, The Rohm and Haas Company, Rhodia S.A. and The Dow Chemical Company, for the facilities that each of them transferred to the Company), the Company believes that the costs to investigate and remediate known contamination will not have a material adverse effect on its business, financial position, results of operations or cash flows; however, the Company cannot give any assurance that such indemnities will fully cover the costs of investigation and remediation, that it will not be required to contribute to such costs or that such costs will not be material.

  Regulatory Developments

        Under the European Union ("EU") Integrated Pollution Prevention and Control Directive ("IPPC"), EU member governments are to adopt rules and implement a cross-media (air, water, waste) environmental permitting program for individual facilities. The U.K. was the first EU member government to request IPPC permit applications from the Company. In the U.K., the Company has submitted several applications and, very recently, negotiated and received its first IPPC permits. Based upon the terms of these permits, the Company does not anticipate that it will have to make material capital expenditures to comply. Other IPPC permits are under review by the U.K. Environment Agency. The Company is not yet in a position to know with certainty what the other U.K. IPPC permits will require, and it is possible that the costs of compliance could be material; however, the Company believes, based upon its experience to date, that the costs of compliance with IPPC permitting in the U.K. will not be material to its financial condition or results of operations. Additionally, the IPPC directive has recently been implemented in France, and like the Company's operations in the U.K., the Company does not anticipate having to make material capital expenditures to comply.

        With respect to the Company's facilities in EU jurisdictions other than the U.K. and France, IPPC implementing legislation is not yet in effect, or the Company has not yet been required to seek IPPC permits. Accordingly, while the Company expects to incur additional future costs for capital improvements and general compliance under IPPC requirements in these jurisdictions, at the present time it is unable to determine whether or not these costs will be material. Accordingly, the Company cannot provide assurance that material capital expenditures and compliance costs will not be required in connection with IPPC requirements.

        On October 29, 2003, the European Commission adopted a proposal for a new EU regulatory framework for chemicals. Under this proposed new system called "REACH" (Registration, Evaluation and Authorisation of CHemicals), enterprises that manufacture or import more than one ton of a chemical substance per year would be required to register such manufacture or import in a central database. The REACH initiative, as proposed, would require risk assessment of chemicals, preparations (e.g., soaps and paints) and articles (e.g., consumer products) before those materials could be manufactured or imported into EU countries. Where warranted by a risk assessment, hazardous substances would require authorizations for their use. This regulation could impose risk control strategies that would require capital expenditures by the Company. As proposed, REACH would take effect in stages over the eleven years following the final effective date (assuming final approval). The impacts of REACH on the chemical industry and on the Company are unclear at this time because the parameters of the program are still being actively debated. Nevertheless, it is possible that REACH, if implemented, would be costly to the Company.

  MTBE Developments

        The use of MTBE is controversial in the United States and elsewhere and may be substantially curtailed or eliminated in the future by legislation or regulatory action. The presence of MTBE in some groundwater supplies in California and other states (primarily due to gasoline leaking from underground storage tanks) and in surface water (primarily from recreational watercraft) has led to public concern about MTBE's potential to contaminate drinking water supplies. Heightened public awareness regarding this issue has resulted in state, federal and foreign initiatives to rescind the federal oxygenate requirements for reformulated gasoline or restrict or prohibit the use of MTBE in particular.

        For example, the California Air Resources Board adopted regulations that prohibit the addition of MTBE to gasoline as of January 1, 2004. Certain other states have also taken actions to restrict or eliminate the current or future use of MTBE. States which have taken action to prohibit or restrict the use of MTBE accounted for over 40% of the U.S. market for MTBE prior to the taking of such action. In connection with its ban, the State of California requested that the EPA waive the federal oxygenated fuels requirements of the federal Clean Air Act for gasoline sold in California. The EPA denied the State's request on June 12, 2001. Certain of the state bans, including California's ban, have been challenged in court as unconstitutional (in light of the Clean Air Act). On June 4, 2003, a federal court of appeals rejected such a challenge to California's ban, ruling that the ban is not pre-empted by the Clean Air Act.

        The energy bill pending in the U.S. Congress would eliminate the oxygenated fuels requirements in the Clean Air Act and phase out or curtail MTBE use. To date, no such legislation has become law. However, such legislation is being considered by Congress and, if it were to become law, it could result in a federal ban on the use of MTBE in gasoline. In addition, on March 20, 2000, the EPA announced its intention, through an advanced notice of proposed rulemaking, to phase out the use of MTBE under authority of the federal Toxic Substances Control Act. In its notice, the EPA also called on the U.S. Congress to restrict the use of MTBE under the Clean Air Act.

        In Europe, the EU issued a final risk assessment report on MTBE on September 20, 2002. While no ban of MTBE was recommended, several risk reduction measures relating to storage and handling of MTBE-containing fuel were recommended. Separate from EU action, Denmark entered into a voluntary agreement with refiners to reduce the sale of MTBE in Denmark. Under the agreement, use of MTBE in 92- and 95-octane gasoline in Denmark ceased by May 1, 2002; however, MTBE is still an additive in a limited amount of 98-octane gasoline sold in about 100 selected service stations in Denmark.

        Any phase-out or other future regulation of MTBE in other states, nationally or internationally may result in a significant reduction in demand for the Company's MTBE and result in a material loss in revenues or material costs or expenditures. In the event that there should be a phase-out of MTBE in the United States, the Company believes it will be able to export MTBE to Europe or elsewhere or use its co-product TBA to produce saleable products other than MTBE. If the Company opts to produce products other than MTBE, necessary modifications to its facilities may require significant capital expenditures and the sale of the other products may produce a materially lower level of cash flow than the sale of MTBE.

        In addition, while the Company has not been named as a defendant in any litigation concerning the environmental effects of MTBE, it cannot provide assurances that it will not be involved in any such litigation or that such litigation will not have a material adverse effect on its business, financial condition, results of operations or cash flows. In 2003, the U.S. House of Representatives passed a version of an energy bill that contained limited liability protection for producers of MTBE. The Senate's version of the bill did not have liability protection. The issue was one of the reasons that a compromise energy bill was not passed. Whether a compromise will be reached on this legislation in 2004, and whether any compromise will provide liability protection for producers, are unknown. In any event, the liability protection provision in the House bill applied only to defective product claims; it would not preclude other types of lawsuits.

  Other Matters

        The Texas Commission on Environmental Quality (the "TCEQ," formerly the Texas Natural Resource Conservation Commission or TNRCC) approved a settlement with Huntsman Petrochemical Corporation effective June 12, 2003 regarding allegations of environmental regulatory violations at the Company's Port Neches, Texas, facilities. The settlement imposes penalties totaling $302,250, of which $7,000 has already been paid. The balance of the penalty is due on June 11, 2005. Additionally, the settlement requires that the Company apply for an air emissions permit for the joint wastewater treatment plant that services all of the Port Neches facilities. Less than $100,000 of the aforementioned penalties are allocable to the Company. Although management does not anticipate it, it is possible that the terms of a joint wastewater treatment plant air permit may cause the Company to incur substantial costs that could be material.

17. Operating Segment Information

        The Company derives its revenues, earnings and cash flows from the manufacture and sale of a wide variety of differentiated and commodity chemical products. The Company has four reportable operating segments: Polyurethanes, Performance Products, Pigments and Base Chemicals. Sales between segments are generally recognized at external market prices.

        The major products of each reportable operating segment are as follows:

Segment	Products
Polyurethanes	MDI, TDI, TPU, polyols, aniline, PO and MTBE
Performance Products	Surfactants, ethyleneamines and other performance chemicals
Pigments	Titanium dioxide
Base Chemicals	Ethylene, propylene, benzene, cyclohexane and paraxylene

        The Company uses EBITDA to measure the financial performance of its global business units and for reporting the results of its operating segments. This measure includes all operating items relating to the businesses. The EBITDA of operating segments excludes items that principally apply to the Company as a whole. The Company believes that EBITDA is useful in helping investors assess the results of its business operations. The net sales and EBITDA for each of the Company's reportable operating segments are as follows (dollars in millions):

	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003
	(In Millions)
Net sales
Polyurethanes	$639.6	$554.9
Performance Products	184.1	161.1
Pigments	254.9	246.1
Base Chemicals	473.9	372.2
Eliminations	(54.4)	(36.6)

Total	$1,498.1	$1,297.7

Segment EBITDA(1)
Polyurethanes	$72.7	$40.2
Performance Products	1.9	2.3
Pigments	7.7	28.9
Base Chemicals	31.4	26.5
Unallocated and other(2)	(1.0)	(5.3)

Total EBITDA	$112.7	$92.6
Interest expense, net	(97.4)	(89.2)
Income tax benefit (expense)	(3.6)	7.9
Depreciation and amortization	(77.0)	(69.0)

Net loss	$(65.3)	$(57.7)

(1)
EBITDA is defined as net loss before interest, taxes, depreciation and amortization.

(2)
EBITDA from unallocated and other items includes unallocated corporate overhead, loss on sale of accounts receivable, foreign exchange gains or losses and other non-operating income (expense).

18. Restatement of 2003 Quarterly Financial Information

        In March 2004, the Company's management discovered that it had inappropriately calculated foreign exchange gains and losses with respect to its accounts receivable securitization program and had inconsistently classified the foreign exchange gains and losses on the securitized receivables denominated in foreign currency in its statements of operations for each of the first three quarters of 2003. As a result, the Company has restated its consolidated financial statements for each of the first three quarters of 2003 to correct its accounting and classification of foreign exchange gains and losses related to the accounts receivable securitization program. A summary of the significant effects of this restatement is provided below (dollars in millions):

	Three Months Ended March 31, 2003	Three Months Ended March 31, 2003
	As previously reported	As restated
Selling, general and administrative expenses	$88.6	$71.1
Operating income	17.5	35.0
Loss on accounts receivable securitization program	(9.6)	(9.2)
Net loss	(75.6)	(57.7)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers and Members of
Huntsman International Holdings LLC

        We have audited the accompanying consolidated balance sheets of Huntsman International Holdings LLC and subsidiaries (the "Company") as of December 31, 2003 and 2002, and the related consolidated statements of operations and comprehensive loss, members' equity, and cash flows for the each of the three years in the period ended December 31, 2003. Our audits also included the financial statement schedule listed in the index. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Huntsman International Holdings LLC and subsidiaries at December 31, 2003 and 2002 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards, No. 142 effective January 1, 2002 and changed its method of accounting for derivative financial instruments effective January 1, 2001, to conform to Statement of Financial Accounting Standards No. 133, as amended.

DELOITTE & TOUCHE LLP

Salt Lake City, Utah
March 29, 2004

HUNTSMAN INTERNATIONAL HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

	December 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$97.8	$75.4
Trade receivables (net of allowance for doubtful accounts of $13.4 and $14.5, respectively)	538.5	408.7
Accounts receivable—affiliates	25.9	65.2
Inventories	596.9	561.3
Prepaid expenses	23.6	22.0
Deferred income taxes	3.0	31.2
Other current assets	83.6	69.4

Total current assets	1,369.3	1,233.2
Property, plant and equipment, net	3,256.2	3,071.1
Investment in unconsolidated affiliates	138.7	133.9
Intangible assets, net	247.0	266.4
Other noncurrent assets	445.7	427.0

Total assets	$5,456.9	$5,131.6

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Trade payables (including overdraft facilities of $7.5 as of December 31, 2003)	$483.6	$485.8
Accounts payable—affiliates	77.7	82.9
Accrued liabilities	389.5	299.5
Current portion of long-term debt	1.8	43.9

Total current liabilities	952.6	912.1
Long-term debt	3,718.2	3,420.6
Deferred income taxes	234.8	215.1
Other noncurrent liabilities	224.5	245.9

Total liabilities	5,130.1	4,793.7

Minority interests	3.6	—

Commitments and contingencies (Notes 17 and 18)
Members' equity:
Members' equity, 1,000 units	565.5	565.5
Retained earnings	(314.3)	(80.2)
Accumulated other comprehensive income (loss)	72.0	(147.4)
Total members' equity	323.2	337.9

	$5,456.9	$5,131.6

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Dollars in Millions)

	Year Ended December 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
Revenues:
Trade sales	$5,035.2	$4,159.9	$4,178.2
Related party sales	203.8	333.7	376.0
Tolling fees	6.5	24.5	21.0

Total revenues	5,245.5	4,518.1	4,575.2
Cost of goods sold	4,661.1	3,902.7	3,990.1

Gross profit	584.4	615.4	585.1
Expenses:
Selling, general and administrative	302.4	325.0	302.9
Research and development	49.4	54.6	62.5
Restructuring and plant closing costs	56.7	7.7	46.6

Total expenses	408.5	387.3	412.0

Operating income	175.9	228.1	173.1

Interest expense	(358.4)	(335.6)	(323.4)
Interest income	3.7	1.6	3.4
Loss on accounts receivable securitization program	(32.4)	(5.5)	(12.8)
Other income (expense)	(1.3)	1.3	(2.0)

Loss before income taxes, minority interests and cumulative effect of accounting change	(212.5)	(110.1)	(161.7)
Income tax benefit (expense)	(21.6)	41.5	26.0

Loss before minority interests and cumulative effect of accounting change	(234.1)	(68.6)	(135.7)
Minority interests	—	0.1	(2.2)
Cumulative effect of accounting change	—	—	(1.5)

Net loss	(234.1)	(68.5)	(139.4)
Other comprehensive income (loss)	219.4	53.4	(80.1)

Comprehensive loss	$(14.7)	$(15.1)	$(219.5)

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY

(Dollars in Millions)

	Members' Equity			Accumulated Other Comprehensive Income (Loss)
			Retained Earnings
	Units	Amount			Total
Balance, January 1, 2001	1,000	$565.5	$123.7	$(120.7)	$568.5
Refund of distribution from parent		—	4.0	—	4.0
Net loss		—	(139.4)	—	(139.4)
Other comprehensive loss		—	—	(80.1)	(80.1)

Balance, December 31, 2001	1,000	565.5	(11.7)	(200.8)	353.0
Net loss		—	(68.5)	—	(68.5)
Other comprehensive income		—	—	53.4	53.4

Balance, December 31, 2002	1,000	565.5	(80.2)	(147.4)	337.9
Net loss		—	(234.1)	—	(234.1)
Other comprehensive income		—	—	219.4	219.4

Balance, December 31, 2003	1,000	$565.5	$(314.3)	$72.0	$323.2

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

	Year Ended December 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
Cash Flows From Operating Activities:
Net loss	$(234.1)	$(68.5)	$(139.4)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	277.9	256.2	227.1
Provision for losses on accounts receivable	10.2	4.1	2.8
Noncash restructuring and plant closing charges	11.4	6.1	7.8
Noncash interest expense	119.4	101.5	91.7
Deferred income taxes	—	(59.8)	(43.1)
Gain on foreign currency transactions	(91.9)	(48.3)	(4.8)
Loss on disposal of fixed assets	—	—	6.6
Minority interests in subsidiaries	—	(0.1)	2.2
Equity in earnings of investment in unconsolidated affiliates	—	(0.2)	(0.1)
Changes in operating assets and liabilities:
Accounts receivables	(14.4)	159.5	161.7
Change in receivables sold, net	4.0	(60.0)	(48.0)
Inventories	26.6	(12.6)	17.3
Prepaid expenses	1.1	(9.1)	4.5
Other current assets	(29.2)	(15.0)	1.7
Other noncurrent assets	—	(9.4)	10.3
Accounts payable	(58.5)	(0.5)	(106.7)
Accrued liabilities	32.6	(70.2)	21.3
Other noncurrent liabilities	(6.6)	(16.2)	(10.5)

Net cash provided by operating activities	48.5	157.5	202.4

Investing Activities:
Capital expenditures	(127.4)	(190.5)	(291.0)
Acquisitions of businesses and minority interest	—	(9.0)	(209.5)
Investment in unconsolidated affiliate	(6.1)	—	—
Net cash received from unconsolidated affiliates	0.8	8.0	11.3
Advances to unconsolidated affiliates	(3.0)	(3.3)	(2.5)
Proceeds from sale of fixed assets	—	5.9	—

Net cash used in investing activities	(135.7)	(188.9)	(491.7)

Financing Activities:
Net borrowings (payments) under revolving loan facilities	(45.0)	(43.6)	79.5
Issuance of senior notes	157.9	300.0	233.2
Proceeds from other long-term debt	205.0	—	4.4
Repayment of long-term debt	(264.0)	(245.0)	(2.4)
Net borrowings under overdraft facility	7.5	—	—
Shares of subsidiary issued to minorities for cash	2.7	—	—
Debt issuance costs	(9.7)	(10.3)	(6.5)
Refund of distribution from parent	—	—	4.0

Net cash provided by financing activities	54.4	1.1	312.2

Effect of exchange rate changes on cash	55.2	21.8	(5.1)

Increase (decrease) in cash and cash equivalents	22.4	(8.5)	17.8
Cash and cash equivalents at beginning of period	75.4	83.9	66.1

Cash and cash equivalents at end of period	$97.8	$75.4	$83.9

Supplemental cash flow information:
Cash paid for interest	$222.5	$235.0	$222.2
Cash paid for income taxes	$13.8	$12.3	$15.0
Supplemental non-cash financing activities:
The Company partially finances its property and liability insurance premiums. During the years ended December 31, 2003 and 2002, the Company issued notes payable for approximately $5.2 million and $2.6 million, respectively, and recorded prepaid insurance for the same amount, which will be amortized over the period covered.

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

        Huntsman International Holdings LLC and its subsidiaries (collectively, the "Company") are global manufacturers and marketers of differentiated and commodity chemicals. Huntsman International Holdings LLC is a Delaware limited liability company and its membership interests are owned 100%, directly and indirectly, by HMP Equity Holdings Corporation ("HMP").

        HMP is 100% owned by Huntsman Group Inc.("HGI"), subject to warrants which, if exercised, would entitle the holders thereof to up to 12% of the common equity of HMP. HGI is 100% owned by Huntsman Holdings, LLC ("Huntsman Holdings"). The voting membership interests of Huntsman Holdings are owned by the Huntsman family, MatlinPatterson Global Opportunities Partners, L.P. ("MatlinPatterson"), Consolidated Press (Finance) Limited ("CPH") and certain members of senior management. In addition, Huntsman Holdings has issued certain non-voting preferred units to Huntsman Holdings Preferred Member LLC, which, in turn, is owned by MatlinPatterson (indirectly), CPH the Huntsman Cancer Foundation, certain members of senior management and certain members of the Huntsman family. Huntsman Holdings has also issued certain non-voting preferred units to the Huntsman family, MatlinPatterson, and CPH that track the performance of the Huntsman Advanced Materials LLC ("AdMat") business. Huntsman International LLC, a Delaware limited liability company ("HI"), is the Company's direct, wholly-owned operating subsidiary. The Huntsman family has board and operational control of the Company.

        In February 2001, we completed our acquisition of the global ethyleneamines business of Dow Chemical Company, and in April 2001, we completed our acquisition of the Albright & Wilson European surfactants business from Rhodia S.A.

2. Summary of Significant Accounting Policies

  Principles of Consolidation

        The consolidated financial statements of the Company include its majority owned subsidiaries. Intercompany transactions and balances are eliminated.

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

        Highly liquid investments with an original maturity of three months or less when purchased are considered to be cash equivalents.

  Securitization of Accounts Receivable

        The Company securitizes certain trade receivables in connection with a revolving accounts receivable securitization program in which the Company grants a participating undivided interest in certain of its trade receivables to a qualified off-balance sheet entity. The Company retains the servicing rights and a retained interest in the securitized receivables. Losses are recorded on the sale and are based on the carrying value of the receivables as allocated between the receivables sold and the retained interests and their relative fair value at the date of the transfer. Retained interests are subsequently carried at fair value which is estimated based on the present value of expected cash flows, calculated using management's best estimates of key assumptions including credit losses and discount rates commensurate with the risks involved. For more information, see "Note 11 Securitization of Accounts Receivable".

  Inventories

        Inventories are stated at the lower of cost or market using the weighted average method.

  Property, Plant and Equipment

        Property, plant and equipment is stated at cost. Depreciation is provided utilizing the straight line method over the estimated useful lives:

Buildings	20-30 years
Plant and equipment	3-20 years

        Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in income.

        Periodic maintenance and repairs applicable to major units of manufacturing facilities are accounted for on the prepaid basis by capitalizing the costs of the turnaround and amortizing the costs over the estimated period until the next turnaround. The Company does not accrue for any items of repair or maintenance in advance of incurring the cost. Normal maintenance and repairs of all other plant and equipment are charged to expense as incurred. Renewals, betterments and major repairs that materially extend the useful life of the assets are capitalized, and the assets replaced, if any, are retired.

        Interest costs are capitalized as part of major construction projects. Interest expense capitalized as part of plant and equipment was $4.4 million, $10.5 million, and $9.3 million for the years ended December 31, 2003, 2002 and 2001, respectively.

  Investment in Unconsolidated Affiliates

        Investments in companies in which the Company exercises significant influence, generally ownership interests from 20% to 50%, are accounted for using the equity method.

  Intangible Assets

        Intangible assets, which consist of patents, trademarks, technology and certain other agreements, are stated at their fair market values at the time of acquisition, and are amortized using the straight-line method over their estimated useful lives of five to fifteen years or over the life of the related agreement.

  Carrying Value of Long-term Assets

        The Company evaluates the carrying value of long-term assets based upon current and anticipated undiscounted cash flows and recognizes an impairment when such estimated cash flows will be less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value.

  Financial Instruments

        The carrying amount reported in the balance sheet for cash and cash equivalents, accounts receivable and accounts payable approximates fair value because of the immediate or short-term maturity of these financial instruments. The carrying value of the Company's senior credit facilities approximates fair value since they bear interest at a floating rate plus an applicable margin. At December 31, 2003, the fair value of the Company's senior unsecured notes was $490.5 million. At December 31, 2002 the fair value of the Company's senior unsecured notes approximated book value. The fair value of the Company's senior subordinated notes was $1,204.9 million and $893.7 million at December 31, 2003 and 2002, respectively. The fair value of the Company's senior subordinated discount notes approximates book value. The fair value of the Company's senior discount notes was $456.0 million and $212.6 million at December 31, 2003 and 2002, respectively. The Company's senior discount notes are thinly traded.

  Derivatives and Hedging Activities

        Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 (as amended) requires that an entity recognize all derivative instruments as assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for the change in the fair value depends on the use of the instrument. The adoption of SFAS No. 133 resulted in a cumulative increase in net loss of $1.5 million and a cumulative increase to accumulated other comprehensive loss of $1.1 million for the year ended December 31, 2001. For more information, see "Note 13—Derivative Instruments and Hedging Activities."

  Income Taxes

        The Company and its U.S. subsidiaries are organized as limited liability companies. These entities are treated similar to a partnership for U.S. income tax purposes, and therefore are not subject to U.S. federal tax on their income. Subsidiaries outside the U.S. are generally taxed on the income generated in the local country.

        Deferred income taxes are provided for temporary differences between financial statement income and taxable income using the asset and liability method in accordance with SFAS No. 109, "Accounting for Income Taxes." The Company evaluates the resulting deferred tax assets to determine whether it is more likely than not that they will be realized. Valuation allowances have been established against certain of the international deferred tax assets due to uncertainty of realization. The Company does not provide for income taxes or benefits on the undistributed earnings of its international subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely.

  Environmental Expenditures

        Environmental related restoration and remediation costs are recorded as liabilities and expensed when site restoration and environmental remediation and cleanup obligations are either known or considered probable and the related costs can be reasonably estimated. Other environmental expenditures, which are principally maintenance or preventative in nature, are recorded when incurred and are expensed or capitalized as appropriate.

  Foreign Currency Translation

        Generally, the accounts of the Company's subsidiaries outside of the United States consider local currency to be functional currency. Accordingly, assets and liabilities are translated at rates prevailing at the balance sheet date. Revenues, expenses, gains and losses are translated at a weighted average rate for the period. Cumulative translation adjustments are recorded to equity as a component of accumulated other comprehensive income. Transaction gains and losses are recorded in selling, general and administrative expenses in the consolidated statement of operations and were net gains of $91.9 million, $48.3 million and $4.8 million for the years ended December 31, 2003, 2002 and 2001, respectively.

  Revenue Recognition

        The Company generates revenues through sales in the open market and long-term supply contracts. The Company recognizes revenue when it is realized or realizable and earned. Revenue for product sales is recognized as risk and title to the product transfers to the customer, collectibility is reasonably assured and pricing is fixed or determinable. Generally, this occurs at the time of shipment.

  Cost of Goods Sold

        The Company classifies the costs of manufacturing and distributing its products as cost of goods sold. Manufacturing costs include variable costs, primarily raw materials and energy, and fixed expenses directly associated with production. Fixed manufacturing costs include, among other things, plant site operating costs and overhead, production planning and logistics, repair and maintenance, plant site purchasing costs, and engineering and technical support costs. Distribution, freight and warehousing costs are also included in cost of goods sold.

  Research and Development

        Research and development costs are expensed as incurred.

  Earnings per Member Equity Unit

        Earnings per member equity unit is not presented because it is not considered meaningful information due to the Company's indirect ownership by a few, affiliated equity holders.

  Reclassifications

        Certain amounts in the consolidated financial statements for prior periods have been reclassified to conform with the current presentation.

  Recently Adopted Financial Accounting Standards

        On January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 changes the accounting for goodwill and intangible assets with indefinite lives from an amortization method to an impairment-only approach. Upon adoption of SFAS No. 142, the Company was required to reassess the useful lives of all acquired intangibles and perform an impairment test on goodwill. In the first quarter of 2002, the Company completed the assessment of useful lives and concluded that no adjustment to the amortization period of intangible assets was necessary.

        The Company has completed its initial assessment of goodwill impairment as of January 1, 2002 and has concluded that there is no indication of impairment. As of December 31, 2003 and 2002, the Company had no goodwill recorded on its consolidated balance sheet.

        The initial adoption of SFAS No. 142 had no impact on the Company's financial statements for the year ended December 31, 2002. The pro forma net loss, assuming the change in accounting principle was applied retroactively to January 1, 2001, would not have been materially different for the year ended December 31, 2001.

        On January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement establishes a single accounting model for the impairment or disposal of long-lived assets. The impact of adopting this pronouncement was not material to the Company's consolidated financial statements.

        In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible, long-lived assets and the associated asset retirement costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred by capitalizing it as part of the carrying amount of the long-lived assets. As required by SFAS No. 143, the Company adopted this new accounting standard on January 1, 2003. The adoption of this statement had no impact since the timing of any ultimate obligation is indefinite.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Other Technical Corrections." In addition to amending or rescinding pronouncements to make various technical corrections, clarify meanings or describe applicability, SFAS No. 145 precludes companies from recording gains or losses from extinguishment of debt as an extraordinary item. The Company was required to adopt this statement as of January 1, 2003. The adoption of SFAS No. 145 did not have a material effect on the Company's consolidated financial statements.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated With Exit or Disposal Activities." SFAS No. 146 requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan, which is generally before an actual liability has been incurred. The Company adopted this pronouncement in the first quarter of 2003. The adoption of SFAS No. 146 did not have a material effect on the Company's consolidated financial statements.

        In January 2003, the FASB issued Financial Interpretation No. ("FIN") 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others." FIN No. 45 requires recognition of a liability for the obligation undertaken upon issuing a guarantee. This liability would be recorded at the inception date of the guarantee and would be measured at fair value. The disclosure provisions of the interpretation are effective for the financial statements as of December 31, 2002. The liability recognition provisions apply prospectively to any guarantees issued or modified after December 31, 2002. The adoption of FIN No. 45 did not have a material effect on the Company's consolidated financial statements.

        In May 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments and hedging activities under SFAS No. 133. This statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003, with this guidance applied prospectively. The adoption of this statement did not have a material impact on the Company's consolidated financial statements.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. The adoption of this statement did not have a material impact on the Company's consolidated financial statements.

Recently Issued Financial Accounting Standards

        In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities." FIN No. 46 addresses the requirements for business enterprises to consolidate related entities, for which they do not have controlling interests through voting or other rights, if they are determined to be the primary beneficiary as a result of variable economic interests. Transfers to a qualifying special purpose entity are not subject to this interpretation. In December 2003, the FASB issued a complete replacement of FIN No. 46 (FIN No. 46R), which clarified certain complexities and generally requires adoption no later than March 31, 2004 for all entities other than special purpose entities under previous guidance. The Company is currently evaluating the impact of adopting FIN No. 46R.

3. Inventories

        Inventories consist of the following (dollars in millions):

	December 31, 2003	December 31, 2002
Raw materials and supplies	$180.2	$149.6
Work in progress	18.0	25.9
Finished goods	398.7	385.8

Total	$596.9	$561.3

        In the normal course of operations, the Company exchanges raw materials with other companies. No gains or losses are recognized on these exchanges, and the net open exchange positions are valued at the Company's cost. The amount deducted from inventory under open exchange agreements owed by the Company at December 31, 2003 was $6.6 million and 18.7 million pounds of feedstock and products, respectively, which represented the amount payable by the Company under open exchange agreements. The Company did not owe any inventory under open exchange agreements at December 31, 2002.

4. Property, Plant and Equipment

        The cost and accumulated depreciation of property, plant and equipment are as follows (dollars in millions):

	December 31, 2003	December 31, 2002
Land	$49.4	$41.2
Buildings	201.0	176.5
Plant and equipment	3,938.9	3,428.6
Construction in progress	156.1	173.3

Total	4,345.4	3,819.6
Less accumulated depreciation	(1,089.2)	(748.5)

Net	$3,256.2	$3,071.1

        Property, plant and equipment includes gross assets acquired under capital leases of $19.0 million and $20.9 million at December 31, 2003 and 2002, respectively; related amounts included in accumulated depreciation were $5.3 million and $4.1 million at December 31, 2003 and 2002, respectively.

5. Investments in Unconsolidated Affiliates

        The Company's ownership percentage and investments in unconsolidated affiliates, primarily manufacturing joint ventures, are as follows (dollars in millions):

	December 31, 2003	December 31, 2002
Louisiana Pigment Company, L.P. (50%)	$130.4	$131.4
BASF Huntsman Shanghai Isocyanate Investment BV (50%)	6.1	—
Rubicon, LLC (50%)	1.0	1.3
Others	1.2	1.2

Total	$138.7	$133.9

        As noted, the Company owns 50% of BASF Huntsman Shanghai Isocyanate Investment BV. BASF Huntsman Shanghai Isocyanate Investment BV owns a 70% interest in a manufacturing joint venture, thus giving the Company an indirect 35% interest in the manufacturing joint venture.

        Summarized approximate financial information of such affiliated companies as a group as of December 31, 2003 and 2002 and for the years then ended is presented below (dollars in millions):

	December 31, 2003	December 31, 2002
Assets	$466.1	$488.3
Liabilities	189.9	222.5
Revenues	768.0	651.3
Net income	0.2	0.4
The Company's equity in:
Net assets	138.7	133.9
Net income	0.1	0.2

6. Intangible Assets

        The gross carrying amount and accumulated amortization of intangible assets as of December 31, 2003 and 2002 are as follows (dollars in millions):

	December 31, 2003			December 31, 2002
	Carrying Amount	Accumulated Amortization	Net	Carrying Amount	Accumulated Amortization	Net
Patents, trademarks, and technology	$347.6	$111.7	$235.9	$341.2	$93.0	$248.2
Non-compete agreements	49.6	38.5	11.1	49.1	30.9	18.2

Total	$397.2	$150.2	$247.0	$390.3	$123.9	$266.4

        Amortization expense for intangibles for the years ended December 31, 2003, 2002 and 2001 was $32.4, $33.9 million and $33.0 million, respectively. Estimated future amortization expense for intangible assets through December 31, 2008 is as follows (dollars in millions):

Annual Expense
2004 through 2005	$32.0
2006 through 2008	$24.0

7. Other Noncurrent Assets

        Other noncurrent assets consist of the following (dollars in millions):

	December 31, 2003	December 31, 2002
Prepaid pension assets	$235.1	$233.7
Debt issuance costs	54.4	60.7
Capitalized turnaround expense	52.6	47.6
Receivables from affiliates	13.5	18.6
Spare parts inventory	55.6	46.2
Other noncurrent assets	34.5	20.2

Total	$445.7	$427.0

8. Accrued Liabilities

        Accrued liabilities consist of the following (dollars in millions):

	December 31, 2003	December 31, 2002
Payroll, severance and related costs	$77.1	$67.4
Interest	78.5	61.3
Volume and rebates accruals	64.8	52.5
Taxes (property and VAT)	32.0	24.0
Income taxes payable	35.5	17.4
Restructuring and plant closing costs	22.5	7.1
Interest and commodity hedging accruals	10.8	22.1
Environmental accruals	5.7	4.3
Other miscellaneous accruals	62.6	43.4

Total	$389.5	$299.5

9. Other Noncurrent Liabilities

        Other noncurrent liabilities consist of the following (dollars in millions):

	December 31, 2003	December 31, 2002
Pension liabilities	$149.0	$164.5
Other postretirement benefits	11.8	10.8
Environmental accruals	11.6	19.3
Payable to affiliate	29.1	37.9
Other noncurrent liabilities	23.0	13.4

Total	$224.5	$245.9

10. Restructuring and Plant Closing Costs

        The Company has incurred restructuring and plant closing costs totaling $56.7 million, $7.7 million and $46.6 million for the years ended December 31, 2003, 2002 and 2001, respectively.

2003 Restructuring

        In March 2003, the Polyurethanes segment announced that it would integrate its global flexible products unit into its urethane specialties unit, and recorded a restructuring charge of $19.2 million in the first quarter of 2003 for workforce reductions of approximately 118 employees. In June 2003, the Polyurethanes segment announced further restructuring at its Rozenburg, Netherlands site, related primarily to workforce reductions of approximately 54 employees. The total estimated costs for the Rozenburg restructuring is estimated to be $12.0 million and will be recorded as expense during 2003 to 2005. During 2003, $7.1 million was recorded as expense for this restructuring. In December 2003, the Polyurethanes segment announced additional restructuring at Polyurethanes sites across the world, related primarily to workforce reductions of approximately 53 employees. The total estimated cost for this restructuring is estimated to be $6.7 million and the remaining amount will be recorded as expense during 2004. During 2003, $1.8 million was recorded as expense for this restructuring. At December 31, 2003, $13.4 million remains in the reserve for restructuring and plant closing costs related to these restructuring activities.

        In June 2003, the Company announced that its Performance Products segment would close a number of plants at its Whitehaven, UK facility and reduce its workforce by approximately 85 employees. In 2003, a charge of $20.1 million was recorded representing $11.4 million relating to an impairment of assets at Whitehaven (in connection with the plant shutdowns) and $8.7 million of workforce reduction costs. The Company also recorded a $2.0 million charge in respect of severance costs arising from the closure of an administrative office in London, UK, the rationalization of its surfactants technical center in Oldbury, UK and the restructuring of its Spanish facility in Barcelona, Spain. At December 31, 2003, $2.4 million remains in the reserve for restructuring and plant closing costs related to these restructuring activities. In March 2004, the Company announced an additional restructuring at its Whitehaven, UK facility related to the relocation and consolidation of various plants, equipment and workshop facilities, and the development of a centralized control room to help improve the integrity and productivity of the main site assets. Total restructuring costs associated with this project are expected to be $11.1 million and include an asset write down of approximately $5.0 million and a reduction in workforce of approximately 45 employees. The remaining restructuring costs will be recorded as expense during 2004 to 2007.

        In August 2003, the Company announced restructuring activities related to its global workforce reductions of approximately 250 employees in its Pigments segment. The overall cost reduction program for this segment is estimated to be approximately $23.0 million and will be implemented and recorded from 2003 to 2005. During 2003, the Company recorded a restructuring charge of $6.5 million related to workforce reductions of approximately 63 employees across all of its Pigments operations worldwide. At December 31, 2003, $4.3 million remains in the reserve for restructuring and plant closing costs related to these restructuring activities.

2002 Restructuring

        In 2002, the Pigments segment recorded $3.1 million in asset write-downs related to the closure of the Company's titanium dioxide manufacturing facility in Greatham, UK.

        During 2002, the Performance Products segment recorded $4.6 million in charges which relate to restructuring and the write-down of fixed assets. The costs relate to the closure of the Alcover, Spain surfactants plant for $1.4 million, write-down of $1.6 million related to the assets of the Castiglione, Italy surfactants plant and various sales offices closed and $1.6 million for other exit costs.

        At December 31, 2003, $2.4 million remains in the reserve for restructuring and plant closing costs related to the 2002 restructuring.

2001 Restructuring

        During 2001, the Polyurethanes segment announced a cost reduction program which included the closure of the Shepton Mallet, U.K. polyols manufacturing facility by the end of 2002, resulting in a charge of $44.7 million. The program included reductions in workforce of approximately 270 employees at the Shepton Mallet facility and other locations. Approximately $7.8 million was recorded to write-down the fixed assets, $36.1 for employee termination benefits and $0.8 million for other exit costs.

        The Pigments segment recorded $1.9 million in restructuring charges related to a workforce reduction of approximately 50 employees.

        As of December 31, 2003, all costs related to the 2001 restructuring programs were paid.

        As of December 31, 2003, accrued restructuring and plant closing costs consist of the following (dollars in millions):

	2001 Charge	2002 Charge	2003 Charge	Non-cash Charge	Cash Payments	Balance as of December 31, 2003
Property, plant and equipment	$7.8	$6.1	$11.4	$(25.3)	$—	$—
Workforce reductions	38.0	—	45.3	—	(60.8)	22.5
Other exit costs	0.8	1.6	—	—	(2.4)	—

Total	$46.6	$7.7	$56.7	$(25.3)	$(63.2)	$22.5

11. Securitization of Accounts Receivable

        On December 21, 2000, the Company initiated an accounts receivable securitization program under which it grants an undivided interest in certain of its trade receivables to a qualified off-balance sheet entity (the "Receivables Trust") at a discount. This undivided interest serves as security for the issuance of commercial paper and medium term notes by the Receivables Trust. At December 31, 2003, the Receivables Trust had outstanding approximately $198 million in U.S. dollar equivalents in medium term notes and approximately $100 million in commercial paper. Under the terms of the agreements, the Company and its subsidiaries continue to service the receivables in exchange for a 1% fee of the outstanding receivables, and the Company is subject to recourse provisions.

        The Company's retained interest in receivables (including servicing assets) subject to the program was approximately $154 million and $112 million as of December 31, 2003 and 2002, respectively. The value of the retained interest is subject to credit and interest rate risk. For the years ended December 31, 2003 and 2002, new sales totaled approximately $4,132 million and $3,220 million, respectively, and cash collections reinvested totaled approximately $4,136 million and $3,105 million, respectively. Servicing fees received during 2003 and 2002 were approximately $4.9 million and $3.0 million, respectively.

        The Company incurs losses on the accounts receivable securitization program for the discount on receivables sold into the program and fees and expenses associated with the program. The Company also retains responsibility for the economic gains and losses on forward contracts mandated by the terms of the program to hedge the currency exposures on the collateral supporting the off-balance sheet debt issued. Gains and losses on forward contracts are included as a component of the loss on accounts receivable securitization program are a loss of $24.6 million, a loss of $4.4 million and a gain of $6.1 million for the years ended December 31, 2003, 2002 and 2001, respectively. As of December 31, 2003 and 2002, the fair value of the open forward currency contracts is $6.8 million and $6.1 million which is included as a component of the residual interest. The key economic assumptions used in valuing the residual interest at December 31, 2003 are presented below:

Weighted average life (in months)	3
Credit losses (annual rate)	Less than 1%
Discount rate (annual rate)	2%

        A 10% and 20% adverse change in any of the key economic assumptions would not have a material impact on the fair value of the retained interest. Total receivables over 60 days past due as of December 31, 2003 and 2002 were $15.6 million and $11.2 million, respectively.

12. Long-term Debt

        Long-term debt outstanding as of December 31, 2003 and 2002 is as follows (dollars in millions):

	December 31, 2003	December 31, 2002
Senior Secured Credit Facilities:
Revolving loan facility	$22.0	$67.0
Term A dollar loan	—	109.7
Term A euro loan (in U.S. dollar equivalent)	—	138.5
Term B loan	620.1	526.3
Term C loan	620.1	526.3
Senior Unsecured Notes	457.1	300.0
Senior Subordinated Notes	1,169.8	1,076.8
Senior Discount Notes	434.6	381.8
Senior Subordinated Discount Notes—Affiliate	358.3	308.9
Other long-term debt	38.0	29.2

Subtotal	3,720.0	3,464.5
Less current portion	(1.8)	(43.9)

Total	$3,718.2	$3,420.6

HI Credit Facilities

        As of December 31, 2003, HI had senior secured credit facilities (the "HI Credit Facilities") which consisted of a revolving loan facility of up to $400 million that matures on June 30, 2005 (the "HI Revolving Facility"), a term B loan facility that matures on June 30, 2007, and a term C loan facility that matures on June 30, 2008. On October 22, 2003, the Company issued $205 million of additional term B and term C loans, the net proceeds of which were applied to pay down the HI Revolving Facility by approximately $53 million, and the remainder of the net proceeds, net of fees, were applied to repay, in full, the term A loan which had an initial maturity of June 2005. Principal payments on the term B and term C loans begin in 2005.

        Interest rates for the HI Credit Facilities are based upon, at HI's option, either a eurocurrency rate (LIBOR) or a base rate (prime) plus the applicable spread. The applicable spreads vary based on a pricing grid, in the case of eurocurrency based loans, from 1.50% to 4.50% per annum depending on the loan facility and whether specified conditions have been satisfied, and, in the case of base rate loans, from 0.25% to 3.25% per annum. As of December 31, 2003 and December 31, 2002, the average interest rates on the HI Credit Facilities were 5.6% and 5.8%, respectively, excluding the impact of interest rate hedges.

        The obligations under the HI Credit Facilities are supported by guarantees of HI's domestic and certain foreign subsidiaries (collectively, the "HI Guarantors"), as well as pledges of substantially all their assets, including 65% of the voting stock of certain non-U.S. subsidiaries.

        The HI Credit Facilities contain covenants relating to incurrence of debt, purchase and sale of assets, limitations on investments, affiliate transactions, change in control provisions and maintenance of certain financial ratios. The financial covenants include a leverage ratio, interest coverage ratio, minimum consolidated net worth level and a limit on capital expenditures. The HI Credit Facilities also limit the payment of dividends generally to the amount required by the members to pay income taxes. Management believes that, as of December 31, 2003, HI is in compliance with the covenants of the HI Credit Facilities.

Senior Unsecured Notes and Senior Subordinated Notes

        In March 2002, HI issued $300 million 9.875% Senior Unsecured Notes (collectively with the 2003 HI Senior Notes, the "HI Senior Notes"). Interest on the HI Senior Notes is payable semi-annually and the HI Senior Notes mature on March 1, 2009. The HI Senior Notes are fully and unconditionally guaranteed on a joint and several basis by the HI Guarantors. The HI Senior Notes are redeemable, in whole or in part, at any time by HI on or prior to March 1, 2006 at 100% of the face value plus a "make whole" premium, as defined in the applicable indenture. After March 1, 2006, the HI Senior Notes may be redeemed, in whole or in part, at a redemption price that declines from 104.937% to 100% after March 1, 2008.

        On April 11, 2003, HI sold an additional $150 million in aggregate principal amount of 9.875% Senior Notes due 2009 (the "2003 HI Senior Notes"). The offering was priced at 105.25% plus accrued interest from March 1, 2003. HI used approximately $26 million of the net proceeds to repay part of the revolving portion of the HI Credit Facilities. The balance of the net proceeds was used primarily to prepay the next 16 months of scheduled amortization due under the term portion of the HI Credit Facilities.

        HI also has outstanding $600 million and €450 million ($569.8 million as of December 31, 2003) 10.125% Senior Subordinated Notes (the "HI Subordinated Notes"). Interest on the HI Subordinated Notes is payable semi-annually and the HI Subordinated Notes mature on July 1, 2009. The HI Subordinated Notes are fully and unconditionally guaranteed on a joint and several basis by the HI Guarantors. The HI Subordinated Notes are redeemable, in whole or in part, at any time by HI prior to July 1, 2004 at 100% of the face value plus a "make whole" premium, as defined in the applicable indenture. On or after July 1, 2004 the HI Subordinated Notes may be redeemed at 105.063% of the principal amount thereof, declining ratably to par on and after July 1, 2007

        The HI Senior Notes and the HI Subordinated Notes contain covenants relating to the incurrence of debt, limitations on distributions, asset sales and affiliate transactions, among other things. They also contain a change of control provision requiring HI to offer to repurchase the HI Senior Notes and the HI Subordinated Notes upon a change of control. Management believes that HI is in compliance with the covenants of the HI Senior Notes and the HI Subordinated Notes as of December 31, 2003.

Other Debt

        Included within other debt is debt associated with the Company's China MDI project. In January 2003, the Company entered into two related joint venture agreements to build MDI production facilities near Shanghai, China. The Company owns 70% (a consolidating interest) of one of the joint ventures with Shanghai Chlor-Alkali Chemical Company, Ltd. (the "Splitting JV").

        On September 19, 2003, the Splitting JV obtained secured financing for the construction of the production facilities. The Splitting JV obtained term loans for the construction of its plant in the maximum principal amount of approximately $82.4 million, a working capital credit line in the amount of approximately $35.1 million, and a facility for funding VAT payments in the amount of approximately $0.6 million. As of December 31, 2003, there was $5.0 million in total outstanding debt under the working capital facility. The interest rate on the working capital facility is LIBOR plus 48 basis points, and as of December 31, 2003 was 1.7%. The loans are secured by substantially all the assets of the venture and will be repaid in 16 semi-annual installments, beginning no later than June 30, 2007. The financing is non-recourse to our Company, but will be guaranteed during the construction phase by affiliates of the joint venture, including Huntsman Holdings. Huntsman Holdings unconditionally guarantees 70% of any amounts due and unpaid by the Splitting JV under the loans described above (except for the VAT facility which is not guaranteed). Huntsman Holdings' guarantees remain in effect until the relevant joint venture has (i) commenced production at least 70% of capacity for at least 30 days, and (ii) achieved a debt service cover ratio of at least 1:1.

        Included within accounts payable, the Company maintains a $25 million multicurrency overdraft facility for its European subsidiaries (the "European Overdraft Facility"). As of December 31, 2003, the Company had approximately $7.5 million outstanding under the European Overdraft Facility. The European Overdraft Facility is used for daily working capital needs.

Senior Discount Notes and Senior Subordinated Discount Notes

        On June 30, 1999, the Company issued senior discount notes ("Senior Discount Notes") and senior subordinated discount notes ("Senior Subordinated Discount Notes" and, collectively with the Senior Discount Notes, the "Discount Notes") to ICI with initial stated values of $242.7 million and $265.3 million, respectively. The Discount Notes are due December 31, 2009. Interest on the Discount Notes is paid in kind. The Discount Notes contain limits on the incurrence of debt, restricted payments, liens, transactions with affiliates, and merger and sales of assets. Management believes that the Company is in compliance with the covenants of the Discount Notes as of December 31, 2003.

        Interest on the Senior Discount Notes accrues at 13.375% per annum. The Senior Discount Notes are redeemable prior to July 2004 for an amount equal to the net present value of 106.688% of the projected July 1, 2004 accreted value and thereafter at stipulated redemption prices declining to 100% of accreted value in 2007.

        The Senior Subordinated Discount Notes had a stated rate of 8% that originally was to reset to a market rate in June 2002 and can be redeemed at 100% of accreted value at any time until June 30, 2004. On December 21, 2001, the terms of the Senior Subordinated Discount Notes were modified, including deferring the reset date until September 2004 at which time the interest rate will reset to a market rate. For financial reporting purposes, the Senior Subordinated Discount Notes were initially recorded at their estimated fair value of $224 million based upon prevailing market rates at June 30, 1999. The modification of the terms resulted in a significant decrease in the present value of the future cash flow of the debt and, as a result, the debt was treated effectively as an extinguishment and reissuance of the debt. The debt was recorded using a 16% interest rate, the estimated market rate for the debt as of December 20, 2001.

        As of December 31, 2003 and December 31, 2002, the Senior Discount Notes include $191.9 million and $139.1 million of accrued interest, respectively. As of December 31, 2003 and December 31, 2002, the Senior Subordinated Discount Notes include $112.3 million and $83.8 million of accrued interest, respectively, and $19.1 million and $40.2 million of discount, respectively.

        In connection with the restructuring of Huntsman LLC on September 30, 2002, MatlinPatterson contributed its interest in the Senior Subordinated Discount Notes to HMP. On May 9, 2003, HMP completed the purchase of the Senior Subordinated Discount Notes from ICI. As of December 31, 2003, the Senior Subordinated Discount Notes are held by HMP.

Maturities

        The scheduled maturities of long-term debt are as follows (dollars in millions):

December 31, 2003
2004	$1.8
2005	43.9
2006	14.4
2007	616.0
2008	604.0
Later Years	2,439.9

$3,720.0

13. Derivative Instruments and Hedging Activities

  Interest Rate Hedging

        Through the Company's borrowing activities, it is exposed to interest rate risk. Such risk arises due to the structure of the Company's debt portfolio, including the duration of the portfolio and the mix of fixed and floating interest rates. The HI Credit Facilities require that a certain portion of debt be at fixed rates through either interest rate hedges or through other means that provide a similar effect. Actions taken to reduce interest rate risk include managing the mix and rate characteristics of various interest bearing liabilities as well as entering into interest rate swaps, collars and options.

        As of December 31, 2003 and 2002, the Company had entered into various types of interest rate contracts to manage its interest rate risk on its long-term debt as indicated below (in millions):

	December 31, 2003	December 31, 2002
Pay fixed swaps
Notional amount	$212.7	$202.4
Fair value	$(4.9)	$(11.8)
Weighted average pay rate	5.65%	5.72%
Maximum weighted average pay rate	6.60%	6.62%
Maturing	2004	2004
Interest rate collars
Notional amount	$150.0	$150.0
Fair value	$(4.8)	$(11.6)
Weighted average cap rate	7.00%	7.00%
Weighted average floor rate	5.08%	5.08%
Maximum weighted average floor rate	6.25%	6.25%
Maturing	2004	2004

        Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount.

        The Company purchases interest rate cap and interest rate collar agreements to reduce the impact of changes in interest rates on its floating-rate long-term debt. The cap agreements entitle the Company to receive from the counterparties (major banks) the amounts, if any, by which the Company's interest payments on certain of its floating-rate borrowings exceed a certain rate. The floor agreements require the Company to pay to the counterparties (major banks) the amount, if any, by which the Company's interest payments on certain of its floating-rate borrowings are less than a certain rate.

        The majority of the interest rate contracts have been designated as cash flow hedges of future interest payments on its variable rate debt. The fair value of these interest rate contracts designated as hedges as of December 31, 2003 and 2002 was a loss of approximately $6.2 million and $15.6 million, respectively, which is recorded in other accrued liabilities and in accumulated other comprehensive income (loss) to the extent of the effective portions of the hedging instruments. Gains and losses related to these contracts will be reclassified from other comprehensive income (loss) into earnings in the periods in which the related hedged interest payments are made. As of December 31, 2003, losses of approximately $5.9 million are expected to be reclassified into earnings over the next twelve months. Gains and losses on these agreements, including amounts recorded related to hedge ineffectiveness, are reflected as interest expense in the statement of operations. A net gain of $2.5 million was recorded in interest expense in the year ended December 31, 2003. A net loss of $4.2 million was recorded in interest expense in the year ended December 31, 2002.

        As of December 31, 2003 and 2002 swap agreements with a fair value of $3.4 million and $7.8 million loss, respectively have not been designated as a hedge for financial reporting purposes. Accordingly, income of $4.6 million and expense of $0.2 million for the years ended December 31, 2003 and 2002 is recognized in interest expense.

        The Company is exposed to credit losses in the event of nonperformance by a counterparty to the derivative financial instruments. The Company anticipates, however, that the counterparties will be able to fully satisfy obligations under the contracts. Market risk arises from changes in interest rates.

  Commodity Price Hedging

        As of December 31, 2003, there were no cash flow commodity price hedging contracts recorded in other current assets and other comprehensive income. As of December 31, 2002, the fair value of cash flow commodity price hedging contracts included in accrued liabilities was $0.8 million.

        As of December 31, 2003 commodity price hedging contracts designated as fair value hedges are included in the balance sheet as an increase of $0.8 million to accrued liabilities and an increase in inventory of $0.5 million. As of December 31, 2002 commodity price hedging contracts designated as fair value hedges are included in the balance sheet as an increase of $0.8 to accrued liabilities and an increase to inventory of $0.8 million.

        Commodity price contracts not designated as hedges are reflected in the balance sheet as $0.5 million and $0.3 million in other current assets and accrued liabilities, respectively, as of December 31, 2003, and $0.8 million and $0.2 million in other current assets and accrued liabilities, respectively, as of December 31, 2002.

        During the years ended December 31, 2003 and 2002, the Company recorded an increase of $2.2 million and $3.5 million, respectively, in cost of goods sold related to net gains and losses from settled contracts, net gains and losses in fair value price hedges, and the change in fair value on commodity price hedging contracts not designated as hedges.

  Foreign Currency Rate Hedging

        The Company may enter into foreign currency derivative instruments to minimize the short-term impact of movements in foreign currency rates. These contracts are not designated as hedges for financial reporting purposes and are recorded at fair value. As of December 31, 2003 and 2002 and for the year ended December 31, 2003 and 2002, the fair value, change in fair value, and realized gains (losses) of outstanding foreign currency rate hedging contracts was not material.

  Net Investment Hedging

        Currency effects of net investment hedges produced losses of approximately $93.6 million and $95.9 million in other comprehensive income (loss) (foreign currency translation adjustments) for the years ended December 31, 2003 and 2002, respectively. As of December 31, 2003 and 2002, there was a cumulative net loss of approximately $126.3 million and $32.7 million, respectively.

14. Income Taxes

        The income (loss) before income tax consists of the following (dollars in millions):

	Year Ended December 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
U.S. income (loss)	$(91.7)	$12.2	$(116.0)
Foreign loss	(120.8)	(122.3)	(45.7)

Total	$(212.5)	$(110.1)	$(161.7)

        The provision (benefit) for income taxes consists of the following (dollars in millions):

	Year Ended December 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
U.S.:
Current	$0.5	$1.4	$0.4
Deferred	—	—	—
Foreign:
Current	21.1	16.9	16.7
Deferred	—	(59.8)	(43.1)

Total	$21.6	$(41.5)	$(26.0)

        The following schedule reconciles the differences between the United States federal income taxes at the United States statutory rate to the Company's provision (benefit) for income taxes (dollars in millions):

	Year Ended December 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
Income taxes at U.S. federal statutory rate	$(74.4)	$(38.6)	$(56.6)
Income not subject to U.S. federal income tax	32.1	(8.0)	40.5
State income taxes	0.5	0.4	0.4
Foreign country incentive tax benefits	(3.5)	(17.0)	(14.5)
Foreign currency exchange gains and losses	(13.0)	0.8	0.3
Foreign income tax rate in excess of federal statutory rate	21.9	8.8	4.4
Change in valuation allowance	50.6	—	—
Expiration and utilization of net operating losses	7.6	—	—
Other	(0.2)	(3.9)	(0.5)

Total	$21.6	$(41.5)	$(26.0)

Effective income tax rate	(10)%	38%	16%

        The components of deferred tax assets and liabilities are as follows (in millions):

	December 31, 2003		December 31, 2002
	Current	Long-term	Current	Long-term
Deferred income tax assets:
Net operating loss carryforwards	$—	$266.5	$—	$200.9
Tax basis of plant and equipment in excess of book basis	—	31.9	—	38.9
Employee benefits	—	0.5	—	6.1
Other accruals and reserves	14.6	—	45.2	—
Valuation allowance	—	(64.5)	—	(10.1)

Total	14.6	234.4	45.2	235.8

Deferred income tax liabilities:
Book basis of plant and equipment in excess of tax basis	—	(413.6)	—	(381.4)
Employee benefits	—	(55.6)	—	(69.5)
Other accruals and reserves	(11.6)	—	(14.0)	—

Total	(11.6)	(469.2)	(14.0)	(450.9)

Net deferred tax asset (liability)	$3.0	$(234.8)	$31.2	$(215.1)

        The Company has net operating loss carryforwards ("NOLs") of approximately $827 million in various foreign jurisdictions. While the majority of the NOLs have no expiration date, $47.2 million have a limited life and begin to expire in 2006. The Company has a valuation allowance against a portion of its deferred tax assets, primarily related to NOLs in certain foreign jurisdictions. If the valuation allowance is reversed, the majority of the benefit will be allocated to the income tax provision on the consolidated statements of operations, while $3.2 million of the benefit will be used to reduce intangible assets. During 2003, the Company recorded an additional valuation allowance of

$54.4 million. During 2002, the Company reversed a valuation allowance of $19.1 million, of which $17.5 million was used to reduce goodwill and other intangibles.

        The Company does not provide for income taxes or benefits on the undistributed earnings of its international subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely. In consideration of the Company's corporate structure, upon distribution of these earnings, certain of the Company's subsidiaries would be subject to both income taxes and withholding taxes in the various international jurisdictions. It is not practicable to estimate the amount of taxes that might be payable upon distribution.

        The Company is treated as a partnership for U.S. federal income tax purposes and as such is generally not subject to U.S. income tax, but rather such income is taxed directly to the Company's owners. Pursuant to the limited liability company agreement and the limited liability company agreement of HI, the Company has a tax sharing arrangement with HI and all of the Company's membership interest holders. Under the arrangement, because the Company is treated as a partnership for United States income tax purposes, HI will make payments to the Company, which will in turn make payments to its membership interest holders in an amount equal to the United States federal and state income taxes the Company and HI would have paid had the Company been treated as a corporation for tax purposes. The arrangement also provides that, if HI had previously made payments to the Company, and the Company had made payments out to its membership interest holders, HI will receive cash payments back from the membership interest holders (through the Company) in amounts equal to the United States federal and state income tax refunds or benefit against future tax liabilities HI would have received from the use of net operating losses or tax credits generated by it, up to the amount of payments that HI had previously made. As of December 31, 2003, approximately $3.9 million is due to HI from the membership interest holders (through the Company). The net difference of the book basis of the U.S. assets and liabilities over the tax basis of those assets and liabilities is approximately $478 million.

15. Other Comprehensive Income (Loss)

        The components of other comprehensive income (loss) are as follows (dollars in millions):

	December 31, 2003		December 31, 2002		December 31, 2001
	Accumulated other comprehensive income (loss)	Other comprehensive income (loss)	Accumulated other comprehensive income (loss)	Other comprehensive income (loss)	Accumulated other comprehensive income (loss)	Other comprehensive income (loss)
Foreign currency translation adjustments	$160.5	$198.1	$(37.6)	$148.1	$(185.7)	$(65.0)
Additional minimum pension liability, net of tax of $29.6 million and $37.7 million as of December 31, 2003 and 2002 respectively.	(77.1)	11.0	(88.1)	(88.1)	—	—
Additional minimum pension liability—unconsolidated affiliate	(5.6)	(0.2)	(5.4)	(5.4)	—	—
Unrealized gain (loss) on securities	0.2	3.8	(3.6)	(3.6)	—	—
Net unrealized gain (loss) on derivative instruments	(4.9)	6.7	(11.6)	2.4	(14.0)	(14.0)
Cumulative effect of accounting change	(1.1)	—	(1.1)	—	(1.1)	(1.1)

Total	$72.0	$219.4	$(147.4)	$53.4	$(200.8)	$(80.1)

16. Employee Benefit Plans

Defined Benefit and Other Postretirement Benefit Plans

        The Company sponsors various contributory and non-contributory defined benefit pension plans covering employees in the U.S., the U.K., Netherlands, Belgium, Canada and a number of other countries. The Company funds the material plans through trust arrangements (or local equivalents) where the assets of the fund are held separately from the employer. The level of funding is in line with local practice and in accordance with the local tax and supervisory requirements. The plan assets consist primarily of equity and fixed income securities.

        The Company also sponsors unfunded post-retirement benefit plans other than pensions which provide medical and life insurance benefits covering certain employees in the U.S. and Canada. In 2003, the healthcare trend rate used to measure the expected increase in the cost of benefits was assumed to be 10% per annum decreasing to 5% per annum after four years. In 2002, the healthcare trend rate used to measure the expected increase in the cost of benefits was assumed to be 11% per annum decreasing to 5.0% per annum after five years.

        If the healthcare cost trend rate assumptions were increased by 1%, the postretirement benefit obligation as of December 31, 2003 would be increased by $1.4 million. The effect of this change on the sum of the service cost and interest cost would be an increase of $0.1 million. If the healthcare cost trend rate assumptions were decreased by 1%, the postretirement benefit obligation as of December 31, 2003 would be decreased by $1.2 million. The effect of this change on the sum of the service cost and interest cost would be a decrease of $0.1 million.

        The following table sets forth the funded status of the plans and the amounts recognized in the consolidated balance sheets at December 31, 2003 and 2002 (dollars in millions):

	Defined Benefit Plans		Other Postretirement Benefit Plans
	2003	2002	2003	2002
Change in benefit obligation
Benefit obligation at beginning of year	$1,144.4	$959.0	$11.6	$10.3
Service cost	36.9	34.1	0.4	0.4
Interest cost	64.2	56.4	0.8	0.7
Participant contributions	2.4	2.4	—	—
Plan amendments	0.3	4.3	(1.4)	—
Exchange rate changes	162.6	124.3	0.7	—
Settlements/transfers	—	—	—	—
Other	3.9	4.2	—	—
Curtailments	(1.9)	—	—	—
Special termination benefits	9.8	—	—	—
Actuarial (gain)/loss	45.2	1.8	2.3	0.8
Benefits paid	(43.3)	(42.1)	(0.7)	(0.6)

Benefit obligation at end of year	$1,424.5	$1,144.4	$13.7	$11.6

Change in plan assets
Fair value of plan assets at beginning of year	$907.9	$930.8	$—	$—
Actual return on plan assets	129.6	(129.3)	—	—
Exchange rate changes	139.6	110.3	—	—
Plan amendments	—	—	—	—
Participant contributions	2.4	2.4	—	—
Other	2.3	0.6	—	—
Administrative expenses	—	—	—	—
Company contributions	38.3	34.4	0.7	—
Acquisitions	—	0.5
Benefits paid	(43.3)	(41.8)	(0.7)	—

Fair value of plan assets at end of year	$1,176.8	$907.9	$—	$—

Funded status
Funded status	$(247.7)	$(236.5)	$(13.7)	$(11.6)
Unrecognized net actuarial (gain)/loss	439.3	427.1	4.7	2.4
Unrecognized prior service cost	6.4	5.8	(2.8)	(1.6)
Unrecognized net transition obligation	—	—	—	0.4

Accrued benefit cost	$198.0	$196.4	$(11.8)	$(10.4)

Amounts recognized in balance sheet:
Accrued benefit cost recognized in accrued liabilities and other noncurrent liabilities	$(149.0)	$(164.5)	$(11.8)	$(10.4)
Prepaid pension cost	235.1	233.7	—	—
Intangible asset	5.2	4.4	—	—
Accumulated other comprehensive income	106.7	122.8	—	—

Accrued benefit cost	$198.0	$196.4	$(11.8)	$(10.4)

        Components of the net periodic benefit costs for the years ended December 31, 2003, 2002 and 2001 are as follows (dollars in millions):

	Defined Benefit Plans			Other Postretirement Benefit Plans
	2003	2002	2001	2003	2002	2001
Service cost	$36.9	$28.9	$34.0	$0.4	$0.4	$0.3
Interest cost	64.2	52.3	56.4	0.8	0.7	0.6
Expected return on assets	(66.5)	(73.4)	(67.5)	—	—	—
Amortization of transition obligation	—	—	—	—	—	—
Amortization of prior service cost	0.6	0.3	4.4	(0.2)	(0.2)	(0.1)
Amortization of actuarial (gain)/loss	22.9	(0.2)	7.5	0.2	0.1	0.3

Net periodic benefit cost	$58.1	$7.9	$34.8	$1.2	$1.0	$1.1

        The following assumptions were used in the above calculations:

	Defined Benefit Plans			Other Postretirement Benefit Plans
	2003	2002	2001	2003	2002	2001
Weighted-average assumptions as of December 31:
Discount rate	5.51%	5.51%	5.74%	6.25%	6.62%	7.03%
Expected return on plan assets	7.29%	7.00%	7.05%	N/A	N/A	N/A
Rate of compensation increase	3.76%	3.39%	3.46%	4.00%	4.00%	4.00%

        The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the defined benefit plans with accumulated benefit obligations in excess of plan assets were as follows (dollars in millions):

	2003	2002
Projected benefit obligation	$1,424.5	$765.4
Accumulated benefit obligation	1,172.1	616.3
Fair value of plan assets	1,176.8	544.8

        Equity securities in the Company's U.S. pension plan did not include any equity securities of the Company or its affiliates at the end of 2003.

  Defined Contribution Plans

        The Company has defined contribution plans covering its domestic employees and employees in some foreign subsidiaries who have completed at least two years of service.

        The Company's total combined expense for the above defined contribution plans for the years ended December 31, 2003, 2002 and 2001 were approximately $6.9 million, $6.1 million and $6.3 million, respectively.

17. Commitments and Contingencies

        The Company has various purchase commitments extending through 2017 for materials, supplies and services entered into in the ordinary course of business. The purchase commitments are contracts that require minimum volume purchases. Certain contracts allow for changes in minimum required purchase volumes in the event of a temporary or permanent shut down of a facility. The contractual purchase price for substantially all of these contracts is variable based upon market prices, subject to annual negotiations. The Company has also entered into a limited number of contracts which require minimum payments, even if no volume is purchased. These contracts approximate $35 million annually through 2005, declining to approximately $16 million after 2011. Historically, the Company has not made any minimum payments under its take or pay contracts.

        The Company is a party to various proceedings instituted by private plaintiffs, governmental authorities and others arising under provisions of applicable laws, including various environmental, products liability and other laws. Based in part on the indemnities provided to the Company by ICI and Huntsman Specialty Chemicals Corporation ("Huntsman Specialty") in connection with the transfer of business to the Company and insurance coverage, management does not believe that the outcome of any of these matters will have a material adverse effect on the Company's financial condition or results of operations.

18. Environmental Matters

General

        The Company's operations are subject to extensive environmental laws and regulations concerning emissions to the air, discharges to surface and subsurface waters, and the generation, handling, storage, transportation, treatment and disposal of waste materials, as adopted by various governmental authorities in the jurisdictions in which it operates. The Company makes every reasonable effort to remain in full compliance with existing governmental regulations. Accordingly, the Company may incur costs for capital improvements and general compliance under environmental laws, including costs to acquire, maintain and repair pollution control equipment. The Company cannot provide assurances that material capital expenditures beyond those currently anticipated will not be required under environmental laws.

Environmental Accruals

        The Company has established financial reserves relating to environmental restoration and remediation programs, which it believes are sufficient for known requirements. In connection with various acquisitions, the acquisition agreements generally provide for indemnification for environmental pollution existing on the date of acquisition. Liabilities are recorded when site restoration and environmental remediation and clean-up obligations are either known or considered probable and can be reasonably estimated. Liabilities are based upon all available facts, existing technology, past experience and cost-sharing and indemnification arrangements (as to which, the Company considers the viability of other parties).

        The Company's capital expenditures relating to environmental matters for the year ended December 31, 2003, were approximately $31 million. A total of $17.0 million has been accrued related to environmental related liabilities as of December 31, 2003.

        Estimates of ultimate future environmental restoration and remediation costs are inherently imprecise due to currently unknown factors such as the magnitude of possible contamination, the timing and extent of such restoration and remediation, the determination of the Company's liability in proportion to other parties, the extent to which such costs are recoverable from insurance, and the extent to which environmental laws and regulations may change in the future. However, it is not anticipated that any future costs, in excess of those that have been accrued by the Company, will be material to its results of operations or financial position as a result of compliance with current environmental laws and regulations.

Potential Liabilities

        Given the nature of the Company's business, violations of environmental laws may result in restrictions being imposed on operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on the Company's business, financial condition, results of operations or cash flows. The Company is aware of the following matters:

        The Texas Commission on Environmental Quality (the "TCEQ," formerly the Texas Natural Resource Conservation Commission or TNRCC) approved a settlement with Huntsman Petrochemical Corporation effective June 12, 2003 regarding allegations of environmental regulatory violations at the Company's Port Neches, Texas, facilities. The settlement imposes penalties totaling $302,250, of which $7,000 has already been paid. The balance of the penalty is due on June 11, 2005. Additionally, the settlement requires that the Company apply for an air emissions permit for the joint wastewater treatment plant that services all of the Port Neches facilities. Less than $100,000 of the aforementioned penalties are allocable to the Company. Although management does not anticipate it, it is possible that the terms of a joint wastewater treatment plant air permit may cause the Company to incur substantial costs that could be material.

        On October 6, 2002, a leak of sulphuric acid from two tanks located near the Company's Whitehaven, U.K. plant was discovered. About 342 to 347 tonnes of acid were released onto the ground and into the soil near the tanks. Although the Company took immediate steps to contain the spillage and recover acid, a quantity of acid reached a nearby beach via a geological fault. The Company believes that it did not own the tanks; however, it did own the acid in the tanks. The U.K. Environment Agency ("EA") is conducting an investigation that could result in a prosecution being initiated. The U.K. Health and Safety Executive has issued three Improvement Notices requiring corrective action with which the Company is complying. Although the Company can give no assurances, based on currently available information and its understanding of similar investigations and penalties in the past, it believes that, if any charges are brought or additional corrective action orders issued and the Company is ultimately found to be legally responsible, the probable penalties would not be material to its financial position or results of operations.

        During 2002 and 2003, the Company voluntarily removed filter salts from a property previously operated by Almagrera in Spain. Almagrera supplied sulphuric acid to one of the Company's subsidiaries. Under an agreement with Almagrera, the subsidiary had for some time supplied filter salts to Almagrera to be used in the manufacture of sulphuric acid. When Almagrera filed for bankruptcy and closed its plant in 2001, a large quantity of stored filter salts was found on its premises, far from its normal warehouse. The Company spent $2.2 million to remove and dispose of the salts. The project has been completed.

        The Company is aware that there is or may be soil or groundwater contamination at some of its facilities resulting from past operations. Based on available information and the indemnification rights (including indemnities provided by Huntsman Specialty, ICI, The Rohm and Haas Company, Rhodia S.A. and Dow Chemical, for the facilities that each of them transferred to the Company), the Company believes that the costs to investigate and remediate known contamination will not have a material adverse effect on its financial condition, results of operations or cash flows; however, the Company cannot give any assurance that such indemnities will fully cover the costs of investigation and remediation, that it will not be required to contribute to such costs or that such costs will not be material.

        By a Notice of Enforcement letter dated March 6, 2003, the Company was notified by the TCEQ of a probable enforcement action arising out of the inspection of the Freeport, Texas facility on December 16-19, 2002. Seven types of violations relating to the Texas Clean Air Act requirements were cited. After extensive communications with the TCEQ regarding the validity of the allegations, the TCEQ determined that the imposition of penalties was inappropriate. This matter has been dropped.

        Under the EU Integrated Pollution Prevention and Control Directive ("IPPC"), EU member governments are to adopt rules and implement a cross-media (air, water, waste) environmental permitting program for individual facilities. The UK was the first EU member government to request IPPC permit applications from the Company. In the UK, the Company has submitted several applications and, very recently, negotiated and received its first IPPC permits. Based upon the terms of these permits, the Company does not anticipate that it will have to make material capital expenditures to comply. Other IPPC permits are under review by the UK Environment Agency. The Company is not yet in a position to know with certainty what the other UK IPPC permits will require, and it is possible that the costs of compliance could be material; however, the Company believes, based upon its experience to date, that the costs of compliance with IPPC permitting in the UK will not be material to its financial condition or results of operations. Additionally, the IPPC directive has recently been implemented in France, and like the Company's operations in the UK, the Company does not anticipate having to make material capital expenditures to comply.

        With respect to the Company's facilities in other EU jurisdictions, IPPC implementing legislation is not yet in effect, or the Company has not yet been required to seek IPPC permits. Accordingly, while the Company expects to incur additional future costs for capital improvements and general compliance under IPPC requirements in these jurisdictions, at the present time it is unable to determine whether or not these costs will be material. Accordingly, the Company cannot provide assurance that material capital expenditures and compliance costs will not be required in connection with IPPC requirements.

MTBE Developments

        The use of MTBE is controversial in the United States and elsewhere and may be substantially curtailed or eliminated in the future by legislation or regulatory action. The presence of MTBE in some groundwater supplies in California and other states (primarily due to gasoline leaking from underground storage tanks) and in surface water (primarily from recreational watercraft) has led to public concern about MTBE's potential to contaminate drinking water supplies. Heightened public awareness regarding this issue has resulted in state, federal and foreign initiatives to rescind the federal oxygenate requirements for reformulated gasoline or restrict or prohibit the use of MTBE in particular. For example, the California Air Resources Board adopted regulations that prohibit the addition of

MTBE to gasoline as of January 1, 2004. Certain other states have also taken actions to restrict or eliminate the future use of MTBE. In connection with its ban, the State of California requested that the EPA waive the federal oxygenated fuels requirements of the federal Clean Air Act for gasoline sold in California. The EPA denied the State's request on June 12, 2001. Certain of the state bans, including California's ban, have been challenged in court as unconstitutional (in light of the Clean Air Act). On June 4, 2003, a federal court of appeals rejected such a challenge to California's ban, ruling that the ban is not pre-empted by the Clean Air Act.

        Bills have been introduced in the U.S. Congress to curtail or eliminate the oxygenated fuels requirements in the Clean Air Act, or curtail MTBE use. To date, no such legislation has become law, but such legislation is being considered by Congress and could result in a federal ban on the use of MTBE in gasoline. In addition, on March 20, 2000, the EPA announced its intention, through an advanced notice of proposed rulemaking, to phase out the use of MTBE under authority of the federal Toxic Substances Control Act. In its notice, the EPA also called on the U.S. Congress to restrict the use of MTBE under the Clean Air Act.

        In Europe, the EU issued a final risk assessment report on MTBE on September 20, 2002. While no ban of MTBE was recommended, several risk reduction measures relating to storage and handling of MTBE-containing fuel were recommended. Separate from EU action, Denmark entered into a voluntary agreement with refiners to reduce the sale of MTBE in Denmark. Under the agreement, use of MTBE in 92- and 95-octane gasoline in Denmark ceased by May 1, 2002; however, MTBE is still an additive in a limited amount of 98-octane gasoline sold in about 100 selected service stations in Denmark.

        Any phase-out or other future regulation of MTBE in other states, nationally or internationally may result in a significant reduction in demand for the Company's MTBE and result in a material loss in revenues or material costs or expenditures. In the event that there should be a phase-out of MTBE in the United States, the Company believes it will be able to export MTBE to Europe or elsewhere or use its co-product TBA to produce saleable products other than MTBE. If the Company opts to produce products other than MTBE, necessary modifications to its facilities may require significant capital expenditures and the sale of the other products may produce a materially lower level of cash flow than the sale of MTBE.

        In addition, while the Company has not been named as a defendant in any litigation concerning the environmental effects of MTBE, it cannot provide assurances that it will not be involved in any such litigation or that such litigation will not have a material adverse effect on its business, financial condition, results of operations or cash flows. In 2003, the U.S. House of Representatives passed a version of an energy bill that contained limited liability protection for producers of MTBE. The Senate's version of the bill did not have liability protection. The issue was one of the reasons that a compromise energy bill was not passed. Whether a compromise will be reached on this legislation in 2004, and whether any compromise will provide liability protection for producers, are unknown. In any event, the liability protection provision in the House bill applied only to defective product claims; it would not preclude other types of lawsuits.

REACH Developments

        On October 29, 2003, the European Commission adopted a proposal for a new EU regulatory framework for chemicals. Under this proposed new system called "REACH" (Registration, Evaluation and Authorisation of CHemicals), enterprises that manufacture or import more than one ton of a chemical substance per year would be required to register such manufacture or import in a central database. The REACH initiative, as proposed, would require risk assessment of chemicals, preparations (e.g., soaps and paints) and articles (e.g., consumer products) before those materials could be manufactured or imported into EU countries. Where warranted by a risk assessment, hazardous substances would require authorizations for their use. This regulation could impose risk control strategies that would require capital expenditures by the Company. As proposed, REACH would take effect in stages over the next decade. The impacts of REACH on the chemical industry and on the Company are unclear at this time because the parameters of the program are still being actively debated. Nevertheless, it is possible that REACH, if implemented, would be costly to the Company.

19. Related-party Transactions

        The Company shares numerous services and resources with Huntsman LLC and its subsidiaries. In accordance with various agreements, Huntsman LLC provides management, operating, maintenance, steam, electricity, water and other services to the Company. The Company also relies on Huntsman LLC to supply certain raw materials and to purchase products. Rubicon, LLC, and Louisiana Pigment Company are unconsolidated 50% owned affiliates of the Company. The amounts which the Company purchased from or sold to related parties are as follows (dollars in millions):

	Year Ended December 31, 2003		Year Ended December 31, 2002		Year Ended December 31, 2001
	Purchases From	Sales To	Purchases From	Sales To	Purchases From	Sales To
Huntsman LLC and subsidiaries	$200.9	$72.4	$226.6	$57.7	$217.5	$73.8
ICI and subsidiaries(1)	6.7	107.5	188.6	252.6	235.5	286.2
Other unconsolidated affiliates	392.7	23.9	392.7	23.4	537.5	16.0

(1)
Effective May 1, 2003, HMP purchased ICI's remaining membership interest in the Company, after this date, ICI is no longer an affiliate.

        Included in purchases from Huntsman LLC and its subsidiaries for the years ended December 31, 2003, 2002 and 2001 is $74 million, $65 million and $54 million, respectively, of allocated management costs which are reported in selling, general and administrative expenses. The amounts which the Company is owed or owes to related parties are as follows (dollars in millions):

	December 31, 2003				December 31, 2002
	Receivables From		Payables To		Receivables From		Payables To
	Current	Non- current	Current	Non- current	Current	Non- current	Current	Non- current
Huntsman LLC and subsidiaries	$15.6	$—	$52.5	$—	$16.3	$—	$47.1	$—
ICI and subsidiaries(1)	N/A	N/A	N/A	N/A	39.9	5.8	6.3	—
Other unconsolidated affiliates	10.3	13.5	25.2	29.1	9.0	12.8	29.5	37.9

(1)
Effective May 1, 2003, HMP purchased ICI's remaining membership interest in the Company, after this date, ICI is no longer an affiliate.

20. Lease Commitments

        The Company leases a number of assets which are accounted for as operating leases. The lease obligation reflected in the Company's consolidated statements of operations as rental expense, totaled $11.0 million, $15.8 million and $18.5 million for the years ended December 31, 2003, 2002 and 2001, respectively. The minimum future rental payments due under existing agreements are by year (dollars in millions):

Year	Amount
2004	$15.2
2005	13.2
2006	7.8
2007	7.0
2008	3.9
Later years	44.2

        The Company also has lease obligations accounted for as capital leases which are included in other long term debt. The present value of the future net minimum lease payments is $12.3 million and $18.3 million at December 31, 2003 and 2002, respectively.

21. Industry Segment and Geographic Area Information

        The Company derives its revenues, earnings and cash flows from the manufacture and sale of a wide variety of specialty and commodity chemical products. The Company has four reportable operating segments: Polyurethanes, Performance Products, Pigments and Base Chemicals. During 2002 the Company realigned its principal operating segments. The most significant change was the split of the former Specialty Chemicals segment into two segments: Polyurethanes and Performance Products. The former Tioxide segment was renamed Pigments and the former Petrochemicals segment was renamed Base Chemicals.

        The major products of each reportable operating segment are as follows:

Segment	Products
Polyurethanes	MDI, TDI, TPU, polyols, aniline, PO, TBA and MTBE
Performance Products	Surfactants, ethyleneamines and other performance chemicals
Pigments	Titanium dioxide
Base Chemicals	Ethylene, propylene, benzene, cyclohexane and paraxylene

        Financial information for each of the Company's reportable operating segments is as follows (dollars in millions):

	Year Ended December 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
Net Revenues:
Polyurethanes	$2,297.5	$2,066.0	$2,073.7
Performance Products	659.6	574.3	455.3
Pigments	1,009.9	880.3	872.1
Base Chemicals	1,421.8	1,097.5	1,268.6
Eliminations	(143.3)	(100.0)	(94.5)

Total	$5,245.5	$4,518.1	$4,575.2

EBITDA(1):
Polyurethanes	$233.4	$365.1	$262.7
Performance Products	(15.8)	27.2	21.1
Pigments	105.4	68.3	139.4
Base Chemicals	77.7	13.8	20.4
Corporate and other items(2)	19.4	5.8	(60.4)

Total EBITDA	$420.1	$480.2	$383.2
Interest expense, net	(354.7)	(334.0)	(320.0)
Income tax benefit (expense)	(21.6)	41.5	26.0
Cumulative effect of accounting change	—	—	(1.5)
Depreciation and amortization	(277.9)	(256.2)	(227.1)

Net loss	$(234.1)	$(68.5)	$(139.4)

Depreciation and Amortization:
Polyurethanes	$142.6	$134.7	$130.1
Performance Products	12.7	10.6	4.6
Pigments	65.2	54.2	43.8
Base Chemicals	49.9	47.3	43.4
Corporate and other items(2)	7.5	9.4	5.2

Total	$277.9	$256.2	$227.1

Capital Expenditures:
Polyurethanes	$39.1	$58.3	$77.6
Performance Products	12.2	11.5	5.9
Pigments	51.7	97.4	161.4
Base Chemicals	24.4	23.3	29.3
Corporate and other items(2)	—	—	16.8

Total	$127.4	$190.5	$291.0

Total Assets:
Polyurethanes	$3,733.9	$3,489.4	$3,217.4
Performance Products	307.6	307.7	316.2
Pigments	1,554.5	1,502.8	1,386.6
Base Chemicals	1,168.2	1,052.6	939.3
Corporate and other items	3,427.7	3,337.0	3,246.1
Eliminations	(4,735.0)	(4,557.9)	(4,279.1)

Total	$5,456.9	$5,131.6	$4,826.5

(1)
EBITDA is defined as net income (loss) from continuing operations before interest, depreciation and amortization and taxes.

(2)
Corporate and other items includes unallocated corporate overhead, loss on sale of accounts receivable, foreign exchange gains or losses and other non-operating income (expense).

	Year Ended December 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
	(dollars in millions)
By Geographic Area
Net Sales:
United States	$1,853.1	$1,742.4	$1,573.1
United Kingdom	1,927.0	1,537.9	1,628.5
Netherlands	1,019.8	894.6	929.8
Other nations	1,640.6	1,457.6	1,344.5
Adjustments and eliminations	(1,195.0)	(1,114.4)	(900.7)

Total	$5,245.5	$4,518.1	$4,575.2

Long-lived Assets:
United States	$858.0	$901.6	$950.1
United Kingdom	1,133.5	1,077.8	976.4
Netherlands	410.6	366.7	304.8
Other nations	854.1	725.0	608.2

Total	$3,256.2	$3,071.1	$2,839.5

22. Selected Unaudited Quarterly Financial Data

        In March 2004, the Company's management discovered that it had inappropriately calculated foreign exchange gains and losses with respect to its accounts receivable securitization program and had incorrectly classified the foreign exchange gains and losses on the securitized receivables denominated in foreign currency in its consolidated statements of operations for each of the first three quarters of 2003. As a result, the Company has restated its consolidated financial statements for each of the first three quarters of 2003 to correct its accounting and classification of foreign exchange gains and losses related to the accounts receivable securitization program. A summary of the significant effects of this restatement is included below (dollars in millions):

	Three Months Ended March 31, 2003	Three Months Ended June 30, 2003	Three Months Ended September 30, 2003	Three Months Ended December 31, 2003	Year Ended December 31, 2003
Revenues	$1,297.7	$1,307.4	$1,275.7	$1,364.7	$5,245.5
Gross profit	135.4	154.4	136.4	158.2	584.4
Operating income:
—as previously reported	17.5	37.3	28.6	N/A
—as restated	35.0	52.4	32.5	56.0	175.9
Net loss:
—as previously reported	(75.6)	(59.2)	(58.9)	N/A
—as restated	(57.7)	(46.9)	(52.5)	(77.0)	(234.1)

        A summary of selected unaudited quarterly financial data for the years ended December 31, 2002 is as follows:

	Three Months Ended March 31, 2002	Three Months Ended June 30, 2002	Three Months Ended September 30, 2002	Three Months Ended December 31, 2002	Year Ended December 31, 2002
Revenues	$997.9	$1,175.0	$1,195.2	$1,150.0	$4,518.1
Gross profit	125.5	157.6	174.9	157.4	615.4
Operating income	24.5	81.8	67.9	53.9	228.1
Net income (loss)	(31.4)	7.3	(13.3)	(31.1)	(68.5)

        During the years ended December 31, 2003 and 2002, the Company incurred $56.7 million and $7.7 million, respectively, of restructuring and plant closing costs, respectively. See, "Note 10—Restructuring and Plant Closing."

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of its date.

PROSPECTUS

HMP Equity Holdings Corporation

Exchange Offer for
$875,000,000 Principal Amount at Maturity of
15% Senior Secured Discount Notes due 2008

            , 2004

PART II

ITEM 20.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        HMP and Alta One Inc. ("Alta One") are both Delaware corporations. Section 145 ("Section 145") of the Delaware General Corporation Law (the "DGCL") gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        Section 145 also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        Section 145 further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. Section 145 also provides that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director of officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified.

        Section 145 also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

        The rights to indemnification and to the advance of expenses provided by Section 145 are not exclusive of any other right to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, any statute, agreement, vote of stockholders or disinterested directors or otherwise both as to action in such person's official capacity and as to action in another capacity while holding such office. The rights to indemnification and to the advance of expenses provided by

Section 145 continue as to a person who has ceased to be a director or officer and inure to the benefit of the heirs, executors and administrators of such a person.

        Article 7 of the Certificate of Incorporation of HMP (the "HMP Certificate") provides that HMP shall indemnify its directors and officers to the fullest extent authorized or permitted by the DGCL. Such right to indemnification continues as to a person who has ceased to be a director or officer of HMP and inures to the benefit of his or her heirs, executors and personal and legal representatives. Except for proceedings to enforce rights to indemnification, HMP is not obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the directors of HMP. Any repeal or modification of Article 7 of the HMP Certificate will not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of HMP existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

        Article 10 ("Article 10") of the Certification of Incorporation of Alta One (the "Alta One Certificate") requires Alta One to indemnify its officers and directors to the fullest extent permitted by applicable law, including, without limitation, Section 145. Such right to indemnification continues as to a person who has ceased to be a director or officer of Alta One and inures to the benefit of his or her heirs, executors and administrators. Article 10 also requires that expenses (including attorneys' fees) incurred by an officer or director in defending a civil or criminal action, suit or proceeding be paid by Alta One in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director of officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified. The right of indemnification provided by Article 10 is deemed to be a contract between Alta One and each of its directors and officers, both as to action in their official capacity and as to action in another capacity while holding such office, at any time while Article 10 and the relevant provisions of the DGCL and other applicable law, if any, are in effect.

        Except for proceedings to enforce rights to indemnification or advancement of expenses, the right of indemnification provided by Article 10 does not apply with respect to an action, suit or proceeding (or part thereof) initiated by a director, officer or other indemnified person unless the initiation of such action, suit or proceeding (or part thereof) was authorized by the directors of Alta One.

        Huntsman Holdings, LLC maintains liability insurance on behalf of the directors and officers of HMP and Alta One.

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A)
Exhibits
3.1	Certificate of Incorporation of HMP Equity Holdings Corporation
3.2	First Certificate of Amendment of the Certificate of Incorporation of HMP Equity Holdings Corporation
3.3	Amended and Restated Bylaws of HMP Equity Holdings Corporation
3.4	First Amendment to the Amended and Restated Bylaws of HMP Equity Holdings Corporation
3.5	Certificate of Incorporation of ICI Alta Inc. (now known as Alta One Inc.)
3.6	Certificate of Amendment of Certificate of Incorporation of ICI Alta Inc. (now known as Alta One Inc.)
3.7	Bylaws of ICI Alta Inc. (now known as Alta One Inc.)

4.1
Amended and Restated Indenture, dated as of August 2, 1999, between Huntsman International Holdings LLC (f/k/a Huntsman ICI Holdings LLC) and Bank One, N.A., as Trustee, relating to the 13.375% Senior Discount Notes due 2009 (incorporated by reference to Exhibit 4.1 to the registration statement on Form S-4 of Huntsman International Holdings LLC (File No. 333-88057))
4.2	Form of certificate of 13.375% Senior Discount Note due 2009 (included as Exhibit A-3 to Exhibit 4.1)
4.3
Exchange and Registration Rights Agreement, dated as of August 2, 1999, among Huntsman International Holdings LLC (f/k/a Huntsman ICI Holdings LLC) and the Purchasers named therein, relating to the 13.375% Senior Discount Notes due 2009 (incorporated by reference to Exhibit 4.3 to the registration statement on Form S-4 of Huntsman International Holdings LLC (File No. 333-88057))
4.4
Amended and Restated Indenture, dated as of December 20, 2001, between Huntsman International Holdings LLC and Bank One, N.A., as Trustee, relating to the 8% Senior Subordinated Reset Discount Notes due 2009 (incorporated by reference to Exhibit 4.9 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International Holdings LLC for the year ended December 31, 2001)
4.5
Form of certificate of 8% Senior Subordinated Reset Discount Note due 2009 (incorporated by reference to Exhibit 10.11 to the registration statement on Form S-4 of Huntsman International Holdings LLC (File No. 333-88057))
4.6
Registration Rights Agreement dated as of June 30, 1999, by and among Huntsman ICI Holdings LLC and the holders of the 8% Senior Subordinated Reset Discount Notes due 2009 specified therein (incorporated by reference to Exhibit 4.11 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International Holdings LLC for the year ended December 31, 2001)
4.7
Private Sale Letter Agreement, dated December 20, 2001, between Huntsman International Holdings LLC and ICI Finance plc (incorporated by reference to Exhibit 4.12 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International Holdings LLC for the year ended December 31, 2001)
4.8
Form of Registration Rights Agreement among Huntsman International Holdings LLC and the Holders as defined therein (incorporated by reference to Exhibit 4.13 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International Holdings LLC for the year ended December 31, 2001)
4.9
Form of Registration Rights Agreement among Huntsman International Holdings LLC and the Initial Purchasers as defined therein (incorporated by reference to Exhibit 4.14 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International Holdings LLC for the year ended December 31, 2001)
4.10
Indenture, dated as of June 30, 1999, among Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC), the Guarantors party thereto and Bank One, N.A., as Trustee, relating to the 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.1 to the registration statement on Form S-4 of Huntsman International LLC (File No. 333-85141))
4.11	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in dollars (included as Exhibit A-3 to Exhibit 4.10)
4.12	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in euros (included as Exhibit A-4 to Exhibit 4.10)

4.13	Form of Guarantee relating to the 10 1/8% Senior Subordinated Notes due 2009 (included as Exhibit E of Exhibit 4.10)
4.14
First Amendment, dated January 5, 2000, to Indenture, dated as of June 30, 1999, among Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC), as Issuer, each of the Guarantors named therein and Bank One, N.A., as Trustee (incorporated by reference to Exhibit 4.6 to the registration statement on Form S-4 of Huntsman International LLC (File No. 333-85141))
4.15
Indenture, dated as of March 13, 2001, among Huntsman International LLC, as Issuer, the Guarantors named therein and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.6 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International LLC for the year ended December 31, 2001)
4.16	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in dollars (included as Exhibit A-3 to Exhibit 4.15)
4.17	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in euros (included as Exhibit A-4 to Exhibit 4.15)
4.18	Form of Guarantee relating to the 10 1/8% Senior Subordinated Notes due 2009 (included as Exhibit E of Exhibit 4.15)
4.19
First Supplemental Indenture, dated as of January 11, 2002, among Huntsman International LLC, as Issuer, the Guarantors named therein and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.7 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International LLC for the year ended December 31, 2001)
4.20
Indenture, dated as of March 21, 2002, among Huntsman International LLC, as Issuer, the Guarantors named therein and Wells Fargo Bank Minnesota, National Association, as Trustee, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.8 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International LLC for the year ended December 31, 2001)
4.21	Form of 9 7/8% Senior Note due 2009 denominated in dollars (included as Exhibit A-3 to Exhibit 4.20)
4.22	Form of 9 7/8% Senior Note due 2009 denominated in euros (included as Exhibit A-4 to Exhibit 4.20)
4.23	Form of Guarantee relating to the 9 7/8% Senior Notes due 2009 (included as Exhibit E of Exhibit 4.20)
4.24
Amended and Restated Guarantee, dated as of April 11, 2003, among the Guarantors named therein and Wells Fargo Bank Minnesota, National Association, as Trustee, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.15 to the registration statement on Form S-4 of Huntsman International LLC (File No. 333-106482))
4.25
Exchange and Registration Rights Agreement, dated as of March 21, 2002, among Huntsman International LLC, the Guarantors as defined therein, and the Purchasers as defined therein, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.9 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International LLC for the year ended December 31, 2001)

4.26
Exchange and Registration Rights Agreement, dated as of April 11, 2003, among Huntsman International LLC, the Guarantors, as defined therein, and the Purchasers as defined therein, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.17 to the registration statement on Form S-4 of Huntsman International LLC (File No. 333-106482))
4.27
Amended and Restated Indenture, dated as of June 14, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $200,000,000 9 1/2% Senior Subordinated Notes due 2007 (incorporated by reference to Exhibit 4.27 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
4.28	Form of Amended and Restated $200,000,000 9 1/2% Senior Subordinated Note due 2007 (included as Exhibit A to Exhibit 4.27)
4.29
First Supplemental Indenture, dated as of July 11, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $200,000,000 9 1/2% Senior Subordinated Notes due 2007 (incorporated by reference to Exhibit 4.29 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
4.30
Second Supplemental Indenture, dated as of August 15, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $200,000,000 9 1/2% Senior Subordinated Notes due 2007 (incorporated by reference to Exhibit 4.30 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
4.31
Amended and Restated Indenture, dated as of June 14, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $275,000,000 9 1/2% Senior Subordinated Notes due 2007 and the $125,000,000 Senior Subordinated Floating Rate Notes due 2007 (incorporated by reference to Exhibit 4.31 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
4.32	Form of Amended and Restated Fixed Rate Note due 2007 (included as Exhibit A to Exhibit 4.31)
4.33	Form of Amended and Restated Floating Rate Note due 2007 (included as Exhibit B to Exhibit 4.31)
4.34
First Supplemental Indenture, dated as of July 11, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $275,000,000 9 1/2% Senior Subordinated Notes due 2007 and the $125,000,000 Senior Subordinated Floating Rate Notes due 2007 (incorporated by reference to Exhibit 4.34 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
4.35
Second Supplemental Indenture, dated as of August 15, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $275,000,000 9 1/2% Senior Subordinated Notes due 2007 and the $125,000,000 Senior Subordinated Floating Rate Notes due 2007 (incorporated by reference to Exhibit 4.35 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))

4.36
Indenture, dated as of September 30, 2003, among Huntsman LLC, the Guarantors party thereto and HSBC Bank USA, as Trustee, relating to the 11 5/8% Senior Secured Notes due 2010 (incorporated by reference to Exhibit 4.36 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
4.37	Form of unrestricted 11 5/8% Senior Secured Note due 2010 (included as Exhibit A-2 to Exhibit 4.36)
4.38	Form of guarantee relating to the 11 5/8% Senior Secured Notes due 2010 (included as Exhibit E to Exhibit 4.36)
4.39
Exchange and Registration Rights Agreement, dated as of September 30, 2003, among Huntsman LLC, the Guarantors as defined therein, and the Purchasers as defined therein, relating to $380,000,000 aggregate principal amount of the 11 5/8% Senior Secured Notes due 2010 (incorporated by reference to Exhibit 4.39 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
4.40
Exchange and Registration Rights Agreement, dated as of December 12, 2003, among Huntsman LLC, the Guarantors as defined therein, and the Purchasers as defined therein, relating to $75,400,000 aggregate principal amount of the 11 5/8% Senior Secured Notes due 2010 (incorporated by reference to Exhibit 4.40 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
4.41
Indenture, dated as of June 30, 2003, among Huntsman Advanced Materials LLC, as Issuer, each of the Guarantors named therein and Wells Fargo Bank Minnesota, National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the registration statement on Form S-4 of Huntsman Advanced Materials LLC (File No. 333-115344))
4.42	Form of Unrestricted Fixed Rate Note (included as Exhibit A-3 to Exhibit 4.41)
4.43	Form of Unrestricted Floating Rate Note (included as Exhibit A-4 to Exhibit 4.41)
4.44	Form of Guarantee (included as Exhibit E to Exhibit 4.41)
4.45
Registration Rights Agreement, dated as of June 30, 2003, among Huntsman Advanced Materials LLC and the Guarantors named therein, as Issuers, and Deutsche Bank Securities Inc. and UBS Securities LLC, as Initial Purchasers (incorporated by reference to Exhibit 4.5 to the registration statement on Form S-4 of Huntsman Advanced Materials LLC (File No. 333-115344))
4.46
Indenture, dated as of May 9, 2003, among HMP Equity Holdings Corporation, as Issuer, ICI Alta Inc. (now known as Alta One Inc.), as Guarantor, and Wells Fargo Bank Minnesota, National Association, as Trustee, relating to the 15% Senior Secured Discount Notes due 2008
4.47	Form of 15% Senior Secured Discount Note due 2008 (included as Exhibit A-2 to Exhibit 4.46)
4.48	Form of Guarantee (included as Exhibit E to Exhibit 4.46)
4.49
Exchange and Registration Rights Agreement, dated as of May 9, 2003, among HMP Equity Holdings Corporation ICI Alta Inc. (now known as Alta One Inc.), Credit Suisse First Boston LLC, and CIBC World Markets Corp.
4.50
Indenture, dated August 1, 2000, between Vantico Group S.A., as issuer, and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to the registration statement on Form F-4 of Vantico Group S.A. (File No. 333-13156))

4.51	Third Supplemental Indenture, dated as of June 30, 2003 between Vantico Group S.A., as issuer, and The Bank of New York, as trustee
5.1†	Opinion and consent of Stoel Rives LLP as to the legality of the notes to be issued by HMP Equity Holdings Corporation and the guarantee to be issued by Alta One Inc. in the exchange offer
10.1
Credit Agreement, dated as of June 30, 1999, by and among Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC), Huntsman International Holdings LLC (f/k/a Huntsman ICI Huntsman International Holdings LLC), Bankers Trust Company, Goldman Sachs Credit Partners LP, The Chase Manhattan Bank, and Warburg Dillon Read and various lending institutions party thereto (incorporated by reference to Exhibit 10.4 to the registration statement on Form S-4 of Huntsman International LLC (File No. 333-85141))
10.2
First Amendment, dated as of December 21, 2000, by and among Huntsman International LLC, Huntsman International Holdings LLC, the financial institutions named therein, as Lenders, Bankers Trust Company, as Lead Arranger, Administrative Agent for the Lenders and Sole Book Manager, Goldman Sachs Credit Partners L.P., as Syndication Agent and Co-Arranger and The Chase Manhattan Bank and Warburg Dillon Read (a division of UBS AG), as Co-Arrangers and as Co-Documentation Agents, to the Credit Agreement dated as of June 30, 1999 (incorporated by reference to Exhibit 10.15 to the annual report on Form 10-K of Huntsman International LLC for the year ended December 31, 2000)
10.3
Second Amendment, dated as of March 5, 2001, is entered into by and among Huntsman International LLC, Huntsman International Holdings LLC, the undersigned financial institutions, including Bankers Trust Company, in their capacities as lenders hereunder, Bankers Trust Company, as Lead Arranger, Administrative Agent for the Lenders and Sole Book Manager, Goldman Sachs Credit Partners L.P., as Syndication Agent and Co-Arranger and The Chase Manhattan Bank and UBS Warburg LLC (as successor to Warburg Dillon Read), as Co-Arrangers and as Co-Documentation Agents, to the Credit Agreement dated as of June 30, 1999 (incorporated by reference to Exhibit 10.16 to the annual report on Form 10-K of Huntsman International LLC for the year ended December 31, 2000)
10.4
Third Amendment, dated as of November 30, 2001, by and among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Huntsman International LLC filed December 4, 2001)
10.5
Fourth Amendment to Credit Agreement, dated as of March 15, 2002, by and among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.25 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International LLC for the year ended December 31, 2001)
10.6
Fifth Amendment to Credit Agreement, dated as of February 7, 2003 among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.33 to the annual report on Form 10-K of Huntsman International LLC for the year ended December 31, 2002)
10.7
Sixth Amendment to Credit Agreement, dated as of April 9, 2003, among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q of Huntsman International LLC for the quarter ended March 31, 2003)

10.8
Seventh Amendment to Credit Agreement, dated as of October 17, 2003, among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.42 to the registration statement on Form S-4 of Huntsman International LLC (File No. 333-106482))
10.9
Business Consulting Agreement, dated as of June 3, 2003, between Huntsman International LLC and Jon M. Huntsman (incorporated by reference to Exhibit 10.41 to the registration statement on Form S-4 of Huntsman International LLC (File No. 333-106482))
10.10
Aircraft Dry Lease, dated as of September 14, 2001, between Jstar Corporation and Airstar Corporation (incorporated by reference to Exhibit 10.10 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
10.11
Amended and Restated Subordinated Promissory Note, dated as of July 2, 2001, by Huntsman Corporation (now known as Huntsman LLC) in favor of Horizon Ventures, L.C. (incorporated by reference to Exhibit 10.11 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
10.12
Interest Holders Agreement, dated as of September 30, 2002, among Huntsman Holdings, LLC, HMP Equity Holdings Corporation, Huntsman Company LLC (now known as Huntsman LLC), Huntsman Family Holdings II Company LLC (now known as Huntsman Family Holdings Company LLC) and MatlinPatterson Global Opportunities Partners L.P. (incorporated by reference to Exhibit 10.12 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
10.13
First Amendment to the Interest Holders Agreement, dated as of May 9, 2003, among Huntsman LLC, HMP Equity Holdings Corporation, Huntsman Family Holdings II Company LLC (now known as Huntsman Family Holdings Company LLC) MatlinPatterson Global Opportunities Partners L.P., Huntsman Group Inc. and Huntsman Holdings, LLC (incorporated by reference to Exhibit 10.13 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
10.14
Second Amended and Restated Security Agreement, dated as of September 30, 2003, among Huntsman LLC, certain subsidiaries of Huntsman LLC, and Deutsche Bank Trust Company Americas, as Collateral Agent (incorporated by reference to Exhibit 10.14 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
10.15
Amended and Restated Intercreditor Agreement, dated as of September 30, 2002, by and among Deutsche Bank Trust Company Americas, as administrative agent, collateral agent and as beneficiary for certain secured creditors, and HSBC Bank USA and consented to Huntsman LLC (incorporated by reference to Exhibit 10.15 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
10.16
Revolving Credit Agreement, dated as of September 30, 2002, by and among Huntsman LLC, Huntsman Petrochemical Corporation, Huntsman Expandable Polymers Company, LC, Huntsman Polymers Corporation, Huntsman Fuels L.P., Huntsman International Trading Corporation, certain financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders (incorporated by reference to Exhibit 10.16 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))

10.17
First Amendment to Revolving Credit Agreement, dated as of April 25, 2003, by and among Huntsman LLC, Huntsman Petrochemical Corporation, Huntsman Expandable Polymers Company, LC, Huntsman Polymers Corporation, Huntsman Fuels L.P., Huntsman International Trading Corporation, certain financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders (incorporated by reference to Exhibit 10.17 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
10.18
Second Amendment to Revolving Credit Agreement, dated as of May 20, 2003, by and among Huntsman LLC, Huntsman Petrochemical Corporation, Huntsman Expandable Polymers Company, LC, Huntsman Polymers Corporation, Huntsman Fuels L.P., Huntsman International Trading Corporation, certain financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders (incorporated by reference to Exhibit 10.18 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
10.19
Third Amendment to Revolving Credit Agreement, dated as of September 12, 2003, by and among Huntsman LLC, Huntsman Petrochemical Corporation, Huntsman Expandable Polymers Company, LC, Huntsman Polymers Corporation, Huntsman Fuels L.P., Huntsman International Trading Corporation, certain financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders (incorporated by reference to Exhibit 10.19 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
10.20
Fourth Amendment to Revolving Credit Agreement, dated as of November 20, 2003, by and among Huntsman LLC, Huntsman Petrochemical Corporation, Huntsman Expandable Polymers Company, LC, Huntsman Polymers Corporation, Huntsman Fuels L.P., Huntsman International Trading Corporation, certain financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
10.21
Amended and Restated Credit Agreement, dated as of September 30, 2002, by and among Huntsman LLC, the financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
10.22
First Amendment to Amended and Restated Credit Agreement, dated as of April 25, 2003, by and among Huntsman LLC, the financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders (incorporated by reference to Exhibit 10.22 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
10.23
Second Amendment to Amended and Restated Credit Agreement, dated as of May 20, 2003, by and among Huntsman LLC, the financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders (incorporated by reference to Exhibit 10.23 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))

10.24
Third Amendment to Amended and Restated Credit Agreement, dated as of September 12, 2003, by and among Huntsman LLC, the financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders (incorporated by reference to Exhibit 10.24 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
10.25
Fourth Amendment to Amended and Restated Credit Agreement, dated as of November 20, 2003, by and among Huntsman LLC, the financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders (incorporated by reference to Exhibit 10.25 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
10.26
Credit Agreement, dated as of June 30, 2003, among Huntsman Advanced Materials LLC, certain subsidiaries from time to time party thereto and various lending institutions with Deutsche Bank AG, New York Branch, as Administrative Agent (incorporated by reference to Exhibit 10.1 to the registration statement on Form S-4 of Huntsman Advanced Materials LLC (File No. 333-115344))
10.27
Intercreditor and Collateral Agency Agreement, dated as of June 30, 2003, among Deutsche Bank AG, New York Branch, as administrative agent, Wells Fargo Bank Minnesota, National Association, as trustee, Huntsman Advanced Materials LLC and the subsidiaries listed therein (incorporated by reference to Exhibit 10.2 to the registration statement on Form S-4 of Huntsman Advanced Materials LLC (File No. 333-115344))
10.28
Pledge Agreement, dated as of May 9, 2003, by HMP Equity Holdings Corporation, as Issuer and Pledgor, and Huntsman Holdings, LLC, Huntsman Group Inc. and ICI Alta Inc. (now known as Alta One Inc.), as Pledgors, and Wells Fargo Bank Minnesota, National Association, as Trustee
10.29
Amended and Restated Holding Company Agreement, dated as of April 25, 2003, by and among Huntsman Holdings, LLC, HMP Equity Holdings Corporation, Huntsman Specialty Chemicals Corporation, and Deutsche Bank Trust Company Americas, as administrative agent
10.30	First Supplement to Amended and Restated Holding Company Agreement, dated as of May 8, 2003, by and among Huntsman Group Inc., and Deutsche Bank Trust Company Americas, as administrative agent
10.31
Fifth Amendment to Revolving Credit Agreement, dated as of May 6, 2004, by and among Huntsman LLC, Huntsman Petrochemical Corporation, Huntsman Expandable Polymers Company, LC, Huntsman Polymers Corporation, Huntsman Fuels L.P., Huntsman International Trading Corporation, certain financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q of Huntsman LLC for the quarter ended March 31, 2004)
10.32
Fifth Amendment to Amended and Restated Credit Agreement, dated as of May 6, 2004, by and among Huntsman LLC, the financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders (incorporated by reference to Exhibit 10.2 to the quarterly report on Form 10-Q of Huntsman LLC for the quarter ended March 31, 2004)
12.1	Statement re: Computation of Ratio of Earnings to Fixed Charges

21.1	Subsidiaries of HMP Equity Holdings Corporation
23.1†	Consent of Deloitte & Touche LLP
23.2†	Consent of Stoel Rives LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included in the Signature Pages)
25.1	Form T-1 Statement of Eligibility of Wells Fargo Bank, N.A. to act as Trustee under the Indenture
99.1†	Form of Letter of Transmittal for the notes
99.2†	Letter to Brokers for the notes
99.3†	Letter to Clients for the notes
99.4†	Notice of Guaranteed Delivery for the notes
99.5	HMP Equity Holdings Corporation Schedule II—Valuation and Qualifying Accounts
99.6	Huntsman LLC Schedule II—Valuation and Qualifying Accounts
99.7	Huntsman International Holdings LLC Schedule II—Valuation and Qualifying Accounts

†
To be filed by amendment.

(B)
Financial Statement Schedules

        HMP Equity Holdings Corporation Schedule II—Valuation and Qualifying Accounts (included in Exhibit 99.5 hereto)

        Huntsman LLC Schedule II—Valuation and Qualifying Accounts (included in Exhibit 99.6 hereto).

        Huntsman International Holdings LLC Schedule II—Valuation and Qualifying Accounts (included in Exhibit 99.7 hereto).

        All other schedules have been omitted because they are not required, not applicable, or the information is otherwise set forth in the financial statements or notes therein.

ITEM 22.    UNDERTAKINGS

        The undersigned registrants hereby undertake:

          (1)   To file, during any period in which offers to sell are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liabilities under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrants hereby undertake to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2004.

HMP EQUITY HOLDINGS CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President, Chief Executive Officer and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2004:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ KAREN H. HUNTSMAN Karen H. Huntsman	Director
/s/ JON M. HUNTSMAN, JR. Jon M. Huntsman, Jr.	Director

/s/ RICHARD P. DURHAM Richard P. Durham	Director
/s/ JAMES A. HUFFMAN James A. Huffman	Director
/s/ DAVID H. HUNTSMAN David H. Huntsman	Director
/s/ PAUL C. HUNTSMAN Paul C. Huntsman	Director
/s/ JAMES H. HUNTSMAN James H. Huntsman	Director
/s/ DAVID S. PARKIN David S. Parkin	Director
/s/ DAVID J. MATLIN David J. Matlin	Director
/s/ CHRISTOPHER PECHOCK Christopher Pechock	Director
/s/ RICHARD MICHAELSON Richard Michaelson	Director
/s/ J. KIMO ESPLIN J. Kimo Esplin	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2004.

ALTA ONE INC.
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President, Chief Executive Officer and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2004:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ DAVID H. HUNTSMAN David H. Huntsman	Director
/s/ J. KIMO ESPLIN J. Kimo Esplin	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Number	Description of Exhibits
3.1	Certificate of Incorporation of HMP Equity Holdings Corporation
3.2	First Certificate of Amendment of the Certificate of Incorporation of HMP Equity Holdings Corporation
3.3	Amended and Restated Bylaws of HMP Equity Holdings Corporation
3.4	First Amendment to the Amended and Restated Bylaws of HMP Equity Holdings Corporation
3.5	Certificate of Incorporation of ICI Alta Inc. (now known as Alta One Inc.)
3.6	Certificate of Amendment of Certificate of Incorporation of ICI Alta Inc. (now known as Alta One Inc.)
3.7	Bylaws of ICI Alta Inc. (now known as Alta One Inc.)
4.1
Amended and Restated Indenture, dated as of August 2, 1999, between Huntsman International Holdings LLC (f/k/a Huntsman ICI Holdings LLC) and Bank One, N.A., as Trustee, relating to the 13.375% Senior Discount Notes due 2009 (incorporated by reference to Exhibit 4.1 to the registration statement on Form S-4 of Huntsman International Holdings LLC (File No. 333-88057))
4.2	Form of certificate of 13.375% Senior Discount Note due 2009 (included as Exhibit A-3 to Exhibit 4.1)
4.3
Exchange and Registration Rights Agreement, dated as of August 2, 1999, among Huntsman International Holdings LLC (f/k/a Huntsman ICI Holdings LLC) and the Purchasers named therein, relating to the 13.375% Senior Discount Notes due 2009 (incorporated by reference to Exhibit 4.3 to the registration statement on Form S-4 of Huntsman International Holdings LLC (File No. 333-88057))
4.4
Amended and Restated Indenture, dated as of December 20, 2001, between Huntsman International Holdings LLC and Bank One, N.A., as Trustee, relating to the 8% Senior Subordinated Reset Discount Notes due 2009 (incorporated by reference to Exhibit 4.9 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International Holdings LLC for the year ended December 31, 2001)
4.5
Form of certificate of 8% Senior Subordinated Reset Discount Note due 2009 (incorporated by reference to Exhibit 10.11 to the registration statement on Form S-4 of Huntsman International Holdings LLC (File No. 333-88057))
4.6
Registration Rights Agreement dated as of June 30, 1999, by and among Huntsman ICI Holdings LLC and the holders of the 8% Senior Subordinated Reset Discount Notes due 2009 specified therein (incorporated by reference to Exhibit 4.11 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International Holdings LLC for the year ended December 31, 2001)
4.7
Private Sale Letter Agreement, dated December 20, 2001, between Huntsman International Holdings LLC and ICI Finance plc (incorporated by reference to Exhibit 4.12 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International Holdings LLC for the year ended December 31, 2001)

4.8
Form of Registration Rights Agreement among Huntsman International Holdings LLC and the Holders as defined therein (incorporated by reference to Exhibit 4.13 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International Holdings LLC for the year ended December 31, 2001)
4.9
Form of Registration Rights Agreement among Huntsman International Holdings LLC and the Initial Purchasers as defined therein (incorporated by reference to Exhibit 4.14 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International Holdings LLC for the year ended December 31, 2001)
4.10
Indenture, dated as of June 30, 1999, among Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC), the Guarantors party thereto and Bank One, N.A., as Trustee, relating to the 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.1 to the registration statement on Form S-4 of Huntsman International LLC (File No. 333-85141))
4.11	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in dollars (included as Exhibit A-3 to Exhibit 4.10)
4.12	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in euros (included as Exhibit A-4 to Exhibit 4.10)
4.13	Form of Guarantee relating to the 10 1/8% Senior Subordinated Notes due 2009 (included as Exhibit E of Exhibit 4.10)
4.14
First Amendment, dated January 5, 2000, to Indenture, dated as of June 30, 1999, among Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC), as Issuer, each of the Guarantors named therein and Bank One, N.A., as Trustee (incorporated by reference to Exhibit 4.6 to the registration statement on Form S-4 of Huntsman International LLC (File No. 333-85141))
4.15
Indenture, dated as of March 13, 2001, among Huntsman International LLC, as Issuer, the Guarantors named therein and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.6 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International LLC for the year ended December 31, 2001)
4.16	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in dollars (included as Exhibit A-3 to Exhibit 4.15)
4.17	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in euros (included as Exhibit A-4 to Exhibit 4.15)
4.18	Form of Guarantee relating to the 10 1/8% Senior Subordinated Notes due 2009 (included as Exhibit E of Exhibit 4.15)
4.19
First Supplemental Indenture, dated as of January 11, 2002, among Huntsman International LLC, as Issuer, the Guarantors named therein and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.7 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International LLC for the year ended December 31, 2001)
4.20
Indenture, dated as of March 21, 2002, among Huntsman International LLC, as Issuer, the Guarantors named therein and Wells Fargo Bank Minnesota, National Association, as Trustee, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.8 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International LLC for the year ended December 31, 2001)
4.21	Form of 9 7/8% Senior Note due 2009 denominated in dollars (included as Exhibit A-3 to Exhibit 4.20)

4.22	Form of 9 7/8% Senior Note due 2009 denominated in euros (included as Exhibit A-4 to Exhibit 4.20)
4.23	Form of Guarantee relating to the 9 7/8% Senior Notes due 2009 (included as Exhibit E of Exhibit 4.20)
4.24
Amended and Restated Guarantee, dated as of April 11, 2003, among the Guarantors named therein and Wells Fargo Bank Minnesota, National Association, as Trustee, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.15 to the registration statement on Form S-4 of Huntsman International LLC (File No. 333-106482))
4.25
Exchange and Registration Rights Agreement, dated as of March 21, 2002, among Huntsman International LLC, the Guarantors as defined therein, and the Purchasers as defined therein, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.9 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International LLC for the year ended December 31, 2001)
4.26
Exchange and Registration Rights Agreement, dated as of April 11, 2003, among Huntsman International LLC, the Guarantors, as defined therein, and the Purchasers as defined therein, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.17 to the registration statement on Form S-4 of Huntsman International LLC (File No. 333-106482))
4.27
Amended and Restated Indenture, dated as of June 14, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $200,000,000 9 1/2% Senior Subordinated Notes due 2007 (incorporated by reference to Exhibit 4.27 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
4.28	Form of Amended and Restated $200,000,000 9 1/2% Senior Subordinated Note due 2007 (included as Exhibit A to Exhibit 4.27)
4.29
First Supplemental Indenture, dated as of July 11, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $200,000,000 9 1/2% Senior Subordinated Notes due 2007 (incorporated by reference to Exhibit 4.29 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
4.30
Second Supplemental Indenture, dated as of August 15, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $200,000,000 9 1/2% Senior Subordinated Notes due 2007 (incorporated by reference to Exhibit 4.30 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
4.31
Amended and Restated Indenture, dated as of June 14, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $275,000,000 9 1/2% Senior Subordinated Notes due 2007 and the $125,000,000 Senior Subordinated Floating Rate Notes due 2007 (incorporated by reference to Exhibit 4.31 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
4.32	Form of Amended and Restated Fixed Rate Note due 2007 (included as Exhibit A to Exhibit 4.31)
4.33	Form of Amended and Restated Floating Rate Note due 2007 (included as Exhibit B to Exhibit 4.31)

4.34
First Supplemental Indenture, dated as of July 11, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $275,000,000 9 1/2% Senior Subordinated Notes due 2007 and the $125,000,000 Senior Subordinated Floating Rate Notes due 2007 (incorporated by reference to Exhibit 4.34 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
4.35
Second Supplemental Indenture, dated as of August 15, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $275,000,000 9 1/2% Senior Subordinated Notes due 2007 and the $125,000,000 Senior Subordinated Floating Rate Notes due 2007 (incorporated by reference to Exhibit 4.35 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
4.36
Indenture, dated as of September 30, 2003, among Huntsman LLC, the Guarantors party thereto and HSBC Bank USA, as Trustee, relating to the 11 5/8% Senior Secured Notes due 2010 (incorporated by reference to Exhibit 4.36 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
4.37	Form of unrestricted 11 5/8% Senior Secured Note due 2010 (included as Exhibit A-2 to Exhibit 4.36)
4.38	Form of guarantee relating to the 11 5/8% Senior Secured Notes due 2010 (included as Exhibit E to Exhibit 4.36)
4.39
Exchange and Registration Rights Agreement, dated as of September 30, 2003, among Huntsman LLC, the Guarantors as defined therein, and the Purchasers as defined therein, relating to $380,000,000 aggregate principal amount of the 11 5/8% Senior Secured Notes due 2010 (incorporated by reference to Exhibit 4.39 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
4.40
Exchange and Registration Rights Agreement, dated as of December 12, 2003, among Huntsman LLC, the Guarantors as defined therein, and the Purchasers as defined therein, relating to $75,400,000 aggregate principal amount of the 11 5/8% Senior Secured Notes due 2010 (incorporated by reference to Exhibit 4.40 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
4.41
Indenture, dated as of June 30, 2003, among Huntsman Advanced Materials LLC, as Issuer, each of the Guarantors named therein and Wells Fargo Bank Minnesota, National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the registration statement on Form S-4 of Huntsman Advanced Materials LLC (File No. 333-115344))
4.42	Form of Unrestricted Fixed Rate Note (included as Exhibit A-3 to Exhibit 4.41)
4.43	Form of Unrestricted Floating Rate Note (included as Exhibit A-4 to Exhibit 4.41)
4.44	Form of Guarantee (included as Exhibit E to Exhibit 4.41)
4.45
Registration Rights Agreement, dated as of June 30, 2003, among Huntsman Advanced Materials LLC and the Guarantors named therein, as Issuers, and Deutsche Bank Securities Inc. and UBS Securities LLC, as Initial Purchasers (incorporated by reference to Exhibit 4.5 to the registration statement on Form S-4 of Huntsman Advanced Materials LLC (File No. 333-115344))
4.46
Indenture, dated as of May 9, 2003, among HMP Equity Holdings Corporation, as Issuer, ICI Alta Inc. (now known as Alta One Inc.), as Guarantor, and Wells Fargo Bank Minnesota, National Association, as Trustee, relating to the 15% Senior Secured Discount Notes due 2008

4.47	Form of 15% Senior Secured Discount Note due 2008 (included as Exhibit A-2 to Exhibit 4.46)
4.48	Form of Guarantee (included as Exhibit E to Exhibit 4.46)
4.49
Exchange and Registration Rights Agreement, dated as of May 9, 2003, among HMP Equity Holdings Corporation ICI Alta Inc. (now known as Alta One Inc.), Credit Suisse First Boston LLC, and CIBC World Markets Corp.
4.50
Indenture, dated August 1, 2000, between Vantico Group S.A., as issuer, and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to the registration statement on Form F-4 of Vantico Group S.A. (File No. 333-13156))
4.51	Third Supplemental Indenture, dated as of June 30, 2003 between Vantico Group S.A., as issuer, and The Bank of New York, as trustee
5.1†	Opinion and consent of Stoel Rives LLP as to the legality of the notes to be issued by HMP Equity Holdings Corporation and the guarantee to be issued by Alta One Inc. in the exchange offer
10.1
Credit Agreement, dated as of June 30, 1999, by and among Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC), Huntsman International Holdings LLC (f/k/a Huntsman ICI Huntsman International Holdings LLC), Bankers Trust Company, Goldman Sachs Credit Partners LP, The Chase Manhattan Bank, and Warburg Dillon Read and various lending institutions party thereto (incorporated by reference to Exhibit 10.4 to the registration statement on Form S-4 of Huntsman International LLC (File No. 333-85141))
10.2
First Amendment, dated as of December 21, 2000, by and among Huntsman International LLC, Huntsman International Holdings LLC, the financial institutions named therein, as Lenders, Bankers Trust Company, as Lead Arranger, Administrative Agent for the Lenders and Sole Book Manager, Goldman Sachs Credit Partners L.P., as Syndication Agent and Co-Arranger and The Chase Manhattan Bank and Warburg Dillon Read (a division of UBS AG), as Co-Arrangers and as Co-Documentation Agents, to the Credit Agreement dated as of June 30, 1999 (incorporated by reference to Exhibit 10.15 to the annual report on Form 10-K of Huntsman International LLC for the year ended December 31, 2000)
10.3
Second Amendment, dated as of March 5, 2001, is entered into by and among Huntsman International LLC, Huntsman International Holdings LLC, the undersigned financial institutions, including Bankers Trust Company, in their capacities as lenders hereunder, Bankers Trust Company, as Lead Arranger, Administrative Agent for the Lenders and Sole Book Manager, Goldman Sachs Credit Partners L.P., as Syndication Agent and Co-Arranger and The Chase Manhattan Bank and UBS Warburg LLC (as successor to Warburg Dillon Read), as Co-Arrangers and as Co-Documentation Agents, to the Credit Agreement dated as of June 30, 1999 (incorporated by reference to Exhibit 10.16 to the annual report on Form 10-K of Huntsman International LLC for the year ended December 31, 2000)
10.4
Third Amendment, dated as of November 30, 2001, by and among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Huntsman International LLC filed December 4, 2001)
10.5
Fourth Amendment to Credit Agreement, dated as of March 15, 2002, by and among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.25 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International LLC for the year ended December 31, 2001)

10.6
Fifth Amendment to Credit Agreement, dated as of February 7, 2003 among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.33 to the annual report on Form 10-K of Huntsman International LLC for the year ended December 31, 2002)
10.7
Sixth Amendment to Credit Agreement, dated as of April 9, 2003, among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q of Huntsman International LLC for the quarter ended March 31, 2003)
10.8
Seventh Amendment to Credit Agreement, dated as of October 17, 2003, among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.42 to the registration statement on Form S-4 of Huntsman International LLC (File No. 333-106482))
10.9
Business Consulting Agreement, dated as of June 3, 2003, between Huntsman International LLC and Jon M. Huntsman (incorporated by reference to Exhibit 10.41 to the registration statement on Form S-4 of Huntsman International LLC (File No. 333-106482))
10.10
Aircraft Dry Lease, dated as of September 14, 2001, between Jstar Corporation and Airstar Corporation (incorporated by reference to Exhibit 10.10 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
10.11
Amended and Restated Subordinated Promissory Note, dated as of July 2, 2001, by Huntsman Corporation (now known as Huntsman LLC) in favor of Horizon Ventures, L.C. (incorporated by reference to Exhibit 10.11 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
10.12
Interest Holders Agreement, dated as of September 30, 2002, among Huntsman Holdings, LLC, HMP Equity Holdings Corporation, Huntsman Company LLC (now known as Huntsman LLC), Huntsman Family Holdings II Company LLC (now known as Huntsman Family Holdings Company LLC) and MatlinPatterson Global Opportunities Partners L.P. (incorporated by reference to Exhibit 10.12 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
10.13
First Amendment to the Interest Holders Agreement, dated as of May 9, 2003, among Huntsman LLC, HMP Equity Holdings Corporation, Huntsman Family Holdings II Company LLC (now known as Huntsman Family Holdings Company LLC) MatlinPatterson Global Opportunities Partners L.P., Huntsman Group Inc. and Huntsman Holdings, LLC (incorporated by reference to Exhibit 10.13 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
10.14
Second Amended and Restated Security Agreement, dated as of September 30, 2003, among Huntsman LLC, certain subsidiaries of Huntsman LLC, and Deutsche Bank Trust Company Americas, as Collateral Agent (incorporated by reference to Exhibit 10.14 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
10.15
Amended and Restated Intercreditor Agreement, dated as of September 30, 2002, by and among Deutsche Bank Trust Company Americas, as administrative agent, collateral agent and as beneficiary for certain secured creditors, and HSBC Bank USA and consented to Huntsman LLC (incorporated by reference to Exhibit 10.15 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))

10.16
Revolving Credit Agreement, dated as of September 30, 2002, by and among Huntsman LLC, Huntsman Petrochemical Corporation, Huntsman Expandable Polymers Company, LC, Huntsman Polymers Corporation, Huntsman Fuels L.P., Huntsman International Trading Corporation, certain financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders (incorporated by reference to Exhibit 10.16 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
10.17
First Amendment to Revolving Credit Agreement, dated as of April 25, 2003, by and among Huntsman LLC, Huntsman Petrochemical Corporation, Huntsman Expandable Polymers Company, LC, Huntsman Polymers Corporation, Huntsman Fuels L.P., Huntsman International Trading Corporation, certain financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders (incorporated by reference to Exhibit 10.17 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
10.18
Second Amendment to Revolving Credit Agreement, dated as of May 20, 2003, by and among Huntsman LLC, Huntsman Petrochemical Corporation, Huntsman Expandable Polymers Company, LC, Huntsman Polymers Corporation, Huntsman Fuels L.P., Huntsman International Trading Corporation, certain financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders (incorporated by reference to Exhibit 10.18 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
10.19
Third Amendment to Revolving Credit Agreement, dated as of September 12, 2003, by and among Huntsman LLC, Huntsman Petrochemical Corporation, Huntsman Expandable Polymers Company, LC, Huntsman Polymers Corporation, Huntsman Fuels L.P., Huntsman International Trading Corporation, certain financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders (incorporated by reference to Exhibit 10.19 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
10.20
Fourth Amendment to Revolving Credit Agreement, dated as of November 20, 2003, by and among Huntsman LLC, Huntsman Petrochemical Corporation, Huntsman Expandable Polymers Company, LC, Huntsman Polymers Corporation, Huntsman Fuels L.P., Huntsman International Trading Corporation, certain financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
10.21
Amended and Restated Credit Agreement, dated as of September 30, 2002, by and among Huntsman LLC, the financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
10.22
First Amendment to Amended and Restated Credit Agreement, dated as of April 25, 2003, by and among Huntsman LLC, the financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders (incorporated by reference to Exhibit 10.22 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))

10.23
Second Amendment to Amended and Restated Credit Agreement, dated as of May 20, 2003, by and among Huntsman LLC, the financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders (incorporated by reference to Exhibit 10.23 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
10.24
Third Amendment to Amended and Restated Credit Agreement, dated as of September 12, 2003, by and among Huntsman LLC, the financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders (incorporated by reference to Exhibit 10.24 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
10.25
Fourth Amendment to Amended and Restated Credit Agreement, dated as of November 20, 2003, by and among Huntsman LLC, the financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders (incorporated by reference to Exhibit 10.25 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
10.26
Credit Agreement, dated as of June 30, 2003, among Huntsman Advanced Materials LLC, certain subsidiaries from time to time party thereto and various lending institutions with Deutsche Bank AG, New York Branch, as Administrative Agent (incorporated by reference to Exhibit 10.1 to the registration statement on Form S-4 of Huntsman Advanced Materials LLC (File No. 333-115344))
10.27
Intercreditor and Collateral Agency Agreement, dated as of June 30, 2003, among Deutsche Bank AG, New York Branch, as administrative agent, Wells Fargo Bank Minnesota, National Association, as trustee, Huntsman Advanced Materials LLC and the subsidiaries listed therein (incorporated by reference to Exhibit 10.2 to the registration statement on Form S-4 of Huntsman Advanced Materials LLC (File No. 333-115344))

10.28
Pledge Agreement, dated as of May 9, 2003, by HMP Equity Holdings Corporation, as Issuer and Pledgor, and Huntsman Holdings, LLC, Huntsman Group Inc. and ICI Alta Inc. (now known as Alta One Inc.), as Pledgors, and Wells Fargo Bank Minnesota, National Association, as Trustee
10.29
Amended and Restated Holding Company Agreement, dated as of April 25, 2003, by and among Huntsman Holdings, LLC, HMP Equity Holdings Corporation, Huntsman Specialty Chemicals Corporation, and Deutsche Bank Trust Company Americas, as administrative agent
10.30	First Supplement to Amended and Restated Holding Company Agreement, dated as of May 8, 2003, by and among Huntsman Group Inc., and Deutsche Bank Trust Company Americas, as administrative agent
10.31
Fifth Amendment to Revolving Credit Agreement, dated as of May 6, 2004, by and among Huntsman LLC, Huntsman Petrochemical Corporation, Huntsman Expandable Polymers Company, LC, Huntsman Polymers Corporation, Huntsman Fuels L.P., Huntsman International Trading Corporation, certain financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q of Huntsman LLC for the quarter ended March 31, 2004)
10.32
Fifth Amendment to Amended and Restated Credit Agreement, dated as of May 6, 2004, by and among Huntsman LLC, the financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders (incorporated by reference to Exhibit 10.2 to the quarterly report on Form 10-Q of Huntsman LLC for the quarter ended March 31, 2004)
12.1	Statement re: Computation of Ratio of Earnings to Fixed Charges
21.1	Subsidiaries of HMP Equity Holdings Corporation
23.1†	Consent of Deloitte & Touche LLP
23.2†	Consent of Stoel Rives LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included in the Signature Pages)
25.1	Form T-1 Statement of Eligibility of Wells Fargo Bank, N.A. to act as Trustee under the Indenture
99.1†	Form of Letter of Transmittal for the notes
99.2†	Letter to Brokers for the notes
99.3†	Letter to Clients for the notes
99.4†	Notice of Guaranteed Delivery for the notes
99.5	HMP Equity Holdings Corporation Schedule II—Valuation and Qualifying Accounts
99.6	Huntsman LLC Schedule II—Valuation and Qualifying Accounts
99.7	Huntsman International Holdings LLC Schedule II—Valuation and Qualifying Accounts

†
To be filed by amendment.